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As filed with the Securities and Exchange Commission on October 3, 2014

Registration No. 333-198460

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANT TECHSYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3760 (Primary Standard Industrial Classification Code Number)	41-1672694 (I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 412-5960
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Scott D. Chaplin, Esq.
Senior Vice President,
General Counsel and Secretary
Alliant Techsystems Inc.
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 412-5960
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. McCabe, Esq. Senior Vice President, General Counsel and Secretary Orbital Sciences Corporation 45101 Warp Drive Dulles, VA 20166 (703) 406-5000	Eve N. Howard, Esq. John Beckman, Esq. Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 (202) 637-5600	Damien R. Zoubek, Esq. Craig F. Arcella, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 3, 2014

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

           Alliant Techsystems Inc. (referred to as "ATK"), Vista Outdoor Inc. (formerly known as Vista SpinCo Inc.), a wholly owned subsidiary of ATK (referred to as "Vista Outdoor"), Vista Merger Sub Inc., a wholly owned subsidiary of ATK (referred to as "Merger Sub"), and Orbital Sciences Corporation (referred to as "Orbital") have entered into a Transaction Agreement, dated as of April 28, 2014 (as it may be amended from time to time, the "transaction agreement"). Pursuant to the terms of the transaction agreement, ATK will spin off ATK's Sporting Group business to ATK's stockholders (referred to as the "distribution"), which will be immediately followed by the merger of Merger Sub with and into Orbital (referred to as the "merger" and together with the distribution, the "transaction") with Orbital surviving the merger as a wholly owned subsidiary of ATK. ATK's Charter will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc."

           Today, ATK has three operating segments: Aerospace Group, Defense Group and Sporting Group. Pursuant to the terms of the transaction agreement, prior to the merger, ATK will effect the distribution by distributing all the shares of common stock of Vista Outdoor (which at such time will directly or indirectly hold ATK's Sporting Group business) to ATK's stockholders on a pro rata basis. The assets, liabilities and employees relating to ATK's Aerospace Group business and Defense Group business will be retained by ATK and will not be part of the distribution. Therefore, Orbital will effectively combine with ATK's Aerospace Group business and Defense Group business to form Orbital ATK, Inc.

           If the merger is completed, which would occur immediately following the completion of the distribution, Orbital stockholders will have the right to receive 0.449 shares of ATK common stock for each share of Orbital common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. The price of ATK common stock at the effective time will reflect the combination of Orbital and the ATK A&D business and will not include the value of the ATK Sporting Group business as the market price of ATK common stock currently does.

           Based on the estimated number of shares of Orbital common stock outstanding on the record date for the special meeting of Orbital stockholders, ATK expects to issue approximately [                    ] million shares of ATK common stock to Orbital stockholders in the merger. Upon completion of the transaction, holders of ATK common stock will own 100% of Vista Outdoor and approximately 53.8% of Orbital ATK, Inc. (referred to as "Orbital ATK") on a fully diluted basis, and holders of Orbital common stock will own approximately 46.2% of Orbital ATK on a fully diluted basis. ATK stockholders will continue to own their existing ATK shares. Orbital common stock is currently traded on the New York Stock Exchange (referred to as the "NYSE") under the symbol "ORB" and ATK common stock is currently traded on the NYSE under the symbol "ATK". Following completion of the merger, Orbital ATK common stock is currently expected to trade on the NYSE under the symbol "OA".

           ATK and Orbital will each hold special meetings of their respective stockholders in connection with the proposed merger.

           At the special meeting of ATK stockholders, ATK stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of ATK common stock to Orbital stockholders in connection with the merger (referred to as the "share issuance proposal") and (ii) a proposal to adjourn the ATK special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to as the "ATK adjournment proposal"). Approval of the share issuance proposal and the ATK adjournment proposal each requires the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at the meeting. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions.

           At the special meeting of Orbital stockholders, Orbital stockholders will be asked to consider and vote on (i) a proposal to adopt the transaction agreement (referred to as the "merger proposal"), (ii) a proposal to adjourn the Orbital special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the merger proposal (referred to as the "Orbital adjournment proposal") and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to Orbital's named executive officers in connection with the completion of the merger (referred to as the "compensation proposal"). Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Orbital common stock entitled to vote thereon. Approval of the Orbital adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Orbital common stock present in person or represented by proxy at the Orbital special meeting and entitled to vote on the matter.

           We cannot complete the merger unless the ATK stockholders approve the share issuance proposal and the Orbital stockholders approve the merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your special meeting in person, please submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the ATK or Orbital special meeting, as applicable.

           After careful consideration, the ATK board of directors, on April 28, 2014, unanimously approved the transaction agreement and the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger and determined that the transaction agreement and the transactions contemplated thereby, including the distribution, the merger and the issuance of shares of ATK common stock to Orbital stockholders pursuant to the merger, are advisable, fair to and in the best interests of ATK and its stockholders. The ATK board of directors accordingly unanimously recommends that the ATK stockholders vote "FOR" each of the share issuance proposal and the ATK adjournment proposal.

           After careful consideration, the Orbital board of directors, on April 28, 2014, unanimously approved the transaction agreement and determined that the transaction agreement and the merger transactions, including the merger, are advisable, fair to and in the best interests of Orbital and its stockholders. The Orbital board of directors accordingly unanimously recommends that the Orbital stockholders vote "FOR" each of the merger proposal, the Orbital adjournment proposal and the compensation proposal.

           The obligations of ATK and Orbital to complete the transactions are subject to the satisfaction or waiver of several conditions set forth in the transaction agreement. More information about ATK, Orbital and the transaction is contained in this joint proxy statement/prospectus. ATK and Orbital encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled "Risk Factors" beginning on page 28.

           We look forward to the successful completion of the transaction.

Sincerely,
Mark W. DeYoung	David W. Thompson
President and Chief Executive Officer	Chairman, President and Chief Executive Officer
Alliant Techsystems Inc.	Orbital Sciences Corporation

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           This joint proxy statement/prospectus is dated [                    ], 2014 and is first being mailed to the stockholders of ATK and stockholders of Orbital on or about [                    ], 2014.

Alliant Techsystems Inc.
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 412-5960

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [                    ], 2014

Dear Stockholders of Alliant Techsystems Inc.:

        We are pleased to invite you to attend the special meeting of stockholders of Alliant Techsystems Inc., a Delaware corporation (referred to as "ATK"), which will be held at [                    ], on [                    ], 2014, at [                    ], local time, for the following purposes:

  •
  to consider and vote on a proposal to approve the issuance of ATK common stock, par value $0.01 per share, in connection with the merger contemplated by the Transaction Agreement, dated as of April 28, 2014, by and among ATK, Vista Outdoor Inc. (formerly known as Vista SpinCo Inc.), a Delaware corporation and a wholly owned subsidiary of ATK, Vista Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of ATK, and Orbital Sciences Corporation, a Delaware corporation (referred to as "Orbital"), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (referred to as the "share issuance proposal"); and

  •
  to consider and vote on a proposal to adjourn the ATK special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to as the "ATK adjournment proposal").

        ATK will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the ATK special meeting.

        The ATK board of directors has fixed the close of business on [                    ], 2014 as the record date for determination of ATK stockholders entitled to receive notice of, and to vote at, the ATK special meeting or any adjournments or postponements thereof. Holders of record of shares of ATK common stock at the close of business on the record date are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for review for any purpose germane to the special meeting of ATK at our executive offices and principal place of business at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209 for inspection by stockholders during ordinary business hours for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

        Approval of the share issuance proposal and the ATK adjournment proposal each requires the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at the meeting. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions.

        Your vote is important. Whether or not you expect to attend in person, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the ATK special meeting. If your shares are held in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder. In lieu of receiving a proxy card, participants in ATK's benefit plans have been furnished with voting instruction cards.

        Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the transaction agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help submitting a proxy or voting your shares of ATK common stock, please contact ATK's proxy solicitor:

Georgeson, Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Stockholders, Banks and Brokers
Call Toll Free: 1-866-297-1410
Email: allianttechsystems@georgeson.com

By Order of the Board of Directors,
[Signature] Mark W. DeYoung President and Chief Executive Officer
[Signature] Ronald R. Fogleman Chairman of the Board

Arlington, Virginia
[                    ], 2014

Orbital Sciences Corporation
45101 Warp Drive
Dulles, VA 20166
(703) 406-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [                    ], 2014

Dear Stockholders of Orbital Sciences Corporation:

        We are pleased to invite you to attend the special meeting of stockholders of Orbital Sciences Corporation, a Delaware corporation (referred to as "Orbital"), which will be held at [                    ], on [                    ], 2014, at [                    ], local time, for the following purposes:

  •
  to consider and vote on a proposal to adopt the Transaction Agreement, dated as of April 28, 2014, by and among Orbital, Alliant Techsystems Inc., a Delaware corporation (referred to as "ATK"), Vista Outdoor Inc. (formerly known as Vista SpinCo Inc.), a Delaware corporation and a wholly owned subsidiary of ATK, and Vista Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of ATK (referred to as "Merger Sub"), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; pursuant to which Merger Sub will be merged with and into Orbital (with Orbital surviving the merger as a wholly owned subsidiary of ATK) and each outstanding share of common stock of Orbital (other than shares owned by Orbital, ATK or Merger Sub, which will be cancelled) will be converted into the right to receive 0.449 shares of common stock of ATK, with cash paid in lieu of fractional shares (referred to as the "merger proposal");

  •
  to consider and vote on a proposal to adjourn the Orbital special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the merger proposal (referred to as the "Orbital adjournment proposal"); and

  •
  to consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Orbital's named executive officers in connection with the completion of the merger (referred to as the "compensation proposal").

        Orbital will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Orbital special meeting.

        The Orbital board of directors has fixed the close of business on [                        ], 2014 as the record date for determination of Orbital stockholders entitled to receive notice of, and to vote at, the Orbital special meeting or any adjournments or postponements thereof. Only stockholders of record of Orbital at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for review for any purpose germane to the special meeting of Orbital at our executive offices and principal place of business at 45101 Warp Drive, Dulles, Virginia 20166 for inspection by stockholders during ordinary business hours for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Orbital common stock entitled to vote thereon. Approval of the Orbital adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Orbital common stock present in person or represented by proxy at the Orbital special meeting and entitled to vote on the proposal.

        Your vote is important. Whether or not you expect to attend in person, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Orbital special meeting. If your shares are held in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

        Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the transaction agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help submitting a proxy or voting your shares of Orbital common stock, please contact Orbital's proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Stockholders Call Toll Free: (800) 735-3591
Banks and Brokers Call Collect: (212) 269-5550
Email: info@dfking.com

By order of the Board of Directors,

[Signature]

David W. Thompson
 Chairman of the Board, President
and Chief Executive Officer

Dulles, Virginia
[                    ], 2014

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about ATK and Orbital from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Alliant Techsystems Inc.
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 412-5960
Attn: Corporate Secretary
or
Georgeson, Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Stockholders, Banks and Brokers
Call Toll Free: 1-866-297-1410
Email: allianttechsystems@georgeson.com	Orbital Sciences Corporation
45101 Warp Drive
Dulles, VA 20166
(703) 406-5000
Attn: Corporate Secretary
or
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Stockholders Call Toll Free: (800) 735-3591
Banks and Brokers Call Collect: (212) 269-5550
Email: info@dfking.com

        Investors may also consult ATK's or Orbital's website for more information concerning the transaction described in this joint proxy statement/prospectus. ATK's website is www.atk.com. Orbital's website is www.orbital.com. Information included on either website is not incorporated by reference into this joint proxy statement/prospectus.

        If you would like to request any documents, please do so by [                        ], 2014 in order to receive them before the respective special meetings.

        For more information, see "Where You Can Find More Information" beginning on page [    ].

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the "SEC") by ATK (File No. 333-198460), constitutes a prospectus of ATK under Section 5 of the Securities Act of 1933, as amended (referred to as the "Securities Act"), with respect to the shares of ATK common stock to be issued to Orbital stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of ATK stockholders and a notice of meeting with respect to the special meeting of Orbital stockholders.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                        ], 2014. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to ATK stockholders or Orbital stockholders, nor the issuance by ATK of common stock in connection with the merger will create any implication to the contrary.

        For additional information relating to the distribution, please see Vista Outdoor's Form 10 filed with the SEC (File No. 001-36597).

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding ATK has been provided by ATK and information contained in this joint proxy statement/prospectus regarding Orbital has been provided by Orbital.

        Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

  •
  "ATK" means Alliant Techsystems Inc., a Delaware corporation;

  •
  "ATK A&D business" or "ATK A&D" mean ATK's Aerospace Group business and Defense Group business, collectively, which will not be part of the distribution and therefore will continue to be owned by ATK following the transaction;

  •
  "ATK common stock" means the common stock, par value $0.01 per share, of ATK;

  •
  "ATK Sporting business" means ATK's Sporting Group business, including the subsidiaries, assets, liabilities and employees transferred to, or assumed by, Vista Outdoor pursuant to the transaction agreement, which such transfers and assumptions will occur prior to the distribution;

  •
  "Code" means the Internal Revenue Code of 1986, as amended;

  •
  "combined company" means ATK following completion of the merger (which will consist of the ATK A&D business but not the ATK Sporting business) and Orbital, collectively. ATK's certificate of incorporation will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc.";

  •
  "distribution" means ATK's distribution of all the issued and outstanding shares of common stock, par value $0.01 per share, of Vista Outdoor on a pro rata basis to holders of record of ATK common stock;

  •
  "distribution ratio" means the ratio of shares of Vista Outdoor common stock each record holder of ATK common stock will be entitled to receive for each share of ATK common stock held on the record date for the distribution (such ratio and record date will be determined and publicly announced by ATK at a later date);

  •
  "effective time" means the time the merger becomes effective;

  •
  "merger" means the merger of Merger Sub with and into Orbital, with Orbital surviving the merger and becoming a wholly owned subsidiary of ATK;

  •
  "Merger Sub" means Vista Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of ATK;

  •
  "merger transactions" means the transactions contemplated by the transaction agreement, including the merger but excluding the Sporting transfers and the distribution;

  •
  "Orbital" means Orbital Sciences Corporation, a Delaware corporation;

  •
  "Orbital ATK" means Orbital ATK, Inc., the name of the combined company following completion of the transaction;

  •
  "transaction agreement" means the Transaction Agreement, dated April 28, 2014, among ATK, Vista Outdoor Inc. (formerly known as Vista SpinCo Inc.), Merger Sub and Orbital, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

  •
  "transaction" or "transactions" refer to the distribution, the merger and the other transactions contemplated by the transaction agreement, including the Sporting transfers, the incurrence of the new Vista Outdoor debt financing and repayment of certain ATK indebtedness;

  •
  "Vista Outdoor" means, prior to giving effect to the distribution, the ATK Sporting business and, after giving effect to the distribution, Vista Outdoor Inc. and its consolidated subsidiaries; and

  •
  "we," "our" and "us" refer to ATK and Orbital, individually or ATK and Orbital, collectively, as the context may require.

i

QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of ATK or a stockholder of Orbital, may have regarding the transaction, including the merger, and the other matters being considered at the special meetings and the answers to those questions. ATK and Orbital urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Questions and Answers about the Transaction

Q:
What are the key steps of the transaction?

A:
Below is a summary of the key steps of the transaction. See "The Transactions and the Transaction Agreement" beginning on page [      ].

  Step 1. Sporting Transfers.

  Pursuant to the terms of the transaction agreement, at a time on or prior to the date of the distribution, ATK will cause (1) certain subsidiaries, assets and employees relating to the ATK Sporting business to be transferred to, and certain liabilities relating thereto to be assumed by, Vista Outdoor and (2) certain assets and employees of Vista Outdoor or its subsidiaries relating to the ATK A&D business to be transferred to, and certain liabilities relating thereto to be assumed by, ATK. As part of the Sporting transfers, all cash held by ATK and its subsidiaries other than the ATK retained cash amount (which, subject to certain adjustments including an adjustment for cash interest on $1,740 million of debt, means cash generated by the ATK A&D business between April 1, 2014 and the closing of the merger) and other than, for the avoidance of doubt, the Vista Outdoor dividend amount, will be transferred to Vista Outdoor. Following the transfers, Vista Outdoor and its subsidiaries will own all of the ATK Sporting business, while ATK (other than Vista Outdoor and its subsidiaries) will own all of the ATK A&D business.

  Step 2. Incurrence of New Vista Outdoor Debt and Repayment of ATK Indebtedness.

  Prior to, at the time of or immediately following the distribution, Vista Outdoor will enter into a new $750 million senior credit facility, comprised of a $350 million senior secured term loan and a $400 million senior secured revolving credit facility. Other than undrawn letters of credit, Vista Outdoor does not expect to have any borrowings outstanding under the revolving credit facility immediately following the distribution. Vista Outdoor expects the $350 million term loan to mature five years after the closing date of the transaction. Vista Outdoor will use a portion of the proceeds of the debt financing plus any cash on hand to pay a cash dividend (referred to as the "Vista Outdoor dividend") to ATK in an amount equal to the amount by which ATK's total debt as of the closing date exceeds $1,740 million, subject to certain adjustments. The proceeds of the Vista Outdoor dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium. As described above in Step 1, any remaining cash on hand in excess of the ATK retained cash amount and the Vista Outdoor dividend amount will be transferred to Vista Outdoor as part of the Sporting transfers.

  Step 3. Distribution.

  Pursuant to the terms of the transaction agreement, following the Sporting transfers described above and immediately prior to the merger, ATK will spin off Vista Outdoor by distributing all of the issued and outstanding shares of common stock of Vista Outdoor on a pro rata basis to holders of record of ATK common stock, with such ATK stockholders holding 100% of Vista Outdoor following the distribution. Following the distribution, Vista Outdoor will be a standalone, publicly traded company owned by pre-merger ATK stockholders.

  Step 4. Merger.

  Immediately following completion of the distribution, Merger Sub will merge with and into Orbital, with Orbital surviving the merger and becoming a wholly owned subsidiary of ATK. In the merger, each share of Orbital common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Orbital, ATK or Merger Sub, which will be canceled) will be converted into the right to receive 0.449 shares of ATK common stock. No fractional shares of ATK's common stock will be issued in the merger. Instead, Orbital's stockholders will receive cash in lieu of any such fractional shares.

Q:
Who will own Vista Outdoor and the combined company immediately following the transaction?

A:
Immediately following the consummation of the transaction, holders of ATK common stock will own 100% of Vista Outdoor and approximately 53.8% of the combined company on a fully diluted basis and holders of Orbital common stock will own approximately 46.2% of the combined company on a fully diluted basis.

Q:
What will the combined company be named?

A:
At the effective time of the merger, ATK's Charter will be amended to change the name of the combined company to Orbital ATK, Inc. Following completion of the merger, Orbital ATK common stock is currently expected to trade on the NYSE under the symbol "OA".

Q:
What will ATK stockholders receive in the transaction?

A:
If the transaction is completed, holders of ATK common stock will be entitled to receive shares of Vista Outdoor common stock on a pro rata basis to be distributed through the distribution. ATK stockholders will not receive any merger consideration in connection with the merger and will continue to hold their shares of ATK common stock. Following completion of the merger, Orbital ATK common stock is currently expected to trade on the NYSE under the symbol "OA".

Q:
What will Orbital stockholders receive in the transaction?

A:
If the transaction is completed, holders of Orbital common stock will be entitled to receive 0.449 shares of ATK common stock for each share of Orbital common stock they hold at the effective time. Orbital stockholders will not receive any fractional shares of ATK common stock in the merger. Instead, ATK will pay cash in lieu of any fractional shares of ATK common stock that an Orbital stockholder would otherwise have been entitled to receive.

  Holders of Orbital common stock will not receive any shares of Vista Outdoor and will not participate in the distribution.

  As a result of the distribution, we expect the market price of shares of ATK common stock to decline because the market price will no longer include the value of the ATK Sporting business. The value of ATK common stock that Orbital stockholders will receive in the merger will reflect ATK A&D and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does. We cannot predict the amount of this decline, as the market price of shares of ATK common stock may fluctuate based on the perceived values of the common stock of Orbital ATK and Vista Outdoor in anticipation of the distribution and the merger, and it may not be possible to estimate the value of either Orbital ATK common stock or Vista Outdoor

v

  common stock in advance of an active trading market for both. Therefore, current and historical market prices of ATK common stock are not reflective of the value that Orbital stockholders will receive in the merger.

Q:
Where will the shares of Vista Outdoor common stock be listed?

A:
Immediately following the distribution, Vista Outdoor will be a standalone, publicly traded company, 100%-owned by the pre-merger holders of ATK common stock. Vista Outdoor will use its reasonable best efforts to cause the Vista Outdoor common stock to be distributed in the distribution to be approved for listing on the NYSE, subject to official notice of issuance with respect to the NYSE, prior to the consummation of the distribution. For additional information relating to the distribution, please see Vista Outdoor's Form 10 filed with the SEC (File No. 001-36597).

Q:
What will happen to outstanding ATK equity awards in the distribution?

A:
Upon consummation of the distribution, each outstanding stock option, restricted share, deferred stock unit or phantom stock unit with respect to ATK common stock will convert into corresponding equity-based awards with respect to both Vista Outdoor common stock and common stock of the combined company, on generally the same terms as were applicable prior to the distribution with certain exceptions, and with an adjusted exercise price, if applicable, after giving effect to the distribution ratio (which will be the number of Vista Outdoor shares that a record holder of ATK common stock will receive for each share of ATK common stock held). For more information regarding the treatment of outstanding ATK equity awards in the distribution, see the section entitled "Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards" beginning on page [      ].

Q:
Do any of the ATK or Orbital directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:
Yes. In considering the recommendation of the ATK board that ATK stockholders vote to approve the share issuance proposal and the adjournment proposal, ATK stockholders should be aware that some of ATK's directors and executive officers have interests in the transactions that may be different from, or in addition to, the interests of ATK stockholders generally. The ATK board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the transaction agreement and the transactions, in approving the transaction agreement and in recommending the approval of the share issuance proposal and the adjournment proposal.

  In considering the recommendation of the Orbital board that Orbital stockholders vote to adopt the transaction agreement and approve the adjournment proposal and the compensation proposal, Orbital stockholders should be aware that some of Orbital's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Orbital stockholders generally. The Orbital board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the transaction agreement and the transactions, in approving the transaction agreement and in recommending the adoption of the transaction agreement and the approval of the adjournment proposal and the compensation proposal.

  For more information and quantification of these interests, please see "The Merger—Interests of ATK Directors and Officers in the Merger" beginning on page [      ] and "The Merger—Interests of Orbital Directors and Officers in the Merger" beginning on page [      ].

Q:
Are there any conditions to the consummation of the transaction?

A:
Yes. The consummation of the transaction is subject to a number of conditions, including:

•
the approval by Orbital stockholders of the merger proposal;

•
the approval by ATK stockholders of the share issuance proposal;

•
the termination or expiration of any applicable waiting period under the HSR Act and the receipt of required governmental approvals under any other material antitrust or competition law;

•
the absence of any judgment or law issued or enacted by any governmental authority of competent jurisdiction that prohibits, enjoins or makes illegal the consummation of the transactions;

•
the SEC having declared effective Vista Outdoor's registration statement on Form 10 (File No. 001-36597) and ATK's Form S-4 (Reg. No. 333-198460), and the absence of any stop order or proceedings seeking a stop order;

•
the approval for listing by the NYSE, subject to official notice of issuance, of the ATK common stock issuable to Orbital stockholders in the merger;

•
the representations and warranties of the other party relating to organization, standing and corporate power, capital structure, absence of anti-takeover agreements and brokers' fees being true and correct in all material respects as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and each other representation and warranty of the other party being true and correct, disregarding all qualifications or limitations as to "materiality," "material adverse effect" and words of similar import set forth therein, as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (as defined on page [      ]) on such party;

•
the other party having performed in all material respects all obligations required to be performed by it under the transaction agreement;

•
the absence of a material adverse effect on either Orbital or the ATK A&D business, as applicable, since the date of the transaction agreement;

•
it is a condition to ATK's obligation to close the transaction that ATK shall have received a written opinion from Cravath, Swaine & Moore LLP to the effect that (i) pursuant to Sections 351, 355, 361 and 368 of the Code, no gain or loss will be recognized to ATK or Vista Outdoor as a result of the distribution and certain related transactions (other than any gain or loss from intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 taken into account upon the distribution), (ii) pursuant to Section 355 of the Code, no gain or loss will be recognized to (and no amount shall be includible in the income of) holders of record of ATK common stock (except with respect to cash received in lieu of fractional shares) as a result of the distribution, (iii) the merger will qualify as a "reorganization" described in Section 368(a) of the Code and (iv) pursuant to Sections 354 and 361 of the Code, no gain or loss will be recognized to Merger Sub or holders of Orbital Common Stock (except with respect to cash received in lieu of fractional shares) as a result of the merger) (referred to as the "Cravath tax opinion"); and

•
it is a condition to Orbital's obligation to close the transaction that Orbital shall have received a written opinion from Hogan Lovells US LLP to the effect that (i) the merger will qualify as a

    "reorganization" described in Section 368(a) of the Code and (ii) pursuant to Sections 354 and 361 of the Code, no gain or loss will be recognized to Merger Sub or holders of Orbital common stock (except with respect to cash received in lieu of fractional shares) as a result of the merger) (referred to as the "Hogan Lovells tax opinion").

  In addition, the obligations of ATK, Merger Sub and Orbital to effect the merger are further subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the closing date to the following conditions:

  •
  consummation of the Sporting transfers; and

  •
  consummation of the distribution.

Q:
Why is consummation of the separation and spin-off of ATK's Sporting Business a condition to the closing of the merger?

A:
Today, ATK is comprised of its A&D business and its Sporting business. The negotiated transaction between ATK and Orbital involves the combination of Orbital with ATK's A&D business. In order to effect this transaction, the Sporting business must first be separated from the remainder of ATK so that at the time of the merger, the Sporting business is no longer part of ATK and so is not included in the combination with Orbital. As a result, the spin-off of Vista Outdoor (which at the time of the spin-off will hold the Sporting business) is a condition to the closing of the merger.

Q:
If the transaction agreement is terminated, does either party owe the other party a termination fee or expense reimbursement?

A:
Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the transaction agreement will be paid by the party incurring those expenses. However, the transaction agreement provides that, upon termination of the transaction agreement under certain circumstances, ATK or Orbital may be obligated to pay the other party a termination fee of $50 million. In addition, ATK or Orbital may be entitled to receive an expense reimbursement of up to $10 million by the other party under certain circumstances. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Expenses and Termination Fees" beginning on page [      ] for a more complete discussion of the circumstances under which termination fees will be required to be paid and expenses will be required to be reimbursed.

Q:
What stockholder approvals are needed in connection with the transaction?

A:
ATK cannot complete the transaction unless the proposal relating to the issuance of shares of ATK common stock to Orbital stockholders in the merger is approved by the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at the meeting. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions. Orbital cannot complete the transaction unless the proposal relating to the adoption of the transaction agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of Orbital common stock entitled to vote thereon.

Q:
What are the material U.S. federal income tax consequences to ATK and ATK stockholders resulting from the transaction?

A:
ATK is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the distribution or the merger. ATK stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the distribution or the merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Vista Outdoor common stock received in the distribution.

  In addition, the aggregate tax basis of the ATK common stock and Vista Outdoor common stock held by each U.S. holder immediately after the distribution and the merger will be the same as the aggregate tax basis of the ATK common stock held by the U.S. holders immediately before the distribution, apportioned between ATK common stock and the shares of Vista Outdoor received in respect thereof, including any fractional shares of Vista Outdoor common stock received in respect thereof, based upon the relative fair market values of ATK and Vista Outdoor at the time of the distribution. Following the distribution, ATK will timely post a completed IRS Form 8937 ("Report of Organizational Actions Affecting Basis of Securities") on its website. This form, which will also be filed with the IRS, will provide U.S. holders of ATK common stock with a description of the effects of the distribution on the tax basis that such U.S. holders have in the ATK common stock, along with additional required information.

  ATK stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the distribution and the merger. The material U.S. federal income tax consequences of the distribution and the merger are described in more detail in "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger" beginning on page [    ].

Q:
What are the material U.S. federal income tax consequences to Orbital and Orbital stockholders resulting from the Transaction?

A:
Orbital is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the distribution or the merger. Orbital stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon either the distribution or the merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of ATK common stock received in the merger.

  In addition, the tax basis of the ATK common stock received by each U.S. holder of Orbital common stock in the merger, including any fractional share of ATK common stock deemed received, will be the same as the tax basis in the Orbital common stock exchanged therefor. Following the merger, ATK will timely post a completed IRS Form 8937 ("Report of Organizational Actions Affecting Basis of Securities") on its website for U.S. holders of Orbital common stock. This form, which will also be filed with the IRS, will provide U.S. holders of Orbital common stock with a description of the tax basis that they will have in the ATK common stock they receive in the merger, along with additional required information.

  Orbital stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the merger. The material U.S. federal income tax consequences of the distribution and the merger are described in more detail in "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger" beginning on page [    ].

Q:
What percentage of ATK's external sales are generated by the ATK A&D business and ATK Sporting business, and what effect will the transactions have on ATK's book value?

A:
In the fiscal year ended March 31, 2014, the ATK A&D business generated approximately 61% of ATK's external sales and the ATK Sporting business generated approximately 39% of ATK's external sales. In the quarter ended June 29, 2014, the ATK A&D business generated approximately 56% of ATK's external sales and the ATK Sporting business generated approximately 44% of ATK's external sales. Additional information can be found in ATK's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 29, 2014, both of which are incorporated herein by reference, and in the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page [      ].

  As of June 29, 2014, ATK's historical book value per share of common stock was $63.04, and as of June 30, 2014, Orbital's historical book value per share of common stock was $13.71. While the effect of the transactions on ATK's book value will depend on various factors at the time the transactions close and cannot be predicted today, assuming the transactions, including the spin-off of Vista Outdoor, occurred on June 29, 2014, the combined company's pro forma consolidated book value per share of common stock as of such date would be $36.44. For more information, see the section entitled "Summary—Equivalent and Comparative Per Share Information" beginning on page [      ].

Questions and Answers about the Special Meetings and the Merger

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because you were a stockholder of record of ATK or a stockholder of record of Orbital as of the close of business on the record date for the ATK special meeting or the Orbital special meeting, respectively. ATK and Orbital have agreed to the combination of Orbital and the ATK A&D business, which will occur immediately following the distribution, under the terms of a transaction agreement that is described in this joint proxy statement/prospectus. A copy of the transaction agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated herein by reference.

  This joint proxy statement/prospectus serves as the proxy statement through which ATK and Orbital will solicit proxies to obtain the necessary stockholder approvals for the consummation of the proposed merger. It also serves as the prospectus by which ATK will issue shares of its common stock as the merger consideration.

  In order to complete the merger and the distribution, ATK stockholders must vote to approve the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger and Orbital stockholders must vote to adopt the transaction agreement.

  The distribution does not require the approval of ATK stockholders, although ATK does not intend to consummate the distribution unless the merger is also completed.

  ATK and Orbital will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the transactions and the special meetings of the stockholders of ATK and stockholders of Orbital, and you should read it carefully and in its entirety. The enclosed voting materials allow you to submit proxies to have your shares voted without attending your respective special meeting.

  Your vote is important. We encourage you to submit your proxy as soon as possible.

x

Q:
Why are ATK and Orbital proposing the merger?

A:
ATK believes that the merger is in the best interests of its stockholders and will provide a number of significant strategic opportunities, including a more focused customer base, an increase in scale and breadth in core markets, benefits related to meaningful synergies, a highly skilled workforce and a strong financial position. In evaluating the merger and related transactions, the ATK board weighed these advantages and opportunities against a number of other facts identified in its deliberations weighing negatively against the merger and related transactions, including the challenges inherent in the combination of two businesses of the size and scope of ATK and Orbital, the risk that the anticipated strategic and other benefits of the combination of ATK and Orbital would not be realized, the challenges inherent in establishing the ATK Sporting business as a separately traded independent public company and risks related to the regulatory clearance process for the merger. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—ATK's Reasons for the Merger; Recommendation of the ATK Board of Directors" beginning on page [      ] for a discussion of the factors and risks considered by the ATK board in its evaluation of the merger and related transactions and its determination to recommend that ATK stockholders vote "FOR" the share issuance proposal and the ATK adjournment proposal.

  Orbital believes that the merger is in the best interests of its stockholders and will provide a number of significant strategic opportunities, including broadened customer relationships, diversification of the company's program portfolio, a sharp focus on affordability, increased human, physical and financial resources, revenue and cost synergies, and greater prospects for growth. In evaluating the merger and related transactions, the Orbital board weighed these advantages and opportunities against a number of other facts identified in its deliberations weighing negatively against the merger and related transactions, including the risk of potential difficulties in integrating Orbital and ATK's A&D business and their respective operations, the risk that the cost savings and synergies expected from the merger may not be fully realized and risks related to the regulatory clearance process for the merger. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Orbital's Reasons for the Merger; Recommendation of the Orbital Board of Directors" beginning on page [      ] for a discussion of the factors and risks considered by the Orbital board in its evaluation of the merger and related transactions and its determination to recommend that Orbital stockholders vote "FOR" the merger proposal, the Orbital adjournment proposal and the compensation proposal.

Q:
What will I receive in the merger?

A:
If the merger is completed, holders of Orbital common stock will be entitled to receive 0.449 shares of ATK common stock for each share of Orbital common stock they hold at the effective time. The price of ATK common stock at the effective time will reflect the combination of Orbital and the ATK A&D business and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does. Orbital stockholders will not receive any fractional shares of ATK common stock in the merger. Instead, ATK will pay cash in lieu of any fractional shares of ATK common stock that an Orbital stockholder would otherwise have been entitled to receive.

  If the merger is completed, ATK stockholders will not receive any merger consideration and will continue to hold their shares of ATK common stock.

  If the merger is completed, holders of record of ATK common stock will own approximately 53.8% of the combined company on a fully diluted basis and holders of record of Orbital common stock will own approximately 46.2% of the combined company on a fully diluted basis. In addition, holders of record of ATK common stock will own 100% of Vista Outdoor, which following the distribution will be an independent, publicly traded company.

Q:
If I am an Orbital stockholder, how will I receive the merger consideration to which I am entitled?

A:
After receiving the proper documentation from you, following the effective date of the merger, the exchange agent will forward to you (if you are the holder of record) or to your broker, bank, trust company or other nominee (if your shares are held through such entity) the shares of ATK common stock and cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of Orbital shares of common stock for ATK shares of common stock, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Exchange of Shares in the Merger" beginning on page [      ]. You do not need to take any action at this time. Please do not send your Orbital stock certificates with your proxy card.

Q:
What is the value of the merger consideration?

A:
Because ATK will issue 0.449 shares of ATK common stock in exchange for each share of Orbital common stock, the value of the merger consideration that Orbital stockholders receive will depend on the price per share of ATK common stock at the effective time. The price of ATK common stock at the effective time will reflect the combination of Orbital and the ATK A&D business and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does. This is because the distribution will occur immediately prior to the effective time of the merger, and the market price of ATK common stock is expected to decline to reflect the distribution. Therefore, the historical market prices of ATK common stock are not reflective of the value that Orbital stockholders will receive in the merger.

Q:
What happens if the market price of shares of ATK common stock or shares of Orbital common stock changes before the closing of the merger?

A:
No change will be made to the exchange ratio of 0.449 if the market price of shares of ATK common stock or shares of Orbital common stock changes before the closing of the merger, including the expected decline in the market price of ATK common stock as a result of the distribution.

Q:
Who will be the board of directors and management of the combined company after the merger?

A:
At the effective time, the board of directors of the combined company (referred to as the "combined company board") will consist of 16 members, to initially be composed of nine Orbital designees (including the Chief Executive Officer of the combined company) and seven ATK designees, and the parties have agreed to nominate these designees for election to the combined company board at the first annual stockholders' meeting of Orbital ATK following the closing of the merger. The parties have also agreed that until at least the 2016 annual meeting of the combined company stockholders, (i) the combined company board will include seven ATK directors (which means an original ATK designee or another individual approved by a majority of the other ATK designees), eight Orbital directors (which means an original Orbital designee or another individual approved by a majority of the other Orbital designees) and the Chief Executive Officer of Orbital ATK, (ii) a change in the size of the combined company board will require the affirmative vote of at least two-thirds of the combined company board and (iii) General Ronald R. Fogleman (Ret.), the current chairman of ATK's board, will serve as chairman of the combined company board.

  Mr. David W. Thompson, Orbital's current Chairman, President and Chief Executive Officer, will serve as President and Chief Executive Officer of Orbital ATK. Mr. Blake E. Larson, the current

  Senior Vice President and President of ATK's Aerospace Group, will serve as Chief Operating Officer of Orbital ATK. Mr. Garrett E. Pierce, Orbital's current Vice Chairman and Chief Financial Officer, will serve as the Chief Financial Officer of Orbital ATK. Until the 2016 annual meeting of the combined company stockholders, the replacement of any of these individuals from their designated position requires the affirmative vote of at least two-thirds of the combined company board. The parties are currently in the process of evaluating and selecting candidates from ATK and Orbital to fill other executive officer positions of Orbital ATK. For more information, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Board of Directors and Management of the Combined Company Following the Merger" beginning on page [      ].

Q:
When and where will the special meetings be held?

A:
The ATK special meeting will be held at [                ] on [                ], 2014, at [                ], local time. The Orbital special meeting will be held at [                ] on [                ], 2014, at [                ], local time.

Q:
Who is entitled to vote at the special meetings?

A:
Only stockholders of record of ATK common stock at the close of business on [      ], 2014, are entitled to notice of, and to vote at, the ATK special meeting and any adjournment or postponement of the ATK special meeting. Only stockholders of record of Orbital at the close of business on [      ], 2014 are entitled to notice of, and to vote at, the Orbital special meeting and at any adjournment or postponement of the Orbital special meeting.

Q:
How can I attend the special meetings?

A:
As of the applicable record date, all of ATK's stockholders are invited to attend the ATK special meeting and all of Orbital's stockholders are invited to attend the Orbital special meeting. Please be prepared to provide identification, such as a driver's license or passport, before being admitted to the applicable special meeting. If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in "street name"), you will need to provide proof of ownership to be admitted to the applicable special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date for the applicable special meeting are examples of proof of ownership. To help ATK and Orbital plan for the special meetings, please indicate whether you expect to attend by responding affirmatively when prompted during Internet or telephone proxy submission or by marking the attendance box on your proxy card.

Q:
What proposals will be considered at the special meetings?

A:
At the special meeting of ATK stockholders, ATK stockholders will be asked to consider and vote on (i) the share issuance proposal and (ii) the ATK adjournment proposal. ATK will transact no other business at its special meeting except such business as may properly be brought before the ATK special meeting or any adjournment or postponement thereof.

  At the special meeting of Orbital stockholders, Orbital stockholders will be asked to consider and vote on (i) the merger proposal, (ii) the Orbital adjournment proposal and (iii) the compensation proposal. Orbital will transact no other business at its special meeting except such business as may properly be brought before the Orbital special meeting or any adjournment or postponement thereof.

Q:
Why are the transaction agreement and the merger not being considered and voted upon by ATK stockholders?

A:
Under Delaware law, ATK stockholders are not required to approve the merger or adopt the transaction agreement. ATK stockholders are being asked to consider and vote on the issuance of ATK common stock in connection with the merger, which is required pursuant to Section 312.07 of the NYSE Listed Company Manual.

Q:
How does the ATK board of directors recommend that I vote?

A:
The ATK board of directors (referred to as the "ATK board") unanimously approved the transaction agreement and the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger and determined that the transaction agreement and the transactions contemplated thereby, including the distribution, the merger and the issuance of shares of ATK common stock to Orbital stockholders pursuant to the merger, are advisable, fair to and in the best interests of ATK and its stockholders. The ATK board accordingly unanimously recommends that the ATK stockholders vote "FOR" each of the share issuance proposal and the ATK adjournment proposal.

Q:
How does the Orbital board of directors recommend that I vote?

A:
The Orbital board of directors (referred to as the "Orbital board") unanimously approved the transaction agreement and determined that the transaction agreement and the merger transactions, including the merger, are advisable, fair to and in the best interests of Orbital and its stockholders. The Orbital board accordingly unanimously recommends that the Orbital stockholders vote "FOR" each of the merger proposal, the Orbital adjournment proposal and the compensation proposal.

Q:
How do I vote?

A:
If you are a stockholder of record of ATK as of the close of business on the record date for the ATK special meeting or a stockholder of record of Orbital as of the close of business on the record date for the Orbital special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented and voted at the meeting, you may submit a proxy by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

  If you hold ATK or Orbital shares in the name of a broker, bank, trust company or other nominee, please follow the voting instructions provided by your broker, bank, trust company or other nominee to ensure that your shares are represented at your special meeting.

Q:
What vote is required to approve each proposal?

A:
ATK. Approval of the share issuance proposal and the ATK adjournment proposal each requires the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at the meeting. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions.

  Orbital. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Orbital common stock entitled to vote thereon. Approval of the Orbital adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Orbital common stock present in person or represented by proxy at the Orbital special meeting and entitled to vote on the proposal.

Q:
How many votes do I have?

A:
ATK. You are entitled to one vote for each share of ATK common stock that you owned as of the close of business on the ATK record date. As of the close of business on the ATK record date, there were [          ] shares of ATK common stock outstanding and entitled to vote at the ATK special meeting.

Orbital. You are entitled to one vote for each share of Orbital common stock that you owned as of the close of business on the Orbital record date. As of the close of business on the Orbital record date, there were [          ] shares of Orbital common stock outstanding and entitled to vote at the Orbital special meeting.

Q:
What will happen if I fail to submit a proxy or I abstain from voting?

A:
ATK. If you are an ATK stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal or the ATK adjournment proposal, assuming a quorum is present. If you are an ATK stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal and the ATK adjournment proposal.

Orbital. If you are an Orbital stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the merger proposal, but it will have no effect on the Orbital adjournment proposal or the compensation proposal, assuming a quorum is present. If you are an Orbital stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the merger proposal, the Orbital adjournment proposal and the compensation proposal.

Q:
What constitutes a quorum?

A:
ATK. Stockholders who hold at least a majority of the outstanding ATK common stock as of the close of business on the record date and who are entitled to vote at the ATK special meeting must be present or represented by proxy in order to constitute a quorum for the transaction of business at the ATK special meeting. Shares of ATK common stock represented at the ATK special meeting but not voted, including shares for which a stockholder directs an "abstention" from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by a broker, bank, trust company or other nominee that is present in person or by proxy at the ATK special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted as present for purposes of establishing a quorum. Shares of ATK common stock held in treasury will not be included in the calculation of the number of shares of ATK common stock represented at the meeting for purposes of determining whether a quorum is present.

Orbital. Stockholders who hold at least a majority of the outstanding Orbital common stock as of the close of business on the record date and who are entitled to vote at the Orbital special meeting must be present or represented by proxy in order to constitute a quorum for the transaction of business at the Orbital special meeting. Shares of Orbital common stock represented at the Orbital special meeting but not voted, including shares for which a stockholder directs an

  "abstention" from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by a broker, bank, trust company or other nominee that is present in person or by proxy at the Orbital special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted as present for purposes of establishing a quorum. Shares of Orbital common stock held in treasury will not be included in the calculation of the number of shares of Orbital common stock represented at the meeting for purposes of determining whether a quorum is present.

Q:
If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in "street name"), your broker, bank, trust company or other nominee cannot vote your shares on "non-routine" matters without instructions from you. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions, your shares of ATK common stock or Orbital common stock, as applicable, will not be counted for purposes of determining a quorum at the ATK special meeting or Orbital special meeting, as applicable, and such shares will not be voted on any proposal at the ATK special meeting or Orbital special meeting, as applicable, on which your broker, bank, trust company or other nominee does not have discretionary authority. All of the proposals at the ATK and Orbital special meetings are "non-routine" matters and, therefore, your broker, bank, trust company or other nominee does not have discretionary voting power with respect to such proposals.

  Please note that you may not vote shares held in street name by returning a proxy card directly to ATK or Orbital or by voting in person at the applicable special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee.

  If you are an ATK stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the share issuance proposal or the ATK adjournment proposal, and assuming a quorum will have no effect on the vote on these proposals.

  If you are an Orbital stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the merger proposal and, assuming a quorum is present, will have no effect on the Orbital adjournment proposal or the compensation proposal.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you return your proxy card without indicating how to vote on any particular proposal, the ATK common stock or Orbital common stock represented by your proxy will be voted in favor of such particular proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your special meeting. If you are a holder of record, you can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

  •
  you can attend your special meeting and vote in person, which will revoke any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

  If you provide a written notice of revocation, you must submit it to the Corporate Secretary of ATK or the Corporate Secretary of Orbital, as appropriate, no later than the beginning of the applicable special meeting. If you grant a new proxy by telephone or Internet voting, your revised instructions must be received, in the case of the ATK special meeting, by 11:59 p.m. Eastern Time on [                    ], 2014, and, in the case of the Orbital special meeting, by 11:59 p.m. Eastern Time on [                    ], 2014.

  If your shares are held in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your proxy.

Q:
What happens if I transfer my shares of ATK or Orbital common stock before the special meetings?

A:
The record dates for the ATK and Orbital special meetings are earlier than both the date of the special meetings and the date that the merger is expected to be completed. In addition, the record date for the distribution of all of the issued and outstanding shares of common stock of Vista Outdoor on a pro rata basis to holders of record of ATK common stock may not be the same as the record date for the ATK special meeting. If you transfer your ATK or Orbital shares after the applicable record date for the special meeting but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. If you are an Orbital stockholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

  ATK expects that a "when-issued" market in Vista Outdoor common stock may develop as early as two trading days prior to the record date for the distribution and continue up to and including the distribution date. "When-issued" trading refers to a sale or purchase made conditionally on or before the distribution date because the securities of the spun-off entity have not yet been distributed. If you own shares of ATK common stock at the close of business on the record date for the distribution, you will be entitled to receive shares of Vista Outdoor common stock in the distribution. You may trade this entitlement to receive shares of Vista Outdoor common stock, without the shares of ATK common stock you own, on the "when-issued" market. ATK expects "when-issued" trades of Vista Outdoor common stock to settle within four trading days after the distribution date. On the first trading day following the distribution date, ATK expects that "when-issued" trading of Vista Outdoor common stock will end and "regular-way" trading will begin. If the distribution does not occur, all "when-issued" trading will be null and void.

  ATK also anticipates that, as early as two trading days prior to the record date for the distribution and continuing up to and including the distribution date, there will be two markets in ATK common stock: a "regular-way" market and an "ex-distribution" market. Shares of ATK common stock that trade on the regular-way market will trade with an entitlement to receive shares of Vista Outdoor common stock in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of Vista Outdoor common stock in the distribution. Therefore, if you sell shares of ATK common stock in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of Vista Outdoor common stock in the distribution. However, if you own shares of ATK common stock at the close of business on the record date for the distribution and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of Vista Outdoor common stock that you would otherwise be entitled to receive in the distribution.

Q:
What does it mean if I receive more than one set of voting materials for the ATK special meeting or the Orbital special meeting?

A:
You may receive more than one set of voting materials for the ATK special meeting and/or the Orbital special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of ATK common stock or your shares of Orbital common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of ATK common stock or shares of Orbital common stock. If you are a holder of record and your shares of ATK common stock or your shares of Orbital common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:
What if I hold shares in both ATK and Orbital?

A:
If you are both a stockholder of ATK and a stockholder of Orbital, you will receive two separate packages of proxy materials. A vote cast (or proxy submitted) as an ATK stockholder will not count as a vote cast (or proxy submitted) as an Orbital stockholder, and a vote cast (or proxy submitted) as an Orbital stockholder will not count as a vote cast (or proxy submitted) as an ATK stockholder. Therefore, please separately submit a proxy for each of your ATK and Orbital shares. In addition, the ATK and Orbital special meetings are expected to be held on the same date. If that is the case, you will not be able to attend and vote in person at both meetings and would therefore need to submit a proxy for your shares with respect to at least one company if you plan to attend and vote in person your shares with respect to the other company.

Q:
Who is the inspector of election?

A:
The ATK board has appointed a representative of The Carideo Group, Inc. to act as the inspector of election at the ATK special meeting. The Orbital board has appointed a representative of [          ] to act as the inspector of election at the Orbital special meeting.

Q:
Where can I find the voting results of the special meetings?

A:
The preliminary voting results will be announced at the ATK and Orbital special meetings. In addition, within four business days following certification of the final voting results, each of ATK and Orbital intends to file the final voting results of its special meeting with the SEC on Form 8-K.

Q:
What will happen if all of the proposals to be considered at the special meetings are not approved?

A:
As a condition to completion of the merger, ATK's stockholders must approve the share issuance proposal and Orbital's stockholders must approve the merger proposal. Completion of the transactions, including the merger, is not conditioned or dependent on approval of any of the other proposals to be considered at the special meetings. The distribution does not require approval of ATK stockholders, although ATK does not intend to consummate the distribution unless the merger is also completed.

Q:
Are ATK stockholders or Orbital stockholders entitled to appraisal rights?

A:
No. Under the General Corporation Law of the State of Delaware (referred to as the "DGCL"), neither the holders of Orbital common stock nor the holders of ATK common stock are entitled to appraisal rights in connection with the merger or the other transactions. For more information, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—No Appraisal Rights" beginning on page [      ].

Q:
Why are Orbital stockholders being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Orbital's named executive officers in connection with the completion of the merger?

A:
The rules promulgated by the SEC under Section 14A of the Exchange Act require Orbital to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to Orbital's named executive officers in connection with the merger. For more information regarding such payments, see the section entitled "Advisory (Non-Binding) Vote on Compensation" beginning on page [      ].

Q:
What will happen if Orbital stockholders do not approve, on a non-binding advisory basis, the payments to Orbital's named executive officers in connection with the completion of the merger?

A:
The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, Orbital stockholders may vote in favor of the merger proposal and not in favor of the compensation proposal, or vice versa. Approval of the compensation proposal is not a condition to consummation of the merger with ATK, and it is advisory in nature only, meaning it will not be binding on either ATK or Orbital. Accordingly, because Orbital is contractually obligated to pay such compensation, if the proposed merger with ATK is completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

Q:
Will I still be paid dividends prior to the merger?

A:
ATK has historically paid quarterly dividends, including a dividend declared on July 30, 2014 of $0.32 per share to its stockholders, which will be paid on September 25, 2014. Under the terms of the transaction agreement, ATK is permitted to, and intends to, continue paying a $0.32 quarterly cash dividend consistent with past practice between the date of the transaction agreement and the effective time. Orbital has never paid any cash dividend on its common stock. The transaction agreement prohibits Orbital from declaring, setting aside or paying any dividends on its capital stock without ATK's consent before the earlier of the closing of the merger or the termination of the transaction agreement in accordance with its terms. We cannot be certain, and can make no assurances, that the combined company will continue to declare dividends in the future and, as such, the amount and timing of any future dividends are not determinable. The combined company's dividend policy will be determined by its board of directors.

Q:
When do you expect the merger to be completed?

A:
ATK and Orbital intend to complete the merger as soon as reasonably practicable and currently expect to complete the merger by the end of calendar year 2014. However, the merger is subject to regulatory clearances and other conditions, in addition to the approvals of both ATK and Orbital stockholders as described in this joint proxy statement/prospectus, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time or not at all.

Q:
What will happen to outstanding Orbital equity awards in the merger?

A:
At the effective time, each outstanding stock option with respect to Orbital common stock will automatically convert into a stock option on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share, and with an exercise price adjusted to give effect to the 0.449 exchange ratio. At the effective time, with certain exceptions, each Orbital restricted stock unit will automatically convert into a restricted stock unit on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share. For information relating to Orbital's equity awards, see "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Merger Consideration; Treatment of Orbital Stock Options and Other Equity-Based Awards" beginning on page [      ].

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

  If you are a holder of record, in order for your shares to be represented at your special meeting:

  •
  you can attend your special meeting in person;

  •
  you can submit a proxy through the Internet or by telephone by following the instructions included on your proxy card; or

  •
  you can indicate on the enclosed proxy card how you would like to vote and return the proxy card.

  If you hold your shares in street name, in order for your shares to be represented at your special meeting, you should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you.

Q:
Do I need to do anything with my shares of Orbital or ATK common stock now?

A:
If you are an Orbital stockholder, after the merger is completed, your shares of Orbital common stock will be automatically converted into the right to receive ATK shares as described in this joint proxy statement/prospectus. You will receive instructions at that time regarding exchanging your shares for shares of ATK common stock. You do not need to take any action at this time. Please do not send your Orbital stock certificates with your proxy card.

  If you are an ATK stockholder, you are not required to take any action with respect to your ATK common stock. You will continue to hold your shares of ATK common stock and will automatically receive your pro rata shares of Vista Outdoor following the distribution.

Q:
Are there any risks in the distribution, merger or the ATK share issuance that I should consider?

A:
Yes. There are risks associated with all business combinations, including the distribution, the merger, and the related ATK share issuance. These risks are discussed in more detail in the section entitled "Risk Factors" beginning on page [      ] and in the section entitled "Risk Factors" beginning on page [      ] of Vista Outdoor's Form 10 filed with the SEC (File No. 001-36597).

Q:
Will a proxy solicitor be used?

A:
Yes, ATK has engaged Georgeson, Inc. (referred to as "Georgeson") to assist in the solicitation of proxies for the ATK special meeting, and ATK estimates it will pay Georgeson a fee of approximately $10,000 for its services. ATK has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, costs and expenses. In addition to mailing proxy solicitation material, ATK's directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to ATK's directors, officers or employees for such services.

  Orbital has engaged D.F. King & Co., Inc. (referred to as "D.F. King") to assist in the solicitation of proxies for the Orbital special meeting, and Orbital estimates it will pay D.F. King a fee of approximately $20,000 for its services. Orbital has also agreed to reimburse D.F. King for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify D.F. King against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Orbital's directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Orbital's directors, officers or employees for such services.

Q:
Who can help answer my questions?

A:
ATK stockholders or Orbital stockholders who have questions about the merger, the ATK share issuance or the other matters to be voted on at the special meetings or the other transactions contemplated by the transaction agreement or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards, should contact:

if you are an ATK stockholder:	if you are an Orbital stockholder:

Georgeson, Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Stockholders, Banks and Brokers
Call Toll Free: 1-866-297-1410
Email: allianttechsystems@georgeson.com
or
Alliant Techsystems Inc.
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
(703) 412-5960
Attn: Corporate Secretary
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Stockholders Call Toll Free: (800) 735-3591
Banks and Brokers Call Collect: (212) 269-5550
Email: info@dfking.com
or
Orbital Sciences Corporation
45101 Warp Drive
Dulles, VA 20166
(703) 406-5000
Attn: Corporate Secretary

 SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. ATK and Orbital urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable special meeting. See also the section entitled "Where You Can Find More Information" beginning on page [    ]. We have included page references to direct you to a more complete description of the topics presented in this summary.

 The Companies

  Alliant Techsystems Inc. (See page [    ])

  Alliant Techsystems Inc.
  1300 Wilson Boulevard, Suite 400
  Arlington, Virginia 22209
  Telephone: (703) 412-5960

        Alliant Techsystems Inc., a Delaware corporation, is an aerospace, defense and commercial products company that operates in 21 states, Puerto Rico and internationally. ATK has three operating segments: the Aerospace Group, the Defense Group and the Sporting Group.

        ATK's Aerospace Group develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provides engineering and technical services. Additionally, the Aerospace Group operates in the military and commercial aircraft and launch structures markets. Other products include illuminating flares and aircraft countermeasures. ATK's Defense Group develops and produces military small-, medium- and large-caliber ammunition, precision munitions, gun systems, and propellant and energetic materials. It also operates the U.S. Army ammunition plant in Independence, MO, and a Naval Sea Systems Command ("NAVSEA") facility in Rocket Center, WV. ATK's Defense Group is a leader in tactical solid rocket motor development and production for a variety of air-, sea- and land-based systems. ATK's Defense Group serves a variety of domestic and international customers in the defense, aerospace and security markets in either a prime contractor, partner or supplier role. ATK's Aerospace Group business and Defense Group business, collectively, comprise the ATK A&D business.

        ATK's Sporting Group designs, manufactures and markets consumer products in the growing outdoor sports and recreation markets. ATK's Sporting Group serves these markets through its portfolio of over 30 well recognized brands that provide consumers with a range of affordable, high quality products, including sporting ammunition and firearms, outdoor accessories, outdoor sports optics, golf rangefinders and performance eyewear. ATK's Sporting Group serves a broad range of end consumers, including outdoor enthusiasts, hunters and recreational shooters and professional athletes, as well as law enforcement and military professionals. Its products are sold through a wide variety of mass, specialty and independent retailers, such as Walmart, Cabela's, Gander Mountain, Bass Pro Shops, Dick's Sporting Goods, Sportsman's Warehouse and Recreational Equipment, Inc.

        Pursuant to the terms of the transaction agreement, all of the shares of Vista Outdoor (which will own and operate the ATK Sporting business) will be distributed immediately prior to the effective time to the holders of record of ATK common stock. Vista Outdoor will be a standalone, publicly traded company. Following consummation of the distribution, ATK will be comprised of the ATK A&D business, which will combine with Orbital in the merger.

        ATK's common stock is listed on the NYSE under the symbol "ATK".

        Additional information about ATK and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ]. For additional information relating to the distribution, please see Vista Outdoor's Form 10 filed with the SEC (File No. 001-36597).

  Orbital Sciences Corporation (See page [    ])

  Orbital Sciences Corporation
  45101 Warp Drive
  Dulles, Virginia 20166
  Telephone: (703) 406-5000

        Orbital Sciences Corporation, a Delaware corporation, develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers. Orbital's products and services are grouped into three reportable business segments: launch vehicles, satellites and space systems and advanced space programs, which are described below.

  •
  Launch Vehicles—Rockets that are used as small- and medium-class space launch vehicles that place satellites into Earth orbit and escape trajectories, interceptor and target vehicles for missile defense systems and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

  •
  Satellites and Space Systems—Small- and medium-class satellites that are used to enable global and regional communications and broadcasting, conduct space-related scientific research, collect imagery and other remotely-sensed data about the Earth, carry out interplanetary and other deep-space exploration missions, and demonstrate new space technologies.

  •
  Advanced Space Programs—Human-rated space systems for Earth-orbit and deep-space exploration, small- and medium-class satellites used for national security space programs and to demonstrate new space technologies, and advanced flight systems for atmospheric and space missions.

        Orbital's common stock is listed on the NYSE under the symbol "ORB".

        Additional information about Orbital and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ].

  Vista Outdoor Inc. (See page [    ])

        Vista Outdoor Inc., a wholly owned subsidiary of ATK (referred to as "Vista Outdoor"), is a Delaware corporation that was formed under the name Vista SpinCo Inc. on April 24, 2014 and whose shares will be distributed by ATK pro rata to ATK stockholders pursuant to the terms and conditions of the transaction agreement. Following the Sporting transfers, which are described further beginning on page [    ], Vista Outdoor will be comprised of the subsidiaries, assets, liabilities and employees of the ATK Sporting business and, upon completion of the distribution, Vista Outdoor will be a standalone, publicly traded company. Upon completion of the transactions, Mr. Mark W. DeYoung, the current Chief Executive Officer and President of ATK, will serve as the Chairman and Chief Executive Officer of Vista Outdoor. Mr. Stephen M. Nolan, the current Senior Vice President of Strategy and Business Development at ATK, will serve as the Senior Vice President and Chief Financial Officer of Vista Outdoor. Mr. Scott D. Chaplin, the current Senior Vice President, General Counsel and Secretary of ATK, will serve as the Senior Vice President and General Counsel of Vista Outdoor. Vista Outdoor will be headquartered in Utah and is expected to employ nearly 5,800 workers in the United States, Puerto Rico, Mexico and Canada. Until the completion of the transactions, Vista Outdoor will not conduct any activities other than those incidental to its formation and the matters contemplated by the transaction agreement, including in connection with the Sporting transfers and the distribution.

  Vista Merger Sub Inc. (See page [    ])

        Vista Merger Sub Inc., a wholly owned subsidiary of ATK (referred to as "Merger Sub"), is a Delaware corporation that was formed on April 24, 2014 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will be merged with and into Orbital, with Orbital surviving as a wholly owned subsidiary of ATK. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the transaction agreement in connection with the merger.

The Transactions and the Transaction Agreement

        A copy of the transaction agreement is attached as Annex A to this joint proxy statement/prospectus. ATK and Orbital encourage you to read the entire transaction agreement carefully because it is the principal document governing the transactions, including the distribution, the merger and the ATK share issuance. For more information on the transaction agreement, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement" beginning on page [    ].

  Transaction Steps (See page [    ])

  Step 1. Sporting Transfers

        Pursuant to the terms of the transaction agreement, at a time on or prior to the date of the distribution, ATK will cause (1) certain subsidiaries, assets and employees relating to the ATK Sporting business to be transferred to, and certain liabilities relating thereto to be assumed by, Vista Outdoor and (2) certain assets and employees of Vista Outdoor or its subsidiaries relating to the ATK A&D business to be transferred to, and certain liabilities relating thereto to be assumed by, ATK. As part of the Sporting transfers, all cash held by ATK and its subsidiaries other than the ATK retained cash amount (which, subject to certain adjustments including an adjustment for cash interest on $1,740 million of debt, means cash generated by the ATK A&D business between April 1, 2014 and the closing of the merger) and other than, for the avoidance of doubt, the Vista Outdoor dividend amount, will be transferred to Vista Outdoor. Following the transfers, Vista Outdoor and its subsidiaries will own all of the ATK Sporting business, while ATK (other than Vista Outdoor and its subsidiaries) will own all of the ATK A&D business.

  Step 2. Incurrence of New Vista Outdoor Debt and Repayment of ATK Indebtedness.

        Prior to, at the time of or immediately following the distribution, Vista Outdoor will enter into a new $750 million senior credit facility, comprised of a $350 million senior secured term loan and a $400 million senior secured revolving credit facility. Other than undrawn letters of credit, Vista Outdoors does not expect to have any borrowings outstanding under the revolving credit facility immediately following the distribution. Vista Outdoor expects $350 million term loan to mature five years after the closing date of the transaction. Vista Outdoor will use a portion of the proceeds of the debt financing plus any cash on hand to pay a cash dividend (referred to as the "Vista Outdoor dividend") to ATK in an amount equal to the amount by which ATK's total debt as of the closing date exceeds $1,740 million, subject to certain adjustments. The actual amount of the Vista Outdoor dividend will be determined on the closing date. Had the transactions occurred on June 29, 2014, the Vista Outdoor dividend would have been approximately $350.0 million. For more information, see the unaudited pro forma balance condensed consolidated balance sheet as of June 29, 2014, which gives effect to the consummation of the transactions, including the payment of the Vista Outdoor dividend,

in the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page [    ]. The proceeds of the Vista Outdoor dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium. As described above in Step 1, any remaining cash on hand in excess of the ATK retained cash amount and the Vista Outdoor dividend amount will be transferred to Vista Outdoor as part of the Sporting transfers.

  Step 3. Distribution.

        Pursuant to the terms of the transaction agreement, following the Sporting transfers described above and immediately prior to the merger, ATK will spin off Vista Outdoor by distributing all of the issued and outstanding shares of common stock of Vista Outdoor on a pro rata basis to holders of record of ATK common stock, with such ATK stockholders holding 100% of Vista Outdoor following the distribution. Following the distribution, Vista Outdoor will be a standalone, publicly traded company.

  Step 4. Merger.

        Immediately following completion of the distribution, Merger Sub will merge with and into Orbital, with Orbital surviving the merger and becoming a wholly owned subsidiary of ATK. ATK's Charter will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc." In the merger, each share of Orbital common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Orbital, ATK or Merger Sub, which will be cancelled) will be converted into the right to receive 0.449 shares of ATK common stock. No fractional shares of ATK's common stock will be issued in the merger. Instead, Orbital's stockholders will receive cash in lieu of any such fractional shares.

        Immediately following the consummation of the transaction, holders of record of ATK common stock will own 100% of Vista Outdoor and approximately 53.8% of the combined company on a fully diluted basis and holders of record of Orbital common stock will own approximately 46.2% of the combined company on a fully diluted basis.

        The following diagram illustrates the approximate estimated ownership of Orbital ATK and Vista Outdoor following the completion of all steps described above:

*
Percentages on a fully diluted basis.

  Effects of Merger (See page [    ])

        Subject to the terms and conditions of the transaction agreement, at the effective time, Merger Sub, a wholly owned subsidiary of ATK formed for the purposes of the merger, will be merged with and into Orbital. Orbital will survive the merger as a wholly owned subsidiary of ATK. ATK's Charter will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc."

  Incurrence of New Vista Outdoor Debt and Repayment of ATK Indebtedness (See page [    ])

        On April 28, 2014, Vista Outdoor, ATK and Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as "BofA Merrill Lynch") and one of its affiliates executed a commitment letter (referred to as the "Vista Outdoor commitment letter") pursuant to which BofA Merrill Lynch has agreed to provide a new $750 million senior credit facility to Vista Outdoor (referred to as the "new Vista Outdoor debt financing"), comprised of a $350 million senior secured term loan and a $400 million senior secured revolving credit facility, in each case on the terms and conditions set forth therein. Other than undrawn letters of credit, Vista Outdoor does not expect to have any borrowings outstanding under the revolving credit facility immediately following the distribution. Vista Outdoor expects the $350 million term loan to mature five years after the closing date of the transaction. Vista Outdoor will use a portion of the proceeds of the debt financing plus any cash on hand to pay a cash dividend (referred to as the "Vista Outdoor dividend") to ATK in an amount equal to the amount by which ATK's total debt as of the closing date exceeds $1,740 million, subject to certain adjustments. The proceeds of the Vista Outdoor dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium. To the extent that there are any excess proceeds from the Vista Outdoor dividend remaining after the purchase or redemption of the 6.785% Senior Subordinated Notes due 2020, such excess proceeds will be used to pay down other indebtedness of ATK. See "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Vista Outdoor Commitment Letter" beginning on page [    ].

  Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards (See pages [    ] and [    ])

        Upon consummation of the distribution, each outstanding stock option with respect to ATK common stock (whether held by an ATK officer or other employee) will convert into both an option to acquire Vista Outdoor common stock and an option to acquire common stock of the combined company on generally the same terms as were applicable prior to the distribution, with respect to a corresponding number of shares of common stock of the combined company and Vista Outdoor common stock and with an adjusted exercise price, in each case after giving effect to the distribution ratio and the relative values of the common stock of Vista Outdoor and the combined company. The distribution ratio will be determined and publicly announced by ATK at a later date. No ATK directors hold ATK stock options.

        Upon consummation of the distribution, an award of Vista Outdoor restricted shares will be granted with respect to each award of ATK restricted shares (whether held by an ATK director, officer or other employee) and, upon completion of the merger, each ATK restricted share will represent the value of the combined company, in each case with respect to a corresponding number of shares of Vista Outdoor common stock and combined company common stock after giving effect to the distribution ratio. For current and former employees of ATK (excluding employees of the Vista Outdoor business) immediately following the distribution, Vista Outdoor restricted shares relating to ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other Vista Outdoor restricted shares relating to ATK restricted shares will vest on the first anniversary of the date granted by ATK. For current and former employees of Vista Outdoor immediately following the distribution, combined company restricted shares relating to ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other combined company restricted shares relating to ATK restricted shares will vest on the first anniversary of the date granted by ATK. The vesting schedule for Vista Outdoor restricted shares and ATK restricted shares held by ATK directors will be unaffected by the distribution.

        Upon consummation of the distribution, ATK performance share units ("PSUs") will convert into time-vesting restricted stock units ("RSUs") based on (i) the level of achievement of performance goals determined by the ATK compensation committee for PSUs with performance goals related to ATK's 2013-2015 fiscal years ("FY13-15 ATK PSUs"), and (ii) based on target performance for PSUs with performance goals related to ATK's 2014-2016 and 2015-2017 fiscal years ("FY14-16 and FY15-17 ATK PSUs"). FY13-15 ATK PSUs, as converted into RSUs, held by all ATK employees and all other PSUs held by ATK corporate senior vice presidents and above immediately prior to the distribution will convert into equivalent RSUs of both the combined company and Vista Outdoor, with respect to a corresponding number of shares of common stock of the combined company and Vista Outdoor common stock after giving effect to the distribution ratio. For group presidents and vice presidents employed by ATK immediately following the distribution, FY14-16 and FY15-17 ATK PSUs will convert into RSUs with respect to combined company common stock, adjusting the number of shares to retain the aggregate value of such awards. For group presidents and vice presidents employed by Vista Outdoor immediately following the distribution, FY14-16 and FY15-17 ATK PSUs will convert into RSUs with respect to Vista Outdoor common stock, adjusting the number of shares to retain the aggregate value of such awards. No ATK directors hold PSUs. Subject to limited exceptions, all RSUs with respect to Vista Outdoor common stock and combined company common stock will maintain the same terms and conditions as the ATK PSUs to which they relate, provided that the vesting criteria will be adjusted to provide for solely service-based vesting.

        Upon the consummation of the distribution, each ATK deferred share unit and each ATK phantom stock unit (whether held by an ATK director, officer or other employee) will convert into both a deferred share unit or phantom stock unit, as applicable, of the combined company and a deferred share unit or phantom stock unit, as applicable, of Vista Outdoor, with respect to a corresponding number of shares of combined company common stock and Vista Outdoor common stock after giving effect to the distribution ratio.

  Merger Consideration; Treatment of Orbital Stock Options and Other Equity-Based Awards (See pages [    ] and [    ])

        Orbital stockholders will receive 0.449 shares of ATK common stock for each share of Orbital common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Orbital or ATK. The market price of shares of ATK common stock may fluctuate based on the perceived values of the common stock of Orbital ATK and Vista Outdoor in anticipation of the distribution and the merger, and because of this, the implied value of the consideration to Orbital stockholders may fluctuate between now and the completion of the merger.

        At the effective time, each outstanding stock option with respect to Orbital common stock will automatically convert into a stock option on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share, and with an exercise price adjusted to give effect to the 0.449 exchange ratio. At the effective time, with certain exceptions, each Orbital restricted stock unit will automatically convert into a restricted stock unit on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share.

  Material U.S. Federal Income Tax Consequences of the Distribution and the Merger (See page [    ])

        The obligations of ATK and Vista Outdoor to consummate the transactions, including the distribution, are conditioned upon the receipt by ATK of the Cravath tax opinion, which concludes that, for U.S. federal income tax purposes, no gain or loss will be recognized by (and no amount will be includible in the income of) ATK stockholders that are U.S. holders (as defined under "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger" beginning on page [    ]) of ATK common stock upon the receipt of Vista Outdoor common shares in the distribution, except for any gain or loss recognized with respect to any cash received in lieu of fractional shares of Vista Outdoor common stock as a result of the distribution.

        The consummation of the merger is also conditioned upon the receipt by ATK and Orbital of the Cravath tax opinion and the Hogan Lovells tax opinion, respectively, each of which concludes that the merger qualifies as a "reorganization" described in section 368(a) of the Code and that, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of Orbital common stock upon the receipt of shares of ATK common stock in the merger, except for any gain or loss recognized with respect to any cash received in lieu of fractional shares of ATK common stock as a result of the merger.

        In addition, the aggregate tax basis of the ATK common stock and Vista Outdoor common stock held by each U.S. holder immediately after the distribution and the merger will be the same as the aggregate tax basis of the ATK common stock held by such U.S. holder immediately before the distribution, apportioned between ATK common stock and the shares of Vista Outdoor received in respect thereof, including any fractional shares of Vista Outdoor common stock received in respect thereof, based upon the relative fair market values of ATK and Vista Outdoor at the time of the distribution. Following the distribution, ATK will timely post a completed IRS Form 8937 ("Report of Organizational Actions Affecting Basis of Securities") on its website. This form, which will also be filed with the IRS, will provide U.S. holders of ATK common stock with a description of the effects of the distribution on the tax basis that such U.S. holders have in the ATK common stock, along with additional required information.

        If the distribution fails to qualify for tax-free treatment, ATK and its stockholders might be subject to tax, and if the merger fails to qualify for tax-free treatment, Orbital stockholders might be subject to tax. See "Risk Factors—Risks Related to the Transaction—If the distribution does not qualify as a tax-free spin-off under Section 355 of the Code, including as a result of subsequent acquisitions of stock of ATK or Vista Outdoor, then ATK or ATK stockholders immediately prior to the distribution may be required to pay substantial U.S. federal income taxes, Vista Outdoor may be obligated to indemnify ATK for such taxes imposed on the combined company, and ATK may be obligated to indemnify Vista Outdoor for such taxes imposed on Vista Outdoor" on page [    ].

        Tax consequences of the transactions to you will depend on the facts of your own situation. You should read the summary in "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger" beginning on page [    ] and consult your own tax advisor for a full understanding of the tax consequences to you of the transactions.

  Recommendation of the ATK Board of Directors (See page [    ])

        After careful consideration, the ATK board, on April 28, 2014, unanimously approved the transaction agreement and the issuance of shares of ATK common stock to Orbital stockholders pursuant to the merger and determined that the transaction agreement and the transactions contemplated thereby, including the distribution, the merger and the issuance of shares of ATK common stock to Orbital stockholders pursuant to the merger, are advisable, fair to and in the best interests of ATK and its stockholders. For the factors considered by the ATK board in reaching its decision to approve the transaction agreement, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—ATK's Reasons for the Merger; Recommendation of the ATK Board of Directors" beginning on page [    ]. The ATK board unanimously recommends that the ATK stockholders vote "FOR" each of the share issuance proposal and the ATK adjournment proposal.

  Recommendation of the Orbital Board of Directors (See page [    ])

        After careful consideration, the Orbital board, on April 28, 2014, unanimously approved the transaction agreement and determined that the transaction agreement and the merger transactions, including the merger, are advisable, fair to and in the best interests of Orbital and its stockholders. For the factors considered by the Orbital board in reaching its decision to approve the transaction agreement, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Orbital's Reasons for the Merger; Recommendation of the Orbital Board of Directors" beginning on page [    ]. The Orbital board unanimously recommends that the Orbital stockholders vote "FOR" each of the merger proposal, the Orbital adjournment proposal and the compensation proposal.

  Opinion of ATK's Financial Advisor (See page [    ])

        In connection with the merger, ATK's financial advisor, BofA Merrill Lynch, delivered a written opinion, dated April 28, 2014, to the ATK board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to ATK of the exchange ratio provided for in the merger. The full text of BofA Merrill Lynch's written opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. BofA Merrill Lynch delivered its opinion to the ATK board of directors for the benefit and use of the ATK board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view to ATK. BofA Merrill Lynch's opinion did not address any other aspect of the merger or related transactions and no opinion or view was expressed as to the relative merits of the merger or related transactions in comparison to other strategies or transactions that might be available to ATK or in which ATK might engage or as to the underlying business decision of ATK to proceed with or effect the merger or related transactions. BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or related transactions or any other matter.

  Opinion of Orbital's Financial Advisor (See page [    ])

        In connection with the merger, the Orbital board received a written opinion, dated April 28, 2014, from Citigroup Global Markets Inc., referred to as "Citi", to the effect that, as of that date and based upon and subject to the assumptions, limitations and considerations set forth in Citi's written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Orbital common stock.

        The full text of Citi's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein. You are urged to read the opinion in its entirety. Citi's opinion was provided to the Orbital board in connection with its evaluation of the exchange ratio from a financial point of view. Citi's opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. Citi's opinion does not address the underlying business decision of Orbital to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Orbital or the effect of any other transaction in which Orbital may engage.

  Interests of ATK Directors and Officers in the Merger (See page [    ])

        In considering the recommendation of the ATK board that ATK stockholders vote to approve the share issuance proposal, ATK stockholders should be aware that some of ATK's directors and executive officers have interests in the transactions that may be different from, or in addition to, the interests of ATK stockholders generally. The board of directors of ATK was aware of and considered these potential interests, among other matters, in evaluating and negotiating the transaction agreement and the transactions, in approving the transaction agreement and in recommending the approval of the share issuance proposal and the ATK adjournment proposal. These interests include:

  •
  ATK's executive officers participate in ATK's Income Security Plan, pursuant to which each executive officer may receive severance benefits and accelerated vesting of equity awards in the event of certain qualifying terminations of employment following the merger.

  •
  ATK's directors and executive officers are entitled to continued indemnification and insurance coverage pursuant to the terms of the transaction agreement.

  •
  ATK's directors and executive officers are entitled to accelerated vesting of certain equity awards as a result of the distribution, which will occur immediately before the consummation of the merger. For more information regarding the treatment of outstanding ATK equity awards in the distribution, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards" beginning on page [    ].

        For more information and quantification of these interests, please see "The Merger—Interests of ATK Directors and Officers in the Merger" beginning on page [      ].

  Interests of Orbital's Directors and Officers in the Merger (See page [    ])

        In considering the recommendation of the Orbital board that Orbital stockholders vote to approve the merger proposal, Orbital stockholders should be aware that some of Orbital's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Orbital stockholders generally. The Orbital board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the transaction agreement and the transactions, in approving the transaction agreement and in recommending the approval of the merger proposal, the Orbital adjournment proposal and the compensation proposal. These interests include the following:

  •
  Orbital has entered into executive change in control severance agreements with each of its executive officers, pursuant to which each executive officer may receive severance benefits in the event of certain qualifying terminations of employment in connection with the merger.

  •
  Orbital's directors and executive officers are entitled to continued indemnification and insurance coverage pursuant to the terms of the transaction agreement.

  •
  Orbital's executive officers have received a special incentive grant of restricted stock units that will vest one-half upon closing of the merger and one-half upon the first anniversary of the closing of the merger.

  •
  Orbital's directors are entitled to accelerated vesting of certain equity awards as a result of the merger, which will occur immediately prior to the consummation of the merger. For more information regarding the treatment of outstanding Orbital equity awards in the merger, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Interests of Orbital Directors and Officers in the Merger—Treatment of Orbital Equity-Based Awards" beginning on page [      ].

        For more information and quantification of these interests, please see "The Merger—Interests of Orbital Directors and Officers in the Merger" beginning on page [      ].

  Board of Directors and Management of the Combined Company Following the Merger (See page [    ])

        Pursuant to the transaction agreement, at the effective time, the board of directors of the combined company (the "combined company board" or the "Orbital ATK board") will consist of 16 members, to initially be composed of nine Orbital designees (including the Chief Executive Officer of the combined company) and seven ATK designees, and the parties have agreed to nominate these designees for election to the combined company board at the first annual stockholders' meeting of Orbital ATK following the closing of the merger. The parties have also agreed that until at least the 2016 annual meeting of the combined company stockholders, (i) the combined company board will include seven ATK directors (which means an original ATK designee or another individual approved by a majority of the other ATK designees), eight Orbital directors (which means an original Orbital designee or another individual approved by a majority of the other Orbital designees) and the Chief Executive Officer of Orbital ATK, (ii) a change in the size of the combined company board will require the affirmative vote of at least two-thirds of the combined company board and (iii) General Ronald R. Fogleman (Ret.), the current chairman of ATK's board, will serve as chairman of the combined company board. The nine Orbital designees to the Orbital ATK board are David W. Thompson, General Kevin P. Chilton (Ret.), Lennard A. Fisk, Robert M. Hanisee, Lieutenant General Ronald T. Kadish (Ret.), Janice I. Obuchowski, James G. Roche, Harrison H. Schmitt and Scott L. Webster. The seven ATK designees to the Orbital ATK board are Mark W. DeYoung, Roxanne J. Decyk, Martin C. Faga, General Fogleman (Ret.), Tig H. Krekel, Douglas L. Maine and Roman Martinez IV.

        Mr. David W. Thompson, Orbital's current Chairman, President and Chief Executive Officer, will serve as President and Chief Executive Officer of Orbital ATK. Mr. Blake E. Larson, the current Senior Vice President and President of ATK's Aerospace Group, will serve as Executive Vice President and Chief Operating Officer of Orbital ATK. Mr. Garrett E. Pierce, Orbital's current Vice Chairman and Chief Financial Officer, will serve as Executive Vice President and Chief Financial Officer of Orbital ATK. Until the twelve-month anniversary of the closing of the merger, the replacement of any of these individuals from their designated position requires the affirmative vote of at least two-thirds of the combined company board. The parties are currently in the process of evaluating and selecting candidates from ATK and Orbital to fill other executive officer positions of Orbital ATK. For more information, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Board of Directors and Management of the Combined Company Following the Merger" beginning on page [    ].

  Combined Company Headquarters

        The headquarters of the combined company will be located in Dulles, Virginia at Orbital's current headquarters.

  Regulatory Clearances Required for the Merger (See page [    ])

        The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the "HSR Act"), which prevents ATK and Orbital from completing the merger until the applicable waiting period under the HSR Act is terminated or expires. On May 28, 2014, ATK and Orbital filed the requisite notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (referred to as the "DOJ") and the Federal Trade Commission (referred to as the "FTC"). On June 30, 2014, ATK voluntarily withdrew its notification and report form. ATK refiled its notification and report form on July 2, 2014 with the DOJ and the FTC. On August 1, 2014, the parties received a request for additional information and documentary material (referred to as a "second request") from the DOJ regarding the merger. The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after each party has substantially complied with the second request, unless that period is terminated sooner by the DOJ. The parties are working to promptly respond to the second request and continue to work cooperatively with the DOJ in connection with this review.

        The DOJ and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. At any time before or after the completion of the merger, any of the DOJ, the FTC or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger, seeking a rescission or other unwinding of the merger, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

        In addition, on August 28, 2014 the parties received approval of the merger from the competition authority of Spain.

  Completion of the Merger (See page [    ])

        We currently expect to complete the merger by the end of calendar year 2014, subject to receipt of required stockholder approvals and regulatory clearance and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of ATK or Orbital could result in the merger being completed at a later time or not at all.

  No Solicitation of Alternative Proposals (See page [    ])

        ATK and Orbital have each agreed, from the time of the execution of the transaction agreement until the earlier of the effective time or the termination of the transaction agreement, not to, and not to authorize or permit any of its respective subsidiaries or representatives to, (i) solicit, initiate or knowingly facilitate or encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined on page [    ]), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging or facilitating an acquisition proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal. Each party has also agreed to immediately cease any solicitations or discussions relating to an acquisition proposal and to request the return or destruction of any confidential information provided to any person or related to a potential acquisition proposal.

        Notwithstanding the above described restrictions, the transaction agreement provides that, if at any time prior to obtaining the approval of its stockholders for the transaction, ATK or Orbital or their respective representatives receives an acquisition proposal, which acquisition proposal did not result from any breach of its non-solicitation obligations under the transaction agreement, and its board of directors or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined on page [    ]), then such party and its representatives may (x) enter into a confidentiality agreement with the person making the acquisition proposal containing terms not less favorable in any material respect than the confidentiality agreement between ATK and Orbital (it being understood that such confidentiality agreement need not contain standstill restrictions) and furnish information (including non-public information) with respect to itself and its subsidiaries to the person who has made such acquisition proposal; provided that such party shall promptly provide to the other party any material non-public information concerning itself or any of its subsidiaries that is provided to any person given such access which was not previously provided to the other party and (y) engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal.

        ATK and Orbital have each also agreed (i) to promptly notify the other party in the event that it or any of its subsidiaries receives an acquisition proposal and, subject to applicable law, to disclose to the other party the material terms and conditions of any such acquisition proposal and the identity of the person making such acquisition proposal and (ii) upon the request of the other party, to keep the other party reasonably informed of any material developments with respect to any such acquisition proposal (including any material changes thereto).

  Changes in Board Recommendations (See page [    ])

        The transaction agreement provides that, subject to the exceptions described below, neither ATK's board, nor Orbital's board will (i)(A) withhold or withdraw (or modify in a manner adverse to the other party), or publicly propose to withhold or withdraw (or modify in a manner adverse to the other party), its recommendation of the share issuance proposal or the merger proposal, as applicable, to its stockholders or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any acquisition proposal (any action referred to in this clause (i) being an "adverse recommendation change") or (ii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal.

        Notwithstanding the foregoing, prior to obtaining the relevant stockholder approval, but not after, the board of directors of ATK or Orbital, as applicable, may make an adverse recommendation change if (x) its board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with its fiduciary duties under applicable law and (y) in the case of an adverse recommendation change made in response to an acquisition proposal, its board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal; provided, however, that neither board of directors may make an adverse recommendation change in connection with a superior proposal unless (1) such party has given the other party at least five business days' prior written notice of its intention to take such action (which notice shall specify the identity of the party making such superior proposal and the material terms thereof and shall attach the agreement and all material related documentation providing for such superior proposal), (2) such party has negotiated, and has caused its representatives to negotiate, in good faith with the other party during such notice period, to the extent the other party wishes to negotiate, to enable the other party to propose in writing a binding offer to effect revisions to the terms of the transaction agreement and the other transaction documents such that it would cause such superior proposal to no longer constitute a superior proposal, (3) following the end of such notice period, its board of directors has considered in good faith any such binding offer from the other party, and has determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in the binding offer of the other party were to be given effect and (4) in the event of any material change to the material terms of such superior proposal, it has delivered to the other party an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three business days (rather than the five business days otherwise contemplated by clause (1) above). Nothing in the foregoing shall be deemed to modify or otherwise affect the obligation of ATK and Orbital to call the ATK stockholders' meeting or Orbital stockholders' meeting, respectively, and to submit the share issuance proposal and merger proposal, as applicable, to a stockholder vote.

  Conditions to Completion of the Merger (See page [    ])

        The obligations of each of ATK and Orbital to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

  •
  the approval by Orbital stockholders of the merger proposal;

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  the approval by ATK stockholders of the share issuance proposal;

  •
  the termination or expiration of any applicable waiting period under the HSR Act and the receipt of required governmental approvals under any other material antitrust or competition law;

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  the absence of any judgment or law issued or enacted by any governmental authority of competent jurisdiction that prohibits, enjoins or makes illegal the consummation of the transactions;

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  the SEC having declared effective Vista Outdoor's registration statement on Form 10 (File No. 001-36597) and ATK's Form S-4 (Reg. No. 333-198460), and the absence of any stop order or proceedings seeking a stop order;

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  the approval for listing by the NYSE, subject to official notice of issuance, of the ATK common stock issuable to Orbital stockholders in the merger;

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  the representations and warranties of the other party relating to organization, standing and corporate power, capital structure, absence of anti-takeover agreements and brokers' fees being true and correct in all material respects as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and each other representation and warranty of the other party being true and correct, disregarding all qualifications or limitations as to "materiality," "material adverse effect" and words of similar import set forth therein, as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (as defined on page [    ]) on such party;

  •
  the other party having performed in all material respects all obligations required to be performed by it under the transaction agreement;

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  the absence of a material adverse effect on either Orbital or the ATK A&D business, as applicable, since the date of the transaction agreement; and

  •
  the receipt of the Cravath tax opinion and the Hogan Lovells tax opinion by ATK and Orbital, respectively.

        In addition, the obligations of ATK, Merger Sub and Orbital to effect the merger are further subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the closing date of the following conditions:

  •
  consummation of the Sporting transfers; and

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  consummation of the distribution.

        We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

  Termination of the Transaction Agreement (See page [    ])

        ATK and Orbital may mutually agree to terminate the transaction agreement before completing the merger, even after stockholder approval.

        In addition, either ATK or Orbital may terminate the transaction agreement, even after stockholder approval:

  •
  if the effective time has not occurred on or before April 1, 2015 (the "end date"), unless the failure to consummate the transactions is the result of a material breach of the transaction agreement or any transaction document by the party seeking to terminate the transaction agreement (including, in the case of ATK, Vista Outdoor and Merger Sub);

  •
  if ATK stockholders fail to approve the share issuance proposal;

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  if Orbital stockholders fail to approve the merger proposal;

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  if any court of competent jurisdiction or other governmental entity shall have issued a judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the transactions, and any such judgment shall have become final and non-appealable;

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  if any governmental entity shall have enacted a law that prohibits or makes illegal the consummation of the transactions;

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  if the other party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the transaction agreement or any ancillary document, which breach or failure to perform would give rise to the failure of the related closing condition, and such breach is not reasonably capable of being cured by the end date or, if reasonably capable of being cured, has not been cured within 30 days after receiving written notice from the other party, provided that no party will have the right to terminate if it is then in material breach of any representation, warranty or covenant contained in the transaction agreement or any ancillary document; or

  •
  if the board of directors of the other party makes an adverse recommendation change.

  Expenses and Termination Fees (See page [    ])

        Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the transaction agreement will be paid by the party incurring those expenses. However, the transaction agreement provides that, upon termination of the transaction agreement under certain circumstances, ATK or Orbital may be obligated to pay the other party a termination fee of $50 million. In addition, ATK or Orbital may be entitled to receive an expense reimbursement of up to $10 million by the other party under certain circumstances. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Expenses and Termination Fees" beginning on page [    ] for a more complete discussion of the circumstances under which termination fees will be required to be paid and expenses will be required to be reimbursed.

  Accounting Treatment (See page [    ])

        Although the parties have structured the transactions as a merger of equals, accounting principles generally accepted in the United States of America, referred to in this joint proxy statement/prospectus as "GAAP," require that one party to the transactions be identified as the acquirer. Based on a number of factors viewed as of the date of this joint proxy statement/prospectus, including the relative voting rights of former ATK stockholders in the combined entity upon the completion of the combination, the transactions are expected to be accounted for as a business combination, with ATK as the accounting acquirer and Orbital as the accounting acquiree. The purchase price will be determined based on the number of common shares issued and the Orbital exchange ratio adjusted stock price, net of cash acquired. The purchase price will be allocated to the fair values of Orbital's assets acquired and liabilities assumed. Any excess purchase price after this allocation will be assigned to goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment. The operating results of Orbital will be part of the combined company beginning on the date of the merger.

  No Appraisal Rights (See page [    ])

        Under the DGCL, the holders of Orbital common stock are not entitled to appraisal rights in connection with the merger or the other transactions. Under the DGCL, the holders of ATK common stock are not entitled to appraisal rights in connection with the share issuance proposal, the distribution or the other transactions.

  Litigation Related to the Merger (See page [    ])

        Putative class action and derivative lawsuits challenging the merger have been filed on behalf of Orbital stockholders in the Court of Chancery of the State of Delaware. On May 9, 2014, a purported class action was filed by Gregory Ericksen; on May 16, 2014, a purported class action was filed by Daniel Walsh; on May 22, 2014, a purported class action was filed by Betty Greenberg; and on May 23, 2014, a purported class action was filed by Michael Blank. On September 16, 2014, Ms. Greenberg voluntarily dismissed her claims.

        The plaintiffs in the three remaining lawsuits allege, among other things, that the directors of Orbital breached their fiduciary duties in connection with the merger, and that ATK aided and abetted such breaches of fiduciary duty. The remaining plaintiffs in each of these lawsuits seek, among other relief, to enjoin the merger or to rescind it in the event it is consummated. Orbital and ATK believe the allegations and claims asserted in the complaints in the remaining actions to be without merit and intend to defend these actions vigorously.

  Tax Matters Agreement (See page [    ])

        Pursuant to the terms of the transaction agreement, on or prior to the distribution date, ATK and Vista Outdoor will enter into a tax matters agreement, which will provide for the allocation of tax responsibilities between Orbital ATK and Vista Outdoor following the distribution and will contain post-closing restrictions on both parties designed to preserve the tax-free status of the transaction. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Tax Matters Agreement" beginning on page [    ] for a more complete discussion.

  Transition Services Agreement (See page [    ])

        Pursuant to the terms of the transaction agreement, substantially concurrent with the distribution, Orbital ATK and Vista Outdoor will enter into a transition services agreement, pursuant to which Orbital ATK will provide continuing transitional services such as information technology, import and export, procurement and supply chain management, human resources, legal and compliance and tax services for a period of time after the closing. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Transition Services Agreement" beginning on page [    ] for a more complete discussion.

  Supply Agreements (See page [    ])

        Pursuant to the terms of the transaction agreement, substantially concurrent with the distribution, Orbital ATK and Vista Outdoor will enter into two supply agreements, one of which will provide that Orbital ATK will manufacture and supply to Vista Outdoor certain ammunition products, and the other of which will provide that Orbital ATK will manufacture and supply to Vista Outdoor certain canister gun powder products. Each agreement will have an initial three-year term and will be renewable thereafter. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Supply Agreements" beginning on page [    ] for a more complete discussion.

Listing, De-Listing and Deregistration

        It is a condition to the completion of the merger that the ATK common stock to be issued to Orbital stockholders in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. When the merger is completed, the Orbital common stock will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Comparison of Rights of ATK Stockholders and Orbital Stockholders

        Orbital stockholders receiving the merger consideration will have different rights once they become stockholders of ATK due to differences between the governing corporate documents of ATK and the governing corporate documents of Orbital. These differences are described in detail in the section entitled "Comparison of Rights of ATK Stockholders and Orbital Stockholders" beginning on page [    ].

 The Special Meetings

  The ATK Special Meeting (See page [    ])

        The ATK special meeting will be held at [            ], on [            ], 2014, at [            ], local time. At the ATK special meeting, ATK stockholders will be asked:

  •
  to consider and vote on the share issuance proposal; and

  •
  to consider and vote on the ATK adjournment proposal.

        You may vote at the ATK special meeting if you owned shares of ATK common stock at the close of business on [            ], 2014, the record date. As of the close of business on the record date, there were [            ] shares of common stock of ATK outstanding and entitled to vote. You may cast one vote for each share of common stock of ATK that you owned as of the close of business on the ATK record date.

        As of the close of business on the record date, approximately [      ]% of the outstanding shares of ATK common stock were held by ATK's directors and executive officers and their affiliates. We currently expect that ATK's directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

        Completion of the merger is conditioned on approval of the share issuance proposal. Approval of the share issuance proposal and the ATK adjournment proposal each requires the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at the meeting. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions.

  The Orbital Special Meeting (See page [    ])

        The special meeting of Orbital stockholders will take place at [            ], on [            ], 2014, at [            ], local time. At the special meeting, stockholders of Orbital will be asked:

  •
  to consider and vote on the merger proposal;

  •
  to consider and vote on the Orbital adjournment proposal; and

  •
  to consider and vote on the compensation proposal.

        You may vote at the Orbital special meeting if you owned common stock of Orbital at the close of business on [                        ] , 2014, the record date. As of the close of business on the record date, there were [            ] shares of common stock of Orbital outstanding and entitled to vote. You may cast one vote for each share of common stock of Orbital that you owned as of the close of business on the record date.

        As of the close of business on the record date, approximately [      ]% of the outstanding shares of Orbital common stock was held by its directors and executive officers and their affiliates. We currently expect that Orbital's directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

        Completion of the merger is conditioned on approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Orbital common stock entitled to vote thereon. Approval of the Orbital adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Orbital common stock present in person or represented by proxy at the Orbital special meeting and entitled to vote on the proposal.

 Summary Historical Financial Data of ATK

        The following table sets forth summary historical consolidated financial information for ATK. The historical consolidated financial information for each of the years in the five-year period ended March 31, 2014 is derived from the audited consolidated financial statements of ATK as of and for each of the years in the five-year period ended March 31, 2014. The historical consolidated financial information for ATK as of and for the three months ended June 29, 2014 and June 30, 2013 has been derived from ATK's unaudited interim condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014, which is incorporated herein by reference, and the historical consolidated financial information for ATK as of June 30, 2013 has been derived from ATK's unaudited interim condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, and in the opinion of ATK's management, include all normal and recurring adjustments that are considered necessary for the fair statement of the results for the interim periods. For the avoidance of doubt, the below information does not give effect to the distribution and, as such, includes the ATK A&D business and the ATK Sporting business. For financial information giving effect to the transactions, see "Summary Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page [      ]. The following information should be read together with ATK's consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See "Where You Can Find More Information" beginning on page [      ]. ATK's historical consolidated financial information may not be indicative of the future performance of ATK or the combined company.

	As of and for the Three Months Ended June 29,	As of and for the Three Months Ended June 30,
			As of and for the Fiscal Year Ended March 31,
(Amounts in thousands, except per share data or percentages)
	2014	2013	2014	2013	2012	2011	2010
Results of Operations
Sales	$1,275,391	$1,078,743	$4,775,128	$4,362,145	$4,613,399	$4,842,264	$4,807,666
Cost of sales	964,806	836,731	3,635,486	3,421,276	3,618,503	3,840,698	3,776,355

Gross profit	310,585	242,012	1,139,642	940,869	994,896	1,001,566	1,031,311
Operating expenses:
Research and development	8,814	10,425	62,520	64,678	66,403	64,960	75,896
Selling	63,122	42,764	203,976	162,359	169,984	164,063	168,986
General and administrative	83,094	63,198	282,840	244,189	262,923	246,817	236,084
Trade name and goodwill impairment(1)	—	—	—	—	—	—	38,008

Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	155,555	125,625	590,306	469,643	495,586	525,726	512,337
Interest expense, net	(23,390)	(13,823)	(79,792)	(65,386)	(88,620)	(87,052)	(77,494)
Loss on extinguishment of debt	—	—	—	(11,773)	—	—	—

Income before income taxes and noncontrolling interest	132,165	111,802	510,514	392,484	406,966	438,674	434,843
Income tax provision	46,498	39,661	169,428	120,243	143,762	124,963	156,473

Net income before noncontrolling interest	85,667	72,141	341,086	272,241	263,204	313,711	278,370
Less net income attributable to noncontrolling interest	69	103	171	436	592	536	230

Net income attributable to Alliant Techsystems Inc.	$85,598	$72,038	$340,915	$271,805	$262,612	$313,175	$278,140

Alliant Techsystems Inc.'s earnings per common share:
Basic	$2.71	$2.26	$10.76	$8.38	$7.99	$9.41	$8.48
Diluted	2.59	2.24	10.42	8.34	7.93	9.32	8.33
Financial Position
Net current assets	$1,433,301	$1,070,551	$1,331,448	$1,311,877	$1,402,758	$995,747	$931,163
Net property, plant, and equipment	693,353	622,338	697,551	602,320	604,498	587,749	561,931
Total assets	5,844,957	4,382,554	5,771,146	4,383,010	4,541,746	4,443,845	3,869,624
Long-term debt (including current portion)	2,091,416	1,263,176	2,092,978	1,073,877	1,302,002	1,609,709	1,393,554
Total Alliant Techsystems Inc. stockholders' equity	2,013,056	1,558,632	1,911,575	1,502,169	1,226,795	1,156,758	798,594
Other Data
Depreciation and amortization of intangible assets	$33,318	$25,877	$117,776	$106,062	$108,885	$111,186	$99,830
Capital expenditures(2)	(29,501)	(29,552)	145,964	96,889	122,292	130,201	143,472
Cash dividends per common share	$0.32	$0.26	$1.10	$0.92	$0.80	$0.20	—
Gross margin (gross profit as a percentage of sales)	24.4%	22.4%	23.9%	21.6%	21.6%	20.7%	21.5%

(1)
In fiscal 2010, ATK recorded a non-cash asset impairment charge of $38.0 million related to the decision to discontinue use of the Thiokol and MRC trade names.

(2)
Capital expenditures are shown net of capital expenditures included in accounts payable and financed through operating leases.

 Summary Historical Financial Data of Orbital

        The following table sets forth summary historical consolidated financial information for Orbital. The historical consolidated financial information for Orbital for each of the years in the five-year period ended December 31, 2013 is derived from the audited consolidated financial statements of Orbital as of and for each of the five years ended December 31, 2013. The historical consolidated financial information for Orbital as of and for the six months ended June 30, 2014 and 2013 has been derived from Orbital's unaudited interim consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which is incorporated herein by reference, and the historical consolidated financial information for Orbital as of June 30, 2013 has been derived from Orbital's unaudited interim consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 and in the opinion of Orbital's management, includes all normal and recurring adjustments that are considered necessary for the fair statement of the results for the interim periods. The following information should be read together with Orbital's consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See "Where You Can Find More Information" beginning on page [      ]. Orbital's historical consolidated financial information may not be indicative of the future performance of Orbital or the combined company.

	Six Months Ended June 30,		Year Ended December 31,
(Amounts in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Operating Data:
Revenues	$641,409	$667,894	$1,365,271	$1,436,769	$1,345,923	$1,294,577	$1,125,295
Cost of revenues	530,842	505,407	1,062,466	1,097,190	1,074,389	1,007,668	890,313
Operating expenses	72,325	105,074	189,260	227,008	191,740	213,895	182,689

Income from operations	38,242	57,413	113,545	112,571	79,794	73,014	52,293
Investment gains and losses, net	—	—	—	—	—	—	(2,162)
Interest income and other, net	11,793 (1)	1,042	(5,368) (2)	749	19,335	1,848	7,130
Interest expense	(2,210)	(2,294)	(4,556)	(11,275)	(11,096)	(9,778)	(9,039)
Debt extinguishment expense	—	—	—	(10,261)	—	—	—

Income before taxes	47,825	56,161	103,621	91,784	88,033	65,084	48,222
Income tax provision	(17,481)	(20,280)	(35,255)	(30,778)	(20,639)	(17,615)	(11,615)

Net income	$30,344	$35,881	$68,336	$61,006	$67,394	$47,469	$36,607

Basic income per share	$0.50	$0.60	$1.13	$1.03	$1.14	$0.81	$0.64
Diluted income per share	0.50	0.59	1.13	1.02	1.13	0.81	0.63
Basic weighted-average shares outstanding	60,558	59,918	60,161	59,165	58,531	57,683	56,787
Diluted weighted-average shares outstanding	60,981	60,228	60,444	59,457	59,127	58,335	57,496
Cash Flow Data:
Cash flow from operating activities	$109,930	$(7,448)	$52,615	$(7,666)	$65,136	$(479)	$102,783
Cash flow from investing activities	(6,163)	(15,833)	(18,819)	(26,586)	(59,815)	(134,452)	(44,105)
Cash flow from financing activities	(3,587)	1,648	(283)	7,357	1,483	14,360	(13,999)

	As of June 30,		As of December 31,
	2014	2013	2013	2012	2011	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$366,017	$210,691	$265,837	$232,324	$259,219	$252,415	$372,986
Net working capital	694,404	576,831	639,956	522,122	416,050	316,617	364,429
Total assets	1,307,179	1,241,892	1,284,761	1,211,454	1,130,800	1,062,536	929,481
Long-term obligations, net	131,250	138,750	135,000	143,236	131,182	125,535	120,274
Stockholders' equity	830,755	759,180	795,301	713,546	643,279	568,617	502,460

(1)
In the six months ended June 30, 2014, Orbital recorded insurance income of $12 million (pretax) pertaining to a satellite anomaly.

(2)
In 2013, Orbital recorded a $10.0 million pretax charge ($6.1 million after tax) to write off a non-current asset and a $3.7 million gain (pretax and after tax) on the sale of investments.

 Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The following table shows summary unaudited pro forma condensed consolidated financial information (referred to as the "summary pro forma financial information") about the financial condition and results of operations of the combined company after giving effect to (i) the consummation of ATK's acquisition of Bushnell and Savage Arms included within Vista Outdoor, (ii) the Vista Outdoor dividend to be paid to ATK immediately prior to the distribution, estimated at $350.0 million, (iii) the Sporting transfers and the distribution, (iv) the use of the proceeds from the Vista Outdoor dividend, together with cash on hand if necessary, to purchase or redeem ATK's outstanding 6.875% Senior Subordinated Notes due 2020, including the make-whole premium, and (v) the consummation of the merger. The merger will be accounted for using the acquisition method of accounting, with ATK treated as the accounting acquirer.

        The historical financial information has been adjusted to give effect to events that are directly attributable to the transactions and factually supportable and, in the case of the statement of income information, that are expected to have a continuing impact. The summary pro forma financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies or other restructuring that may result from the merger. In addition, the summary pro forma financial information does not purport to be indicative of the financial position or operating results of the combined company that would have occurred if the transactions had been completed as of the beginning of the periods presented, nor does it purport to project the future financial position or operating results of the combined company.

        It should be noted that ATK and Orbital have different fiscal years. Accordingly, the summary unaudited pro forma condensed consolidated statement of income (referred to as the "summary pro forma income statement") information for the year ended March 31, 2014 has been derived from ATK's historical consolidated statement of comprehensive income for the year then ended and Orbital's historical consolidated statement of comprehensive income for the fiscal year ended December 31, 2013. The summary pro forma income statement information for the three months ended June 29, 2014 has been derived from ATK's historical consolidated statement of comprehensive income for the three months then ended and Orbital's historical consolidated statement of comprehensive income for the three months ended March 31, 2014. The summary unaudited pro forma condensed consolidated balance sheet (referred to as the "summary pro forma balance sheet") information has been derived from ATK's and Orbital's historical consolidated balance sheets as of June 29, 2014 and June 30, 2014, respectively.

        The summary pro forma balance sheet information has been prepared as of June 29, 2014 and gives effect to the consummation of the transactions as if they had occurred on that date. The summary pro forma income statement information, which has been prepared for the year ended March 31, 2014 and the three months ended June 29, 2014, gives effect to the consummation of the transactions as if they had occurred on April 1, 2013 for ATK and January 1, 2013 for Orbital.

        The summary pro forma financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and accompanying notes of ATK and Orbital, incorporated herein by reference and the more detailed unaudited pro forma condensed consolidated financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page [    ] and "Where You Can Find More Information" beginning on page [    ].

(in thousands, except per share data)	As of and for the Three Months Ended June 29, 2014	For the Fiscal Year Ended March 31, 2014
Net sales	$1,060,591	$4,472,486
Cost of Sales	837,996	3,496,883

Gross profit	222,595	975,603
Consolidated earnings	46,917	258,647

Less: Net income attributable to noncontrolling interests	69	171
Net earnings attributable to controlling interests	46,848	258,476

Basic earnings per common share attributable to common stockholders	$0.80	$4.39
Diluted earnings per common share attributable to common stockholders	0.78	4.31
Cash and cash equivalents	$227,267
Total assets	$5,613,136
Long-term debt, excluding current portion	$1,596,250
Total equity	$2,165,643

 Equivalent and Comparative Per Share Information

        The following table sets forth, for the year ended March 31, 2014 and the quarter ended June 30, 2014, selected per share information for ATK common stock on a historical and pro forma combined basis and, for the six months ended June 30, 2014 and the year ended December 31, 2013, selected per share information for Orbital common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended March 31, 2014, in the case of ATK, and December 31, 2013, in the case of Orbital, the information in the table is unaudited. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the distribution and the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the data with the historical consolidated financial statements and related notes of ATK and Orbital contained in their respective Annual Reports on Form 10-K for the years ended March 31, 2014 and December 31, 2013, respectively, and their respective Quarterly Reports on Form 10-Q for the quarters ended June 29, 2014 and June 30, 2014, respectively, as applicable, all of which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ].

        The Orbital ATK pro forma combined earnings per share were calculated using the methodology as described below in the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page [    ]. The Orbital ATK pro forma combined cash dividends per common share represent ATK's historical cash dividends per common share. We cannot be certain, and can make no assurances, that the combined company will continue to declare dividends in the future and, as such, the amount and timing of any future dividends are not determinable. The combined company's dividend policy will be determined by its board of directors. The Orbital ATK pro forma combined book value per share was calculated by dividing total combined ATK and Orbital pro forma common stockholders' equity by pro forma equivalent common shares. The Orbital pro forma equivalent per common share amounts were calculated by multiplying the Orbital ATK pro forma combined per share amounts by the exchange ratio of 0.449.

		Orbital ATK	Orbital
	ATK
		Pro Forma Consolidated	Pro Forma Equivalent
	Historical
Basic earnings per common share from continuing operations attributable to common stockholders
Year ended March 31, 2014	$10.76	$4.39	$1.97
Three months ended June 29, 2014	2.71	0.80	0.36
Diluted earnings per common share from continuing operations attributable to common stockholders
Year ended March 31, 2014	10.42	4.31	1.94
Three months ended June 29, 2014	2.59	0.78	0.35
Cash dividends declared per common share
Year ended March 31, 2014	1.10	1.10	0.49
Three months ended June 29, 2014	0.32	0.32	0.14
Book value per common share
As of March 31, 2014	60.03
As of June 29, 2014	63.04	36.44	16.36

Orbital
Historical
Basic earnings per common share from continuing operations
Year ended December 31, 2013	$1.13
Six months ended June 30, 2014	0.50
Diluted earnings per common share from continuing operations
Year ended December 31, 2013	1.13
Six months ended June 30, 2014	0.50
Cash dividends declared per common share
Year ended December 31, 2013	0.00
Six months ended June 30, 2014	0.00
Book value per common share
As of December 31, 2013	13.14
As of June 30, 2014	13.71

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, projected timetable, revenue enhancements, expected tax treatment of the transaction, competitive positions, growth opportunities, plans and objectives of the management of each of ATK, Orbital, the combined company and Vista Outdoor, the merger and other transactions, the markets for ATK and Orbital common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, income and cash flow of ATK and Orbital, wherever they occur in this joint proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of ATK and Orbital and involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this joint proxy statement/prospectus.

        Words or phrases such as "may," "will," "expected," "intend," "estimate," "anticipate," "believe," "project" or "continue," and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus, including in the section entitled "Risk Factors" beginning on page [    ]. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in ATK's and Orbital's filings with the SEC, including their respective Annual Reports on Form 10-K for the fiscal years ended March 31, 2014 and December 31, 2013, respectively, those set forth in the section entitled "Risk Factors," beginning on page [    ], as well as, among others, risks and uncertainties relating to:

  •
  the parties' ability to consummate the transaction;

  •
  the conditions to the completion of the transaction, including the receipt of approval of both ATK's stockholders and Orbital's stockholders;

  •
  the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule;

  •
  the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

  •
  the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected timeframes or at all and the possibility that the parties may be unable to successfully integrate Orbital's operations with those of the ATK A&D business;

  •
  the integration of Orbital's operations with those of the ATK A&D business being more difficult, time-consuming or costly than expected;

  •
  operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction;

  •
  the retention of certain key employees;

  •
  Vista Outdoor's ability to operate successfully as a standalone business;

  •
  each of Vista Outdoor's, ATK's and Orbital's ability to adapt its services to changes in technology or the marketplace;

  •
  each of Vista Outdoor's, ATK's and Orbital's ability to maintain and grow its relationship with its customers;

  •
  the market prices of ATK common stock and Orbital common stock prior to the distribution and merger, and the market prices of Vista Outdoor common stock after the distribution and Orbital ATK common stock after the merger;

  •
  reductions or changes in NASA or U.S. Government military spending, timing of payments and budgetary policies, including impacts of sequestration under the Budget Control Act of 2011, and sourcing strategies;

  •
  intense competition;

  •
  increases in costs, which the business may not be able to react to due to the nature of U.S. Government contracts;

  •
  changes in cost and revenue estimates and/or timing of programs;

  •
  the potential termination of U.S. Government contracts and the potential inability to recover termination costs;

  •
  reduction or change in demand for commercial ammunition, firearms or accessories, including the risk that placed orders exceed actual customer requirements;

  •
  risks associated with expansion into new and adjacent commercial markets;

  •
  actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates and health care cost trend rates;

  •
  greater risk associated with international business, including foreign currency exchange rates and fluctuations in those rates;

  •
  other risks associated with U.S. Government contracts that might expose Vista Outdoor, ATK or Orbital to adverse consequences;

  •
  costs of servicing debt, including cash requirements and interest rate fluctuations;

  •
  security threats, including cybersecurity and other industrial and physical security threats, and other disruptions;

  •
  supply, availability, and costs of raw materials and components, including commodity price fluctuations;

  •
  government laws and other rules and regulations applicable to Vista Outdoor, ATK and Orbital, such as procurement and import-export control, and federal and state defense, firearms and ammunition regulations;

  •
  the novation of U.S. Government contracts;

  •
  performance of subcontractors;

  •
  development of key technologies and retention of a qualified workforce;

  •
  fires or explosions at any of Vista Outdoor's, ATK's or Orbital's facilities;

  •
  environmental laws that govern past practices and rules and regulations, noncompliance with which may expose Vista Outdoor, ATK or Orbital to adverse consequences;

  •
  impacts of financial market disruptions or volatility on customers and vendors;

  •
  results of acquisitions or other transactions, including the ability to successfully integrate acquired businesses and realize anticipated synergies, cost savings and other benefits, and costs incurred for pursuits and proposed acquisitions that have not yet or may not close;

  •
  unanticipated changes in the tax provision or exposure to additional tax liabilities; and

  •
  the costs and ultimate outcome of litigation matters and other legal proceedings.

        ATK and Orbital assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. In the event that a party does update any forward-looking statement, no inference should be made that the parties will make additional updates with respect to that statement, related matters or any other forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    ], you should carefully consider the following risks before deciding whether to vote for the share issuance proposal, in the case of ATK stockholders, or for the merger proposal, in the case of Orbital stockholders. In addition, you should read and consider the risks associated with each of the businesses of ATK and Orbital because these risks will also affect the combined company. Descriptions of some of these risks can be found in ATK's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and Orbital's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page [    ].

Risk Factors Relating to the Transaction

         The transaction may not be completed on the terms or timeline currently contemplated or at all. Failure to complete the transaction could negatively impact the stock prices and the future business and financial results of ATK and Orbital.

        The completion of the transaction is subject to certain conditions, including (1) approval by ATK stockholders and Orbital stockholders, (2) the expiration or termination of the required waiting period under the HSR Act, (3) the absence of certain legal impediments, (4) the effectiveness of certain filings with the SEC, (5) receipt of opinions from legal counsel regarding the intended tax treatment of the transaction, (6) Vista Outdoor's payment of the Vista Outdoor dividend to ATK and (7) other customary closing conditions. See "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Conditions to Completion of the Merger" beginning on page [    ]. We cannot assure you that the transaction will be consummated on the terms or timeline currently contemplated, or at all. We have expended and will continue to expend a significant amount of time and resources on the transaction, and a failure to consummate the transaction as currently contemplated, or at all, could have a material adverse effect on ATK's and Orbital's businesses and results of operations.

        If the transaction is not completed, the ongoing businesses of ATK or Orbital may be adversely affected and Orbital and ATK will be subject to several risks, including the following:

  •
  being required, under certain circumstances, to pay the other party a termination fee of $50 million and/or reimburse certain expenses up to $10 million;

  •
  having to pay substantial other costs and expenses relating to the proposed transaction, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred and will continue to be incurred until closing;

  •
  under the transaction agreement, each of ATK and Orbital being subject to certain restrictions on the conduct of its business, which may adversely affect its ability to execute certain business strategies while the transaction is pending;

  •
  the focus of management of each of the companies on the transactions instead of on pursuing other opportunities that could be beneficial to the companies;

  •
  the market price of ATK common stock or Orbital common stock could decline to the extent that the current market price reflects a market assumption that the transaction will be completed; and

  •
  if the transaction agreement is terminated and either board of directors seeks another business combination, stockholders of ATK or Orbital, as applicable, cannot be certain that ATK or Orbital, as applicable, will be able to find a party willing to enter into a business combination or other strategic transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the transaction agreement;

in each case, without realizing any of the anticipated benefits of having the transaction completed. In addition, if the transaction is not completed, ATK and/or Orbital may experience negative reactions from the financial markets and from their respective customers and employees. ATK and/or Orbital could also be subject to litigation related to any failure to complete the transaction or to enforcement proceedings commenced against ATK or Orbital to perform their respective obligations under the transaction agreement. If the transaction is not completed, Orbital and ATK cannot assure their respective stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Orbital or ATK.

         The combined company and Vista Outdoor may each be unable to take certain actions after the merger because such actions could jeopardize the tax-free status of the distribution or the merger, and such restrictions could be significant.

        Under the tax matters agreement to be entered into by ATK and Vista Outdoor on or prior to the distribution date (referred to as the "tax matters agreement"), the combined company and Vista Outdoor each will be prohibited from taking actions or omissions that could reasonably be expected to cause the distribution to be taxable or to jeopardize the conclusions of the opinions of counsel received by ATK or Orbital.

        In particular, for two years after the distribution, the combined company and Vista Outdoor may not:

  •
  liquidate (or partially liquidate), whether by merger, consolidation or otherwise;

  •
  redeem or otherwise repurchase its capital stock, subject to certain exceptions provided by the tax matters agreement;

  •
  cease to be engaged in the active conduct of, or sell or transfer more than 30% of the gross assets or gross consolidated assets of, certain businesses; or

  •
  enter into any agreement, understanding or arrangement with respect to any transaction or series of transactions involving the acquisition, issuance, repurchase or change of ownership of (1) in the case of the combined company, any of the combined company's capital stock and (2) in the case of Vista Outdoor, 30% or more of the Vista Outdoor capital stock, in each case together with options or other rights in respect of that capital stock, subject to certain exceptions relating to employee compensation arrangements, open market stock repurchases and stockholder rights plans.

        Each party is permitted to take any of the actions described above if it obtains an opinion of counsel that is reasonably acceptable to the other party (or an IRS private letter ruling) to the effect that the action will not affect the tax-free status of the distribution, the merger or certain related transactions. Such rulings or opinions may not be obtainable, however. In addition, the receipt of any such opinion or IRS ruling in respect of an action Vista Outdoor or the combined company proposes to take will not relieve Vista Outdoor or the combined company of any obligation it has to indemnify the other party if such action causes the distribution, merger or certain related transactions to be taxable.

        Because of these restrictions, for two years after the distribution, ATK and Vista Outdoor may each be limited in the amount of capital stock they can issue to make acquisitions or to raise additional capital. Also, Vista Outdoor's indemnity obligation to ATK may discourage, delay or prevent a third party from acquiring control of Vista Outdoor during this two-year period in a transaction that stockholders of Vista Outdoor might consider favorable. For additional information, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Tax Matters Agreement" beginning on page [    ].

         The pendency of the transaction could adversely affect the business and operations of ATK and Orbital and may result in the departure of key personnel.

        In connection with the pending distribution and merger, some customers of each of ATK and Orbital may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenues, earnings and cash flows of ATK and Orbital, as well as the market price of ATK common stock or Orbital common stock, regardless of whether the transaction is completed. Similarly, current and prospective employees of ATK and Orbital may experience uncertainty about their future roles with the combined company following the transaction, which may materially adversely affect the ability of each of ATK and Orbital to attract and retain key personnel during the pendency of the transaction. In addition, certain key personnel of ATK, including ATK's current CEO, are expected to leave ATK and work for Vista Outdoor after the completion of the transaction.

         If the distribution does not qualify as a tax-free spin-off under Section 355 of the Code, including as a result of subsequent acquisitions of stock of ATK or Vista Outdoor, then ATK or ATK stockholders immediately prior to the distribution may be required to pay substantial U.S. federal income taxes, Vista Outdoor may be obligated to indemnify ATK for such taxes imposed on the combined company, and ATK may be obligated to indemnify Vista Outdoor for such taxes imposed on Vista Outdoor.

        The distribution and the merger are conditioned upon ATK's receipt of an opinion of counsel to the effect that the distribution, merger and certain related transactions will qualify as tax-free to ATK, Vista Outdoor, Orbital and the stockholders of ATK and Orbital for U.S. federal income tax purposes, except with respect to any cash received by such stockholder in lieu of fractional shares, and except for any gain or loss from any intercompany transactions (within the meaning of Treasury Regulations Section 1.1502-13) taken into account upon the distribution. The distribution and the merger are also conditioned upon Orbital's receipt of an opinion of counsel to the effect that the merger will qualify as tax-free to Orbital and the Orbital stockholders for U.S. federal income tax purposes, except with respect to cash received by such stockholders in lieu of fractional shares. The parties will not, however, seek a private letter ruling from the IRS with respect to the tax-free treatment of the distribution, the merger or any related transactions. An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. The opinions of counsel are based on, among other things, certain representations and assumptions as to factual matters made by ATK, Vista Outdoor and Orbital. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the distribution or certain related transactions were taxable, ATK stockholders would recognize income on their receipt of Vista Outdoor stock in the distribution, and ATK would be considered to have made a taxable sale of certain of its assets to Vista Outdoor, and could recognize a substantial amount of taxable gain.

        The distribution will be taxable to ATK pursuant to Section 355(e) of the Code if there is a 50% or more change in ownership of either ATK or Vista Outdoor, directly or indirectly, as part of a plan or series of related transactions that include the distribution. Because ATK stockholders will collectively own more than 50% of the ATK common stock following the merger, the merger alone will not cause the distribution to be taxable to ATK under Section 355(e). However, Section 355(e) could apply if other acquisitions of stock of ATK before or after the merger, or of Vista Outdoor after the merger, are considered to be part of a plan or series of related transactions that include the distribution. If Section 355(e) applied, ATK would be considered to have made a taxable sale of certain of its assets to Vista Outdoor and could recognize a substantial amount of taxable gain.

        Under the tax matters agreement, in certain circumstances, and subject to certain limitations, Vista Outdoor will be required to indemnify ATK against any taxes incurred by ATK on the distribution that arise as a result of actions or failures to act by Vista Outdoor, or as a result of Section 355(e) applying due to acquisitions of Vista Outdoor stock after the distribution. Any such indemnification obligation could materially adversely affect Vista Outdoor's financial condition. Additionally, Vista Outdoor's indemnity obligation to ATK may discourage, delay or prevent a third party from acquiring control of Vista Outdoor during this two-year period in a transaction that stockholders of Vista Outdoor might consider favorable.

        In other cases, however, ATK might recognize taxable gain on the distribution without being entitled to an indemnification payment under the tax matters agreement, and if such tax is imposed on Vista Outdoor, then ATK will generally be required to indemnify Vista Outdoor against that tax. The possibility of ATK recognizing and not being indemnified for this gain, or of being required to indemnify Vista Outdoor, may discourage, delay or prevent a third party from acquiring stock of ATK during the two years after the merger is consummated in a transaction that stockholders of ATK might consider favorable. For additional information, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger" beginning on page [    ].

         If the merger does not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the stockholders of Orbital may be required to pay substantial U.S. federal income taxes.

        Although ATK and Orbital intend that the merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, it is possible that the IRS may assert that the merger fails to qualify as such. If the IRS were to be successful in any such contention, or if for any other reason the merger were to fail to qualify as a "reorganization," each U.S. holder (as defined on page [    ]) of Orbital common stock would recognize gain or loss with respect to all such U.S. holder's shares of Orbital common stock based on the difference between (i) that U.S. holder's tax basis in such shares and (ii) the aggregate cash and the fair market value of the ATK common stock received. For additional information, see the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—The Merger—Consequences to U.S. Holders of Orbital Common Stock" beginning on page [    ].

Risk Factors Relating to the Merger

         The exchange ratio is fixed and will not be adjusted in the event of any change in either ATK's or Orbital's stock price.

        Upon closing of the merger, each share of Orbital common stock (other than shares owned by Orbital, ATK or Merger Sub, which will be canceled) will be converted into the right to receive 0.449 shares of ATK common stock, with cash paid in lieu of fractional shares. This exchange ratio was fixed in the transaction agreement and will not be adjusted for changes in the market price of either ATK common stock or Orbital common stock. Changes in the price of ATK common stock prior to the merger will affect the market value that Orbital stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following:

  •
  changes in ATK's or Orbital's businesses, operations, performance and prospects;

  •
  reductions or changes in NASA or U.S. Government spending;

  •
  changes in U.S. Government budgetary policies;

  •
  changes in market assessments of the business, operations and prospects of ATK or Orbital;

  •
  investor behavior and strategies, including market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory clearance of the merger;

  •
  interest rates, general market and economic conditions and other factors generally affecting the price of ATK's and Orbital's common stock; and

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which Orbital and ATK operate.

        The price of ATK common stock at the closing of the merger may vary from its price on the date the transaction agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of ATK and Orbital. As a result, the market value represented by the exchange ratio will also vary.

        As a result of the distribution, we expect the market price of shares of ATK common stock to decline because the market price will no longer include the value of the ATK Sporting business. The value of ATK common stock that Orbital stockholders will receive in the merger will reflect the combination of Orbital and ATK A&D and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does. We cannot predict the amount of this decline, as the market price of shares of ATK common stock may fluctuate based on the perceived values of the common stock of Orbital ATK and Vista Outdoor in anticipation of the distribution and the merger, and it may not be possible to estimate the value of either Orbital ATK common stock or Vista Outdoor common stock in advance of an active trading market for both. Therefore, current and historical market prices of ATK common stock are not reflective of the value that Orbital stockholders will receive in the merger.

        We cannot assure you that, following the distribution and the merger, the combined market prices of the Orbital ATK common stock and the Vista Outdoor common stock will equal or exceed what the combined market price of Orbital common stock and ATK common stock would have been in the absence of the distribution and the merger. It is possible that after the distribution and the merger, the combined equity value of Orbital ATK and Vista Outdoor will be less than the combined equity value of Orbital and ATK before the distribution and the merger.

         ATK's stock price or Orbital's stock price may be negatively impacted by risks and conditions that apply to it, which are different from the risks and conditions applicable to the other party.

        Upon completion of the merger, Orbital stockholders will become holders of Orbital ATK common stock. The businesses and markets of the ATK A&D business and Orbital are different in many respects. There is a risk that various factors, conditions and developments that would not necessarily affect the price of ATK common stock or Orbital common stock could negatively affect the price of the other party's common stock. Please see ATK's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and Orbital's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as each are updated by any subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which are incorporated by reference in this joint proxy statement/prospectus, and the section entitled "Cautionary Statements Regarding Forward-Looking Statements" beginning on page [    ] for a summary of some of the key factors that might affect ATK or Orbital and the prices at which ATK's or Orbital's common stock may trade from time to time.

         Our ability to complete the merger is subject to the receipt of antitrust clearance from government entities, which may impose conditions that could have an adverse effect on ATK or Orbital or could delay or cause us to abandon the merger.

        We are unable to complete the merger until after the applicable waiting period under the HSR Act expires or is terminated. In deciding whether to grant antitrust clearance, the DOJ, which is reviewing the merger under the HSR Act, will consider the effect of the merger on competition within the relevant markets. The DOJ may seek a court order enjoining the transaction or may seek an agreement from us imposing certain requirements or obligations as conditions for not seeking an injunction or otherwise challenging the transaction.

        The transaction agreement requires ATK and Orbital to accept certain conditions from regulators that could adversely impact the combined company. Neither ATK nor Orbital can provide assurances that the transaction will obtain the necessary clearance or that any required conditions will not have a material adverse effect on the combined company following the merger. In addition, neither ATK nor Orbital can provide assurances that the regulatory review process or the regulatory conditions will not result in a delay or the abandonment of the merger. See "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Regulatory Clearances Required for the Merger" beginning on page [    ] and "—The Transaction Agreement—Conditions to Completion of the Transaction" beginning on page [    ].

         Any delay in completing the merger may reduce or eliminate the expected benefits from the merger.

        In addition to the required regulatory clearance and stockholder approvals, the merger is subject to a number of other conditions beyond ATK's and Orbital's control that may prevent, delay or otherwise materially adversely affect its completion. ATK and Orbital cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies and other benefits that it expects to achieve if the merger is successfully completed within its expected time frame. See the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—Conditions to Completion of the Transaction" beginning on page [    ].

         The transaction agreement contains provisions that could discourage a potential competing acquiror of either Orbital or ATK or could result in any competing proposal being at a lower price than it might otherwise be.

        The transaction agreement contains "no shop" provisions that, subject to limited exceptions, restrict Orbital's and ATK's ability to solicit, initiate or knowingly facilitate or encourage competing third-party proposals to acquire all or a significant part of Orbital or ATK, and neither ATK nor Orbital has a unilateral right to terminate the transaction agreement in order to accept an alternative business combination proposal that might result in greater value to its stockholders than the transactions. Further, even if the Orbital board or ATK board withholds or withdraws (or modifies in a manner adverse to the other party) its recommendation of the merger proposal or the share issuance proposal, as applicable, they will still be required to submit the matter to a vote of their respective stockholders at the special meetings unless the transaction agreement is terminated in accordance with its terms. In addition, the other party generally has an opportunity to offer to modify the terms of the merger and the transaction agreement in response to any competing acquisition proposals that may be made before such board of directors may withhold or withdraw (or modify in a manner adverse to the other party) its recommendation. In some circumstances, upon termination of the termination agreement, one of the parties may be required to pay a termination fee to the other party and/or reimburse the other party for certain expenses. For additional information, see the sections entitled

"The Issuance of ATK Shares and the Adoption of the Transaction Agreement—The Transaction Agreement—No Solicitation of Alternative Proposals" beginning on page [    ], "—Changes in Board Recommendations" beginning on page [    ], "—Termination of the Transaction Agreement" beginning on page [    ] and "—Expenses and Termination Fees" beginning on page [    ].

        These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Orbital or ATK from considering or proposing that acquisition, even if it were prepared to offer greater value than provided for under the transaction agreement, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the $50 million termination fee and/or reimbursement of certain expenses up to $10 million that may become payable in certain circumstances, which would represent an additional cost for a potential third party seeking a business combination with either ATK or Orbital.

         The merger will involve substantial costs.

        ATK and Orbital have incurred and expect to continue to incur substantial costs and expenses relating directly to the transaction, including fees and expenses payable to legal, accounting, and financial advisors and other professional fees relating to the transaction, fees relating to obtaining the Vista Outdoor indebtedness and refinancing certain of ATK's existing indebtedness, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses.

         ATK's executive officers and directors and Orbital's executive officers and directors have interests in the transactions that may be different from, or in addition to, the interests of ATK's stockholders and Orbital's stockholders generally.

        Executive officers of ATK and Orbital negotiated, with oversight and input provided by their respective boards of directors, the terms of the transaction agreement. The ATK board approved the transaction agreement and the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger and determined that the transaction agreement and the transactions contemplated thereby, including the merger and the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger, are advisable, fair to and in the best interests of ATK and its stockholders. The Orbital board approved the transaction agreement and determined that the transaction agreement and the merger transactions, including the merger, are advisable, fair to and in the best interests of Orbital and its stockholders. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that ATK's executive officers and directors and Orbital's executive officers and directors may have interests in the transactions that may be different from, or in addition to, the interests of ATK's stockholders or Orbital's stockholders. See the sections entitled "The Issuance of ATK Shares and the Adoption of the Transaction agreement—Interests of ATK Directors and Officers in the Merger" beginning on page [    ] and "—Interests of Orbital Directors and Officers in the Merger" beginning on page [    ].

         Orbital stockholders will not be entitled to appraisal rights in the merger.

        Appraisal rights are statutory rights that, if applicable under law, enable stockholders, in connection with certain mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the merger. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the transaction agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c).

        Because Orbital common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date, and because in the merger the Orbital stockholders will receive shares of ATK common stock which is listed on the NYSE, and is expected to be listed after the merger and the merger otherwise satisfies the foregoing requirements, holders of Orbital common stock will not be entitled to dissenters' or appraisal rights in the merger with respect to their shares of Orbital common stock.

         In connection with the announcement of the transaction agreement, putative class action lawsuits have been filed and are pending as of the date hereof, seeking, among other things, to enjoin the merger, and an adverse ruling in any of these lawsuits may prevent the merger from being effective or from becoming effective within the expected timeframe.

        Putative class action and derivative lawsuits challenging the merger have been filed on behalf of Orbital stockholders in the Court of Chancery of the State of Delaware. On May 9, 2014, a purported class action was filed by Gregory Ericksen; on May 16, 2014, a purported class action was filed by Daniel Walsh; on May 22, 2014, a purported class action was filed by Betty Greenberg; and on May 23, 2014, a purported class action was filed by Michael Blank. On September 16, 2014, Ms. Greenberg voluntarily dismissed her claims.

        The plaintiffs in the three remaining lawsuits allege, among other things, that the directors of Orbital breached their fiduciary duties in connection with the merger, and that ATK, Merger Sub and, in the case of the Ericksen lawsuit, Vista Outdoor aided and abetted such breaches of fiduciary duty. The plaintiffs in each of the remaining lawsuits seek, among other relief, to enjoin the merger or to rescind it in the event it is consummated.

        While Orbital's and ATK's respective directors and management teams believe that the allegations in the remaining complaints are without merit and intend to defend vigorously against these allegations, Orbital and ATK cannot assure you as to the outcome of these, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If any of the three remaining plaintiffs are successful in obtaining an injunction with respect to the merger, such an injunction may prevent the completion of the merger on the agreed upon terms, in the expected time frame or altogether. Whether the plaintiffs' claims are successful, this type of litigation is often expensive and diverts management's attention and resources, which could adversely affect the operation of the businesses of ATK and Orbital. For more information about litigation related to the merger, see "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Litigation Related to the Merger" beginning on page [    ].

Risk Factors Relating to Orbital ATK Following the Merger

Operational Risks

         Orbital and ATK are expected to incur substantial expenses related to the transactions and the integration of the ATK A&D business with Orbital.

        Orbital and ATK are expected to incur substantial expenses in connection with the integration of the businesses, policies, procedures, operations, technologies and systems of Orbital with those of ATK. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. Additionally, the combined company will be providing Vista Outdoor with certain transitional services that will be time consuming and costly. While Vista Outdoor will be paying the combined company for these services, these payments may not be sufficient to fully compensate the combined company for the direct and indirect costs incurred in providing these services, including the time requirements of the combined company's management and employees that could otherwise be spent running the combined company's business.

        While Orbital and ATK have assumed that a certain level of expenses would be incurred in connection with the transactions and the integration of Orbital and the ATK A&D business, there are a number of factors beyond its control that could affect the total amount or the timing of such expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that Orbital ATK expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings and synergies related to the integration of the businesses following the completion of the merger. These integration expenses likely will result in Orbital ATK taking significant charges against earnings following the completion of the merger, but the amount and timing of such charges are uncertain at present.

         Following the merger, the combined company may be unable to integrate successfully the businesses of ATK and Orbital and realize the anticipated benefits of the merger.

        The merger involves the combination of two companies which currently operate as independent public companies. Additionally, there is a significant degree of difficulty and management distraction inherent in the process of establishing Vista Outdoor as an independent public company and simultaneously integrating ATK and Orbital. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the combined company may encounter in the integration process include the following:

  •
  the inability to successfully combine the businesses of ATK and Orbital in a manner that permits the combined company to achieve the cost savings and revenue synergies anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized partly or wholly in the time frame currently anticipated or at all;

  •
  lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

  •
  complexities associated with managing the combined businesses;

  •
  complexities coordinating geographically separate organizations;

  •
  complexities integrating the business cultures of ATK and Orbital, which may prove to be incompatible;

  •
  complexities associated with establishing Vista Outdoor as a separately traded independent public company;

  •
  the potential difficulty in retaining key officers and personnel of ATK and Orbital;

  •
  creation of uniform standards, controls, procedures, policies and information systems;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the transactions; and

  •
  performance shortfalls at one or both of the two companies as a result of the diversion of management's attention caused by completing the merger and integrating the companies' operations.

        In addition, ATK and Orbital have operated and, until the completion of the merger, will continue to operate, independently. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of ATK and Orbital. Members of the combined company's senior management team may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the combined company, service existing customers, attract new customers and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, the combined company could suffer. We cannot assure you that the combined company will successfully or cost-effectively integrate ATK and Orbital. The failure to do so could have a material adverse effect on the combined company's business, financial condition and results of operations.

         The combined company may not realize the growth opportunities and cost synergies that are anticipated from the transaction.

        The success of the transaction will depend, in part, on the ability of the combined company to realize anticipated growth opportunities and cost synergies. Orbital ATK's success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of the ATK A&D business and Orbital's business following the distribution. Even if the combined company is able to integrate the ATK A&D business and Orbital's businesses successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that either ATK or Orbital currently expects from this integration within the anticipated time frame or at all. For example, the combined company may be unable to eliminate duplicative costs, or the benefits from the transaction may be offset by costs incurred or delays in integrating the companies. While it is anticipated that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates.

         The market price of Orbital ATK common stock may decline in the future as a result of the merger.

        The market price of Orbital ATK's common stock may decline in the future as a result of the merger for a number of reasons, including the unsuccessful integration of the ATK A&D business and Orbital (including for the reasons set forth in the preceding risk factors), any unanticipated negative impact on operations or financial results from the distribution of the ATK Sporting business, the failure of ATK to achieve the perceived benefits of the merger, including financial results, or declines in the combined company's industry, business or economy as a whole, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond the control of ATK and Orbital.

         Uncertainties associated with the merger may cause a loss of management personnel and other key employees of ATK or Orbital which could adversely affect the future business and operations of the combined company following the merger.

        ATK and Orbital are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company's success after the merger will depend in part upon its ability to retain key management personnel and other key employees of ATK and Orbital. Current and prospective employees of ATK and Orbital may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of ATK and Orbital to attract and retain key personnel during the pendency of the merger. At the effective time, the employment of certain key members of ATK's current management, including the current Chief Executive Officer and Senior Vice President of Strategy and Business Development of ATK, will be transferred to Vista Outdoor pursuant to the Sporting transfers and no longer employed by the combined company (although Mr. DeYoung, ATK's current Chief Executive Officer, will continue to serve as a director of the combined company). Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of ATK and Orbital.

         Holders of ATK common stock and holders of Orbital common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over the combined company's management.

        ATK stockholders currently have the right to vote in the election of ATK's board and other matters affecting ATK. Orbital stockholders currently have the right to vote in the election of Orbital's board and on other matters affecting Orbital. Immediately after the merger is completed, it is expected that the holders of ATK common stock will own approximately 53.8% of the combined company, on a fully diluted basis, and the holders of Orbital common stock will own approximately 46.2% of the combined company, on a fully diluted basis.

        As a result of the merger, the holders of record of ATK common stock and the holders of record of Orbital common stock will have less influence on the combined company's management and policies than they now have on the management and policies of ATK and Orbital, respectively.

         The unaudited pro forma financial data included in this joint proxy statement/prospectus are preliminary, and Orbital ATK's actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The unaudited pro forma financial data included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or operations would have been had the distribution and the merger been completed on the dates indicated. Orbital ATK's actual results and financial position after the distribution and the merger may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus. For more information, see "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page [    ].

         The internal financial forecasts for the ATK A&D business and Orbital included in this joint proxy statement/prospectus reflect management estimates and the ATK A&D business' and Orbital's actual performance may differ materially from the internal financial forecasts included in this joint proxy statement/prospectus.

        The internal financial forecasts for the ATK A&D business and Orbital included in this joint proxy statement/prospectus are based on assumptions of, and information available to, ATK and Orbital, at the time such internal financial forecasts were prepared. ATK and Orbital do not know whether the assumptions made will be realized. Such information can be adversely affected by known or unknown risks and uncertainties, many of which are beyond ATK's or Orbital's control. Further, internal financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the ATK A&D business and Orbital, respectively, including the factors described under "Risk Factors" beginning on page [    ] and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    ], which factors and changes may impact the internal financial forecasts or the underlying assumptions. As a result of these contingencies, there can be no assurance that the internal financial forecasts of the ATK A&D business or Orbital will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the internal financial forecasts of the ATK A&D business and Orbital in this joint proxy statement/prospectus should not be regarded as an indication that ATK, Orbital, Merger Sub, their respective boards of directors, Vista Outdoor, any of their respective advisors or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

        The internal financial forecasts were prepared for internal use and to assist Orbital and ATK and their respective advisors in evaluating the transaction. The internal financial forecasts were not prepared with a view toward public disclosure or toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Deloitte & Touche LLP ("Deloitte"), ATK's independent registered public accounting firm, nor PricewaterhouseCoopers LLP ("PwC"), Orbital's independent registered public accounting firm, have examined, compiled or performed any procedures with respect to the internal financial forecasts.

        In addition, the internal financial forecasts have not been updated or revised to reflect information or results after the date the internal financial forecasts were prepared or as of the date of this joint proxy statement/prospectus. Except as required by applicable securities laws, neither ATK nor Orbital intends to update or otherwise revise its internal financial forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For more information, see the sections entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Certain ATK Forecasts" beginning on page [    ] and "—Certain Orbital Forecasts" beginning on page [    ].

         The combined company's profitability could be impacted by unanticipated changes in its tax provisions or exposure to additional income tax liabilities.

        The combined company's business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the deductibility of certain expenses, thereby affecting income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in income tax expense.

         The combined company may not continue paying dividends at the current ATK rate, or at all.

        As noted elsewhere in this joint proxy statement/prospectus, the combined company may not follow ATK's current dividend practices following the merger. As a result, stockholders of the combined company may not receive the same dividends or may not receive any dividends following the merger for reasons that may include any of the following factors:

  •
  the combined company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;

  •
  while the dividend practices of ATK involve the distribution of a portion of ATK's cash available to pay dividends, the combined company board could change its practices at any time;

  •
  the actual amount of dividends distributed and the decision to make any distribution will remain at all times entirely at the discretion of the combined company board; and

  •
  the amount of dividends that the combined company may distribute is subject to restrictions under Delaware law.

        Stockholders of the combined company will have no contractual or other legal right to dividends.

         The shares of ATK common stock to be received by Orbital stockholders as a result of the merger will have different rights from the shares of Orbital common stock currently held by Orbital stockholders.

        Upon completion of the merger, Orbital stockholders will receive shares of ATK common stock and their rights as stockholders of the combined company will be governed by the DGCL and ATK's Restated Certificate of Incorporation, as amended (referred to as "ATK's Charter") and ATK's Amended and Restated Bylaws (referred to as "ATK's Bylaws"). The rights associated with ATK common stock are different from the rights associated with Orbital common stock and Orbital's Restated Certificate of Incorporation, as amended (referred to as "Orbital's Charter") and Orbital's Amended and Restated Bylaws (referred to as "Orbital's Bylaws"). See the section entitled "Comparison of Rights of ATK Stockholders and Orbital Stockholders" beginning on page [    ] for a discussion of the different rights associated with ATK common stock.

Other Risk Factors of ATK and Orbital

        ATK's and Orbital's businesses are and will continue to be subject to the risks described above. In addition, ATK and Orbital are, and will continue to be, subject to the risks described in ATK's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and Orbital's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, respectively, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q, each of which is filed with the SEC and is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ] for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

  Alliant Techsystems Inc.

  Alliant Techsystems Inc.
  1300 Wilson Boulevard, Suite 400
  Arlington, Virginia 22209
  Telephone: (703) 412-5960

        Alliant Techsystems Inc., a Delaware corporation, is an aerospace, defense and commercial products company that operates in 21 states, Puerto Rico and internationally. ATK has three operating segments: the Aerospace Group, the Defense Group, and the Sporting Group.

        ATK's Aerospace Group develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provides engineering and technical services. Additionally, the Aerospace Group operates in the military and commercial aircraft and launch structures markets. Other products include illuminating flares and aircraft countermeasures. ATK's Defense Group develops and produces military small-, medium- and large-caliber ammunition, precision munitions, gun systems, and propellant and energetic materials. It also operates the U.S. Army ammunition plant in Independence, MO, and a NAVSEA facility in Rocket Center, WV. ATK's Defense Group is a leader in tactical solid rocket motor development and production for a variety of air-, sea- and land-based systems. ATK's Defense Group serves a variety of domestic and international customers in the defense, aerospace and security markets in either a prime contractor, partner or supplier role. ATK's Aerospace Group business and Defense Group business, collectively, comprise the ATK A&D business.

        ATK's Sporting Group designs, manufactures and markets consumer products in the growing outdoor sports and recreation markets. ATK's Sporting Group serves these markets through its portfolio of over 30 well recognized brands that provide consumers with a range of affordable, high quality products, including sporting ammunition and firearms, outdoor accessories, outdoor sports optics, golf rangefinders and performance eyewear. ATK's Sporting Group serves a broad range of end consumers, including outdoor enthusiasts, hunters and recreational shooters and professional athletes, as well as law enforcement and military professionals. Its products are sold through a wide variety of mass, specialty and independent retailers, such as Walmart, Cabela's, Gander Mountain, Bass Pro Shops, Dick's Sporting Goods, Sportsman's Warehouse and Recreational Equipment, Inc.

        Pursuant to the terms of the transaction agreement, all of the shares of Vista Outdoor (which will own and operate the ATK Sporting business) will be distributed immediately prior to the effective time to the holders of record of ATK common stock. Vista Outdoor will be a standalone, publicly traded company. Following consummation of the distribution, ATK will be comprised of the ATK A&D business, which will combine with Orbital in the merger.

        ATK's common stock is listed on the NYSE under the symbol "ATK".

        Additional information about ATK and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ].

  Orbital Sciences Corporation

  Orbital Sciences Corporation
  45101 Warp Drive
  Dulles, Virginia 20166
  Telephone: (703) 406-5000

        Orbital Sciences Corporation, a Delaware corporation, develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers. Orbital's products and services are grouped into three reportable business segments: launch vehicles, satellites and space systems and advanced space programs, which are described below.

  •
  Launch Vehicles—Rockets that are used as small- and medium-class space launch vehicles that place satellites into Earth orbit and escape trajectories, interceptor and target vehicles for missile defense systems and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

  •
  Satellites and Space Systems—Small- and medium-class satellites that are used to enable global and regional communications and broadcasting, conduct space-related scientific research, collect imagery and other remotely-sensed data about the Earth, carry out interplanetary and other deep-space exploration missions, and demonstrate new space technologies.

  •
  Advanced Space Programs—Human-rated space systems for Earth-orbit and deep-space exploration, small- and medium-class satellites used for national security space programs and to demonstrate new space technologies, and advanced flight systems for atmospheric and space missions.

        Orbital's common stock is listed on the NYSE under the symbol "ORB".

        Additional information about Orbital and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ].

  Vista Outdoor Inc.

        Vista Outdoor Inc., a wholly owned subsidiary of ATK (referred to as "Vista Outdoor"), is a Delaware corporation that was formed under the name Vista SpinCo Inc. on April 24, 2014 and whose shares will be distributed by ATK pro rata to ATK stockholders pursuant to the terms and conditions of the transaction agreement. Following the Sporting transfers, which are described further beginning on page [    ], Vista Outdoor will be comprised of the subsidiaries, assets, liabilities and employees of the ATK Sporting business and, upon completion of the distribution, Vista Outdoor will be a standalone, publicly traded company. Upon completion of the transactions, Mr. DeYoung, the current Chief Executive Officer and President of ATK, will serve as the Chairman and Chief Executive Officer of Vista Outdoor. Mr. Nolan, the current Senior Vice President of Strategy and Business Development at ATK, will serve as the Senior Vice President and Chief Financial Officer of Vista Outdoor. Mr. Scott D. Chaplin, the current Senior Vice President, General Counsel and Secretary of ATK, will serve as the Senior Vice President and General Counsel of Vista Outdoor. Vista Outdoor will be headquartered in Utah and is expected to employ nearly 5,800 workers in the United States, Puerto Rico, Mexico and Canada. Until the completion of the transactions, Vista Outdoor will not conduct any activities other than those incidental to its formation and the matters contemplated by the transaction agreement in connection with the Sporting transfers and the distribution.

  Vista Merger Sub Inc.

        Vista Merger Sub Inc., a wholly owned subsidiary of ATK (referred to as "Merger Sub"), is a Delaware corporation that was formed on April 24, 2014 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will be merged with and into Orbital, with Orbital surviving as a wholly owned subsidiary of ATK. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the transaction agreement in connection with the merger.

 THE ATK SPECIAL MEETING

Date, Time and Place

        The special meeting of ATK stockholders will be held at [            ], on [            ], 2014 at [            ], local time.

Purpose of the ATK Special Meeting

        At the ATK special meeting, ATK stockholders will be asked:

  •
  to consider and vote on the share issuance proposal; and

  •
  to consider and vote on the ATK adjournment proposal.

Recommendation of the Board of Directors of ATK

        After careful consideration, the ATK board, on April 28, 2014, unanimously approved the transaction agreement and the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger and determined that the transaction agreement and the transactions contemplated thereby, including the merger and the issuance of shares of ATK common stock to Orbital stockholders pursuant to the merger, are advisable, fair to and in the best interests of ATK and its stockholders.

        The ATK board accordingly unanimously recommends that the ATK stockholders vote "FOR" each of the share issuance proposal and the ATK adjournment proposal.

 ATK Record Date; Stockholders Entitled to Vote

        Only holders of record of shares of ATK common stock at the close of business on [                        ], 2014, the record date for the ATK special meeting, will be entitled to notice of, and to vote at, the ATK special meeting or any adjournments or postponements thereof. A list of stockholders of record entitled to vote at the special meeting will be available for review for any purpose germane to the special meeting of ATK at our executive offices and principal place of business at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209 for inspection by stockholders during ordinary business hours for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

        As of the close of business on the record date, there were outstanding a total of [            ] shares of ATK common stock entitled to vote at the ATK special meeting. As of the close of business on the record date, approximately [        ]% of the outstanding shares of ATK common stock were held by ATK directors and executive officers and their affiliates. We currently expect that ATK's directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

        Each share of ATK common stock owned on ATK's record date is entitled to one vote on each proposal at the ATK special meeting.

        If you own shares of ATK common stock that are registered in the name of someone else, such as a broker, bank, trust company or other nominee, you are not a holder of record and instead hold your shares in "street name." Holders in street name will need to (i) direct that organization to vote those shares or (ii) obtain authorization from them and vote the shares yourself at the ATK special meeting, as described below.

 Quorum

        A quorum is necessary to transact business at the ATK special meeting. Stockholders who hold at least a majority of the outstanding ATK common stock as of the close of business on the record date and who are entitled to vote at the ATK special meeting must be present or represented by proxy in order to constitute a quorum for the transaction of business at the ATK special meeting. Shares of ATK common stock represented at the ATK special meeting but not voted, including shares for which a stockholder directs an "abstention" from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by a broker, bank, trust company or other nominee that is present in person or by proxy at the ATK special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted as present for purposes of establishing a quorum. Shares of ATK common stock held in treasury will not be included in the calculation of the number of shares of ATK common stock represented at the meeting for purposes of determining whether a quorum is present.

Required Vote

        Approval of the share issuance proposal and the ATK adjournment proposal each requires the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at the meeting. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions.

Abstentions and Broker Non-Votes

        If you are an ATK stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal or the ATK adjournment proposal, assuming a quorum is present. If you are an ATK stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal and the ATK adjournment proposal.

Voting in Person

        If you plan to attend the ATK special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, trust company or other nominee) authorizing you to vote at the special meeting.

        In addition, please be prepared to provide proper identification, such as a driver's license or passport. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee proving ownership on the ATK record date, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

Voting of Proxies

        A proxy card is enclosed for your use. ATK requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is properly executed and returned, the shares of ATK common stock represented by it will be voted at the ATK special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

        If a proxy is returned without an indication as to how the shares of ATK common stock represented are to be voted with regard to a particular proposal, the ATK common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related ATK proxy card other than the matters set forth in ATK's Notice of Special Meeting of Stockholders. If any other matter is properly presented at the ATK special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card or submit a proxy via the Internet or by telephone whether or not you plan to attend the ATK special meeting in person.

        All shares represented by properly executed proxies received (including proxies received via the Internet or by telephone) in time for the ATK special meeting will be voted at the meeting in the manner specified by the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the share issuance proposal or the ATK adjournment proposal will be voted "FOR" that proposal.

Participants in Benefit Plans

        Participants in ATK's 401(k) Plan have received voting instruction cards in lieu of a proxy card. Only the trustees of these plans, in their capacity as directed trustees, can vote the plan shares at the ATK special meeting. However, if you are a participating current or former ATK employee, you are entitled, on a confidential basis, to instruct the trustees how to cast the votes attributable to the shares allocated to your plan account, as well as a proportionate number of plan shares for which properly executed instructions are not timely received. If you elect not to vote the shares allocated to your accounts, your shares will be voted in accordance with voting instructions received by the trustees from ATK, or if no such instructions are received from ATK, your shares will be voted proportionally in accordance with the voting instructions received by the trustees from those plan participants who do vote.

Shares Held in "Street Name"

        If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in "street name"), your broker, bank, trust company or other nominee cannot vote your shares on "non-routine" matters without instructions from you. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions, your shares of ATK common stock will not be counted for purposes of determining a quorum at the ATK special meeting, and such shares will not be voted on any proposal at the ATK special meeting on which your broker, bank, trust company or other nominee does not have discretionary authority. All of the proposals at the ATK special meetings are "non-routine" matters and, therefore, your broker, bank, trust company or other nominee does not have discretionary voting power with respect to such proposals.

        Please note that you may not vote shares held in street name by returning a proxy card directly to ATK or by voting in person at the applicable special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee.

        If you are an ATK stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the share issuance proposal or the ATK adjournment proposal, which will have no effect on the vote on these proposals assuming a quorum is otherwise present at the ATK special meeting.

Revocation of Proxies

        You have the power to revoke your proxy at any time before your proxy is voted at the ATK special meeting. If you are a holder of record, you can revoke your proxy in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

  •
  you can attend the ATK special meeting and vote in person, which will cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Corporate Secretary of ATK at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, no later than the beginning of the ATK special meeting.

        If your shares are held in "street name" by your broker, bank, trust company or other nominee, you should contact your broker to change your vote or revoke your proxy.

Tabulation of Votes

        ATK has appointed one or more representatives of The Carideo Group, Inc. to serve as the inspector of election for the ATK special meeting. The inspector of election will, among other matters, determine the number of shares represented at the ATK special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the stockholders.

Solicitation of Proxies

        In accordance with the transaction agreement, the cost of proxy solicitation for the ATK special meeting will be borne by ATK. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of ATK, some of whom may be considered participants in the solicitation, without additional remuneration, by telephone, facsimile or otherwise. ATK will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. ATK has retained Georgeson to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $10,000, plus reasonable expenses, for these services.

Adjournments

        If a quorum is not present or represented, the stockholders entitled to vote at the ATK special meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the share issuance proposal, then ATK stockholders may be asked to vote on the ATK adjournment proposal. No notices of an adjourned meeting need be given unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the ATK special meeting, please contact ATK's proxy solicitor, Georgeson:

Georgeson, Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Stockholders, Banks and Brokers
Call Toll Free: 1-866-297-1410
Email: allianttechsystems@georgeson.com

THE ORBITAL SPECIAL MEETING

Date, Time and Place

        The special meeting is scheduled to be held at [            ], on [            ], 2014 at [            ], local time.

Purpose of the Orbital Special Meeting

        At the Orbital special meeting, Orbital stockholders will be asked:

  •
  to consider and vote on the merger proposal;

  •
  to consider and vote on the Orbital adjournment proposal; and

  •
  to consider and vote on the compensation proposal.

Recommendation of the Board of Directors of Orbital

        After careful consideration, the Orbital board, on April 28, 2014, unanimously approved the transaction agreement and determined that the transaction agreement and the merger transactions, including the merger, are advisable, fair to and in the best interests of Orbital and its stockholders.

        The Orbital board accordingly unanimously recommends that the Orbital stockholders vote "FOR" each of the merger proposal, the Orbital adjournment proposal and the compensation proposal.

        Approval of the merger proposal is subject to a vote by Orbital's stockholders separate from the vote on the approval of the compensation proposal. Approval of the compensation proposal is not a condition to completion of the merger.

Orbital Record Date; Stockholders Entitled to Vote

        Only holders of record of shares of Orbital common stock at the close of business on [                  ], 2014, the record date for the Orbital special meeting, will be entitled to notice of, and to vote at, the Orbital special meeting and at any adjournment or postponements thereof. A list of stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our executive offices and principal place of business at 45101 Warp Drive, Dulles, Virginia 20166 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

        As of the close of business on the record date, there were outstanding a total of [            ] shares of Orbital common stock entitled to vote at the Orbital special meeting. As of the close of business on the record date, approximately [        ]% of the outstanding shares of Orbital common stock were held by Orbital directors and executive officers and their affiliates. We currently expect that Orbital's directors and executive officers will vote their shares in favor of above listed proposals, although none of them has entered into any agreements obligating him or her to do so.

        Each share of Orbital common stock owned on Orbital's record date is entitled to one vote on each proposal at the Orbital special meeting.

        If you own shares of Orbital common stock that are registered in the name of someone else, such as a broker, bank, trust company or other nominee, you are not a holder of record and instead hold your shares in "street name." Holders in street name will need to direct that organization to vote those shares or obtain authorization from them and vote the shares yourself at the Orbital special meeting, as described below.

 Quorum

        A quorum is necessary to transact business at the Orbital special meeting. Stockholders who hold at least a majority of the outstanding Orbital common stock as of the close of business on the record date and who are entitled to vote at the Orbital special meeting must be present or represented by proxy in order to constitute a quorum for the transaction of business at the Orbital special meeting. Shares of Orbital common stock represented at the Orbital special meeting but not voted, including shares for which a stockholder directs an "abstention" from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by a broker, bank, trust company or other nominee that is present in person or by proxy at the Orbital special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted as present for purposes of establishing a quorum. Shares of Orbital common stock held in treasury will not be included in the calculation of the number of shares of Orbital common stock represented at the meeting for purposes of determining whether a quorum is present.

Required Vote

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Orbital common stock entitled to vote thereon. Approval of the Orbital adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Orbital common stock present in person or represented by proxy at the Orbital special meeting and entitled to vote on the proposal.

Abstentions and Broker Non-Votes

        If you are an Orbital stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the merger proposal, but it will have no effect on the Orbital adjournment proposal or the compensation proposal, assuming a quorum is present. If you are an Orbital stockholder and you mark your proxy or provide voting instructions to abstain, it will have the effect of a vote against the merger proposal, the Orbital adjournment proposal and the compensation proposal.

Voting in Person

        If you plan to attend the Orbital special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, trust company or other nominee) authorizing you to vote at the special meeting.

        In addition, please be prepared to provide proper identification, such as a driver's license or passport. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee proving ownership on the Orbital record date, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

 Voting of Proxies

        If you are a holder of record of Orbital common stock as of the record date for the Orbital special meeting there are four ways to have your shares voted:

  •
  You can submit a proxy over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, by following the instructions on your proxy card.

  •
  You can submit a proxy using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your proxy card.

  •
  You may complete, sign and mail your proxy card to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

  •
  Finally, you may vote in person by written ballot at the Orbital special meeting.

        You will need the 16-digit control number included on your proxy card if you vote by Internet or telephone. Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern Time, on [            ], 2014.

        If a proxy is returned without an indication as to how the shares of Orbital common stock represented are to be voted with regard to a particular proposal, the Orbital common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Orbital proxy card other than the matters set forth in Orbital's Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Orbital special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card or submit a proxy via the Internet or by telephone whether or not you plan to attend the Orbital special meeting in person.

        All shares represented by properly executed proxies received (including proxies received via the Internet or by telephone) in time for the Orbital special meeting will be voted at the meeting in the manner specified by the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the merger proposal, the Orbital adjournment proposal or the compensation proposal will be voted "FOR" that proposal.

Participants in Benefit Plans

        Participants in the Deferred Salary & Profit Sharing Plan for Employees of Orbital Sciences Corporation who have shares of Orbital common stock allocated to their plan accounts have received voting instruction cards in lieu of a proxy card. Only the trustee of this plan, in its capacity as directed trustee, can exercise the voting rights with respect to shares of Orbital common stock allocated to participants' plan accounts and held in the plan's trust at the Orbital special meeting. However, if you are a plan participant who has shares of Orbital common stock allocated to your plan account, you are entitled, on a confidential basis, to instruct the trustee how to cast the votes attributable to the shares of Orbital common stock allocated to your plan account. Orbital is entitled to instruct the trustee how to cast the votes attributable to the shares allocated to participants' plan accounts for which no participant direction is timely or properly received.

 Shares Held in "Street Name"

        If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank, trust company or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Orbital or by voting in person at your special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee. Further, brokers who hold shares of Orbital common stock on behalf of their customers may not give a proxy to Orbital to vote those shares without specific instructions from their customers.

        If you are an Orbital stockholder holding your shares in "street name" and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the merger proposal. If you are an Orbital stockholder and do not instruct your broker on how to vote your shares, it will have no effect on the Orbital adjournment proposal and the compensation proposal, assuming a quorum is present.

Revocation of Proxies

        You have the power to revoke your proxy at any time before your proxy is voted at the Orbital special meeting. If you are a holder of record, you can revoke your proxy in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

  •
  you can attend the Orbital special meeting and vote in person, which will cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        If you submit a signed notice of revocation or grant a new written proxy, your notice of revocation or your new proxy must be received by the Corporate Secretary of Orbital at 45101 Warp Drive, Dulles, Virginia 20166 no later than the beginning of the Orbital special meeting. If you do so by telephone or through the Internet, your revised instructions must be received by 11:59 p.m. Eastern Time on [            ], 2014.

        If your shares are held in "street name" by your broker, bank, trust company or other nominee, you should contact your broker to change your vote or revoke your proxy.

Tabulation of Votes

        Orbital has appointed one or more representatives of [            ] to serve as the inspector of election for the Orbital special meeting. The inspector of election will, among other matters, determine the number of shares represented at the Orbital special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the stockholders.

Solicitation of Proxies

        In accordance with the transaction agreement, the cost of proxy solicitation for the Orbital special meeting will be borne by Orbital. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Orbital, some of whom may be considered participants in the solicitation, without additional remuneration, by telephone, facsimile or otherwise. Orbital will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Orbital has retained D.F. King to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services.

Adjournments

        If a quorum is not present or represented, the chairman of the meeting and the stockholders entitled to vote at the Orbital special meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, then Orbital stockholders may be asked to vote on the Orbital adjournment proposal. The chairman of the meeting also has the power to adjourn the Orbital special meeting. No notices of an adjourned meeting need be given unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the ATK special meeting, please contact Orbital's proxy solicitor, D.F. King:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Stockholders call Toll Free: 800-735-3591
Banks and Brokers Call Collect: 212-269-5550
Email: info@dfking.com

ATK PROPOSAL 1 AND ORBITAL PROPOSAL 1: THE ISSUANCE OF ATK SHARES AND THE ADOPTION OF THE TRANSACTION AGREEMENT

ATK Proposal 1: The Issuance of ATK Shares

        ATK is asking its stockholders to authorize the holder of any proxy solicited by the ATK board to approve the issuance of ATK common stock, par value $0.01 per share, in connection with the merger contemplated by the transaction agreement (referred to as the "share issuance proposal").

        Approval of the share issuance proposal requires the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at the meeting. This vote will also satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions.

        If you are an ATK stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal, assuming a quorum is present. If you are an ATK stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal.

Orbital Proposal 1: The Adoption of the Transaction Agreement

        Orbital is asking its stockholders to authorize the holder of any proxy solicited by the Orbital board to adopt the transaction agreement pursuant to which Merger Sub will be merged with and into Orbital (with Orbital surviving the merger as a wholly owned subsidiary of ATK) and each outstanding share of common stock of Orbital (other than shares owned by Orbital, ATK or Merger Sub, which will be cancelled) will be converted into the right to receive 0.449 shares of common stock of ATK, with cash paid in lieu of fractional shares (referred to as the "merger proposal").

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Orbital common stock entitled to vote thereon.

        If you are an Orbital stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the merger proposal. If you are an Orbital stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the merger proposal.

Transaction Steps

  Step 1. Sporting Transfers

        Pursuant to the terms of the transaction agreement, at a time on or prior to the date of the distribution, ATK will cause (1) certain subsidiaries, assets and employees relating to the ATK Sporting business to be transferred to, and certain liabilities relating thereto to be assumed by, Vista Outdoor and (2) certain assets and employees of Vista Outdoor or its subsidiaries relating to the ATK A&D business to be transferred to, and certain liabilities relating thereto to be assumed by, ATK. As part of the Sporting transfers, all cash held by ATK and its subsidiaries other than the ATK retained cash amount (which, subject to certain adjustments including an adjustment for cash interest on $1,740 million of debt, means cash generated by the ATK A&D business between April 1, 2014 and the closing of the merger) and other than, for the avoidance of doubt, the Vista Outdoor dividend amount, will be transferred to Vista Outdoor. Following the transfers, Vista Outdoor and its subsidiaries will own all of the ATK Sporting business, while ATK (other than Vista Outdoor and the Vista Outdoor subsidiaries) will own all of the ATK A&D business.

  Step 2. Incurrence of New Vista Outdoor Debt and Repayment of ATK Indebtedness.

        Prior to, at the time of or immediately following the distribution, Vista Outdoor will enter into a new $750 million senior credit facility, comprised of a $350 million senior secured term loan and a $400 million senior secured revolving credit facility. Other than undrawn letters of credit, Vista Outdoors does not expect to have any borrowings outstanding under the revolving credit facility immediately following the distribution. Vista Outdoor expects the $350 million term loan to mature five years after the closing date of the transaction. Vista Outdoor will use a portion of the proceeds of the debt financing plus any cash on hand to pay a cash dividend (referred to as the "Vista Outdoor dividend") to ATK in an amount equal to the amount by which ATK's total debt as of the closing date exceeds $1,740 million, subject to certain adjustments. The actual amount of the Vista Outdoor dividend will be determined on the closing date. Had the transactions occurred on June 29, 2014, the Vista Outdoor dividend would have been approximately $350.0 million. For more information, see the unaudited pro forma balance condensed consolidated balance sheet as of June 29, 2014, which gives effect to the consummation of the transactions, including the payment of the Vista Outdoor dividend, in the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page [    ].

        The proceeds of the Vista Outdoor dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium. As described above in Step 1, any remaining cash on hand in excess of the ATK retained cash amount and the Vista Outdoor dividend amount will be transferred to Vista Outdoor as part of the Sporting transfers.

  Step 3. Distribution.

        Pursuant to the terms of the transaction agreement, following the Sporting transfers described above and immediately prior to the merger, ATK will spin off Vista Outdoor by distributing all of the issued and outstanding shares of common stock of Vista Outdoor on a pro rata basis to holders of record of ATK common stock, with such ATK stockholders holding 100% of Vista Outdoor following the distribution. Following the distribution, Vista Outdoor will be a standalone, publicly traded company.

  Step 4. Merger.

        Immediately following completion of the distribution, Merger Sub will merge with and into Orbital, with Orbital surviving the merger and becoming a wholly owned subsidiary of ATK. ATK's Charter will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc." In the merger, each share of Orbital common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Orbital, ATK or Merger Sub, which will be canceled) will be converted into the right to receive 0.449 shares of ATK common stock. No fractional shares of ATK's common stock will be issued in the merger. Instead, Orbital's stockholders will receive cash in lieu of any such fractional shares.

        Immediately following the consummation of the transaction, holders of record of ATK common stock will own 100% of Vista Outdoor and approximately 53.8% of the combined company on a fully diluted basis and holders of record of Orbital common stock will own approximately 46.2% of the combined company on a fully diluted basis.

        The following diagram illustrates the approximate estimated ownership of Orbital ATK and Vista Outdoor following the completion of all steps described above:

*
Percentages on a fully diluted basis.

Effects of the Merger

        At the effective time, Merger Sub, a wholly owned subsidiary of ATK formed to effect the merger, will merge with and into Orbital. Orbital will be the surviving corporation in the merger and will thereby become a wholly owned subsidiary of ATK. ATK's Charter will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc."

        In the merger, each outstanding share of Orbital common stock (other than shares owned by Orbital, ATK or Merger Sub, which will be cancelled) will be converted into the right to receive 0.449 shares of ATK common stock for each share of Orbital common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. ATK stockholders will continue to hold their existing ATK shares.

Background of the Merger

        ATK has been a supplier of products, such as solid rocket motors and satellite mechanical components and assemblies, to Orbital for over 25 years. In light of the nature of Orbital's and ATK's businesses and the long-standing commercial relationship between the companies, management of each of Orbital and ATK generally is familiar with the other's businesses, and representatives of Orbital and ATK periodically have consulted on matters relating to their commercial relationship.

        Orbital's management and board of directors regularly review Orbital's performance, prospects and strategy in light of the current business and economic environment, as well as developments in the space and defense industry, and opportunities and challenges facing participants in the industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions, divestitures and business combination transactions. Similarly, ATK's management and board of directors regularly review ATK's performance, prospects and strategy in light of the current business and economic environment, as well as developments in the ammunition and accessories and aerospace and defense industries, and opportunities and challenges facing participants in these industries. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions, divestitures and business combination transactions, as well as the potential separation of ATK's ammunition and accessories business from its aerospace and defense businesses.

        On April 1, 2012, ATK realigned its business structure into three operating segments: the ATK Aerospace Group, the ATK Defense Group and the ATK Sporting Group. The realignment was designed to, among other things, increase efficiency, reduce costs and more effectively support customer needs. A key component of the realignment involved combining ATK's armament systems and missile products businesses into the ATK Defense Group.

        On May 1, 2012, the ATK board met, together with ATK management, to discuss, in addition to certain ordinary course board matters, management's review of strategic alternatives. Mr. Mark W. DeYoung, President and Chief Executive Officer of ATK and Mr. Neal S. Cohen, Executive Vice President and Chief Financial Officer of ATK, discussed with the ATK board possible actions that ATK could take to continue to drive long-term value creation, including the possible spin-off of the ATK Sporting business. The ATK directors and management discussed the potential benefits to ATK stockholders if ATK were to proceed with a spin-off. The ATK board and management also considered and discussed potential acquisition opportunities in each of the sporting, aerospace and defense markets. Following discussion, the ATK board instructed management to continue to evaluate potential strategic alternatives, including a potential spin-off of the ATK Sporting business.

        During the remainder of 2012, the ATK board met on several occasions with ATK management to discuss management's review of strategic alternatives, including a potential spin-off of the ATK Sporting business.

        On October 16, 2012, Mr. David W. Thompson, Chairman, President and Chief Executive Officer of Orbital, met with Mr. DeYoung to discuss on a very preliminary basis potential strategic transactions between Orbital and ATK. During this conversation, Mr. Thompson expressed interest in a potential transaction between Orbital and all or a part of ATK's Aerospace Group. These discussions were exploratory in nature and did not result in any further actions at that time.

        On October 25, 2012, the Orbital board held a regular meeting, during which Mr. Thompson briefed the Orbital board on his exploratory discussions with Mr. DeYoung.

        In January 2013, the ATK board determined to delay its consideration of a spin-off of the ATK Sporting business. The ATK board took this course of action following its review of market conditions and ATK's business plan as well as ongoing discussions with ATK's management team. The ATK board endorsed ATK's current business plan and believed that executing on this plan presented significant opportunities for ATK. In particular, the ATK board believed that there were growth opportunities for ATK A&D through potential contract wins and international expansion and that there were several attractive potential acquisition opportunities for the ATK Sporting business. The ATK board instructed ATK's management team to develop strategies to execute on these plans.

        Also in January 2013, members of ATK management met to review ATK's corporate strategy and to consider potential strategic acquisitions, divestitures and business combination transactions that they believed could be compelling to ATK and its stockholders. As part of this review, ATK management developed a list of potential acquisition targets in the ammunition and accessories industry, including Savage Sports Corporation ("Savage Arms") and Bushnell Group Holdings, Inc. ("Bushnell"). Savage Arms is one of the world's largest manufacturers of hunting rifles and shotguns, and Bushnell is a leading global designer, marketer and distributor of branded sports optics, outdoor accessories and performance eyewear.

        On January 31 and February 1, 2013, the ATK board met, together with ATK management, to discuss certain ordinary course board matters and to discuss management's review of strategic alternatives. During the meeting, ATK management presented to the board its list of potential acquisition targets. ATK management discussed that acquiring Savage Arms would add long guns to ATK's portfolio of commercial and security ammunition products and shooting sports and security-related accessories, and that acquiring Bushnell would result in a comprehensive product offering in commercial and security ammunition products, sporting arms and accessories. Following discussion, the ATK board instructed management to continue to evaluate potential strategic alternatives, including potential transactions with Savage Arms and Bushnell.

        In February 2013, ATK management met with representatives of BofA Merrill Lynch. The parties discussed BofA Merrill Lynch assisting ATK in its evaluation of one or more possible strategic acquisitions, divestitures or business combinations.

        On March 6, 2013, the ATK board met, together with ATK management, to discuss ATK's corporate strategy and to receive an update on management's review of strategic alternatives. The ATK board evaluated its strategic growth plan and discussed potential opportunities to continue building leading ammunition and accessories and aerospace and defense businesses in the near-term. The discussion of potential opportunities included strategic mergers and acquisitions, portfolio rationalization, accelerated spending on organic growth, debt reduction and other capital deployment initiatives. The ATK board and management considered the advantages and disadvantages of each opportunity as well as related risks, including risks related to federal budget uncertainties. The ATK board and management also discussed, among other things, ATK's strategy in each of its businesses. The ATK board and management also discussed potential acquisition targets for the ATK Sporting business, including Savage Arms and Bushnell. The ATK board and management also discussed potential strategic transactions involving ATK A&D, including a potential combination of the propulsion systems, satellite systems and space components businesses (such businesses referred to together as the "space systems business") with other participants in the industry, including Orbital. Following discussion, the ATK board instructed management to continue to evaluate potential strategic alternatives and to otherwise continue executing on the ATK business plan. Following the ATK board meeting, Mr. DeYoung requested a meeting with Mr. Thompson to discuss potential strategic transactions involving ATK and Orbital, which meeting was scheduled for April 2, 2013.

        In March 2013, at the direction of the ATK board, ATK management and its representatives began discussions with Savage Arms and its representatives regarding the potential acquisition of Savage Arms by ATK. These discussions continued over the following months, and included negotiations for an acquisition of Savage Arms by ATK, which culminated in May 2013 with the execution of an acquisition agreement. The acquisition closed on June 21, 2013, after which Savage Arms was integrated into the ATK Sporting business.

        On March 12, 2013, the Orbital board held a regular meeting with members of Orbital senior management present. At the meeting, Mr. Thompson provided a strategic overview and outlook for Orbital's business, including the company's growth plans for the next four years and the major operational and financial risks in achieving these objectives. The Orbital board asked about near-term operational challenges and market opportunities as well as management's views on potential strategic transactions. Mr. Gregory A. Jones, Vice President, Corporate Strategy and Development of Orbital, presented several potential acquisition targets, including a potential acquisition of a major part of ATK's Aerospace Group. Mr. Jones discussed with the Orbital board the benefits and risks of each of these potential acquisitions and identified a transaction with ATK as the most desirable, based on available information. The Orbital board agreed that several of these acquisitions were worth considering and authorized Orbital management to continue exploring the transactions, including a potential transaction with ATK. The Orbital board also determined that the company's basic strategy was sound, that management should continue to focus on executing this strategy, and that it was unlikely that a sale of all or a substantial part of Orbital would provide acceptable value to the company's stockholders.

        On March 21, 2013, Orbital and ATK entered into a confidentiality agreement to facilitate the exchange of information in their ongoing discussions.

        On April 2, 2013, Mr. Thompson and Mr. Jones, Mr. Garrett E. Pierce, Vice Chairman and Chief Financial Officer of Orbital, and Dr. Antonio L. Elias, Executive Vice President and Chief Technology Officer of Orbital, met with Mr. DeYoung, Mr. Cohen, Mr. Scott D. Chaplin, Senior Vice President, General Counsel and Secretary of ATK, and Mr. Stephen Nolan, Senior Vice President of Strategy and Business Development of ATK, to discuss potential strategic transactions between Orbital and ATK. These discussions were exploratory in nature and principally focused on a potential combination of Orbital and ATK's space systems business. The parties discussed three potential transactions: (1) an acquisition of Orbital by ATK, (2) a sale of ATK's space systems business to Orbital and (3) a spin-off by ATK of its space systems business, followed by a merger of this business with Orbital. Messrs. Thompson and DeYoung and their teams discussed the potential benefits for each transaction and agreed that one or more of the potential transactions might be attractive to both companies and that the parties should continue to evaluate these alternatives.

        On April 8, 2013, Messrs. Thompson, Pierce and Jones spoke by telephone with Mr. DeYoung to follow up on the April 2, 2013 meeting and to continue their discussion of potential strategic transactions. During this meeting, Orbital management conveyed that the Orbital board did not believe adequate value would be received by Orbital stockholders in an acquisition of Orbital by ATK. Orbital management instead outlined two potential options for a strategic transaction involving Orbital and ATK: (1) an acquisition by Orbital of all or a portion of ATK's space systems business and (2) a spin-off by ATK of its space systems business, followed by a merger of this business with Orbital.

        On April 16, 2013, the ATK board met, together with ATK management, to discuss ATK's corporate strategy and to receive an update on management's review of strategic alternatives. ATK management reported that it believed its existing strategic growth plan remained on track. Specifically, management believed that strong organic performance and attractive acquisition opportunities would likely drive growth in the ATK Sporting business and that significant contract wins and attractive international opportunities would likely drive growth in ATK A&D. The ATK board and management also discussed ATK's ongoing portfolio optimization initiative whereby the company would potentially seek to exit certain businesses when it could obtain attractive valuations. ATK management then provided an update on its review of potential strategic alternatives, including the potential transactions with Orbital that Messrs. DeYoung and Thompson and members of ATK and Orbital management had discussed in the prior weeks. When evaluating the strategic alternatives, the ATK board and management considered, among other factors, ATK's ability to finance such alternatives, management's perception of the priorities of the applicable counterparty, potential political and regulatory issues and strategic fit with ATK's desire to build new, or extend existing, leadership positions in its key markets. Following discussion, the ATK board determined that, depending on its terms and conditions, a transaction with Orbital might be compelling for ATK stockholders, and therefore the ATK board instructed management to continue to engage in discussions with Orbital regarding a potential transaction.

        On April 25, 2013, the Orbital board held a regular meeting with members of Orbital senior management present. During this meeting, Mr. Jones provided the Orbital board with an overview of potential acquisition targets, including the potential transaction with ATK. Mr. Jones discussed with the Orbital board the benefits and risks of each of these potential acquisitions. Mr. Jones explained to the Orbital board that management's identification and evaluation of these potential acquisition targets were preliminary in nature and additional analysis needed to be conducted prior to determining whether any of the potential acquisition targets could result in a viable transaction for Orbital. Following Mr. Jones' presentation, the Orbital board agreed that these acquisition candidates were potentially attractive and authorized Orbital management to continue exploring these potential transactions.

        On April 29 and May 1, 2013, the ATK board met, together with ATK management and representatives of a consulting firm, to discuss ATK's corporate strategy. Representatives of the consulting firm discussed with the ATK board and management the challenges and opportunities of ATK's current strategy, which included discussions regarding ATK's strategic opportunities and risks, and ATK's performance as compared to its competitors and peers.

        On May 30, 2013, the ATK board met, together with ATK management, to receive an update on management's review of strategic alternatives, including the ongoing discussions with Orbital. The ATK board and management discussed, among other things, three potential transactions with Orbital: (1) an acquisition of Orbital by ATK, (2) a sale of ATK's space systems business to Orbital and (3) a spin-off by ATK of its space systems business, followed by a merger of this business with Orbital. ATK management noted that, in light of various considerations, including the feedback received from Orbital in their discussions, existing valuation gaps and execution risk, it believed that only a sale of ATK's space systems business to Orbital appeared achievable in the near term. Following the discussion, the ATK board instructed management to continue to engage in discussions with Orbital regarding a potential sale of ATK's space systems business and not to pursue the other two alternative transactions.

        In June and July 2013, Messrs. DeYoung, Cohen, Nolan and Chaplin and Mr. Blake E. Larson, Senior Vice President of ATK and President of the ATK Aerospace Group, along with representatives of BofA Merrill Lynch, held a series of discussions with Messrs. Pierce and Jones and Mr. Michael R. Williams, Senior Vice President and Treasurer of Orbital, and representatives of Citi regarding potential strategic transactions between ATK and Orbital. In the course of these discussions, ATK management conveyed to Orbital management that ATK was only interested in a sale of ATK's entire space systems business, and Orbital management provided preliminary guidance as to Orbital's approach to valuation. During this time, ATK and Orbital continued to exchange additional diligence materials and other information.

        On July 25, 2013, the Orbital board held a regular meeting with members of Orbital senior management present. During this meeting, Mr. Jones provided the Orbital board with an update on the potential acquisition targets presented to the Orbital board at its April 25, 2013 meeting. Mr. Jones explained to the Orbital board that, other than the potential transaction with ATK, management had determined that the other targets would not result in a viable transaction for Orbital due to either a compelling strategic fit with Orbital's business at a reasonable acquisition price or a lack of interest in selling the applicable business or due to regulatory and/or governance issues at the target that would prevent the target from consummating a transaction with Orbital. Based on this determination, Mr. Jones informed the Orbital board that Orbital management had focused its efforts on the potential transaction with ATK. Mr. Jones then updated the Orbital board on the potential transaction with ATK, focusing on the potential acquisition of ATK's space systems business. Mr. Jones discussed with the Orbital board the strategic benefits of the potential acquisition of ATK's space systems business and, following this discussion, the Orbital board instructed Orbital management to continue to pursue this potential transaction.

        On July 29, 2013, Messrs. Pierce and Jones met with Messrs. Cohen and Nolan to discuss ATK's space systems business, including revenue and business opportunities in each of the propulsion systems, satellite systems and space components businesses.

        On July 31, 2013, the ATK board met to discuss, in addition to certain ordinary course board matters, ATK's potential acquisition of Bushnell. During this meeting, the ATK board and management also conducted a portfolio assessment, including an examination of strategic options such as continued growth through acquisitions and targeted divestitures. The ATK board also discussed the potential sale of ATK's space systems business to Orbital. At the direction of the ATK board, throughout August 2013, ATK and its representatives held discussions with Bushnell and its representatives regarding the potential acquisition of Bushnell by ATK. On September 4, 2013, ATK entered into an agreement to acquire Bushnell. The acquisition closed on November 1, 2013, after which Bushnell was integrated into the ATK Sporting business.

        On September 9, 2013, Messrs. DeYoung, Cohen, Nolan, Chaplin and Larson met to review the status of ATK's discussions with Orbital, including certain valuation considerations and risks associated with the potential transaction. In particular, the members of ATK management discussed that a sale of ATK's space systems business would reduce the size, and potentially the scale, of ATK A&D, and that maintaining or increasing scale in the aerospace and defense industry remained an important part of ATK's strategy. Following the discussion, ATK management decided to explore with Orbital the possibility of including some or all of the ATK Defense Group businesses, in addition to the space systems business already under consideration, as part of a larger business combination transaction.

        On September 19, 2013, Messrs. Thompson and DeYoung met to continue their discussions regarding a potential transaction between the parties. Mr. DeYoung informed Mr. Thompson that a sale of ATK's space systems business alone may not be attractive to ATK, and that, without foreclosing the possibility of a sale of the space systems business, he believed another transaction structure might be more attractive to both companies. As part of this discussion, Mr. DeYoung suggested that ATK and Orbital explore a potential transaction including not only ATK's space systems business, but also other ATK A&D businesses, such as ATK's defense electronics, tactical missiles and aerospace structures businesses, which aligned well with Orbital's products and strategic interests. Messrs. Thompson and DeYoung discussed the potential strategic merits of combining Orbital with ATK's space systems business and ATK's defense electronics, tactical missiles and aerospace structures businesses, as well as a potential transaction structure that would involve a tax-free spin-off of the ATK Sporting business immediately prior to a tax-free stock-for-stock merger of equals combination of the two companies. The parties agreed to discuss the potential transaction further in the following week.

        On September 24, 2013, Messrs. Thompson and DeYoung spoke by telephone and confirmed their mutual interest in continuing exploratory discussions concerning a potential transaction involving ATK's space systems business and some or all of ATK's other aerospace and defense businesses. Messrs. Thompson and DeYoung agreed to confer with their respective boards of directors regarding the potential transaction structure initially discussed at their September 19 meeting to determine if both companies' boards would be interested in continuing preliminary discussions.

        On October 24, 2013, the Orbital board held a regular meeting with members of Orbital senior management present. During this meeting, Mr. Thompson updated the Orbital board regarding the discussion of a possible merger of equals transaction pursuant to which Orbital would merge with the ATK Aerospace Group and the non-munitions business of the ATK Defense Group. At this meeting, Mr. Jones delivered a presentation to the Orbital board regarding the potential transaction with ATK. Among other topics, he described the potential transaction structure and compared this new larger stock-for-stock transaction against the previous transactions contemplated, including an acquisition of ATK's space systems business for cash. Mr. Thompson noted that the discussions with ATK were preliminary and that Mr. DeYoung needed to confer with the ATK board about the possibility of a transaction structure which would also involve the spin-off by ATK of the ATK Sporting business.

        On November 4 and 5, 2013, the ATK board met, together with ATK management, to discuss, in addition to certain ordinary course board matters, management's review of strategic alternatives. During the meeting, ATK management provided an overview of the potential sale of ATK's space systems business to Orbital, and the risks and other considerations associated with such a transaction, including that such a sale would reduce the size, and potentially the scale, of ATK A&D, and that, if the transaction proceeded, it would be challenging to later separate the ATK Sporting business from ATK's missile and defense business. The ATK board and management also discussed that the parties were far apart on valuation of the space systems business and that the sale of the space systems business for cash would likely have significant negative tax implications for ATK. In light of these considerations, the ATK board concluded not to continue pursuing a sale of only ATK's space systems business to Orbital for cash.

        ATK management then provided the ATK board with an overview of the alternative potential transaction that recently had been discussed with Orbital pursuant to which the ATK Aerospace Group and the non-munitions business of the ATK Defense Group would combine with Orbital in a merger of equals transaction. As part of this potential transaction, the ATK Sporting business and the munitions business of the ATK Defense Group would operate together as a standalone "sporting" company owned by ATK stockholders. The ATK directors and management discussed the strategic considerations of this potential transaction. The ATK directors also considered the potential challenges associated with separating the munitions and non-munitions businesses of the ATK Defense Group, and they also compared such a transaction with a portfolio optimization strategy whereby the company would potentially seek to exit certain businesses when it could obtain attractive valuations. The ATK board concluded that it believed the potential transaction with Orbital would likely be most compelling to ATK and its stockholders based on, among other factors, financial, strategic, and valuation considerations, and the ATK board directed management to continue to engage in preliminary discussions with Orbital regarding this potential transaction. The ATK board also directed management to discuss with Orbital the possibility of a business combination that would include the separation of the ATK Sporting business and the combination of all of ATK A&D with Orbital in order to, among other things, eliminate the risk that combining only part of ATK A&D with Orbital would leave the remaining part with reduced scale that would place it at a competitive disadvantage. The board agreed to convene a special board meeting in late December 2013 or early January 2014 to further assess strategic alternatives, including a potential transaction with Orbital.

        On November 21, 2013, Messrs. Thompson and DeYoung met to discuss a potential transaction between their companies. During this meeting, Mr. DeYoung proposed a larger business combination that would include the munitions and advanced weapons businesses of the ATK Defense Group, which were within ATK A&D but previously had been outside the scope of any proposed transaction. On November 27, 2013, at the request of Mr. DeYoung, Messrs. Thompson and DeYoung met again to discuss a potential transaction pursuant to which (1) the ATK Sporting business would be separated from ATK and, immediately thereafter, Orbital would combine with all of ATK A&D and (2) ATK stockholders would own 100% of the standalone ATK Sporting business company and a majority of the combined company, with the specific combined company equity split to be negotiated in due course (this potential transaction was referred to as "Project Vista"). Messrs. Thompson and DeYoung discussed a path forward for the exchange of information to allow for a detailed evaluation of the potential transaction and agreed that they would have to discuss the framework of any such transaction with their respective boards.

        On December 5, 2013, the Orbital board held a regular meeting, during which Mr. Thompson updated the Orbital board regarding his continued discussions with Mr. DeYoung with respect to a transaction structure involving a combination of Orbital and ATK A&D, including the munitions business of the ATK Defense Group. Mr. Thompson informed the Orbital board that preliminary, exploratory due diligence discussions regarding Project Vista were underway, including, in particular, efforts to better understand the businesses of the ATK Defense Group in order to determine whether a broader business combination involving these businesses supported Orbital's overall strategic goals. Following Mr. Thompson's update, the Orbital board discussed the potential transaction structure and potential benefits associated with this larger merger of equals transaction and directed management to further assess the strategic and financial merits of pursuing Project Vista.

        On December 6, 2013, Messrs. Pierce and Jones, along with representatives of Citi, met with Messrs. Cohen, Nolan and Larson and representatives of BofA Merrill Lynch to discuss Project Vista and certain aspects of the munitions and advanced weapons business of the ATK Defense Group. During the meeting, the management teams of Orbital and ATK also discussed their respective business forecasts. Also on this date, Orbital and ATK entered into an amended and restated confidentiality agreement to reflect the potential transaction now being considered by the parties.

        During the month of December and through the first half of January 2014, Messrs. Thompson and DeYoung engaged in a number of additional preliminary discussions regarding the potential business combination. The parties discussed, among other things, the potential structure of a business combination, valuation matters and the potential post-closing governance structure of the combined company. Orbital management continued to evaluate whether the inclusion of the entire ATK Defense Group in a business combination would fit within Orbital's overall strategic goals. The parties also discussed a potential supply agreement pursuant to which, for a period following the closing, the combined company would supply certain ammunition products and gun powder products to the standalone ATK Sporting business. Messrs. Pierce and Jones and Messrs. Cohen, Nolan and Chaplin, as well as representatives of Citi and BofA Merrill Lynch, also met during this period to discuss, among other things, managements' respective business forecasts and various diligence matters. On a number of occasions during this period, Orbital, representatives of Hogan Lovells US LLP ("Hogan Lovells"), Orbital's legal counsel, ATK and representatives of Cravath, Swaine & Moore LLP ("Cravath"), ATK's legal counsel, discussed structuring, tax and other legal considerations related to a potential business combination that included a separation of the ATK Sporting business. Throughout this period, members of Orbital and ATK management updated the Orbital board and the ATK board, respectively, regarding the discussions through communications with the directors.

        On January 8, 2014, the ATK board met, together with ATK management, to receive an update on the status of management's review of strategic alternatives, including conversations and analyses relating to Project Vista. Messrs. DeYoung and Nolan reviewed the various strategic alternatives available to ATK, including continuing ATK's portfolio optimization plan, selling ATK's space systems business to Orbital and engaging in Project Vista. The ATK board and management discussed, among other things, whether such alternatives were likely to allow ATK to build new, or extend existing, leadership positions in its key markets; whether such alternatives were likely to create meaningful synergies; and whether such alternatives were likely to be achievable in light of management's perception of the counterparty's desire to consummate a transaction and any required regulatory approvals. Mr. Nolan then reviewed recent discussions with Orbital management regarding Project Vista, and Mr. Nolan and other members of ATK management provided reports on potential business, financial and legal considerations based on due diligence then conducted to date. The ATK directors and management discussed the strategic rationale for Project Vista, including the prospect of creating a stronger competitor in the defense industry, with increased scale; potential cost and revenue synergies; and an opportunity to unlock the value of the ATK Sporting business by creating a more focused sporting business, free of defense market requirements. Management and the ATK board also discussed and considered whether there were any parties other than Orbital that might be interested in engaging in a transaction similar to Project Vista. The ATK board and ATK management discussed the proposed Project Vista transaction structure, noting that the transaction would be generally tax-free to ATK and Orbital as well as to ATK and Orbital stockholders. The ATK board considered certain post-closing governance matters, such as the potential board composition and executive leadership of both the combined company and the standalone ATK Sporting business. ATK management then presented certain financial metrics for ATK and Orbital. ATK management summarized its preliminary valuation discussions with Orbital, including each party's current projections and the factors behind an existing valuation gap. ATK management noted that while a valuation gap remained, it believed the parties could narrow the gap with further discussions, and management recommended that ATK continue to pursue Project Vista. Following an extensive discussion, including considering which strategic alternative would likely be most compelling to ATK and its stockholders based on, among other factors, financial, strategic, and valuation considerations, the ATK board instructed management to continue to engage in discussions with Orbital regarding Project Vista.

        On January 10, 2014, Messrs. Thompson and DeYoung spoke by telephone to confirm their mutual interest in continuing to explore Project Vista. Also on this date, Messrs. Pierce and Jones had a discussion with Mr. Cohen on valuation and exchanged valuation models. A further telephone conversation between Messrs. Thompson and DeYoung took place on January 24, 2014 to discuss due diligence and other related matters. During this conversation, Messrs. Thompson and DeYoung agreed to continue negotiations regarding Project Vista.

        On January 28, 2014, the ATK board met, together with ATK management and representatives of BofA Merrill Lynch, to discuss, in addition to ordinary course board matters, strategic alternatives, including Project Vista. Mr. Nolan and BofA Merrill Lynch reviewed potential strategic alternatives for ATK, including continuing its existing portfolio optimization plan, the potential sale of the ATK space systems business to Orbital and Project Vista. The ATK board, together with management and BofA Merrill Lynch, also discussed Orbital's business, its financial projections, ATK management's valuation and the strategic alignment of ATK and Orbital. The ATK board gave guidance on the ongoing valuation negotiations between the parties. ATK management and the ATK board also discussed other possible strategic alternatives, such as merging ATK A&D with a company other than Orbital, or a standalone spin-off of the ATK Sporting business. Factors considered, with respect to each strategic alternative, included strategic merit, valuation, potential value creation for ATK stockholders and execution risk. Also during this meeting, Mr. Chaplin reviewed with the board its fiduciary obligations as it considered the various strategic alternatives, including Project Vista. Following an extensive discussion, the ATK board determined that Project Vista was most compelling for ATK and its stockholders and instructed management to continue to pursue the transaction. Members of ATK management then reviewed with the ATK board likely next steps in the process.

        On January 28, 2014, Orbital's board held a regular meeting with members of Orbital senior management present. During this meeting, Messrs. Thompson and Jones provided the Orbital board with a presentation regarding Project Vista, including the benefits and risks of the potential transaction to Orbital and its stockholders. In addition, Messrs. Thompson and Jones informed the Orbital board that, based on Orbital management's ongoing due diligence review of the ATK Defense Group, Orbital management had gained a better understanding of the ATK Defense Group, including the synergies between its munitions and non-munitions businesses, and had determined that a business combination that included both the ATK Aerospace and Defense Groups fit within Orbital's overall strategic goals. Members of Orbital management discussed with the Orbital board the efficiencies and economies expected to be created from the potential transaction and discussed the merger of equals transaction structure and associated benefits to Orbital and its stockholders. Orbital's management team then informed the Orbital board that, based on its own analyses and the preliminary financial analyses of Citi, Orbital's management believed the potential transaction would significantly benefit Orbital and its stockholders. Following Messrs. Thompson's and Jones' presentation, the Orbital board requested Orbital's management to provide additional information related to Project Vista and to conduct additional analyses regarding the benefits and risks of the potential transaction. Mr. Thomas E. McCabe, Senior Vice President, General Counsel and Secretary of Orbital, provided an overview of the Board's fiduciary obligations in this context. The Orbital board then approved Orbital's management continuing to pursue Project Vista.

        Throughout January and early February 2014, Messrs. Thompson, Pierce, Jones and McCabe held in-person and telephonic meetings with Messrs. DeYoung, Cohen, Nolan and Chaplin to negotiate the transaction structure, valuation matters and the proposed equity split of the combined company, and as part of these discussions exchanged financial information regarding each business. By the end of January 2014, Orbital and ATK management had agreed on a consistent approach to valuation methodology and, in the first week of February 2014, the management teams exchanged their respective valuations for each of Orbital and ATK A&D. During one of these valuation discussions, Mr. Pierce indicated that Orbital was potentially willing to accept that, at the time of its merger with Orbital, ATK A&D would have approximately $1.7 billion in total debt. Using this assumed debt level and their respective valuations, Orbital and ATK management then exchanged proposals for the equity split of the combined company. Specifically, ATK proposed that ATK stockholders would own approximately 56.3% of the equity of the combined company on a fully-diluted basis and Orbital stockholders would own the remaining approximately 43.7%, while Orbital proposed that ATK stockholders and Orbital stockholders would own approximately 51.3% and 48.7%, respectively. The difference in the proposed equity splits was attributable to different views and assumptions related to the projected future growth and cash flow of the two businesses. In addition, during this January and early February 2014 period, members of Orbital and ATK management discussed various other diligence matters, including environmental, tax, pension, contract and legal diligence, and also discussed on a preliminary basis certain governance matters related to a potential transaction.

        On February 6, 2014, Messrs. Thompson and DeYoung met to discuss valuation in connection with Project Vista. Messrs. Thompson and DeYoung discussed the enterprise value of each of Orbital and ATK A&D and agreed that, consistent with prior discussions among Orbital and ATK management, as part of the potential transaction and immediately prior to the spin-off of the ATK Sporting business, the new ATK Sporting company would incur new indebtedness and would use the proceeds thereof to pay a dividend to ATK in an amount such that, at the time of its merger with Orbital, ATK A&D would have approximately $1.7 billion in total debt. Messrs. Thompson and DeYoung also discussed their respective valuations for each of Orbital and ATK A&D and, based on these discussions and the information received to date from the other party, and subject to confirmatory due diligence and agreement on other terms and conditions and review and approval by each party's board, Messrs. Thompson and DeYoung discussed a transaction structure whereby ATK stockholders would own approximately 53.8% of the equity of the combined company on a fully-diluted basis and Orbital stockholders would own the remaining approximately 46.2%. During this meeting, Messrs. Thompson and DeYoung also discussed certain non-financial terms of the potential transaction, including the transaction structure and certain governance matters regarding the combined company.

        On February 7, 2014, the Orbital board held a special meeting with members of Orbital senior management present. During this meeting, Mr. Thompson updated the Orbital board on the status of discussions with ATK. Mr. Thompson informed the Orbital board that the parties had reached preliminary agreement regarding the valuation of Orbital and ATK A&D, subject to confirmatory due diligence and agreement on other terms and conditions and review and approval by each party's board. Mr. Thompson also informed the Orbital board that the parties had agreed that ATK A&D would have approximately $1.7 billion in total debt and that following completion of the transaction, ATK's stockholders would own approximately 53.8% of the combined company on a fully-diluted basis and Orbital's stockholders would own approximately 46.2%. Finally, Mr. Thompson updated the Orbital board on the discussions regarding the potential governance of the combined company. Mr. Thompson informed the Orbital board that the agreed upon terms of the potential transaction remained subject to due diligence, negotiation of definitive transaction agreements and the review and approval of both the Orbital board and the ATK board. Following Mr. Thompson's update, Mr. Pierce provided the Orbital board with an overview of ATK's capital structure and provided additional information regarding financial aspects of the proposed combination, including the ATK pension obligation to be assumed by the combined company. The Orbital board then instructed Orbital management to continue to pursue Project Vista.

        Between February 7, 2014 and February 17, 2014, Messrs. Pierce, Jones and McCabe met several times with Messrs. Cohen, Nolan and Chaplin to exchange additional diligence materials relating to Project Vista and to discuss the business prospects of Orbital and ATK A&D.

        On February 17, 2014, Mr. McCabe and Mr. Chaplin along with representatives of Cravath and Hogan Lovells, met telephonically to discuss next steps in the due diligence process. Over the next few days, the parties agreed on a list of outstanding due diligence items and began to exchange additional materials.

        After this meeting and continuing through signing of the transaction agreement, Orbital and ATK management and their respective advisors continued to engage in due diligence and exchange additional due diligence materials.

        On February 21, 2014, the Orbital board held a special meeting with members of Orbital senior management present. During this meeting, Mr. Thompson provided the Orbital board with an update regarding the status of Project Vista, indicating that both Orbital and ATK were continuing due diligence and that various aspects of the transaction terms were still being discussed and evaluated by both parties. Following Mr. Thompson's update, the Orbital board discussed Project Vista, including a review of those ATK A&D businesses less familiar to the Orbital board, and discussed the benefits of Project Vista to Orbital's stockholders. The Orbital board then authorized management to continue discussions with ATK regarding Project Vista.

        On March 6, 2014, the Orbital board held a regular meeting with members of Orbital senior management and representatives of Citi and Hogan Lovells present. During the meeting, Mr. Thompson updated the Orbital board on Project Vista, including the potential ownership and governance of the combined company following consummation of the transaction. Following Mr. Thompson's update, the Orbital board discussed the benefits of Project Vista to Orbital's stockholders as well as the risks associated with the transaction. Following this discussion, members of Orbital's management team, including Mr. Pierce, Mr. Jones, Mr. McCabe and Dr. Elias, provided the Orbital board with an update of Orbital's ongoing due diligence review of ATK A&D. Mr. McCabe and the representatives of Hogan Lovells discussed the Orbital board's fiduciary duties in reviewing the potential transaction and the principal terms of the potential transaction. Representatives of Citi then provided the Orbital board with an analysis of the potential transaction, including a comparison of the financial projections prepared by the parties. Throughout their presentation, the Citi representatives responded to questions from the Orbital board regarding the financial analysis, including the expected financial position of the combined company. Following Citi's presentation, members of the Orbital board requested Orbital management to provide additional information regarding Project Vista at its next meeting. The Orbital board of directors then authorized Orbital's management to continue pursuing Project Vista.

        On March 12, 2014, the ATK board met, together with ATK management and representatives of BofA Merrill Lynch, to discuss, among other things, Mr. DeYoung's valuation conversations with Mr. Thompson and to receive an update with respect to the additional diligence that ATK and Orbital had conducted. At the meeting, Messrs. DeYoung and Nolan reviewed with the ATK board the status of the discussions with Orbital, including the proposed equity split in the combined company, and management's view of the strategic benefits of Project Vista. Management and the ATK board discussed possible cost and revenue synergies, the proposed transaction structure, including that under the terms being discussed, at the time of its merger with Orbital, ATK A&D would have approximately $1.7 billion in total debt, as well as the status of each due diligence workstream. Also during the meeting, BofA Merrill Lynch discussed with the ATK board certain preliminary financial information on Project Vista relating to ATK A&D, the ATK Sporting business and Orbital, each on a standalone basis, and ATK A&D and Orbital on a combined basis. The ATK directors engaged in discussion and asked questions of management and BofA Merrill Lynch. The ATK board's Personnel and Compensation Committee also met to discuss, among other things, the potential treatment of various equity awards in connection with Project Vista. Following extensive discussion, the ATK board concluded that, subject to the results of ongoing due diligence, it agreed with the proposed 53.8% / 46.2% equity split and instructed management to continue to pursue Project Vista.

        On March 18, 2014 and over the course of several follow-up conversations, Orbital management, including Messrs. Pierce, Jones and McCabe, and ATK management, including Messrs. Cohen, Nolan and Chaplin, as well as representatives of Hogan Lovells and Cravath, met in-person to discuss a proposed transaction timetable and other transaction matters. During these discussions, the parties also discussed certain terms of the transaction to be reflected in the definitive transaction agreement, including the treatment of ATK's outstanding debt.

        On March 21, 2014, Cravath distributed an initial draft of the transaction agreement to Hogan Lovells and Citi providing for the spin-off of the ATK Sporting business and the merger between Orbital and ATK A&D. In the following days, representatives of Cravath and Hogan Lovells discussed by telephone certain aspects of the draft transaction agreement and, over the course of the next several weeks, Orbital and ATK, together with their respective management and legal and financial advisors, continued to negotiate the transaction agreement and ancillary agreements, including the supply agreement term sheet and the forms of the transition services agreement and the tax matters agreement.

        On March 27, 2014, General Ronald R. Fogleman, U.S. Air Force (retired), non-executive chairman of ATK's board, and Mr. DeYoung met in-person with Mr. Thompson to discuss certain post-closing governance and other related matters concerning the combined company. The parties discussed, among other things, the proposed size and composition of the combined company's board and board committees, and the proposed composition of the combined company's executive management team. The parties discussed the possibility that General Fogleman would serve as non-executive chairman of the board of the combined company. On March 31, 2014, Orbital provided ATK with a draft proposal with respect to these governance and related issues. Also on March 27, 2014, Hogan Lovells provided to Cravath a transaction agreement issues list. The issues list identified, among other matters, whether the new ATK Sporting business company or ATK A&D (and therefore the combined company) would retain the cash held by ATK and its subsidiaries at closing, the amount of the dividend that Sporting would pay to ATK prior to the spin-off of the ATK Sporting business, certain employee matters, the events that would result in the payment of a termination fee and the amount of such fees, and a requirement that Sporting obtain a backstop funding commitment at signing for its new indebtedness to be incurred in connection with the transaction.

        On March 28, 2014, the Orbital board held a special meeting with members of Orbital senior management present. During this meeting, Mr. Thompson updated the Orbital board on discussions with ATK regarding Project Vista, including governance of the combined company. Following Mr. Thompson's update, the Orbital board discussed the proposed governance of the combined company as well as certain other financial and strategic matters. The Orbital board then authorized Orbital's management to continue discussions with ATK regarding Project Vista.

        Throughout the month of April 2014, representatives of ATK and Orbital and their respective legal advisors continued to exchange drafts of the transaction agreement and the other ancillary agreements and engaged in discussions regarding their terms. In addition, ATK and Orbital continued to exchange additional due diligence materials as part of each party's confirmatory due diligence process.

        On April 1, 2014, representatives of Cravath and Hogan Lovells spoke by telephone to discuss certain of the issues raised in Hogan Lovells' transaction agreement issues list.

        On April 3, 2014, Mr. Thompson, Dr. Robert T. Hermann, Orbital's lead independent director, and Dr. Harrison H. Schmitt, a member of the Orbital board, met with Mr. DeYoung, General Fogleman and Mr. Martin C. Faga, a member of the ATK board. During this meeting, the parties discussed the potential governance of the combined company.

        Also on April 3, 2014, the ATK board met, together with ATK management, to discuss certain ordinary course board matters and to receive an update on Project Vista. At the meeting, ATK management reviewed with the board the status of the discussions with Orbital and the proposed transaction timetable. The ATK board also discussed the status of discussions and considerations regarding post-closing governance, including board composition of the combined company and the standalone ATK Sporting business company.

        On April 4, 2014, Hogan Lovells provided Cravath and ATK with a revised draft of the transaction agreement. Also on April 4, 2014, Orbital management, including Messrs. Pierce, Jones, Williams and McCabe, and Mr. Chaplin, along with representatives of Hogan Lovells and Cravath, met telephonically to discuss certain due diligence items, with a further due diligence conference call held on April 6, 2014.

        The Orbital board held a special meeting on April 4, 2014 with members of Orbital senior management present. During this meeting, Mr. Thompson updated the Orbital board on the status of Project Vista and the parties' plan for completing due diligence. Mr. Thompson then provided the Orbital board with an update on the status of the negotiations of the transaction agreement. The Orbital board then engaged in a discussion regarding the terms of the transaction agreement with management, and provided guidance to management on the negotiation of several open issues. At the conclusion of this discussion, the Orbital board authorized Orbital management to continue discussions relating to Project Vista and negotiation of the transaction documentation.

        On April 10, 2014, Messrs. McCabe and Chaplin, along with representatives of Hogan Lovells and Cravath, met to discuss and negotiate certain open issues in the transaction agreement. Mr. McCabe and the representatives of Hogan Lovells highlighted certain issues contained in their revised draft of the transaction agreement, including the treatment of cash held by ATK and its subsidiaries at closing and the requirement that Sporting obtain a backstop funding commitment at signing for its new indebtedness. Later that day, Hogan Lovells provided to Cravath a revised transaction agreement issues list that identified certain remaining open issues. On April 15, 2014, representatives of Orbital, ATK, Hogan Lovells and Cravath met to discuss and negotiate certain of these issues and, later that day, Cravath provided Hogan Lovells with a revised draft of the transaction agreement and drafts of other ancillary agreements, including a term sheet for the supply agreement pursuant to which, for a period following the closing, the combined company would supply certain ammunition products and gun powder products to Sporting. Throughout the remainder of April 2014, Orbital, ATK and their respective counsel negotiated the definitive transaction agreement and related ancillary agreements. Also during this period, the parties completed their respective confirmatory due diligence, which included a number of in-person and telephonic meetings.

        On April 11, 2014, the Orbital board held a special meeting with members of Orbital senior management present. During this meeting, Mr. Thompson updated the Orbital board on the status of the parties' due diligence review and the status of negotiations of the transaction documentation. Following Mr. Thompson's update, the Orbital board engaged in a discussion regarding the terms of Project Vista and then authorized and directed Orbital management to finalize its due diligence review of ATK A&D and to continue negotiations with ATK regarding the proposed business combination.

        On April 16, 2014, Messrs. Pierce, Williams and Jones and Messrs. Cohen and Nolan, along with representatives of Citi, met to discuss valuation and negotiate certain open items. Neither ATK nor Orbital believed any significant due diligence issues had arisen that affected valuation or that would cause it to recommend to its board of directors any adjustment to the agreed upon equity split. In addition, the managements of ATK and Orbital agreed, subject to approval of their respective boards of directors, that cash generated by ATK A&D from April 1, 2014 through the completion of the merger would remain with the combined company after closing.

        On April 17, 2014, the ATK board met, together with ATK management and representatives of Cravath, to receive an update on, and engage in a discussion regarding, Project Vista. In that discussion, the ATK board discussed the potential of having BofA Merrill Lynch provide the financing commitment requested by Orbital in respect of the debt to be incurred by Sporting to pay the agreed upon dividend to ATK in connection with the transaction. The ATK board determined that it would be appropriate for BofA Merrill Lynch to provide that commitment given, among other things, that BofA Merrill Lynch was familiar with ATK, had handled financings for ATK in the past and could likely offer such financing expeditiously and on commercially attractive terms. Representatives of Cravath then discussed with the directors certain legal matters related to the transaction, including the directors' fiduciary obligations in connection with their consideration of the transaction and the principal terms of the proposed transaction agreements and ancillary agreements. Representatives of Cravath also reviewed with the directors various tax matters related to Project Vista. Following the presentation by Cravath, BofA Merrill Lynch joined the meeting. ATK management discussed that neither it nor Orbital management uncovered significant diligence issues that in their respective views would affect the valuation agreement between the parties, or that would cause management to recommend any adjustment to the agreed upon equity split in the transaction. The ATK directors and management then proceeded to discuss in detail ATK management's due diligence review and findings, ATK management's financial forecasts and projections of ATK, the ATK Sporting business and ATK A&D on a standalone basis, as well as financial forecasts and projections for Orbital. ATK management also discussed with the ATK board the expected synergies resulting from the transaction, and the proposed transaction structure in which all cash held by ATK and its subsidiaries, other than, subject to certain adjustments, cash generated by the ATK A&D business between April 1, 2014 and the closing of the merger (and other than, for the avoidance of doubt, the dividend amount to be paid by the ATK Sporting Group to ATK) would be transferred to the ATK Sporting Group immediately prior to the distribution, and in which, under the terms being discussed, at the time of its merger with Orbital, ATK A&D would have approximately $1.7 billion in total debt. BofA Merrill Lynch then discussed with the board preliminary financial matters relating to ATK A&D and Orbital and the proposed post-closing equity ownership split in the combined company. Following extensive discussion, the ATK board provided guidance to management and Cravath regarding resolution of the open issues and directed management and Cravath to seek to resolve such issues in the coming week.

        On April 22, 2014, the Orbital board held a special meeting with members of Orbital senior management present and representatives of Hogan Lovells and Citi present for part of the meeting. During this meeting, Orbital management updated the Orbital board on the status of negotiations with ATK regarding Project Vista and provided an overview of the key transaction terms and the status of Orbital's due diligence review of ATK A&D. In addition, Orbital management updated the Orbital board on the potential synergies from the transaction and the opportunities and risks presented by the transaction, including steps to mitigate any such risks. Following this update, the Orbital board discussed the proposed composition of senior management and the board of directors of the combined company. Following this discussion, representatives of Hogan Lovells reviewed with the Orbital board the material terms of the proposed transaction agreement and ancillary documents, including the tax matters agreement, the supply agreement and the transition services agreement. The directors asked questions related to certain material terms of the transaction agreement and the ancillary documents, as well as the tax treatment of the transaction. Representatives of Hogan Lovells then reviewed with the directors their fiduciary duties in the context of a transaction such as Project Vista and related considerations. Following this presentation and discussion, representatives of Citi presented materials to the Orbital board relating to the status of Project Vista, the proposed transaction structure, Citi's preliminary financial analyses of the relative values of Orbital and ATK A&D, including analyses of implied exchange ratios and certain potential pro forma effects of the proposed merger. The Orbital board then discussed issues relating to Project Vista, including the financial metrics of the combined company.

        On April 25, 2014, the ATK board met, together with ATK management and representatives of BofA Merrill Lynch and Cravath, to receive an update on, and engage in a discussion regarding, Project Vista. ATK management provided an overview of the current negotiations with Orbital and the status of the transaction agreement and all ancillary agreements. Mr. Chaplin noted that management continued to recommend Project Vista. Representatives from Cravath reviewed with the ATK board the structure of the transaction and the material terms of the transaction agreement and ancillary agreements, including the terms of the transition services agreement and supply agreement term sheet.

Representatives from Cravath also reviewed the employee benefits matters, as well as various tax matters, related to Project Vista, including the tax aspects of the transaction. Mr. Cohen and representatives of Cravath then discussed various financing-related matters in connection with Project Vista, including the terms of the draft commitment letters pursuant to which BofA Merrill Lynch would agree to provide committed debt financing to Sporting in connection with the transaction. Mr. Cohen also discussed financing matters related to ATK and the combined company in connection with Project Vista, including the required refinancing of ATK's 3.00% Convertible Senior Subordinated Notes due 2024 and its 6.875% Senior Subordinated Notes due 2020. Mr. Cohen reviewed with the ATK board the combined company's expected pro forma capitalization, liquidity and additional debt capacity. Noting that ATK would effect the spin-off of the ATK Sporting business through a dividend of capital stock of a newly created corporation to hold the ATK Sporting business, representatives of Cravath reviewed with the ATK board the legal requirements regarding the declaration of a dividend, and Mr. Cohen provided the board with certain financial information in respect of those legal requirements. BofA Merrill Lynch also discussed preliminary financial matters relating to the proposed pro forma equity ownership split in the transaction and with respect to the ATK Sporting business. The ATK directors then adjourned to an executive session of the independent directors, Mr. DeYoung and a representative of Cravath. The representative of Cravath reviewed again with the directors, among other things, their fiduciary obligations in the context of a transaction such as Project Vista, the process followed to date in connection with the directors' consideration of Project Vista and certain significant provisions in the proposed agreements. Mr. DeYoung then left the executive session and the directors continued to discuss the proposed transaction with the representative of Cravath. The ATK board's Personnel and Compensation Committee also met to discuss the impact of the proposed transaction on ATK's compensation plans. Following extensive discussion, the ATK board directed management to continue to pursue and negotiate Project Vista, subject to final approval by the ATK board.

        From April 25 through April 28, 2014, the parties and their advisors engaged in discussions and negotiations to complete due diligence and resolve open transaction points. These discussions and negotiations included numerous telephone conversations between the parties' management and advisors.

        On April 26, 2014, Mr. Chaplin and the independent directors of the ATK board met to discuss various employee and post-closing governance matters related to the contemplated transaction.

        On April 28, 2014, the ATK board met, together with ATK management and representatives of BofA Merrill Lynch and Cravath. Members of ATK management and representatives of Cravath reviewed the negotiations that had occurred since the last board meeting and reported that the parties had completed due diligence and transaction negotiations and that all material outstanding issues had been addressed. As part of this discussion, representatives of Cravath reviewed material changes to the draft transaction agreement and ancillary agreements from the versions summarized for directors at the prior board meeting. A representative of Cravath presented the ATK board with a summary of transaction-related compensation matters, and the Personnel and Compensation Committee met, reviewed, and approved various transaction-related compensation matters. Representatives of Cravath also reviewed with the directors their fiduciary obligations in connection with their consideration of the transaction, and Mr. Chaplin and representatives of Cravath answered questions from the directors regarding the foregoing. BofA Merrill Lynch then reviewed its financial analysis of the exchange ratio provided for in the merger and delivered to the ATK board an oral opinion, confirmed by delivery of a written opinion dated April 28, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to ATK. Following discussion, including as to the matters discussed in the section entitled "ATK's Reasons for the Merger; Recommendation of the ATK Board of Directors" beginning on page [      ], the ATK board unanimously determined that the spin-off of Vista Outdoor to ATK stockholders, the merger between ATK A&D and Orbital and the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger, and the transaction agreement and the transactions contemplated thereby, including the spin-off, the merger and the issuance of shares of ATK common stock to Orbital stockholders pursuant to the merger, were advisable, fair to and in the best interests of ATK and its stockholders, and resolved to recommend that the ATK stockholders approve the issuance of shares of ATK common stock to Orbital stockholders pursuant to the transaction agreement. The ATK board then asked questions regarding next steps. Mr. Chaplin explained that, while the transaction agreements were essentially finalized, there were a number of final items to attend to before the parties were prepared to execute the agreements and announce the transaction, including a final due diligence "bring down" call between the parties to confirm the absence of any new due diligence developments on either side.

        On April 28, 2014, the Orbital board held a special meeting, with members of Orbital senior management and representatives of Hogan Lovells and Citi present. During this meeting, Hogan Lovells and Citi reviewed with the Orbital board, among other things, legal and financial aspects of the proposed merger with ATK A&D. In addition, representatives of Hogan Lovells reviewed with the Orbital board the material terms of the proposed transaction agreement and the ancillary agreements. As part of this review, representatives of Hogan Lovells reviewed material changes to the draft transaction agreement and ancillary agreements from versions summarized for directors at the prior board meeting and described the board's fiduciary duties in considering the potential transaction. Following this review, the Orbital board engaged in a discussion of the terms of the proposed transaction. Citi then reviewed with the Orbital board the financial terms of the proposed transaction and its financial analysis of the exchange ratio and delivered to the Orbital board an oral opinion, confirmed by delivery of a written opinion dated April 28, 2014, to the effect that, as of that date and based on and subject to the assumptions, limitations and considerations described in Citi's written opinion, the exchange ratio provided in the transaction agreement was fair, from a financial point of view, to the holders of Orbital's common stock. Following these presentations and discussions, and other discussions by the Orbital board of directors concerning, among other things, the matters described below under "Orbital's Reasons for the Merger; Recommendation of the Orbital Board of Directors" beginning on page [      ], the Orbital board, by a unanimous vote of all directors, (i) concluded that the transaction agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Orbital and its stockholders, (ii) authorized, approved and adopted the transaction agreement, (iii) directed that the transaction agreement and the merger be submitted for approval at a meeting of Orbital stockholders and (iv) recommended the approval of the merger agreement and the merger by Orbital stockholders.

        During the course of the day on April 28, 2014, counsel for Orbital and ATK finalized the transaction agreement and all ancillary agreements. Following finalization of the agreements and the final due diligence "bring down" call (during which the parties confirmed the absence of any new, significant due diligence issues), the parties executed the transaction agreement, and ATK and Vista Outdoor executed the Vista Outdoor debt commitment papers. On the morning of April 29, 2014, each of Orbital and ATK publicly released an announcement of the transaction.

ATK's Reasons for the Merger; Recommendation of the ATK Board of Directors

        At its meeting on April 28, 2014, the ATK board unanimously approved the transaction agreement and the issuance of shares of ATK common stock to Orbital stockholders in connection with the merger and determined that the transaction agreement and the transactions contemplated thereby, including the distribution, the merger and the issuance of shares of ATK common stock to Orbital stockholders pursuant to the merger, are advisable, fair to and in the best interests of ATK and its stockholders. Accordingly, the ATK board unanimously recommends that the ATK stockholders vote "FOR" each of the share issuance proposal and the ATK adjournment proposal.

        In evaluating the transaction agreement and the issuance of shares of ATK common stock to Orbital stockholders, the ATK board consulted with and received the advice of ATK's management and legal and financial advisors. In reaching its decision, the ATK board evaluated, among other things, the financial effects of the transactions to ATK and its stockholders and the impact of the transactions on ATK, ATK A&D and the ATK Sporting business from a strategic and operational perspective. In doing so, the ATK board considered a number of factors, including, but not limited to, the following factors which the ATK board viewed as supporting its decision to approve and enter into the transaction agreement and recommend that ATK stockholders vote "FOR" the share issuance proposal and the ATK adjournment proposal.

        Strategic Considerations.    The ATK board believes the merger and related transactions will provide a number of significant strategic opportunities, including the following

  •
  merger-related opportunities:

  •
  the merger will create a leading aerospace and defense business with a more focused customer base that can more efficiently produce advanced capabilities and that has an ongoing commitment to continuous innovation in support of the U.S. military and allied military requirements, space missions and aerospace capabilities;

  •
  with a significant increase in scale and breadth in its core markets, along with the potential to achieve revenue synergies of approximately $150 million, the combined company will have greater potential to grow faster and more efficiently in its core markets than ATK could on a standalone basis;

  •
  the combined company is expected to generate gross cost synergies of approximately $70-100 million through, among other drivers, the consolidation of corporate overhead, reduction of duplicate functions and increased operational efficiencies through the adoption of best practices and capabilities from each company;

  •
  the combination of ATK A&D and Orbital will enable the combined company to provide customers with additional value through a collective workforce of approximately 13,000 highly skilled employees and a shared commitment to provide the best products, systems, services and solutions;

  •
  the combination of ATK A&D and Orbital will create a stronger base of talent by uniting two workforces and will provide employees of both ATK and Orbital with greater career and professional development opportunities generated by the merger; and

  •
  the combined company is expected to have a strong financial position and sufficient capital and available liquidity to pursue further strategic initiatives;

  •
  distribution-related opportunities:

  •
  following the distribution, the combined company and Vista Outdoor will each have a more focused business and customer base and will be better able to dedicate financial resources to pursue appropriate growth opportunities and execute strategic plans best suited to its respective business and customer base;

  •
  the distribution will allow the management of each of the combined company and Vista Outdoor to devote their respective time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies;

  •
  the distribution will allow investors to make independent investment decisions with respect to Orbital ATK and Vista Outdoor and will enable Orbital ATK and Vista Outdoor to align with a more natural stockholder base;

    •
    the distribution will enable investors to value appropriately each of Orbital ATK and Vista Outdoor based on its own characteristics and merits;

    •
    the distribution will permit each of the combined company and Vista Outdoor to concentrate their respective financial resources solely on their own operations without having to compete with each other for investment capital;

    •
    the distribution will create a leading outdoor sporting company, with streamlined management and processes, free of defense market restrictions and requirements;

    •
    the distribution will enable each of the combined company and Vista Outdoor to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations and will enable each company to attract new talent interested in working in the applicable sector; and

    •
    following the distribution, Vista Outdoor will be a standalone, publicly traded company with a strong balance sheet, which will provide the ATK Sporting business the ability to pursue an independent growth strategy.

        Other Factors Considered by the ATK Board.    In addition to considering the strategic factors described above, the ATK board considered the following additional factors, all of which it viewed as supporting its decision to approve the transaction agreement and related transactions:

  •
  its knowledge of ATK's current business, operations, financial condition, earnings and prospects and of Orbital's business, operations, financial condition, earnings and prospects, taking into account the results of ATK's due diligence review of Orbital;

  •
  in evaluating the relative equity values of each of ATK A&D and Orbital, including for purposes of determining the appropriate equity split in the combined company, the fact that (A) after giving effect to the Vista Outdoor dividend, the combined company would have (i) approximately $1.7 billion of total debt attributable to ATK A&D and (ii) net cash attributable to Orbital and (B) any remaining cash on hand above the ATK retained cash amount would be transferred to Vista Outdoor;

  •
  the current and prospective business climate in the industries in which ATK and Orbital operate, including the potential for further consolidation or acquisitions, and the alternatives reasonably available to ATK if it did not pursue the transactions, including spinning off or selling the ATK Sporting business, selling certain assets of the ATK A&D business or leaving the current business intact and continuing with ATK's existing portfolio optimization initiatives;

  •
  the assessment by the ATK board of the range of possible benefits to ATK's stockholders of any strategic alternative to the transactions, and the timing and the likelihood of accomplishing the goals of any potential alternative;

  •
  the assessment by the ATK board, taking into account, among other things, its review of potential strategic alternatives with the assistance of ATK management and ATK advisors, that no strategic alternative was reasonably likely to present superior opportunities for ATK, or reasonably likely to create greater value for ATK stockholders, than the merger, the distribution and the related transactions;

  •
  the projected financial results of Orbital as a standalone company;

  •
  the opinion, dated April 28, 2014, of BofA Merrill Lynch to the ATK board as to the fairness, from a financial point of view and as of such date, to ATK of the exchange ratio provided for in the merger, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled "Opinion of ATK's Financial Advisor";

  •
  the terms and conditions of the transaction agreement and the ancillary agreements and the strong commitments by both ATK and Orbital to complete the merger, the distribution and the related transactions;

  •
  the fact that the transaction agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by Orbital stockholders in the merger as a result of possible changes in the market price of ATK's or Orbital's common stock following the announcement of the merger;

  •
  the results of the due diligence review of Orbital and its business conducted by ATK;

  •
  the anticipated customer, supplier and stakeholder reaction to the merger; and

  •
  the anticipated market capitalization, revenues, free cash flow and capital structure of both the combined company and Vista Outdoor.

        The ATK board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger and the related transactions, including:

  •
  the challenges inherent in the combination of two businesses of the size and scope of ATK and Orbital and the size of the companies relative to each other, including the risk that integration costs may be significant and the possible diversion of management attention for an extended period of time;

  •
  the challenges inherent in establishing the ATK Sporting business as a separately traded independent public company, including the risk that associated costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

  •
  the potential that the fixed exchange ratio under the transaction agreement could result in ATK delivering greater value to the Orbital stockholders than had been anticipated by ATK should the value of the shares of ATK common stock increase or the value of Orbital shares decrease from the date of the execution of the transaction agreement;

  •
  Orbital's right, subject to certain conditions, to respond to and negotiate certain alternative acquisition proposals made prior to the time Orbital stockholders adopt the transaction agreement, as well as Orbital's right, subject to Orbital paying ATK a termination fee of $50 million and/or reimbursing ATK for certain expenses up to $10 million, to withhold or withdraw (or modify in a manner adverse to) or propose publicly to withhold or withdraw (or modify in a manner adverse to) its recommendation to its stockholders to vote "for" the merger proposal;

  •
  the restrictions in the transaction agreement on the conduct of ATK's business during the period between execution of the transaction agreement and the effective time;

  •
  the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled "—Regulatory Clearances Required for the Merger" beginning on page [      ];

  •
  the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the transaction agreement could have an adverse impact on ATK, the ATK A&D business, the ATK Sporting business or the combined company;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on ATK's business, the ATK Sporting business and the combined company's business;

  •
  the risk that, despite the efforts of ATK and Orbital, ATK (prior to the effective time and the related transactions), the ATK Sporting business or the combined company (following the effective time and the related transactions) may lose key personnel;

  •
  the risk of not capturing all the anticipated cost savings and synergies between ATK A&D and Orbital and the risk that other anticipated benefits might not be realized;

  •
  the risks associated with ATK's business no longer including the ATK Sporting business following the distribution;

  •
  the possibility that the ATK Sporting business or the combined company might not achieve its projected financial results;

  •
  the possibility that the market price of the common stock of the combined company may decline in the future as a result of the transactions;

  •
  the risk of any potential action or inaction by ATK causing the distribution and/or the merger to lose its tax-free qualification;

  •
  the restrictions on certain actions of the combined company and Vista Outdoor after the effective time to protect the tax free nature of the transactions;

  •
  the risk that credit rating agencies might downgrade ATK's ratings or might place ATK's credit ratings under review for downgrade as a result of the transactions or the announcement of the transactions;

  •
  the risk that changes in the regulatory landscape or new technological developments may adversely affect the business benefits anticipated to result from the merger and the related transactions; and

  •
  the risks of the type and nature described under "Risk Factors" beginning on page [      ] and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [      ].

        The foregoing discussion of the factors considered by the ATK board is not intended to be exhaustive, but rather includes the principal factors considered by the ATK board. In view of the wide variety of factors considered in connection with its evaluation of the transactions and the complexity of these matters, the ATK board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the transaction agreement and the related transactions and to make its recommendations to ATK stockholders. In addition, individual members of the ATK board may have given differing weights to different factors. The ATK board conducted an overall review of the factors described above.

        In considering the recommendation of the ATK board to approve the share issuance proposal, ATK stockholders should be aware that ATK's directors may have interests in the merger that are different from, or in addition to, those of ATK stockholders generally. For additional information, see the section entitled "—Interests of ATK Directors and Officers in the Merger" beginning on page [      ].

        The explanation of the reasoning of the ATK board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [      ] of this joint proxy statement/prospectus.

 Orbital's Reasons for the Merger; Recommendation of the Orbital Board of Directors

        At a special meeting held on April 28, 2014, the Orbital board unanimously (i) determined that the transaction agreement and the merger transactions, including the merger, are advisable, fair to and in the best interests of Orbital and its stockholders, (ii) approved and adopted the transaction agreement, (iii) directed that a proposal to adopt the transaction agreement be submitted for consideration at a meeting of Orbital's stockholders, and (iv) recommended the adoption of the transaction agreement by Orbital's stockholders. The Orbital board unanimously recommends that Orbital stockholders vote "FOR" the merger proposal, "FOR" the Orbital adjournment proposal and "FOR" the compensation proposal.

        In evaluating the transaction agreement and the merger, the Orbital board consulted with Orbital's management and legal and financial advisors. In deciding to approve and adopt the transaction agreement and the merger transactions, including the merger, and to recommend that Orbital's stockholders vote to adopt the transaction agreement, the Orbital board considered various factors that it viewed as supporting its decision, including the material factors described below.

  •
  Strategic Benefits:  The Orbital board believes that the merger will provide a number of significant strategic opportunities and benefits, including the following:

  •
  the combination of Orbital with ATK's A&D business will create a highly innovative and competitive space, defense and aviation manufacturer that, based on the history of the parties, will have a sharp focus on affordability;

  •
  the transaction will broaden Orbital's customer relationships and diversify its program portfolio in both the U.S. government prime contractor and merchant supplier businesses;

  •
  the combination of Orbital with ATK's A&D business will increase the scale, scope and depth of human, physical and financial resources to enable future growth that Orbital otherwise may not be able to achieve as a standalone company;

  •
  the transaction is expected to create revenue synergies primarily from increased customer demand due to cost reductions, the creation of new and enhanced products, broader customer relationships and an expanded geographic presence in the United States and abroad, which Orbital believes will result in increased revenue of between $150 million and $200 million annually upon full integration, which is expected to occur over an 18- to 24-month period after closing of the merger;

  •
  the transaction is also expected to create cost synergies primarily from reductions in selling, general and administrative expenses due to the combined company's large-scale and IT and facilities efficiencies; vertical integration savings in the manufacture of key products; supply chain integration; research and development; and marketing and sales and capital expenditure savings, which Orbital believes will result in gross savings of between $70 million and $100 million annually upon full integration;

  •
  the combination of Orbital and ATK's A&D business is expected to benefit Orbital stockholders in both the short term and long term by allowing them to participate in a stronger combined company with greater prospects for growth.

  •
  Fixed Exchange Ratio:  The Orbital board also considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of shares of Orbital or ATK common stock, provides certainty as to the respective pro forma percentage ownership of the combined company by Orbital and ATK stockholders.

  •
  Ownership in the Combined Company.  The Orbital board considered that, as of the closing, Orbital stockholders would own approximately 46.2% of the combined company on a fully diluted basis and, as a result, the combination will allow Orbital stockholders to participate in the future growth and value creation of the combined company and to share pro rata in the benefits of the expected synergies.

  •
  Opinion of Financial Advisor.  The Orbital board considered the financial analyses presented to it by Citi and Citi's oral opinion to the Orbital board, subsequently confirmed in writing, as to the fairness, from a financial point of view and as of the date of the opinion, to Orbital stockholders of the exchange ratio pursuant to the transaction agreement, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in Citi's written opinion and more fully described below in the section "—Opinion of Orbital's Financial Advisor" beginning on page [      ].

  •
  Governance.  The Orbital board considered that the following governance arrangements would enable continuity of management and an effective and timely integration of the operations of Orbital and ATK's A&D business:

  •
  nine of the sixteen members of the combined company board would be current members of the Orbital board;

  •
  Orbital would have equal representation on the audit committee, governance committee and compensation committee of the combined company and would have a majority of the members of the combined company's markets and technology committee; and

  •
  the chief executive officer and chief financial officer of Orbital would serve as the chief executive officer and chief financial officer, respectively, of the combined company.

  •
  Familiarity with Businesses.  The Orbital board considered its knowledge of the business, operations, financial condition, earnings and prospects of Orbital and ATK's A&D business, taking into account the results of Orbital's due diligence review of ATK's A&D business, as well as its knowledge of the current and prospective environment in which Orbital and ATK operate, including economic and market conditions.

  •
  Valuation.  In evaluating the relative equity values of each of ATK A&D and Orbital, including for purposes of determining the appropriate equity split of the combined company, the Orbital board considered the fact that after giving effect to the Vista Outdoor dividend, the combined company would have (i) approximately $1.7 billion of total debt attributable to ATK A&D and (ii) net cash attributable to Orbital.

  •
  Tax-Free Transaction.  The Orbital board considered the expectation that the merger will generally qualify as a tax-free transaction for U.S. federal income tax purposes to Orbital stockholders that are U.S. holders.

  •
  Parties' Commitment to Complete the Merger.  The Orbital board considered the commitment on the part of both parties to complete the merger as reflected in their respective obligations under the terms of the transaction agreement, and the likelihood that the governmental and other approvals needed to complete the merger would be obtained in a timely manner.

  •
  Terms and Conditions of the Transaction Agreement.  The Orbital board considered the terms and conditions of the transaction agreement, including:

  •
  Orbital's ability, under certain circumstances, prior to the time Orbital stockholders approve the merger, to consider and respond to an unsolicited proposal for the acquisition of 20% or more of the stock or assets of Orbital or engage in discussions or negotiations with the third party making such a proposal, in each case if the Orbital board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such

      acquisition proposal (as defined on page [      ]) either constitutes or is reasonably likely to lead to a superior proposal (as defined on page [      ])) (see the section titled "—The Transaction Agreement—No Solicitation of Alternative Proposals" beginning on page [      ]);

    •
    the ability of the Orbital board to withhold, withdraw or modify its recommendation that Orbital stockholders vote in favor of adoption of the transaction agreement if the Orbital board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law and, in the case of a change in recommendation made in response to an acquisition proposal, the Orbital board had determined in good faith (after consultation with its outside legal counsel and financial advisors) that such proposal constitutes a superior proposal (see the section titled "—The Transaction Agreement—No Solicitation of Alternative Proposals" beginning on page [      ]); and

    •
    the fact that the transaction agreement would provide Orbital with sufficient operating flexibility for it to conduct its business in the ordinary course of business consistent with past practice between the signing of the transaction agreement and the completion of the merger.

        The Orbital board also considered a variety of risks and other potentially negative factors concerning the transaction agreement, the merger transactions and the merger, including the following material factors:

  •
  the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

  •
  that, under the terms of the transaction agreement, Orbital must pay ATK a termination fee of $50 million and/or reimburse certain expenses incurred by ATK in connection with the merger (up to $10 million) if the transaction agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Orbital stockholders, or which may become payable following a termination of the transaction agreement in circumstances where no alternative transaction or superior proposal is available to Orbital;

  •
  the terms of the transaction agreement placing limitations on the ability of Orbital to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an acquisition proposal and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction;

  •
  the risk that the merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the merger and the effect such failure to be completed may have on:

  •
  the market price of Orbital common stock;

  •
  Orbital's operating results, particularly in light of the costs incurred in connection with the transaction; and

  •
  Orbital's ability to attract and retain key personnel, suppliers and customers;

  •
  the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company;

  •
  that Orbital is not permitted to terminate the transaction agreement solely because of changes in the market price of ATK common stock and the risk that, because the merger consideration is

    ATK common stock which will not include the value of the ATK Sporting business and the exchange ratio is fixed, Orbital stockholders may be adversely affected by any decrease in the market price of ATK common stock between the announcement of the transaction and the completion of the merger, including the decline expected as a result of the distribution, which would not have been the case had the consideration been based solely on a fixed value (that is, a fixed dollar amount of value per share in all cases);

  •
  the value of ATK common stock that Orbital stockholders will receive in the merger will reflect the combination of Orbital and ATK A&D and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does;

  •
  the fact that it may not be possible to estimate with the value of either Orbital ATK common stock or Vista Outdoor common stock in advance of an active trading market for both;

  •
  the risk that the anticipated strategic and financial benefits of the merger may not be realized or that the combined company may not achieve the forecasted financial performance;

  •
  the risk that the cost savings, operational synergies and other benefits to the holders of Orbital common stock expected to result from the merger might not be fully realized or not realized at all;

  •
  the risk of other potential difficulties in integrating Orbital and ATK's A&D business and their respective operations;

  •
  the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the merger and the costs of integrating the businesses of Orbital and ATK's A&D business;

  •
  the restrictions on the conduct of Orbital's business prior to the completion of the merger, which could delay or prevent Orbital from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Orbital absent the pending completion of the merger;

  •
  that, following completion of the merger, Orbital would no longer exist as an independent public company and Orbital's stockholders would be able to participate in any future earnings growth of Orbital solely through their ownership of common stock of the combined company; and

  •
  that certain of Orbital's directors and executive officers have certain interests in the merger that might be different from the interests of Orbital's stockholders generally as described under the section entitled "Interests of Orbital Directors and Officers in the Merger" beginning on page [      ].

        This discussion of the information and factors considered by the Orbital board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Orbital board in evaluating the transaction agreement and the merger transactions, including the merger, and the complexity of these matters, the Orbital board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Orbital board may have given different weight to different factors. The Orbital board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the transaction agreement.

        THE ORBITAL BOARD UNANIMOUSLY RECOMMENDS THAT ORBITAL STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL, FOR THE ORBITAL ADJOURNMENT PROPOSAL AND FOR THE COMPENSATION PROPOSAL.

        The explanation of the reasoning of the Orbital board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    ].

Opinion of ATK's Financial Advisor

        ATK has retained BofA Merrill Lynch to act as ATK's financial advisor in connection with the merger and related transactions. At the April 28, 2014 meeting of the ATK board of directors held to evaluate the merger, BofA Merrill Lynch rendered to the ATK board an oral opinion, confirmed by delivery of a written opinion dated April 28, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to ATK.

        The full text of BofA Merrill Lynch's written opinion, dated April 28, 2014, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the ATK board for the benefit and use of the ATK board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view to ATK. BofA Merrill Lynch's opinion did not address any other aspect of the merger or related transactions and no opinion or view was expressed as to the relative merits of the merger or related transactions in comparison to other strategies or transactions that might be available to ATK or in which ATK might engage or as to the underlying business decision of ATK to proceed with or effect the merger or related transactions. BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or related transactions or any related matter.

        In connection with its opinion, BofA Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to ATK and Orbital;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Orbital furnished to or discussed with BofA Merrill Lynch by the management of Orbital, including certain financial forecasts relating to Orbital prepared by the management of Orbital (referred to as the "Orbital forecasts"), reviewed certain adjustments and extrapolations thereto prepared by the management of ATK (such adjusted and extrapolated forecasts referred to as the "ATK-Orbital forecasts"), and discussed with the management of ATK its assessments as to the relative likelihood of achieving the future financial results reflected in the Orbital forecasts and the ATK-Orbital forecasts;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of ATK A&D furnished to or discussed with BofA Merrill Lynch by the management of ATK, including certain financial forecasts relating to ATK A&D under alternative business scenarios prepared by the management of ATK (collectively referred to as the "ATK forecasts");

  •
  reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of ATK to result from the merger and related transactions (referred to as "cost savings");

  •
  discussed the past and current business, operations, financial condition and prospects of ATK A&D and Orbital with members of senior managements of ATK and Orbital;

  •
  reviewed the trading histories for ATK common stock and Orbital common stock and a comparison of such trading histories with each other;

  •
  compared certain financial and stock market information of ATK and Orbital with similar information of other companies BofA Merrill Lynch deemed relevant;

  •
  reviewed a draft, dated April 27, 2014, of the transaction agreement; and

  •
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of ATK and Orbital that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Orbital forecasts, BofA Merrill Lynch was advised by Orbital and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Orbital as to the future financial performance of Orbital. With respect to the ATK-Orbital forecasts, BofA Merrill Lynch assumed, at ATK's direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of ATK's management as to the future financial performance of Orbital and, based on the assessments of ATK's management as to the relative likelihood of achieving the future financial results reflected in the Orbital forecasts and the ATK-Orbital forecasts, BofA Merrill Lynch relied, at ATK's direction, on the ATK-Orbital forecasts for purposes of BofA Merrill Lynch's analyses and opinion. With respect to the ATK forecasts and cost savings, BofA Merrill Lynch assumed, at ATK's direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of ATK's management as to the future financial performance of ATK A&D under the alternative business scenarios reflected therein and the other matters covered thereby, and further assumed, with ATK's consent, that such cost savings would be realized in the amounts and at the times projected. At ATK's direction, BofA Merrill Lynch relied upon the assessments of ATK's management as to (i) the distribution, including, without limitation, with respect to the timing thereof and the assets, liabilities and financial and other terms and arrangements involved, (ii) the potential impact on ATK A&D and Orbital of certain market and other trends and prospects for, and governmental or other regulatory matters relating to or affecting, the aerospace and defense industries, and (iii) the ability to retain key employees, customers, suppliers and contracts, and to integrate the businesses and operations, of ATK A&D and Orbital. BofA Merrill Lynch assumed, at ATK's direction, that there would be no developments with respect to any such matters that would have an adverse effect on ATK A&D, Orbital or the merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

        BofA Merrill Lynch did not compare the financial terms of the merger to financial terms of other transactions given, in its view, the lack of sufficient comparability of other transactions with the merger and, for purposes of its analyses and opinion, BofA Merrill Lynch evaluated ATK and the merger after giving effect to the distribution. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent, accrued or otherwise) of ATK, Orbital or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of ATK, Orbital or any other entity. BofA Merrill Lynch did not evaluate the solvency or fair value of ATK, Orbital or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at ATK's direction, that the merger and related transactions (including, without limitation, the distribution) would be consummated in accordance with their respective terms and in accordance with all applicable laws or other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on ATK, Orbital or the merger or related transactions (including the contemplated benefits thereof). BofA Merrill Lynch also assumed, at ATK's direction, that the final executed transaction agreement would not differ in any material respect from the draft transaction agreement reviewed by BofA Merrill Lynch. BofA Merrill Lynch further assumed, at ATK's direction, that, for U.S. federal income tax purposes and except as specified in the transaction agreement, no gain or loss would be recognized to ATK as a result of the distribution or to Merger Sub as a result of the merger and the merger would qualify as a reorganization under the provisions of Section 368(a) of the Code. In addition, BofA Merrill Lynch assumed, at ATK's direction, that ATK would retain or acquire all assets, properties and rights reasonably required for the operations of ATK A&D following the distribution, that appropriate reserves, indemnification arrangements and other provisions had been made with respect to the liabilities of or relating to Vista Outdoor, and that ATK would not directly or indirectly assume or incur any liabilities relating to Vista Outdoor that were contemplated to be excluded as a result of the distribution or otherwise.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the exchange ratio to the extent expressly specified in its opinion) or any related transactions, including, without limitation, the distribution, the form or structure of the merger or any related transactions or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or related to the merger, any related transactions or otherwise. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, to ATK of the exchange ratio and no opinion or view was expressed with respect to any consideration received in connection with the merger or related transactions (including, without limitation, the distribution) by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the merger or related transactions, or class of such persons, relative to the exchange ratio or otherwise. BofA Merrill Lynch also did not express any view or opinion with respect to, and relied, with ATK's consent, upon the assessments of ATK's representatives regarding, legal, regulatory, accounting, tax and similar matters relating to ATK, Orbital and related entities and the merger and related transactions (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that ATK obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch further did not express any opinion as to what the value of ATK common stock, Vista Outdoor common stock or any other securities actually would be when issued or distributed or the prices at which ATK common stock, Vista Outdoor common stock or any such other securities would trade or otherwise be transferable at any time, including following announcement or consummation of the merger and related transactions.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. BofA Merrill Lynch expressed no opinion or view as to the potential effects of volatility in the credit, financial and stock markets on ATK, Orbital or the merger or related transactions. It should be understood that subsequent developments may affect BofA Merrill Lynch's opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee. Except as described in this summary, ATK imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the ATK board of directors in connection with its opinion, dated April 28, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. Implied enterprise value reference ranges derived for ATK A&D and Orbital from the financial analyses described below were rounded to the nearest $10 million. For purposes of the analyses described below, stock-based compensation was treated as a non-cash expense and therefore excluded from the calculation of EBITDA. The ATK forecasts provided by ATK management and utilized in such analyses reflected two alternative business scenarios, a scenario reflecting ATK's management plan for ATK A&D (referred to as the "Base Case") and a higher revenue and profitability scenario for ATK A&D prepared by ATK management (referred to as the "Vista Case"). In calculating implied exchange ratio reference ranges as reflected in such analyses, BofA Merrill Lynch (i) compared the low-end of approximate implied equity value reference ranges calculated from the approximate implied enterprise value reference ranges derived for ATK A&D from such analyses to the low-end of approximate implied equity value reference ranges calculated from the approximate implied enterprise value reference ranges derived for Orbital from such analyses in order to derive the low-end of the implied exchange ratio reference ranges and (ii) compared the high-end of approximate implied equity value reference ranges calculated from the approximate implied enterprise value ranges derived for ATK A&D from such analyses to the high-end of approximate implied equity value reference ranges calculated from the approximate implied enterprise value ranges derived for Orbital from such analyses in order to derive the high-end of the implied exchange ratio reference ranges.

        Selected Public Companies Analyses.    BofA Merrill Lynch performed separate selected public companies analyses of ATK A&D and Orbital in order to evaluate ATK A&D and Orbital on a relative basis based on public market trading multiples of selected companies in the aerospace and defense industry. For purposes of these analyses, BofA Merrill Lynch reviewed certain financial information relating to ATK A&D and certain financial and stock market information relating to ATK, Orbital and the selected publicly traded companies listed below which, in its professional judgment, BofA Merrill Lynch considered generally relevant for comparative purposes.

        ATK A&D.    In performing a selected public companies analysis of ATK A&D, BofA Merrill Lynch reviewed certain financial information relating to ATK A&D and certain financial and stock market information relating to ATK and the following eight selected publicly held companies in the aerospace and defense technology industry (referred to as the "ATK A&D selected companies"):

  •
  Chemring Group PLC

  •
  General Dynamics Corporation

  •
  Harris Corporation

  •
  L-3 Communications Holdings, Inc.

  •
  Lockheed Martin Corporation

  •
  Northrop Grumman Corporation

  •
  Raytheon Company

  •
  Ultra Electronics Holdings PLC

        BofA Merrill Lynch reviewed for each of the ATK A&D selected companies, among other things, multiples of estimated earnings before interest, taxes, depreciation and amortization (referred to as "EBITDA"). EBITDA multiples were calculated using the enterprise values of the ATK A&D selected companies divided by their respective calendar year 2014 and calendar year 2015 EBITDA estimates. Enterprise values were derived by calculating equity values based on closing stock prices on April 25, 2014, adding debt, preferred stock and non-controlling interests, and subtracting cash and cash equivalents. As an additional metric, a pension-adjusted calendar year 2014 EBITDA multiple was calculated for the ATK A&D selected companies by adjusting EBITDA to add back all pension expenses other than service cost and adjusting their respective enterprise value upward by the amount of their respective pension liability. The additional metric of pension-adjusted calendar year 2014 EBITDA multiple was calculated to account for varying amounts of pension expense relative to EBITDA for the ATK A&D selected companies.

        Financial data of the ATK A&D selected companies were based on Wall Street research analysts' consensus estimates, public filings and other publicly available information, with such data calendarized as necessary. Financial data of ATK A&D was based on the ATK forecasts utilizing ATK management's Base Case and Vista Case and other estimates provided by ATK management, and calendarized as necessary. In evaluating ATK A&D, BofA Merrill Lynch took into account the present value of the proceeds from ATK's Airbus receivable and future after-tax environmental liabilities and related legal costs, as estimated by ATK management.

        The overall low to high enterprise value to calendar year 2014 estimated EBITDA multiples observed for the ATK A&D selected companies were 7.4x to 9.2x (with a median of 8.3x) unadjusted for non-service cost pension expense and 7.3x to 9.3x (with a median of 8.3x) adjusted for non-service cost pension expense and the overall low to high enterprise value to calendar year 2015 estimated EBITDA multiples observed for the ATK A&D selected companies were 7.3x to 8.7x (with a median of 8.2x) unadjusted for non-service cost pension expense. BofA Merrill Lynch noted that the calendar year 2014 estimated EBITDA (unadjusted for non-service cost pension expense), calendar year 2014 estimated EBITDA (adjusted for non-service cost pension expense) and calendar year 2015 estimated EBITDA (unadjusted for non-service cost pension expense) multiples for ATK A&D were 8.3x, 7.8x and 7.9x, respectively. Based on its professional judgment and after taking into account the observed multiples of the ATK A&D selected companies, BofA Merrill Lynch then applied selected ranges derived from the ATK A&D selected companies of calendar year 2014 estimated EBITDA (unadjusted for non-service cost pension expense), calendar year 2014 estimated EBITDA (adjusted for non-service cost pension expense) and calendar year 2015 estimated EBITDA (unadjusted for non-service cost pension expense) multiples of 7.25x to 8.25x, 6.75x to 7.75x and 7.00x to 8.00x, respectively, to corresponding data of ATK A&D. This analysis indicated approximate implied enterprise value reference ranges for ATK A&D under ATK management's Base Case of $3,400 million to $3,850 million (based on calendar year 2014 estimated EBITDA unadjusted for non-service cost pension expense), $3,590 million to $4,100 million (based on calendar year 2014 estimated EBITDA adjusted for non-service cost pension expense), and $3,540 million to $4,030 million (based on calendar year 2015 estimated EBITDA unadjusted for non-service cost pension expense). This analysis indicated approximate implied enterprise value reference ranges for ATK A&D under ATK management's Vista Case of $3,420 million to $3,880 million (based on calendar year 2014 estimated EBITDA unadjusted for non-service cost pension expense), $3,610 million to $4,130 million (based on calendar year 2014 estimated EBITDA adjusted for non-service cost pension expense) and $3,590 million to $4,090 million (based on calendar year 2015 estimated EBITDA unadjusted for non-service cost pension expense).

        Orbital.    In performing a selected public companies analysis of Orbital, BofA Merrill Lynch reviewed certain financial and stock market information relating to Orbital and the following five selected publicly held companies in the space systems and launch vehicles sector of the aerospace and defense industry (referred to as the "Orbital selected companies"):

  •
  GenCorp Inc.

  •
  MacDonald, Dettwiler and Associates Ltd.

  •
  OHB AG

  •
  Teledyne Technologies Incorporated

  •
  ViaSat, Inc.

        BofA Merrill Lynch reviewed for each of the Orbital selected companies, among other things, multiples of estimated EBITDA. EBITDA multiples were calculated using the enterprise values of the Orbital selected companies divided by their respective calendar year 2014 and calendar year 2015 EBITDA estimates. Enterprise values were derived by calculating equity values based on closing stock prices on April 25, 2014, adding debt, preferred stock and non-controlling interests, and subtracting cash and cash equivalents.

        Financial data of the Orbital selected companies were based on Wall Street research analysts' consensus estimates, public filings and other publicly available information, with such data calendarized as necessary. Financial data of Orbital was based on Wall Street research analysts' consensus estimates, the ATK-Orbital forecasts and other estimates provided by the managements of ATK and Orbital. In evaluating Orbital, BofA Merrill Lynch took into account the present value of the proceeds from Orbital's CRS receivable as estimated by the managements of Orbital and ATK.

        The overall low to high enterprise value to calendar year 2014 and calendar year 2015 estimated EBITDA multiples observed for the Orbital selected companies were 6.3x to 12.0x (with a median of 9.3x) and 5.5x to 9.6x (with a median of 8.6x), respectively. BofA Merrill Lynch noted that Orbital's calendar year 2014 and calendar year 2015 estimated EBITDA multiples, based on Wall Street research analysts' consensus estimates, were 9.1x and 8.1x, respectively. Based on its professional judgment and after taking into account the observed multiples of the Orbital selected companies, BofA Merrill Lynch then applied selected ranges derived from the Orbital selected companies of calendar year 2014 and calendar year 2015 estimated EBITDA multiples of 8.5x to 9.5x and 8.0x to 9.0x, respectively, to corresponding data of Orbital. This analysis indicated approximate implied enterprise value reference ranges for Orbital of $1,580 million to $1,740 million (based on calendar year 2014 estimated EBITDA) and $1,570 million to $1,740 million (based on calendar year 2015 estimated EBITDA).

        Utilizing the approximate implied enterprise value reference ranges derived for ATK A&D and Orbital described above and adjusting for debt and cash contributed by each of ATK A&D and Orbital, BofA Merrill Lynch calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges Based On Base Case
2014E EBITDA (Unadjusted)	2014E EBITDA (Pension Adjusted)	2015E EBITDA (Unadjusted)	Exchange Ratio
0.478x - 0.558x	0.426x - 0.499x	0.439x - 0.509x	0.449x

Implied Exchange Ratio Reference Ranges Based On Vista Case
2014E EBITDA (Unadjusted)	2014E EBITDA (Pension Adjusted)	2015E EBITDA (Unadjusted)	Exchange Ratio
0.470x - 0.550x	0.421x - 0.494x	0.428x - 0.496x	0.449x

        No company or business used in these analyses is identical or directly comparable to ATK A&D or Orbital. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which ATK A&D and Orbital were compared.

        Discounted Cash Flow Analyses.    BofA Merrill Lynch performed separate discounted cash flow analyses of ATK A&D and Orbital in order to evaluate ATK A&D and Orbital on a relative basis based on the projected future financial performance of ATK A&D and Orbital utilizing financial forecasts and estimates of the respective managements of ATK and Orbital. For purposes of these analyses, BofA Merrill Lynch calculated the estimated present value of the standalone unlevered, after-tax free cash flows that ATK A&D and Orbital was each forecasted to generate on a calendar-year basis during the nine months ending December 31, 2014 through the full calendar year ending December 31, 2018 (referred to as the "five-year forecasts"), and as extrapolated by ATK management through the full calendar year ending December 31, 2023 (referred to as the "10-year forecasts"), in each case based on the ATK forecasts and the ATK-Orbital forecasts.

        ATK A&D.    In performing a discounted cash flow analysis of ATK A&D, BofA Merrill Lynch utilized the ATK forecasts under both the Base Case and the Vista Case taking into account, based on internal estimates of ATK management, the present value of future after-tax environmental liabilities and related legal costs, annual proceeds from ATK's Airbus receivable and future after-tax cash pension contributions associated with ATK A&D (collectively referred to as the "additional ATK A&D items"). BofA Merrill Lynch calculated terminal values for ATK A&D by applying to the estimated EBITDA of ATK A&D for the calendar year ending December 31, 2018 or December 31, 2023, as applicable, a selected range of terminal value EBITDA multiples of 7.25x to 8.25x taking into account based on BofA Merrill Lynch's professional judgment, among other things, the EBITDA trading multiples of the ATK A&D selected companies and assuming, for purposes of such analysis, (a) normalized depreciation and amortization expenses in ATK A&D's terminal year under both the five-year forecasts and the 10-year forecasts, (b) a normalized long-term earnings before interest and taxes margin in the case of ATK A&D's December 31, 2018 terminal year under the five-year forecasts and (c) normalized non-service cost pension expense in the case of ATK A&D's December 31, 2023 terminal year under the 10-year forecasts. The unlevered, after-tax free cash flows, the additional ATK A&D items and terminal values were then discounted to present value (as of March 31, 2014) using discount rates ranging from 8.0% to 10.0% derived from a weighted average cost of capital calculation. This analysis indicated approximate implied enterprise value reference ranges for ATK A&D based on ATK management's Base Case of $3,540 million to $4,180 million under the five-year forecasts and $3,530 million to $4,310 million under the 10-year forecasts. This analysis indicated approximate implied enterprise value reference ranges for ATK A&D based on ATK management's Vista Case of $3,640 million to $4,300 million under the five-year forecasts and $3,630 million to $4,430 million under the 10-year forecasts.

        Orbital.    In performing a discounted cash flow analysis of Orbital, BofA Merrill Lynch utilized the ATK-Orbital forecasts provided by ATK management. BofA Merrill Lynch also took into account Orbital's net cash as of March 31, 2014 after giving effect to estimated transaction-related fees and certain cash flow adjustments provided by ATK management. BofA Merrill Lynch calculated terminal values for Orbital by applying to the estimated EBITDA of Orbital for the calendar year ending December 31, 2018 or December 31, 2023, as applicable, a selected range of terminal value EBITDA multiples of 8.5x to 9.5x taking into account based on BofA Merrill Lynch's professional judgment, among other things, the EBITDA trading multiples of the Orbital selected companies and assuming, for purposes of such analysis, normalized depreciation and amortization expenses in Orbital's terminal year. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of March 31, 2014) using discount rates ranging from 10.0% to 12.0% derived from a weighted average cost of capital calculation. This analysis indicated approximate implied enterprise value reference ranges for Orbital based on the ATK-Orbital forecasts of $1,560 million to $1,790 million under the five-year forecasts and $1,510 million to $1,790 million under the 10-year forecasts.

        Utilizing the approximate implied enterprise value reference ranges derived for ATK A&D and Orbital described above and adjusting for debt and cash contributed by each of ATK A&D and Orbital, BofA Merrill Lynch calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges Based On Base Case
Five-Year Forecasts	10-Year Forecasts	Exchange Ratio
0.423x - 0.507x	0.401x - 0.493x	0.449x

Implied Exchange Ratio Reference Ranges Based On Vista Case
Five-Year Forecasts	10-Year Forecasts	Exchange Ratio
0.404x - 0.480x	0.384x - 0.467x	0.449x

        Other Factors.    BofA Merrill Lynch also observed certain additional factors that were not considered part of BofA Merrill Lynch's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  historical trading performance of Orbital common stock during the 52-week period ended April 25, 2014, which indicated low and high intraday prices for Orbital common stock during such period of approximately $17.03 to $29.41 per share and an implied enterprise value reference range for Orbital of approximately $880 million to $1,640 million; and

  •
  publicly available one-year forward Wall Street research analysts' stock price targets for Orbital common stock, discounted to present value using a discount rate based on Orbital's estimated cost of equity of 11%, which indicated an overall stock price target range for Orbital common stock of approximately $31.00 to $36.00 per share and an implied enterprise value reference range for Orbital of approximately $1,550 million to $1,830 million.

  Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the ATK board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ATK and Orbital. The estimates of the future performance of ATK A&D and Orbital in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, to ATK of the exchange ratio and were provided to the ATK board of directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual value of ATK A&D or Orbital.

        The type and amount of consideration payable in the merger was determined through negotiations between ATK and Orbital, rather than by any financial advisor, and was approved by the ATK board. The decision to enter into the transaction agreement was solely that of the ATK board. BofA Merrill Lynch's opinion and analyses were only one of many factors considered by the ATK board and should not be viewed as determinative of the views of the ATK board, ATK management or any other party with respect to the merger, the exchange ratio or any other matter.

        In connection with BofA Merrill Lynch's services as ATK's financial advisor, ATK has agreed to pay BofA Merrill Lynch an aggregate fee of $10.8 million, a portion of which was payable upon delivery of its opinion and $8.8 million of which is contingent upon consummation of the merger and the distribution. BofA Merrill Lynch may be entitled to an additional fee of $1.6 million, at the sole discretion of ATK, in connection with the merger and the distribution. BofA Merrill Lynch and certain of its affiliates also expect to participate in certain financings to be undertaken by Vista Outdoor in connection with the distribution, including acting as joint lead arranger and joint bookrunner for, and as a lender under, a new senior secured credit facility of Vista Outdoor, for which services BofA Merrill Lynch and such affiliates will receive aggregate fees currently estimated to be approximately $6 million. In addition, ATK has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of BofA Merrill Lynch's legal counsel, incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch's engagement.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ATK, Orbital, Vista Outdoor and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ATK and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner for a debt offering of ATK and (ii) having acted or acting as an administrative agent, an arranger and/or a bookrunner for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of ATK and certain of its affiliates (including acquisition financing). From April 1, 2012 through March 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from ATK and certain of its affiliates of approximately $13 million for corporate, commercial and investment banking services unrelated to the merger and related transactions.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Orbital and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and joint bookrunner for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Orbital and certain of its affiliates and (ii) having provided or providing certain treasury management services and products to Orbital and certain of its affiliates. From April 1, 2012 through March 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from Orbital and certain of its affiliates of approximately $2 million for corporate, commercial and investment banking services unrelated to the merger and related transactions.

        BofA Merrill Lynch is an internationally recognized investment banking firm, which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. ATK selected BofA Merrill Lynch as its financial advisor in connection with the merger based on BofA Merrill Lynch's experience in similar transactions, its reputation in the investment community and its familiarity with ATK and its business.

Opinion of Orbital's Financial Advisor

        Orbital has retained Citi to act as its financial advisor in connection with the merger. In connection with this engagement, Orbital requested Citi to evaluate the fairness, from a financial point of view, of the exchange ratio to the holders of Orbital common stock. On April 28, 2014, Citi rendered its oral opinion, subsequently confirmed in writing, to the Orbital board to the effect that, as of that date and based upon and subject to the assumptions, limitations and considerations set forth in Citi's written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Orbital common stock.

        The full text of Citi's written opinion, dated April 28, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein. You are urged to read the opinion in its entirety. Citi's opinion was provided to the Orbital board in connection with its evaluation of the exchange ratio from a financial point of view. Citi's opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. Citi's opinion does not address the underlying business decision of Orbital to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Orbital or the effect of any other transaction in which Orbital may engage. The following is a summary of Citi's opinion and the methodology that Citi used to render its opinion.

        In arriving at its opinion, Citi:

  •
  reviewed the transaction agreement;

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  held discussions with certain senior officers, directors and other representatives and advisors of Orbital and certain senior officers and other representatives and advisors of ATK concerning the businesses, operations and prospects of Orbital and ATK and the businesses, operations and prospects of ATK after giving effect to the Sporting transfers and the distribution;

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  examined certain publicly available business and financial information relating to Orbital, ATK and the ATK A&D business;

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  examined certain financial forecasts and other information and data relating to Orbital and the ATK A&D business, including the additional ATK A&D items (as defined below), which were provided to or discussed with Citi by the respective managements of Orbital and ATK, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Orbital and ATK to result from the merger and including adjustments to the forecasts and other information and data relating to the ATK A&D business provided to and discussed with Citi by the management of Orbital;

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  reviewed the financial terms of the merger as set forth in the transaction agreement in relation to, among other things: current and historical market prices of Orbital common stock and ATK common stock; the historical and projected earnings and other operating data of Orbital and the ATK A&D business; and the capitalization and financial condition of Orbital, ATK and the ATK A&D business;

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  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Orbital and the ATK A&D business;

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  evaluated certain potential pro forma financial effects of the merger; and

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  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Orbital and ATK that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Orbital and the ATK A&D business, including the additional ATK A&D items, provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of Orbital that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Orbital as to the future financial performance of Orbital and the ATK A&D business, the potential strategic implications and operational benefits anticipated to result from the merger and the other matters covered thereby, and Citi assumed, with Orbital's consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

        Citi assumed, with Orbital's consent, that the transactions will be consummated in accordance with the timing and terms specified in the transaction agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary financings, regulatory and third-party approvals, consents and releases for the transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Orbital, the ATK A&D business or the contemplated benefits of the merger. Citi also assumed, with Orbital's consent, that for federal income tax purposes the merger will be treated as a tax-free reorganization and that the distribution will be tax-free to ATK and its stockholders.

        Citi's opinion related to the relative values of Orbital and the ATK A&D business. Citi did not express any opinion as to what the value of the ATK common stock actually will be when issued pursuant to the merger or the price at which the ATK common stock will trade at any time. Citi did not make, nor has it been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Orbital, ATK or the ATK A&D business, nor did Citi make any physical inspection of the properties or assets of Orbital, ATK or the ATK A&D business. Citi was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of Orbital, nor was Citi requested to consider, and its opinion does not address, the underlying business decision of Orbital to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Orbital or the effect of any other transaction in which

Orbital might engage. Citi expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio. Citi's opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of the opinion.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of these analyses is not a complete description of the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Orbital, ATK and the ATK A&D business. No company or business used in Citi's analyses as a comparison is identical or directly comparable to Orbital or the ATK A&D business. An evaluation of Citi's analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend the specific consideration payable in, or the exchange ratio for, the merger. The type and amount of the consideration payable in the merger was determined through negotiations between Orbital and ATK, and the decision to enter into the merger was solely that of the Orbital board. Citi's opinion was only one of many factors considered by the Orbital board in its evaluation of the merger and should not be viewed as determinative of the views of the Orbital board or Orbital management with respect to the merger, the exchange ratio or any other aspect of the transactions contemplated by the transaction agreement.

        The following is a summary of the material financial analyses presented to the Orbital board in connection with the delivery of Citi's opinion. Citi utilized the valuation methodologies summarized below because, based on its professional judgment and experience, it deemed those valuation methodologies the most relevant and appropriate in connection with the preparation of a fairness opinion for a transaction of this type. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi's financial analyses.

  Selected Public Companies Analysis

        Citi performed a selected public companies analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation and trading multiples of similar publicly traded companies. Citi selected peer group companies for Orbital and the ATK A&D business that Citi judged to be sufficiently comparable to Orbital and the ATK A&D business, respectively, based on, among other things, their operation in lines of business similar to those of Orbital and the ATK A&D business. No publicly traded company is identical to Orbital or the ATK A&D business, and Citi included publicly traded companies that, based on its professional judgment and experience, were most relevant to Orbital and the ATK A&D business for purposes of this analysis.

        Orbital.    Citi performed a selected, publicly traded companies analysis of Orbital by comparing certain financial and stock market information of Orbital with the following five selected, publicly traded companies (referred to as the "Orbital Selected Companies"):

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  ATK

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  GenCorp Inc.

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  L-3 Communications Holdings, Inc.

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  MacDonald, Dettwiler & Associates Ltd.

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  Raytheon Company

        The ATK A&D Business.    Citi performed a selected, publicly traded companies analysis of the ATK A&D business by comparing certain financial information of the ATK A&D business with certain financial and stock market information of the following 12 selected, publicly traded companies (referred to as the "ATK A&D Selected Companies"):

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  BAE Systems plc

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  Chemring Group PLC1

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  Cobham plc

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  GenCorp Inc.

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  General Dynamics Corporation

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  Exelis Inc.

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  L-3 Communications Holdings, Inc.

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  Lockheed Martin Corporation

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  MacDonald, Dettwiler & Associates Ltd.

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  Northrop Grumman Corporation

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  Orbital

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  Raytheon Company

        We refer to the Orbital Selected Companies and the ATK A&D Selected Companies together as the "Selected Companies." Citi reviewed, among other things, the firm values of the Selected Companies, calculated as equity value (based on closing stock prices on April 25, 2014) plus debt and minority interest, less cash, in-the-money convertible debt and investments in unconsolidated affiliates, as a multiple of calendar years 2014 and 2015 estimated earnings before interest, taxes, depreciation

1
Pro forma for divestiture of European munitions business announced on April 24, 2014.

and amortization (referred to as "EBITDA"). Historical financial data of the Selected Companies were based on public filings and other publicly available information as of April 25, 2014. Estimated financial results for the Selected Companies (including Orbital, when used as a Selected Company for the ATK A&D business) were based on publicly available research analysts' estimates as of April 25, 2014. For purposes of the selected publicly traded companies analysis of Orbital, estimated financial results of Orbital were based on internal estimates of Orbital's management. Estimated financial results of the ATK A&D business were based on internal estimates of ATK's management as adjusted by Orbital's management. The observed multiples for the Orbital Selected Companies of firm value to calendar year 2014 estimated EBITDA ranged from a low of 8.7x to a high of 10.1x (with a median of 9.2x) and of firm value to calendar year 2015 estimated EBITDA ranged from a low of 8.0x to a high of 9.2x (with a median of 8.9x). The observed multiples for the ATK A&D Selected Companies of firm value to calendar year 2014 estimated EBITDA ranged from a low of 6.1x to a high of 10.1x (with a median of 8.8x) and of firm value to calendar year 2015 estimated EBITDA ranged from a low of 6.1x to a high of 9.6x (with a median of 8.3x).

        Based on their professional judgment and experience, informed by the above observed multiples for the Selected Companies, Citi then applied (1) a selected range of multiples of firm value to estimated calendar years 2014 and 2015 EBITDA derived from the Orbital Selected Companies of 8.75x to 9.75x and 8.5x to 9.5x, respectively, to corresponding data of Orbital to calculate an implied equity reference range for Orbital, and (2) a selected range of multiples of firm value to estimated calendar years 2014 and 2015 EBITDA derived from the ATK A&D Selected Companies of 8.25x to 9.25x and 7.75x to 8.75x, respectively, to estimated calendar years 2014 and 2015 EBITDA of the ATK A&D business, adjusted to exclude the impact of pensions (referred to as "Adjusted EBITDA"), to calculate an implied equity reference range for the ATK A&D business. In determining the selected EBITDA multiple ranges, Citi took into account various considerations that it deemed appropriate in its professional judgment and experience. This analysis indicated an approximate implied equity value reference range for Orbital of $1,590 million to $1,750 million and an implied equity value reference range for the ATK A&D business of $1,890 million to $2,350 million. Based upon these implied equity reference ranges, Citi then calculated an implied range of exchange ratios using the low end of the implied equity reference range for Orbital and the high end of the implied equity reference range for the ATK A&D business, as one end of the implied exchange ratio reference range, and the high end of the implied equity reference range for Orbital and the low end of the implied equity reference range for the ATK A&D business, as the other end of the implied exchange ratio reference range. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the transaction agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.354x - 0.485x	0.449x

  Discounted Cash Flow Analysis

        Citi performed a discounted cash flow analysis of Orbital and the ATK A&D business, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered free cash flows of the company over the projection period and the terminal value of the company at the end of the projection period.

        Orbital.    Citi performed a discounted cash flow analysis of Orbital by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Orbital was forecasted to generate during the nine months ended December 31, 2014 and Orbital's fiscal years ended December 31, 2015 and 2016 based on internal forecasts of Orbital's management. Estimated terminal values for Orbital were calculated by applying a range of terminal value EBITDA multiples of 7.5x to 8.5x to Orbital's fiscal year 2016 estimated EBITDA, which range was derived taking into consideration, among other things, historical multiples of firm value to EBITDA for Orbital and the Orbital Selected Companies. The cash flows and terminal values were then discounted to March 31, 2014 using discount rates ranging from 8.0% to 9.8%, reflecting an estimate of the weighted average cost of capital of Orbital.

        The ATK A&D Business.    Citi performed a discounted cash flow analysis of the ATK A&D business by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the ATK A&D business was forecasted to generate during its fiscal years ended March 31, 2015, 2016 and 2017, based on internal forecasts of ATK management as adjusted by Orbital's management, including adjustments reflecting the present value of potential future after-tax environmental and litigation-related liabilities, annual cash flows from ATK's Airbus receivable and projected after-tax cash pension contributions required under ATK A&D's pension plan (collectively referred to as the "additional ATK A&D items") as adjusted by Orbital's management. Estimated terminal values for the ATK A&D business were calculated by applying a range of terminal value EBITDA multiples of 7.5x to 8.5x to the ATK A&D business' fiscal year 2017 estimated EBITDA, which range was derived taking into consideration, among other things, historical multiples of firm value to EBITDA for ATK and the ATK A&D Selected Companies. The cash flows, additional ATK A&D items and terminal values were then discounted to March 31, 2014 using discount rates ranging from 7.0% to 8.7%, reflecting an estimate of the weighted average cost of capital of the ATK A&D business.

        These calculations produced a reference range of implied equity value for each of Orbital and the ATK A&D business of $1,710 million to $1,910 million and $1,850 million to $2,400 million, respectively. Citi then calculated an implied range of exchange ratios using the low end of the implied equity reference range for Orbital and the high end of the implied equity reference range for the ATK A&D business, as one end of the implied exchange ratio reference range, and the high end of the implied equity reference range for Orbital and the low end of the implied equity reference range for the ATK A&D business, as the other end of the implied exchange ratio reference range. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the transaction agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.373x - 0.540x	0.449x

  Contribution Analysis

        Citi also performed a contribution analysis, which is an analysis designed to assess the relative values of the parties to a business combination based on an analysis of the relative financial contributions of the two companies to a combined company's financial performance. To conduct this analysis, Citi calculated the estimated relative equity value contributions of Orbital and the ATK A&D business to the equity value of the combined company on a pro forma basis without giving effect to potential strategic implications and operational benefits anticipated by the managements of Orbital and ATK to result from the merger. Estimated financial results of Orbital were based on internal estimates of Orbital's management and estimated financial results of the ATK A&D business were based on internal estimates of ATK's management as adjusted and calendarized by Orbital's management. For purposes of this analysis, Citi applied the multiple of Orbital's firm value to estimated calendar years 2014 and 2015 EBITDA as of April 25, 2014 to the following:

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  Orbital's and the ATK A&D business' calendar years 2014 and 2015 estimated EBITDA; and

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  Orbital's calendar years 2014 and 2015 estimated EBITDA and the ATK A&D business' calendar years 2014 and 2015 Adjusted EBITDA.

        Citi then calculated the relative equity value contributions of Orbital and the ATK A&D business implied by these metrics, which indicated the following:

	Implied Orbital Equity Value Contribution	Implied ATK A&D Business Equity Value Contribution
CY 2014E Orbital and ATK A&D Business EBITDA	41.0%	59.0%
CY 2015E Orbital and ATK A&D Business EBITDA	41.4%	58.6%
CY 2014E Orbital EBITDA and ATK A&D Business Adj. EBITDA	39.7%	60.3%
CY 2015E Orbital EBITDA and ATK A&D Business Adj. EBITDA	42.6%	57.4%

        These implied equity value contributions indicated the following implied exchange ratio reference range, as compared to the exchange ratio in the transaction agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.345x - 0.389x	0.449x

  Other Information

        Citi also reviewed, for informational purposes, the following:

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  Historical Share Price Performance.  Citi reviewed the percentage by which the closing price of Orbital common stock and ATK common stock on April 25, 2014, traded at a premium or a discount to the closing stock price of Orbital common stock and ATK common stock, respectively, as of that date three years prior, as of one year prior, as of December 31, 2013, and as of February 6, 2014 (the date of the meeting between Mr. DeYoung and Mr. Thompson described above under "—Background of the Merger" beginning on page [    ]).

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  Accretion/Dilution Analysis.  Citi reviewed the potential pro forma financial effects of the merger on Orbital's calendar years 2015 through 2017 estimated earnings per share (referred to as "EPS") relative to corresponding data of Orbital on a standalone basis. For the purposes of this analysis, Citi assumed that the merger would be completed on September 30, 2014, and relied upon, with respect to Orbital, internal estimates of Orbital's management and, with respect to the ATK A&D business, internal estimates of ATK's management as adjusted by Orbital's management. Based on the exchange ratio provided for in the transaction agreement, this review indicated that the merger would be accretive to Orbital's calendar year 2015 through 2017 estimated EPS with or without taking into account potential strategic implications and operational benefits anticipated by the managements of Orbital and ATK to result from the merger (before non-recurring integration costs). The actual results achieved by Orbital ATK may vary from forecasted results and the variations may be material.

  Miscellaneous

        Under the terms of Citi's engagement, Orbital has agreed to pay Citi for its financial advisory services in connection with the merger a fee of $12 million, $2.5 million of which was payable upon delivery of Citi's opinion and the remainder of which is contingent upon completion of the merger. Orbital may, in its sole discretion, pay Citi up to an additional $2 million for its services in connection with the merger. Orbital also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Citi and its affiliates in the past have provided services to Orbital and ATK unrelated to the proposed merger, for which services Citi and its affiliates have received compensation, including, without limitation, (a) acting as joint lead arranger and joint bookrunner for Orbital's $450 million senior credit facility amendment in December 2012, (b) acting as joint dealer manager in Orbital's tender offer for $144 million of convertible senior subordinated notes in December 2012, (c) acting as co-documentation agent for ATK's $1.96 billion senior credit facility amendment and restatement in November 2013, (d) acting as financial advisor to ATK in connection with its $985 million acquisition of Bushnell Inc., announced in September 2013, and (e) providing a fairness opinion to ATK in connection with its $315 million acquisition of Savage Arms, announced in May 2013. In the ordinary course of Citi's business, Citi and its affiliates may actively trade or hold the securities of Orbital and ATK for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Orbital, ATK and their respective affiliates. In the two-year period prior to the date of its opinion, Citi and its affiliates derived aggregate revenues of approximately $0.6 million from Orbital and certain of its affiliates and approximately $7.8 million from ATK and certain of its affiliates for such investment banking services unrelated to the merger and related transactions.

        Orbital selected Citi to provide certain financial advisory services in connection with the merger based on Citi's reputation and experience. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

Interests of ATK Directors and Officers in the Merger

        In considering the recommendation of the ATK board that ATK stockholders vote to approve the issuance of ATK common stock to Orbital stockholders, ATK stockholders should be aware that some of ATK's directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as ATK stockholders. The ATK board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the transaction agreement and the merger, in approving the transaction agreement and in recommending the approval of the share issuance proposal and the ATK adjournment proposal. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

  Treatment of ATK Equity-Based Awards Under the Transaction Agreement

        As a general matter, under the transaction agreement, outstanding ATK equity-based awards will be adjusted to account for the distribution to preserve the aggregate value of such awards to a holder immediately following the distribution. Other than the treatment for restricted shares (discussed in the following paragraph), the transaction agreement does not accelerate the vesting of any equity-based awards. For additional information regarding the treatment of ATK equity-based awards in the distribution, see "—The Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards" below.

        Under the terms of the transaction agreement, a portion of ATK restricted shares outstanding as of the time of the distribution will vest immediately following the distribution. Upon consummation of the distribution, an award of Vista Outdoor restricted shares will be granted with respect to each award of ATK restricted shares and, upon completion of the merger, each ATK restricted share will represent the value of the combined company, in each case with respect to a corresponding number of shares of Vista Outdoor common stock and combined company common stock after giving effect to the distribution ratio. For current and former employees of ATK (excluding employees of the Vista Outdoor business) immediately following the distribution, Vista Outdoor restricted shares relating to ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other Vista Outdoor restricted shares relating to ATK restricted shares will vest on the first anniversary of the date granted by ATK. For current and former employees of Vista Outdoor immediately following the distribution, combined company restricted shares relating to ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other combined company restricted shares relating to ATK restricted shares will vest on the first anniversary of the date granted by ATK. The portion of ATK restricted shares that vest immediately following the distribution vest "single trigger", meaning they will vest automatically upon the completion of the distribution and are not conditioned on the occurrence of a subsequent event. "Single trigger" vesting can be distinguished from "double trigger" vesting in which awards only vest after the occurrence of a second event (typically a termination of an individual's employment without cause or the employee's resignation for good reason) following the completion of a corporate transaction, such as the distribution or the merger.

  ATK Income Security Plan

        ATK maintains the Income Security Plan (the "ISP") for the benefit of certain executive officers. It provides for the severance benefits described below upon a termination of employment without "cause" or for "good reason" (as such terms are defined in the ISP) within 36 months following the consummation of a "change in control" (as such term is defined in the ISP), such as the merger (a "Qualifying Termination"). Any covered executive of ATK who becomes an employee of Vista Outdoor at the time of the distribution will not be eligible for benefits under the ISP. As of the date of this joint proxy statement/prospectus, the employment of each of Mark W. DeYoung, Scott D. Chaplin and Stephen M. Nolan is expected to transfer to Vista Outdoor, and so Messrs. DeYoung, Chaplin and Nolan will be ineligible for benefits under the ISP. As of the date of this joint proxy statement/prospectus and as discussed elsewhere, the employment of Mr. Blake is expected to continue with the combined company; therefore, he would not be entitled to the benefits and payments described below.

        Severance Payment.    Upon a Qualifying Termination, the executive officer would become entitled to a lump sum cash payment in an amount equal to the product of two or three (depending on the executive officer) multiplied by the sum of (a) the executive officer's annual base salary in effect at the time of the Qualifying Termination, (b) the executive officer's target bonus opportunity in effect at the time of the Qualifying Termination, (c) the maximum annual match the executive officer would have received under the ATK 401(k) Plan, assuming the executive officer had contributed the maximum annual contribution under the plan and (d) the annual value of the benefits that would have been provided to the executive officer under ATK's group health plan. The executive officer would also become entitled to receive (a) a pro-rata bonus for the year in which the Qualifying Termination occurs, paid at target if the Qualifying Termination occurs during the first three quarters of the year and paid at the greater of target and projected actual performance if the Qualifying Termination occurs in the fourth quarter of the year, (b) a lump sum cash payment equal to the amount the executive officer would have received under any long-term cash incentive plan, assuming target level performance and (c) a lump sum cash payment equal to the value of any perquisites that would have been provided to the executive officer for a period of one year.

        Accelerated Equity Vesting.    Upon a Qualifying Termination, the executive officer would become entitled to accelerated vesting of all outstanding unvested equity awards, with performance-vesting equity awards vesting at target level performance.

        Enhanced Retirement Plan Benefits.    Upon a Qualifying Termination, the executive officer would become entitled to receive an additional payment equal to the increase in his or her benefits under any supplemental executive retirement plan, assuming the executive officer had remained employed by ATK for an additional two or three years (depending on the executive officer), payable at the same time that benefits are paid under the applicable supplemental executive retirement plan.

        Restrictive Covenants.    ATK's or Orbital ATK's obligation to provide the severance payments and benefits under the ISP described above is conditioned upon the executive officer's continued compliance with the confidentiality and non-disparagement, non-competition and non-solicitation covenants set forth in a release agreement. The restricted period for the non-competition and non-

solicitation of employees provisions in the release is between six and 12 months, depending on the executive officer.

        For an estimate of the value of the payments and benefits described above that would become payable under the ISP to each of ATK's executive officers, see "—Quantification of Potential Payments and Benefits to ATK's Executive Officers in Connection with the Merger" below.

  Indemnification and Insurance

        Pursuant to the terms of the transaction agreement, ATK's directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from Orbital ATK following the merger. Such indemnification and insurance coverage is further described in the section entitled "The Transaction Agreement—Indemnification and Insurance" beginning on page [    ].

  Retention Awards

        In recognition of their significant efforts related to the transactions, on September 11, 2014, the Personnel and Compensation Committee of the Board of Directors of ATK (the "ATK P&C Committee") approved cash retention bonuses to, Messrs. Chaplin, Larson, Nolan and Kahn and Ms. Wolf contingent on the successful completion of the Distribution, which will become payable in two equal installments: the first as soon as practicable following the closing of the merger, and the second on the first anniversary of the closing of the merger, with the exception of Mr. Kahn, whose retention bonus will become payable in full as soon as practicable following the closing of the merger. The amounts awarded as retention bonuses to each executive officer are as follows: Mr. Chaplin, $649,688; Mr. Larson, $573,615; Mr. Nolan, $536,250; Mr. Kahn, $156,435; and Ms. Wolf, $509,729. Except as noted below, these bonus payments are contingent upon such executive officer remaining employed by ATK or Vista Outdoor, as applicable, on the payment date, and will be paid by each executive officer's respective employer. If the executive officer's employment is terminated without cause prior to the applicable payment date, the executive officer will be entitled to the unpaid portion of the bonus upon such termination. If the merger does not occur or if the executive officer's employment is terminated for any reason other than without cause, the retention bonus will be forfeited.

  Quantification of Potential Payments and Benefits to ATK's Executive Officers in Connection with the Merger

        The following table sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosures of information about certain compensation for each of ATK's named executive officers that is based on or otherwise relates to the merger and assumes, among other things, that the executive officers will incur a Qualifying Termination immediately following the merger. The table provides such information with respect to all of our executive officers. For additional details regarding the terms of the payments described below, see the discussion under the caption "Interests of ATK Directors and Officers in the Merger" above.

        Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below. Additionally, as noted above certain ATK executive officers may transfer to Vista Outdoor in advance of the merger and would not become eligible for the benefits under the ISP. For purposes of calculating such amounts, we have assumed:

  •
  December 1, 2014 as the closing date of the merger, and

  •
  a Qualifying Termination on that date.

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Other ($)(4)	Total ($)(5)
Named Executive Officers
Mark W. DeYoung(6)	$—	$4,978,721	$—		$4,978,721
Neal S. Cohen	3,871,841	8,559,667	319,001		12,750,509
Blake E. Larson	1,784,162	2,420,077	1,603,509	573,615	6,381,363
Jay Tibbets	1,570,400	1,774,988	98,875		3,444,263
Scott D. Chaplin(6)	—	290,265	—	649,688	939,953
Other Executive Officers
Michael A. Kahn	1,747,339	2,326,272	382,151	156,435	4,612,197
Christine A. Wolf	1,482,048	1,789,322	87,492	509,729	3,868,591
Stephen Nolan(6)	—	374,670	—	536,250	910,920

(1)
In accordance with the terms of the ISP, each executive officer (other than Messrs. DeYoung, Nolan and Chaplin) is entitled to the following cash severance in the event of a Qualifying Termination: (i) a lump sum cash payment equal to three times (for Mr. Cohen) or two times (for Messrs. Kahn, Larson and Tibbets and Ms. Wolf) the sum of (a) the executive's annual base salary in effect on the date of termination, (b) the executive's then current target bonus and (c) the maximum annual match the executive would have received under ATK's 401(k) Plan, assuming the maximum annual contribution under the plan, (ii) a pro-rata bonus for the year of termination, paid at target if termination is during the first three quarters of the fiscal year and at the greater of target and projected performance if termination occurs in the fourth quarter of the fiscal year, (iii) a lump sum cash payment equal to the value of the benefits that would have been provided to the executive under ATK's group health plan for a period of three years (for Mr. Cohen) or two years (for Messrs. Kahn, Larson and Tibbets and Ms. Wolf) following termination, (iv) a lump sum cash payment equal to the amount the executive would have received under any long-term cash incentive plan assuming target level of performance and (v) a lump sum cash payment equal to the value of any perquisite that would have been provided to the executive officer for one year following termination. The cash severance amount is "double trigger." For purposes of the table, the amounts reported are based on compensation and benefit levels in effect as of September 29, 2014. The amount reported in the Cash column of the table above is calculated based on the following components, all of which are payable in cash:

Name	Multiple of Base Salary ($)	Multiple of Target Bonus ($)	Pro-Rata Bonus ($)	401(k) Match ($)	Health & Welfare ($)	Long-Term Cash Incentive Awards ($)	Perquisites ($)	Total Cash ($)
Named Executive Officers
Mark W. DeYoung	—	—	—	—	—	—	—	—
Neal S. Cohen	1,900,350	1,520,280	340,137	35,100	35,973	—	40,000	3,871,841
Blake E. Larson	917,785	596,560	200,206	23,400	16,212	—	30,000	1,784,162
Jay Tibbets	799,200	519,480	174,337	23,400	23,982	—	30,000	1,570,400
Scott D. Chaplin	—	—	—	—	—	—	—	—
Other Executive Officers
Michael A. Kahn	893,914	581,044	194,998	23,400	23,982	—	30,000	1,747,339
Christine A. Wolf	815,567	448,562	150,537	23,400	23,982	—	20,000	1,482,048
Stephen Nolan	—	—	—	—	—	—	—	—
(2)
As described in more detail in "The Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards," upon the distribution, each outstanding ATK equity award will convert into a corresponding adjusted equity award of the combined company and of Vista Outdoor. For purposes of this table, (a) the assumed stock price is equal to $149.39, the average closing market price of ATK common stock on the NYSE over the first five business days following the first public announcement of the transaction on April 29, 2014, which represents the combined value of ATK and Vista Outdoor prior to the distribution, (b) the aggregate number of each type of outstanding equity award is assumed to be the number that would have been outstanding as of the closing of the merger without giving effect to the distribution and (c) each executive officer is assumed to have had a Qualifying Termination upon closing of the merger. According to the terms of the ISP, upon a Qualifying Termination, each outstanding stock option will be cashed out for an amount equal to its intrinsic value (the excess, if any, of the assumed stock price over the exercise price). Under the terms of the transaction agreement, any restricted shares granted more than one year prior to the distribution with respect to the entity that does not employ the executive following the closing will immediately vest. According to the terms of the ISP, the remaining restricted shares will vest upon the executive's Qualifying Termination and each RSU (into which ATK PSUs will have converted upon the distribution) will be cashed out for an amount equal to the assumed stock price. Set forth below are the amounts attributable to each component of the amount reported in the Equity column of the table that would become payable assuming a Qualifying Termination occurred upon closing of the merger. A portion of the restricted shares (as described above) are "single trigger" and all remaining equity awards (other than those held by Messrs. DeYoung, Nolan and Chaplin) are "double trigger."

Name	Unvested Stock Options ($)(a)	Unvested Restricted Shares ($)(b)		Unvested PSUs ($)(c)
Named Executive Officers
Mark W. DeYoung	—	$4,978,721	(d)	—
Neal S. Cohen	$1,964,547	3,094,166		$3,500,955
Blake E. Larson	618,583	606,374		1,195,120
Jay Tibbets	416,734	480,289		877,965
Scott D. Chaplin	—	290,265	(d)	—
Other Executive Officers
Michael A. Kahn	594,692	589,045		1,142,535
Christine A. Wolf	465,577	453,249		870,496
Stephen Nolan	—	374,670	(d)	—

(a)
The amounts reported in the Unvested Stock Options column are based on the number of unvested stock options that would have been outstanding as of the closing of the merger without giving effect to the distribution as follows: Mr. Cohen, 27,131; Mr. Larson, 9,360; Mr. Tibbets, 7,328; Mr. Kahn, 9,102; and Ms. Wolf, 6,996. As described in more detail in "The Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards," upon the distribution, assuming a 1 to 1 distribution ratio, each outstanding unvested ATK stock option will convert into both an unvested combined company stock option and an unvested Vista Outdoor stock option, such that the executive officer will hold an equal number of unvested combined company stock options and unvested Vista Outdoor stock options, which, in the aggregate, will be double the number of unvested ATK stock options assumed for purposes of the table, each with an adjusted exercise price equal to half of the assumed stock price. This treatment will preserve the aggregate value of ATK stock options immediately following the distribution.

(b)
For each executive officer (other than Messrs. DeYoung, Nolan and Chaplin), the amounts reported in the Unvested Restricted Shares column are based on the number of unvested restricted shares that would have been outstanding as of the closing of the merger without giving effect to the distribution as follows: Mr. Cohen, 20,712; Mr. Larson, 4,059; Mr. Tibbets, 3,215; Mr. Kahn, 3,943; and Ms. Wolf, 3,034. Upon the distribution, assuming a 1 to 1 distribution ratio, an award of Vista Outdoor restricted shares will be granted with respect to each award of ATK restricted shares, such that, upon completion of the merger, the executive officer will hold an equal number of unvested combined company restricted shares and unvested Vista Outdoor restricted shares, which, in the aggregate, will be double the number of unvested ATK restricted shares assumed for purposes of the table. This treatment will preserve the aggregate value of ATK restricted shares immediately following the distribution. Any unvested Vista Outdoor restricted shares that were granted more than one year prior to the distribution will be subject to single trigger vesting under the terms of the transaction agreement and the remainder of unvested combined company and Vista Outdoor restricted shares will be subject to double trigger vesting pursuant to the ISP.

(c)
The amounts reported in the Unvested PSUs column are based on the number of unvested PSUs that would have been outstanding as of the closing of the merger without giving effect to the distribution as follows: Mr. Cohen, 23,435; Mr. Larson, 8,000; Mr. Tibbets, 5,877; Mr. Kahn, 7,648; and Ms. Wolf, 5,827. Upon the distribution, assuming a 1 to 1 distribution ratio, each outstanding unvested ATK PSU will convert into both an unvested combined company RSU and an unvested Vista Outdoor RSU, such that the executive officer will hold an equal number of unvested combined company RSUs and unvested Vista Outdoor RSUs, which, in the aggregate, will be double the number of unvested ATK PSUs assumed for purposes of the table. This treatment will preserve the aggregate value of ATK PSUs immediately following the distribution. FY13-15 ATK PSUs convert at actual performance and FY14-16 and FY15-17 ATK PSUs convert at target performance. These calculations assume that the number of RSUs into which outstanding ATK PSUs are converted is determined based on target level performance.

(d)
For Messrs. DeYoung, Nolan and Chaplin, who will be employed by Vista Outdoor as of the distribution, the amounts reported in the Unvested Restricted Shares column are based on the number of unvested restricted shares that, as of the distribution, will convert to unvested combined company restricted shares, which, assuming a 1 to 1 distribution ratio, equals half the number of unvested restricted shares that would have been outstanding as of the closing of the merger without giving effect to the distribution as follows: Mr. De Young, 33,327 restricted shares; Mr. Nolan, 2,508 restricted shares; and Mr. Chaplin, 1,943 restricted shares. Of the unvested combined company restricted shares, 24,330 restricted shares, 1,654 restricted shares and 2,706 restricted shares were granted to Messrs. DeYoung, Nolan and Chaplin, respectively, more than one year prior to the distribution and, under the terms of the transaction agreement, will vest immediately upon the distribution. The remainder of the unvested combined company restricted shares will vest in full on March 11, 2015 under the terms of the transaction agreement and have been included in the amount reported in the table. Since Messrs. DeYoung, Nolan and Chaplin will not be eligible for benefits under the ISP, their unvested Vista Outdoor restricted shares, which, assuming a 1 to 1 distribution ratio, would equal the number of unvested combined company restricted shares held by each executive, would not accelerate vesting upon a Qualifying Termination following the closing.
(3)
In accordance with the terms of the ISP, in the event of a Qualifying Termination, each executive officer is entitled to an additional payment equal to the increase to the executive's benefit under any supplemental executive retirement plan assuming the executive had remained employed an additional three years (for Mr. Cohen) or two years (for Messrs. Kahn, Larson and Tibbets and Ms. Wolf), payable at the same time that benefits under the applicable supplemental executive retirement plan are paid. For purposes of amounts reported in the table, the Qualifying Termination is assumed to have occurred upon closing of the merger for purposes of the defined contribution supplemental executive retirement plan and as of March 31, 2014 for purposes of the defined benefit supplemental executive retirement plan. All such enhanced retirement benefits are "double trigger."

(4)
As described above in "Retention Awards", Messrs. Chaplin, Larson, Nolan and Kahn and Ms. Wolf have been awarded cash retention bonuses by the ATK P&C Committee, contingent on the successful completion of the Distribution. The retention bonuses will be payable in two equal installments: the first as soon as practicable following the closing of the merger, and the second on the first anniversary of the closing of the merger, with the exception of Mr. Kahn, whose retention bonus will become payable in full as soon as practicable following the closing of the merger, provided that such executive officer remains employed by ATK or Vista Outdoor, as applicable, on the payment date. For purposes of amounts reported in the table, each executive officer's employment is assumed to have terminated without cause on the closing date of the merger, in which case the retention bonus would become payable in full as of such date.

(5)
Although the ISP requires that severance benefits in excess of the limit established under Section 280G of the Internal Revenue Code be reduced such that the total severance benefit equals the Section 280G limit, the merger does not constitute a change in ownership or control of ATK for purposes of Section 280G. As a result, the 280G reduction is inapplicable to this transaction and the amounts reported in the table have not been so reduced.

(6)
As described above in "ATK Income Security Plan," as of the date of this joint proxy statement/prospectus, Messrs. DeYoung, Nolan and Chaplin are expected to transfer to Vista Outdoor at the time of the distribution and so will be ineligible for benefits under the ISP. The treatment of each of Messrs. DeYoung's, Nolan's and Chaplin's outstanding ATK equity awards at the time of the distribution will be governed by the terms of the transaction agreement as described in more detail in "The Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards," but Messrs. DeYoung, Nolan and Chaplin will not be entitled to double trigger vesting of such equity awards pursuant to the terms of the ISP.

The Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards

        Under the transaction agreement, ATK and Vista Outdoor will take all actions as may be required to effect the following conversions of equity-based awards upon the distribution:

        Upon consummation of the distribution, each outstanding stock option with respect to ATK common stock (whether held by an ATK officer or other employee) will convert into both an option to acquire Vista Outdoor common stock and an option to acquire common stock of the combined company on generally the same terms as were applicable prior to the distribution, with respect to a corresponding number of shares of common stock of the combined company and Vista Outdoor common stock and with an adjusted exercise price, in each case after giving effect to the distribution ratio and the relative values of the common stock of Vista Outdoor and the combined company. The distribution ratio will be determined and publicly announced by ATK at a later date. No ATK directors hold stock options.

        Upon consummation of the distribution, an award of Vista Outdoor restricted shares will be granted with respect to each award of ATK restricted shares (whether held by an ATK director, officer or other employee) and, upon completion of the merger, each ATK restricted share will represent the value of the combined company, in each case with respect to a corresponding number of shares of Vista Outdoor common stock and combined company common stock after giving effect to the distribution ratio. For current and former employees of ATK (excluding employees of the Vista Outdoor business) immediately following the distribution, Vista Outdoor restricted shares relating to ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other Vista Outdoor restricted shares relating to ATK restricted shares will vest on the first anniversary of the date granted by ATK. For current and former employees of Vista Outdoor immediately following the distribution, combined company restricted shares relating to ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other combined company restricted shares relating to

ATK restricted shares will vest on the first anniversary of the date granted by ATK. The vesting schedule for Vista Outdoor restricted shares and ATK restricted shares held by ATK directors will be unaffected by the distribution.

        Upon consummation of the distribution, ATK PSUs will convert into time-vesting RSUs based on (i) the level of achievement of performance goals previously determined by the ATK compensation committee for FY13-15 ATK PSUs and (ii) based on target performance for FY14-16 and FY15-17 ATK PSUs. FY13-15 ATK PSUs, as converted into RSUs, held by all ATK employees and all other PSUs held by ATK corporate senior vice presidents and above immediately prior to the distribution will convert into equivalent RSUs of both the combined company and Vista Outdoor, with respect to a corresponding number of shares of common stock of the combined company and Vista Outdoor common stock after giving effect to the distribution ratio. For group presidents and vice presidents employed by ATK immediately following the distribution, FY14-16 and FY15-17 ATK PSUs will convert into RSUs with respect to combined company common stock, adjusting the number of shares to retain the aggregate value of such awards. For group presidents and vice presidents employed by Vista Outdoor immediately following the distribution, FY14-16 and FY15-17 ATK PSUs will convert into RSUs with respect to Vista Outdoor common stock, adjusting the number of shares to retain the aggregate value of such awards. No ATK directors hold PSUs. Subject to limited exceptions, all RSUs with respect to Vista Outdoor common stock and combined company common stock will maintain the same terms and conditions as the ATK PSUs to which they relate, provided that the vesting criteria will be adjusted to provide for solely service-based vesting.

        Upon the consummation of the distribution, each ATK deferred share unit and each ATK phantom stock unit (whether held by an ATK director, officer or other employee) will convert into both a deferred share unit or phantom stock unit, as applicable, of the combined company and a deferred share unit or phantom stock unit, as applicable, of Vista Outdoor, with respect to a corresponding number of shares of combined company common stock and Vista Outdoor common stock after giving effect to the distribution ratio.

        The closing of the merger does not automatically trigger any additional conversion, acceleration or adjustment of any equity-based awards that did not occur in connection with the distribution, unless in conjunction with a Qualifying Termination of an individual who participates in the ISP following the merger.

Interests of Orbital Directors and Officers in the Merger

        In considering the recommendation of the Orbital board that Orbital stockholders vote to approve the merger proposal, Orbital stockholders should be aware that some of Orbital's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Orbital stockholders generally. The Orbital board was aware of and considered these potential interests, among other things, in evaluating and negotiating the transaction agreement and the transactions, in approving the transaction agreement and in recommending the approval of the merger proposal, the Orbital adjournment proposal and the compensation proposal. For purposes of the Orbital plans described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control, or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

  Treatment of Orbital Equity-Based Awards

        Under the terms of the transaction agreement, immediately prior to the effective time of the merger, each then-outstanding option to acquire Orbital common stock will be converted into an option to acquire, on the same terms and conditions as were applicable to such option immediately prior to the effective time of the merger, the number of shares of ATK common stock determined by multiplying the number of shares of Orbital common stock subject to such option immediately prior to the effective time of the merger by the exchange ratio. The exercise price per share of ATK common stock underlying each converted option will be equal to the exercise price per share of Orbital common stock of such converted option immediately prior to the effective time of the merger divided by the exchange ratio. At the effective time of the merger, the combined company will assume all obligations of Orbital under the converted options.

        In addition, under the terms of the transaction agreement, immediately prior to the effective time of the merger, each then-outstanding unvested Orbital restricted stock unit (referred to as an "RSU") will be converted into a restricted stock unit award, on the same terms and conditions as were applicable to such RSU immediately prior to the effective time of the merger, with respect to the number of shares of ATK common stock determined by multiplying the number of shares of Orbital common stock subject to such RSU immediately prior to the effective time of the merger by the exchange ratio. At the effective time of the merger, the combined company will assume all obligations of Orbital under the converted RSUs.

        On July 21, 2014, Orbital granted its executive officers an aggregate of 105,000 RSUs (referred to as the "special RSUs"). Pursuant to the terms of the award agreements governing these special RSUs, the special RSUs will vest in two equal tranches, with the first tranche vesting one day after the effective time of the merger and the second tranche vesting on the first anniversary of such vesting date.

        Pursuant to the terms of Orbital's 1997 Stock Option and Incentive Plan (referred to as the "1997 Plan"), immediately prior to the effective time of the merger, each then-outstanding unvested Orbital RSU held by an Orbital non-employee director under the 1997 Plan will fully vest.

        As a result of the transactions contemplated under the transaction agreement, (1) 473,805 RSUs held by Orbital's executive officers and one non-employee director would be converted into RSUs with respect to 212,738 shares of ATK common stock and would be assumed by the combined company pursuant to the merger and (2) 17,478 RSUs held by Orbital's non-employee directors would fully vest immediately prior to the effective time of the merger, which based on the per share price of Orbital common stock of $28.66 (the average closing market price of Orbital common stock over the first five business days following the public announcement of the merger on April 29, 2014), would have an aggregate value of $14,080,171.

        Pursuant to the executive change in control severance agreements discussed below, if an Orbital executive officer's employment is terminated by Orbital or Orbital ATK without "cause" (as defined below) or by such employee for "good reason" (as defined below) in anticipation of, upon the consummation of, or at any time after the merger, all outstanding vested and unvested equity awards held by such executive officer will be repurchased by Orbital or Orbital ATK at the higher of (1) the highest price paid in the merger or (2) the then current fair market value on the date of termination if the equity award has been assumed, less the exercise price for any such equity award, if applicable. The above-described repurchase of equity awards is conditioned upon both the consummation of the merger and the qualifying termination of the executive officer's employment.

        For purposes of the foregoing, "cause" means (1) the executive officer's willful and continual failure to substantially perform his or her duties in accordance the instructions of the Orbital or Orbital ATK board or the persons to whom the executive officer reports, after a demand for substantial performance is delivered to the executive officer by the Orbital or Orbital ATK board specifically identifying the manner in which the Orbital or Orbital ATK board believes that the executive officer has not substantially performed his or her duties; (2) the executive officer's willfully engaging in conduct that is materially injurious to Orbital or Orbital ATK; (3) the executive officer's embezzlement or misappropriation of Orbital's or Orbital ATK's funds or property; (4) the executive officer's conviction of a felony or plea of guilty or nolo contendere to a felony; or (5) the executive officer's conviction of a crime involving fraud, dishonesty, moral turpitude or breach of trust or plea of guilty or nolo contendere to such a crime.

        For purposes of the foregoing, "good reason" means the occurrence of any of the following events with respect to the executive officer: (1) without the executive's written consent, the assignment of the executive officer to duties that are a material adverse change from the most significant position held by the executive officer during the 180-day period prior to the effective time of the merger; (2) a material reduction in the executive officer's base salary; (3) the relocation of the executive officer outside a 50-mile radius of the executive officer's then-current office; (4) a material adverse change in (a) the value of any material compensation plan in which the executive officer participates or (b) the benefits under Orbital's retirement, pension, 401(k), deferred compensation, life insurance, medical, health, accident, disability or other benefit plans in which the executive officer participated as of the effective time of the merger; or (5) Orbital's failure to obtain from any successor an assumption of the obligations under the executive change in control severance agreement (as defined below).

        The following tables set forth for the Orbital executive officers and directors the number of (i) shares of Orbital common stock underlying vested Orbital options, (ii) shares of Orbital common stock underlying unvested Orbital options, and (iii) unvested Orbital RSUs, in each case as held by the executive officers and directors on December 1, 2014 and assuming continued employment through the date of the closing of the merger:

  Executive Officers(1)

Name	RSUs
David W. Thompson	128,280
Garrett E. Pierce	88,300
Antonio L. Elias	58,305
Ronald J. Grabe	54,975
Michael E. Larkin	54,975
Frank L. Culbertson	56,640
Thomas E. McCabe	29,000

(1)
None of Orbital's executive officers hold outstanding stock options.

  Non-Employee Directors

Name	Vested Options	Unvested Options	RSUs
Kevin P. Chilton	—	—	1,942
Lennard A. Fisk	—	—	1,942
Robert M. Hanisee	10,000	—	1,942
Ronald T. Kadish	10,000	—	1,942
Janice I. Obuchowski	—	—	1,942
James G. Roche	10,000	—	1,942
Harrison H. Schmitt	5,000	—	1,942
James R. Thompson	—	—	5,272	(1)
Scott L. Webster	10,000	—	1,942

(1)
Includes 3,330 RSUs previously granted to Mr. Thompson in his capacity as an Orbital employee under Orbital's Amended and Restated 2005 Stock Incentive Plan, not the 1997 Plan, the vesting of which will not accelerate immediately prior to the effective time of the merger.

  Executive Change in Control Severance Agreements

        Orbital has entered into executive change in control severance agreements with each of its executive officers, Messrs. Thompson, Pierce, Elias, Grabe, Larkin, McCabe and Culbertson. Each executive change in control severance agreement has a "double trigger," meaning that the executive officer's right to receive severance payments and benefits arises only if there is both a change in control of Orbital and the executive officer's employment is terminated within a specified time period. In the event of a change in control, the executive officer change in control severance agreements will remain in effect for at least a 24-month period beginning on the date of such change in control.

        Under Orbital's executive change in control severance agreements, a "change in control" is generally defined as (1) the acquisition by an individual, entity or group of 30% or more of Orbital's common stock or the combined voting power of Orbital's then outstanding voting securities entitled to vote for directors, (2) within any 24-month period, the persons who were Orbital's directors immediately prior to the transaction cease to constitute a majority of the Orbital board of directors or its successor, with certain exceptions, (3) the sale or disposition of all or substantially all of Orbital's assets, or (4) the consummation by Orbital of a reorganization, merger, consolidation or similar business combination transaction, the result of which is either (a) Orbital's stockholders immediately prior to the transaction will not beneficially own more than 60% of the surviving entity, (b) a person becomes the owner of 30% or more of the outstanding common stock of the entity resulting from the transaction, or (c) at least a majority of the members of the board of directors of the entity resulting from the transaction were not members of the Orbital board of directors at the time the transaction was approved. The merger will constitute a "change in control" under Orbital's executive change in control severance agreements pursuant to clause (4)(a) above.

        In the event that an Orbital executive officer's employment is terminated in anticipation of, upon the consummation of, or at any time following the merger, either without "cause" or by such executive officer for "good reason" (each as defined above), the executive officer would receive from Orbital or Orbital ATK a lump sum cash payment equal to two times the sum of (1) the greater of his annual base salary in effect on the closing date of the merger or the date of termination and (2) the greater of (a) his full target bonus for the year of termination or (b) the average of the two highest cash bonuses earned during two of the three immediately preceding years. Also, the executive officer would receive a pro rata bonus in a lump sum cash payment equal to his target bonus through the date of termination. In addition, all unvested amounts under Orbital's deferred compensation plan would vest, all insurance benefits would continue for 24 months and all outstanding vested and unvested equity awards (with the exception of the special RSUs) would be repurchased by Orbital or Orbital ATK at the higher of (1) the highest price paid in the merger or (2) the then current fair market value on the date of termination if the equity award has been assumed, less the exercise price for any such equity award, if applicable. The executive officer would also be entitled to payment by Orbital or Orbital ATK of all reasonable legal fees and expenses incurred by the executive officer as a result of the termination. The executive officer must timely execute a written release of claims provided by Orbital or Orbital ATK to be eligible to receive any of the foregoing payments.

        In the event that it is determined that any of the payments and benefits described above or any other payments would subject the executive officer to excise taxes under Section 4999 of the Code because such payments and benefits due would constitute a "parachute payment" under Section 280G of the Code, payments to the executive officer under the executive change in control severance agreement will be reduced to the extent doing so would result in the executive officer receiving a larger after-tax amount than if he received the entire payment.

Executive Compensation Payable in Connection with the Merger

        Orbital's "named executive officers" for purposes of the disclosure in this joint proxy statement/prospectus are David W. Thompson, Garrett E. Pierce, Antonio L. Elias, Ronald J. Grabe, Michael E. Larkin and Frank L. Culbertson.

        The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain compensation that each of Orbital's named executive officers may receive that is based on, or that otherwise relates to, the merger. The figures in the table are estimated based on compensation and benefit levels as of the date of this joint proxy statement/

prospectus and an assumed effective date of December 1, 2014 for both the merger and the termination of the executive officer's employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including an assumption that the employment of each of Orbital's named executive officers will terminate without cause upon consummation of the merger and other assumptions described in this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus and as discussed elsewhere, the employment of Messrs. Thompson and Pierce is expected to continue with the combined company in similar capacities; therefore, they would not be entitled to the benefits and payments described below. As required by applicable SEC rules, all amounts below determined using the per share value of Orbital common stock have been calculated based on a per share price of Orbital common stock of $28.66 (the average closing market price of Orbital common stock over the first five business days following the public announcement of the merger on April 29, 2014). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The merger-related compensation payable to Orbital's named executive officers is subject to a non-binding advisory vote of Orbital's stockholders, as described under the section of this joint proxy statement/prospectus captioned "Advisory (Non-Binding) Vote on Compensation" beginning on page [    ]. For additional details regarding the terms of the payments described below, see the discussion under the caption "Interests of Orbital Directors and Officers in the Merger" beginning on page [    ].

Golden Parachute Compensation

Name	Cash ($)		Equity(1) ($)	Benefits(2) ($)	Total(3)(4)(5) ($)
David W. Thompson	3,822,648	(6)	2,816,705	56,132	6,695,485
Garrett E. Pierce	2,831,977	(7)	1,814,178	44,181	4,690,336
Antonio L. Elias	1,947,199	(8)	1,384,421	40,424	3,372,044
Ronald J. Grabe	1,811,487	(9)	1,288,984	54,633	3,155,104
Michael E. Larkin	1,663,735	(10)	1,288,984	51,799	3,004,518
Frank L. Culbertson	1,534,167	(11)	1,336,702	8,304	2,879,173

(1)
Assuming for purposes of amounts reported in the table that the executive officer's employment is terminated without "cause" by Orbital upon consummation of the merger as of December 1, 2014, the amount shown is based on the following holdings of RSUs that would be accelerated: (i) 98,280 RSUs for Mr. Thompson; (ii) 63,300 RSUs for Mr. Pierce; (iii) 48,305 RSUs for Mr. Elias; (iv) 44,975 RSUs for Mr. Grabe; (v) 44,975 RSUs for Mr. Larkin; and (vi) 46,640 RSUs for Mr. Culbertson. As required by applicable SEC rules, all amounts determined in this column use a per share price of Orbital common stock of $28.66 (the average closing market price of Orbital common stock over the first five business days following the public announcement of the merger on April 29, 2014). These are "double trigger" change in control arrangements. As described in footnote 4, no amounts related to special RSUs granted to executive officers have been included in this column.

(2)
Reflects the gross premiums to be paid by Orbital or Orbital ATK to provide each executive officer with life, disability, accident and health insurance substantially similar to those he was receiving as of the date of this joint proxy statement/prospectus for the next 24-month period. Assumes annual increases in premiums based on historical percentage increases.

(3)
These amounts are subject to reduction to the extent the payments would be considered "parachute payments" within the meaning of Section 280G of the Code, if such reduction would give the executive officer a better after-tax result than if he received the payments in full. Based on the estimates and assumptions listed above and throughout, Orbital currently estimates that Messrs. Thompson, Pierce, Elias, Grabe and Larkin will achieve a better after-tax result by receiving the payments in full and estimates that Mr. Culbertson will achieve a better after-tax result by receiving his payments, reduced by approximately $187,300.

(4)
Estimated legal fees and expenses incurred by each executive officer in connection with a termination are not included in the total. All executive officers are fully vested in their account balances under the Deferred Salary & Profit Sharing Plan for Employees of Orbital Sciences Corporation and Orbital's Nonqualified Management Deferred Compensation Plan, and therefore, this termination event does not provide for any accelerated vesting or benefit enhancements under these plans, and no amounts related to such plans are included in the table and in the total. In addition, because Mr. Larkin is fully vested in his benefits under Orbital's Retirement Plan for Employees of Fairchild Space and Defense Corporation, the present value of his accumulated benefit is not included.

(5)
Pursuant to the terms of the award agreements governing the special RSUs, the special RSUs will vest in two equal tranches, with the first tranche vesting one day after the effective time of the merger and the second tranche vesting on the first anniversary of such vesting date. Assuming for purposes of amounts reported in the table that each executive officer is terminated without "cause" upon consummation of the merger, none of the special RSUs will vest, and no amounts related to such special RSUs are included in the table and in the total. In the event that, following vesting of any portion of these special RSUs, the executive officer becomes entitled to payments under his executive change in control severance agreement, then his payments under his executive change in control severance agreement will be offset and reduced on a dollar-for-dollar basis by the value (determined as of the applicable vesting date) of the previously-vested special RSUs.

(6)
In accordance with the terms of Mr. Thompson's executive change in control severance agreement, assuming for purposes of amounts reported in the table that Mr. Thompson's employment is terminated without "cause" upon consummation of the merger, this amount represents the sum of: (i) a lump sum payment of $1,450,000, which is equal to two times Mr. Thompson's annual base salary, (ii) a lump sum payment of $257,237, which represents Mr. Thompson's accrued but unused vacation, (iii) a lump sum payment of $1,450,000, which is equal to two times Mr. Thompson's full target bonus for 2014; and (iv) a lump sum payment of $665,411, which represents a pro-rata portion of Mr. Thompson's target bonus for 2014 through December 1, 2014. These payments are "double trigger" change in control arrangements.

(7)
In accordance with the terms of Mr. Pierce's executive change in control severance agreement, assuming for purposes of amounts reported in the table that Mr. Pierce's employment is terminated without "cause" upon consummation of the merger, this amount represents the sum of: (i) a lump sum payment of $1,260,000, which is equal to two times Mr. Pierce's annual base salary, (ii) a lump sum payment of $101,402, which represents Mr. Pierce's accrued but unused vacation, (iii) a lump sum payment of $1,008,000, which is equal to two times Mr. Pierce's full target bonus for 2014; and (iv) a lump sum payment of $462,575, which represents a pro-rata portion of Mr. Pierce's target bonus for 2014 through December 1, 2014. These payments are "double trigger" change in control arrangements.

(8)
In accordance with the terms of Mr. Elias' executive change in control severance agreement, assuming for purposes of amounts reported in the table that Mr. Elias' employment is terminated without "cause" upon consummation of the merger, this amount represents the sum of: (i) a lump sum payment of $855,000, which is equal to two times Mr. Elias' annual base salary, (ii) a lump sum payment of $94,309, which represents Mr. Elias' accrued but unused vacation, (iii) a lump sum payment of $684,000, which is equal to two times Mr. Elias' full target bonus for 2014; and (iv) a lump sum payment of $313,890, which represents a pro-rata portion of Mr. Elias' target bonus for 2014 through December 1, 2014. These payments are "double trigger" change in control arrangements.

(9)
In accordance with the terms of Mr. Grabe's executive change in control severance agreement, assuming for purposes of amounts reported in the table that Mr. Grabe's employment is terminated without "cause" upon consummation of the merger, this amount represents the sum of: (i) a lump sum payment of $900,000, which is equal to two times Mr. Grabe's annual base salary, (ii) a lump sum payment of $123,679, which represents Mr. Grabe's accrued but unused vacation, (iii) a lump sum payment of $540,000, which is equal to two times Mr. Grabe's full target bonus for 2014; and (iv) a lump sum payment of $247,808, which represents a pro-rata portion of Mr. Grabe's target bonus for 2014 through December 1, 2014. Pursuant to Orbital's executive relocation agreement with Mr. Grabe, the bonuses provided for under such agreement are not taken into account when calculating payments due under Mr. Grabe's executive change in control severance agreement. These payments are "double trigger" change in control arrangements.

(10)
In accordance with the terms of Mr. Larkin's executive change in control severance agreement, assuming for purposes of amounts reported in the table that Mr. Larkin's employment is terminated without "cause" upon consummation of the merger, this amount represents the sum of: (i) a lump sum payment of $807,000, which is equal to two times Mr. Larkin's annual base salary, (ii) a lump sum payment of $150,334, which represents Mr. Larkin's accrued but unused vacation, (iii) a lump sum payment of $484,200, which is equal to two times Mr. Larkin's full target bonus for 2014; and (iv) a lump sum payment of $222,201, which represents a pro-rata portion of Mr. Larkin's target bonus for 2014 through December 1, 2014. These payments are "double trigger" change in control arrangements.

(11)
In accordance with the terms of Mr. Culbertson's executive change in control severance agreement, assuming for purposes of amounts reported in the table that Mr. Culbertson's employment is terminated without "cause" upon consummation of the merger, this amount represents the sum of: (i) a lump sum payment of $800,000, which is equal to two times Mr. Culbertson's annual base salary, (ii) a lump sum payment of $33,893, which represents Mr. Culbertson's accrued but unused vacation, (iii) a lump sum payment of $480,000, which is equal to two times Mr. Culbertson's full target bonus for 2014; and (iv) a lump sum payment of $220,274, which represents a pro-rata portion of Mr. Culbertson's target bonus for 2014 through December 1, 2014. These payments are "double trigger" change in control arrangements.

  Directors of Orbital ATK After the Merger

        Under the transaction agreement, the parties have agreed that certain members of the existing Orbital board will be appointed to the Orbital ATK board at the effective time of the merger. The current members of the Orbital board who will be appointed to the Orbital ATK board are: David W. Thompson, General Kevin P. Chilton (Ret.), Lennard A. Fisk, Robert M. Hanisee, Lieutenant General Ronald T. Kadish (Ret.), Janice I. Obuchowski, James G. Roche, Harrison H. Schmitt and Scott L. Webster. Under the terms of the transaction agreement, each of the Orbital designees will serve until the first annual meeting of Orbital ATK's stockholders following the closing of the merger, where they will be nominated for election to the Orbital ATK board. The Orbital designees will be entitled to fees and other compensation and participation in equity compensation or other benefit plans for which directors of Orbital ATK are eligible.

  Executive Officers of Orbital ATK After the Merger

        Under the transaction agreement, the parties have agreed that (i) David W. Thompson, Orbital's Chairman, President and Chief Executive Officer, will serve as President and Chief Executive Officer of Orbital ATK, (ii) Blake E. Larson, ATK's Senior Vice President and President of the ATK Aerospace Group, will serve as Chief Operating Officer of Orbital ATK and (iii) Garrett E. Pierce, Orbital's Chief Financial Officer, will serve as Chief Financial Officer of Orbital ATK after the effective time of the merger. Messrs. Thompson, Larson and Pierce will be entitled to a base salary and other compensation and participation in equity compensation or other benefit plans for which officers and/or employees of Orbital ATK are eligible.

  Indemnification and Insurance

        Pursuant to the terms of the transaction agreement, Orbital's directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from Orbital ATK following the merger. Such indemnification and insurance coverage is further described in the section entitled "The Transaction Agreement—Indemnification and Insurance" beginning on page [    ].

        The Orbital board was aware of the interests described in this section and considered them, among other matters, in evaluating and negotiating the transaction agreement and the transactions, in approving the transaction agreement and in recommending the approval of the merger proposal, the Orbital adjournment proposal and the compensation proposal. See "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Orbital's Reasons for the Merger; Recommendation of the Orbital Board of Directors" beginning on page [    ].

Board of Directors and Management of the Combined Company Following the Merger

        Pursuant to the transaction agreement, at the effective time, the board of directors of the combined company (the "combined company board" or the "Orbital ATK Board") will consist of 16 members, to initially be composed of nine Orbital designees (including the Chief Executive Officer of the combined company) and seven ATK designees, and the parties have agreed to nominate these designees for election to the combined company board at the first annual stockholders' meeting of Orbital ATK following the closing of the merger. The parties have also agreed that until at least the 2016 annual meeting of the combined company stockholders, (i) the combined company board will include seven ATK directors (which means an original ATK designee or another individual approved by a majority of the other ATK designees), eight Orbital directors (which means an original Orbital designee or another individual approved by a majority of the other Orbital designees) and the Chief Executive Officer of Orbital ATK, (ii) a change in the size of the combined company board will require the affirmative vote of at least two-thirds of the combined company board and (iii) General Ronald R. Fogleman (Ret.), the current chairman of ATK's board, will serve as chairman of the combined company board. The nine Orbital designees to the Orbital ATK board are David W. Thompson, General Kevin P. Chilton (Ret.), Lennard A. Fisk, Robert M. Hanisee, Lieutenant General Ronald T. Kadish (Ret.), Janice I. Obuchowski, James G. Roche, Harrison H. Schmitt and Scott L. Webster. The seven ATK designees to the Orbital ATK board are Mark W. DeYoung, Roxanne J. Decyk, Martin C. Faga, General Fogleman (Ret.), Tig H. Krekel, Douglas L. Maine and Roman Martinez IV.

        Mr. David W. Thompson, Orbital's current Chairman, President and Chief Executive Officer, will serve as President and Chief Executive Officer of Orbital ATK. Mr. Blake E. Larson, the current Senior Vice President and President of ATK's Aerospace Group, will serve as Chief Operating Officer of Orbital ATK. Mr. Garrett E. Pierce, Orbital's current Vice Chairman and Chief Financial Officer, will serve as the Chief Financial Officer of Orbital ATK. Until the 12-month anniversary of the closing of the merger, the replacement of any of these individuals from their designated position requires the affirmative vote of at least two-thirds of the combined company board.

        The parties are currently in the process of evaluating and selecting candidates from ATK and Orbital to fill other executive officer positions of Orbital ATK. Such executive officers of Orbital ATK will be identified in future amendments to this joint proxy statement/prospectus.

        For a description of the experience and qualifications of the Orbital designees to the Orbital ATK board, see the sections entitled "Proposal 1—Election of Directors—Directors to be Elected at the 2014 Annual Meeting," "Proposal 1—Election of Directors—Directors Whose Terms Expire in 2015" and "Proposal 1—Election of Directors—Directors Whose Terms Expire in 2016" in Orbital's proxy statement on Schedule 14A filed March 11, 2014, which is incorporated by reference in this joint proxy statement/prospectus. Based on the Orbital designees' experience, qualifications and attributes, the Orbital board and the ATK board have determined that each of the Orbital designees should serve on the Orbital ATK board.

Combined Company Headquarters

        The headquarters of the combined company will be located in Dulles, Virginia at Orbital's current headquarters.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

        The following discusses the material U.S. federal income tax consequences of the distribution and the merger. The discussion that follows is based on the opinions of counsel, as discussed more fully below, the Code, U.S. Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect.

        This is not a complete description of all of the tax consequences of the distribution and the merger and, in particular, may not address U.S. federal income tax considerations applicable to ATK stockholders and Orbital stockholders subject to special treatment under the U.S. federal income tax law, such as financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, partnerships and other pass-through entities, holders who acquired their ATK or Orbital common stock as compensation, and holders who hold ATK common stock as part of a "hedge," "straddle," "conversion" or "constructive sale" transaction. This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of ATK common stock or Orbital common stock. In addition, this discussion does not address the U.S. federal income tax consequences to ATK or Orbital stockholders who do not hold common stock of ATK or Orbital as a capital asset for U.S. federal income tax purposes. No information is provided in this joint proxy statement/prospectus with respect to the tax consequences of the distribution and the merger under any applicable foreign, state, local or other laws.

        This discussion is limited to ATK stockholders and Orbital stockholders that are "U.S. holders." For purposes of this joint proxy statement/prospectus, a "U.S. holder" means a stockholder of ATK or Orbital other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that for U.S. federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996, and has properly elected under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement classified as a partnership for U.S. federal income tax purposes beneficially owns ATK common stock or Orbital common stock, the tax treatment of a partner in such entity or arrangement generally will depend on the status of the partner and the activities of the entity or arrangement. If you are a partner in a partnership (or an entity classified as a partnership for U.S. federal income tax purposes) that beneficially owns ATK common stock or Orbital common stock, please consult your tax advisor.

        ATK stockholders and Orbital stockholders are urged to consult with their own tax advisors regarding the tax consequences of the distribution and the merger to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

 The Distribution

        The obligations of ATK and Vista Outdoor to consummate the transaction, including the distribution, are conditioned upon the receipt by ATK of the Cravath tax opinion.

        Consequences to U.S. Holders of ATK Common Stock.    Subject to qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), Cravath, Swaine & Moore LLP, counsel to ATK, is of the opinion that for U.S. federal income tax purposes:

  •
  the distribution will qualify as a distribution described in Section 355 of the Code;

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, a U.S. holder of ATK common stock solely as a result of the receipt of Vista Outdoor common stock in the distribution;

  •
  the holding period for Vista Outdoor common stock received in the distribution will include the holding period for ATK common stock with respect to which the Vista Outdoor stock is distributed; and

  •
  the tax basis of ATK common stock with respect to which Vista Outdoor common stock is distributed in the distribution will be apportioned between such ATK common stock and the shares of Vista Outdoor common stock received in respect thereof, including any fractional shares of Vista Outdoor common stock deemed received in respect thereof, based upon the relative fair market values of ATK and Vista Outdoor at the time of the distribution.

        This opinion of counsel does not address any state, local or foreign tax consequences of the distribution. It is based on certain assumptions and representations as to factual matters from ATK and Vista Outdoor, as well as certain covenants by ATK and Vista Outdoor. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect.

        The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. ATK does not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the transaction. If the distribution were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, the above consequences would not apply and U.S. holders of ATK common stock would be subject to tax. In general, if the distribution does not qualify as a tax-free distribution described in Section 355 of the Code, the distribution would be treated as a taxable dividend to each U.S. holder of ATK common stock that receives Vista Outdoor common stock in the distribution in an amount equal to the fair market value of the Vista Outdoor common stock received, to the extent of such U.S. holder's ratable share of ATK's earnings and profits.

        Following the distribution, ATK will timely post a completed IRS Form 8937 ("Report of Organizational Actions Affecting Basis of Securities") on its website. This form, which will also be filed with the IRS, will provide U.S. holders of ATK common stock with a description of the effects of the distribution on the tax basis that such U.S. holders have in the ATK common stock, along with additional required information.

        Consequences to ATK.    Subject to qualifications and limitations set forth herein, Cravath, Swaine & Moore LLP, counsel to ATK, is of the opinion that for U.S. federal income tax purposes:

  •
  the distribution will qualify as a distribution described in Section 355 of the Code; and

  •
  no gain or loss will be recognized to ATK as a result of the distribution (other than any gain or loss from any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13).

        This opinion of counsel is subject to the same qualifications and limitations as are set forth above under "—Consequences to U.S. Holders of ATK Common Stock."

        If the distribution does not qualify as a tax-free distribution described in Section 355, ATK would be considered to have made a taxable sale of certain of its assets to Vista Outdoor and would recognize a substantial amount of taxable gain. In addition, even if the distribution were otherwise to qualify as a tax-free distribution described in Section 355 of the Code, the distribution will become taxable to ATK (but not to ATK stockholders) pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of either ATK or Vista Outdoor, directly or indirectly, as part of a plan or series of related transactions that include the distribution. For this purpose, any acquisitions of ATK common stock or Vista Outdoor common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although ATK or Vista Outdoor may be able to rebut that presumption. Further, for purposes of this test, the merger will be treated as part of such a plan, but the merger standing alone will not cause the distribution to be taxable to ATK under Section 355(e) of the Code because ATK stockholders will own more than 50% of ATK common stock following the effective time. However, if the IRS were to determine that other acquisitions of ATK common stock or Vista Outdoor common stock, directly or indirectly, either before or after the distribution, were part of a plan or series of related transactions that included the distribution, such determination would result in the recognition of very substantial amount of gain by ATK under Section 355(e) of the Code, which would result in significant tax to ATK. In connection with the Cravath tax opinion, ATK, Vista Outdoor and Orbital have represented or will represent that the distribution is not part of any such plan or series of related transactions.

        Under the tax matters agreement, in certain circumstances and subject to certain limitations, Vista Outdoor will be required to indemnify ATK against any taxes incurred by ATK on the distribution. If Vista Outdoor were required to indemnify ATK, this indemnification obligation would be substantial and would materially and adversely affect Vista Outdoor, its business, liquidity, financial condition and results of operations. In other cases, however, ATK might recognize gain on the distribution without being entitled to an indemnification payment under the tax matters agreement. Similarly, in certain circumstances and subject to certain limitations, ATK will be required under the tax matters agreement to indemnify Vista Outdoor against taxes incurred by Vista Outdoor on the distribution. If ATK were required to indemnify Vista Outdoor, this indemnification obligation would also be substantial and would materially and adversely affect ATK, its business, liquidity, financial condition and results of operations. See "—Tax Matters Agreement" beginning on page [    ] for a summary of the tax matters agreement, including the circumstances under which Vista Outdoor is required to indemnify the combined company or ATK is required to indemnify Vista Outdoor.

The Merger

        The obligations of ATK and Merger Sub, on the one hand, and Orbital, on the other hand, to consummate the merger are conditioned, respectively, on ATK's receipt of the Cravath tax opinion and Orbital's receipt of the Hogan Lovells tax opinion.

        Consequences to U.S. Holders of Orbital Common Stock.    Subject to qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), Cravath, Swaine & Moore LLP, counsel to ATK, and Hogan Lovells US LLP, counsel to Orbital are of the opinion that for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of Orbital common stock upon the receipt of ATK common stock in the merger;

  •
  the tax basis of ATK common stock received by a U.S. holder of Orbital common stock in the merger, including any fractional share of ATK common stock deemed received, will be the same as the tax basis in the Orbital common stock deemed exchanged therefor; and

  •
  the holding period of ATK common stock received by a U.S. holder of Orbital common stock in the merger will include the holding period of the Orbital common stock exchanged therefor.

        These opinions of counsel are subject to the same qualifications and limitations as are set forth above under "—The Distribution—Consequences to U.S. Holders of ATK Common Stock."

        Following the merger, ATK will timely post a completed IRS Form 8937 ("Report of Organizational Actions Affecting Basis of Securities") on its website for U.S. holders of Orbital common stock. This form, which will also be filed with the IRS, will provide U.S. holders of Orbital common stock with a description of the tax basis that they will have in the ATK common stock they receive in the merger, along with additional required information.

        Consequences to U.S. Holders of ATK Common Stock.    The merger will not cause U.S. holders of ATK common stock to recognize any gain or loss, nor will it cause such U.S. holders to include any amounts in income, in respect of their ATK common stock.

Cash in Lieu of Fractional Shares

        No fractional shares of Vista Outdoor common stock will be distributed to ATK stockholders of record in connection with the distribution, and no fractional shares of ATK common stock will be transferred to Orbital stockholders of record in connection with the merger. In the case of the distribution, all such fractional shares of Vista Outdoor common stock will be aggregated and sold by the agent, and the proceeds, if any, less any brokers' charges, commissions or transfer taxes, will be distributed to the record owners of such fractional shares in accordance with their fractional interest in the aggregate number of shares sold. In the case of the merger, ATK shall transfer to each U.S. holder of Orbital common stock an amount of cash (without interest) based on such U.S. holder's fractional interest in a share of ATK common stock and the reported public sale price of shares of such stock.

        A U.S. holder of ATK or Orbital common stock that receives cash in lieu of a fractional share as a part of the distribution or merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and such U.S. holder's tax basis in the fractional share, as described above under "—The Distribution" or "—The Merger." If, at the time the fractional shares are sold, an individual U.S. holder had held all of its relevant common stock for more than one year, such U.S. holder would generally be subject to U.S. federal income tax at the long-term capital gains rate.

Information Reporting and Backup Withholding

        U.S. Treasury regulations generally require each U.S. holder of ATK common stock that is a "significant distributee" and that receives Vista Outdoor stock in the distribution to attach to his, her or its U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution. For these purposes, a significant distributee is generally a U.S. holder of ATK common stock that, immediately before the distribution, owns 5% or more of the ATK common stock or owns ATK securities with a basis of $1 million or more. ATK and Vista Outdoor will provide the appropriate information to each such U.S. holder upon request, and each such U.S. holder is required to retain permanent records of this information.

        In addition, payments of cash to a U.S. holder of ATK common stock in lieu of fractional shares of Vista Outdoor common stock in the distribution, as well as payments of cash to a U.S. holder of Orbital common stock in lieu of fractional shares of ATK common stock in the merger, may be subject to information reporting, unless the U.S. holder provides proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28%), unless such U.S. holder provides a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax, but rather an advance payment that may be refunded or credited against a U.S. holder's U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

        THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER UNDER CURRENT LAW AND FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH ATK STOCKHOLDER AND EACH ORBITAL STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Accounting Treatment

        Although the parties have structured the transactions as a merger of equals, accounting principles generally accepted in the United States of America, referred to in this joint proxy statement/prospectus as "GAAP," require that one party to the transactions be identified as the acquirer. Based on a number of factors viewed as of the date of this joint proxy statement/prospectus, including the relative voting rights of former ATK stockholders in the combined entity upon the completion of the combination, the transactions are expected to be accounted for as a business combination, with ATK as the accounting acquirer and Orbital as the accounting acquiree. The purchase price will be determined based on the number of common shares issued and the Orbital exchange ratio adjusted stock price, net of cash acquired. The purchase price will be allocated to the fair values of Orbital's assets acquired and liabilities assumed. Any excess purchase price after this allocation will be assigned to goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment. The operating results of Orbital will be part of the combined company beginning on the date of the merger.

 Regulatory Clearances Required for the Merger

        The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the "HSR Act"), which prevents ATK and Orbital from completing the merger until the applicable waiting period under the HSR Act is terminated or expires. On May 28, 2014, ATK and Orbital filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. On June 30, 2014, ATK voluntarily withdrew its notification and report form. ATK refiled its notification and report form on July 2, 2014 with the DOJ and the FTC. On August 1, 2014, the parties received a request for additional information and documentary material (referred to as a "second request") from the DOJ regarding the merger. The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after each party has substantially complied with the second request, unless that period is terminated sooner by the DOJ. The parties are working to promptly respond to the second request and continue to work cooperatively with the DOJ in connection with this review.

        The DOJ and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. At any time before or after the completion of the merger, any of the DOJ, the FTC or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger, seeking a rescission or other unwinding of the merger, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

        In addition, on August 28, 2014 the parties received approval of the merger from the applicable competition authority of Spain.

        ATK and Orbital have each agreed, subject to the below described limitations, to cause to be taken all actions, and do, or cause to be done, and assist, all things necessary or advisable to obtain all required regulatory approvals to consummate the transactions, including, to the extent necessary, selling, divesting or disposing of, or agreeing to prohibitions or limitations on the ownership or operation by ATK, Orbital or any of their respective subsidiaries, of any portion of their respective business, properties or assets. However, the foregoing obligations are subject to certain exceptions and limitations, including that (i) neither ATK nor any of its subsidiaries shall be required to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any of the assets, properties, rights or claims of the ATK Sporting business or to otherwise offer, take, commit to or accept any other action, restriction or limitation with respect to the ATK Sporting business and (ii) neither ATK nor Orbital, or their respective subsidiaries, shall be required or permitted to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any asset, property, right or claim or to otherwise offer, take, commit to or accept any action, restriction or limitation of or on ATK, Orbital or their respective subsidiaries without the prior written consent of the other party if (1) in the case of any such action with respect to the assets, properties, rights or claims of the defense business of ATK or Orbital, such action would reasonably be expected to have a material adverse effect on the defense businesses of ATK and/or Orbital, taken as a whole, or (2) in the case of any such action with respect to the assets, properties, rights or claims of the aerospace business of ATK or Orbital, such action would require the divestiture or disposal of any business, division or program that generates annual revenues in excess of $100.0 million (determined based on revenues for the most recently completed fiscal year of ATK or Orbital, as applicable, prior to April 28, 2014, which is the date of the transaction agreement). For a description of certain of ATK's and Orbital's specific obligations in the transaction agreement related to regulatory clearances, see the section entitled "—The Transaction Agreement—Efforts to Complete the Merger" beginning on page [    ].

 Exchange of Shares in the Merger

        Prior to the effective time, ATK will appoint an exchange agent reasonably acceptable to Orbital to handle the exchange of Orbital common stock for ATK common stock. Shares of Orbital common stock (other than shares held by ATK, Merger Sub and Orbital, which will be canceled) will be automatically converted into the right to receive that number of shares of ATK common stock equal to the exchange ratio without the need for any action by the holders of such stock.

        As promptly as practicable after the effective time, ATK will cause the exchange agent to mail to each holder of record of Orbital common stock a letter of transmittal specifying that delivery will be effected and risk of loss and title to any certificates representing Orbital shares shall pass only upon delivery of such certificates (or Orbital shares held in book-entry form) to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Orbital stock certificates, if any, in exchange for shares of ATK common stock.

        Orbital stockholders will not receive any fractional shares of ATK common stock in the merger. Instead, each Orbital stockholder will be entitled to receive a cash payment in lieu of any fractional shares of ATK common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Orbital common stock exchanged by such holder) by (ii) the last reported sale price of ATK common stock on the NYSE on the last complete trading day prior to the date of the effective time.

        After the effective time, shares of Orbital common stock will no longer be outstanding, will automatically be canceled and will cease to exist and certificates or evidence of shares in book-entry form that, in each case, previously represented shares of Orbital common stock will represent only the right to receive a number of shares of ATK common stock (plus cash in lieu of fractional shares) as described above. Until holders of Orbital common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of ATK common stock with a record date after the effective time. However, upon the surrender of their shares of Orbital common stock, such holders will receive the amount of dividends or other distributions with respect to shares of ATK common stock theretofore paid with a record date after the effective time.

        After the effective time, Orbital will not register any transfers of the shares of Orbital common stock.

        ATK stockholders need not take any action with respect to their shares.

Merger Consideration; Treatment of Orbital Stock Options and Other Equity-Based Awards

        Orbital stockholders will receive 0.449 shares of ATK common stock for each share of Orbital common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Orbital or ATK. Because of this, the implied value of the consideration to Orbital stockholders will fluctuate between now and the completion of the merger.

        At the effective time, each outstanding stock option with respect to Orbital common stock will automatically convert into a stock option on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share, and with an exercise price adjusted to give effect to the 0.449 exchange ratio. At the effective time, with certain exceptions, each Orbital restricted stock unit will automatically convert into a restricted stock unit on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share.

Dividends and Share Repurchases

        ATK has historically paid quarterly dividends, including a dividend declared on July 30, 2014, of $0.32 per share to its stockholders. Under the terms of the transaction agreement, ATK is permitted to, and intends to, continue paying a $0.32 quarterly cash dividend consistent with past practice between the date of the transaction agreement and the effective time. On January 31, 2012, ATK's board authorized a share repurchase program of up to $200 million worth of shares of ATK common stock, executable over the following two years. On January 29, 2014, ATK's board extended the share repurchase program through March 31, 2015. The transaction agreement prohibits ATK from repurchasing shares of its common stock until the earlier of the closing of the merger or the termination of the transaction agreement.

        Orbital has never paid any cash dividend on its common stock. The transaction agreement prohibits Orbital from declaring, setting aside or paying any dividends on its capital stock without ATK's consent before the earlier of the closing of the merger or the termination of the transaction agreement.

        We cannot be certain, and can make no assurances, that the combined company will continue to declare dividends in the future and, as such, the amount and timing of any future dividends are not determinable. The combined company's dividend policy will be determined by its board of directors.

Listing of ATK Common Stock

        It is a condition to the completion of the merger that the ATK common stock to be issued to Orbital stockholders pursuant to the merger be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of Orbital Common Stock

        Upon the completion of the merger, the Orbital common stock will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

        Under the DGCL, neither the holders of Orbital common stock nor the holders of ATK common stock are entitled to appraisal rights in connection with the merger or the other transactions contemplated by the transaction agreement. For additional information, see the section entitled "No Appraisal Rights" beginning on page [    ].

Certain ATK Forecasts

        ATK does not as a matter of course make public projections as to future performance, earnings or other results, and forecasts for extended periods are of particular concern to ATK given the unpredictability of the underlying assumptions and estimates. However, in connection with ATK's regular planning process and with the merger and the distribution, ATK's management prepared certain unaudited internal ATK A&D business financial forecasts, which were provided to the ATK board. These forecasts were also provided to ATK's financial advisor, BofA Merrill Lynch, in connection with its financial analyses and opinion. In the course of ATK's evaluation of Orbital, ATK's management also prepared adjustments to the forecasts of Orbital's future performance that were provided to ATK by Orbital, which adjusted forecasts (referred to as the "Adjusted Orbital Forecasts") were also provided to the ATK board and BofA Merrill Lynch. These forecasts were prepared based on the ATK A&D business and Orbital as standalone entities and do not reflect any potential synergies resulting from, or any other aspects of, the merger. ATK has included below a summary of these forecasts to provide its stockholders access to certain non-public information that was furnished to the above-listed parties in connection with the merger and the distribution.

        The accompanying internal financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to internal financial forecasts or GAAP, but, in the view of ATK's management, were prepared on a reasonable basis, reflect the best then available estimates and judgments, and present, to the best of management's knowledge and belief at the time, the expected course of action and the expected future financial performance of the ATK A&D business. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the internal financial forecasts.

        Neither ATK's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the internal financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the internal financial forecasts.

        The assumptions and estimates underlying the internal financial forecasts are inherently uncertain and, although considered reasonable by management of ATK as of the date of their preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the internal financial forecasts, including, among others, risks and uncertainties relating to ATK's or Orbital's businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under "Risk Factors—Risk Factors Relating to the Merger" beginning on page [    ] and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    ] and the risks described in the periodic reports filed by ATK with the SEC, which reports can be found as described under the heading "Where You Can Find More Information" beginning on page [    ]. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of ATK or that actual results will not differ materially from those presented in the internal financial forecasts. Inclusion of the internal financial forecasts in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the internal financial forecasts will be achieved.

        ATK does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, ATK does not intend to update or otherwise revise the internal financial forecasts to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

        Adjusted Orbital Forecasts—the following tables present a summary of the internal financial forecasts for Orbital that were prepared by ATK's management for CY 2014E - CY 2018E and CY 2014E - CY 2023E, based on forecasts for CY 2014E - CY 2016E received from Orbital's management as further adjusted and extrapolated by ATK's management, and were provided to the

ATK board and approved by ATK's board and management for use by BofA Merrill Lynch (dollars in millions and rounded to the nearest million):

Five-Year Projections

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E(1)	2018E(1)
Revenue	$1,470	$1,505	$1,600	$1,672	$1,747
EBITDA(2)	154	162	172	179	187
EBIT(3)	109	114	125	130	136
Unlevered Free Cash Flow(4)	126	195	243	93	98

(1)
Projections extrapolated from prior periods.

(2)
EBITDA, as presented in the Adjusted Orbital Forecasts, is defined as income before interest, income taxes, non-controlling interest and depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance, or as an alternative to cash flow, as a measure of liquidity.

(3)
EBIT, as presented in the Adjusted Orbital Forecasts, is defined as income before interest, income taxes and non-controlling interest.

(4)
Unlevered free cash flow, as presented in the Adjusted Orbital Forecasts, is defined as EBITDA less cash tax expenses, capital expenditures and changes in net working capital / other. Unlevered free cash flow is a non-GAAP financial measure.

        A reconciliation of EBITDA and unlevered free cash flow to the most directly comparable GAAP measure, EBIT, is provided below. ATK did not forecast interest expense, income tax expense or net income.

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E(a)	2018E(a)
Income before Interest, Income Taxes and Non-controlling Interest (EBIT)	$109	$114	$125	$130	$136

Depreciation & Amortization	45	48	47	48	51

EBITDA	$154	$162	$172	$179	$187
Cash Tax Expense(b)	(30)	(37)	(49)	(51)	(53)
Capital Expenditures	(42)	(40)	(28)	(29)	(30)
Changes in Net Working Capital / Other	45	109	148	(6)	(6)

Unlevered Free Cash Flow	$126	$195	$243	$93	$98

(a)
Projections extrapolated from prior periods.

(b)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 28.0%, 32.0% and 39.0% for CY 2014E, CY 2015E and CY 2016E - CY 2018E, respectively.

 10-Year Projections

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E(1)	2020E(1)	2021E(1)	2022E(1)	2023E(1)
Revenue	$1,470	$1,505	$1,600	$1,672	$1,747	$1,826	$1,908	$1,994	$2,084	$2,177
EBITDA	154	162	172	179	187	195	204	213	223	233
EBIT	109	114	125	130	136	142	149	156	163	170
Unlevered Free Cash Flow	126	195	243	93	98	102	107	111	116	122

(1)
Projections extrapolated from prior periods.

        A reconciliation of EBITDA and unlevered free cash flow to the most directly comparable GAAP measure, EBIT, is provided below. ATK did not forecast interest expense, income tax expense or net income.

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E(a)	2020E(a)	2021E(a)	2022E(a)	2023E(a)
Income before Interest, Income Taxes and Non-controlling Interest (EBIT)	$109	$114	$125	$130	$136	$142	$149	$156	$163	$170

Depreciation & Amortization	45	48	47	48	51	53	55	58	60	63

EBITDA	$154	$162	$172	$179	$187	$195	$204	$213	$223	$233
Cash Tax Expense(b)	(30)	(37)	(49)	(51)	(53)	(56)	(58)	(61)	(63)	(66)
Capital Expenditures	(42)	(40)	(28)	(29)	(30)	(31)	(33)	(34)	(36)	(38)
Changes in Net Working Capital / Other	45	109	148	(6)	(6)	(6)	(6)	(7)	(7)	(7)

Unlevered Free Cash Flow	$126	$195	$243	$93	$98	$102	$107	$111	$116	$122

(a)
Projections extrapolated from prior periods.

(b)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 28.0%, 32.0% and 39.0% for CY 2014E, CY 2015E and CY 2016E - CY 2023E, respectively.

        Base Case Forecasts—the following tables present a summary of the internal financial forecasts prepared by ATK's management relating to standalone projections for the ATK A&D business for CY 2014E - CY 2018E and CY 2014E - CY 2023E, including allocations to account for certain corporate level items, which were provided to the ATK board and approved by ATK's board and management for use by BofA Merrill Lynch (dollars in millions and rounded to the nearest million). Although ATK's fiscal year ends on March 31, ATK management prepared the Base Case Forecasts on a calendar-year basis to allow for greater comparability with the Adjusted Orbital Forecasts:

Five-Year Projections

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E
Revenue	$3,095	$3,192	$3,277	$3,361	$3,453
EBITDA(1)	438	473	526	569	587
EBIT(2)	353	383	433	473	489
Unlevered Free Cash Flow(3)	164	181	238	270	339

(1)
EBITDA, as presented in the Base Case Forecasts, is defined as income before interest, income taxes, non-controlling interest and depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance, or as an alternative to cash flow, as a measure of liquidity.

(2)
EBIT, as presented in the Base Case Forecasts, is defined as income before interest, income taxes and non-controlling interest.

(3)
Unlevered free cash flow, as presented in the Base Case Forecasts, is defined as EBITDA less cash tax expenses, capital expenditures, changes in net working capital / other and pension-related items. Unlevered free cash flow is a non-GAAP financial measure.

        A reconciliation of EBITDA and unlevered free cash flow to the most directly comparable GAAP measure, EBIT, is provided below. ATK did not forecast interest expense, income tax expense or net income.

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E
Income before Interest, Income Taxes and Non-controlling Interest (EBIT)	$353	$383	$433	$473	$489

Depreciation & Amortization	85	90	93	96	98

EBITDA	$438	$473	$526	$569	$587
Cash Tax Expense(a)	(122)	(132)	(149)	(163)	(169)
Capital Expenditures	(98)	(94)	(86)	(86)	(88)
Changes in Net Working Capital / Other	(72)	(51)	6	36	42
Pension-Related Items	18	(16)	(59)	(85)	(33)

Unlevered Free Cash Flow	$164	$181	$238	$270	$339

(a)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 34.5%.

10-Year Projections

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E(1)	2020E(1)	2021E(1)	2022E(1)	2023E(1)
Revenue	$3,095	$3,192	$3,277	$3,361	$3,453	$3,548	$3,646	$3,746	$3,849	$3,955
EBITDA	438	473	526	569	587	592	603	613	592	595
EBIT	353	383	433	473	489	491	499	506	483	483
Unlevered Free Cash Flow	164	181	238	270	339	356	351	336	310	305

(1)
Projections extrapolated from prior periods.

        A reconciliation of EBITDA and unlevered free cash flow to the most directly comparable GAAP measure, EBIT, is provided below. ATK did not forecast interest expense, income tax expense or net income.

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E(a)	2020E(a)	2021E(a)	2022E(a)	2023E(a)
Income before Interest, Income Taxes and Non-controlling Interest (EBIT)	$353	$383	$433	$473	$489	$491	$499	$506	$483	$483

Depreciation & Amortization	85	90	93	96	98	101	104	106	109	112

EBITDA	$438	$473	$526	$569	$587	$592	$603	$613	$592	$595
Cash Tax Expense(b)	(122)	(132)	(149)	(163)	(169)	(169)	(172)	(175)	(167)	(167)
Capital Expenditures	(98)	(94)	(86)	(86)	(88)	(91)	(93)	(96)	(98)	(101)
Changes in Net Working Capital / Other	(72)	(51)	6	36	42	30	22	4	(5)	(6)
Pension-Related Items	18	(16)	(59)	(85)	(33)	(6)	(8)	(11)	(12)	(16)

Unlevered Free Cash Flow	$164	$181	$238	$270	$339	$356	$351	$336	$310	$305

(a)
Projections extrapolated from prior periods.

(b)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 34.5%.

        Vista Case Forecasts—the following tables present a summary of the internal financial forecasts prepared by ATK's management relating to standalone projections for the ATK A&D business for

CY 2014E - CY 2018E and CY 2014E - CY 2023E, including allocations to account for certain corporate level items, which were provided to the ATK board and approved by ATK's board and management for use by the BofA Merrill Lynch (dollars in millions and rounded to the nearest million). Please note that the "Vista Case Forecasts" represent the "Base Case Forecasts" as adjusted upward to reflect certain initiatives that ATK management believed could potentially improve ATK A&D's projected results and were reasonably likely to be completed successfully. Although ATK's fiscal year ends on March 31, ATK management prepared the Vista Case Forecasts on a calendar-year basis to allow for greater comparability with the Adjusted Orbital Forecasts:

Five-Year Projections

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E
Revenue	$3,095	$3,211	$3,321	$3,411	$3,503
EBITDA(1)	442	480	539	584	602
EBIT(2)	357	390	446	488	504
Unlevered Free Cash Flow(3)	167	185	246	280	349

(1)
EBITDA, as presented in the Vista Case Forecasts, is defined as income before interest, income taxes, non-controlling interest and depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance, or as an alternative to cash flow, as a measure of liquidity.

(2)
EBIT, as presented in the Vista Case Forecasts, is defined as income before interest, income taxes and noncontrolling interest.

(3)
Unlevered free cash flow, as presented in the Vista Case Forecasts, is defined as EBITDA less cash tax expenses, capital expenditures, changes in net working capital / other and pension-related items. Unlevered free cash flow is a non-GAAP financial measure.

        A reconciliation of EBITDA and unlevered free cash flow to the most directly comparable GAAP measure, EBIT, is provided below. ATK did not forecast interest expense, income tax expense or net income.

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E
Income before Interest, Income Taxes and Non-controlling Interest (EBIT)	$357	$390	$446	$488	$504

Depreciation & Amortization	85	90	93	96	98

EBITDA	$442	$480	$539	$584	$602
Cash Tax Expense(a)	(123)	(135)	(154)	(168)	(174)
Capital Expenditures	(98)	(94)	(86)	(86)	(88)
Changes in Net Working Capital / Other	(72)	(51)	6	36	42
Pension-Related Items	18	(16)	(59)	(85)	(33)

Unlevered Free Cash Flow	$167	$185	$246	$280	$349

(a)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 34.5%.

 10-Year Projections

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E(1)	2020E(1)	2021E(1)	2022E(1)	2023E(1)
Revenue	$3,095	$3,211	$3,321	$3,411	$3,503	$3,598	$3,696	$3,796	$3,899	$4,005
EBITDA	442	480	539	584	602	607	618	628	607	610
EBIT	357	390	446	488	504	506	514	521	498	498
Unlevered Free Cash Flow	167	185	246	280	349	365	361	346	320	315

(1)
Projections extrapolated from prior periods.

        A reconciliation of EBITDA and unlevered free cash flow to the most directly comparable GAAP measure, EBIT, is provided below. ATK did not forecast interest expense, income tax expense or net income.

	Calendar Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E(a)	2020E(a)	2021E(a)	2022E(a)	2023E(a)
Income before Interest, Income Taxes and Non-controlling Interest (EBIT)	$357	$390	$446	$488	$504	$506	$514	$521	$498	$498

Depreciation & Amortization	85	90	93	96	98	101	104	106	109	112

EBITDA	$442	$480	$539	$584	$602	$607	$618	$628	$607	$610
Cash Tax Expense(b)	(123)	(135)	(154)	(168)	(174)	(175)	(177)	(180)	(172)	(172)
Capital Expenditures	(98)	(94)	(86)	(86)	(88)	(91)	(93)	(96)	(98)	(101)
Changes in Net Working Capital / Other	(72)	(51)	6	36	42	30	22	4	(5)	(6)
Pension-Related Items	18	(16)	(59)	(85)	(33)	(6)	(8)	(11)	(12)	(16)

Unlevered Free Cash Flow	$167	$185	$246	$280	$349	$365	$361	$346	$320	$315

(a)
Projections extrapolated from prior periods.

(b)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 34.5%.

        Although presented with numerical specificity, the above internal financial forecasts reflect numerous assumptions and estimates as to future events made by ATK management that ATK management believes were reasonably prepared. The above internal financial forecasts do not give effect to the merger. ATK stockholders and Orbital stockholders are urged to review the most recent SEC filings of ATK for a description of the reported and anticipated results of operations and financial condition and capital resources during fiscal year 2013, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ATK's Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the internal financial forecasts set forth above. No representation is made by ATK, Orbital or any other person to any ATK stockholder or any Orbital stockholder regarding the ultimate performance of ATK compared to the information included in the above internal financial forecasts. The inclusion of internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that the internal financial forecasts will be necessarily predictive of actual future events, and such information should not be relied on as such.

Certain Orbital Forecasts

        Orbital does not as a matter of course make public projections as to future performance, earnings or other results, and forecasts for extended periods are of particular concern to Orbital given the unpredictability of the underlying assumptions and estimates. However, in connection with Orbital's regular planning process and with the merger, Orbital's management prepared certain unaudited internal financial forecasts, which were provided to the Orbital board. These forecasts were also provided to Orbital's financial advisor, Citi, in connection with its financial analyses and opinion. The internal financial forecasts were also provided to ATK and its financial advisors. In the course of Orbital's evaluation of the ATK A&D business, Orbital's management also prepared adjustments to the forecasts of the ATK A&D business' future performance that were provided to Orbital by ATK, which adjusted forecasts were also provided to the Orbital board and Citi. These forecasts were prepared based on Orbital and the ATK A&D business as standalone entities and do not reflect any potential synergies resulting from, or any other aspects of, the merger. Orbital has included below a summary of these forecasts to provide its stockholders access to certain non-public information that was furnished to the above-listed parties in connection with the merger.

        The accompanying internal financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or GAAP, but, in the view of Orbital's management, were prepared on a reasonable basis, reflect the best then-available estimates and judgments, and present, to the best of management's knowledge and belief at the time, the expected course of action and the expected future financial performance of Orbital. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the internal financial forecasts.

        The prospective financial information of Orbital included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Orbital's management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this joint proxy statement/prospectus relates to Orbital's historical financial information. It does not extend to Orbital's prospective financial information and should not be read to do so.

        The assumptions and estimates underlying the internal financial forecasts are inherently uncertain and, although considered reasonable by the management of Orbital as of the date of their preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the internal financial forecasts, including, among others, risks and uncertainties relating to Orbital's or ATK's businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under "Risk Factors—Risk Factors Relating to the Merger" beginning on page [    ] and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    ] and the risks described in the periodic reports filed by Orbital with the SEC, which reports can be found as described under the heading "Where You Can Find More Information" beginning on page [    ].

        Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Orbital or that actual results will not differ materially from those presented in the internal financial forecasts. Inclusion of the internal financial forecasts in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the internal financial forecasts will be achieved. Orbital does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Orbital does not intend to update or otherwise revise the internal financial forecasts to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore,

Orbital does not intend to update or revise the internal financial forecasts to reflect changes in general economic or industry conditions.

        The following table presents a summary of the internal financial forecasts prepared by Orbital's management for the fiscal years ending December 31, 2014 through 2016 for Orbital on a standalone basis.

	2014E	2015E	2016E
	($ in millions)
Revenue	$1,475	$1,570	$1,685
EBITDA(1)	154	167	178
Unlevered Free Cash Flow(2)	127	198	246

(1)
EBITDA is defined as earnings before interest, income taxes, and depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance, or as an alternative to cash flow, as a measure of liquidity.

(2)
Unlevered free cash flow is defined as EBITDA less cash tax expenses, capital expenditures and increases in working capital. Unlevered free cash flow is a non-GAAP financial measure.

        EBITDA is a non-GAAP financial measure. A reconciliation of EBITDA to the most directly comparable GAAP measure is provided below. The information contained in the reconciliation was prepared by Orbital and was made available to ATK, as well as ATK's and Orbital's respective boards of directors and financial advisors.

	2014E	2015E	2016E
	($ in millions)
EBITDA	$154	$167	$178
Depreciation and amortization	(45)	(48)	(47)

EBIT	$109	$119	$131
Income taxes	(39)	(45)	(50)
Net interest expense	(2)	3	5

Net income	$68	$77	$86

        Unlevered free cash flow is a non-GAAP financial measure. A reconciliation of unlevered free cash flow to the most directly comparable GAAP measure is provided below. The information contained in the reconciliation was prepared by Orbital and was made available to ATK, as well as ATK's and Orbital's respective advisors and board of directors:

	2014E	2015E	2016E
	($ in millions)
Net income	$68	$77	$86
Income taxes	39	45	50
Net interest expense	2	(3)	(5)

EBIT	$108	$119	$131
Depreciation and amortization	45	48	47

EBITDA	$153	$167	$178
Cash tax expense(1)	(25)	(33)	(47)
Capital expenditures	(42)	(40)	(28)
(Increases)/decreases in working capital	40	104	143

Unlevered Free Cash Flow	$126	$198	$246

(1)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 23%, 28% and 36% for 2014E, 2015E, and 2016E, respectively.

        Orbital was provided with certain ATK financial forecasts of the ATK A&D business that were prepared by ATK management. Subsequently, Orbital management made certain adjustments to these forecasts. These adjusted ATK A&D business financial forecasts were provided to the Orbital board and approved by Orbital's management for use by Citi. The following is a summary of the adjusted ATK A&D financial forecasts for the fiscal years ending December 31, 2015 through 2017:

	2015E	2016E	2017E
	($ in millions)
Revenues	$3,114	$3,140	$3,190
Adjusted EBITDA(1)	442	462	489
Unlevered Free Cash Flow(2)	223	233	282

(1)
Adjusted EBITDA is defined as EBITDA, adjusted to remove the impact of pensions. EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net earnings as a measure of operating performance, or as an alternative to cash flows, as a measure of liquidity.

(2)
Unlevered free cash flow is defined as Adjusted EBITDA less cash tax expenses, capital expenditures and increases in working capital. Unlevered free cash flow is a non-GAAP financial measure.

        A reconciliation of Adjusted EBITDA and unlevered free cash flow to the most directly comparable GAAP measure is provided below.

	2015E	2016E	2017E
	($ in millions)
EBIT	$370	$408	$468
Depreciation and amortization	71	71	73

EBITDA	$441	$480	$541
Net pension expense	1	(18)	(52)

Adjusted EBITDA	$442	$462	$489
Cash tax expense(1)	(128)	(135)	(144)
Capital expenditures	(80)	(81)	(83)
(Increases)/decreases in working capital	(10)	(13)	19

Unlevered Free Cash Flow	$223	$233	$282

(1)
Cash tax expense is equal to the product of EBIT and an assumed tax rate, calculated using an assumed tax rate of 35% for each of FY 2015E, FY 2016E and FY 2017E.

        Although presented with numerical specificity, the above internal financial forecasts reflect numerous assumptions and estimates as to future events made by Orbital management that Orbital management believes were reasonably prepared. The above internal financial forecasts do not give effect to the merger. Orbital stockholders and ATK stockholders are urged to review the most recent SEC filings of Orbital for a description of the reported and anticipated results of operations and financial condition and capital resources during 2013, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Orbital's Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the internal financial forecasts set forth above. No representation is made by Orbital, ATK or any other person to any Orbital stockholder or any ATK stockholder regarding the ultimate performance of Orbital compared to the information included in the above internal financial forecasts. The inclusion of internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that the internal financial forecasts will be necessarily predictive of actual future events, and such information should not be relied on as such.

Litigation Related to the Merger

        On May 5, 2014, Michael Blank filed a purported shareholder class action and derivative complaint against Orbital, ATK, Merger Sub and the members of the Orbital board in the Circuit Court of Arlington County, Virginia. On May 22, 2014, Mr. Blank filed a nonsuit with that court, voluntarily dismissing the lawsuit without prejudice. Mr. Blank re-filed his lawsuit as a purported stockholder class action in the Delaware Chancery Court the next day, May 23, 2014, captioned Blank v. Orbital Sciences Corp. et al., Case No. 9695-VCN. Mr. Blank's lawsuit alleges that the named directors breached their fiduciary duties to Orbital in evaluating, negotiating, and approving the transaction with ATK and that Orbital, ATK, and Merger Sub aided and abetted the alleged breaches. Mr. Blank seeks to enjoin or rescind the transaction and requests his attorneys' fees and damages in an unspecified amount. Orbital and ATK management believe these allegations are without merit and intend to defend vigorously against these allegations.

        On May 8, 2014, Gregory Ericksen filed a purported class action complaint in Delaware Chancery Court against the entities and individuals named as defendants in the Blank lawsuit, as well as Vista Outdoor. Mr. Ericksen's lawsuit is captioned Ericksen v. Orbital Sciences Corp. et al., 9635-VCN.

Mr. Ericksen alleges that the named directors and officers of Orbital breached their fiduciary duties in evaluating, negotiating, and approving the transaction and that Orbital, ATK, Merger Sub and Vista Outdoor aided and abetted the alleged breaches. Mr. Ericksen seeks to enjoin or rescind the transaction and requests his attorneys' fees and damages in an unspecified amount. Orbital and ATK management believe these allegations are without merit and intend to defend vigorously against these allegations.

        On May 16, 2014, Daniel Walsh filed a purported class action complaint in Delaware Chancery Court against Orbital, ATK, and the same directors and officers named as defendants in the Blank and Ericksen lawsuits, captioned Walsh v. Orbital Sciences Corp. et al, Case No. 9665-VCN. Mr. Walsh alleges that the named directors of Orbital breached their fiduciary duties in evaluating, negotiating, and approving the transaction and that ATK aided and abetted the alleged breaches. Mr. Walsh seeks to enjoin or rescind the transaction and requests his attorneys' fees and damages in an unspecified amount. Orbital and ATK management believe these allegations are without merit and intend to defend vigorously against these allegations.

        On May 22, 2014, Betty Greenberg filed a purported class action complaint in the Delaware Chancery Court against Orbital, ATK, Merger Sub and each of the directors named as defendants in the other three lawsuits, except for Robert J. Hermann whom Ms. Greenberg did not name as a defendant. On September 16, 2014, Ms. Greenberg voluntarily dismissed her claims. Ms. Greenberg's lawsuit was captioned Greenberg v. Orbital Sciences Corp. et al., Case No. 9684-VCN.

The Vista Outdoor Commitment Letter

        On April 28, 2014, Vista Outdoor, ATK and BofA Merrill Lynch and one of its affiliates executed a commitment letter (referred to as the "Vista Outdoor commitment letter") pursuant to which BofA Merrill Lynch has agreed to provide a new $750 million senior credit facility to Vista Outdoor (referred to as the "new Vista Outdoor debt financing"), comprised of a $350 million senior secured term loan and a $400 million senior secured revolving credit facility, in each case on the terms and conditions set forth therein. Other than undrawn letters of credit, Vista Outdoors does not expect to have any borrowings outstanding under the revolving credit facility immediately following the distribution. Vista Outdoor expects the $350 million term loan to mature five years after the closing date of the transaction. Vista Outdoor will use a portion of the proceeds of the debt financing plus any cash on hand to pay a cash dividend (referred to as the "Vista Outdoor dividend") to ATK in an amount equal to the amount by which ATK's total debt as of the closing date exceeds $1,740 million, subject to certain adjustments. The proceeds of the Vista Outdoor dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium. As described elsewhere in this joint proxy statement/prospectus, any remaining cash on hand in excess of the ATK retained cash amount and the Vista Outdoor dividend amount will be transferred to Vista Outdoor as part of the Sporting transfers.

        The obligation of each financial institution party to the Vista Outdoor commitment letter to fund the debt financing is subject to a number of closing conditions, including, but not limited to:

  •
  consummation of the transaction (without any amendments to the transaction agreement that are materially adverse to the interests of the lenders without the prior written consent of the lead arranger (not to be unreasonably withheld or delayed));

  •
  the accuracy of certain specified representations and warranties in the transaction agreement and certain specified representations and warranties in the definitive loan documents;

  •
  the delivery of certain closing documents, certificates and opinions, required financial information and other customary documents and information;

  •
  the absence of a Vista Outdoor material adverse effect (as defined in the Vista Outdoor commitment letter);

  •
  the execution and delivery of definitive documentation with respect to the applicable debt facilities consistent with the Vista Outdoor commitment letter;

  •
  the execution and delivery of documents and instruments required to create and perfect the applicable administrative agent's or lender group's security interest in certain collateral;

  •
  after giving effect to the transaction, Vista Outdoor and the Vista Outdoor subsidiaries will not have any outstanding debt for borrowed money other than (i) the loans under the new Vista Outdoor debt financing and (ii) certain other agreed upon limited indebtedness;

  •
  the lead arranger will have received a copy of an opinion addressed to ATK from counsel to ATK, subject to customary assumptions and limitations, to the effect that the distribution will qualify for the intended distribution tax treatment (as that term is defined in the transaction agreement);

  •
  no default has occurred and is continuing under the existing ATK credit agreement as a result of the consummation of the transactions; and

  •
  the payment of applicable fees and expenses.

        All commitments and undertakings with respect to the Vista Outdoor commitment letter will expire on the earliest of (a) April 1, 2015, unless the closing date occurs on or prior thereto, (b) the closing of the transactions without the use of the new Vista Outdoor debt financing and (c) the termination of the transaction agreement without the closing of the transactions.

The Transaction Agreement

        The following summarizes material provisions of the transaction agreement. This summary does not purport to be complete and may not contain all of the information about the transaction agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the transaction agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. ATK stockholders and Orbital stockholders are urged to read the transaction agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the transaction agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Defined terms used but not otherwise defined in this section shall have the meanings assigned to such terms in the transaction agreement.

        In reviewing the transaction agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the transaction agreement and are not intended to provide any other factual information about ATK, Orbital or any of their subsidiaries. The transaction agreement contains representations and warranties and covenants by each of the parties to the transaction agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the transaction agreement and:

  •
  were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the transaction agreement, which disclosures are not reflected in the transaction agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

        Moreover, information concerning the subject matter of the representations and warranties in the transaction agreement and described below may have changed since the date of the transaction agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the transaction agreement, ATK or Orbital, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the transaction agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ].

  Overview

        Under the transaction agreement, not later than immediately prior to the distribution, ATK will cause the Sporting transfers (as defined below) to occur. Prior to or immediately following the distribution, Vista Outdoor will incur the new Vista Outdoor debt and use a portion of the proceeds of the debt financing plus any cash on hand to pay a dividend to ATK in an amount equal to the amount by which ATK's total debt as of the closing date exceeds $1,740 million, subject to certain adjustments (such dividend, the "Vista Outdoor dividend"). The proceeds of the Vista Outdoor dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium, with any excess proceeds used to pay down other indebtedness of ATK.

        Following the Sporting transfers and immediately prior to the merger, ATK will spin off Vista Outdoor by distributing all of the issued and outstanding shares of common stock, par value $0.01 per share, of Vista Outdoor on a pro rata basis to holders of record of ATK common stock, with such ATK stockholders holding 100% of Vista Outdoor following the distribution (the remainder of ATK will be comprised of the ATK A&D business). Immediately following completion of the distribution, Merger Sub will merge with and into Orbital, with Orbital surviving the merger and becoming a wholly owned subsidiary of ATK. In connection with the merger, each share of Orbital common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Orbital, ATK or Merger Sub, which will be canceled) will be converted into the right to receive 0.449 shares of ATK common stock. No fractional shares of ATK's common stock will be issued in the merger, and Orbital's stockholders will receive cash in lieu of any such fractional shares. Immediately following the consummation of the transaction pre-merger, holders of ATK common stock will own 100% of Vista Outdoor and approximately 53.8% of the combined company on a fully diluted basis and holders of Orbital common stock will own approximately 46.2% of the combined company on a fully diluted basis.

        ATK's Charter will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc."

  Transfers of Certain Subsidiaries, Assets and Employees and Assumptions of Certain Liabilities (the "Sporting transfers")

        Pursuant to the terms of the transaction agreement, not later than immediately prior to the distribution, ATK will transfer to Vista Outdoor certain subsidiaries engaged in the ATK Sporting business (referred to as the "Vista Outdoor subsidiaries") relating to the ATK Sporting business not already owned or held by Vista Outdoor. All assets and liabilities held by the Vista Outdoor subsidiaries will transfer with the Vista Outdoor subsidiaries by operation of law without any further action by any party or person. Immediately following the transfers of the Vista Outdoor subsidiaries, ATK and its non-Vista Outdoor subsidiaries will transfer to Vista Outdoor certain assets and liabilities relating to the ATK Sporting business not already owned or held by Vista Outdoor or a Vista Outdoor subsidiary. The transaction agreement contains detailed definitions governing which assets and liabilities will be transferred by ATK and its non-Vista Outdoor subsidiaries to Vista Outdoor, which definitions are described in more detail below. Additionally, as part of these transfers, ATK and its non-Vista Outdoor subsidiaries will transfer to Vista Outdoor and the Vista Outdoor subsidiaries the employment of employees relating to the ATK Sporting business not already employed by Vista Outdoor or a Vista Outdoor subsidiary, and Vista Outdoor will transfer to ATK and its non-Vista Outdoor subsidiaries the employment of certain employees of Vista Outdoor and the Vista Outdoor subsidiaries relating to the ATK A&D business that the parties have agreed will be excluded from the transactions and whose employment will be retained by ATK and its non-Vista Outdoor subsidiaries following the closing date (collectively, the actions described are referred to as, the "Sporting transfers").

        ATK and its non-Vista Outdoor subsidiaries will transfer to Vista Outdoor the following assets (each a "Sporting asset"), but in each case other than the excluded assets described in the next paragraph:

  •
  the owned real property and interests in owned real property set forth in the confidential disclosure letter ATK delivered to Orbital in connection with the transaction agreement (referred to as the "ATK disclosure letter"), in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the "Sporting owned real property");

  •
  the leasehold interests in real property set forth in the ATK disclosure letter, in each case together with all buildings, structures, improvements and fixtures thereon (the "Sporting leased real property" and together with the Sporting owned real property, the "Sporting real property");

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  all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, fixtures, tools, equipment, vehicles, raw materials, works-in-process, supplies, parts, finished goods and products and other inventories, in each case that are used or held for use primarily in the operation or conduct of the ATK Sporting business or that are produced for use or sale by the ATK Sporting business;

  •
  all intellectual property rights used or held for use primarily in the operation or conduct of the ATK Sporting business, including the intellectual property rights set forth in the ATK disclosure letter (the "Sporting intellectual property rights"), including tangible embodiments thereof and causes of action for infringement thereof;

  •
  to the extent transferable and assumable, all issued or granted governmental approvals of ATK or any of its non-Vista Outdoor subsidiaries and all pending applications therefor, in each case that are used or held for use primarily in the operation or conduct of the ATK Sporting business (the "assigned governmental approvals");

  •
  other than certain intercompany contracts that the parties have agreed to terminate at closing, all contracts that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the ATK Sporting business, but including, in all events, the contracts set forth in the ATK disclosure letter (the "assigned contracts");

  •
  all accounts and notes receivable in respect of goods or services sold or provided by the ATK Sporting business;

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  all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of the ATK Sporting business;

  •
  all rights, claims, causes of action and credits to the extent relating to any asset or liability that is going with the ATK Sporting business in connection with the transactions, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in respect of such assets and liabilities as well as any amounts recovered in connection therewith, under or arising from the contracts set forth in the ATK disclosure letter;

  •
  (A) all records solely relating to the ATK Sporting business and (B) copies of the portions of all records that relate to, but do not solely relate to, the ATK Sporting business;

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  all goodwill generated by or associated with the ATK Sporting business;

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  the assets of, or with respect to, any employee benefit plan that will be held by Vista Outdoor following the Sporting transfers;

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  all cash and cash equivalents held by ATK or any of its subsidiaries, other than the ATK retained cash amount (as defined below) and other than, for the avoidance of doubt, the Vista Outdoor dividend amount;

  •
  any cash, cash equivalents or other assets received or otherwise recovered by ATK or any of its subsidiaries at any time from the U.S. government related to the pension segment closing at ATK's Radford army ammunition plant; and

  •
  without duplication or expansion of any of the categories of assets, property, claims or rights described above, other assets, properties, claims and rights of ATK or any of its non-Vista Outdoor subsidiaries used or held for use solely or primarily in, or that arise solely or primarily out of, the operation or conduct of the ATK Sporting business.

        Notwithstanding anything to the contrary above, the following assets (each an "excluded asset") will be excluded from the Sporting transfers and retained by ATK and its non-Vista Outdoor subsidiaries:

  •
  all tangible personal property and interests of a corporate overhead, administrative, technology or other similar nature that are primarily used by ATK or any of its non-Vista Outdoor subsidiaries in the performance of its obligations under, or to which Vista Outdoor is to be provided the benefit of pursuant to the terms of, the transition services agreement;

  •
  all shares of capital stock of, or other equity interests in, any affiliate of ATK or any other person, other than Vista Outdoor and the Vista Outdoor subsidiaries;

  •
  all intellectual property rights, whether or not used or held for use by the ATK Sporting business, other than the Sporting intellectual property rights but including the retained names;

  •
  all governmental approvals other than the assigned governmental approvals;

  •
  all contracts to which ATK or any of its non-Vista Outdoor subsidiaries is a party that are not assigned contracts;

  •
  (A) all records relating to the ATK A&D business and (B) copies of all tax records relating to the ATK Sporting business;

  •
  all rights, claims, causes of action and credits to the extent relating to any excluded asset or any excluded liability (as defined below), including any such item arising under any guarantee, warranty, indemnity or similar right in favor of ATK or any of its non-Vista Outdoor subsidiaries in respect of any excluded asset or any excluded liability;

  •
  all tax assets, which are governed exclusively by the tax matters agreement;

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  all assets of, or with respect to, the employee benefit plans of ATK or any of its affiliates, other than the assets relating to any employee benefit plan that will be held by Vista Outdoor following the Sporting transfers;

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  all rights of ATK or any of its non-Vista Outdoor subsidiaries under the transaction agreement or any other agreement contemplated thereby;

  •
  subject to certain adjustments, cash and cash equivalents generated by the ATK A&D business between April 1, 2014 and the closing of the merger (the "ATK retained cash amount");

  •
  the ATK insurance policies, other than the insurance policy set forth in the ATK disclosure letter;

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  all goodwill generated by or associated with the ATK A&D business; and

  •
  all accounts and notes receivable in respect of goods or services sold or provided by the ATK A&D business.

        ATK and its non-Vista Outdoor subsidiaries will transfer to Vista Outdoor, and Vista Outdoor will assume, all obligations and liabilities of ATK and its non-Vista Outdoor subsidiaries to the extent arising out of or relating to the ATK Sporting business or the Sporting assets or the ownership or operation or conduct by ATK or any of its non-Vista Outdoor subsidiaries of any asset or the conduct of the ATK Sporting business prior to, on or after the distribution, in each case other than the excluded liabilities (as defined below), but including the following:

  •
  all accounts and notes payable of ATK and any of its non-Vista Outdoor subsidiaries to the extent arising out of or relating to the ATK Sporting business or the Sporting assets;

  •
  all liabilities in respect of any action, pending or threatened, and claims at any time to the extent arising out of or relating to the ownership, operation or conduct of the ATK Sporting business or the ownership or operation of the Sporting assets by ATK or any of its non-Vista Outdoor subsidiaries;

  •
  (A) all liabilities to the extent arising out of or relating to any ATK benefit plan and all employment and employee benefit-related liabilities to the extent arising out of or relating to the operation or conduct of the ATK Sporting business, in each case, that are contemplated to be assumed by Vista Outdoor and the Vista Outdoor subsidiaries pursuant to the transaction agreement, and (B) all liabilities to the extent arising out of or relating to any Sporting benefit plan;

  •
  all liabilities that are expressly contemplated to be assumed by Vista Outdoor or any Vista Outdoor subsidiary pursuant to the transaction agreement or the transactions contemplated thereby, including all taxes to the extent responsibility therefor is assigned to Vista Outdoor or any Vista Outdoor subsidiary under the tax matters agreement;

  •
  all liabilities in respect of the new Vista Outdoor debt financing (including all fees and expenses incurred in connection with the arrangement of the new Vista Outdoor debt financing and any obligations under the Vista Outdoor commitment letter after the funding of the new Vista Outdoor debt financing);

  •
  all liabilities whether arising prior to, on or after the distribution date under or relating to, directly or indirectly, the assigned contracts (in the case of liabilities arising prior to or on the distribution date, to the extent arising out of or relating to the ATK Sporting business or the Sporting assets);

  •
  all liabilities arising prior to, on or after the distribution date under or relating to the assigned governmental approvals (in the case of liabilities arising prior to or on the distribution date, to the extent arising out of or relating to the ATK Sporting business or the Sporting assets) or any governmental approvals obtained by Vista Outdoor or any Vista Outdoor subsidiary to operate the ATK Sporting business from and after the distribution date;

  •
  all liabilities to the extent arising out of the ownership or operation of the ATK Sporting business or any former Vista Outdoor business conducted by ATK, any former Sporting property or any Sporting asset that arise under or pursuant to environmental laws or with respect to the release of or exposure to any hazardous materials, whether arising from operations or events occurring or conditions existing prior to, on or after the distribution date;

  •
  all liabilities for unpaid fees and expenses incurred by ATK or any of its subsidiaries in connection with the transaction; and

  •
  all liabilities to the extent arising out of ATK or any of its non-Vista Outdoor subsidiaries at any time being the owner, lessee, lessor of, or the operator of the activities conducted at, the Sporting real property.

        Notwithstanding anything to the contrary above, the following liabilities (each an "excluded liability") will be excluded from the Sporting transfers and retained by ATK and its non-Vista Outdoor subsidiaries:

  •
  all liabilities to the extent arising out of or relating to excluded assets;

  •
  except with respect to existing guarantees issued for the benefit of or with respect to the ATK Sporting business, which are addressed under a separate provision of the transaction agreement, indebtedness of ATK and the ATK non-Vista Outdoor subsidiaries;

  •
  (A) all employment and employee benefit-related liabilities to the extent arising out of or relating to the operation or conduct of the ATK Sporting business that are contemplated to be retained by ATK or any of its non-Vista Outdoor subsidiaries pursuant to the transaction agreement, (B) all liabilities to the extent arising out of or relating to any ATK benefit plan (unless contemplated to be assumed by Vista Outdoor and the Vista Outdoor subsidiaries pursuant to the transaction agreement) and (C) all employment and employee benefit-related liabilities to the extent arising out of or relating to the operation or conduct of the ATK A&D business (unless contemplated to be assumed by Vista Outdoor and the Vista Outdoor subsidiaries pursuant to the transaction agreement);

  •
  all liabilities that are expressly contemplated to be retained by ATK or any of its non-Vista Outdoor subsidiaries pursuant to the transaction agreement or the other transactions contemplated thereby, including all taxes to the extent responsibility therefor is assigned to ATK or any of its non-Vista Outdoor subsidiaries under the tax matters agreement;

  •
  all liabilities related to the existence and performance of any foreign offset obligations that are either (x) set forth in the ATK disclosure letter or (y) incurred or otherwise agreed to by ATK or any of its subsidiaries following the date of the transaction agreement in accordance with the transaction agreement and that remain in effect as of the distribution date; and

  •
  all liabilities to the extent arising from the conduct of the ATK A&D business.

        In the event that, at any time or from time to time after the Sporting transfers, any party (or any of its subsidiaries) shall receive or otherwise possess any asset, property, claim or right or be liable for any liability that is allocated to any other party (or any of its subsidiaries) pursuant to the transaction agreement or any other transaction contemplated thereby, such party shall promptly transfer or assign, or cause to be transferred or assigned, such asset, property, claim, right or liability to the party (or its applicable subsidiary) so entitled thereto, and the relevant party will cause such entitled party (or its applicable subsidiary) to accept such asset, property, claim or right or assume such liability.

  Incurrence of New Vista Outdoor Debt and Repayment of ATK Indebtedness

        On April 28, 2014, Vista Outdoor, ATK and BofA Merrill Lynch and one of its affiliates executed a commitment letter (referred to as the "Vista Outdoor commitment letter") pursuant to which BofA Merrill Lynch has agreed to provide a new $750 million senior credit facility (referred to as the "new Vista Outdoor debt financing"), comprised of a $350 million senior secured term loan and a $400 million senior secured revolving credit facility, in each case on the terms and conditions set forth therein. Other than undrawn letters of credit, Vista Outdoors does not expect to have any borrowings outstanding under the revolving credit facility immediately following the distribution. Vista Outdoor expects the $350 million term loan to mature five years after the closing date of the transaction. Vista Outdoor will use a portion of the proceeds of the debt financing plus any cash on hand to pay a cash dividend (referred to as the "Vista Outdoor dividend") to ATK in an amount equal to the amount by which ATK's total debt as of the closing date exceeds $1,740 million, subject to certain adjustments. The proceeds of the Vista Outdoor dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium. As described elsewhere in this joint proxy statement/prospectus, any remaining cash on hand in excess of the ATK retained cash amount and the Vista Outdoor dividend amount will be transferred to Vista Outdoor as part of the Sporting transfers. See "—Vista Outdoor Indebtedness and New ATK Debt Financing" beginning on page [    ].

  The Distribution

        Pursuant to the terms of the transaction agreement, following the Sporting transfers and immediately prior to the merger, ATK will spin off Vista Outdoor by distributing all of the issued and outstanding shares of common stock, par value $0.01 per share, of Vista Outdoor on a pro rata basis to holders of record of ATK common stock, with such ATK stockholders holding 100% of Vista Outdoor following the distribution. Following the distribution, Vista Outdoor will be a standalone, publicly traded company.

  The Distribution; Treatment of ATK Stock Options and Other Equity-Based Awards

        Under the transaction agreement, ATK and Vista Outdoor will take all actions as may be required to effect the following conversions of equity-based awards upon the distribution:

        Upon consummation of the distribution, each outstanding stock option with respect to ATK common stock (whether held by an ATK officer or other employee) will convert into both an option to acquire Vista Outdoor common stock and an option to acquire common stock of the combined company on generally the same terms as were applicable prior to the distribution, with respect to a corresponding number of shares of common stock of the combined company and Vista Outdoor common stock and with an adjusted exercise price, in each case after giving effect to the distribution ratio and the relative values of the common stock of Vista Outdoor and the combined company. The distribution ratio will be determined and publicly announced by ATK at a later date. No ATK directors hold ATK stock options.

        Upon consummation of the distribution, an award of Vista Outdoor restricted shares will be granted with respect to each award of ATK restricted shares (whether held by an ATK director, officer or other employee) and, upon completion of the merger, each ATK restricted share will represent the value of the combined company, in each case with respect to a corresponding number of shares of Vista Outdoor common stock and combined company common stock after giving effect to the distribution ratio. For current and former employees of ATK (excluding employees of the Vista Outdoor business) immediately following the distribution, Vista Outdoor restricted shares relating to

ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other Vista Outdoor restricted shares relating to ATK restricted shares will vest on the first anniversary of the date granted by ATK. For current and former employees of Vista Outdoor immediately following the distribution, combined company restricted shares relating to ATK restricted shares granted more than one year prior to the distribution will fully vest immediately following the distribution, and all other combined company restricted shares relating to ATK restricted shares will vest on the first anniversary of the date granted by ATK. The vesting schedule for Vista Outdoor restricted shares and ATK restricted shares held by ATK directors will be unaffected by the distribution.

        Upon consummation of the distribution, ATK PSUs will convert into time-vesting RSUs based on (i) the level of achievement of performance goals determined by the ATK compensation committee for FY13-15 ATK PSUs and (ii) based on target performance for FY14-16 and FY15-17 ATK PSUs. FY13-15 ATK PSUs, as converted into RSUs, held by all ATK employees and all other PSUs held by ATK corporate senior vice presidents and above immediately prior to the distribution will convert into equivalent RSUs of both the combined company and Vista Outdoor, with respect to a corresponding number of shares of common stock of the combined company and Vista Outdoor common stock after giving effect to the distribution ratio. For group presidents and vice presidents employed by ATK immediately following the distribution, FY14-16 and FY15-17 ATK PSUs will convert into RSUs with respect to combined company common stock, adjusting the number of shares to retain the aggregate value of such awards. For group presidents and vice presidents employed by Vista Outdoor immediately following the distribution, FY14-16 and FY15-17 ATK PSUs will convert into RSUs with respect to Vista Outdoor common stock, adjusting the number of shares to retain the aggregate value of such awards. No ATK directors hold PSUs. Subject to limited exceptions, all RSUs with respect to Vista Outdoor common stock and combined company common stock will maintain the same terms and conditions as the ATK PSUs to which they relate, provided that the vesting criteria will be adjusted to provide for solely service-based vesting.

        Upon the consummation of the distribution, each ATK deferred share unit and each ATK phantom stock unit (whether held by an ATK director, officer or other employee) will convert into both a deferred share unit or phantom stock unit, as applicable, of the combined company and a deferred share unit or phantom stock unit, as applicable, of Vista Outdoor, with respect to a corresponding number of shares of combined company common stock and Vista Outdoor common stock after giving effect to the distribution ratio.

        The closing of the merger does not automatically trigger any additional conversion, acceleration or adjustment of any equity-based awards that did not occur in connection with the distribution, unless in conjunction with a Qualifying Termination of an individual who participates in the ISP following the merger.

  The Merger

        The transaction agreement provides that, on the terms and subject to the conditions in the transaction agreement, and in accordance with the DGCL, immediately following completion of the distribution, Merger Sub will merge with and into Orbital. At the effective time, the separate corporate existence of Merger Sub will cease and Orbital will continue as the surviving corporation in the merger as a wholly owned subsidiary of ATK.

        Notwithstanding the foregoing, if the proceeds of the new Vista Outdoor debt financing are not then available in full pursuant to the Vista Outdoor commitment letter or any replacement thereof, ATK and Orbital shall not be required to effect the closing until such date on which such proceeds are available. See "—Conditions to Completion of the Merger" beginning on page [      ].

        ATK's Charter will be amended at the effective time to change the name of the combined company to "Orbital ATK, Inc." Following the transaction, the combined company's common stock will be listed on the NYSE under the symbol "OA".

  Merger Consideration

        Under the terms of the transaction agreement, at the effective time, each outstanding share of Orbital common stock (other than shares held by ATK, Merger Sub or Orbital, which will be canceled) will be converted into the right to receive 0.449 shares of ATK common stock. The price of ATK common stock at the effective time will reflect the combination of Orbital and the ATK A&D business and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does.

        Orbital stockholders will not receive any fractional shares of ATK common stock in the merger. Instead, each Orbital stockholder will be entitled to receive a cash payment in lieu of any fractional shares of ATK common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Orbital common stock exchanged by such holder) by (ii) the last reported sale price of ATK common stock on the NYSE on the last complete trading day prior to the date of the effective time.

  Merger Consideration; Treatment of Orbital Stock Options and Other Equity-Based Awards

        Upon consummation of the merger, each outstanding stock option with respect to Orbital common stock will automatically convert into a stock option on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share, and with an exercise price adjusted to give effect to the 0.449 exchange ratio. Upon consummation of the merger, with certain exceptions, each Orbital restricted stock unit will automatically convert into a restricted stock unit on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of combined company common stock after giving effect to the 0.449 exchange ratio, rounded down to the nearest whole share.

  ATK Board of Directors and Management Following the Merger

        Pursuant to the transaction agreement, at the effective time, the board of directors of the combined company (the "combined company board" or the "Orbital ATK board") will consist of 16 members, to initially be composed of nine Orbital designees (including the Chief Executive Officer of the combined company) and seven ATK designees, and the parties have agreed to nominate these designees for election to the combined company board at the first annual stockholders' meeting of Orbital ATK following the closing of the merger. The parties have also agreed that until at least the 2016 annual meeting of the combined company stockholders, (i) the combined company board will include seven ATK directors (which means an original ATK designee or another individual approved by a majority of the other ATK designees), eight Orbital directors (which means an original Orbital designee or another individual approved by a majority of the other Orbital designees) and the Chief Executive Officer of Orbital ATK, (ii) a change in the size of the combined company board will require the affirmative vote of at least two-thirds of the combined company board and (iii) General Ronald R. Fogleman (Ret.), the current chairman of ATK's board, will serve as chairman of the combined company board.

        Mr. David W. Thompson, Orbital's current Chairman, President and Chief Executive Officer, will serve as President and Chief Executive Officer of Orbital ATK. Mr. Blake E. Larson, the current Senior Vice President and President of ATK's Aerospace Group, will serve as Chief Operating Officer of Orbital ATK. Mr. Garrett E. Pierce, Orbital's current Vice Chairman and Chief Financial Officer, will serve as the Chief Financial Officer of Orbital ATK. Until the twelve-month anniversary of the closing of the merger, the replacement of any of these individuals from their designated position requires the affirmative vote of at least two-thirds of the combined company board.

  Representations and Warranties

        The transaction agreement contains representations and warranties made by Orbital to ATK, Merger Sub and Vista Outdoor and by ATK and Merger Sub to Orbital. Certain of the representations and warranties in the transaction agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the transaction agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Additionally, certain of the representations and warranties in the transaction agreement are qualified by the ATK disclosure letter and the Orbital disclosure letter.

        The transaction agreement provides that a "material adverse effect" means, with respect to a party, any effect, change, event or occurrence that, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transaction or (ii) has a material adverse effect on the business, results of operations, assets or financial condition of such party and its subsidiaries (limited in the case of ATK to the ATK A&D business). However, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

  •
  effects, changes events or conditions generally affecting the industry in which such party or its subsidiaries operates, except to the extent such effect, change, event or condition has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries operate;

  •
  effects, changes, events or conditions generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, except to the extent such effect, change, event or condition has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries operate;

  •
  changes or prospective changes in law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

  •
  the negotiation, execution, announcement or performance of the transaction agreement or the consummation of the transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the transaction agreement or the transaction;

  •
  acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, except to the extent such effect has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries operate;

  •
  volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, except to the extent such effect has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries operate;

  •
  any action taken that is required by the transaction agreement or with the written consent of or at the request of ATK or Orbital, as applicable;

  •
  changes resulting or arising from the identity of, or any facts or circumstances relating to ATK or Orbital, as applicable, or any of their respective affiliates;

  •
  any change or prospective change in the credit ratings of ATK or Orbital, as applicable, and their respective subsidiaries (although the underlying cause of such changes is not excluded);

  •
  any decline in the market price, or change in trading volume, of the capital stock of such party (although the underlying cause of such declines is not excluded); and

  •
  any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (although the underlying cause of such failures is not excluded).

        In the transaction agreement, ATK and Merger Sub, on the one hand, and Orbital, on the other, have made representations and warranties regarding, among other topics:

  •
  organization, standing, corporate power, organizational documents and ownership of subsidiaries;

  •
  capital structure, including the number of shares of their respective common stock, stock options and other equity-based awards outstanding;

  •
  authority to execute and deliver and perform its obligations (including Vista Outdoor in the case of ATK) under, and to consummate the transactions contemplated by, the transaction agreement and the enforceability of the transaction agreement against each party;

  •
  the declaration of advisability of the transaction agreement by each board of directors and the approval of the transaction agreement and the transactions contemplated thereby by each board of directors;

  •
  the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of such party entering into the transaction agreement and consummating the merger and the other transactions contemplated by the transaction agreement;

  •
  the consents and approvals required in connection with the transactions contemplated by the transaction agreement, including the required approval by each party's stockholders;

  •
  SEC documents, financial statements, the absence of undisclosed liabilities, internal controls and accounting or auditing practices;

  •
  accuracy of information supplied or to be supplied in this joint proxy statement/prospectus or other registration statements relating to the transaction, as applicable;

  •
  the absence of a material adverse effect since December 29, 2013 (in the case of ATK) or March 31, 2014 (in the case of Orbital), and the conduct of business in the ordinary course in all material respects since December 29, 2013 (in the case of ATK) or March 31, 2014 (in the case of Orbital);

  •
  tax matters and intended tax treatment of the transaction;

  •
  employee benefits matters;

  •
  labor matters;

  •
  absence of certain litigation and governmental orders;

  •
  compliance with applicable laws and permits;

  •
  environmental matters;

  •
  real and personal property;

  •
  intellectual property;

  •
  material contracts;

  •
  no ownership of the other party's capital stock;

  •
  the receipt of an opinion from their respective financial advisors; and

  •
  broker's fees and expenses payable in connection with the transaction.

        In addition to the above, ATK and Merger Sub have made representations and warranties to Orbital regarding, among other topics:

  •
  the ownership of Merger Sub and the absence of prior activities by Merger Sub;

  •
  the Vista Outdoor surplus, at the time of the Sporting transfers, will be sufficient to distribute to ATK the Vista Outdoor dividend amount, and ATK, at the time of the distribution, will have sufficient surplus to effect the distribution; and

  •
  the adequacy of funds to redeem ATK's 2020 notes and settle ATK's 2024 notes.

  Conduct of Business

        Subject to certain exceptions in the transaction agreement and the ATK disclosure letter or Orbital disclosure letter, as applicable, or as required by law, each of ATK and Orbital has agreed to use reasonable best efforts to conduct Orbital's business or the ATK A&D business, as applicable, in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its current business organization substantially intact, maintain its material governmental approvals and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it, in each case, consistent with past practice.

        In addition, between the date of the transaction agreement and the effective time, ATK and Orbital have each agreed to various specific restrictions relating to the conduct of Orbital's business or the ATK A&D business, as applicable, including with respect to the following (subject in each case to certain exceptions in the transaction agreement and the ATK disclosure letter or Orbital disclosure letter, as applicable, or as required by law):

  •
  declaring, setting aside or paying dividends or other distributions, other than, in the case of ATK, regular quarterly cash dividends not exceeding $0.32 per share and dividends in accordance with ATK's current dividend policy and other than, in the case of both parties, dividends and distributions by any wholly owned subsidiary to its parent;

  •
  splitting, combining or reclassifying any of its or its subsidiaries' capital stock or other equity interests or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly owned subsidiary which remains a wholly owned subsidiary after consummation of such transaction;

  •
  purchasing, redeeming or otherwise acquiring or amending the terms of any shares of its or its subsidiaries' capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests;

  •
  (i) issuing, delivering, selling or granting (A) any of its shares of capital stock or other equity interests or (B) any voting debt or securities, in each case other than any such transaction between such party and a wholly owned subsidiary of such party which remains a wholly owned subsidiary of such party after consummation of such transaction, or (ii) issuing, delivering, selling or granting any shares of capital stock or other equity interests in ATK or Orbital or their respective subsidiaries, as applicable, other than (x) the issuance of ATK common stock or Orbital common stock upon the exercise of ATK or Orbital stock options, as applicable, or in connection with other equity-based awards, in each case, outstanding on the date of the transaction agreement and granted pursuant to the ATK stock plans or the Orbital 2005 stock incentive plan, as applicable, in accordance with their terms and (y) the granting of ATK or Orbital stock options, as applicable, or other equity-based awards in the ordinary course of business consistent with such party's past practice relating to no more than 150,000 shares of ATK common stock or 500,000 shares of Orbital common stock, as applicable;

  •
  amending its certificate or articles of incorporation or bylaws or comparable organizational documents, other than, in the case of ATK, to change its name in accordance with the terms of the transaction agreement;

  •
  acquiring or disposing of, including by entering any lease with respect to, any interests in real property (in the case of ATK, to the extent such property is owned or leased by ATK or any of its non-Vista Outdoor subsidiaries or is otherwise used in the conduct of the ATK A&D business), except for the expiration of any lease in accordance with the terms of such contract;

  •
  acquiring, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other person (in the case of ATK, that would be owned by ATK or any of its non-Vista Outdoor subsidiaries after giving effect to the Sporting transfers) and with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million;

  •
  selling, transferring or otherwise disposing of, including by entering any license with respect to, in a single transaction or a series of related transactions, any property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of inventory, supplies, materials or products in the ordinary course of business) with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the such party's business;

  •
  (i) adopting, entering into, terminating, amending, extending or renewing any collective bargaining agreement ("CBA") or benefit plan, other than in the ordinary course of business consistent with past practice, (ii) increasing in any manner the compensation or benefits of, or paying any bonus to, any of its employees, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, (iii) paying or providing to any of its employees any benefit not provided for under any one of its benefit plans as in effect on the date of the transaction agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (ii) above, (iv) except for certain exceptions, granting to any of its employees any awards under any ATK stock plan or Orbital benefit plan or removing or modifying existing restrictions in any ATK stock plan or Orbital benefit plan or awards made thereunder, (v) taking any action to fund or in any other way secure the payment of compensation or benefits under any ATK or Orbital benefit plan, (vi) taking any action to accelerate the vesting or payment of any compensation or benefits under any ATK or Orbital benefit plan or (vii) making any material determination under any ATK or Orbital benefit plan that is not in the ordinary course of business consistent with past practice, except in each case (A) as required to ensure that any ATK or Orbital benefit plan in effect on the date of the transaction agreement is not then out of compliance with applicable law or (B) as specifically required pursuant to the transaction agreement or the terms of any ATK or Orbital benefit plan (and additionally, in the case of ATK, (C) as contemplated by the transaction agreement or (D) to the extent all liability for such action will, after the distribution, be assumed or retained by Vista Outdoor or the Vista Outdoor subsidiaries);

  •
  incurring any indebtedness, guarantee or otherwise becoming contingently liable for any indebtedness of another person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another person, except for (i) indebtedness solely between or among such party and its subsidiaries that is incurred in the ordinary course of business, (ii) in the case of ATK, indebtedness incurred under the existing ATK facility, the new Vista Outdoor debt financing or the new ATK debt financing, provided that ATK shall determine the terms and conditions of any new ATK debt financing following consultation with Orbital and good faith consideration of any input provided by Orbital with respect thereto and (iii) foreign currency hedging arrangements on customary commercial terms entered into in the ordinary course of business and not for speculative purposes;

  •
  encumbering or subjecting any of its material assets to any liens, other than permitted liens;

  •
  (i) making any loan, advance or capital contribution to, or investment in, any person other than any wholly owned subsidiary that, individually or in the aggregate, exceeds $5.0 million or (ii) authorizing or making any capital expenditure that, individually or in the aggregate, exceeds $3.0 million, in each case except as provided in the capital expenditures budget for such party set forth in the ATK disclosure letter or the Orbital disclosure letter, as applicable, or in response to any casualty loss or property damage;

  •
  making any material change in its tax accounting or financial accounting methods, principles and practices in effect as of March 31, 2014 or December 29, 2013, as applicable, except as may be required by a change in GAAP;

  •
  making any material tax election inconsistent with past practice or settling or compromising any material tax liability or refund (other than, in the case of ATK, to the extent such election, settlement or compromise relates only to Vista Outdoor, the Vista Outdoor subsidiaries or the ATK Sporting business after the closing date);

  •
  adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  •
  adopting or implementing any stockholder rights plan, "poison pill" or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the transaction;

  •
  (A) entering into, modifying, amending or terminating any material contract or waiving, releasing or assigning any material rights or claims of such party or any of its subsidiaries under any such material contract except, (x) in the ordinary course of business consistent with past practice or (y) the entrance into a material contract providing for acquisitions, dispositions, indebtedness, loans, advances, capital contributions, investments or capital expenditures that would not be prohibited by the transaction agreement and does not otherwise require consent under the transaction agreement;

  •
  settling any action if such settlement would require any payment by such party or any of its subsidiaries in an amount in excess of $500,000 individually or $1.0 million in the aggregate, or would obligate such party or any of its subsidiaries to take any material action with respect to the ATK A&D business or Orbital business, as applicable, or impose any material restrictions on the ATK A&D business or Orbital business, as applicable;

  •
  engaging in any business other than, in the case of ATK, the ATK A&D business substantially as conducted as of the date of the transaction agreement, or the ATK Sporting business and, in the case of Orbital, its business substantially as conducted as of the date of the transaction agreement;

  •
  amending, extending, renewing or permitting to lapse any existing insurance policy or entering into new insurance policies binding on the ATK A&D business or the Orbital business, as applicable, except in either case on such terms and for such amounts as is consistent with past practice;

  •
  entering into or amending any contract or taking any other action, if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transaction; or

  •
  authorizing any of, or committing or agreeing to take any of, the foregoing actions.

        In addition to the foregoing, ATK has agreed, between the date of the transaction agreement and the effective time, to other specific restrictions relating to the conduct of the ATK A&D business and the ATK non-Vista Outdoor subsidiaries, including with respect to the following (subject in each case to certain exceptions in the transaction agreement and the ATK disclosure letter, as applicable, or as required by law):

  •
  transferring the employment of any individual to or from ATK or an ATK non-Vista Outdoor subsidiary to or from Vista Outdoor or a Vista Outdoor subsidiary, in each case except for those previously agreed upon individuals; or

  •
  (1) entering into any government contract on behalf of the ATK Sporting business that would result in the creation of a foreign offset obligation (or increase any existing foreign offset obligation) the liability with respect to which would remain in whole or in part with ATK or any of its non-Vista Outdoor subsidiaries following the distribution (including pursuant to the transaction agreement) or (2) submitting any government bid on behalf of the ATK Sporting business which, if awarded, would result in the creation of a foreign offset obligation contemplated by clause (1) above.

  No Solicitation of Alternative Proposals

        ATK and Orbital have each agreed, from the time of the execution of the transaction agreement until the earlier of the effective time or the termination of the transaction agreement, not to, and not to authorize or permit any of their respective subsidiaries or representatives to:

  •
  solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging or facilitating an acquisition proposal; or

  •
  enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal.

        Additionally, except as permitted by the transaction agreement and described below, each party (and such party's representatives) was required, upon execution of the transaction agreement, to (i) immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal, or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal and (ii) request the prompt return or destruction of all confidential information previously furnished to any person in connection with a potential acquisition proposal and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives.

        Notwithstanding the above described restrictions, the transaction agreement provides that, if at any time prior to obtaining the approval of its stockholders for the transaction, ATK or Orbital or any of their respective representatives receives an acquisition proposal, which acquisition proposal did not result from any breach of its non-solicitation obligations under the transaction agreement, and its board of directors or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, then such party and its representatives may (x) enter into a confidentiality agreement with the person making the acquisition proposal containing terms not less favorable in any material respect than the confidentiality agreement between ATK and Orbital (it being understood that such confidentiality agreement need not contain standstill restrictions) and furnish information (including non-public information) with respect to itself and its subsidiaries to the person who has made such acquisition proposal; provided that such party shall promptly provide to the other party any material non-public information concerning itself or any of its subsidiaries that is provided to any person given such access which was not previously provided to the other party and (y) engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal.

        ATK and Orbital have each also agreed (i) to promptly notify the other party in the event that it or any of their respective subsidiaries or its or their respective representatives receives an acquisition proposal and, subject to applicable law, to disclose to the other party the material terms and conditions of any such acquisition proposal and the identity of the person making such acquisition proposal and (ii) upon the request of the other party, to keep the other party reasonably informed of any material developments with respect to any such acquisition proposal (including any material changes thereto).

        For purposes of the transaction agreement, an "acquisition proposal" for ATK or Orbital, as applicable, means any inquiry, proposal or offer from any third party or group (other than Orbital or ATK, respectively) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of such party and its subsidiaries (based on the fair market value thereof, as determined in good faith by its board of directors or any committee thereof), or assets comprising 20% or more of its consolidated revenues or EBITDA, including in any such case through the acquisition of one or more of its subsidiaries owning such assets, (ii) acquisition of 20% or more of its outstanding common stock, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of its outstanding common stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party pursuant to which such proposing person or group (or the shareholders of any person) would acquire, directly or indirectly, 20% or more of its aggregate voting power or of the surviving entity in a merger involving such party or the resulting direct or indirect parent of such party or such surviving entity. For the avoidance of doubt, the transaction shall not be deemed an acquisition proposal.

        For purposes of the transaction agreement, a "superior proposal" for ATK or Orbital, as applicable, means any bona fide written acquisition proposal for such party that its board of directors or any committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (i) would be more favorable to such party's stockholders from a financial point of view than the transactions and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial and other aspects of such proposal and of the transaction agreement; provided that for purposes of the definition of "superior proposal," the references to "20%" in the definition of acquisition proposal shall be deemed to be references to "50%."

  Changes in Board Recommendations

        ATK has agreed under the transaction agreement to, through the ATK board, recommend to its stockholders the share issuance proposal, and to include such recommendation in this joint proxy statement/prospectus. Orbital has agreed under the transaction agreement to, through the Orbital board, recommend to its stockholders the merger proposal, and to include such recommendation in this joint proxy statement/prospectus.

        The transaction agreement provides that, subject to the exceptions described below, neither ATK's board, nor Orbital's board will (i)(A) withhold or withdraw (or modify in a manner adverse to the other party), or publicly propose to withhold or withdraw (or modify in a manner adverse to the other party), its recommendation of the share issuance proposal or the merger proposal, as applicable, to its stockholders or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any acquisition proposal (any action referred to in this clause (i) being an "adverse recommendation change") or (ii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal.

        Notwithstanding the foregoing, prior to obtaining the relevant stockholder approval, but not after, the board of directors of ATK or Orbital, as applicable, may make an adverse recommendation change if (x) such board of directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with its fiduciary duties under applicable law and (y) in the case of an adverse recommendation change made in response to an acquisition proposal, its board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal; provided, however, that neither board of directors may make an adverse recommendation change in connection with a superior proposal unless (1) such party has given the other party at least five business days' prior written notice of its intention to take such action (which notice shall specify the identity of the party making such superior proposal and the material terms thereof and shall attach the agreement and all material related documentation providing for such superior proposal), (2) such party has negotiated, and has caused its representatives to negotiate, in good faith with the other party during such notice period, to the extent the other party wishes to negotiate, to enable the other party to propose in writing a binding offer to effect revisions to the terms of the transaction agreement and the other transaction documents such that it would cause such superior proposal to no longer constitute a superior proposal, (3) following the end of such notice period, such board of directors has considered in good faith any such binding offer from the other party, and has determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in the binding offer of the other party were to be given effect and (4) in the event of any material change to the material terms of such superior proposal, it has delivered to the other party an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three business days (rather than the five business days otherwise contemplated by clause (1) above). Nothing in the foregoing shall be deemed to modify or otherwise affect the obligation of ATK and Orbital to call the ATK stockholders' meeting or Orbital stockholders' meeting, respectively, and to submit the share issuance proposal and merger proposal, as applicable, to a stockholder vote.

  Efforts to Obtain Required Stockholder Votes

        Subject to its right in certain circumstances to adjourn, recess or postpone the ATK stockholder meeting, ATK has agreed to hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining ATK stockholder approval of the share issuance proposal. Subject to the ability of the ATK board to make an adverse recommendation change, ATK is required to use its reasonable best efforts to solicit stockholder approval of the share issuance proposal. The board of directors of ATK has unanimously approved the merger and issuance of shares of ATK common stock to Orbital stockholders in connection with the merger and has adopted resolutions directing that the share issuance proposal be submitted to ATK stockholders for their consideration.

        Subject to its right in certain circumstances to adjourn, recess or postpone the Orbital stockholder meeting, Orbital has also agreed to hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining Orbital stockholder approval of the merger proposal. Subject to the ability of the Orbital board to make an adverse recommendation change, Orbital is required to use its reasonable best efforts to solicit stockholder approval of the merger proposal. The board of directors of Orbital has approved the merger by a unanimous vote of the directors present at the relevant meeting and has adopted resolutions directing that the merger proposal be submitted to the Orbital stockholders for their consideration.

        Both ATK and Orbital are required to cooperate in good faith to hold the ATK special meeting and the Orbital special meeting on the same day at the same time.

  Efforts to Complete the Merger

        ATK and Orbital have each agreed to use their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the transaction agreement) to take or cause to be taken all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or advisable under the transaction agreement and applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the transaction agreement, including to obtain all approvals, consents, registrations, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions.

        This cooperation includes, among other things and subject to certain exceptions: filing the initial pre-merger notifications with respect to the merger under the HSR Act and any other antitrust law; providing governmental entities with information and documents to permit consummation of the transaction and the other transactions contemplated by the transaction agreement; taking any and all actions necessary or advisable to obtain any consents, clearances or approvals required under or in connection with any antitrust law and to enable all waiting periods under any antitrust law to expire; and to the extent necessary to obtain required consents and nonactions, use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by ATK, Orbital or any of their respective subsidiaries of any portion of the business, properties or assets of ATK, Orbital or any of their respective subsidiaries; provided, however, that neither ATK nor Orbital shall be required to commit to or effect any action that is not conditioned upon consummation of the transaction.

        The foregoing obligations are subject to certain exceptions and limitations, including that neither ATK nor Orbital will be required to (i) pay any consideration to any third party from whom any consent or governmental approval is requested, other than filing fees paid to governmental entities (ii) in the case of ATK and its subsidiaries sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any of the assets, properties, rights or claims of the ATK Sporting business or to otherwise offer, take, commit to or accept any other action, restriction or limitation with respect to the ATK Sporting business or (iii) require or permit ATK, Orbital or their respective subsidiaries to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any asset, property, right or claim or to otherwise offer, take, commit to or accept any action, restriction or limitation of or on ATK, Orbital or their respective subsidiaries without the prior written consent of the other party if (1) in the case of any such action with respect to the assets, properties, rights or claims of the defense business of ATK or Orbital, such action would reasonably be expected to have a material adverse effect on the defense businesses of ATK and/or Orbital, taken as a whole, or (2) in the case of any such action with respect to the assets, properties, rights or claims of the aerospace business of ATK or Orbital, such action would require the divestiture or disposal of any business, division or program that generates annual revenues in excess of $100.0 million (determined based on revenues for the most recently completed fiscal year of ATK or Orbital, as applicable, prior to April 28, 2014, which is the date of the transaction agreement).

  Distribution Employee Matters

        The transaction agreement provides that both ATK and Vista Outdoor intend that employees who will become Vista Outdoor employees immediately after the distribution will have continuous and uninterrupted employment immediately before and immediately after the distribution for the purpose of any severance or termination plan of either ATK, Vista Outdoor or any of their respective subsidiaries or affiliates. The transactions contemplated by the transaction agreement will not constitute a severance of employment of any ATK employee or Vista Outdoor employee either prior to, on or following the consummation of the transactions. The transaction agreement generally provides that ATK will retain all employment and employee benefits-related liabilities relating to current and former ATK employees and the operation of the ATK A&D business, and that Vista Outdoor will assume or retain all employment and employee benefits-related liabilities relating to current and former Vista Outdoor employees and the operation of the ATK Sporting business, whether arising before, on or following the consummation of the transactions.

  Employee Benefits Matters

        The transaction agreement provides that for 12 months following the distribution, Orbital ATK will provide each employee of Orbital ATK and its subsidiaries with compensation and benefits in a manner that neither favors nor disfavors any employee on the basis of whether such employee was an employee of Orbital or ATK prior to the effective time. Orbital ATK will be deemed to satisfy this requirement if it provides compensation and benefits to such employees that are substantially comparable, in the aggregate, to either (i) the compensation and benefits to which such employees were entitled prior to the effective time or (ii) similarly situated employees of either ATK or Orbital. All terms and conditions of employment with respect to any individual who is subject to a collective bargaining agreement will be made in accordance with the terms of the collective bargaining agreement.

  Indemnification and Insurance

        The transaction agreement provides that Orbital ATK shall, for a period of at least six years after the effective time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of ATK, Orbital and their respective subsidiaries, and each individual who prior to the effective time becomes a director or officer of ATK, Orbital or any of their respective subsidiaries, to the maximum extent that ATK, Orbital or such subsidiary would, as applicable, have been allowed to do so under applicable law, in respect of acts or omissions occurring at or prior to the effective time, including for acts or omissions occurring in connection with any of the transaction documents or the transaction.

        The transaction agreement also requires Orbital ATK to maintain in effect for each past or present director or officer of ATK, Orbital or any of their respective subsidiaries, as well as each individual who prior to the effective time becomes a director or officer of ATK, Orbital or any of their respective subsidiaries, for a period of at least six years after the effective time, policies of directors' and officers' liability insurance of at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors' and officers' liability insurance maintained by ATK or Orbital, as applicable, with respect to claims arising from acts or omissions that occurred at or prior to the effective time, including for acts or omissions occurring in connection with any of the transaction documents or the transaction; provided, however, that with respect to past or present directors and officers of Orbital and its subsidiaries (as well as any individuals who prior to the effective time became a director or officer of Orbital or any of its subsidiaries), in no event shall Orbital ATK be required to pay aggregate premiums for insurance in excess of 250% of the amount of the aggregate premiums paid by Orbital in 2013 on an annualized basis for such purchase as set forth in Orbital disclosure letter; provided that Orbital ATK shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

  Non-Solicitation of Employees

        Vista Outdoor has agreed that for a period of eighteen months following the distribution, it and its subsidiaries will not, without the prior written consent of ATK, directly or indirectly solicit, recruit or hire any employee of ATK or any of its non-Vista Outdoor subsidiaries at the director level or above. ATK has also agreed that for such period, it and its subsidiaries will not, without the prior written consent of Vista Outdoor, directly or indirectly solicit, recruit or hire any employee of Vista Outdoor or any Vista Outdoor subsidiary at the director level or above.

        The above described prohibitions do not prohibit (i) general solicitations to the public of advertisements or similar methods of solicitation by search firms that are not specifically targeting employees of the other party (so long as such employees are not actually hired in violation of the general prohibition) or (ii) the soliciting, recruiting or hiring of any former employees of the other party who have not been employed by the other party for at least twelve months.

  No Use of Retained Names

        Vista Outdoor has agreed to, within certain specified times after the distribution, discontinue the use of certain marks (and names derived from, similar or including such marks) to be retained by or transferred to ATK, including the names "ATK" and "Alliant Techsystems."

  Covenants Not to Compete

        ATK has agreed that, for a period of three years from the closing, neither ATK nor any of its subsidiaries shall, without the prior written consent of Vista Outdoor, engage, directly or indirectly, in the business of developing, manufacturing, sourcing or supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products or small-caliber ammunition, whether directly to or to wholesale customers for resale to, the local or federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government or consumer markets (such activities collectively being the "restricted business"); provided that the foregoing shall not apply to the manufacture or sale of small-caliber ammunition manufactured at the Lake City plant by ATK or any of its subsidiaries, which will be governed by the terms of the ammunition products supply agreement. See "—Supply Agreements" beginning on page [      ].

        Vista Outdoor has agreed that, for a period of three years from the closing, neither Vista Outdoor nor any of its subsidiaries shall, without the prior written consent of ATK, engage, directly or indirectly, in any business conducted by ATK or any of its subsidiaries as of immediately prior to the closing date other than the restricted business (it being understood that with respect to ammunition products, Vista Outdoor shall be subject to the applicable terms set forth in the ammunition products supply agreement (for so long as such agreement is in effect)). Notwithstanding anything to the contrary in the foregoing, nothing in this clause shall prohibit Vista Outdoor or any of its subsidiaries from engaging in the businesses conducted by Vista Outdoor or any Vista Outdoor subsidiary on the closing date.

  Vista Outdoor Indebtedness and New ATK Debt Financing

        Vista Outdoor and ATK have agreed to use their respective reasonable best efforts to obtain the debt financing to be incurred by Vista Outdoor and/or the Vista Outdoor subsidiaries prior to, at the time of or immediately following the distribution generating aggregate net proceeds (together with cash on hand) of not less than the Vista Outdoor dividend amount on the terms and conditions set forth in the Vista Outdoor commitment letter. Vista Outdoor and ATK have agreed not to amend, modify or waive, or agree to amend, modify or waive, any term of the Vista Outdoor commitment letter without the prior written consent of Orbital if such amendment, modification or waiver:

  •
  reduces the aggregate amount of the new Vista Outdoor debt financing (unless such amount is fully replaced with an amount of new financing with conditionality no less favorable to Vista Outdoor in any material respect); or

  •
  amends the conditions precedent to the new Vista Outdoor debt financing in a manner that would reasonably be expected to materially delay or prevent the closing or make the funding of the new Vista Outdoor debt financing less likely to occur.

        Vista Outdoor and ATK may, without the consent of Orbital, amend or modify the Vista Outdoor commitment letter in accordance with the "market flex" provisions thereof and to add lenders, lead arrangers, bookrunners, syndication agents or other titled roles.

        If the new Vista Outdoor debt financing in an aggregate amount (together with cash on hand) at least equal to the Vista Outdoor dividend amount becomes unavailable on the terms and conditions contemplated by the Vista Outdoor commitment letter, and such unavailable amount is reasonably required to fund the Vista Outdoor dividend amount, ATK and Vista Outdoor shall use their respective reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative financing from alternative sources in an amount (together with cash on hand) sufficient to fund the Vista Outdoor dividend amount upon terms and conditions no less favorable (as determined in the good faith judgment of ATK), taken as a whole, to Vista Outdoor than the terms and conditions set forth in the Vista Outdoor commitment letter.

        Additionally, ATK, without the consent of Orbital, may incur (A) indebtedness under the incremental facility under the existing ATK facility in the form of an expansion of the revolving facility thereunder and any drawings thereof, (B) indebtedness incurred to finance any settlement of any and all of its 3.00% Convertible Senior Subordinated Notes due 2024 (referred to as the "2024 Notes") and (C) securities issued pursuant to the registered high yield exchange offer relating to the 2021 Notes (any indebtedness incurred under this sentence being the "new ATK debt financing"). On June 2, 2014, ATK commenced a tender offer to purchase for cash any and all of its outstanding 2024 Notes. The tender offer expired on June 27, 2014. As of the expiration of the tender offer, $182,035,000 in aggregate principal amount of 2024 Notes, representing approximately 92.90% of the aggregate outstanding principal amount of 2024 Notes, were validly tendered and not properly withdrawn. ATK accepted for purchase all 2024 Notes that were validly tendered and not properly withdrawn. On August 20, 2014, ATK redeemed the remaining portion of the 2024 notes in accordance with their terms.

        Orbital has agreed to, and agreed to cause its subsidiaries to, and to use reasonable best efforts to cause their respective representatives to, provide to ATK all cooperation as may be reasonably requested by ATK in connection with the arrangement and consummation of the new ATK debt financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of Orbital and its subsidiaries), including using reasonable best efforts to:

  •
  participate in a reasonable number of requested meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

  •
  assist with the preparation of required or customary materials for rating agency presentations, prospectuses, offering memoranda and private placement memoranda, bank information memoranda and similar documents;

  •
  execute and deliver reasonably requested customary certificates, accountant's comfort letters, consents, legal opinions, surveys and title insurance;

  •
  provide customary letters authorizing the distribution of information and containing customary representations with respect thereto;

  •
  provide the lenders and prospective lenders with all documentation and other information required with respect to Orbital and its subsidiaries in connection with applicable "know your customer" and anti-money laundering rules and regulations;

  •
  assist ATK and its representatives with the preparation of the documents governing the new ATK debt financing (including any pro forma financial statements and financial projections required to be delivered thereunder and such other pertinent and customary financial and other information relating to the Orbital and its subsidiaries); and

  •
  cooperate with ATK's financing sources' due diligence, to the extent customary and reasonable.

        Notwithstanding the foregoing, Orbital is not required to, among other things:

  •
  agree to pay any commitment, financing or other fees or reimburse any expenses prior to the closing date;

  •
  execute or deliver any document or certificate in connection with the new ATK debt financing that is not contingent upon the closing or that would be effective prior to the closing;

  •
  provide the cooperation described above if it would unreasonably or materially interfere with the ongoing business or operations of Orbital and its subsidiaries;

  •
  take any action that would conflict with or violate any applicable laws or any provisions of the organizational documents of Orbital or its subsidiaries, or that would result in a violation or breach of, or default under, any Orbital material contract in effect as of the date of any such request; or

  •
  provide the cooperation described above if it would result in any officer or director of Orbital or its subsidiaries incurring any personal liability in connection with the new ATK Debt Financing.

        Subject to certain specified limitations, ATK has agreed to indemnify and hold harmless Orbital, Orbital's subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the new ATK debt financing and any information used in connection therewith, except with respect to (1) any information provided by Orbital or any of its subsidiaries and (2) any customary costs and expenses incurred by Orbital or any of its subsidiaries in connection with the foregoing cooperation.

  ATK Business Financial Statements

        Prior to May 31, 2014, ATK provided to Orbital the unaudited balance sheet of the ATK A&D business at March 31, 2014, and the related unaudited statements of income for the fiscal year ended March 31, 2014.

        Until the earlier of the termination of the transaction agreement in accordance with its terms, ATK is required to prepare and furnish to Orbital, as promptly as practicable after the end of the applicable fiscal quarter, but in no event later than the date that is fifty days after the end of the applicable fiscal quarter, copies of the unaudited interim balance sheet of the ATK A&D business at the last day of the quarter then ended, together with the related unaudited interim statements of income for such period.

  Closing Reconciliation

        As described above, at the closing ATK will retain an amount of cash and cash equivalents equal to the ATK retained cash amount, which is based on the adjusted cash flows of the ATK A&D business between April 1, 2014 and the closing date, subject to certain assumptions.

        No later than three business days prior to closing, ATK is required to deliver to Orbital a good faith estimate of the adjusted cash flow amount for purposes of determining the ATK retained cash amount, which adjusted cash flow amount is to be derived from the financial statements of the ATK A&D business between April 1, 2014 and the closing date. As soon as practicable, but no later than 60 days after the closing of the transaction, the combined company is required to prepare and deliver to Vista Outdoor a final statement of adjusted cash flows for the ATK A&D business during the interim period. Vista Outdoor shall have 45 days following receipt of the proposed closing date calculations of the adjusted cash flow amount and ATK retained cash amount to review such calculations. The transaction agreement contains dispute resolution provisions if the parties are unable to agree on the adjusted cash flow amount and ATK retained cash amount. The transaction agreement provides for a true up mechanism to allow the parties to make the necessary payments, if any, following final resolution of such amounts.

  Other Covenants and Agreements

        The transaction agreement contains certain other covenants and agreements, including covenants relating to:

  •
  cooperation between ATK and Orbital in the preparation of this joint proxy statement/prospectus;

  •
  confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

  •
  Vista Outdoor's rights under ATK insurance policies;

  •
  certain employee matters relating to the distribution;

  •
  cooperation between ATK and Orbital in connection with public announcements;

  •
  the use of reasonable best efforts by ATK to cause the shares of ATK common stock to be issued in the merger to be approved for listing on the NYSE;

  •
  the use of each party's reasonable best efforts to cause the transaction to qualify for the intended tax treatment;

  •
  cooperation between ATK and Orbital in the defense or settlement of any securityholder litigation relating to the merger; and

  •
  the granting of intellectual property licenses between Vista Outdoor and the combined company following the effective time.

  Conditions to Completion of the Merger

        The obligations of each of ATK and Orbital to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the conditions described below:

        The following conditions cannot be waived by either party:

  •
  the approval by Orbital stockholders of the merger proposal;

  •
  the approval by ATK stockholders of the share issuance proposal;

  •
  the termination or expiration of any applicable waiting period under the HSR Act and the receipt of required governmental approvals under any other material antitrust or competition law;

  •
  the absence of any judgment or law issued or enacted by any governmental authority of competent jurisdiction that prohibits, enjoins or makes illegal the consummation of the transactions;

  •
  the SEC having declared effective Vista Outdoor's registration statement on Form 10 (File No. 001-36597) and ATK's Form S-4 (Reg. No. 333-198460), and the absence of any stop order or proceedings seeking a stop order; and

  •
  the approval for listing by the NYSE, subject to official notice of issuance, of the ATK common stock issuable to Orbital stockholders in the merger.

        The following conditions can be waived by the party for whose benefit the condition exists:

  •
  the representations and warranties of the other party relating to organization, standing and corporate power, capital structure, absence of anti-takeover agreements and brokers' fees being true and correct in all material respects as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and each other representation and warranty of the other party being true and correct, disregarding all qualifications or limitations as to "materiality," "material adverse effect" and words of similar import set forth therein, as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (as defined on page [    ]) on such party;

  •
  the other party having performed in all material respects all obligations required to be performed by it under the transaction agreement;

  •
  the absence of a material adverse effect on either Orbital or the ATK A&D business, as applicable, since the date of the transaction agreement; and

  •
  the receipt of the Cravath tax opinion and the Hogan Lovells tax opinion by ATK and Orbital, respectively.

        In addition, the obligations of ATK, Merger Sub and Orbital to effect the merger are further subject to the satisfaction on or prior to the closing date to the following conditions, which may only be waived by each of ATK, Merger Sub and Orbital:

  •
  consummation of the Sporting transfers; and

  •
  consummation of the distribution.

  Termination of the Transaction Agreement

        The transaction agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the requisite stockholder approvals, under the following circumstances:

  •
  by mutual written consent of ATK and Orbital;

  •
  by either ATK or Orbital:

  •
  if the effective time has not occurred on or before April 1, 2015 (the "end date"), unless the failure to consummate the transactions is the result of a material breach of the transaction agreement or any other transaction document by the party seeking to terminate the transaction agreement (including, in the case of ATK, Vista Outdoor and Merger Sub);

    •
    if ATK stockholders fail to approve the share issuance proposal;

    •
    if Orbital stockholders fail to approve the merger proposal;

    •
    if any court of competent jurisdiction or other governmental entity shall have issued a judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the transactions, and any such judgment shall have become final and non-appealable;

    •
    if any governmental entity shall have enacted a law that prohibits or makes illegal the consummation of the transactions;

    •
    if the other party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the transaction agreement or any ancillary document, which breach or failure to perform would give rise to the failure of the related closing condition in the transaction agreement, and such breach is not reasonably capable of being cured by the end date or, if reasonably capable of being cured, has not been cured within 30 days after receiving written notice from the other party, provided that no party will have the right to terminate if it is then in material breach of any representation, warranty or covenant contained in the transaction agreement or any ancillary document; or

    •
    if the board of directors of the other party makes an adverse recommendation change.

        If the transaction agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party other than provisions relating to the confidentiality agreement entered into between ATK and Orbital, fees and expenses, indemnification of Orbital relating to the new Vista Outdoor debt financing, termination fees, effects of termination, interpretation, severability, counterparts, entirety of the agreement, governing law, assignment, enforcement, jurisdiction and wavier of direct claim, which provisions shall survive such termination. Notwithstanding the foregoing, a termination of the transaction agreement shall not relieve any party thereto from any liability or damages resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the transaction agreement or any other transaction document.

  Expenses and Termination Fees

        Subject to certain specified exceptions in the transaction agreement, each party is generally required to pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the transaction agreement. However, upon a termination of the transaction agreement, a party may become obligated to pay to the other party a termination fee.

        Each party will be entitled to receive a termination fee of $50 million from the other party if:

  •
  it terminates the transaction agreement following an adverse recommendation change by the other party's board of directors; or

  •
  each of the following three events occurs:

  •
  the transaction agreement is terminated because (1) the other party's stockholders vote down the share issuance proposal or merger proposal, as applicable, or (2) the closing has not occurred prior to the end date and that party's stockholder meeting has not been held by the end date;

    •
    an alternative acquisition proposal with respect to the other party shall have been publicly made to the other party or shall have been made directly to the stockholders of the other party or shall have otherwise become publicly known, in each case after the date of the transaction agreement but prior to such termination; and

    •
    within 12 months of such termination, the other party enters into a definitive agreement with respect to an alternative acquisition proposal or consummates the transactions contemplated by any alternative acquisition proposal (provided that for the purposes of the foregoing, the references to 20% in the definition of "acquisition proposal" will be deemed to be references to 50%).

        In addition, each party is entitled to receive an expense reimbursement of up to $10 million from the other party under circumstances where either (1) that party is entitled to receive the termination fee from the other party as described above or (2) the other party's stockholders do not approve the share issuance proposal or the merger proposal, as applicable. Additionally, Orbital is entitled to receive expense reimbursement of up to $10 million if all of the conditions to closing set forth in the transaction agreement have been satisfied or waived but the transaction is not consummated on or prior to the end date because the proceeds of the new Vista Outdoor debt financing are not then available in full pursuant to the Vista Outdoor commitment letter or any replacement thereof (and the transaction agreement is subsequently terminated by either party).

  Amendments, Extensions and Waivers

        Amendment.    The transaction agreement may be amended by the parties at any time before or after receipt of the stockholder approvals. However, after stockholder approval has been received, no amendment is permissible that would require further stockholder approval under applicable law without the further approval of such stockholders.

        Extension; Waiver.    At any time prior to the effective time, the parties hereto may, to the extent permitted under applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the transaction agreement or in any document delivered pursuant to the transaction agreement or (c) waive compliance with any of the agreements or conditions contained in the transaction agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the transaction agreement to assert any of its rights under the transaction agreement or otherwise shall not constitute a waiver of such rights.

  No Third Party Beneficiaries

        The transaction agreement is not intended to confer any rights or remedies upon any person other than the parties and, with respect to certain sections of the transaction agreement, the financing sources providing the new Vista Outdoor debt financing.

Tax Matters Agreement

        Pursuant to the terms of the transaction agreement, substantially concurrent with the distribution, ATK and Vista Outdoor will enter into a tax matters agreement.

  Ordinary Course Taxes

        The tax matters agreement will govern both the combined company's and Vista Outdoor's rights and obligations with respect to taxes for both pre- and post-distribution periods. Under the tax matters agreement, each party will generally be required to indemnify the other for audit adjustments to its own separate tax returns. Additionally, Vista Outdoor will be required to indemnify the combined company for audit adjustments of the combined company's tax returns for tax items relating solely to the ATK Sporting business.

  True-Up Payments

        After the distribution, the combined company and Vista Outdoor will be obligated to make a series of tax-related true-up payments. These payments will ensure that Vista Outdoor will generally bear all income tax liabilities for ATK's unfiled consolidated tax returns for its 2014 fiscal year. These payments will also ensure that Vista Outdoor will generally bear the income tax liabilities relating to the ATK Sporting business that arise during the pre-distribution portion of the combined company's 2015 fiscal year.

  Distribution-Related Taxes

        Vista Outdoor will generally be required to indemnify the combined company against any tax imposed on the distribution if that tax results from any action or omission of Vista Outdoor or its subsidiaries, including (i) direct or indirect acquisitions of Vista Outdoor's equity securities that result in a 50% or more change in ownership of Vista Outdoor as part of a plan or series of related transactions that include the distribution or (ii) other actions or omissions (such as those described in the following paragraph) by Vista Outdoor or its subsidiaries, or if the tax results from certain representations made by ATK and Vista Outdoor that form a basis for the Cravath tax opinion not being true when made. If any tax, other than certain transfer taxes, is imposed on the combined company with respect to the distribution for reasons not related to any of the above actions by Vista Outdoor or its subsidiaries, the combined company will be responsible for such tax and will not be entitled to indemnification by Vista Outdoor under the tax matters agreement, and if such tax is imposed on Vista Outdoor, then ATK will generally be required to indemnify Vista Outdoor against that tax.

        In addition, to preserve the intended tax-free treatment to the combined company of the distribution, pursuant to the tax matters agreement the combined company and Vista Outdoor are each prohibited from taking actions or omissions that could reasonably be expected to cause the distribution to be taxable or to jeopardize the conclusions of the opinions of tax counsel received by ATK or Orbital. In particular, for a two-year period following the distribution, the combined company and Vista Outdoor may not:

  •
  enter into any agreement, understanding or arrangement with respect to any transaction or series of transactions involving the acquisition, issuance, repurchase or change of ownership of (i) in the case of the combined company, any of the combined company's capital stock and (ii) in the case of Vista Outdoor, 30% or more of Vista Outdoor's capital stock, in each case together with options or other rights in respect of such capital stock, subject to certain exceptions relating to employee compensation arrangements, open market stock repurchases and stockholder rights plans;

  •
  liquidate (or partially liquidate), whether by merger, consolidation or otherwise;

  •
  cease to be engaged in the active conduct of, or sell or transfer more than 30% of the gross assets or gross consolidated assets of, certain businesses; or

  •
  redeem or otherwise repurchase its capital stock, subject to certain exceptions.

        The combined company or Vista Outdoor will be permitted to take any of the restricted actions described above if it obtains an opinion of counsel or IRS private letter ruling that is reasonably acceptable to the other party to the effect that the action will not affect the tax-free status of the distribution, merger or certain related transactions. If either party intends to take any such restricted action, the other party will be required to cooperate in obtaining the tax opinion or IRS ruling. The receipt of any such ruling or opinion in respect of an action Vista Outdoor or the combined company proposes to take will not relieve Vista Outdoor or the combined company of any obligation it has to indemnify the other party if that action causes the distribution, merger or certain related transactions to be taxable.

Transition Services Agreement

        Pursuant to the terms of the transaction agreement, substantially concurrent with the distribution, the combined company and Vista Outdoor will enter into a transition services agreement (referred to as the "transition services agreement"). The transition services agreement will provide that, following the distribution, the combined company will provide to Vista Outdoor certain transitional services necessary for Vista Outdoor to be able to conduct business as an independent, publicly traded company in exchange for reimbursement of the combined company's fully burdened costs related thereto. The types of services to be provided may include: systems and technology migration; IT/systems; external reporting; import and export; procurement and supply chain management; human resources; payroll services; internal audit; legal and compliance; risk and insurance; tax services; treasury services; security maintenance; international business development; and travel and expense reimbursement. If, within a specified period of time after the distribution, Vista Outdoor identifies additional transition services necessary to operate a standalone business, the combined company and Vista Outdoor will cooperate in good faith to modify the transition services agreement so that such services are provided to Vista Outdoor. The term of the transition services agreement will be for 12 months (except in the case of tax services, which will generally be for 18 months), and Vista Outdoor will have the option to terminate any or all of the services early. Services will be provided by the combined company at fully burdened costs, and Vista Outdoor will reimburse the combined company for any reasonable out-of-pocket expenses.

Supply Agreements

        Pursuant to the terms of the transaction agreement, substantially concurrent with the distribution, the combined company and Vista Outdoor will enter into supply agreements for certain ammunition products and certain gun powder products. The supply agreements will provide that, following the distribution, (i) the combined company will manufacture and supply all of Vista Outdoor's requirements for 5.56mm (including .223 caliber), 7.62mm and .50 caliber cartridge ammunition products (referred to as the "ammunition products") and Alliant canister gun powder products (referred to as the "gun powder products"), subject to capacity limitations and the priority rights of the U.S. Department of Defense and (ii) Vista Outdoor will purchase all of its requirements for such products from the combined company (and will not purchase such products from another party or manufacture such products itself), subject to the right to "cure" if the combined company fails to perform. Notwithstanding the foregoing, Vista Outdoor generally may continue to manufacture the .223 caliber ammunition currently manufactured by the ATK Sporting business.

        If Vista Outdoor's ammunition products order for a given fiscal year meets or exceeds an agreed amount, during such fiscal year the combined company will only be permitted to sell small caliber ammunition products produced at the Lake City plant to Vista Outdoor and the U.S. Department of Defense. If Vista Outdoor's ammunition products order is less than such amount in any given fiscal year, then the combined company may sell those small caliber ammunition products to any other party during such fiscal year. The combined company will only be permitted to sell gun powder products to Vista Outdoor, irrespective of the amount of gun powder products ordered by Vista Outdoor. The ammunition products supply agreement will also prohibit Vista Outdoor from reselling 5.56mm (including .223 caliber), 7.62mm and .50 caliber ammunition products to the U.S. Department of Defense.

        The initial term of the supply agreements will be for three years. The supply agreement relating to the ammunition products will be renewable for an additional three-year term and one further term thereafter ending on September 30, 2023, while the supply agreement relating to the gun powder products will be renewable for additional one-year terms.

IF YOU ARE AN ATK STOCKHOLDER, THE ATK BOARD
RECOMMENDS THAT YOU VOTE "FOR" ATK PROPOSAL 1.

IF YOU ARE AN ORBITAL STOCKHOLDER, THE ORBITAL BOARD
RECOMMENDS THAT YOU VOTE "FOR" ORBITAL PROPOSAL 1.

 ATK PROPOSAL 2 AND ORBITAL PROPOSAL 2: POSSIBLE ADJOURNMENT TO SOLICIT
ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

        ATK and Orbital are asking their respective stockholders to authorize the holder of any proxy solicited by such company's board of directors to vote in favor of any adjournment of its special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, in the case of the ATK special meeting, or the merger proposal, in the case of the Orbital special meeting.

        Neither the ATK board nor the Orbital board intends to propose adjournment of the applicable special meeting if there are sufficient votes to approve the share issuance proposal or the merger proposal, as applicable, unless ATK and/or Orbital believe that such adjournment is necessary under applicable law.

        Approval of the ATK adjournment proposal requires the affirmative vote of holders of a majority of the shares of ATK common stock present in person or represented by proxy at the ATK special meeting and entitled to vote at such meeting. Approval of the Orbital adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Orbital common stock present in person or by proxy at the Orbital special meeting and entitled to vote on the proposal.

        If you are an ATK stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the ATK adjournment proposal, assuming a quorum is present. If you are an ATK stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the ATK adjournment proposal.

        If you are an Orbital stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the Orbital adjournment proposal, assuming a quorum is present. If you are an Orbital stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the Orbital adjournment proposal.

 IF YOU ARE AN ATK STOCKHOLDER, THE ATK BOARD
RECOMMENDS THAT YOU VOTE "FOR" ATK PROPOSAL 2.

IF YOU ARE AN ORBITAL STOCKHOLDER, THE ORBITAL BOARD
RECOMMENDS THAT YOU VOTE "FOR" ORBITAL PROPOSAL 2.

ORBITAL PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON COMPENSATION

        Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Orbital is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Orbital's named executive officers in connection with the completion of the merger. This proposal, which we refer to as the "compensation proposal", gives Orbital's stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to Orbital's named executive officers in connection with the merger. This compensation is summarized in the table captioned "Golden Parachute Compensation" in the section entitled "The Issuance of ATK Shares and the Adoption of the Transaction Agreement—Interests of Orbital Directors and Officers in the Merger—Executive Compensation Payable in Connection with the Merger" beginning on page [      ], including the footnotes to the table.

        The Orbital board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus. The Orbital board unanimously recommends that Orbital's stockholders approve, by advisory vote, the compensation that may become payable to Orbital's named executive officers in connection with the completion of the merger.

        The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Orbital or ATK. Accordingly, if the transaction agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

        Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of Orbital common stock present or represented by proxy at the special meeting and entitled to vote thereon.

        If you fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the compensation proposal, assuming a quorum is present. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the compensation proposal.

 THE ORBITAL BOARD RECOMMENDS THAT YOU VOTE "FOR" ORBITAL PROPOSAL 3.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial information (referred to as the "pro forma financial information") is based upon the historical consolidated financial information of ATK and Orbital.

        The pro forma financial information presents the combination of the historical financial statements of ATK and the historical financial statements of Orbital, adjusted to give effect to (i) the consummation of ATK's acquisition of Bushnell and Savage Arms included within Vista Outdoor, (ii) the Vista Outdoor dividend to be paid to ATK immediately prior to the distribution, estimated at $350.0 million, (iii) the Sporting transfers and the distribution, (iv) the use of the proceeds from the Vista Outdoor dividend, together with cash on hand if necessary, to purchase or redeem ATK's outstanding 6.875% Senior Subordinated Notes due 2020, including the make-whole premium, with any excess proceeds used to pay down other indebtedness of ATK and (v) the consummation of the merger, in each case based on the assumptions and adjustments described in the accompanying notes hereto. The historical financial information has been adjusted to give effect to events that are directly attributable to the transactions and factually supportable and, in the case of the statement of income information, that are expected to have a continuing impact. The pro forma financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies or other restructuring that may result from the merger besides those made for the compensation of individuals who will not be employed at Orbital ATK. In addition, the pro forma financial information does not purport to be indicative of the financial position or operating results of the combined company that would have occurred if the transactions had been completed as of the beginning of the periods presented, nor does it purport to project the future financial position or operating results of the combined company.

        The merger will be accounted for using the acquisition method of accounting, with ATK treated as the accounting acquirer. Under the acquisition method, the total consideration paid by the acquirer is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their fair values, with any excess purchase price allocated to goodwill. As of the date hereof, the purchase price allocation is preliminary. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation, and any differences may be material.

        It should be noted that ATK and Orbital have different fiscal years. Accordingly, the unaudited pro forma condensed consolidated statement of income (referred to as the "pro forma income statement") information for the year ended March 31, 2014 has been derived from ATK's historical consolidated statement of comprehensive income for the year then ended and Orbital's historical consolidated statement of comprehensive income for the year ended December 31, 2013. The pro forma income statement information for the three months ended June 29, 2014 has been derived from ATK's historical consolidated statement of comprehensive income for the three months then ended and Orbital's historical consolidated statement of comprehensive income for the three months ended March 31, 2014. The unaudited pro forma condensed consolidated balance sheet (referred to as the "pro forma balance sheet") information has been derived from ATK's and Orbital's historical consolidated balance sheets as of June 29, 2014 and June 30, 2014, respectively.

        The pro forma balance sheet information has been prepared as of June 29, 2014 and gives effect to the consummation of the transactions as if they had occurred on that date. The pro forma income statement information, which has been prepared for the year ended March 31, 2014 and the three months ended June 29, 2014, gives effect to the consummation of the transactions as if they had occurred on April 1, 2013 for ATK and January 1, 2013 for Orbital.

        In connection with the anticipated distribution of Vista Outdoor, ATK is currently assessing whether the Sporting business will qualify as discontinued operations in accordance with the new guidance under ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of

Components of an Entity. At this time ATK has not completed its final assessment. If ATK concludes that the Sporting business is a discontinued operation, additional March 31, 2013 and March 31, 2012 pro forma information will be presented in an amendment to this joint proxy statement/prospectus. ATK refers you to its filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and Quarterly Reports on Form 10-Q.

        The pro forma financial information should be read in conjunction with the following historical consolidated financial statements and accompanying notes of ATK and Orbital for the applicable periods, as well as the other information contained in or incorporated by reference into this joint proxy statement/prospectus:

  •
  separate historical audited financial statements of ATK as of and for the fiscal year ended March 31, 2014 and the related notes included in ATK's Annual Report on Form 10-K for such period, which has been incorporated by reference in this joint proxy statement/prospectus;

  •
  separate historical unaudited financial statements of ATK as of and for the quarterly period ended June 29, 2014 and the related notes included in ATK's Quarterly Report on Form 10-Q for such period, which has been incorporated by reference in this joint proxy statement/prospectus;

  •
  separate historical audited financial statements of Orbital as of and for the year ended December 31, 2013 and the related notes thereto, included in Orbital's Annual Report on Form 10-K for such period, which has been incorporated by reference in this joint proxy statement/prospectus;

  •
  separate historical unaudited financial statements of Orbital as of and for the quarterly period ended March 31, 2014 and the related notes included in Orbital's Quarterly Report on Form 10-Q for such period, which has been incorporated by reference in this joint proxy statement/prospectus; and

  •
  separate historical unaudited financial statements of Orbital as of and for the quarterly period ended June 30, 2014 and the related notes included in Orbital's Quarterly Report on Form 10-Q for such period, which has been incorporated by reference in this joint proxy statement/prospectus.

ORBITAL ATK

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 29, 2014

(Dollars in thousands)

	ATK (As Reported)	Vista Outdoor Pro Forma Combined	Adjustments	ATK pre-Merger (As Adjusted)	Orbital (As Reported) June 30, 2014	Merger Pro Forma Adjustments		Orbital ATK Pro Forma Consolidated
	A	B	C	D=A+B+C	E	F		G=D+E+F
		(b)	(d)
ASSETS
Current assets:
Cash and cash equivalents	$132,739	$(33,367)	$350,000	$449,372	$366,017	$(588,122)	(e)	$227,267
Net receivables	1,686,669	(397,370)	1,241	1,290,540	509,369	—		1,799,909
Net inventories	562,216	(419,595)	5,435	148,056	61,331	—		209,387
Deferred income tax assets	93,914	(50,684)	454	43,684	35,039	—		78,723
Other current assets	64,556	(20,480)	2,399	46,475	15,262	—		61,737

Total current assets	2,540,094	(921,496)	359,529	1,978,127	987,018	(588,122)		2,377,023

Net property, plant, and equipment	693,353	(187,406)	—	505,947	233,861	—		739,808
Goodwill	1,920,914	(831,802)	(45,649)	1,043,463	71,260	849,410	(f)	1,964,133
Net intangible assets	569,775	(560,080)	—	9,695	4,083	395,917	(g)	409,695
Deferred charges and other non-current assets	120,821	(7,265)	290	113,846	10,957	(2,326	)(h)	122,477

Total assets	$5,844,957	$(2,508,049)	$314,170	$3,651,078	$1,307,179	$654,879		$5,613,136

LIABILITIES
Current liabilities:
Current portion of long-term debt	247,666	—	—	247,666	7,500	(111,416	)(i)	143,750
Accounts payable	318,358	(133,380)	952	185,930	34,303			220,233
Contract advances and allowances	120,032	—	—	120,032	40,018	—		160,050
Accrued compensation	91,139	(22,901)	1,838	70,076	49,847	—		119,923
Accrued income taxes	36,455	1,030	—	37,485	—	—		37,485
Other accrued liabilities	293,143	(124,054)	6,520	175,609	160,946	—		336,555

Total current liabilities	1,106,793	(279,305)	9,310	836,798	292,614	(111,416)		1,017,996
Long-term debt	1,843,750	—	—	1,843,750	131,250	(378,750	)(i)	1,596,250
Noncurrent deferred income tax liabilities	129,363	(185,206)	454	(55,389)	23,139	146,489	(j)	114,239
Postretirement and postemployment benefits liabilities	71,884	(2,012)	—	69,872	—	—		69,872
Accrued pension liability	550,244	(32,000)	—	518,244	—	—		518,244
Other long-term liabilities	119,235	(19,137)	1,373	101,471	29,421	—		130,892

Total liabilities	3,821,269	(517,660)	11,137	3,314,746	476,424	(343,677)		3,447,493
STOCKHOLDERS' EQUITY
Accumulated other comprehensive loss	(662,219)	37,209	—	(625,010)	(1,049)	1,049	(k)	(625,010)
Other Stockholder Equity	2,675,275	(2,027,598)	303,033	950,710	831,804	997,507	(l)	2,780,021

Total stockholders' equity	2,013,056	(1,990,389)	303,033	325,700	830,755	998,556		2,155,011
Noncontrolling interest	10,632	—	—	10,632	—	—		10,632

Total equity	2,023,688	(1,990,389)	303,033	336,332	830,755	998,556		2,165,643

Total liabilities and equity	$5,844,957	$(2,508,049)	$314,170	$3,651,078	$1,307,179	$654,879		$5,613,136

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ORBITAL ATK

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended March 31, 2014

(Dollars and shares in thousands, except per share amounts)

	ATK (As Reported)	Bushnell and Savage Arms Pro Forma Adjustments	ATK pre-Distribution (As Adjusted)	Vista Outdoor Pro Forma Combined	Adjustments	ATK pre-Merger (As Adjusted)	Orbital (As Reported) December 31, 2013	Merger Pro Forma Adjustments		Orbital ATK Pro Forma Consolidated
	A	B	C=A+B	D	E	F=C+D+E	G	H		I=F+G+H
		(a)		(a)	(d)
Sales	$4,775,128	$405,755	$5,180,883	$(2,279,674)	$284,832	$3,186,041	$1,365,271	$(78,826)	(m)	$4,472,486
Cost of sales	3,635,486	234,347	3,869,833	(1,640,963)	284,373	2,513,243	1,062,466	(78,826)	(m)	3,496,883

Gross profit	1,139,642	171,408	1,311,050	(638,711)	459	672,798	302,805	—		975,603
Operating expenses:
Research and development	62,520	—	62,520	(13,984)	—	48,536	89,233	—		137,769
Selling	203,976	90,098	294,074	(201,780)	(4,740)	87,554	28,707	—		116,261
General and administrative	282,840	33,079	315,919	(140,909)	16,567	191,577	71,320	29,151	(n)	292,048

Income before interest, income taxes, and noncontrolling interest	590,306	48,231	638,537	(282,038)	(11,368)	345,131	113,545	(29,151)		429,525
Interest expense	(80,044)	—	(80,044)	15,469	(15,469)	(80,044)	(4,556)	28,134	(o)	(56,466)
Interest income and other, net	252	—	252	—	—	252	(5,368)			(5,116)

Income before income taxes and noncontrolling interest	510,514	48,231	558,745	(266,569)	(26,837)	265,339	103,621	(1,017)		367,943
Income tax provision	169,428	17,845	187,273	(102,926)	(9,930)	74,417	35,255	(376)	(p)	109,296

Net income	341,086	30,386	371,472	(163,643)	(16,907)	190,922	68,366	(641)		258,647
Less net income attributable to noncontrolling interest	171	—	171	—	—	171	—			171

Net income	$340,915	$30,386	$371,301	$(163,643)	$(16,907)	$190,751	$68,366	$(641)		$258,476

Earnings per common share:
Basic	$10.76		$11.72			$6.02	$1.13			$4.39
Diluted	$10.42		$11.35			$5.83	$1.13			$4.31
Weighted-average number of common shares outstanding:										(q)
Basic	31,671		31,671			31,671	60,161			58,866
Diluted	32,723		32,723			32,723	60,444			59,918

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ORBITAL ATK

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarter Ended June 29, 2014

(Dollars and shares in thousands, except per share amounts)

	ATK (As Reported)	Vista Outdoor Pro Forma Combined	Adjustments	ATK pre-Merger (as adjusted)	Orbital (As Reported) March 31, 2014	Merger Pro Forma Adjustments		Orbital ATK Pro Forma Consolidated
	A	B	C	D=A+B+C	E	F		G=D+E+F
		(c)	(d)
Sales	$1,275,391	$(565,995)	$54,805	$764,201	$323,285	$(26,895	)(m)	$1,060,591
Cost of sales	964,806	(422,544)	53,766	596,028	268,863	(26,895	)(m)	837,996

Gross profit	310,585	(143,451)	1,039	168,173	54,422	—		222,595
Operating expenses:
Research and development	8,814	(3,651)		5,163	6,865			12,028
Selling	63,122	(40,047)		23,075	7,030			30,105
General and administrative	83,094	(25,594)	15,009	72,509	17,544	2,760	(n)	92,813

Income before interest, income taxes, and noncontrolling interest	155,555	(74,159)	(13,970)	67,426	22,983	(2,760)		87,649
Interest expense	(23,416)	9,041	(9,041)	(23,416)	(1,101)	6,996	(o)	(17,521)
Interest income and other, net	26	(9)		17	(120)			(103)

Income before income taxes and noncontrolling interest	132,165	(65,127)	(23,011)	44,027	21,762	4,236		70,025
Income tax provision	46,498	(24,026)	(8,881)	13,591	7,950	1,567	(p)	23,108

Net income	85,667	(41,101)	(14,130)	30,436	13,812	2,669		46,917
Less net income attributable to noncontrolling interest	69			69	—			69

Net income	$85,598	$(41,101)	$(14,130)	$30,367	$13,812	$2,669		$46,848

Earnings per common share:
Basic	$2.71	$(1.30)		$0.96	$0.23			$0.80
Diluted	$2.59	$(1.24)		$0.92	$0.23			$0.78
Weighted-average number of common shares outstanding:								(q)
Basic	31,640	31,640		31,640	60,544			58,846
Diluted	33,108	33,108		33,108	60,930			60,314

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

        On April 28, 2014, ATK entered into the transaction agreement with Orbital, Vista Outdoor Inc. and Merger Sub. The transaction agreement provides for, among other things, the Vista Outdoor dividend to ATK and the distribution, immediately followed by the merger of Merger Sub with and into Orbital, with Orbital surviving the merger as a wholly owned subsidiary of ATK. Consummation of the transactions is subject to customary closing conditions, including approval by ATK stockholders and Orbital stockholders. ATK and Orbital will continue to operate separately until the transaction closes. Due to the fact stockholder approval is required for the merger, and ATK does not intend to effect the distribution if the merger does not occur, ATK's Sporting Group continues to be included as part of ATK's continuing operations.

        The pro forma financial information presents the combination of the historical financial statements of ATK and the historical financial statements of Orbital, adjusted to give effect to (i) the consummation of ATK's acquisition of Bushnell and Savage Arms, (ii) the Sporting transfers and the distribution, (iii) the Vista Outdoor dividend to be paid to ATK immediately prior to the distribution, estimated at $350.0 million, (iv) the use of the proceeds from the Vista Outdoor dividend, together with cash on hand if necessary, to purchase or redeem ATK's outstanding 6.875% Senior Subordinated Notes due 2020, including the make-whole premium, with any excess proceeds used to pay down other indebtedness of ATK and (v) the consummation of the merger, in each case based on the assumptions and adjustments described in these notes, including the alignment of Orbital's financial statement line items with those of ATK.

        ATK and Orbital have different fiscal years. The pro forma balance sheet information has been prepared as of June 29, 2014 and gives effect to the consummation of the transactions as if they had occurred on that date. The pro forma income statement information, which has been prepared for the year ended March 31, 2014 and the three months ended June 29, 2014, gives effect to the consummation of the transactions as if they had occurred on April 1, 2013 for ATK and January 1, 2013 for Orbital. Certain line items in Orbital's historical financial statements were changed to conform with ATK's presentation.

        The merger will be accounted for using the acquisition method of accounting, with ATK treated as the accounting acquirer. Under the acquisition method, the total consideration paid by the acquirer is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their fair market value, with any excess purchase price allocated to goodwill. ATK's pro forma purchase price allocation was based on estimates of the fair market value of Orbital's tangible and intangible assets and liabilities as described more fully in the "Pro Forma Allocation of Purchase Price" note hereto. As of the date hereof, the valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired and assumed, respectively, and the related allocations of purchase price have not been completed. A final determination of fair market values will be based on the actual net tangible and intangible assets and liabilities that exist as of the closing date of the merger. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation, and any differences may be material.

        On November 1, 2013, ATK acquired Bushnell, a leading global designer, marketer and distributor of branded sports optics, outdoor accessories and eyewear. On June 21, 2013, ATK acquired the parent company of Savage Arms, a leading manufacturer of sporting long guns. The pro forma financial information has been prepared based on the historical financial information of ATK, adjusted assuming the Bushnell and Savage Arms acquisitions were completed as of April 1, 2013 in order to derive the

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Basis of Presentation (Continued)

ATK pre-distribution financial information. The ATK pre-distribution financial information was then adjusted for the distribution based on the historical financial statements of Vista Outdoor to derive the ATK pre-merger information. The ATK pre-merger information was then adjusted to include (a) historical Orbital financial information and (b) adjustments to record the assets and liabilities of Orbital at their respective fair values based on ATK management's estimates in light of available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Orbital's tangible, and identifiable intangible, assets and liabilities as of the effective date of the merger.

Pro Forma Allocation of Purchase Price

        The consideration paid by ATK for Orbital's identifiable assets and liabilities for the purpose of preparing the pro forma financial information was determined using ATK management's estimate of the approximate enterprise value of Orbital, and such determination is subject to change upon closing. All asset and liabilities are based on Orbital balances as of June 30, 2014. The following table shows the pro forma allocation of the consideration paid for Orbital's identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction:

(dollars in thousands)
Purchase Price:
Consideration paid		$1,700,000
Total pro forma purchase price		$1,700,000
Fair value of assets acquired:
Net receivables	$509,369
Net inventories	61,331
Deferred tax assets	35,039
Tradename, technology, and customer relationship intangibles	400,000
Property, Plant, and Equipment	233,861
Other assets	23,893

Total assets	1,263,493
Fair value of liabilities assumed:
Accounts Payable	34,303
Deferred tax liabilities	169,628
Other liabilities	280,232

Total liabilities	$484,163
Net assets acquired		$779,330

Preliminary pro forma goodwill		$920,670

        The actual calculation of goodwill will be determined after closing based on facts in existence at that time and may be materially different than the estimates provided herein.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro Forma Adjustments and Reclassifications

        The following pro forma adjustments have been reflected in the pro forma financial information. All adjustments are based on current valuations, estimates and assumptions. Following the completion of the merger, the combined company will engage an independent third party valuation firm to assist management in determining the fair value of the assets and liabilities, which could materially change the amount of the estimated fair values used in the pro forma financial information presented.

(a)
ATK acquired Bushnell and Savage Arms on November 1, 2013 and June 21, 2013, respectively. Bushnell and Savage Arms will be subsidiaries of Vista Outdoor after the distribution. The pro forma financial information has been prepared based on the historical financial information of ATK, adjusted assuming the Bushnell and Savage Arms acquisitions were completed as of April 1, 2013 in order to derive the ATK pre-distribution financial information. The pro forma adjustments for Bushnell and Savage Arms are reflected in column E below. The total Vista Outdoor pro forma combined balances that have been eliminated from the pro forma financial information are reflected in column F below.

(dollars in thousands)	Vista Outdoor Historical (for the year ended March 31, 2014)	Bushnell (April 1, 2013 - October 31, 2013)	Savage Arms (April 1, 2013 - June 20, 2013)	Bushnell and Savage Arms Pro Forma Adjustments		Total Pro Forma Adjustments	Vista Outdoor Pro Forma Combined
	A	B	C	D		E=B+C+D	F=A+E
Net sales	$1,873,919	$349,579	$56,176	$—		$405,755	$2,279,674
Cost of sales	1,406,616	201,592	32,755	—		234,347	1,640,963

Gross profit	467,303	147,987	23,421	—		171,408	638,711
Operating expenses:
Research and development	13,984	—	—	—		—	13,984
Selling	111,682	85,413	4,685	—		90,098	201,780
General and administrative	107,830	47,714	5,499	(20,134	)(1)	33,079	140,909

Income before interest, and income taxes	233,807	14,860	13,237	20,134		48,231	282,038
Interest expense	(15,469)	(30,786)	(1,565)	32,351	(2)	—	(15,469)
Interest income	—	—	—	—		—	—

Income (loss) before income taxes	218,338	(15,926)	11,672	52,485		48,231	266,569
Income tax provision	85,081	(4,013)	5,262	16,596	(3)	17,845	102,926

Net income (loss)	133,257	(11,913)	6,410	35,889		30,386	163,643

(1)
Adjustments to general and administrative expense have been made to eliminate Bushnell and Savage Arms' pre-acquisition amortization expense and transaction costs, and to record the amortization expense based on the fair value and useful lives of identifiable intangible assets identified as part of the purchase price allocation. The purchase price allocation for the Bushnell acquisition is preliminary and is subject to

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro Forma Adjustments and Reclassifications (Continued)

  further refinement. The purchase price allocation for Savage Arms was completed during the first quarter of ATK's fiscal year 2015.

(dollars in thousands)	Year ended March 31, 2014
Bushnell amortization elimination	$(12,253)
Savage Arms amortization elimination	(3,387)
Bushnell amortization of intangible assets	10,561
Savage Arms amortization of intangible assets	1,725
Transaction costs	(16,780)

$(20,134)

(2)
Adjustments to interest expense have been made to eliminate Bushnell's and Savage Arms' pre-acquisition interest expense.

(3)
ATK has reflected the applicable tax provision related to the Bushnell, Savage Arms, and transaction pro forma adjustments and historical Bushnell and Savage Arms results. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction, where there is a 35% federal income tax rate, plus a 2% state income tax rate.
(b)
Pursuant to the terms of the transaction agreement, following the Sporting transfers and immediately prior to the merger, ATK will spin off Vista Outdoor by distributing all of the issued and outstanding shares of common stock of Vista Outdoor on a pro rata basis to holders of record of ATK common stock, with such ATK stockholders holding 100% of Vista Outdoor following the distribution. Following the distribution, Vista Outdoor will be a standalone, publicly traded

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro Forma Adjustments and Reclassifications (Continued)

  company owned by pre-merger ATK stockholders. The following table reflects the assets and liabilities of Vista Outdoor upon completion of the distribution, as if it occurred on June 29, 2014:

	As of June 29, 2014
(dollars in thousands)	Vista Outdoor Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$33,367			$33,367
Net receivables	397,370			397,370
Net inventories	419,595			419,595
Income tax receivable	1,030	(1,030	)(4)	—
Deferred income tax assets	50,684			50,684
Other current assets	20,480			20,480

Total current assets	922,526	(1,030)		921,496

Net property, plant, and equipment	187,406			187,406
Goodwill	831,802			831,802
Net intangible assets	560,080			560,080
Deferred charges and other non-current assets	18,103	(10,838	)(1)	7,265

Total assets	$2,519,917	(11,868)		$2,508,049

LIABILITIES
Current liabilities:
Accounts payable	133,380			133,380
Accrued compensation	22,901			22,901
Accrued income taxes	—	(1,030	)(4)	(1,030)
Federal excise tax	29,256	(29,256	)(4)	—
Other accrued liabilities	94,798	29,256	(4)	124,054

Total current liabilities	280,335	(1,030)		279,305
Long-term debt payable to parent	1,014,911	(1,014,911	)(1)	—
Noncurrent deferred income tax liabilities	208,306	(23,100	)(2)	185,206
Post-retirement and employment benefit liabilities		2,012	(2)	2,012
Accrued pension liability		32,000	(2)	32,000
Other long-term liabilities	19,137			19,137

Total liabilities	1,522,689	(1,005,029)		517,660
EQUITY
Accumulated other comprehensive loss	(309)	(36,900	)(2)	(37,209)
Other equity	997,537	1,030,061	(3)	2,027,598

Total liabilities and equity	$2,519,917	(11,868)		$2,508,049

(1)
The adjustments to deferred charges and other non-current assets, and long-term debt payable to parent, reflect the elimination of the long-term debt of $1,014.9 million and the associated deferred financing costs of $10.8 million allocated to Vista Outdoor by ATK, which will remain with ATK following the transactions.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro Forma Adjustments and Reclassifications (Continued)

(2)
The adjustments to non-current deferred income tax liability, post-retirement and employment benefit liabilities, accrued pension liability and accumulated other comprehensive loss reflect the contribution of Vista Outdoor's portion of ATK's consolidated pension liabilities, post-retirement employment benefits and associated accumulated other comprehensive income and deferred tax assets as of the assumed closing date of the transactions.

(3)
The adjustment reflects the elimination of the allocated long term debt and the allocation of the pension liabilities and accumulated other comprehensive income to Vista Outdoor.

(4)
The adjustment reflects a reclassification of Vista Outdoor financial information to conform with ATK's presentation.
(c)
The adjustments reflect the elimination of Vista Outdoor standalone financial information as a result of the distribution. Eliminations were determined based on the financial information of Vista Outdoor as of June 29, 2014.

(d)
These adjustments include (1) the reversal of corporate allocations to ATK's Sporting Group that represent costs that may not be eliminated as result of the distribution, (2) the Vista Outdoor dividend to ATK estimated at $350.0 million and (3) the addition of sales between ATK and Vista Outdoor which were previously eliminated as intercompany sales. Pursuant to the terms of the transaction agreement, substantially concurrent with the distribution, the combined company and Vista Outdoor will enter into the transition services agreement, pursuant to which, following the distribution, the combined company will provide to Vista Outdoor certain transitional services necessary for Vista Outdoor to be able to conduct business as an independent, publicly traded company in exchange for reimbursement of the combined company's fully burdened costs related thereto. ATK has not adjusted the pro forma financial information for any of these reimbursements of corporate costs because ATK and Vista Outdoor are currently in the process of finalizing the scope of the transitional services to be provided.

(e)
At the closing of the merger, ATK will retain an amount of cash and cash equivalents equal to the "ATK retained cash amount" (as defined in the transaction agreement), which amount is determined based on the adjusted cash flows of the ATK A&D business between April 1, 2014 and the closing date, subject to certain assumptions and adjustments. ATK currently expects the closing date to occur by the end of calendar year 2014 and assumes the ATK retained cash amount to be $0 (although the actual ATK retained cash amount will depend on the actual closing date, the performance of ATK A&D through the closing date and the other components of the calculation). Orbital will repay its existing debt as of the closing date.

(f)
Existing goodwill of Orbital of $71.3 million was eliminated. As described further in the "Pro Forma Allocation of Purchase Price" note hereto, the new goodwill amount of $920.7 million has been calculated as the difference between the estimated fair value of the consideration transferred and the values assigned to the identifiable Orbital assets and liabilities, in each case, as of the assumed June 29, 2014 merger closing date.

(g)
Existing net identifiable intangible assets of Orbital of $4.1 million were eliminated. As of the date hereof, identifiable intangible assets were measured based on benchmarking total intangible assets of similar transactions. The final identifiable intangible assets will be measured at fair value determined primarily using the "income approach," which requires a forecast of all expected future cash flows either through the use of the relief-from-royalty method, with or without method, or the multi-period excess earnings method. The estimated fair value of the identifiable intangible assets

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro Forma Adjustments and Reclassifications (Continued)

  is approximately $400.0 million and includes tradenames, technologies and contracts with useful lives ranging from 3-20 years and an average useful life of 8 years.

(h)
Deferred charges and other non-current assets were adjusted to reflect the write-off of $2.3 million of Orbital's deferred financing costs in conjunction with the settlement of the outstanding credit facility.

(i)
On April 28, 2014, Vista Outdoor, ATK and BofA Merrill Lynch and one of its affiliates executed the Vista Outdoor commitment letter pursuant to which BofA Merrill Lynch has agreed to provide a new $750.0 million senior credit facility to Vista Outdoor, comprised of a $350.0 million senior secured term loan and a $400.0 million senior secured revolving credit facility, in each case on the terms and conditions set forth therein. Vista Outdoor expects to borrow the term loan in an aggregate principal amount of $350.0 million. Vista Outdoor will use a portion of the proceeds of the debt financing plus any cash on hand to pay the Vista Outdoor dividend to ATK. The proceeds of the Vista Outdoor dividend, together with cash on hand if necessary, will be used by ATK to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including the make-whole premium, with any excess proceeds used to pay down other indebtedness of ATK. In addition, the transaction agreement requires ATK to issue a notice to redeem all its 2024 Notes on or prior to the closing of the transactions. In furtherance thereof, on June 2, 2014, ATK commenced a tender offer to purchase for cash any and all of its outstanding 2024 Notes, as described further herein. The redemption of the 2024 Notes and a $50.0 million payment on ATK's Term Loan B are reflected below. The following table illustrates the portion of the existing debt of ATK expected to be repaid at the closing, as well as the elimination of all the existing debt of Orbital, which will be

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro Forma Adjustments and Reclassifications (Continued)

  repaid in connection with the merger. The revised debt balances are as follows (dollars in thousands):

Debt	Maturity	Rate	Actual balance June 29, 2014	Adjustment	Pro forma June 29, 2014
ATK Outstanding Debt
6.875% Senior Subordinated Notes due 2020	7 years	6.875%	350,000	(350,000)	—
3.00% Convertible Senior Subordinated Noted due 2024	11 years	3.00%	195,951	(195,951)	—
Revolving Credit Facility	5 years	LIBOR +200 bps	—	93,250	93,250
Term A Loan	5 years	LIBOR +200 bps	997,375	150,000	1,147,375
Term B Loan	7 years	LIBOR + 300 bps	249,375	(50,000)	199,375
Senior Unsecured Notes	8 years	5.25%	300,000	—	300,000

Total ATK Outstanding Debt			$2,092,701		$1,740,000
Unamortized discount			(1,285)	1,285	—

Net ATK Debt			2,091,416
Orbital Outstanding Debt			$138,750	$(138,750)	$—

Total Pro Forma Debt					$1,740,000

Total Current Debt			$255,166		$143,750
Total Long-Term Debt			$1,975,000		$1,596,250

Total Debt			$2,230,166		$1,740,000

(j)
An adjustment was made for the increase in noncurrent deferred income tax liabilities as a result of the increase in identified intangible assets. The increase was based on an assumed federal tax rate of 35% plus a 2% state tax rate resulting in a net increase of $146.5 million.

(k)
Reflects the elimination of Orbital's accumulated other comprehensive income ("AOCI") resulting from the application of accounting standards for business combinations.

(l)
ATK recorded an adjustment to eliminate Orbital's historical equity, and an adjustment to additional paid-in-capital ("APIC") for the estimated share consideration issued as result of the

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pro Forma Adjustments and Reclassifications (Continued)

  estimated pro forma purchase price of $1,700.0 million. The total adjustments to equity are set forth below:

(dollars in thousands)	Year ended March 31, 2014
Eliminate Orbital's equity	$(831,804)
Eliminate Orbital's AOCI	1,049
Net Value of Orbital	1,700,000
Orbital cash acquired	227,267
Cash transferred to Vista Outdoor	(99,372)
Other	367

$997,507

(m)
Adjustment reflects the elimination of intercompany sales between ATK and Orbital.

(n)
Adjustments to general and administrative expense have been made to eliminate Orbital's historical amortization expense and record the amortization expense based on the fair value and useful lives of identifiable intangible assets described in (g), as well as to eliminate transaction costs related to the transactions and to remove the compensation costs of certain ATK employees who are not expected to be retained by the combined company, as follows:

(dollars in thousands)	Year Ended March 31, 2014	Quarter Ended June 29, 2014
Amortization expense eliminated	$(700)	$(171)
Amortization expense of intangible assets	50,000	12,500
Transaction costs	(1,111)	(4,809)
Compensation costs	(19,038)	(4,760)

Net Adjustment	$29,151	$2,760

(o)
Adjustments to interest expense have been made to eliminate Orbital's historical interest expense and the interest expense related to ATK debt repaid and to record the interest expense on the ATK debt noted in (i) as follows:

(dollars in thousands)	Year Ended March 31, 2014	Quarter Ended June 29, 2014
Orbital interest expense elimination	(4,556)	(1,101)
Reduction in interest expense on lower debt balance(1)	(23,578)	(5,895)

Net Adjustment	$(28,134)	$(6,996)

(1)
If the interest rate on the refinanced variable debt was to change by 12.5 basis points the annual interest expense would change by $1,800.
(p)
We have reflected the effect of the applicable tax provision on the pro forma adjustments presented in the pro forma income statements. The pro forma adjustments pertain primarily to the U.S. tax jurisdiction, where there is a 35% federal income tax rate, plus a 2% state income tax rate.

(q)
The shares have been adjusted to reflect the additional shares issued at a rate of 0.449 shares of ATK stock for every share of Orbital stock outstanding as of the date of the income statement.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        ATK common stock and Orbital common stock are both traded on the NYSE under the symbols ATK and ORB, respectively. The following table presents trading information for ATK and Orbital common shares on April 28, 2014, the last trading day before the public announcement of the execution of the transaction agreement, and [                        ], 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	ATK Common Stock			Orbital Common Stock
Date	High	Low	Close	High	Low	Close
April 28, 2014	$140.63	$137.10	$138.82	$27.36	$26.08	$26.57
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

        As a result of the distribution, we expect the market price of shares of ATK common stock to decline because the market price will no longer include the value of the ATK Sporting business. The value of ATK common stock that Orbital stockholders will receive in the merger will reflect ATK A&D and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does. We cannot predict the amount of this decline, as the market price of shares of ATK common stock may fluctuate based on the perceived values of the common stock of Orbital ATK and Vista Outdoor in anticipation of the distribution and the merger, and it may not be possible to estimate the value of either Orbital ATK common stock or Vista Outdoor common stock in advance of an active trading market for both. Therefore, current and historical market prices of ATK common stock are not reflective of the value that Orbital stockholders will receive in the merger.

Market Prices and Dividend Data

        The following tables set forth the high and low closing prices of ATK's and Orbital's common stock as reported in the consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

  ATK

	High	Low	Dividend Declared
2011
First Quarter	$78.17	$66.90	$0.20
Second Quarter	$76.24	$66.17	$0.20
Third Quarter	$72.53	$51.26	$0.20
Fourth Quarter	$64.76	$52.07	$0.20
2012
First Quarter	$62.95	$49.78	$0.20
Second Quarter	$54.31	$45.21	$0.20
Third Quarter	$53.86	$43.08	$0.20
Fourth Quarter	$63.63	$50.72	$0.26
2013
First Quarter	$72.57	$62.30	$0.26
Second Quarter	$82.44	$69.12	$0.26
Third Quarter	$103.77	$81.92	$0.26
Fourth Quarter	$123.34	$95.16	$0.26
2014
First Quarter	$145.16	$119.30	$0.32
Second Quarter	$158.13	$118.11	$0.32
Third Quarter	$138.68	$123.17	$0.32

  Orbital

	High	Low	Dividend Declared
2011
First Quarter	$19.38	$16.62	$0.00
Second Quarter	$19.33	$16.33	$0.00
Third Quarter	$18.48	$12.19	$0.00
Fourth Quarter	$15.96	$11.80	$0.00
2012
First Quarter	$15.23	$12.96	$0.00
Second Quarter	$13.50	$10.59	$0.00
Third Quarter	$15.12	$12.26	$0.00
Fourth Quarter	$15.18	$11.90	$0.00
2013
First Quarter	$16.89	$13.97	$0.00
Second Quarter	$18.76	$15.71	$0.00
Third Quarter	$21.72	$17.26	$0.00
Fourth Quarter	$24.16	$20.65	$0.00
2014
First Quarter	$29.41	$22.76	$0.00
Second Quarter	$34.16	$24.57	$0.00
Third Quarter	$30.00	$25.57	$0.00

        The market value of the ATK common shares to be issued in exchange for Orbital common shares upon the completion of the merger will not be known at the time of the ATK and Orbital special meetings. The above tables show only historical comparisons. Because the market prices of ATK and Orbital common shares will likely fluctuate prior to the closing of the merger, these comparisons may not provide meaningful information to ATK stockholders in determining whether to approve the issuance of ATK shares to Orbital stockholders in connection with the merger or to Orbital stockholders in determining whether to approve the merger proposal. In addition, as noted above, the price of ATK common stock at the effective time will reflect the combination of Orbital and the ATK A&D business and will not include the value of the ATK Sporting business as the market price of ATK common stock currently does. Therefore, current and historical market prices of ATK common stock are not reflective of the value that Orbital stockholders will receive in the merger. ATK stockholders and Orbital stockholders are encouraged to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [      ].

 DESCRIPTION OF ATK CAPITAL STOCK

        ATK's authorized capital stock consists of 180,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of September 29, 2014, there were 31,931,454 shares of ATK common stock outstanding and no shares of preferred stock outstanding. As of September 29, 2014, there were outstanding awards under ATK's stock plans of stock options to acquire an aggregate of 270,405 shares of ATK common stock, and 307,237 PSUs and 116,211 DSUs in shares of ATK common stock.

        The following description of the terms of the common stock and preferred stock of ATK is not complete and is qualified in its entirety by reference to ATK's Charter and ATK's Bylaws, each of which are filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. To find out where copies of these documents can be obtained, please see "Where You Can Find More Information" beginning on page [      ].

Common Stock

        Subject to the restrictions described below, the holders of ATK's common stock are entitled to receive dividends from funds legally available when, as and if declared by ATK's board, and are entitled upon ATK's liquidation, dissolution or winding up to receive pro rata ATK's net assets after satisfaction in full of the prior rights of ATK's creditors and holders of any preferred stock.

        Except as otherwise provided by law or stated below, the holders of ATK's common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into ATK's stock or any conversion rights with respect to any of ATK's securities. ATK's common stock is not subject to redemption. All of ATK's issued and outstanding common stock is fully paid and non-assessable.

        ATK's common stock is listed on the NYSE under the symbol "ATK". The transfer agent and registrar for ATK's common stock is Computershare, Inc. Following the transaction, the combined company's common stock will be listed on the NYSE under the symbol "OA".

Preferred Stock

        ATK's Charter authorizes its board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including the following:

  •
  the designation of the series;

  •
  the rate and time of, and conditions and preferences with respect to, dividends, and whether the dividends will be cumulative;

  •
  the voting rights, if any, of shares of the series;

  •
  the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund will be established for the series;

  •
  the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of ATK's affairs; and

  •
  the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

        As of September 29, 2014, there were no shares of preferred stock outstanding.

 Depositary Shares

        ATK may, at its option, elect to offer fractional shares of preferred stock, or "depositary shares," rather than full shares of preferred stock. In such event, ATK will issue receipts for depositary shares, and each receipt will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement to be entered into between ATK and the depositary named in the applicable prospectus. The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be described in the applicable prospectus and the provisions of the deposit agreement, which will be filed with the SEC.

Limitations on Liability and Indemnification of Officers and Directors

        ATK's Charter provides that to the fullest extent permitted by Delaware law, none of ATK's directors will be personally liable to ATK or to ATK's stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates ATK's rights and the rights of ATK's stockholders to recover monetary damages against a director for breach of fiduciary duty as a director. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director's duty of loyalty to ATK or to ATK's stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit.

Purposes and Effects of Certain Provisions of ATK's Charter

General

        ATK's Charter contains provisions that could make more difficult the acquisition of control of ATK by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions.

Preferred Stock

        ATK believes that the opportunity to issue preferred stock pursuant to its certificate of incorporation will provide ATK with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance allows ATK to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by ATK stockholders, unless action is required by applicable law or the rules of any stock exchange on which ATK securities may be listed. ATK's board has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock could have the effect of impeding a business combination by including class voting rights that would enable the holders to block a proposed transaction. ATK's board will make any determination to issue shares of preferred stock based on its judgment as to ATK and its stockholders' best interests. The issuance of preferred stock could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

 Fair Price Provision

        Article TENTH of ATK's Charter requires the approval of a majority of ATK's outstanding shares of voting stock, excluding voting stock held by any "interested stockholder," defined generally as the beneficial owner of more than 10% of ATK's voting stock, in addition to any class vote required by law or otherwise, as a condition of effecting "specified business combinations." "Specified business combinations" are defined as transactions with or for the benefit of an interested stockholder, except in cases in which either specified price criteria and procedural standards are satisfied or the transaction is approved by a majority of ATK's directors who are not affiliated with the interested stockholder and each of whom either was one of ATK's directors prior to the time the interested stockholder became an interested stockholder or was recommended or elected by a majority of these directors. The price criteria under Article TENTH relate to the minimum value to be paid to the holders of ATK's common stock and the procedural standards relate to:

  •
  preservation of the dividend rate on ATK's common stock;

  •
  limitations on an interested stockholder's acquisition of additional shares of ATK's capital stock and the receipt by an interested stockholder from ATK of loans, financial assistance or tax advantages;

  •
  prominent disclosure to ATK's stockholders in a proxy statement or information statement in connection with a proposed business combination; and

  •
  limitations on major changes in ATK's business or equity capital structure.

Section 203 of the DGCL

        ATK is subject to Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

  •
  prior to that time, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

  •
  at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote, and not by written consent, of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation's voting stock.

Transfer Agent and Registrar

        The transfer agent and registrar for ATK's common stock is Computershare, Inc.

COMPARISON OF RIGHTS OF ATK STOCKHOLDERS AND ORBITAL STOCKHOLDERS

        ATK and Orbital are both Delaware corporations subject to the provisions of the DGCL. Orbital stockholders' rights are currently governed by Orbital's Charter and Orbital's Bylaws. If the merger is completed, the rights of Orbital stockholders who become stockholders of ATK will continue to be governed by the DGCL, but also will be governed by ATK's Charter and ATK's Bylaws. The following description summarizes the material differences that may affect the rights of ATK stockholders and Orbital stockholders under the applicable charter and bylaws but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The summary of ATK's Charter and ATK's Bylaws below gives effect to changes thereto resulting from governance provisions set forth in the transaction agreement that will be in effect at the effective time. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the ATK Charter and ATK Bylaws and of the Orbital Charter and Orbital Bylaws. Copies of the documents referred to in this summary may be obtained as described under "Where You Can Find More Information" beginning on page [      ].

	ATK	Orbital
Outstanding Capital Stock	ATK has one class of common stock outstanding, par value $0.01 per share. Holders of ATK common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and ATK's Charter and ATK's Bylaws (each as amended and restated and in effect on the date hereof).	Orbital has one class of common stock outstanding, par value $0.01 per share. Holders of Orbital common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and Orbital's Charter and Orbital's Bylaws (each as amended and restated and in effect on the date hereof).
Authorized Capital

The aggregate number of shares that ATK has the authority to issue is 185,000,000, of which 5,000,000 shares (with a par value of $1.00) is to be preferred stock and 180,000,000 shares (with a par value of $0.01) is to be common stock.

The aggregate number of shares that Orbital has the authority to issue is 210,000,000, of which 10,000,000 shares (with a par value of $0.01) is to be preferred stock and 200,000,000 shares (with a par value of $0.01) is to be common stock.

	No series of preferred stock is currently designated by the ATK board of directors.	No series of preferred stock is currently designated by the Orbital board of directors.
	As of the date of this joint proxy statement/prospectus, ATK does not have outstanding any shares of preferred stock.	As of the date of this joint proxy statement/prospectus, Orbital does not have outstanding any shares of preferred stock.
Voting Rights	Each holder of ATK common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of stockholders.	Each holder of Orbital common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of stockholders.
Stock Transfer Restrictions	None.	None.

	ATK	Orbital
Dividends

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of ATK common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as ATK's board from time to time may determine.

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Orbital common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as Orbital's board from time to time may determine.

Number of Directors

ATK's Charter provides that the number of directors will be determined from time to time by resolutions adopted by the affirmative vote of a majority of the entire board of directors, but shall not be less than three.

Orbital's Charter provides that the number of directors will be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the directors then in office, but shall not be less than three nor more than 15.

ATK's Charter provides that each director shall hold office until the next annual meeting of ATK stockholders.

Orbital's Charter provides that the board of directors shall be divided into three groups. Each group shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

	There are currently eight directors serving on ATK's board.	There are currently 11 directors serving on Orbital's board.

At the effective time, the combined company board will consist of 16 members, to initially be composed of nine Orbital designees (including the Chief Executive Officer of the combined company) and seven ATK designees, and the parties have agreed to nominate these designees for election to the combined company board at the first annual stockholders' meeting of the combined company following the closing of the merger.

	ATK	Orbital

The parties have also agreed that until at least the 2016 annual meeting of the combined company stockholders, the combined company board will include seven ATK directors (which means an original ATK designee or another individual approved by a majority of the other ATK designees), eight Orbital directors (which means an original Orbital designee or another individual approved by a majority of the other Orbital designees) and the Chief Executive Officer of the combined company.

Until the 2016 annual meeting of the combined company stockholders, a change in the size of the Board requires the affirmative vote of at least two-thirds of the combined company board.
Election of Directors

ATK's Charter and Bylaws provide that directors are elected by a plurality of the votes cast at the ATK annual meeting and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

If directors are to be elected by consent in writing of the stockholders without a meeting, those persons receiving the consent in writing of the largest number of shares in the aggregate and constituting not less than a majority of the total outstanding shares entitled to give consent in writing thereon. Cumulative voting for the election of directors is not authorized by ATK's Charter.

Orbital's Bylaws provide that directors are elected by the vote of a majority of the votes cast with respect to that director's election; provided, however, that if, as of the tenth day preceding the date Orbital first mails its notice of meeting for such meeting to Orbital stockholders, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. Each director shall hold office until the annual meeting of stockholders at which his term of office expires and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Cumulative voting for the election of directors is not authorized by Orbital's Charter.

	ATK	Orbital
Removal of Directors	Pursuant to the DGCL, stockholders may effect removal of a director, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors.

Orbital's Bylaws provide that any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the shares of capital stock of the Orbital entitled to vote at an election of directors, voting together as a single class.

Vacancies on the Board of Directors	ATK's Bylaws provide that any vacancy on the board of directors, however created, may be filled by a majority of the directors then in office, though less than a quorum.

Orbital's Bylaws provide that any vacancy on the board of directors, however created, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Each director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and qualified, unless sooner displaced.

Each director so chosen shall hold office until the next election of directors of the class to which such director was appointed, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

With respect to the combined company board, in the event that an ATK designee is unable or unwilling to hold the position of director of the combined company board at the effective time, ATK shall designate a replacement, and in the event that an Orbital designee is unable or unwilling to hold the position of director of the combined company board at the effective time, Orbital shall designate a replacement; provided that at all times the combined company board shall be comprised of at least a majority of independent directors as required by the listing standards of the NYSE.

In the event that one or more directors intends to resign from the board, a majority of the directors then in office (including those who have indicated they intend to resign) shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

	ATK	Orbital
Action by Written Consent

ATK's stockholders may take action by written consent. ATK's Bylaws provide that ATK may appoint one or more inspectors of written consents to determine the validity of any action purportedly taken by written consent of the stockholders in accordance with such policies and procedures as the board of directors may establish from time to time.

Orbital's Charter provides that any action required or permitted to be taken by the stockholders of Orbital must be effected at a duly called annual or special meeting and may not be effected by consent in writing by such stockholders.

Advance Notice Requirements for Stockholder Nominations and Other Proposals

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of ATK at ATK's principal executive office.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of Orbital at Orbital's principal executive office.

To be timely, a stockholder's notice to the Corporate Secretary must be delivered to or mailed and received at the principal executive offices of ATK not less than 60 nor more than 90 calendar days prior to the date on which ATK first mailed or otherwise delivered its proxy materials for the prior year's annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 calendar days before or after the anniversary of the prior year's annual meeting, notice by the stockholder in order to be timely must be so received not later than the later of (i) the latest date specified in the preceding sentence or (ii) the close of business on the tenth calendar day following the day on which public disclosure of the date of the annual meeting was made.

To be timely, a stockholder's notice must be delivered to or mailed and received by the Corporate Secretary at the principal executive offices of Orbital, not later than 90 calendar days nor earlier than 120 calendar days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received by the Corporate Secretary (i) not earlier than 120 calendar days prior to such annual meeting and (ii) not later than the later of 90 calendar days prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by Orbital.

ATK	Orbital

For stockholders to bring business before an annual meeting, the notice must include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of ATK which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors of Orbital at an annual meeting is increased and there is no public announcement by Orbital naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by Orbital's Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed and received by the Corporate Secretary of Orbital at the principal executive offices of Orbital not later than the close of business on the 10th day following the day on which such public announcement is first made by Orbital.

ATK	Orbital

For stockholders to bring business before an annual meeting, whether relating to a director nomination or other business, the notice must include: (i) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class, series and number of shares of capital stock of Orbital that are beneficially owned by such stockholder or beneficial owner; (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder's notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of Orbital; and (vi) certain other required disclosures as set forth in the Orbital Bylaws.

	ATK	Orbital
Amendments to the Certificate of Incorporation

Under Section 242 of the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

Under Section 242 of the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

	ATK's Charter may be amended in accordance with the DGCL.	Except as set forth below, Orbital's Charter may be amended in accordance with the DGCL.

Orbital's Charter requires the approval of the affirmative vote of the holders of not less than sixty-six and two thirds percent (66 2/3%) of the shares of the capital stock entitled to vote for the election of directors, voting together as a single class, to amend or to adopt any provision inconsistent with Paragraph 9, Paragraph 10, Paragraph 11, Paragraph 12 (except for 12.F.) or Paragraph 13 of Orbital's Charter.

Amendments to Bylaws

ATK's Charter confers upon the ATK board the power to make, alter, change, add to or remove the ATK Bylaws. ATK's Bylaws provide that such bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the board of directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting of stockholders or board of directors, as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire board of directors then in office.

Orbital's Charter confers upon the Orbital board the power to make, adopt, alter, amend and repeal the Orbital Bylaws. Orbital's Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the stockholders at an annual or any special meeting of the stockholders or by the board of directors.

	ATK	Orbital
Special Meeting of Stockholders

ATK's Bylaws provide that, unless otherwise provided by law, a special meeting of stockholders, for any purpose or purposes, may be called at any time only by the ATK board or by the chairman of the ATK board or the president with the concurrence of a majority of the board of directors. Such request shall state the purpose or purposes of the proposed meeting.

Orbital's Charter provides that special meetings of Orbital's stockholders shall be called at the request of the holders of not less than 10% of the capital stock of Orbital entitled to vote for the election of directors, voting together as a class. Orbital's Bylaws provide that special meetings of stockholders may be called by the Orbital board, the chairman, the chief executive officer or the president.

Orbital's Bylaws provide that only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to Orbital's notice of meeting (except to the extent such notice is waived or not required by the DGCL or Orbital's Bylaws).

Nominations for election of directors may be made at a special meeting at which directors are to be elected (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of who is entitled to vote at the meeting and who complies with the procedures set forth in the bylaws and who is a stockholder of record at the time notice is delivered to the Corporate Secretary.

Quorum

Stockholders present in person or represented by proxy holding of record a majority of the issued and outstanding shares of capital stock entitled to vote at the meeting constitutes a quorum at any ATK stockholders' meeting.

The holders of a majority of the shares entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum at any Orbital stockholders' meeting.

	ATK	Orbital
Limitation of Personal Liability of Directors

ATK's Charter provides that a director of ATK shall not be personally liable for monetary damages for breach of a fiduciary duty except for liability:

(a)    for any breach of the director's duty of loyalty to ATK or its stockholders;

(b)    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)    under Section 174 of the DGCL (which addresses unlawful payments of dividends, certain stock purchases or redemptions); or

(d)    for any transaction from which the director derived an improper personal benefit.

Orbital's Charter provides that no director is personally liable to Orbital or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exculpation from liability is not permitted under the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for: (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

	ATK	Orbital
Indemnification of Directors and Officers

Subject to certain requirements, ATK's Bylaws require ATK to indemnify any person of ATK who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ATK) by reason of the fact that the person is or was a director, officer, employee, or agent of ATK, or is or was serving at the request of ATK as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Orbital's Charter generally requires Orbital to indemnify each director and officer to the fullest extent permitted by the DGCL.

Subject to certain requirements, Orbital's Charter requires Orbital to indemnify any person of Orbital who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of Orbital or while a director or officer is or was serving at the request of Orbital as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, provided, however, that the foregoing shall not require Orbital to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

ATK	Orbital

ATK's Bylaws provide that ATK shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses, including attorneys' fees, judgments, fines, excise taxes assessed with respect to an employee benefit plan and settlements, actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with ATK or that such person is or was serving at the request of ATK as a director, officer, employee or agent of another enterprise if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of ATK and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

	ATK	Orbital
State Anti-Takeover Statutes

Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Orbital is governed by Section 203 of the DGCL.
ATK is governed by Section 203 of the DGCL.

	ATK	Orbital
Appraisal Rights

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some mergers, to demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (A) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, (B) cash in lieu of fractional shares or fractional depositary receipts described above or (C) any combination of the foregoing.

Orbital is governed by Section 262 of the DGCL.
ATK is governed by Section 262 of the DGCL.

	ATK	Orbital
Mergers, Consolidations or Certain Dispositions

Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. ATK's Charter requires the approval of a majority of ATK's outstanding shares of voting stock, excluding voting stock held by any "interested stockholder," defined generally as the beneficial owner of more than 10% of ATK's voting stock, in addition to any class vote required by law or otherwise, as a condition of effecting "specified business combinations". Aside from the foregoing, ATK's Charter does not provide for any additional requirements that would necessitate a vote of stockholders.

Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. Orbital's Charter requires the approval of two-thirds of Orbital's outstanding shares in addition to any class vote required by law as a condition of effecting certain transactions, including the sale of assets worth more than 5% of Orbital's total assets or a merger, with related persons or their affiliates or associates. A "related person" is generally defined as any person that together with its affiliates and associates owns in the aggregate 5% or more of the outstanding shares of the corporation. Such higher stockholder vote is not required if certain conditions specified within Orbital's Charter are met.

NO APPRAISAL RIGHTS

        Appraisal rights are statutory rights that, if applicable under law, enable stockholders in certain extraordinary transactions such as a merger to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

        Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (A) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, (B) cash in lieu of fractional shares or fractional depositary receipts described above or (C) any combination of the foregoing. Therefore, because Orbital's common stock is listed on the NYSE, and holders of Orbital common stock will receive in the merger only shares of ATK common stock, which will be publicly listed on the NYSE, and cash in lieu of fractional shares, holders of Orbital common stock will not be entitled to appraisal rights in the merger with respect to their shares of Orbital common stock.

        Under the DGCL, the holders of ATK common stock are not entitled to appraisal rights in connection with the transactions.

LEGAL MATTERS

        The validity of the shares of ATK common stock to be issued in the merger will be passed upon by Cravath, Swaine & Moore LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for ATK by Cravath, Swaine & Moore LLP and for Orbital by Hogan Lovells US LLP.

EXPERTS

ATK

        The consolidated financial statements incorporated herein by reference from ATK's Annual Report on Form 10-K for the year ended March 31, 2014, and the effectiveness of ATK's internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Bushnell Group Holdings, Inc. and subsidiaries incorporated herein by reference from ATK's Current Report on Form 8-K dated August 13, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

Orbital

        The financial statements of Orbital Sciences Corporation and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Orbital Sciences Corporation for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 STOCKHOLDER PROPOSALS

ATK

        If an ATK stockholder would like to recommend a person for consideration as a nominee for election as a director at ATK's 2015 annual meeting or present a proposal at the ATK's 2015 annual meeting, such stockholder must comply with the advance notice provisions of ATK's Bylaws. These provisions require that ATK receives your nomination or proposal, as applicable, at its executive offices no earlier than March 15, 2015, and no later than April 14, 2015. If an ATK stockholder would like to submit a proposal to be included in the ATK proxy statement for ATK's 2015 meeting, such stockholder must ensure ATK receives such proposal at its executive offices by February 13, 2015.

        Additional information regarding the procedures for ATK stockholders to submit a nomination or proposal is located in ATK's proxy statement on Schedule 14A filed June 13, 2014, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ].

Orbital

        If the merger is completed on the expected timetable, Orbital will not hold a 2015 annual meeting of its stockholders. If, however the merger is not completed and the Orbital 2015 annual meeting is held, stockholder proposals intended to be presented at the meeting must be received by Orbital at the principal executive offices of Orbital no later than November 11, 2014 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder who wishes to make a proposal at the Orbital annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the bylaws of Orbital. Pursuant to the current bylaws of Orbital, that notice must be submitted in writing and delivered to the secretary of Orbital between December 24, 2014 and January 22, 2015.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the ATK board nor the Orbital board knows of any matters that will be presented for consideration at either the ATK special meeting or the Orbital special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact ATK or Orbital at their respective address identified below. ATK or Orbital, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Alliant Techsystems Inc., 1300 Wilson Boulevard, Suite 400, Arlington, VA 22209, attention of Corporate Secretary (703) 412-5960 or Orbital Sciences Corporation, 45101 Warp Drive, Dulles, VA 20166, attention of Corporate Secretary (703) 406-5000.

WHERE YOU CAN FIND MORE INFORMATION

        ATK and Orbital file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including ATK and Orbital, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult ATK's or Orbital's website for more information concerning the transaction described in this joint proxy statement/prospectus. ATK's website is www.atk.com. Orbital's website is www.orbital.com. The information contained on the websites of ATK, Orbital and the SEC (except for the filings described below) is expressly not incorporated by reference into this joint proxy statement/prospectus.

        ATK has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of ATK common stock to be issued to Orbital stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ATK common stock. The rules and regulations of the SEC allow ATK and Orbital to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows ATK and Orbital to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that ATK has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about ATK, its financial condition and other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

  •
  Proxy Statement on Schedule 14A filed June 13, 2014.

  •
  Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014.

  •
  Current Reports on Form 8-K, dated April 28, 2014 (two filings), June 2, 2014, June 25, 2014, June 30, 2014, July 11, 2014, July 30, 2014, July 31, 2014, August 13, 2014 (two filings), August 20, 2014 and September 11, 2014 (other than the portions of those documents not deemed to be filed).

        In addition, ATK incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the ATK special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document supersedes the former.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from ATK by requesting them in writing or by telephone at the following address:

  Alliant Techsystems Inc.
  1300 Wilson Boulevard, Suite 400
  Arlington, VA 22209
  Attention: Corporate Secretary
  Telephone: (703) 412-5960

        These documents are available from ATK without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that Orbital has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Orbital, its financial condition and other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

  •
  Proxy Statement on Schedule 14A filed March 11, 2014.

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014.

  •
  Current Reports on Form 8-K, dated March 20, 2014, April 22, 2014, April 28, 2014 (two filings) and June 20, 2014 (other than the portions of those documents not deemed to be filed).

        In addition, Orbital incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the Orbital special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document supersedes the former.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from Orbital by requesting them in writing or by telephone at the following address:

  Orbital Sciences Corporation
  45101 Warp Drive
  Dulles, VA 20166
  Attention: Corporate Secretary
  Telephone: (703) 406-5000

        These documents are available from Orbital without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        If you are a stockholder of ATK or a stockholder of Orbital and would like to request documents, please do so by [                        ], 2014 to receive them before the ATK special meeting and the Orbital special meeting. If you request any documents from ATK or Orbital, ATK or Orbital, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after ATK or Orbital receives your request.

        This joint proxy statement/prospectus is a prospectus of ATK and is a joint proxy statement of ATK and Orbital for the ATK special meeting and the Orbital special meeting. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither ATK nor Orbital has authorized anyone to give any information or make any representation about the merger or ATK or Orbital that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that ATK or Orbital has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies. Neither our mailing of this joint proxy statement/prospectus to ATK stockholders or Orbital stockholders, nor the issuance by ATK of shares of common stock pursuant to the merger, will create any implication to the contrary.

Annex A

TRANSACTION AGREEMENT

Dated as of the 28th day of April, 2014,

Among

ALLIANT TECHSYSTEMS INC.,

VISTA SPINCO INC.,

VISTA MERGER SUB INC.

and

ORBITAL SCIENCES CORPORATION

Annex I	Glossary of Defined Terms
Exhibit A	Form of Amended and Restated Certificate of Incorporation of Orbital
Exhibit B	Form of Amended Bylaws of Orbital
Exhibit C	Governance Matters
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Supply Agreement Term Sheet

        THIS TRANSACTION AGREEMENT, dated this 28th day of April, 2014 (this "Agreement"), is among Alliant Techsystems Inc., a Delaware corporation ("ATK"), Vista SpinCo Inc., a Delaware corporation ("Sporting") and currently a wholly owned Subsidiary of ATK, Vista Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of ATK ("Merger Sub"), and Orbital Sciences Corporation, a Delaware corporation ("Orbital").

        WHEREAS ATK, through certain of its Subsidiaries, is engaged in the Sporting Business;

        WHEREAS at the Sporting Transfer Time, on the terms and subject to the conditions set forth in this Agreement, ATK will, and will cause its applicable Subsidiaries to, consummate the Sporting Transfers;

        WHEREAS following the Sporting Transfers, on the terms and subject to the conditions set forth in this Agreement, ATK will distribute all the issued and outstanding shares of common stock, par value $0.01 per share, of Sporting (the "Sporting Common Stock") on a pro rata basis to Eligible Holders (the "Distribution");

        WHEREAS following the Distribution, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into Orbital (the "Merger"), with Orbital surviving the Merger and becoming a wholly owned subsidiary of ATK;

        WHEREAS the parties hereto intend for each of the Sporting Transfers, the Distribution and the Merger to qualify for its respective Intended Tax Treatment and this Agreement to constitute a plan of reorganization described in Sections 354 and 361 of the Code; and

        WHEREAS the parties intend to create a contract under seal.

        NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

The Sporting Transfers

        SECTION 1.01.    The Sporting Transfers.     On the terms and subject to the conditions set forth in this Agreement, at a time on or prior to the Distribution Date (the "Sporting Transfer Time"), ATK shall cause the following transactions to occur (collectively, the "Sporting Transfers"):

          (a)   ATK shall, and shall cause each of its applicable Subsidiaries to, consummate the restructuring transactions set forth in Section 1.01(a) of the ATK Disclosure Letter in accordance with the terms thereof.

          (b)   ATK shall, and shall cause each ATK Subsidiary to, contribute, assign or otherwise transfer to Sporting the assets, properties, claims, rights and Liabilities held by ATK or such ATK Subsidiary, if any, that constitute Sporting Assets or Sporting Liabilities such that upon the consummation of such contributions, assignments and transfers and at the time of the Distribution (x) Sporting shall own and assume all the assets, properties, claims, rights and Liabilities of ATK and the ATK Subsidiaries constituting Sporting Assets or Sporting Liabilities and (y) neither Sporting nor any Sporting Subsidiary shall own any Excluded Assets or be liable for or have any responsibility with respect to any Excluded Liabilities. For the avoidance of doubt, this Section 1.01(b), together with the definitions of Sporting Assets, Excluded Assets, Sporting Liabilities and Excluded Liabilities set forth in Sections 1.02 and 1.03, shall only apply with respect to the assets, properties, claims, rights and Liabilities of ATK and the ATK Subsidiaries. The assets, properties, claims, rights and Liabilities of Sporting and the Sporting Subsidiaries shall remain with Sporting and the Sporting Subsidiaries following consummation of the Sporting Transfers and the Distribution by operation of Law without any further action by the parties hereto or any other Person.

          (c)   In consideration of the transactions contemplated by clauses (a) and (b) above, Sporting shall issue to ATK a number of shares of Sporting Common Stock to be determined by ATK and Sporting prior to the Sporting Transfer Time.

          (d)   Sporting shall declare, and set a record date for (which record date shall be prior to the time of the Distribution), a cash dividend in the amount of the Sporting Dividend Amount to be paid to ATK, as the sole holder of Sporting Common Stock at the record date. Such dividend shall be paid in accordance with Section 2.04.

        SECTION 1.02.    Sporting Assets; Excluded Assets.     (a) For purposes of this Agreement, "Sporting Assets" means the following assets, properties, claims and rights of ATK or any ATK Subsidiary, in each case other than the Excluded Assets and subject to Section 1.04:

            (i)  the owned real property and interests in owned real property set forth in Section 1.02(a)(i) of the ATK Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the "Sporting Owned Real Property");

           (ii)  the leasehold interests in real property set forth in Section 1.02(a)(ii) of the ATK Disclosure Letter, in each case together with all buildings, structures, improvements and fixtures thereon (the "Sporting Leased Real Property" and together with the Sporting Owned Real Property, the "Sporting Real Property");

          (iii)  all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, fixtures, tools, equipment, vehicles, raw materials, works-in-process, supplies, parts, finished goods and products and other inventories (including any goods, products or other inventories held at any location controlled by ATK or any of its Affiliates or held by a customer on consignment for ATK or any of its Affiliates, any goods, products or other inventories purchased by ATK or any of its Affiliates that are in transit and any goods, products or other inventories sold to a customer that are in transit to be returned to ATK or any of its Affiliates), in each case that are used or held for use primarily in the operation or conduct of the Sporting Business or that are produced for use or sale by the Sporting Business;

          (iv)  all Intellectual Property Rights used or held for use primarily in the operation or conduct of the Sporting Business, including the Intellectual Property Rights set forth in Section 1.02(a)(iv) of the ATK Disclosure Letter (the "Sporting Intellectual Property Rights"), including tangible embodiments thereof and causes of action for infringement thereof;

           (v)  to the extent transferable and assumable, all issued or granted Governmental Approvals of ATK or any ATK Subsidiary and all pending applications therefor, in each case that are used or held for use primarily in the operation or conduct of the Sporting Business (the "Assigned Governmental Approvals");

          (vi)  subject to Section 1.06, all Contracts that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Sporting Business, but including, in all events, the Contracts set forth in Section 1.02(a)(vi) of the ATK Disclosure Letter (the "Assigned Contracts");

         (vii)  all accounts and notes receivable in respect of goods or services sold or provided by the Sporting Business;

        (viii)  all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of the Sporting Business;

          (ix)  all rights, claims, causes of action and credits to the extent relating to any Sporting Asset, any Sporting Liability or any asset, property or Liability of Sporting and the Sporting Subsidiaries, including any such item arising under any Guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of ATK or any ATK Subsidiary in respect of any Sporting Asset, any Sporting Liability or any asset, property or Liability of Sporting and the Sporting Subsidiaries and including all rights, claims, causes of action and credits, as well as any amounts recovered in connection therewith, under or arising from the Contracts set forth in Section 1.02(a)(ix) of the ATK Disclosure Letter;

           (x)  (A) all Records solely relating to the Sporting Business and (B) copies of the portions of all Records that relate to, but do not solely relate to, the Sporting Business;

          (xi)  all goodwill generated by or associated with the Sporting Business or the Sporting Assets;

         (xii)  the Sporting Plan Assets;

        (xiii)  all cash and cash equivalents held by ATK or any of its Subsidiaries, other than the Retained Cash Amount and other than, for the avoidance of doubt, the Sporting Dividend Amount;

        (xiv)  any cash, cash equivalents or other assets received or otherwise recovered by ATK or any of its Subsidiaries at any time (whether prior to, on or following the Sporting Transfer Time) from the U.S. government related to the pension segment closing at ATK's Radford army ammunition plant; and

         (xv)  without duplication or expansion of any of the categories of assets, property, claims or rights set forth in items (i) through (xiv) above, other assets, properties, claims and rights of ATK or any ATK Subsidiary used or held for use solely or primarily in, or that arise solely or primarily out of, the operation or conduct of the Sporting Business.

          (b)   For purposes of this Agreement, "Excluded Assets" means all assets, properties, claims and rights of ATK or any ATK Subsidiary that are not the Sporting Assets, including the following:

              (i)  all tangible personal property and interests of a corporate overhead, administrative, technology or other similar nature that are primarily used by ATK or any ATK Subsidiary in the performance of its obligations under, or to which Sporting is to be provided the benefit of pursuant to the terms of, the Transition Services Agreement;

             (ii)  all shares of capital stock of, or other equity interests in, any Affiliate of ATK or any other Person, other than Sporting and the Sporting Subsidiaries;

            (iii)  all Intellectual Property Rights, whether or not used or held for use in the Sporting Business, other than the Sporting Intellectual Property Rights but including the Retained Names;

            (iv)  all Governmental Approvals other than the Assigned Governmental Approvals;

             (v)  all Contracts to which ATK or any ATK Subsidiary is a party that are not Assigned Contracts;

            (vi)  (A) all Records relating to the ATK Business and (B) copies of all Tax Records relating to the Sporting Business;

           (vii)  all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or any Excluded Liability, including any such item arising under any Guarantee, warranty, indemnity or similar right in favor of ATK or any ATK Subsidiary in respect of any Excluded Asset or any Excluded Liability;

          (viii)  all Tax assets, which are governed exclusively by the Tax Matters Agreement;

            (ix)  all assets of, or with respect to, the Employee Benefit Plans of ATK or any of its Affiliates, other than the Sporting Plan Assets;

             (x)  all rights of ATK or any ATK Subsidiary under this Agreement or any other Transaction Document;

            (xi)  cash and cash equivalents in an amount equal to the Retained Cash Amount, it being understood that (1) for purposes of determining the amount of cash and cash equivalents to be retained by ATK and the ATK Subsidiaries on the Closing Date, the Retained Cash Amount shall be calculated on the basis of the Estimated Adjusted Cash Flow Amount, with any adjustment to the Retained Cash Amount based on the final Adjusted Cash Flow Amount (as determined in accordance with Section 8.28) being paid by Sporting or ATK, as applicable, in accordance with Section 8.28, and (2) if the Retained Cash Amount as calculated on the Closing Date is a negative number, the absolute value of such amount shall be deducted from the Sporting Dividend Amount;

           (xii)  the ATK Insurance Policies, other than the insurance policy set forth in Section 1.02(b)(xii) of the ATK Disclosure Letter;

          (xiii)  all goodwill generated by or associated with the ATK Business; and

          (xiv)  all accounts and notes receivable in respect of goods or services sold or provided by the ATK Business.

        SECTION 1.03.    Sporting Liabilities; Excluded Liabilities.     (a) For purposes of this Agreement, "Sporting Liabilities" means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, "Liabilities"), of ATK or any ATK Subsidiary, in each case to the extent arising out of or relating to the Sporting Business or the Sporting Assets or the ownership or operation by ATK or any ATK Subsidiary of any Sporting Asset or the conduct of the Sporting Business prior to, on or after the Distribution Date, other than the Excluded Liabilities, but including the following:

            (i)  all accounts and notes payable of ATK and the ATK Subsidiaries to the extent arising out of or relating to the Sporting Business or the Sporting Assets;

           (ii)  all Liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, at any time to the extent arising out of or relating to the ownership, operation or conduct of the Sporting Business or the ownership or operation of the Sporting Assets by ATK or any ATK Subsidiary;

          (iii)  (A) all Liabilities to the extent arising out of or relating to any ATK Benefit Plan and all employment and employee benefit-related Liabilities to the extent arising out of or relating to the operation or conduct of the Sporting Business or to the employment or termination of employment of a Continuing Sporting Employee or Sporting Former Employee, in each case, that are contemplated to be assumed by Sporting and the Sporting Subsidiaries pursuant to Section 8.07, and (B) all Liabilities to the extent arising out of or relating to any Sporting Benefit Plan;

          (iv)  all Liabilities that are expressly contemplated to be assumed by Sporting or any Sporting Subsidiary pursuant to this Agreement or the other Transaction Documents, including all Taxes to the extent responsibility therefor is assigned to Sporting or any Sporting Subsidiary under the Tax Matters Agreement;

           (v)  all Liabilities in respect of the New Sporting Debt Financing (including all fees and expenses incurred in connection with the arrangement of the New Sporting Debt Financing and any obligations under the Sporting Commitment Letter after the funding of the New Sporting Debt Financing);

          (vi)  all Liabilities whether arising prior to, on or after the Distribution Date under or relating to, directly or indirectly, the Assigned Contracts (in the case of Liabilities arising prior to or on the Distribution Date, to the extent arising out of or relating to the Sporting Business or the Sporting Assets);

         (vii)  all Liabilities arising prior to, on or after the Distribution Date under or relating to the Assigned Governmental Approvals (in the case of Liabilities arising prior to or on the Distribution Date, to the extent arising out of or relating to the Sporting Business or the Sporting Assets) or any Governmental Approvals obtained by Sporting or any Sporting Subsidiary to operate the Sporting Business from and after the Distribution Date;

        (viii)  all Liabilities to the extent arising out of the ownership or operation of the Former Sporting Business, the Sporting Business, any Former Sporting Property or any Sporting Asset that arise under or pursuant to Environmental Laws or with respect to the Release of or exposure to any Hazardous Materials, whether arising from operations or events occurring or conditions existing prior to, on or after the Distribution Date;

          (ix)  all Liabilities for unpaid fees and expenses incurred by ATK or any of its Subsidiaries in connection with the Transactions, including fees incurred by ATK or any of its Subsidiaries relating to the New ATK Debt Financing, the Tender Offer and Consent Solicitation for the 2020 Notes and the settlement of the 2024 Notes (but excluding any payments made pursuant to retention agreements entered into in accordance with Section 7.02(g) of the ATK Disclosure Letter); and

           (x)  all Liabilities to the extent arising out of ATK or any ATK Subsidiary at any time being the owner, lessee, lessor of, or the operator of the activities conducted at, the Sporting Real Property.

          (b)   For purposes of this Agreement, "Excluded Liabilities" means the following Liabilities of ATK or any ATK Subsidiary:

              (i)  all Liabilities to the extent arising out of or relating to Excluded Assets;

             (ii)  except with respect to Existing Sporting Guarantees (which shall be governed by Section 8.17), Indebtedness of ATK and the ATK Subsidiaries;

            (iii)  (A) all employment and employee benefit-related Liabilities to the extent arising out of or relating to the operation or conduct of the Sporting Business that are contemplated to be retained by ATK or any ATK Subsidiary pursuant to Section 8.07, (B) all Liabilities to the extent arising out of or relating to any ATK Benefit Plan (unless contemplated to be assumed by Sporting and the Sporting Subsidiaries pursuant to Section 8.07) and (C) all employment and employee benefit-related Liabilities to the extent arising out of or relating to the operation or conduct of the ATK Business (unless contemplated to be assumed by Sporting and the Sporting Subsidiaries pursuant to Section 8.07);

            (iv)  all Liabilities that are expressly contemplated to be retained by ATK or any ATK Subsidiary pursuant to this Agreement or the other Transaction Documents, including all Taxes to the extent responsibility therefor is assigned to ATK or any ATK Subsidiary under the Tax Matters Agreement;

             (v)  all Liabilities related to the existence and performance of any foreign offset obligations that are either (x) set forth in Section 1.03(b)(v) of the ATK Disclosure Letter or (y) incurred or otherwise agreed to by ATK or any of its Subsidiaries following the date of this Agreement in accordance with Section 7.02(u) of this Agreement and that remain in effect as of the Distribution Date; and

            (vi)  all Liabilities to the extent arising from the conduct of the ATK Business.

        SECTION 1.04.    Consents.     Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, neither this Agreement nor any other Transaction Document shall constitute an agreement to contribute, assign or transfer any asset, property, claim or right, in each case the contribution, assignment or transfer of which is otherwise contemplated hereby, if such a contribution, assignment or transfer or attempt to make such a contribution, assignment or transfer without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party (such assets being collectively referred to herein as "Restricted Assets"), and any contribution, transfer or assignment of any interest under any such Restricted Asset shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained prior to the Sporting Transfer Time, (i) ATK, on the one hand, and Sporting, on the other, shall cooperate with one another in attempting to obtain any such consent or approval following the Sporting Transfer Time, (ii) to the extent practicable, ATK, on the one hand, and Sporting, on the other, shall cooperate with one another in structuring and documenting any lawful and reasonable alternative arrangements (such as a license, sublease or operating agreement) until such time as such consent or approval has been obtained, that results in ATK (or an ATK Subsidiary) or Sporting (or a Sporting Subsidiary), as applicable, receiving all the benefits and bearing all the costs, Liabilities and burdens with respect to any such Restricted Asset and (iii) notwithstanding anything to the contrary in this Agreement or any other Transaction Document, unless and until any such consent or approval with respect to any Restricted Asset is obtained, such Restricted Asset shall not constitute a Sporting Asset and any associated Liability shall not constitute a Sporting Liability for any purpose under this Agreement or any other Transaction Document, and the failure of any such consent or approval to be obtained or the failure of any such Restricted Asset to constitute a Sporting Asset or any circumstances resulting therefrom shall not, individually or in the aggregate, constitute a breach by ATK or Sporting of any representation, warranty, covenant or agreement or a failure of any condition under this Agreement. On the Closing Date, ATK shall use reasonable efforts to deliver to Orbital (for information purposes only) a schedule setting forth all material Restricted Assets existing as of the Closing Date. To the extent there are any third party Contracts in effect as of the Closing Date with benefits and/or obligations accruing to both the ATK Business and the Sporting Business (other than Contracts primarily related to corporate level services that ATK will be providing to Sporting under the Transition Services Agreement), ATK and Sporting agree, to the extent reasonably requested by the other party, to cooperate in good faith from and after the Closing Date to seek to divide or otherwise amend any such applicable Contract in a manner that would allow the party that is not party to such shared Contract to continue to obtain the benefits of and have the obligations under such Contract (including by working with the applicable third party or third parties to such Contracts to accomplish the foregoing), it being understood that the foregoing obligations shall not require any party to incur any Liability other than the Liabilities it currently has under the shared Contract (or its reasonable allocation of Liabilities) or incur any expense in connection therewith that it would not be required to incur under such shared Contract or to take any other action if such action would reasonably be expected to harm or prejudice such party in any material respect.

        SECTION 1.05.    Misallocated Transfers.     In the event that, at any time or from time to time after the Sporting Transfer Time, any party hereto (or any of its Subsidiaries) shall receive or otherwise possess any asset, property, claim or right or be liable for any Liability that is allocated to any other party (or any of its Subsidiaries) pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer or assign, or cause to be transferred or assigned, such asset, property, claim, right or Liability to the party (or its applicable Subsidiary) so entitled thereto, and the relevant party will cause such entitled party (or its applicable Subsidiary) to accept such asset, property, claim or right or assume such Liability. Prior to any such transfer, the parties shall comply, to the extent applicable, with Section 1.04.

        SECTION 1.06.    Termination of Intercompany Contracts.     (a) Except as set forth in Section 1.06(b), in furtherance of the releases and other provisions of Section 11.01, Sporting and each Sporting Subsidiary, on the one hand, and ATK and each ATK Subsidiary, on the other hand, shall, on or prior to the Distribution Date, terminate any and all Contracts between or among Sporting or any Sporting Subsidiary, on the one hand, and ATK or any ATK Subsidiary, on the other hand (including the Intercompany Contracts). No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date, and all parties shall be released from all Liabilities thereunder. Each of the parties hereto shall, at the reasonable request of any other party hereto, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

          (b)   The provisions of Section 1.06(a) shall not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by any of the parties hereto or any of their respective Subsidiaries), (ii) any Contract listed or described in Section 1.06(b) of the ATK Disclosure Letter, (iii) any Contract to which any Person other than ATK and Sporting and their respective wholly-owned Subsidiaries is a party and (iv) any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Distribution Date.

        SECTION 1.07.    Sporting Transfer Documents.     In furtherance of the contribution, assignment and transfer of assets, properties, claims, rights and Liabilities, in each case as specified in this Article I, at or prior to the Sporting Transfer Time and, with respect to Restricted Assets, at such time after the Sporting Transfer Time as such Restricted Asset can be assigned or transferred, (a) ATK shall, and shall cause the applicable ATK Subsidiaries to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of conveyance, assignment and transfer (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the contribution, assignment or transfer of ATK's or the applicable ATK Subsidiary's right, title and interest in and to the Sporting Assets to Sporting, (b) Sporting shall, and shall cause the applicable Sporting Subsidiaries to, execute and deliver such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of conveyance, assignment and transfer (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence the conveyance, assignment or transfer of the applicable Sporting Subsidiary's right, title and interest in and to the assets, properties, claims and rights set forth in Section 1.01(a) of the ATK Disclosure Letter to ATK, (c) Sporting shall execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Sporting of the Sporting Liabilities and (d) ATK shall execute and deliver such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by ATK of the Liabilities set forth in Section 1.01(a) of the ATK Disclosure Letter (the documents contemplated by clauses (a), (b), (c) and (d), collectively, the "Sporting Transfer Documents"). ATK and Sporting shall provide Orbital a reasonable opportunity to review and comment on all instruments to be executed and delivered pursuant to this Section 1.07 prior to the execution thereof. Unless otherwise agreed to between the parties hereto, the Sporting Transfer Documents shall not provide for any additional representations and warranties other than as expressly set forth in this Agreement. To the extent of any conflict between the provisions of the Sporting Transfer Documents and this Agreement, this Agreement shall control.

        SECTION 1.08.    Disclaimer.     All of the Sporting Assets and the Sporting Liabilities, as well as all of the assets, properties, claims, rights and Liabilities set forth in Section 1.01(a) of the ATK Disclosure Letter, will be transferred or assumed on an "as is, where is" basis and all express or implied warranties as to merchantability, fitness for a particular purpose or otherwise are hereby expressly disclaimed.

        SECTION 1.09.    Identification of Sporting Employees; Pre-Distribution Employment Transfers.     (a)  At or prior to the Sporting Transfer Time, (i) ATK shall, and shall cause Sporting or the appropriate Sporting Subsidiary to, transfer to Sporting or the appropriate Sporting Subsidiary the employment of, including by causing Sporting or the appropriate Sporting Subsidiary to offer employment to, the individuals employed by ATK or an ATK Subsidiary who are listed on Section 1.09(a)(i) of the ATK Disclosure Letter, (ii) ATK may, and may cause Sporting or the appropriate Sporting Subsidiary to, in consultation with Orbital, transfer to Sporting or the appropriate Sporting Subsidiary the employment of, including by causing Sporting or the appropriate Sporting Subsidiary to offer employment to, the individuals employed by ATK or an ATK Subsidiary who are listed on Section 1.09(a)(ii) of the ATK Disclosure Letter, which list may be amended after the date hereof upon written approval of Orbital and ATK, and (iii) ATK may, and may cause Sporting or the appropriate Sporting Subsidiary to, transfer to ATK or the appropriate ATK Subsidiary the employment of, including by offering or causing the appropriate ATK Subsidiary to offer employment to, the individuals employed by Sporting or a Sporting Subsidiary who are listed on Section 1.09(a)(iii) of the ATK Disclosure Letter, which list may be amended after the date hereof upon written approval of Orbital and ATK.

          (b)   For purposes of this Agreement:

              (i)  "ATK Shared Services Employee" means an ATK Employee who performs services for both the ATK Business and the Sporting Business.

             (ii)  "Continuing Sporting Employee" means (A) each Sporting Employee who, immediately following the Distribution, is employed by Sporting or any Sporting Subsidiary and (B) each ATK Shared Services Employee who, following the Distribution but prior to the expiration of the Transition Period, experiences a Transition Period Employment Transfer and is employed by Sporting or any Sporting Subsidiary as of such transfer in accordance with Section 1.10; provided that the individuals described in this clause (B) shall not be treated as "Continuing Sporting Employees" until the date of their respective transfers to Sporting or a Sporting Subsidiary.

            (iii)  "Sporting Employee" means (A) each individual who is employed by Sporting or any Sporting Subsidiary as of immediately prior to the Sporting Transfer Time, (B) each individual who is listed on Section 1.09(a)(i) of the ATK Disclosure Letter and (C) each individual who is listed on Section 1.09(a)(ii) of the ATK Disclosure Letter whose employment is transferred to Sporting or any Sporting Subsidiary at or prior to the Sporting Transfer Time.

        SECTION 1.10.    Post-Distribution Employment Transfers.     (a) The parties hereto recognize that, notwithstanding anything to the contrary in Section 8.23 of this Agreement, during the Transition Period, the parties hereto may determine it to be in their mutual best interests to transfer an individual classified as an ATK Shared Services Employee to Sporting or any Sporting Subsidiary (such agreed upon transfer of employment, a "Transition Period Employment Transfer"). With the express written consent of ATK's and Sporting's head of human resources (or such individual's delegate), such ATK Shared Services Employee's employment will be terminated by ATK or any ATK Subsidiary, and such individual will be immediately offered employment by Sporting or any Sporting Subsidiary (such terminations and offers of employment are referred to in this Section 1.10(a) as "transfers").

          (b)   ATK Shared Services Employees who experience a Transition Period Employment Transfer and who accept the offer of employment by Sporting or any Sporting Subsidiary shall be treated as ATK Employees for all purposes hereof during their time as employees of ATK and any ATK Subsidiary until their actual transfer to Sporting or any Sporting Subsidiary, upon and following which such employees shall be deemed Continuing Sporting Employees and shall be treated as Continuing Sporting Employees for all purposes hereof.

          (c)   Without limiting the generality of the foregoing, each ATK Shared Services Employee who experiences a Transition Period Employment Transfer and who accepts the offer of employment by Sporting or any Sporting Subsidiary shall be deemed for all purposes to have been continuously employed by Sporting or the applicable Sporting Subsidiary for all prior periods of time that such individual was employed by ATK or any ATK Subsidiary, except to the extent such deemed service would result in a duplication of benefits for the same period of service.

        SECTION 1.11.    Treatment of Post-Closing Payments.     For all Tax purposes, the parties hereto shall treat all payments made after the Closing (i) by Sporting or any Sporting Subsidiary to ATK or any ATK Subsidiary as a distribution, immediately before the Distribution, from Sporting to ATK that reduces ATK's adjusted tax basis in the Sporting Common Stock immediately before the Distribution and (ii) by ATK or any ATK Subsidiary as a contribution, immediately before the Distribution, from ATK to Sporting that increases ATK's adjusted tax basis in the Sporting Common Stock immediately before the Distribution, in each case of clauses (i) and (ii) except as otherwise required by applicable Law or a Determination. For the avoidance of doubt, the payments described in this Section do not include payments made pursuant to the Supply Agreement or the Transition Services Agreement.

ARTICLE II

The Distribution

        SECTION 2.01.    Record Date and Distribution Date.     The Board of Directors of ATK, in accordance with applicable Law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution, and all Sporting Common Stock held by ATK on the Distribution Date shall be distributed as provided in Section 2.02.

        SECTION 2.02.    The Distribution.     (a) ATK shall appoint the transfer agent for the ATK Common Stock (or an Affiliate of such transfer agent) or another bank or trust company reasonably approved by Orbital to act as agent in connection with the Distribution as provided in this Section 2.02 and as agent for the issuance of ATK Common Stock in the Merger as contemplated by Article IV (the "Agent").

          (b)   On the terms and subject to the conditions set forth in this Agreement, (i) on or prior to the Distribution Date, ATK shall irrevocably deliver to the Agent, for the benefit of the Eligible Holders, certificates representing (or authorize the related book-entry transfer, for the benefit of the Eligible Holders, of) all the Sporting Common Stock outstanding as of the Distribution Date and (ii) on the Distribution Date, ATK shall instruct the Agent to (A) distribute to each Eligible Holder (or such Eligible Holder's bank, brokerage firm or other nominee on such Eligible Holder's behalf) electronically, by direct registration in book-entry form, the number of whole shares of Sporting Common Stock (it being understood, for the avoidance of doubt, that Eligible Holders of ATK Restricted Shares shall only receive Sporting Restricted Shares as provided under Section 8.27(a)(ii)) to which such Eligible Holder is entitled based upon the total number of shares of Sporting Common Stock held by ATK on the Distribution Date divided by the sum of (X) the total number of shares of ATK Common Stock outstanding on the Record Date and (Y) the total number of ATK Benefit Plan Shares, if any, that are issued by ATK after the Record Date and prior to the Distribution Date (the "Distribution Ratio") and (B) receive and hold for and on behalf of each Eligible Holder the number of fractional shares of Sporting Common Stock to which such Eligible Holder is entitled based upon the Distribution Ratio.

          (c)   The Agent and ATK shall, as soon as practicable after the Distribution Date, (i) determine the number of whole shares and fractional shares of Sporting Common Stock that each Eligible Holder is entitled to receive in the Distribution, (ii) aggregate all such fractional shares of all Eligible Holders into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Eligible Holders to whom fractional share interests otherwise would have been distributed in the Distribution and (iii) distribute to each such Eligible Holder, or for the benefit of each beneficial owner who otherwise would have been entitled to receive fractional shares, such Eligible Holder's or beneficial owner's ratable share of the net proceeds of such sales, based upon the average gross selling price per share of Sporting Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law as contemplated by Section 4.04 and less any brokers' charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of ATK, Orbital or Sporting. No interest will accrue on the proceeds from the sale of such shares.

        SECTION 2.03.    Timing of the Distribution.     (a) Subject to Sections 2.03(b), 2.03(c) and 2.03(d) and to ATK's ability to legally declare and pay the dividend represented by the Distribution at such time under the DGCL, ATK shall consummate the Sporting Transfers and the Distribution as promptly as reasonably practicable after satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of all the conditions set forth in Sections 9.01 and 9.02 (other than conditions that by their nature are to be satisfied as of the Closing Date and shall in fact be satisfied at such time). For the avoidance of doubt, it is understood and agreed that the satisfaction of the conditions set forth in Section 9.04 shall not be a condition to ATK's obligation to consummate the Sporting Transfers and the Distribution.

          (b)   ATK may, in its sole discretion, consummate the Sporting Transfers prior to the satisfaction of the conditions set forth in Article IX.

          (c)   At any time following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 9.01 (other than conditions that by their nature are to be satisfied as of the Closing Date), ATK shall have the right to deliver to Orbital a written notice executed by ATK, Sporting and Merger Sub (the "ATK Closing Confirmation") pursuant to which, subject to the following sentence, each of ATK, Sporting and Merger Sub (to the extent such conditions, obligations and waivers are applicable to such party) (i) confirms that each of the conditions to its obligations to effect the Sporting Transfers, the Distribution and the Merger set forth in Section 9.01 (other than conditions that by their nature are to be satisfied as of the Closing Date) has been satisfied (or, to the extent permitted by Law, waived by ATK, Sporting and Merger Sub), (ii) confirms that, to the knowledge of ATK, as of the date of the ATK Closing Confirmation, the conditions to its obligations to effect the Sporting Transfers, the Distribution and the Merger set forth in Section 9.02(a)(i) would be satisfied if the Closing Date occurred on such date, (iii) irrevocably waives each of the conditions to its obligations to effect the Sporting Transfers, the Distribution and the Merger set forth in Sections 9.02(a)(ii), 9.02(b) (other than such obligations that by their nature are to be performed after the Distribution Date), 9.02(d) and 9.02(e), (iv) delivers executed copies of the certificates contemplated by Section 9.03(c) to be held in escrow pending receipt of the Orbital Closing Confirmation and (v) requests that Orbital (A) confirm that each of the conditions to its obligations to effect the Merger set forth in Section 9.01 (other than conditions that by their nature are to be satisfied as of the Closing Date) has been satisfied (or, to the extent permitted by

  Law, waived by Orbital), (B) confirm that, to the knowledge of Orbital, as of the date of the Orbital Closing Confirmation, the conditions to its obligations to effect the Merger set forth in Section 9.03(a)(i) would be satisfied if the Closing Date occurred on such date, (C) irrevocably waive each of the conditions to its obligations to effect the Merger set forth in Sections 9.03(a)(ii), 9.03(b) (other than such obligations that by their nature are to be performed after the Distribution Date), 9.03(d) and 9.03(e) and (D) deliver an executed copy of the certificate contemplated by Section 9.02(c). The confirmations and waivers of ATK, Sporting and Merger Sub contained in the ATK Closing Confirmation shall become effective, and executed copies of the certificates contemplated by Section 9.03(c) shall be released from escrow, only upon Orbital's delivery to ATK of a written notice executed by Orbital (the "Orbital Closing Confirmation") containing the confirmations, waivers and executed certificate from Orbital requested in the ATK Closing Confirmation. ATK shall be entitled to delay the consummation of the Sporting Transfers and the Distribution until such time as Orbital has delivered the Orbital Closing Confirmation to ATK. If Orbital delivers an Orbital Closing Confirmation, then subject to Section 2.03(d), ATK shall consummate the Sporting Transfers and the Distribution as promptly as reasonably practicable after its receipt of the Orbital Closing Confirmation, but, subject to ATK's rights under Section 2.03(d), in no event later than five Business Days of receipt of such confirmation.

          (d)   ATK shall be entitled to delay the Distribution Date until the later to occur (i) 10 days after the date on which the Distribution would otherwise occur pursuant to Sections 2.03(a) and 2.03(c) to the extent necessary to comply with any NYSE rules relating to notices of record dates and dividends and (ii) the date on which the proceeds of the New Sporting Debt Financing are available in full as contemplated by the proviso set forth in Section 3.02; provided that if ATK delays the Distribution Date pursuant to clause (i) or (ii) of this Section 2.03(d) by more than 10 days, then any ATK Closing Confirmation or Orbital Closing Confirmation given prior to the date thereof shall become null and void (it being understood that ATK shall have the right to follow the procedures set forth in Section 2.03(c) and issue a new ATK Closing Confirmation at a later date).

        SECTION 2.04.    The Sporting Dividend.     Prior to or immediately following the consummation of the Distribution, Sporting shall incur the New Sporting Debt Financing and pay the Sporting Dividend Amount to ATK in the form of the cash dividend declared by Sporting prior to the consummation of the Distribution. ATK shall use the entirety of the Sporting Dividend Amount received pursuant to this Section 2.04 to promptly repurchase, redeem, retire or otherwise extinguish existing Indebtedness of ATK and the ATK Subsidiaries.

ARTICLE III

The Merger

        SECTION 3.01.    The Merger.     On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Orbital. As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Orbital shall continue as the surviving corporation in the Merger. Orbital, as the surviving corporation following the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation".

        SECTION 3.02.    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article IX; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article IX, if the proceeds of the New Sporting Debt Financing are not then available in full pursuant to the Sporting Commitment Letter or any replacement thereof (or if definitive agreements have been entered into with respect to the New Sporting Debt Financing, pursuant to such definitive agreements) on the date that would otherwise be the Closing Date, ATK and Orbital shall not be required to effect the Closing until such date on which the proceeds of the New Sporting Debt Financing are available in full pursuant to the Sporting Commitment Letter or any replacement thereof (or if definitive agreements have been entered into with respect to the New Sporting Debt Financing, pursuant to such definitive agreements). Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between ATK and Orbital. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 3.03.    Effective Time.     On the Closing Date, ATK, Merger Sub and Orbital shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as ATK and Orbital shall agree and specify in the Certificate of Merger in accordance with the DGCL. The time the Merger becomes effective is referred to in this Agreement as the "Effective Time".

        SECTION 3.04.    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

        SECTION 3.05.    Certificate of Incorporation and Bylaws.     The certificate of incorporation of Orbital, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in its entirety in the form attached hereto as Exhibit A, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Orbital, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in its entirety in the form attached hereto as Exhibit B, and as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Each of ATK, Merger Sub and Orbital shall take all action necessary to carry out the actions contemplated by this Section 3.05.

        SECTION 3.06.    Directors and Officers of the Surviving Corporation.     The directors of the Surviving Corporation immediately following the Effective Time shall be the individuals set forth on Schedule 3.06, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Orbital immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Each of ATK, Merger Sub and Orbital shall take all action necessary to implement the provisions of this Section 3.06.

ARTICLE IV

Conversion of Shares; Exchange of Certificates

        SECTION 4.01.    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of ATK, Orbital, Merger Sub or the holder of any Orbital Common Stock or any shares of capital stock of Merger Sub:

          (a)   each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

          (b)   each share of common stock, par value $0.01 per share, of Orbital ("Orbital Common Stock") that is owned by Orbital as treasury stock and each share of Orbital Common Stock that is owned by ATK or Merger Sub (in each case, if any) immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

          (c)   subject to Section 4.02, each share of Orbital Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 4.01(b)) shall be converted into the right to receive that number of fully paid and non-assessable shares of ATK Common Stock equal to the Merger Exchange Ratio (the "Merger Consideration"). All such shares of Orbital Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a "Certificate") or evidence of shares in book-entry form that, in each case, immediately prior to the Effective Time represented any such shares of Orbital Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of ATK Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate (or evidence of shares of Orbital Common Stock held in book-entry form) in accordance with Section 4.02, without interest. For purposes of this Agreement, "ATK Common Stock" means the common stock, par value $0.01 per share, of ATK. As provided in Section 4.04, the right of the holders of the shares of Orbital Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

        SECTION 4.02.    Distribution of Merger Consideration.     (a)    Deposit of ATK Common Stock.    At or prior to the Effective Time, ATK shall deposit, or shall cause to be deposited, with the Agent, for the benefit of the holders of the shares of Orbital Common Stock, for exchange in accordance with this Article IV through the Agent, certificates or evidence of shares in book-entry form representing the shares of ATK Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 4.02(f). All such ATK Common Stock and cash deposited with the Agent for purposes of paying the Merger Consideration pursuant to this Article IV is hereinafter referred to as the "Merger Exchange Fund". ATK shall instruct the Agent to keep the Merger Exchange Fund segregated from the Sporting Common Stock deposited with the Agent in connection with the Distribution.

          (b)    Letter of Transmittal.    As promptly as practicable after the Effective Time, ATK shall cause the Agent to mail to each holder of record of Orbital Common Stock a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or shares of Orbital Common Stock held in book-entry form) shall pass, only upon delivery of the Certificates (or shares of Orbital Common Stock held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as ATK may reasonably specify), together with instructions thereto. Prior to causing the Agent to mail the Letter of Transmittal, ATK shall give Orbital and its counsel a reasonable opportunity to review and comment on such document and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Orbital and its counsel.

          (c)    Merger Consideration Received in Connection with Exchange.    Upon (i) in the case of shares of Orbital Common Stock represented by a Certificate, the surrender of such Certificate for cancelation to the Agent, or (ii) in the case of shares of Orbital Common Stock held in book-entry form, the receipt of an "agent's message" by the Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Agent, the holder of such shares of Orbital Common Stock shall be entitled to receive in exchange therefor (i) the Merger Consideration which the holder of such shares of Orbital Common Stock has the right to receive pursuant to Section 4.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 4.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 4.02(d). In the event of a transfer of ownership of Orbital Common Stock which is not registered in the transfer records of Orbital, a certificate representing the proper number of shares of ATK Common Stock pursuant to Section 4.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 4.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 4.02(d) may be issued to a transferee if the Certificate representing such Orbital Common Stock (or, if such Orbital Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 4.02(c), each share of Orbital Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Orbital Common Stock were entitled to receive in respect of such shares pursuant to Section 4.01 (and cash in lieu of fractional shares pursuant to Section 4.02(f) and in respect of any dividends or other distributions pursuant to Section 4.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Orbital Common Stock held in book-entry form).

          (d)    Treatment of Unexchanged Shares.    No dividends or other distributions declared or made with respect to ATK Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Orbital Common Stock held in book-entry form) with respect to the shares of ATK Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.02(f), until the surrender of such Certificate (or shares of Orbital Common Stock held in book-entry form) in accordance with this Article IV. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Orbital Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of ATK Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of ATK Common Stock to which such holder is entitled pursuant to Section 4.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ATK Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ATK Common Stock.

          (e)    No Further Ownership Rights in Orbital Common Stock.    The shares of ATK Common Stock issued and cash paid in accordance with the terms of this Article IV upon conversion of any shares of Orbital Common Stock (including any cash paid pursuant to subsection (f) of this Section 4.02) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Orbital Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Orbital Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Orbital Common Stock (or shares of Orbital Common Stock held in book-entry form) are presented to ATK or the Agent for any reason, they shall be canceled and exchanged as provided in this Article IV.

          (f)    No Fractional Shares.    No certificates or scrip representing fractional shares of ATK Common Stock shall be issued upon the conversion of Orbital Common Stock pursuant to Section 4.01. Notwithstanding any other provision of this Agreement, each holder of shares of Orbital Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of ATK Common Stock (after taking into account all shares of Orbital Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of ATK Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by ATK and Orbital) on the last complete trading day prior to the date of the Effective Time.

          (g)    Termination of Merger Exchange Fund.    Any portion of the Merger Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Orbital Common Stock for 180 days after the Effective Time shall be delivered to ATK, upon demand, and any holder of Orbital Common Stock who has not theretofore complied with this Article IV shall thereafter look only to ATK for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article IV, in each case without any interest thereon.

          (h)    No Liability.    None of Orbital, ATK, Merger Sub, Sporting or the Agent shall be liable to any Person in respect of any portion of the Merger Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Orbital Common Stock held in book-entry form) for two years after the Effective Time (or immediately prior to such earlier date on which the Merger Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of ATK, free and clear of all claims or interest of any Person previously entitled thereto.

          (i)    Investment of Merger Exchange Fund.    The Agent shall invest any cash in the Merger Exchange Fund as directed by ATK. Any interest and other income resulting from such investments shall be paid to ATK.

          (j)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ATK, the posting by such Person of a bond, in such reasonable and customary amount as ATK may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

        SECTION 4.03.    Adjustments to Orbital Equity Awards Relating to the Merger.     (a) As soon as practicable following the date hereof, the Board of Directors of ATK (or, if appropriate, any committee administering the ATK Stock Plans) and the Board of Directors of Orbital (or, if appropriate, any committee administering the Orbital Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (i)  adjust the terms of all outstanding Orbital Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Orbital Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Orbital Option immediately prior to the Effective Time, the number of shares of ATK Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Orbital Common Stock subject to such Orbital Option immediately prior to the Effective Time by the Merger Exchange Ratio, at an exercise price per share of ATK Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Orbital Common Stock of such Orbital Option divided by (B) the Merger Exchange Ratio (a "Converted Stock Option"); and

           (ii)  adjust the terms of all outstanding Orbital RSUs as necessary to provide that, at the Effective Time, each Orbital RSU outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit award, on the same terms and conditions as were applicable under such Orbital RSU immediately prior to the Effective Time, with respect to a number of shares of ATK Common Stock determined by multiplying the number of shares of Orbital Common Stock subject to such Orbital RSU immediately prior to the Effective Time by the Merger Exchange Ratio, rounded down to the nearest whole share (a "Converted RSU").

        The adjustments provided in this Section 4.03(a) with respect to Orbital Options, whether or not such Orbital Options are "incentive stock options" (as defined in Code Section 422), are intended to be effected in a manner that is consistent with Code Section 424(a) and Code Section 409A.

          (b)   At the Effective Time, ATK shall assume all the obligations of Orbital under the Orbital Stock Plans, each outstanding Converted Option and Converted RSU and the agreements evidencing the grants thereof.

          (c)   ATK shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ATK Common Stock for delivery upon exercise or settlement of the Converted Stock Options and Converted RSUs in accordance with this Section 4.03(c). As soon as reasonably practicable after the Distribution, ATK shall file a registration statement on Form S-8 (or any successor or, to the extent applicable, other appropriate form) with respect to the ATK Common Stock subject to Converted Stock Options and Converted RSUs and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock Options and Converted RSUs remain outstanding.

          (d)   The Board of Directors of Orbital (or if appropriate, any committee administering the Orbital Employee Stock Purchase Plan) shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Orbital Employee Stock Purchase Plan: (A) participants in the Orbital Employee Stock Purchase Plan ("ESPP Participants") may not increase their payroll deductions under the Orbital Employee Stock Purchase Plan from those in effect on the date of this Agreement; (B) no new ESPP Participants may commence participation in the Orbital Employee Stock Purchase Plan following the date of this Agreement; (C) all participation in and purchases under the Orbital Employee Stock Purchase Plan shall be suspended effective as of June 30, 2014 (the "ESPP Suspension Date"), such that the offering period in effect as of the date of this Agreement will be the final offering period under the Orbital Employee Stock Purchase Plan until otherwise determined by ATK after the Effective Time; and (D) with respect to any offering period under the Orbital Employee Stock Purchase Plan in effect as of the date of the Agreement, Orbital shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant's accumulated contributions for such offering period are applied to the purchase of Orbital Common Stock in accordance with the terms of the Orbital Employee Stock Purchase Plan unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the Orbital Employee Stock Purchase Plan. Any cash remaining in the Orbital Employee Stock Purchase Plan after purchases occurring on the ESPP Suspension Date shall be refunded to ESPP Participants promptly following the ESPP Suspension Date.

        SECTION 4.04.    Withholding Rights.     Each of ATK, Orbital and the Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE V

Representations and Warranties of Orbital

        Orbital represents and warrants to ATK, Merger Sub and Sporting that, except as disclosed (i) in the manner contemplated in Section 12.04(b), in the letter, dated as of the date of this Agreement, from Orbital to ATK (the "Orbital Disclosure Letter") or (ii) in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Orbital and publicly available prior to the date of this Agreement, other than disclosures in the "Risk Factors" sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact:

        SECTION 5.01.    Organization, Standing and Power.     (a) Orbital is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Orbital has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Orbital has made available to ATK true and complete copies of its certificate of incorporation and bylaws, in each case as amended through, and in full force and effect as of, the date of this Agreement.

          (b)   Each Subsidiary of Orbital is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect. Each Subsidiary of Orbital has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect. Orbital has made available to ATK true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Subsidiary of Orbital, in each case as amended through, and in full force and effect as of, the date of this Agreement.

          (c)   Each of Orbital and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

        SECTION 5.02.    Subsidiaries of Orbital; Equity Interests.     (a) Section 5.02(a) of the Orbital Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Subsidiary of Orbital and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Orbital have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any Orbital Material Contract, and are owned by Orbital or one of its Subsidiaries, free and clear of all Liens.

          (b)   Except for its interests in its Subsidiaries set forth on Section 5.02(a) of the Orbital Disclosure Letter, as of the date of this Agreement, Orbital does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

        SECTION 5.03.    Capital Structure of Orbital.     As of the date of this Agreement, the authorized capital stock of Orbital consists of 200,000,000 shares of Orbital Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Orbital Preferred Stock"). As of the close of business on April 24, 2014 (the "Capitalization Date"), (i) 60,568,206 shares of Orbital Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Orbital, (ii) no shares of Orbital Common Stock were held by Orbital in its treasury, (iii) 2,426,972 shares of Orbital Common Stock were reserved and available for issuance pursuant to Orbital Stock Plans, of which (A) 70,000 shares were issuable upon exercise of outstanding Orbital Options and (B) 951,538 shares were issuable upon vesting of outstanding Orbital RSUs, (iv) 305,703 shares of Orbital Common Stock were reserved and available for issuance pursuant to the Orbital Employee Stock Purchase Plan, (v) no shares of Orbital Preferred Stock were issued and outstanding and (vi) no shares of Orbital Preferred Stock were held by Orbital in its treasury. All outstanding shares of Orbital Common Stock are, and all such shares which may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of Orbital or any Orbital Material Contract. There are no bonds, debentures, notes or other indebtedness of Orbital having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Orbital Common Stock may vote ("Voting Orbital Debt"). Except as set forth above, as of the Capitalization Date, (i) there were no shares of capital stock of, or other equity or voting interests in, Orbital issued, reserved for issuance or outstanding and (ii) there were no options, rights, warrants, convertible or exchangeable securities, "phantom" stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which Orbital or any of its Subsidiaries was a party or by which any of their respective properties or assets was bound (A) obligating Orbital or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, Orbital or any of its Subsidiaries or any Voting Orbital Debt, (B) obligating Orbital or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Orbital Common Stock or the holders of the capital stock of any Subsidiary of Orbital (the items in clauses (i) and (ii), collectively, "Orbital Securities"). From the Capitalization Date through the date of this Agreement, neither Orbital nor any of its Subsidiaries has issued any Orbital Securities, other than pursuant to Orbital Options, Orbital RSUs or rights to purchase Orbital Common Stock under the Orbital Employee Stock Purchase Plan, in each case, that were outstanding as of the Capitalization Date. There are not any outstanding Contracts of any kind that obligate Orbital or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Orbital Securities.

        SECTION 5.04.    Authority; Execution and Delivery; Enforceability.     (a) Orbital has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Merger Transactions. The execution and delivery by Orbital of each Transaction Document to which it is or is contemplated to be a party and the consummation by Orbital of the Merger Transactions have been duly authorized by the Board of Directors of Orbital, and except for the Orbital Stockholder Approval, no other corporate proceedings on the part of Orbital are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Merger

Transactions. Orbital has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Orbital in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by Orbital of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b)   In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Orbital has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to and in the best interests of Orbital and its stockholders, (ii) approved and declared advisable this Agreement, each other Transaction Document to which Orbital is or is contemplated to be a party and the Merger Transactions, (iii) resolved, subject to Section 8.14(d), to recommend adoption of this Agreement to the holders of Orbital Common Stock and (iv) directed that this Agreement be submitted to the holders of Orbital Common Stock for their adoption, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

          (c)   The only vote or consent of holders of any class or series of capital stock of Orbital necessary to approve this Agreement and the Merger Transactions is the affirmative vote of holders of a majority of the outstanding shares of Orbital Common Stock entitled to vote thereon at the Orbital Stockholders' Meeting or any adjournment, postponement or recess thereof (the "Orbital Stockholder Approval").

          (d)   Orbital is not party to any stockholder rights agreement, "poison pill" or similar anti-takeover agreement or plan. The Board of Directors of Orbital has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other Merger Transactions the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation applicable to Orbital enacted under the Law of the State of Delaware or under the Law of any other jurisdiction applies to this Agreement, the Merger or the other Merger Transactions.

          (e)   The Board of Directors of Orbital (or if appropriate, any committee administering the Orbital Stock Plans) has adopted, or will adopt prior to the consummation of the Merger Transactions, such resolutions or taken such other actions as may be required to ensure that, except as explicitly set forth in this Agreement or as set forth in agreements in existence on the date hereof and set forth on Section 5.04(e) of the Orbital Disclosure Letter, no Orbital equity awards will become vested or exercisable as a result of the consummation of the Merger Transactions.

        SECTION 5.05.    No Conflicts; Governmental Approvals.     (a) The execution and delivery by Orbital of each Transaction Document to which it is a party does not, the execution and delivery by Orbital of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Merger Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Orbital or any of its Subsidiaries under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Orbital or any of its Subsidiaries, (ii) any Contract to which Orbital or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, consents and other matters referred to in Section 5.05(b), any Judgment or Law applicable to Orbital or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

          (b)   No Governmental Approval is required to be obtained or made by or with respect to Orbital or any of its Subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Merger Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 5.05(b)(i) of the Orbital Disclosure Letter, (ii) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and declaration of effectiveness under the Securities Act, of the ATK Form S-4, and compliance with and such other filings under the Securities Act and the Exchange Act as may be required in connection with the Merger Transactions, (iii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (iv) compliance by Orbital with the rules and regulations of the NYSE, (v) compliance with and filings and approvals under any applicable international, Federal or state securities or "blue sky" Laws and (vi) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

        SECTION 5.06.    SEC Documents; Undisclosed Liabilities.     (a) Orbital has filed all reports, schedules, forms, statements and other documents required to be filed by Orbital with the SEC since January 1, 2011 pursuant to the Securities Act or the Exchange Act (collectively, the "Orbital SEC Documents"). As of its respective effective date (in the case of any Orbital SEC Document that is a registration statement filed pursuant to the Securities Act) and as of its respective filing date (in the case of any other Orbital SEC Document), each Orbital SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Orbital SEC Documents as of such respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Orbital makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of ATK or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement or, if applicable, any other filing contemplated by Section 8.01. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Orbital SEC Documents.

          (b)   The audited consolidated financial statements and unaudited consolidated interim financial statements of Orbital included or incorporated by reference in the Orbital SEC Documents (collectively, the "Orbital Financial Statements") (i) were derived from the books of account and other financial records of Orbital and its Subsidiaries, (ii) present fairly in all material respects the financial position of Orbital and its consolidated Subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material) and (iv) meet the requirements of Regulation S-X in all material respects.

          (c)   Except as reflected or reserved against on the most recent consolidated balance sheet of Orbital included in the Orbital Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the "Orbital Balance Sheet"), Orbital and its Subsidiaries do not have any Liabilities of any nature other than Liabilities that (i) were incurred after the date of the Orbital Balance Sheet in the ordinary course of business, (ii) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Merger Transactions or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

          (d)   (A) Orbital maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) Orbital has disclosed since January 1, 2011, to Orbital's auditors and the audit committee of Orbital's Board of Directors, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Orbital's ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of Orbital, whether or not material, that involves management or other employees who have a significant role in Orbital's internal control over financial reporting. Orbital has made available to ATK all such disclosures made by management to Orbital's auditors and audit committee from January 1, 2011 to the date of this Agreement. Orbital's principal executive officer and principal financial officer have made, with respect to Orbital's SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Orbital has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither Orbital nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers of Orbital within the meaning of Section 402 of the Sarbanes-Oxley Act.

        SECTION 5.07.    Information Supplied.     None of the information supplied or to be supplied by Orbital for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statements or any other filing contemplated by Section 8.01 will, at the time each such document is filed with the SEC or any other Governmental Entity, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Registration Statements) or in the case of the Joint Proxy Statement, at the date of mailing and at the date of the applicable stockholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Registration Statements and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representations or warranty is made by Orbital with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of ATK and its Subsidiaries (including Sporting and the Sporting Subsidiaries) for inclusion or incorporation by reference therein.

        SECTION 5.08.    Absence of Certain Changes or Events.     Since the date of the Orbital Balance Sheet through the date of this Agreement, (i) there has not been an Orbital Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have an Orbital Material Adverse Effect, and (ii) except in connection with this Agreement or the Merger Transactions or as expressly contemplated or permitted by this Agreement or the other Transaction Documents to which Orbital or any of its Subsidiaries is a party, (x) Orbital and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business and

(y) neither Orbital nor any of its Subsidiaries has taken any action which if taken after the date hereof would require ATK's consent pursuant to any of clause (a), clauses (c) through (n) or clauses (q) through (s) of Section 7.01.

        SECTION 5.09.    Taxes.     (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect:

            (i)  all Tax Returns relating to the Orbital Business, Orbital and each of its Subsidiaries required to be filed have been timely filed;

           (ii)  all such Tax Returns are true and complete in all respects;

          (iii)  Orbital and each of its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld; and

          (iv)  no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing against Orbital or any of its Subsidiaries.

          (b)   The Orbital Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by Orbital and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

          (c)   No audit or other Action with respect to material Taxes or Tax Returns of Orbital or any of its Subsidiaries is currently in progress, and no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against Orbital or any of its Subsidiaries that has not been settled, paid or withdrawn.

          (d)   In the five years prior to the date hereof, neither Orbital nor any Subsidiary of Orbital (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return other than with Orbital or one of its Subsidiaries or (ii) has any material Liability for the Taxes of any Person other than Orbital or one of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

          (e)   Neither Orbital nor any of its Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among Orbital and its Subsidiaries).

          (f)    Within the past two years, neither Orbital nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (other than in connection with the Distribution).

          (g)   Neither Orbital nor any of its Subsidiaries has, to the knowledge of Orbital, "participated" in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

          (h)   Neither Orbital nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the applicable Transactions from qualifying for the applicable Intended Tax Treatment.

          (i)    Except to the extent Sections 5.10, 5.11(c)(i) and 5.15(a)(i)(C) concern Tax matters, this Section 5.09 contains the sole and exclusive representations and warranties of Orbital with respect to Tax matters.

        SECTION 5.10.    Employee Benefits Matters.     (a) Section 5.10(a) of the Orbital Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material Orbital Benefit Plan. Orbital has made available to ATK true and complete copies of (i) each Orbital Benefit Plan required to be listed in Section 5.10(a) of the Orbital Disclosure Letter (or, in the case of any unwritten Orbital Benefit Plan required to be listed in Section 5.10(a) of the Orbital Disclosure Letter, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Orbital Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each such Orbital Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such Orbital Benefit Plan and (v) all material correspondence with a Governmental Entity relating to such Orbital Benefit Plan since January 1, 2011.

          (b)   The Orbital Benefit Plans have been administered in compliance with their terms and applicable Law, other than any instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

          (c)   Except as would not, individually or in the aggregate, have or reasonably be expected to have an Orbital Material Adverse Effect, (i) no Orbital Benefit Plan that is an "employee welfare benefit plan", as described in Section 3(1) of ERISA (each, an "Orbital Welfare Plan"), is funded or insured through a "welfare benefits fund", as such term is defined in Code Section 419(e), (ii) each Orbital Welfare Plan that is a "group health plan", as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each Orbital Welfare Plan (in each case including any such plan covering retirees or other former employees) may be amended or terminated without liability to Orbital and its Subsidiaries, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time and (iv) no Orbital Welfare Plan provides health or life insurance benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

          (d)   Except as would not, individually or in the aggregate, have or reasonably be expected to have an Orbital Material Adverse Effect, each Orbital Benefit Plan that is an "employee pension benefit plan", as defined in Section 3(2) of ERISA (each, an "Orbital Pension Plan"), and that is intended to be tax qualified has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current determination letter to the effect that such Orbital Pension Plans are qualified and exempt from Federal income Taxes under Code Sections 401(a) and 501(a), respectively, and no such determination letter has been revoked nor, to the knowledge of Orbital, has revocation been threatened, nor has any such Orbital Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or require "security" within the meaning of Section 307 of ERISA.

          (e)   No Orbital Pension Plan had, as of the respective last annual valuation date for each such Orbital Pension Plan, an "unfunded benefit liability", as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to ATK, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect. None of the Orbital Pension Plans subject to the minimum funding requirements of Code Section 412 or Section 302 of ERISA or any trust established thereunder has failed to satisfy the "minimum funding standards" (as defined in Section 302 of ERISA or Code Section 412), whether or not waived, as of the last day of the most recently ended fiscal year of such Orbital Pension Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect. None of Orbital or any of its Subsidiaries, or, to the knowledge of Orbital, any Orbital Employee or any trustee, fiduciary or administrator of any Orbital Benefit Plan or trust thereunder, has engaged in a "prohibited transaction", as such term is defined in

  Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject Orbital, any Subsidiary of Orbital or any Orbital Employee to the tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except to the extent that any such taxes or penalties, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect. None of such Orbital Benefit Plans and trusts has been terminated, nor has there been any "reportable event", as such term is defined in Section 4043 of ERISA, with respect to any Orbital Benefit Plan during the last five years, except to the extent that any such reportable events, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

          (f)    The execution and delivery of each Transaction Document to which Orbital or any Subsidiary of Orbital is a party do not, and the consummation of the Merger Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, (i) entitle any Orbital Employee to severance, termination, change in control or similar pay or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any Orbital Benefit Plan or (iii) result in any breach or violation of, or a default under, any Orbital Benefit Plan, in each case, except for any payments or benefits required by applicable Law.

          (g)   No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger Transactions by any director, officer, manager or employee of Orbital or any of its Subsidiaries who is a "disqualified individual", as such term is defined in Treasury Regulation Section 1.280G-1, under any Orbital Benefit Plan or other compensation arrangement would be characterized as an "excess parachute payment", as such term is defined in Code Section 280G(b)(1), and no such disqualified individual is entitled to receive any additional payment (including any Tax gross up or other payment) from Orbital, any Subsidiary of Orbital or any other Person in the event that the excise Tax required by Code Section 4999(a) is imposed on such disqualified individual.

        SECTION 5.11.    Labor Matters.     (a) Except as set forth on Section 5.11(a) of the Orbital Disclosure Letter, (i) neither Orbital nor any of its Subsidiaries is party to any collective bargaining agreement or any other Contract with any labor union, organization or works council (each such agreement or Contract, a "CBA") and no Orbital Employees are represented by any labor union, organization or works council with respect to their employment with Orbital or any of its Subsidiaries.

          (b)   Since January 1, 2011 through the date of this Agreement, (i) there are no labor unions or works councils purporting to represent or attempting to represent any employees employed by Orbital or any of its Subsidiaries, nor to the knowledge of Orbital is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of Orbital or any of its Subsidiaries or any pending union or works council representation election, (ii) to the knowledge of Orbital there has not been nor is there threatened any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of Orbital or any of its Subsidiaries, or with respect to the Orbital Business, (iii) Orbital has not received written notice or threat of, and there are not pending to the knowledge of Orbital, any unfair labor practice charges against the Orbital Business before the National Labor Relations Board or any similar state, local or foreign governmental entity, and (iv) Orbital has not received written notice or threat of, and, to the knowledge of Orbital, there are not pending, any suits, actions or other proceedings in connection with the Orbital Business alleging violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar state, local or foreign governmental entity responsible for the prevention of unlawful employment practices, and any lawsuit alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except, in the case of each of clauses (i), (ii), (iii), and (iv) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

          (c)   (i) Orbital and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment, and fair employment practices, including all Laws respecting workers' compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings, worker classification, affirmative action, equal pay, worker safety, wages and hours, civil rights (including discrimination, harassment, and retaliation, and equal employment opportunity), leaves of absence, disability rights or benefits, notice of termination, discrimination, immigration, withholding of Taxes, collective bargaining, and any other statutory or other obligations owed to employees under applicable Law, and (ii) neither Orbital nor any of its Subsidiaries has any Liability, including under or on account of an Orbital Benefit Plan, arising out of the hiring of Persons to provide services to Orbital or any of its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of Orbital or any of its Subsidiaries, except, in the case of each of clauses (i) and (ii) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

        SECTION 5.12.    Litigation.     There is no Action pending or, to the knowledge of Orbital, claim threatened in writing, in each case, against Orbital or any of its Subsidiaries that, individually or in the aggregate, (x) in the case of any Action or claim first initiated or threatened on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on Orbital and its Subsidiaries, taken as a whole, or (y) in the case of any Action or claim first initiated or threatened following the date of this Agreement, has had or would reasonably be expected to have an Orbital Material Adverse Effect. There is no Judgment outstanding against Orbital or any of its Subsidiaries or to which any of their respective properties or assets is subject that, individually or in the aggregate, (x) in the case of any Judgment entered on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on Orbital and its Subsidiaries, taken as a whole, or (y) in the case of any Judgment entered following the date of this Agreement, has had or would reasonably be expected to have an Orbital Material Adverse Effect. This Section 5.12 does not relate to Taxes, which are the subject of Section 5.09 (and, in part, Section 5.10, 5.11(c)(i) and 5.15(a)(i)(C)), Environmental Claims, which are the subject of Section 5.14, or intellectual property matters, which are the subject of Section 5.16.

        SECTION 5.13.    Compliance with Applicable Laws.     (a) Orbital and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Laws (including, for the avoidance of doubt, the FCPA and any other Law that prohibits corruption or bribery), except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect. Neither Orbital nor any of its Subsidiaries has received any written communication since January 1, 2011 from a Governmental Entity that alleges that Orbital or any of its Subsidiaries is not in compliance in any material respect with any applicable Law (including, for the avoidance of doubt, the FCPA or any other Law that prohibits corruption or bribery), which alleged non-compliance has not been materially resolved and which, in the case of any written communication received following the date of this Agreement, individually or in the aggregate has had or would reasonably be expected to have an Orbital Material Adverse Effect. Orbital and its Subsidiaries possess all Governmental Approvals necessary for the lawful conduct of their business as currently conducted, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

          (b)   Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect:

              (i)  The representations, certifications and warranties made by Orbital to the applicable Governmental Entity with respect to any Government Contract entered into on or after January 1, 2011 or that otherwise has unfulfilled obligations, or with respect to any Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and Orbital has complied in all material respects with all such certifications;

             (ii)  Since January 1, 2011, Orbital has not received written notice of any pending or threatened investigation, prosecution or civil or administrative proceeding brought by a Governmental Entity against Orbital or any of its Subsidiaries relating to any Government Contract or Government Bid; and

            (iii)  Since January 1, 2011, Orbital has not made, nor to the knowledge of Orbital is Orbital required to make, any disclosure to a Governmental Entity in connection with any Government Contract or Government Bid under FAR Subpart 3.1003 or FAR 52.203-13.

          (c)   (i) Orbital and its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have not been debarred or suspended or, to the knowledge of Orbital, proposed for debarment from participating in Government Contracts or Government Bids; and (ii) to the knowledge of Orbital, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.

          (d)   This Section 5.13 does not relate to Tax matters, which are the subject of Section 5.09 (and, in part, Sections 5.10, 5.11(c)(i) and 5.15(a)(i)(C)), employee benefits matters, which are the subject of Section 5.10, labor matters, which are the subject of Section 5.11, Environmental Laws, which are the subject of Section 5.14, or intellectual property matters, which are the subject of Section 5.16.

        SECTION 5.14.    Environmental Matters.     (a) Orbital and its Subsidiaries are and, since December 1, 2001 (except for matters that have been fully and finally resolved or with respect to which Orbital and its Subsidiaries would not reasonably expect to incur further material liability or obligation), have been in material compliance with all Environmental Laws.

          (b)   Since December 1, 2001, except for matters that have been fully and finally resolved without further material liability or obligation of Orbital or with respect to which Orbital and its Subsidiaries would not reasonably expect to incur further material liability or obligation, neither Orbital nor any of its Subsidiaries has received any written notice that alleges that Orbital or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law.

          (c)   (i) Orbital and its Subsidiaries have obtained and are in compliance in all material respects with all material Environmental Permits necessary for their operations as currently conducted, (ii) all such material Environmental Permits are valid and in full force and effect (or a timely renewal application has been submitted to the relevant Governmental Entity), and (iii) neither Orbital nor any of its Subsidiaries has received any unresolved written notice from any Governmental Entity seeking or requiring a change in the terms and conditions of any such material Environmental Permit that would result in material costs or operational charges to Orbital or its Subsidiaries.

          (d)   There are no material Environmental Claims pending or, to the knowledge of Orbital and its Subsidiaries, threatened against or affecting Orbital or any of its Subsidiaries or the Orbital Business.

          (e)   To the knowledge of Orbital, there has been no Release of Hazardous Materials at, on, under, or from the Orbital Owned Real Property or the Orbital Leased Real Property, nor was there such a Release at any real property formerly owned, operated or leased by Orbital or its Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that Orbital or its Subsidiaries would reasonably be expected to be subject to material liability with respect to such Hazardous Materials under Environmental Law.

          (f)    Neither Orbital nor its Subsidiaries has arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials at any third-party site at which, to the knowledge of Orbital, there has been a Release of Hazardous Materials that would reasonably be expected to result in material liability to Orbital or any of its Subsidiaries under Environmental Law.

          (g)   This Section 5.14 contains the sole and exclusive representations and warranties of Orbital with respect to environmental matters.

        SECTION 5.15.    Real and Personal Property.     (a) Section 5.15(a) of the Orbital Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property owned by Orbital or any of its Subsidiaries (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the "Orbital Owned Real Property"). As of the date of this Agreement, (i) Orbital or one of its Subsidiaries has good and insurable fee simple title to all Orbital Owned Real Property, in each case free and clear of all Liens other than (A) Liens securing Indebtedness reflected in the Orbital Balance Sheet, (B) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used in connection with the business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (D) mechanics', carriers', workmen's, materialmen's, repairmen's and similar Liens arising in the ordinary course of business and (E) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the business (the items in clauses (A) through (E), collectively, "Orbital Permitted Liens") and (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize the Orbital Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially and adversely affect the use of such Orbital Owned Real Property. To the knowledge of Orbital, there is no pending or threatened condemnation or eminent domain proceeding with respect to any Orbital Owned Real Property.

          (b)   Section 5.15(b) of the Orbital Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property leased to Orbital or any of its Subsidiaries (collectively, in each case together with all buildings, structures, improvements and fixtures thereon, the "Orbital Leased Real Property"). Orbital or one of its Subsidiaries has good and valid title to the leasehold estates in all Orbital Leased Real Property, in each case free and clear of all Liens other than Orbital Permitted Liens. Orbital has made available to ATK a true and complete copy of each material lease agreement under which the Orbital Leased Real Property is held. There is no default under any such lease by Orbital or any of its Subsidiaries or, to the knowledge of Orbital, by any other party thereto, in each case that, individually or in the aggregate, has had or would reasonably be expected to have an Orbital Material Adverse Effect.

          (c)   Orbital or one of its Subsidiaries has good and valid title to all material personal properties and assets used in the conduct of the Orbital Business, free and clear of all Liens other than Orbital Permitted Liens, except for any failure to have good and valid title that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect.

        SECTION 5.16.    Intellectual Property.     (a) Section 5.16(a) of the Orbital Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Registered Intellectual Property Rights owned by Orbital or one of its Subsidiaries (the "Orbital Registered Intellectual Property"). To the knowledge of Orbital, Orbital or one of its Subsidiaries is the sole and exclusive owner of all material Orbital Registered Intellectual Property, free and clear of all Liens other than Orbital Permitted Liens and other than licenses or other rights of use held by any Governmental Entity. To the knowledge of Orbital, Orbital or one of its Subsidiaries owns or has the valid right to use all Intellectual Property Rights used or held for use in the Orbital Business (collectively, the "Orbital Intellectual Property"), free and clear of all Liens other than Orbital Permitted Liens. Neither Orbital nor any of its Subsidiaries has granted an exclusive license to any material Orbital Intellectual Property, and no material license fees are currently being paid for the use by Orbital or any of its Subsidiaries of any third party Intellectual Property Rights used or held for use. To the knowledge of Orbital, the Orbital Registered Intellectual Property is valid, subsisting and enforceable. Orbital and its Subsidiaries have taken reasonable steps to maintain, protect and preserve all trade secrets, confidential information, or other proprietary information included in the Orbital Intellectual Property.

          (b)   Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect, no claims are pending or, to the knowledge of Orbital, have been asserted, in each case against Orbital or any of its Subsidiaries by any Person (i) claiming that Orbital or any of its Subsidiaries is infringing or has infringed any third party Intellectual Property Right or (ii) challenging the validity, ownership, patentability, enforceability, ability to register or use by Orbital or any of its Subsidiaries of any Orbital Intellectual Property (including actions before the United States Patent and Trademark Office or comparable foreign governmental authorities). Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Orbital Material Adverse Effect, as of the date of this Agreement, to the knowledge of Orbital, no Person is infringing or misappropriating the rights of Orbital or any of its Subsidiaries with respect to any Orbital Intellectual Property.

        SECTION 5.17.    Material Contracts.     (a) Section 5.17(a) of the Orbital Disclosure Letter sets forth a true and complete list of all Orbital Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, "Orbital Material Contract" means any of the following Contracts to which Orbital or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

              (i)  any "material contract", as defined in Item 601(b)(10) of Regulation S-K;

             (ii)  any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to its business, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business);

            (iii)  any Contract that relates to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (other than, for the avoidance of doubt,

    acquisitions or dispositions of inventory, supplies, materials or products in the ordinary course of business), in each case for aggregate consideration in excess of $25.0 million with respect to which Orbital or any of its Subsidiaries has any material outstanding obligation, including any indemnification obligations;

            (iv)  any Contract with respect to Indebtedness or guarantees of any such Indebtedness, in each case of Orbital or any of its Subsidiaries with a principal amount or aggregate revolving commitment in excess of $10.0 million, other than any such Contract solely between or among Orbital and any of its Subsidiaries;

             (v)  any Contract with a remaining term of two or more years from the date of this Agreement that requires annual payments in excess of $3.0 million by Orbital or any of its Subsidiaries and that is not terminable at the option of Orbital or one of its Subsidiaries by notice of 90 days or less at no cost to Orbital or any of its Subsidiaries, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii) and (iv) above, respectively;

            (vi)  any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which Orbital or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity provisions (in each case other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids); and

           (vii)  any license, royalty or other Contract pursuant to which Orbital or one of its Subsidiaries is granted a right to use any Intellectual Property Rights that are material to the operation and conduct of the Orbital Business (other than for (A) standard off-the-shelf software license agreements entered into in the ordinary course of business and (B) non-exclusive licenses granted to customers or distributors in the ordinary course of business).

          (b)   Each of the Orbital Material Contracts that are required to be listed in Section 5.17(a) of the Orbital Disclosure Letter or that are entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither Orbital nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Orbital Material Contract, except for any violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect. True and complete copies of each written Orbital Material Contract, and a summary of each oral Orbital Material Contract, listed in Section 5.17(a) of the Orbital Disclosure Letter (in each case, including all substantive written modifications and amendments thereto and substantive waivers thereunder) have been made available to ATK.

        SECTION 5.18.    No Ownership of ATK Capital Stock.     Neither Orbital nor any of its Affiliates (nor any of its "Associates" as defined in Section 203 of the DGCL) is or has been during the past three years an "interested stockholder" of ATK as defined in Section 203 of the DGCL. Neither Orbital nor any of its Affiliates (nor any of its "Associates" as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Agreements), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of ATK Common Stock or any option, warrant or other right to acquire any shares of ATK Common Stock.

        SECTION 5.19.    Opinion of Financial Advisor.     The Board of Directors of Orbital has received the opinion of Citigroup Global Markets Inc. ("Citigroup"), as financial advisor to Orbital, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Exchange Ratio (as defined in such opinion) is fair from a financial point of view to the holders of Orbital Common Stock. Orbital will make available a true and complete copy of such opinion to ATK, for informational purposes only, after receipt of such opinion by the Board of Directors of Orbital.

        SECTION 5.20.    Brokers.     No broker, investment banker, financial advisor or other Person, other than Citigroup, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Orbital or any of its Subsidiaries. Orbital has made available to ATK true and complete copies of all Contracts or other arrangements or understandings between Orbital or any of its Subsidiaries and Citigroup or any of its Affiliates relating to the Transactions.

ARTICLE VI

Representations and Warranties of ATK and Merger Sub

        ATK and Merger Sub, jointly and severally, represent and warrant to Orbital that, except as disclosed (i) in the manner contemplated in Section 12.04(b), in the letter, dated as of the date of this Agreement, from ATK to Orbital (the "ATK Disclosure Letter") or (ii) in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by ATK and publicly available prior to the date of this Agreement, other than disclosures in the "Risk Factors" sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact:

        SECTION 6.01.    Organization, Standing and Power.     (a) Each of ATK and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of ATK and Merger Sub has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. ATK has made available to Orbital true and complete copies of the certificate of incorporation and bylaws of ATK and Merger Sub, in each case as amended through, and in full force and effect as of, the date of this Agreement.

          (b)   Each Subsidiary of ATK (other than Merger Sub) is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect. Each Subsidiary of ATK (other than Merger Sub) has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect. ATK has made available to Orbital true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Subsidiary of ATK (other than Merger Sub), in each case as amended through, and in full force and effect as of, the date of this Agreement.

          (c)   Each of ATK and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

        SECTION 6.02.    ATK Subsidiaries; Equity Interests.     (a) Section 6.02(a) of the ATK Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Subsidiary of ATK and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of ATK have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any ATK Material Contract, and are owned by ATK or one of its Subsidiaries, free and clear of all Liens.

          (b)   Except for its interests in its Subsidiaries set forth on Section 6.02(a) of the ATK Disclosure Letter, as of the date of this Agreement, ATK does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

        SECTION 6.03.    Capital Structure of ATK.     As of the date of this Agreement, the authorized capital stock of ATK consists of 180,000,000 shares of ATK Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the "ATK Preferred Stock"). As of the Capitalization Date, (i) 31,857,375 shares of ATK Common Stock were issued and outstanding (including 264,405 ATK Restricted Shares), (ii) 9,718,311 shares of ATK Common Stock were held by ATK in its treasury, (iii) 2,482,341 shares of ATK Common Stock were reserved and available for issuance pursuant to the ATK Stock Plans, of which (A) 270,405 shares were issuable upon exercise of outstanding ATK Options, (B) 66,528 shares were issuable upon settlement of outstanding ATK DSUs and (C) 575,643 shares were issuable upon vesting of outstanding ATK PSUs, assuming achievement of applicable goals and conditions at maximum performance levels, (iv) no shares of ATK Preferred Stock were issued and outstanding and (v) no shares of ATK Preferred Stock were held by ATK in its treasury. All outstanding shares of ATK Common Stock are, and all such shares which may be issued prior to the Effective Time or pursuant to the Merger in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of ATK or any ATK Material Contract. Except for ATK's 3.00% Convertible Senior Subordinated Notes due 2024 (the "2024 Notes"), there are no bonds, debentures, notes or other indebtedness of ATK having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of ATK Common Stock may vote ("Voting ATK Debt"). Except as set forth above, as of the Capitalization Date, (i) there were no shares of capital stock of, or other equity or voting interests in, ATK issued, reserved for issuance or outstanding and (ii) there were no options, rights, warrants, convertible or exchangeable securities (other than the 2024 Notes), "phantom" stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which ATK or any of its Subsidiaries was a party or by which any of their respective properties or assets was bound (A) obligating ATK or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, ATK or any ATK Subsidiary or any Voting ATK Debt, (B) obligating ATK or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of ATK Common Stock or the holders of the capital stock of any ATK Subsidiary (the items in clauses (i) and (ii), collectively, "ATK Securities"). From the Capitalization Date through the date of this Agreement, neither ATK nor any of its Subsidiaries has issued any ATK Securities, other than pursuant to ATK Options, ATK PSUs or ATK DSUs, in each case, that were outstanding as of the Capitalization Date. There are not any outstanding Contracts of any kind that obligate ATK or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ATK Securities.

        SECTION 6.04.    Ownership and Operations of Merger Sub.     (a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 common shares, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by ATK, free and clear of all Liens.

          (b)   Merger Sub was formed specifically for the purpose of engaging in the Merger Transactions. Merger Sub has conducted no operations and has no assets and no Liabilities of any nature other than those incident to its formation and pursuant to the Transactions.

        SECTION 6.05.    Authority; Execution and Delivery; Enforceability.     (a) Each of ATK, Merger Sub and Sporting has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions to which it is a party. The execution and delivery by each of ATK, Merger Sub and Sporting of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of ATK, Merger Sub and Sporting of the Transactions to which it is a party have been duly authorized by the respective Boards of Directors of ATK, Merger Sub and Sporting, and except for such further action of the Board of Directors of ATK required to establish the Record Date and the Distribution Date and except for the ATK Stockholder Approval and, in the case of the Merger, the adoption of this Agreement by ATK in its capacity as the sole shareholder of Merger Sub (which adoption shall be provided by the written consent of ATK immediately following the execution of this Agreement), no other corporate proceedings on the part of each of ATK, Merger Sub or Sporting are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions to which it is a party. Each of ATK, Merger Sub and Sporting has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of ATK, Merger Sub and Sporting in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Upon the execution and delivery by each of ATK, Merger Sub and Sporting of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b)   In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of ATK has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to and in the best interests of ATK and its stockholders, (ii) approved and declared advisable this Agreement, each other Transaction Document to which ATK is or is contemplated to be a party and the Transactions, (iii) resolved, subject to Section 8.15(d), to recommend that the holders of ATK Common Stock vote in favor of the issuance of the shares of ATK Common Stock in the Merger as contemplated by Article IV and (iv) directed that the issuance of the shares of ATK Common Stock in the Merger be submitted to the holders of ATK Common Stock for their approval, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Merger Transactions and (ii) resolved to recommend adoption of this Agreement to ATK, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of

  Sporting has approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Transactions to which it is a party, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

          (c)   The only vote or consent of holders of any class or series of capital stock of ATK necessary to approve the issuance of shares of ATK Common Stock in the Merger, as contemplated by Article IV, is the affirmative vote of holders of a majority of the outstanding shares of ATK Common Stock represented and entitled to vote thereon at the ATK Stockholders' Meeting or any postponement, adjournment or recess thereof (the "ATK Stockholder Approval").

          (d)   The only vote or consent of holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and the Merger is the affirmative vote of ATK in its capacity as the sole stockholder of Merger Sub, which adoption shall be provided by the written consent of ATK immediately following the execution of this Agreement.

          (e)   ATK is not a party to any stockholder rights agreement, "poison pill" or similar anti-takeover agreement or plan. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation applicable to ATK or Merger Sub enacted under the Law of the State of Delaware or under the Law of any other jurisdiction applies to this Agreement, the Merger or the other Transactions.

          (f)    The Board of Directors of ATK (or if appropriate, any committee administering the ATK Stock Plans) has adopted, or will adopt prior to the consummation of the Transactions, such resolutions or taken such other actions as may be required to ensure that, except as explicitly set forth in this Agreement or as set forth in agreements in existence on the date hereof and set forth on Section 6.05(f) of the ATK Disclosure Letter, no ATK equity awards will become vested or exercisable as a result of the consummation of the Transactions.

          (g)   (i) At the Sporting Transfer Time, Sporting will have sufficient surplus, as determined in accordance with Section 170 of the DGCL, and legally available funds to distribute to ATK the Sporting Dividend Amount and consummate the Transactions; and (ii) on the Distribution Date, ATK will have sufficient surplus, as determined in accordance with Section 170 of the DGCL, and legally available funds to effect the Distribution and consummate the Transactions.

        SECTION 6.06.    No Conflicts; Governmental Approvals.     (a) The execution and delivery by each of ATK, Merger Sub and Sporting of each Transaction Document to which it is a party does not, the execution and delivery by each of ATK, Merger Sub and Sporting of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of ATK, Merger Sub and Sporting of the Transactions to which it is a party and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the ATK Business under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of ATK or any of its Subsidiaries, (ii) any Contract to which ATK or any ATK Subsidiary is a party or by which any of their respective properties or assets or the ATK Business is bound or (iii) subject to the filings, consents and other matters referred to in Section 6.06(b), any Judgment or Law applicable to ATK or any ATK Subsidiary or their respective properties or assets or the ATK Business, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

          (b)   No Governmental Approval is required to be obtained or made by or with respect to ATK or any of its Subsidiaries in connection with the execution, delivery and performance of any

  Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 6.06(b)(i) of the ATK Disclosure Letter, (ii) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Registration Statements, and compliance with and such other filings under the Securities Act and the Exchange Act as may be required in connection with the Transactions, (iii) filings required under the DGCL in connection with the ATK Charter Amendment, (iv) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (v) compliance by ATK and Sporting with the rules and regulations of the NYSE, (vi) compliance with and filings and approvals under any applicable international, Federal or state securities or "blue sky" Laws and (vii) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

        SECTION 6.07.    SEC Documents; Undisclosed Liabilities.     (a) ATK has filed all reports, schedules, forms, statements and other documents required to be filed by ATK with the SEC since January 1, 2011 pursuant to the Securities Act or the Exchange Act (collectively, the "ATK SEC Documents"). As of its respective effective date (in the case of any ATK SEC Document that is a registration statement filed pursuant to the Securities Act) and as of its respective filing date (in the case of any other ATK SEC Document), each ATK SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the ATK SEC Documents as of such respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither ATK nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Orbital or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statements or any other filing contemplated by Section 8.01. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the ATK SEC Documents.

          (b)   The audited consolidated financial statements and unaudited consolidated interim financial statements of ATK included or incorporated by reference in the ATK SEC Documents (collectively, the "ATK Financial Statements") (i) were derived from the books of account and other financial records of ATK and its Subsidiaries, (ii) present fairly in all material respects the financial position of ATK and its consolidated Subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material) and (iv) meet the requirements of Regulation S-X in all material respects.

          (c)   ATK has previously made available to Orbital (i) the unaudited balance sheet of the ATK Business at March 31, 2013, and the related unaudited statements of income for the fiscal year ended March 31, 2013 (collectively, the "2013 Annual ATK Business Financial Statements") and (ii) the unaudited interim balance sheet of the ATK Business at December 31, 2013, and the related unaudited interim statements of income for the nine months ended December 31, 2013

  (collectively, the "2014 Interim ATK Business Financial Statements" and, together with the 2013 Annual ATK Business Financial Statements, the "Historical ATK Business Financial Statements").

          (d)   The Historical ATK Business Financial Statements (i) were derived from the books of account and other financial records of ATK and its Subsidiaries and (ii) present fairly in all material respects the financial position of the ATK Business and the results of operations as of the dates thereof and for the periods covered thereby (subject, in the case of the 2014 Interim ATK Business Financial Statements, to normal year-end adjustments, none of which are expected to be material). When delivered pursuant to Section 8.25, the New ATK Business Financial Statements shall (i) have been derived from the books of account and other financial records of ATK and its Subsidiaries and (ii) present fairly in all material respects the financial position of the ATK Business and the results of operations as of the dates thereof and for the periods covered thereby (subject, in the case of the 2015 Interim ATK Business Financial Statements, to normal year-end adjustments, none of which are expected to be material).

          (e)   Except as reflected or reserved against on the most recent consolidated balance sheet of ATK included in the ATK Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the "ATK Balance Sheet"), ATK and the ATK Subsidiaries do not have any Liabilities of any nature other than Liabilities that (i) were incurred after the date of the ATK Balance Sheet in the ordinary course of business, (ii) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Transactions or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

          (f)    (A) ATK maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) ATK has disclosed since January 1, 2011, to ATK's auditors and the audit committee of ATK's Board of Directors, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect ATK's ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of ATK, whether or not material, that involves management or other employees who have a significant role in ATK's internal control over financial reporting. ATK has made available to Orbital all such disclosures made by management to ATK's auditors and audit committee from January 1, 2011 to the date of this Agreement. ATK's principal executive officer and principal financial officer have made, with respect to the ATK SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. ATK has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither ATK nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers of ATK within the meaning of Section 402 of the Sarbanes-Oxley Act.

        SECTION 6.08.    Information Supplied.     None of the information supplied or to be supplied by ATK or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement or the Registration Statements or any other filing contemplated by Section 8.01 will, at the time each such document is filed with the SEC or any other Governmental Entity, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Registration Statements) or in the case of the Joint Proxy Statement, at the date of mailing and at the date of the ATK and Orbital Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Registration Statements and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representations or warranty is made by ATK with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Orbital and its Subsidiaries for inclusion or incorporation by reference therein.

        SECTION 6.09.    Absence of Certain Changes or Events.     Since the date of the ATK Balance Sheet through the date of this Agreement, (i) there has not been an ATK Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have an ATK Material Adverse Effect, and (ii) except in connection with this Agreement or the Transactions or as expressly contemplated or permitted by this Agreement or the other Transaction Documents to which ATK or an ATK Subsidiary is a party, (x) ATK and each of the ATK Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (y) neither ATK nor any of its Subsidiaries has taken any action which, if taken after the date hereof would require Orbital's consent pursuant to any of clause (a), clauses (c) through (n) or clauses (q) through (t) of Section 7.02.

        SECTION 6.10.    Taxes.     (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect:

            (i)  all Tax Returns relating to ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary required to be filed have been timely filed;

           (ii)  all such Tax Returns are true and complete in all respects;

          (iii)  ATK, each ATK Subsidiary, Sporting and each Sporting Subsidiary have timely paid or withheld all Taxes required to be paid or withheld with respect to ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary, as applicable; and

          (iv)  no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary.

          (b)   The ATK Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by ATK, each ATK Subsidiary, Sporting and each Sporting Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

          (c)   No audit or other Action with respect to material Taxes or Tax Returns of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary is currently in progress, and no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary that has not been settled, paid or withdrawn.

          (d)   In the five years prior to the date hereof, none of ATK, any ATK Subsidiary, Sporting or, to the knowledge of ATK, any Sporting Subsidiary (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return other than with ATK or one of its Subsidiaries or (ii) has any material Liability for the Taxes of any Person other than ATK or an ATK Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

          (e)   None of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among ATK and ATK Subsidiaries and (ii) the Tax Matters Agreement).

          (f)    Within the past two years, none of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Code Section 355 (other than in connection with the Distribution).

          (g)   None of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary has, to the knowledge of ATK, "participated" in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

          (h)   None of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Transactions from qualifying for the Intended Tax Treatment.

          (i)    Except to the extent Sections 6.11, 6.12(c)(i) and 6.16(a)(i)(C) concern Tax matters, this Section 6.10 contains the sole and exclusive representations and warranties of ATK and Merger Sub in respect of Tax matters.

        SECTION 6.11.    Employee Benefits Matters.     (a) Section 6.11(a) of the ATK Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material ATK Benefit Plan. ATK has made available to Orbital true and complete copies of (i) each ATK Benefit Plan required to be listed in Section 6.11(a) of the ATK Disclosure Letter (or, in the case of any unwritten ATK Benefit Plan required to be listed in Section 6.11(a) of the ATK Disclosure Letter, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such ATK Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each such ATK Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such ATK Benefit Plan and (v) all material correspondence with a Governmental Entity relating to such ATK Benefit Plan since January 1, 2011.

          (b)   The ATK Benefit Plans have been administered in compliance with their terms and applicable Law, other than any instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

          (c)   Except as would not, individually or in the aggregate, have or reasonably be expected to have an ATK Material Adverse Effect, (i) no ATK Benefit Plan that is an "employee welfare benefit plan", as described in Section 3(1) of ERISA (each, an "ATK Welfare Benefit Plan"), is funded or insured through a "welfare benefits fund", as such term is defined in Code Section 419(e), (ii) each ATK Welfare Benefit Plan that is a "group health plan", as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each ATK Welfare Benefit Plan (in each case including any such plan covering retirees or other former employees) may be amended or terminated without liability to ATK or any ATK Subsidiary, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time and (iv) no ATK Welfare Benefit Plan provides health or life insurance benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

          (d)   Except as would not, individually or in the aggregate, have or reasonably be expected to have an ATK Material Adverse Effect, each ATK Benefit Plan that is an "employee pension benefit plan", as defined in Section 3(2) of ERISA (each, an "ATK Pension Benefit Plan"), and that is intended to be tax qualified has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current determination letter to the effect that such ATK Pension Benefit Plans are qualified and exempt from Federal income Taxes under Code Sections 401(a) and 501(a), respectively, and no such determination letter has been revoked nor, to the knowledge of ATK, has revocation been threatened, nor has any such ATK Pension Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or require "security" within the meaning of Section 307 of ERISA.

          (e)   No ATK Pension Benefit Plan had, as of the respective last annual valuation date for each such ATK Pension Benefit Plan, an "unfunded benefit liability", as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to Orbital, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect. None of the ATK Pension

  Benefit Plans subject to the minimum funding requirements of Code Section 412 or Section 302 of ERISA or any trust established thereunder has failed to satisfy the "minimum funding standards" (as defined in Section 302 of ERISA or Code Section 412), whether or not waived, as of the last day of the most recently ended fiscal year of such ATK Pension Benefit Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect. None of ATK or any ATK Subsidiary, or, to the knowledge of ATK, any ATK Employee or any trustee, fiduciary or administrator of any ATK Benefit Plan or trust thereunder, has engaged in a "prohibited transaction", as such term is defined in Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject ATK, any ATK Subsidiary or any ATK Employee to the tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except to the extent that any such taxes or penalties, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect. None of such ATK Benefit Plans and trusts has been terminated, nor has there been any "reportable event", as such term is defined in Section 4043 of ERISA, with respect to any ATK Benefit Plan during the last five years, except to the extent that any such reportable events, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

          (f)    The execution and delivery of each Transaction Document to which ATK or any of its Subsidiaries is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, (i) entitle any ATK Employee to severance, termination, change in control or similar pay or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any ATK Benefit Plan or (iii) result in any breach or violation of, or a default under, any ATK Benefit Plan, in each case, except for any payments or benefits required by applicable Law.

        SECTION 6.12.    Labor Matters.     (a) Except as set forth on Section 6.12(a) of the ATK Disclosure Letter, (i) neither ATK nor any of the ATK Subsidiaries is party to any CBA and no ATK Employees are represented by any labor union, organization or works council with respect to their employment with ATK or any of its Subsidiaries.

          (b)   Since January 1, 2011 through the date of this Agreement, (i) there are no labor unions or works councils purporting to represent or attempting to represent any employees employed by ATK or any ATK Subsidiaries, nor to the knowledge of ATK is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of ATK or any ATK Subsidiaries or any pending union or works council representation election (ii) to the knowledge of ATK there has not been nor is there threatened any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of ATK or any ATK Subsidiaries, or with respect to the ATK Business, (iii) ATK has not received written notice or any threat of, and there are not pending to the knowledge of ATK, any unfair labor practice charges against the ATK Business before the National Labor Relations Board or any similar state, local or foreign governmental entity, and (iv) ATK has not received written notice or threat of, and there are not pending to the knowledge of ATK, any suits, actions or other proceedings in connection with the ATK Business alleging violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar state, local or foreign governmental entity responsible for the prevention of unlawful employment practices, and any lawsuit alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except, in the case of each of clauses (i), (ii) ,(iii), and (iv) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

          (c)   (i) ATK and the ATK Subsidiaries are in compliance with all applicable Laws relating to employment, and fair employment practices, including all Laws respecting workers' compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings, worker classification, affirmative action, equal pay, worker safety, wages and hours, civil rights (including discrimination, harassment, and retaliation, and equal employment opportunity), leaves of absence, disability rights or benefits, notice of termination, discrimination, immigration, withholding of Taxes, collective bargaining, and any other statutory or other obligations owed to employees under applicable Law, and (ii) neither ATK nor any of the ATK Subsidiaries has any Liability, including under or on account of an ATK Benefit Plan, arising out of the hiring of Persons to provide services to ATK or any of its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of ATK or any of its Subsidiaries, except, in the case of each of clauses (i) and (ii) above, for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect.

        SECTION 6.13.    Litigation.     There is no Action pending or, to the knowledge of ATK, claim threatened in writing, in each case, against ATK or any of its Subsidiaries relating to the ATK Business that, individually or in the aggregate, (x) in the case of any Action or claim first initiated or threatened on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on the ATK Business, or (y) in the case of any Action or claim first initiated or threatened following the date of this Agreement, has had or would reasonably be expected to have an ATK Material Adverse Effect. There is no Judgment outstanding against ATK or any ATK Subsidiary or to which any of their respective properties or assets is subject relating to the ATK Business that, individually or in the aggregate, (x) in the case of any Judgment entered on or prior to the date of this Agreement, has had or would reasonably be expected to have a material impact on the ATK Business, or (y) in the case of any Judgment entered following the date of this Agreement, has had or would reasonably be expected to have an ATK Material Adverse Effect. This Section 6.13 does not relate to Taxes, which are the subject of Section 6.10 (and, in part, Sections 6.11, 6.12(c)(i) and 6.16(a)(i)(C)), Environmental Claims, which are the subject of Section 6.15, or intellectual property matters, which are the subject of Section 6.17.

        SECTION 6.14.    Compliance with Applicable Laws.     (a) With respect to the ATK Business, ATK and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Laws (including, for the avoidance of doubt, the FCPA and any other Law that prohibits corruption or bribery), except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect. With respect to the ATK Business, neither ATK nor any of its Subsidiaries has received any written communication since January 1, 2011 from a Governmental Entity that alleges that ATK or any of its Subsidiaries is not in compliance in any material respect with any applicable Law (including, for the avoidance of doubt, the FCPA or any other Law that prohibits corruption or bribery), which alleged non-compliance has not been materially resolved and which, in the case of any written communication received following the date of this Agreement, individually or in the aggregate has had or would reasonably be expected to have an ATK Material Adverse Effect. With respect to the ATK Business, ATK and its Subsidiaries possess all Governmental Approvals necessary for the lawful conduct of their business as currently conducted, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

          (b)   Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect:

              (i)  The representations, certifications and warranties made by ATK to the applicable Governmental Entity with respect to any material Government Contract entered into on or after January 1, 2011 or that otherwise has unfulfilled obligations, or with respect to any material Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and ATK has complied in all material respects with all such certifications;

             (ii)  Since January 1, 2011, ATK has not received written notice of any pending or threatened investigation, prosecution or civil or administrative proceeding brought by a Governmental Entity against ATK or any ATK Subsidiary relating to any material Government Contract or material Government Bid; and

            (iii)  Since January 1, 2011, ATK has not made, nor to the knowledge of ATK is ATK required to make, any disclosure to a Governmental Entity, in connection with any material Government Contract or material Government Bid, under FAR Subpart 3.1003 or FAR 52.203-13.

          (c)   (i) ATK and its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have not been debarred or suspended or, to the knowledge of ATK, proposed for debarment from participating in Government Contracts or Government Bids; and (ii) to the knowledge of ATK, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.

          (d)   This Section 6.14 does not relate to Tax matters, which are the subject of Section 6.10 (and, in part, Sections 6.11, 6.12(c)(i) and 6.16(a)(i)(C)), employee benefits matters, which are the subject of Section 6.11, labor matters, which are the subject of Section 6.12, Environmental Laws, which are the subject of Section 6.15, or intellectual property matters, which are the subject of Section 6.17.

        SECTION 6.15.    Environmental Matters.     (a) With respect to the ATK Business, ATK and its Subsidiaries are and, since December 1, 2001, (except for matters that have been fully and finally resolved or with respect to which ATK and its Subsidiaries would not reasonably expect to incur any further material liability or obligation), have been, in material compliance with all Environmental Laws.

          (b)   Since December 1, 2001, except for matters that have been fully and finally resolved or with respect to which ATK and its Subsidiaries would not reasonably expect to incur further material liability or obligation, neither ATK nor any of its Subsidiaries has received any written notice that alleges that, with respect to the ATK Business, ATK is in material violation of, or has material liability under, any Environmental Law.

          (c)   (i) ATK and its Subsidiaries have obtained and are in compliance in all material respects with all material Environmental Permits necessary for the operation of the ATK Business as currently conducted; (ii) all such material Environmental Permits are valid and in full force and effect (or a timely renewal application has been submitted to the relevant Governmental Entity); and (iii) neither ATK nor any of its Subsidiaries has received any unresolved written notice from any Governmental Entity seeking or requiring a change in the terms and conditions of any such material Environmental Permit that would result in material costs or operational charges to ATK or its Subsidiaries.

          (d)   There are no material Environmental Claims pending or, to the knowledge of ATK and its Subsidiaries, threatened against or affecting ATK or any of its Subsidiaries relating to the ATK Business.

          (e)   To the knowledge of ATK, there has been no Release of Hazardous Materials at, on, under, or from the ATK Owned Real Property or the ATK Leased Real Property, nor was there such a Release at any real property formerly owned, operated or leased by ATK or its Subsidiaries in connection with the ATK Business during the period of such ownership, operation, or tenancy, in each case such that ATK or its Subsidiaries would reasonably be expected to be subject to material liability with respect to such Hazardous Materials under Environmental Law.

          (f)    Neither ATK nor its Subsidiaries has, in connection with the ATK Business, arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials at any third-party site at which, to the knowledge of ATK, there has been a Release of Hazardous Materials that would reasonably be expected to result in material liability to ATK or its Subsidiaries under Environmental Law.

          (g)   This Section 6.15 contains the sole and exclusive representations and warranties of ATK and Merger Sub with respect to environmental matters.

        SECTION 6.16.    Real and Personal Property; Sufficiency.     (a) Section 6.16(a) of the ATK Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property owned by ATK or any ATK Subsidiary, in each case after giving effect to the Sporting Transfers (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the "ATK Owned Real Property"). After giving effect to the Sporting Transfers, (i) ATK or an ATK Subsidiary will have good and insurable fee simple title to all ATK Owned Real Property, in each case free and clear of all Liens other than (A) Liens securing Indebtedness reflected in the ATK Balance Sheet or incurred since the date of the ATK Balance Sheet in the ordinary course of business or as otherwise contemplated or permitted by this Agreement, (B) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used in connection with the ATK Business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (D) mechanics', carriers', workmen's, materialmen's, repairmen's and similar Liens arising in the ordinary course of business and (E) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the ATK Business (the items in clauses (A) through (E), collectively, "ATK Permitted Liens") and (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize the ATK Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially and adversely affect the use of such ATK Owned Real Property in the ATK Business. To the knowledge of ATK, there is no pending or threatened condemnation or eminent domain proceeding with respect to any ATK Owned Real Property.

          (b)   Section 6.16(b) of the ATK Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property leased by ATK or any ATK Subsidiary, in each case after giving effect to the Sporting Transfers (collectively, in each case together with all buildings, structures, improvements and fixtures thereon, the "ATK Leased Real Property"). After giving effect to the Sporting Transfers, ATK or an ATK Subsidiary will have good and valid title to the leasehold estates in all ATK Leased Real Property, in each case free and clear of all Liens other than ATK Permitted Liens. ATK has made available to Orbital a true and complete copy of each material lease agreement under which the ATK Leased Real Property is held. There is no default under any such lease by ATK or any ATK Subsidiary or, to the knowledge of ATK, by any other party thereto, in each case that, individually or in the aggregate, has had or would reasonably be expected to have an ATK Material Adverse Effect.

          (c)   After giving effect to the Sporting Transfers, ATK or an ATK Subsidiary will have good and valid title to all material personal properties and assets used in the conduct of the ATK Business, free and clear of all Liens other than ATK Permitted Liens, except for any failure to have good and valid title that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect.

          (d)   At the Effective Time, the Excluded Assets will constitute those assets reasonably required to operate the ATK Business in all material respects as currently conducted.

        SECTION 6.17.    Intellectual Property.     (a) Section 6.17(a) of the ATK Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Registered Intellectual Property Rights owned by ATK or an ATK Subsidiary after giving effect to the Sporting Transfers (the "ATK Registered Intellectual Property"). To the knowledge of ATK, ATK or an ATK Subsidiary is the sole and exclusive owner of all material ATK Registered Intellectual Property, free and clear of all Liens other than ATK Permitted Liens and other than licenses or other rights of use held by any Governmental Entity. To the knowledge of ATK, ATK or an ATK Subsidiary owns or has (or following the consummation of the Sporting Transfers will own or will have) the valid right to use all Intellectual Property Rights used or held for use in the ATK Business (collectively, the "ATK Intellectual Property"), free and clear of all Liens other than ATK Permitted Liens. Neither ATK nor any of its Subsidiaries has granted an exclusive license to any material ATK Intellectual Property, and no material license fees are currently being paid for the use by ATK or any ATK Subsidiary of any third party Intellectual Property Rights used or held for use solely in the operation or conduct of the ATK Business. To the knowledge of ATK, the ATK Registered Intellectual Property is valid, subsisting and enforceable. ATK and its Subsidiaries have taken reasonable steps to maintain, protect and preserve all trade secrets, confidential information or other proprietary information included in the ATK Intellectual Property.

          (b)   Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect, no claims are pending or, to the knowledge of ATK, have been asserted, in each case against ATK or any of the ATK Subsidiaries by any Person (i) claiming that ATK or any of the ATK Subsidiaries is infringing or has infringed any third party Intellectual Property Right or (ii) challenging the validity, ownership, patentability, enforceability, ability to register or use by ATK or any of its Subsidiaries of any ATK Intellectual Property (including actions before the United States Patent and Trademark Office or comparable foreign governmental authorities). Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an ATK Material Adverse Effect, as of the date of this Agreement, to the knowledge of ATK, no Person is infringing or misappropriating the rights of ATK or any of its Subsidiaries with respect to any ATK Intellectual Property.

        SECTION 6.18.    Material Contracts.     (a) Section 6.18(a) of the ATK Disclosure Letter sets forth a true and complete list of all ATK Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, "ATK Material Contract" means any of the following Contracts to which ATK or any ATK Subsidiary is a party or by which the ATK Business is otherwise bound:

            (i)  any "material contract", as defined in Item 601(b)(10) of Regulation S-K, as such term would be applied to the ATK Business if it were a separate entity subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act;

           (ii)  any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement that is material to the ATK Business, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business);

          (iii)  any Contract that relates to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (other than, for the avoidance of doubt, acquisitions or dispositions of inventory, supplies, materials or products in the ordinary course of business), in each case for aggregate consideration in excess of $25.0 million with respect to which ATK or an ATK Subsidiary has any material outstanding obligation, including any indemnification obligations;

          (iv)  any Contract with respect to Indebtedness or guarantees of any such Indebtedness with a principal amount or aggregate revolving commitment in excess of $10.0 million, other than any such Contract solely between or among ATK and any ATK Subsidiaries;

           (v)  any Contract with a remaining term of two or more years from the date of this Agreement that requires annual payments in excess of $3.0 million by the ATK Business and that is not terminable at the option of ATK or an ATK Subsidiary by notice of 90 days or less at no cost to ATK or any ATK Subsidiary, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii) and (iv) above, respectively;

          (vi)  any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which ATK or any ATK Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity provisions (in each case other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids); and

         (vii)  any license, royalty or other Contract pursuant to which ATK or one of its Subsidiaries is granted a right to use any Intellectual Property Rights that are material to the operation and conduct of the ATK Business (other than for (A) standard off-the-shelf software license agreements entered into in the ordinary course of business and (B) non-exclusive licenses granted to customers or distributors in the ordinary course of business).

          (b)   Each of the ATK Material Contracts that are required to be listed in Section 6.18(a) of the ATK Disclosure Letter or that are entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither ATK nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any ATK Material Contract, except for any violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect. True and complete copies of each written ATK Material Contract, and a summary of each oral ATK Material Contract, listed in Section 6.18(a) of the ATK Disclosure Letter (in each case, including all substantive written modifications and amendments thereto and substantive waivers thereunder) have been made available to Orbital.

          (c)   Section 6.18(c) of the ATK Disclosure Letter sets forth each material Contract between or among Sporting or any Sporting Subsidiary, on the one hand, and ATK or any ATK Subsidiary, on the other hand, in each case that is in existence as of the date of this Agreement (collectively, the "Intercompany Contracts").

        SECTION 6.19.    No Ownership of Orbital Capital Stock.     Neither ATK nor Merger Sub, nor any of their respective Affiliates (nor any of their respective "Associates" as defined in Section 203 of the DGCL), is or has been during the past three years an "interested stockholder" of Orbital as defined in Section 203 of the DGCL. Neither ATK, Merger Sub, nor any of their respective Affiliates (nor any of their respective "Associates" as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Agreements), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Orbital Common Stock or any option, warrant or other right to acquire any shares of Orbital Common Stock.

        SECTION 6.20.    Opinion of Financial Advisor.     The Board of Directors of ATK has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch"), as financial advisor to ATK, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Exchange Ratio is fair, from a financial point of view, to ATK. ATK will make available a true and complete copy of such opinion to Orbital, for informational purposes only, after receipt of such opinion by the Board of Directors of ATK.

        SECTION 6.21.    Brokers.     No broker, investment banker, financial advisor or other Person, other than BofA Merrill Lynch, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ATK or any of its Subsidiaries. ATK has made available to Orbital true and complete copies of all Contracts or other arrangements or understandings between ATK or any of its Subsidiaries and BofA Merrill Lynch or any of its Affiliates relating to the Transactions.

        SECTION 6.22.    Adequate Funds.     As of the date of this Agreement, ATK and its Subsidiaries have sufficient cash resources available (including pursuant to availability under the Existing ATK Facility), when taken together with the Sporting Dividend Amount, to effect the tender offer for, or the redemption of, the 2020 Notes and the settlement of the 2024 Notes, in each case in the manner contemplated by this Agreement.

ARTICLE VII

Covenants Relating to Conduct of Business

        SECTION 7.01.    Conduct of Business by Orbital.     Except for matters set forth in Section 7.01 of the Orbital Disclosure Letter, otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document, required by applicable Law or consented to in writing by ATK (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof to the Effective Time, Orbital shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its current business organization substantially intact, maintain its material Governmental Approvals and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it, in each case, consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 7.01 of the Orbital Disclosure Letter or otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document or required by applicable Law, from the date hereof to the Effective Time, Orbital shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of ATK (such consent not to be unreasonably withheld, delayed or conditioned):

          (a)   (i) declare, set aside or pay any dividends or other distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly-owned Subsidiary of Orbital to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly-owned Subsidiary of Orbital which remains a wholly-owned Subsidiary of Orbital after consummation of such transaction, or (iii) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests;

          (b)   issue, deliver, sell or grant (i) any of its shares of capital stock or other equity interests or (ii) any Voting Orbital Debt or Orbital Securities, in each case other than (A) the issuance of Orbital Common Stock upon the exercise of Orbital Options or in connection with other equity-based awards, in each case, outstanding on the date hereof and granted pursuant to the Orbital Stock Plans and in accordance with their terms, (B) the grant of Orbital Options or other equity-based awards in the ordinary course of business consistent with past practice relating to no more than 500,000 shares of Orbital Common Stock under the Orbital 2005 Stock Incentive Plan and (C) any such transaction by a wholly owned Subsidiary of Orbital which remains a wholly-owned Subsidiary of Orbital after consummation of such transaction;

          (c)   amend its certificate or articles of incorporation or bylaws or comparable organizational documents;

          (d)   acquire or dispose of, including by entering any lease with respect to, any interests in real property, except for the expiration of any lease in accordance with the terms of such Contract;

          (e)   acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million;

          (f)    sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of inventory, supplies, materials or products in the ordinary course of business) with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Orbital Business;

          (g)   (i) adopt, enter into, terminate, amend, extend or renew any CBA or any Orbital Benefit Plan, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any Orbital Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, (iii) pay or provide to any Orbital Employee any benefit not provided for under an Orbital Benefit Plan as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (ii) above, (iv) except to the extent expressly permitted under Section 7.01(b), grant any awards under any Orbital Benefit Plan or remove or modify existing restrictions in any Orbital Benefit Plan or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Orbital Benefit Plan, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any Orbital Benefit Plan or (vii) make any material determination under any Orbital Benefit Plan that is not in the ordinary course of business consistent with past practice, except in each case (A) as required to ensure that any Orbital Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law or (B) as specifically required pursuant to this Agreement or the terms of any Orbital Benefit Plan;

          (h)   incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another Person, except for (i) Indebtedness solely between or among Orbital and its Subsidiaries that is incurred in the ordinary course of business,

  (ii) Indebtedness incurred under the Existing Orbital Facility and (iii) foreign currency hedging arrangements on customary commercial terms entered into in the ordinary course of business and not for speculative purposes;

          (i)    encumber or subject any of its material assets to any Liens, other than Orbital Permitted Liens;

          (j)    (i) make any loan, advance or capital contribution to, or investment in, any Person other than any wholly-owned Subsidiary of Orbital that, individually or in the aggregate, exceeds $5.0 million or (ii) authorize or make any capital expenditure that, individually or in the aggregate, exceeds $3.0 million, in the case of this clause (ii) except as provided in the capital expenditures budget set forth in Section 7.01(j) of the Orbital Disclosure Letter or in response to casualty loss or property damage;

          (k)   make any material change in its tax accounting or financial accounting methods, principles and practices in effect on the date of the Orbital Balance Sheet, except as may be required by a change in GAAP;

          (l)    make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund;

          (m)  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (n)   adopt or implement any stockholder rights plan, "poison pill" or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;

          (o)   (A) enter into, modify, amend or terminate any Orbital Material Contract of the type in Section 5.17(a)(ii) or waive, release or assign any material rights or claims of Orbital or any of its Subsidiaries under any such Orbital Material Contract or (B) enter into, modify, amend or terminate any other Orbital Material Contract or waive, release or assign any material rights or claims of Orbital or any of its Subsidiaries under any such other Orbital Material Contract, except, in the case of this clause (B), (x) in the ordinary course of business consistent with past practice or (y) the entrance into an Orbital Material Contract providing for (i) acquisitions or dispositions that would not be prohibited by Sections 7.01(d), (e) and (f), (ii) Indebtedness that would not be prohibited by Section 7.01(h) or (iii) loans, advances, capital contributions, investments or capital expenditures that would not be prohibited by Section 7.01(j) that, in the case of each of clauses (i), (ii) and (iii), does not otherwise require consent under this Section 7.01;

          (p)   settle any Action if such settlement would require any payment by Orbital or any of its Subsidiaries in an amount in excess of $500,000 individually or $1.0 million in the aggregate, or would obligate Orbital or any of its Subsidiaries to take any material action or impose any material restrictions on the business of Orbital or any of its Subsidiaries;

          (q)   engage in any business other than the Orbital Business substantially as conducted by Orbital and its Subsidiaries as of the date hereof;

          (r)   amend, extend, renew or permit to lapse existing insurance policies or enter into new insurance policies, except in either case on such terms and for such amounts as is consistent with past practice;

          (s)   enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; or

          (t)    authorize any of, or commit or agree to take any of, the foregoing actions.

        SECTION 7.02.    Conduct of Business by ATK.     Except for matters set forth in Section 7.02 of the ATK Disclosure Letter, otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document (including in connection with the Sporting Transfers and the Distribution), required by applicable Law or consented to in writing by Orbital (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof to the Effective Time, ATK shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct the ATK Business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve the ATK Business substantially intact, maintain all material Governmental Approvals of the ATK Business and keep relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with the ATK Business, in each case, consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 7.02 of the ATK Disclosure Letter or otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document (including in connection with the Sporting Transfers and the Distribution) or required by applicable Law, from the date hereof to the Effective Time, ATK shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Orbital (such consent not to be unreasonably withheld, delayed or conditioned):

          (a)   in the case of ATK and the ATK Subsidiaries (i) declare, set aside or pay any dividends or other distributions in respect of its shares of capital stock or other equity interests, other than (A) regular quarterly cash dividends on ATK Common Stock not exceeding $0.32 per share of ATK Common Stock with usual declaration, record and payment dates and in accordance with ATK's current dividend policy and (B) dividends and distributions by any wholly-owned Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly-owned Subsidiary which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests;

          (b)   in the case of ATK and the ATK Subsidiaries (i) issue, deliver, sell or grant (A) any of its shares of capital stock or other equity interests or (B) any Voting ATK Debt or ATK Securities, in each case other than any such transaction between ATK and a wholly owned ATK Subsidiary which remains a wholly owned ATK Subsidiary after consummation of such transaction, or (ii) issue, deliver, sell or grant any shares of capital stock or other equity interests in ATK or any ATK Subsidiary, other than (x) the issuance of ATK Common Stock upon the exercise of ATK stock options or in connection with other equity-based awards, in each case, outstanding on the date hereof and granted pursuant to the ATK Stock Plans in accordance with their terms and (y) the grant of ATK stock options or other equity-based awards in the ordinary course of business consistent with past practice relating to no more than 150,000 shares of ATK Common Stock;

          (c)   in the case of ATK or any ATK Subsidiary, amend its certificate or articles of incorporation or bylaws or comparable organizational documents, other than to change its name in accordance with the terms of this Agreement;

          (d)   acquire or dispose of, including by entering any lease with respect to, any interests in real property owned or leased by ATK or any ATK Subsidiary or otherwise used in the conduct of the ATK Business, except for the expiration of any lease in accordance with the terms of such Contract;

          (e)   with respect to ATK or any ATK Subsidiary, acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, in each case that would be owned by ATK or any ATK Subsidiary after giving effect to the Sporting Transfers and with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million;

          (f)    sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of inventory, supplies, materials or products in the ordinary course of business) of the ATK Business with a value or purchase price that, individually or in the aggregate, exceeds $5.0 million, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the ATK Business;

          (g)   (i) with respect to the ATK Employees, adopt, enter into, terminate, amend, extend or renew any CBA or ATK Benefit Plan, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or benefits of, or pay any bonus to, any ATK Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, (iii) pay or provide to any ATK Employee any benefit not provided for under any ATK Benefit Plan as in effect on the date hereof, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (ii) above, (iv) except to the extent expressly permitted under Section 7.02(b)(ii), grant to any ATK Employee any awards under any ATK Stock Plan or remove or modify existing restrictions in any ATK Stock Plan or awards made thereunder with respect to the ATK Employees, (v) with respect to the ATK Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any ATK Benefit Plan, (vi) with respect to the ATK Employees, take any action to accelerate the vesting or payment of any compensation or benefits under any ATK Benefit Plan or (vii) with respect to the ATK Employees, make any material determination under any ATK Benefit Plan that is not in the ordinary course of business consistent with past practice, except in each case (A) as required to ensure that any ATK Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (B) as specifically required pursuant to this Agreement or the terms of any ATK Benefit Plan, (C) as contemplated by Article VIII or (D) to the extent all liability for such action will, after the Distribution, be assumed or retained by Sporting or the Sporting Subsidiaries;

          (h)   incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another Person, except for (i) Indebtedness solely between or among ATK and its Subsidiaries that is incurred in the ordinary course of business, (ii) Indebtedness incurred under the Existing ATK Facility, (iii) foreign currency hedging arrangements on customary commercial terms entered into in the ordinary course of business and not for speculative purposes, (iv) (A) Indebtedness under the incremental facility under the Existing ATK Facility in the form of an expansion of the revolving facility thereunder and any drawings thereof, (B) Indebtedness incurred to finance any settlement of any and all of the 2024 Notes and (C) securities issued pursuant to the High Yield Exchange Offer (any Indebtedness incurred under this clause (iv) being the "New ATK Debt Financing"); provided that ATK shall determine the terms and conditions of any New ATK Debt Financing under clause (B) above following consultation with Orbital and good faith consideration of any input provided by Orbital with respect thereto, and (v) the New Sporting Debt Financing;

          (i)    encumber or subject material assets of the ATK Business to any Liens, other than ATK Permitted Liens;

          (j)    (i) make any loan, advance or capital contribution to, or investment in, any Person other than any wholly-owned Subsidiary of ATK that, individually or in the aggregate, exceeds $5.0 million or (ii) authorize or make any capital expenditure that, individually or in the aggregate, exceeds $3.0 million, in each case except as provided in the capital expenditures budget set forth in Section 7.02(j) of the ATK Disclosure Letter or in response to any casualty loss or property damage;

          (k)   make any material change in its tax accounting or financial accounting methods, principles and practices in effect on the date of the ATK Balance Sheet, except as may be required by a change in GAAP;

          (l)    make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund, in each case except to the extent such election, settlement or compromise relates only to Sporting, the Sporting Subsidiaries or the Sporting Business after the Closing Date;

          (m)  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (n)   adopt or implement any stockholder rights plan, "poison pill" or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;

          (o)   (A) enter into, modify, amend or terminate any ATK Material Contract of the type in Section 6.18(a)(ii) or waive, release or assign any material rights or claims of ATK or any of its Subsidiaries under any such ATK Material Contract or (B) enter into, modify, amend or terminate any other ATK Material Contract, or waive, release or assign any material rights or claims of ATK or any of its Subsidiaries under any such other ATK Material Contract, except, in the case of this clause (B), (x) in the ordinary course of business consistent with past practice or (y) the entrance into an ATK Material Contract providing for (A) acquisitions or dispositions that would not be prohibited by Sections 7.02(d), (e) and (f), (B) Indebtedness that would not be prohibited by Section 7.02(h) or (C) loans, advances, capital contributions, investments or capital expenditures that would not be prohibited by Section 7.02(j) that, in the case of each of clauses (A), (B) and (C), does not otherwise require consent under this Section 7.02;

          (p)   settle any Action with respect to the ATK Business if such settlement would require any payment by ATK or any ATK Subsidiary in an amount in excess of $500,000 individually or $1.0 million in the aggregate, or would obligate ATK or any of its Subsidiaries to take any material action with respect to the ATK Business, or impose any material restrictions on the ATK Business;

          (q)   in the case of ATK and the ATK Subsidiaries, engage in any business other than the ATK Business substantially as conducted as of the date hereof or the Sporting Business;

          (r)   amend, extend, renew or permit to lapse any ATK Insurance Policy or enter into new insurance policies binding on the ATK Business, except in either case on such terms and for such amounts as is consistent with past practice;

          (s)   transfer the employment of any individual to or from ATK or an ATK Subsidiary to or from Sporting or a Sporting Subsidiary, except for those individuals who are listed on Sections 1.09(a)(i), 1.09(a)(ii) and 1.09(a)(iii) of the ATK Disclosure Letter, or as otherwise approved in writing by Orbital;

          (t)    enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

          (u)   (1) enter into any Government Contract on behalf of the Sporting Business that would result in the creation of a foreign offset obligation (or increase any existing foreign offset obligation) the Liability with respect to which would remain in whole or in part with ATK or any ATK Subsidiary following the Distribution Date (including pursuant to Section 1.03(b)(v)) or (2) submit any Government Bid on behalf of the Sporting Business which, if awarded, would result in the creation of a foreign offset obligation contemplated by clause (1) above; or

          (v)   authorize any of, or commit or agree to take any of, the foregoing actions.

        SECTION 7.03.    No Control of Other Party's Business.     Nothing contained in this Agreement is intended to give ATK, Sporting or Merger Sub, directly or indirectly, the right to control or direct the operations of the Orbital Business prior to the Effective Time. Nothing contained in this Agreement is intended to give Orbital, directly or indirectly, the right to control or direct the operations of the ATK Business or the Sporting Business. Prior to the Effective Time, each of ATK, Sporting, Merger Sub and Orbital shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations.

ARTICLE VIII

Additional Agreements

        SECTION 8.01.    Joint Proxy Statement; Registration Statements.     (a) As promptly as reasonably practicable following the date hereof, (i) ATK and Orbital shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to stockholders of ATK and stockholders of Orbital relating to the ATK Stockholder Approval and the Orbital Stockholder Approval, respectively (together with any amendments or supplements thereto, the "Joint Proxy Statement"), and ATK shall prepare and cause to be filed with the SEC a registration statement on Form S-4 (which shall include the Joint Proxy Statement) to register under the Securities Act the shares of ATK Common Stock to be issued in connection with the Merger (together with any amendments or supplements thereto, the "ATK Form S-4") and (ii) ATK and Sporting shall prepare, and Sporting shall file with the SEC, a registration statement on Form 10 (if the Distribution is effected in compliance with Staff Legal Bulletin No. 4 issued by the SEC) or on Form S-1 (if the conditions described in Staff Legal Bulletin No. 4 issued by the SEC are not expected to be satisfied or if the SEC otherwise so requests or requires), in each case to register under the Securities Act and the Exchange Act, as applicable, the Sporting Common Stock to be distributed in the Distribution (together with any amendments or supplements thereto, the "Sporting Registration Statement" and, together with the ATK Form S-4, the "Registration Statements"). Each of ATK and Sporting shall use reasonable best efforts to have the Registration Statements declared effective under the Securities Act and the Exchange Act, in each case as applicable, as promptly as practicable after such filing. Each of ATK and Sporting shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of ATK, the issuance of the ATK Common Stock in connection with the Merger and, in the case of Sporting, the issuance of the Sporting Common Stock in the Distribution. The parties shall cooperate in preparing and filing with the SEC the Joint Proxy Statement and the Registration Statements, in each case together with any necessary amendments or supplements thereto. Orbital will furnish all information concerning Orbital and its Subsidiaries, and ATK will furnish all information concerning ATK and its Subsidiaries, as may be reasonably requested by ATK or Orbital, as applicable, in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Registration Statements, in each case together with any necessary amendments or supplements thereto.

The parties shall advise one another promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement and the Registration Statements or for additional information and shall supply one another with copies of all correspondence with the SEC or its staff with respect to the Joint Proxy Statement, the Registration Statements, the Distribution, the Merger or any of the other Transactions. Neither the Joint Proxy Statement nor the ATK Form S-4 nor any amendment or supplement thereto shall be filed or mailed to stockholders without the approval of all of the parties hereto, which approvals shall not be unreasonably withheld, conditioned or delayed.

          (b)   If prior to the Effective Time, any event occurs with respect to Orbital or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of Orbital for inclusion in the Joint Proxy Statement or the Registration Statements, in each case which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or either Registration Statement, Orbital shall promptly notify ATK of such event, and Orbital and ATK shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement, the ATK Form S-4 or the Sporting Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Orbital's stockholders and ATK's stockholders. Nothing in this Section 8.01(b) shall limit the obligations of any party under Section 8.01(a).

          (c)   If prior to the Effective Time, any event occurs with respect to ATK or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of ATK for inclusion in the Joint Proxy Statement or the ATK Form S-4, in each case which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the ATK Form S-4, ATK shall promptly notify Orbital of such event, and ATK and Orbital shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the ATK Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to ATK's stockholders and Orbital's stockholders. Nothing in this Section 8.01(c) shall limit the obligations of any party under Section 8.01(a).

        SECTION 8.02.    Stockholders' Meetings.     (a) Subject to Section 8.02(c), ATK shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "ATK Stockholders' Meeting") for the purpose of obtaining the ATK Stockholder Approval. Subject to Section 8.02(c), ATK shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to ATK's stockholders and to hold the ATK Stockholders' Meeting as soon as reasonably practicable after the ATK Form S-4 is declared effective under the Securities Act and (ii) subject to Section 8.15(d), solicit the ATK Stockholder Approval. ATK shall, through its Board of Directors, recommend to its stockholders that they give the ATK Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Board of Directors of ATK shall have made an ATK Adverse Recommendation Change as permitted by Section 8.15(d). Notwithstanding anything to the contrary contained in this Agreement, ATK may adjourn, recess or postpone the ATK Stockholders' Meeting (i) after consultation with Orbital, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of ATK within a reasonable amount of time in advance of the ATK Stockholders' Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the ATK Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of ATK Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the ATK Stockholders' Meeting, (iv) for a single period not to exceed 15 Business Days, to solicit additional proxies if ATK reasonably believes it may be necessary to obtain the ATK Stockholder Approval or (v) if Orbital has adjourned, recessed or postponed the Orbital Stockholders' Meeting pursuant to clause (i), (ii), (iii) or (iv) of the last sentence of Section 8.02(b), until the date on which the Orbital Stockholders' Meeting is held and completed.

          (b)   Subject to Section 8.02(c), Orbital shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Orbital Stockholders' Meeting") for the purpose of obtaining the Orbital Stockholder Approval. Subject to Section 8.02(c), Orbital shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Orbital's stockholders and to hold the Orbital Stockholders' Meeting as soon as reasonably practicable after the ATK Form S-4 is declared effective under the Securities Act and (ii) subject to Section 8.14(d), solicit the Orbital Stockholder Approval. Orbital shall, through its Board of Directors, recommend to its stockholders that they give the Orbital Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Board of Directors of Orbital shall have made an Orbital Adverse Recommendation Change as permitted by Section 8.14(d). Notwithstanding anything to the contrary contained in this Agreement, Orbital may adjourn, recess or postpone the Orbital Stockholders' Meeting (i) after consultation with ATK, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Orbital within a reasonable amount of time in advance of the Orbital Stockholders' Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Orbital Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Orbital Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Orbital Stockholders' Meeting, (iv) for a single period not to exceed 15 Business Days, to solicit additional proxies if Orbital reasonably believes it may be necessary to obtain the Orbital Shareholder Approval or (v) if ATK has adjourned, recessed or postponed the ATK Stockholders' Meeting pursuant to clause (i), (ii), (iii) or (iv) of the last sentence of Section 8.02(a), until the date on which the ATK Stockholders' Meeting is held and completed.

          (c)   Subject to ATK and Orbital's rights under the last sentence of Section 8.02(a) and the last sentence of Section 8.02(b), respectively, ATK and Orbital shall cooperate in good faith to coordinate the timing of the ATK Stockholders' Meeting and the Orbital Stockholders' Meeting such that they occur on the same day (it being understood that nothing in this Section 8.02(c) shall in any way limit ATK's or Orbital's respective obligations under Section 8.04 or otherwise under this Agreement to use their respective required efforts to consummate the Transactions).

        SECTION 8.03.    Access to Information; Confidentiality.     (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable written notice, each of ATK and Orbital shall, and shall cause their respective Subsidiaries to, subject to applicable Law, afford to the other parties hereto and to the Representatives of such other parties reasonable access during normal business hours to (i) its and its Subsidiaries' directors, officers, employees and consultants and (ii) its and its Subsidiaries properties, systems, Contracts and Records; provided that ATK and its Subsidiaries shall only be required to provide the access contemplated by clauses (i) and (ii) to the extent such directors, officers, employees and consultants are engaged in, or such properties, systems, Contracts and Records relate to, the ATK Business, the Excluded Assets or the Excluded Liabilities; and provided, further, that (x) no Person shall be required to provide access of the type contemplated by this Section 8.03(a) if such access would unreasonably disrupt the normal operations of ATK and its Subsidiaries, on the one hand, or Orbital and its Subsidiaries, on the other hand, (y) the access contemplated by this Section 8.03(a) shall include reasonable access to personnel for purposes of understanding and evaluating the finalization of the terms of the Supply Agreement and the Transition Services Agreement, and (z) the access contemplated by this Section 8.03(a) shall include the right on the part of ATK and Orbital, at its own expense, to conduct a site visit for the purpose of completing a Phase I environmental site assessment in accordance with (or of a lesser scope than) ASTM standard 1527-13, an environmental, health and safety compliance audit and other similar environmental, health and safety assessments, in each case at not more than seven of the other party's facilities; provided that (A) in no case shall any such visit, assessment or audit include (or require the other party to provide additional access for) any subsurface, environmental or other sampling or testing, (B) such visit, assessment or audit shall be conducted during normal business hours during dates reasonably acceptable to the parties, (C) neither the auditing party, nor any such visit, assessment or audit, shall unreasonably disrupt or interfere with the operations of the hosting party or any other operator at the relevant site, (D) if the completion of such assessment or audit unreasonably requires access to areas for which any security clearance or other Governmental Entity approval or consent is required, the hosting party shall only be required to use commercially reasonable efforts to obtain such clearance, approval or consent for such access and (E) the party conducting such assessment or audit shall promptly provide the other party with an oral summary of all findings and conclusions and a reasonable opportunity to review and comment on any written report of such findings and conclusions prior to its finalization, which comments shall be reasonably taken into account in such report by the party conducting such assessment or audit. Notwithstanding anything to the contrary in this Section 8.03(a), no Person shall be required to provide access to information of the type described in clause (ii) of the immediately preceding sentence if such information constitutes proprietary customer or supplier information or if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that the withholding party first uses commercially reasonable efforts to provide such information in a manner that does not violate any such disclosure obligations or privilege. All information exchanged pursuant to this Section 8.03, as well as all information provided to ATK or Orbital pursuant to Section 8.14 or Section 8.15, respectively, shall be held by the parties as Evaluation Material, as such term is defined in the letter agreement, dated as of December 6, 2013, between ATK and Orbital (the "Confidentiality Agreement"), and shall be subject to the Confidentiality Agreement.

          (b)   After the Closing, ATK shall, and shall cause its Affiliates to, (i) until the third anniversary of the Closing Date, retain all Records and Contracts pertaining to the Sporting Business in existence on the Closing Date and (ii) upon reasonable written notice and subject to applicable Law, afford to Sporting and its Affiliates and its and their respective Representatives reasonable access during normal business hours to the information and documents described in clause (i) to the extent materially relating to (A) ATK's operation of the Sporting Business prior to the Distribution or Sporting's operation of the Sporting Business following the Distribution, as applicable, or (B) the Sporting Assets, the Sporting Liabilities or the other assets, properties, claims, rights or Liabilities of Sporting and the Sporting Subsidiaries immediately prior to the Distribution; provided that no Person shall be required to provide access to information of the type described in clause (ii) of the immediately preceding sentence if (x) such access would unreasonably disrupt the normal operations of ATK and its Subsidiaries or (y) such information constitutes proprietary customer or supplier information or if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that, in the case of this clause (y), the withholding party first uses commercially reasonable efforts to provide such information in a manner that does not violate any such disclosure obligations or privilege.

          (c)   Following the Distribution Sporting and its Affiliates, on the one hand, and ATK and its Affiliates, on the other hand, shall, and shall use reasonable best efforts to cause each of their respective Representatives to, keep confidential and not disclose (other than to their respective Affiliates and Representatives) any information (including oral, written and electronic information) concerning the other party and its Affiliates that is in the possession of, furnished to or received by such first party, its Affiliates or its or their respective Representatives (including, in the case of Sporting, its Affiliates and its and their respective Representatives, pursuant to Section 8.03(b))

  (collectively referred to as the "Confidential Information"). The term "Confidential Information" does not include information that (1) was or becomes generally available to the public other than as a result of a disclosure by the receiving party, its Affiliates or any of its or their respective Representatives, (2) was or becomes available to the receiving party, its Affiliates or any of its or their respective Representatives on a non-confidential basis from a source other than the disclosing party, its Affiliates or its or their respective Representatives; provided that such source is reasonably believed by the receiving party not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the other party, or (3) was independently developed by the receiving party, its Affiliates or its or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information. Notwithstanding the foregoing, any Person may disclose Confidential Information as required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange (provided that the disclosing party shall promptly notify ATK or Sporting, as applicable, of any requests for such disclosure and reasonably cooperate with such party (at such party's sole expense) to preserve the confidentiality of such information to the extent consistent with applicable Law, court process or such listing agreement with any U.S. national securities exchange).

        SECTION 8.04.    Required Efforts.     (a) On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary or advisable under this Agreement and applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) obtaining all necessary or advisable Governmental Approvals and making all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) subject to Section 1.04 and to clause (i) of Section 8.04(c), obtaining all necessary or advisable Consents, (iii) defending against any Actions challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents, other than, in the case of each of clauses (i) through (iv), with respect to registrations, filings and other Governmental Approvals relating to Review Laws, which are the subject of Section 8.04(b) and Section 8.04(c). In connection with and without limiting the foregoing, ATK and Orbital shall use reasonable best efforts to (A) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 8.04(a).

          (b)   Each of the parties hereto shall (i) file, or cause to be filed, as promptly as reasonably practicable after the date hereof, but no later than 30 days after the date hereof, all notification and report forms that may be required under the HSR Act or other antitrust, competition or pre-merger notification, trade regulation Law, regulation or order of any jurisdiction (collectively, "Review Laws") with respect to the Transactions, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other applicable Review Law and (iii) subject to Section 8.04(c), take, or cause to be taken, all other actions, and to do, or cause to be done, all other things necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws that may be required by any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions. To the extent necessary in order to comply with clause (iii) of the foregoing sentence and subject to the limitations set forth in Section 8.04(c), ATK and Orbital shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by ATK, Orbital or any of their respective Subsidiaries of any portion of the business, properties or assets of ATK, Orbital or any of their respective Subsidiaries; provided, however, that neither ATK nor Orbital shall be required pursuant to this Section 8.04(b) to commit to or effect any action that is not conditioned upon consummation of the Transactions. Each of the parties hereto shall cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person relating to any Review Laws in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to any Review Laws in connection with the Transactions, and each of the parties hereto shall keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals relating to Review Laws in connection with the Transactions. Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall consult with the other parties hereto in advance with respect to any written materials submitted to any Governmental Entity, and, to the extent permitted by the applicable Governmental Entity and to the extent reasonably practicable, shall give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Entities, in each case in connection with the matters contemplated by this Section 8.04(b). None of the parties hereto shall voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party's obligation, subject to Section 8.04(c), to use its reasonable best efforts to take all actions necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions).

          (c)   Nothing in Section 8.04(a) or 8.04(b) shall be construed to (i) require any of the parties hereto or any of their respective Subsidiaries to pay any consideration to any third party from whom any Consent or Governmental Approval is requested, other than filing fees paid to Governmental Entities, (ii) require ATK or any of its Subsidiaries to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any of the assets, properties, rights or claims of the Sporting Business or to otherwise offer, take, commit to or accept any other action, restriction or limitation with respect to the Sporting Business or (iii) require or permit ATK, Orbital or their respective Subsidiaries to sell, divest or dispose of (or offer or commit to sell, divest or dispose of)

  any asset, property, right or claim or to otherwise offer, take, commit to or accept any action, restriction or limitation of or on ATK, Orbital or their respective Subsidiaries without the prior written consent of the other party if (1) in the case of any such action with respect to the assets, properties, rights or claims of the defense business of ATK or Orbital, such action would reasonably be expected to have a material adverse effect on the defense businesses of ATK and/or Orbital, taken as a whole, or (2) in the case of any such action with respect to the assets, properties, rights or claims of the aerospace business of ATK or Orbital, such action would require the divestiture or disposal of any business, division or program that generates annual revenues in excess of $100.0 million (determined based on revenues for the most recently completed fiscal year of ATK or Orbital, as applicable, prior to the date of this Agreement).

        SECTION 8.05.    Rights Under ATK Insurance Policies.     In the event that the Sporting Business (including any asset, property, claim or right to be held by Sporting or a Sporting Subsidiary after giving pro forma effect to the Sporting Transfers) suffers or has suffered any damage, destruction or other casualty loss or any other liability that is insured under any insurance policy held by ATK or an ATK Subsidiary (collectively, the "ATK Insurance Policies") and arises or has arisen prior to the Distribution Date, ATK shall, or shall cause the appropriate ATK Subsidiary to, in each case to the extent permitted under the applicable ATK Insurance Policy, (i) assert a claim under the appropriate ATK Insurance Policy, (ii) surrender to Sporting after the Distribution Date any insurance proceeds received by ATK or any ATK Subsidiary under any ATK Insurance Policy with respect to such damage, destruction or casualty loss, less (A) any amount of such insurance proceeds applied by ATK or any ATK Subsidiary to the physical restoration of such asset, (B) the amount of all applicable deductibles and co-payment provisions and all payment, reinsurance or reimbursement obligations of ATK or any ATK Subsidiary in respect thereof and (C) the amount of ATK's and each ATK Subsidiary's reasonable out-of-pocket costs and expenses, if any, incurred in connection with the foregoing, and (iii) assign to Sporting after the Distribution Date all rights of ATK and the ATK Subsidiaries with respect to any causes of action (other than the rights with respect to causes of actions under the ATK Insurance Policies, which are hereby expressly retained by ATK), whether or not litigation has commenced as of the Distribution Date, in connection with such damage, destruction or casualty loss. Sporting will use commercially reasonable efforts to acquire, on or as soon as practicable following the Distribution Date, insurance coverage with respect to the Sporting Business for damage, destruction or other casualty loss or any other liability occurring prior to the Distribution Date, as described in the immediately preceding sentence, and ATK will, until the one-year anniversary of the Distribution Date and as requested by Sporting, use commercially reasonable efforts to assist Sporting in connection with the foregoing; provided that Sporting shall promptly reimburse ATK for all reasonable out-of-pocket costs and expenses incurred by ATK or any ATK Subsidiary in connection with the foregoing. During the eighteen months period following the Distribution Date (or, if later, until the final resolution of any relevant claim relating to the Sporting Business), ATK shall not, and shall cause all applicable ATK Subsidiaries not to, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any ATK Insurance Policy in a manner that would adversely affect Sporting's rights pursuant to this Section 8.05 in any material respect; provided, however, that this sentence shall not require ATK or any ATK Subsidiary to renew or keep from lapsing any ATK Insurance Policy. Subject to ATK's and the ATK Subsidiaries' compliance with this Section 8.05, neither ATK nor any ATK Subsidiary shall bear any Liability for the failure of an insurer to pay any claim under any ATK Insurance Policy.

        SECTION 8.06.    No Use of Retained Names.     Sporting shall, and shall cause the Sporting Subsidiaries to, as promptly as reasonably practicable, and in any event (a) within 90 days after the Distribution Date, make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, including by taking any necessary action such that no Sporting Subsidiary has a corporate name, or does business using a name, that includes as part of its name a Retained Name, (b) within 180 days after the Distribution Date, revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) within 180 days after the Distribution Date, change signage and stationery and otherwise discontinue use of the Retained Names. Notwithstanding the foregoing, Sporting and the Sporting Subsidiaries shall be permitted to hold, use, transfer and sell inventory of Sporting or any Sporting Subsidiary (after giving effect to the Sporting Transfers) that is in existence on the Distribution Date and that has packing or labeling bearing a Retained Name until all such inventory is depleted. In no event shall Sporting or any Sporting Subsidiary use any Retained Names after the Distribution in any manner or for any purpose different from the use of such Retained Names by ATK or any of its Subsidiaries during the 360-day period preceding the Distribution Date.

        SECTION 8.07.    Distribution Employee Matters.

          (a)    Sporting Benefit Plans and ATK Benefit Plans.

              (i)  Effective as of the Distribution Date, except as otherwise specifically provided in this Agreement, (A) Sporting shall, or shall cause the applicable Sporting Subsidiaries to, assume all Liabilities with respect to each Sporting Benefit Plan, and (B) each Continuing Sporting Employee and Sporting Former Employee shall cease active participation in each ATK Benefit Plan. Furthermore, effective as of the Distribution Date, except as otherwise provided in this Section 8.07, Sporting shall, or shall cause the applicable Sporting Subsidiaries to, assume all Liabilities with respect to each replicated ATK Benefit Plan for Continuing Sporting Employees and Sporting Former Employees as set forth below in this Section 8.07 (such replicated plans and the Sporting Benefit Plans shall be referred to as the "Post-Distribution Sporting Benefit Plans").

             (ii)  Each Continuing Sporting Employee shall be immediately eligible to participate, without any waiting time, in the Post-Distribution Sporting Benefit Plan corresponding to the applicable ATK Benefit Plan, if any, in which such Continuing Sporting Employee participated immediately before the Distribution Date. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the Post-Distribution Sporting Benefit Plans, each Continuing Sporting Employee shall be credited with his or her years of service with ATK and its Subsidiaries (and their predecessors) before the Distribution Date, to the same extent as such Continuing Sporting Employee was entitled, before the Distribution Date, to credit for such service under any similar ATK Benefit Plan in which such Continuing Sporting Employee participated or was eligible to participate immediately prior to the Distribution Date, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

          (b)    Cash Incentive Bonus Plans.    ATK and the ATK Subsidiaries shall have paid, prior to the Distribution Date, all amounts earned under each cash incentive bonus plan with respect to each performance period concluding prior to April 1, 2014, other than any such amounts that were deferred by the applicable cash incentive bonus plan participant. Without limiting the generality of Section 8.07(a), effective on or prior to the Distribution Date (i) ATK and the ATK Subsidiaries shall, except as provided in Section 8.07(b)(ii)(B), be solely responsible for, and shall assume or retain, as the case may be, all Liabilities for annual and other short-term bonuses, commissions or other incentive compensation earned by ATK Employees and ATK Former Employees with respect to periods ending on or after April 1, 2014 and (ii) Sporting and the Sporting Subsidiaries shall be solely responsible for, and shall assume or retain, as the case may be, all Liabilities for annual and other short-term bonuses, commissions or other incentive compensation (A) earned by Continuing Sporting Employees and Sporting Former Employees with respect to periods ending on or after April 1, 2014 and (B) under each Sporting Benefit Plan that is a cash based bonus, commission or other incentive compensation plan set forth in Section 8.07(b) of the ATK Disclosure Letter.

          (c)    Certain Welfare Benefits Matters.

              (i)  Effective as of the Distribution Date, Sporting shall establish certain welfare benefit plans (such plans, the "Sporting Welfare Plans"). Each Sporting Welfare Plan shall have terms and features (including benefit coverage options and employer contribution provisions) that are substantially identical to the applicable ATK Welfare Benefit Plan in which the Continuing Sporting Employees participated immediately prior to the Distribution Date (such ATK Welfare Benefit Plans collectively being the "ATK Welfare Plans"), such that (for the avoidance of doubt) each ATK Welfare Plan is substantially replicated by a Sporting Welfare Plan.

             (ii)  Effective on or prior to the Distribution Date, Sporting shall, or shall cause the applicable Sporting Subsidiaries to, assume all Liabilities, whenever incurred, of ATK and the ATK Subsidiaries to Continuing Sporting Employees and Sporting Former Employees, their eligible dependents and their other covered beneficiaries in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Code Section 4980B and Code Sections 9801 et seq. and applicable state or similar Law (or as relates to similar domestic partner coverages under an ATK Welfare Plan).

            (iii)  For purposes of each Sporting Welfare Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Sporting Employee, Sporting shall use commercially reasonable efforts to, or shall cause the applicable Sporting Subsidiaries to use commercially reasonable efforts to, (A) cause all pre-existing condition exclusions and actively-at-work requirements of such Sporting Welfare Plan to be waived for such Continuing Sporting Employee and his or her eligible dependents or other covered beneficiaries, and (B) cause any eligible expenses incurred by such employee and his or her eligible dependents or other covered beneficiaries during the portion of the plan year of the ATK Welfare Plan ending on the date such employee's participation in the corresponding Sporting Welfare Plan begins to be taken into account under such Sporting Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her eligible dependents or other covered beneficiaries for the applicable plan year as if such amounts had been paid in accordance with such Sporting Welfare Plan.

            (iv)  From and after the Distribution Date, ATK shall retain all Liabilities in accordance with the ATK Welfare Plans for payment of all medical, dental, vision, health, non-occupational short-term disability benefit and long-term disability benefit claims (collectively, "Welfare Benefit Claims") incurred under such plans prior to the Distribution Date with respect to any Continuing Sporting Employee or Sporting Former Employee (or any eligible dependent or other covered beneficiary thereof), and Sporting and the Sporting Subsidiaries shall not assume any Liability with respect to such Welfare Benefit Claims, except that Sporting shall assume or retain, as the case may be, Liability for such Welfare Benefit Claims to the extent required by applicable Law. From and after the Distribution Date, Sporting and the Sporting Subsidiaries shall be liable in accordance with the Sporting Welfare Plans for payment of all medical, dental, vision, health, and long-term disability benefit claims incurred under such plans from and after the Distribution Date with respect to any Continuing Sporting Employee or Sporting Former Employee (or any eligible dependent or other covered beneficiary thereof) (collectively, "Post-Distribution Welfare Benefit Claims"), and ATK or the applicable ATK Subsidiary shall not assume any Liability with respect to such Post-Distribution Welfare Benefit Claims. For purposes of the foregoing, a claim shall be deemed to be incurred as follows: (A) life, accidental death and dismemberment, and business travel accident insurance benefits and long-term disability benefits, upon the death, disability or accident giving rise to such benefits, (B) health, dental and prescription drug benefits

    (including in respect of any hospital confinement), upon provision of such services, materials or supplies, and (C) non-occupational short-term disability, upon the initiation of any claim for such benefit. Notwithstanding the foregoing, for each non-occupational short-term disability benefit claim incurred, or deemed incurred pursuant to this Section 8.07(c)(iv), with respect to any Continuing Sporting Employee or Sporting Former Employee prior to the Distribution Date, Sporting shall, or shall cause the applicable Sporting Subsidiaries to, reimburse ATK or the applicable ATK Subsidiary (A) an amount equal to the value of each payment made by ATK or the applicable ATK Subsidiary on or after the Distribution Date to such Continuing Sporting Employee or Sporting Former Employee on account of such non-occupational short-term disability benefit claim and (B) as soon as reasonably practicable after ATK or the applicable ATK Subsidiary has provided Sporting or the applicable Sporting Subsidiary with written confirmation that ATK or the applicable ATK Subsidiary has made such payments to such Continuing Sporting Employee or Sporting Former Employee.

             (v)  Workers' Compensation Benefits.    From and after the Distribution Date, Sporting shall assume Liability for payment of all claims for workers' compensation benefits that are incurred prior to, on, or after the Distribution Date with respect to any Continuing Sporting Employee or Sporting Former Employee, and Sporting shall retain Liability for all claims for workers' compensation benefits that are incurred prior to the Distribution Date to the extent such claims relate to a Sporting Benefit Plan.

          (d)    Paid Time Off.    Effective on or prior to the Distribution Date, Sporting shall, or shall cause the applicable Sporting Subsidiaries to, assume Liability (i) for all vacation days (regular, supplemental or banked) accrued or earned but not yet taken by each Continuing Sporting Employee as of the Distribution Date (the "Accrued Vacation Days") and (ii) with respect to each Continuing Sporting Employee who has sold all or a portion of his or her Accrued Vacation Days pursuant to and in accordance with a policy of ATK or any ATK Subsidiary prior to the Distribution Date, for supplemental payments to such Continuing Sporting Employee in equal amounts over the remainder of the calendar year in satisfaction of such sale (the "Sold PTO"). In the event that a Continuing Sporting Employee is entitled under applicable Law or any policy of ATK or any ATK Subsidiary to be paid in cash for any Accrued Vacation Days or Sold PTO in connection with the occurrence of the Distribution, Sporting or the applicable Sporting Subsidiary shall discharge the Liability for such Accrued Vacation Days and Sold PTO.

          (e)    Flexible Spending Account Plans.    Effective not later than the Distribution Date, Sporting shall, or shall cause the Sporting Subsidiaries to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Code Section 125 (the "New Flexible Spending Account Plan"), and from and after the Distribution Date, Sporting shall be liable for all Liabilities and account balances of the ATK Flexible Spending Account Plan maintained in the United States with respect to Continuing Sporting Employees, Sporting Former Employees and their respective dependents (the "ATK Flexible Spending Account Plan"). From and after the Distribution Date, for the balance of the coverage year (and any grace period) all claims for reimbursement which have not been paid as of the Distribution Date shall be paid pursuant to and under the terms of the New Flexible Spending Account Plan. As soon as practicable following the Distribution Date, (i) ATK shall, or shall cause the ATK Subsidiaries to, transfer to Sporting or the applicable Sporting Subsidiary an amount in cash equal to the excess, if any, of the aggregate contributions to the ATK Flexible Spending Account Plan made by Continuing Sporting Employees and Sporting Former Employees prior to the Distribution Date for the plan year in which the Distribution Date occurs over the aggregate reimbursement payouts made to Continuing Sporting Employees and Sporting Former Employees prior to the Distribution Date for such year from such plan, and (ii) Sporting shall, or shall cause the Sporting Subsidiaries to, (A) restore the account balances of the Continuing Sporting Employees and the Sporting Former Employees to the value as of the date immediately prior to the Distribution Date less any reimbursement payouts made between the Distribution Date and the date ATK causes such amounts to be transferred and (B) cause such amounts, plus any additional amounts necessary to restore the account balances, to be credited to each such Continuing Sporting Employee's and Sporting Former Employee's account under the New Flexible Spending Account Plan. In connection with such transfer, Sporting shall deem that such employees' deferral elections made under the ATK Flexible Spending Account Plan for the plan year in which the Effective Time occurs shall continue in effect under the New Flexible Spending Account Plan for the remainder of the plan year in which the Distribution Date occurs. If the aggregate reimbursement payouts made to Continuing Sporting Employees and Sporting Former Employees from the ATK Flexible Spending Account Plan prior to the Distribution Date for the plan year in which the Distribution Date occurs exceed the aggregate accumulated contributions made by the Continuing Sporting Employees and Sporting Former Employees to such plan prior to the Distribution Date for such plan year, Sporting shall make a payment equal to the value of such excess to ATK as soon as practicable following Sporting's receipt of additional contributions from the applicable Continuing Sporting Employee and Sporting Former Employee.

          (f)    ATK 401(k) Plan.

              (i)  Effective as of the Distribution Date, Sporting shall establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (the "Sporting 401(k) Plan") providing benefits to the Continuing Sporting Employees participating in any tax-qualified defined contribution plan sponsored by ATK (the "ATK 401(k) Plan") as of the Distribution Date and any Sporting Employees hired prior to the Distribution Date but who had not yet begun participating in the ATK 401(k) Plan. Furthermore, such Sporting 401(k) Plan shall otherwise provide benefits and features (including investment options) substantially identical to those provided under the ATK 401(k) Plan as of the date immediately prior to the Distribution Date.

             (ii)  Immediately following the Distribution Date, and subject to ATK's receipt of reasonably satisfactory evidence that the Sporting 401(k) Plan meets the requirements of Code Sections 401(a) and 501(a), ATK shall cause to be transferred from the ATK 401(k) Plan to the Sporting 401(k) Plan the assets and Liabilities relating to the account balances of the individuals who are, as of such date, Continuing Sporting Employees or Sporting Former Employees (whether vested or unvested as of the Distribution Date), in accordance with the requirements of all applicable laws, including the Code. From and after the Distribution Date, Sporting shall administer the transferred accounts of the Continuing Sporting Employees and Sporting Former Employees in the Sporting 401(k) Plan and the accounts of any Sporting Employee and Sporting Former Employee who becomes a participant in the Sporting 401(k) Plan after the Distribution Date, in each case, in accordance with all applicable Laws, including the Code; provided that ATK and the ATK Subsidiaries shall provide assistance as is reasonably necessary for the administration of such accounts. Such transfer of assets shall consist of cash, cash equivalents, property or participant loan receivables equal to all the accrued benefit Liabilities relating to all account balances referred to in the first sentence of this Section 8.07(f), including such Liabilities for the beneficiaries of the Sporting Employees and including such accrued benefit Liabilities arising under any applicable qualified domestic relations order. From and after the Distribution Date, neither ATK nor the ATK 401(k) Plan shall have any Liability to provide such participants in the ATK 401(k) Plan whose balances were transferred to the Sporting 401(k) Plan (or any of their beneficiaries) with benefits under the ATK 401(k) Plan following the Distribution Date.

            (iii)  ATK shall permit each ATK Shared Services Employee who experiences a Transition Period Employment Transfer to effect, and Sporting shall cause the Sporting 401(k) Plan to accept, in accordance with applicable Law and the terms of the Sporting 401(k) Plan and the ATK 401(k) Plan, a rollover of the account balances of such ATK Shared Services Employee who experiences a Transition Period Employment Transfer (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) under the ATK 401(k) Plan if such rollover is elected in accordance with applicable Law and the terms of the Sporting 401(k) Plan and the ATK 401(k) Plan by such ATK Shared Services Employee who experiences a Transition Period Employment Transfer. Upon completion of a transfer of the account balances of any ATK Shared Services Employee as described in this Section 8.07(f)(iii), Sporting and/or the Sporting 401(k) Plan will be responsible for all Liabilities of ATK under the ATK 401(k) Plan with respect to the applicable ATK Shared Services Employee whose account balances were transferred to the Sporting 401(k) Plan and his or her beneficiaries, and none of ATK, any ATK Subsidiary or the ATK 401(k) Plan shall have any Liability to provide such individual (or any of his or her beneficiaries) with benefits under the ATK 401(k) Plan.

          (g)    ATK Qualified Pension Plans.

              (i)  No later than the Distribution Date, Sporting shall cause to be established or maintained one or more defined benefit pension plans (collectively, the "Sporting Pension Plans") that, subject to this Section 8.07(g), provide benefits that are substantially identical to those provided by the ATK Pension Benefit Plans applicable to Continuing Sporting Employees, Sporting Former Employees and their respective beneficiaries (the "ATK Pension Plans") who participate in the ATK Pension Plans immediately prior to the Distribution Date (collectively, the "Pension Participants"), based on the terms of the ATK Pension Plans as of the Distribution Date. Each Sporting Pension Plan shall be established or maintained for the benefit of each Pension Participant and shall be qualified under Code Section 401(a), and the trust which is a part of such plan shall be exempt from tax under Code Section 501(a). Each Pension Participant participating in an ATK Pension Plan as of the Distribution Date shall become a participant in a Sporting Pension Plan as of the Distribution Date. Each Sporting Pension Plan and the trust which is a part of such plan (and any successor to such plan or trust) shall provide that (i) the assets transferred to such Sporting Pension Plan from an ATK Pension Plan shall be held by the trust which is a part of such Sporting Pension Plan for the exclusive benefit of the participants in such plan, (ii) the accrued benefits as of the Distribution Date of each Pension Participant may not be decreased by amendment or otherwise and (iii) each Pension Participant shall have the right to receive his or her benefit accrued through the Distribution Date under the applicable ATK Pension Plan in any optional form provided under such ATK Pension Plan.

             (ii)  As soon as practicable following the Distribution Date, ATK shall cause its actuary to calculate the Accrued Liability as of the end of the month that includes the Distribution Date. The term "Accrued Liability" shall mean the benefit obligation under each ATK Pension Plan for each Pension Participant on the basis of the actuarial assumptions set forth in Section 8.07(g)(ii) of the ATK Disclosure Letter. If the Accrued Liability of all participants and beneficiaries (whether or not Pension Participants) under any ATK Pension Plan is determined to be less than the fair market value of the assets of such ATK Pension Plan as of the Distribution Date then ATK shall cause to be transferred from the trust established as part of such ATK Pension Plan to a trust established by Sporting as part of a Sporting Pension Plan cash or assets (or a combination thereof) equal to the Accrued Liability for all Pension Participants under such ATK Pension Plan, as determined as of the Distribution Date. If the Accrued Liability of all participants and beneficiaries (whether or not Pension Participants)

    under any ATK Pension Plan is determined to be equal to or more than the fair market value of the assets of such ATK Pension Plan as of the Distribution Date, then ATK shall cause its actuary to determine the amount of assets allocable to the Accrued Liabilities of the Pension Participants under such ATK Pension Plan based on Section 4044 of ERISA (the "Section 4044 Amount"), and ATK shall cause to be transferred from the trust established as part of such ATK Pension Plan to a trust established by Sporting as part of a Sporting Pension Plan cash or assets (or a combination thereof) equal to the Section 4044 Amount applicable to the Pension Participants, as determined as of the Distribution Date, provided, however, if the Accrued Liability of Pension Participants under any ATK Pension Plan is determined to be less than three percent of the fair market value of the assets of such ATK Pension Plan as of the Distribution Date, ATK's actuary may determine that the amount transferred from any such ATK Pension Plan to a Sporting Pension Plan shall be determined pursuant to the de minimis rule under Section 414(l) of the Code and the related regulations thereunder, and such amount shall be deemed to be the Section 4044 Amount for purposes of such ATK Pension Plan. Notwithstanding anything to the contrary contained in this Agreement, the transfers of assets and Liabilities contemplated by this Section 8.07(g) shall be determined in accordance with Code Section 414(l) and the related regulations (including the safe harbor assumptions and methodology of the Pension Benefit Guaranty Corporation ("PBGC") as of the end of the month that includes the Distribution Date), and the amount expressly called for to be transferred pursuant to this Section 8.07(g) shall be adjusted to the extent necessary for the approval of any Governmental Entity (including the IRS and the PBGC) and to satisfy Code Section 414(l) and the related regulations as well as Section 4044 of ERISA and the related regulations. The amount finally determined in accordance with the foregoing to be transferred from an ATK Pension Plan to a Sporting Pension Plan shall be adjusted, as determined by ATK's actuary, to take into account the actual investment return on the assets of such ATK Pension Plan from the end of the month in which the Distribution Date occurs until the applicable Pension Transfer Date and shall be decreased by any benefit payment made to a Pension Participant under such ATK Pension Plan during such period.

            (iii)  Any transfer of assets from an ATK Pension Plan to a Sporting Pension Plan shall be made as soon as practicable following the determination by ATK's actuary of the applicable amount to be transferred, but in no event later than 120 days following the later of (A) the final determination of ATK's actuary and (B) the Distribution Date (the date of each such transfer, a "Pension Transfer Date"). Notwithstanding the foregoing, no transfer shall be made until such time as ATK has been provided evidence reasonably satisfactory to ATK that (i) the applicable Sporting Pension Plan satisfies the requirements for a qualified plan under Code Section 401(a), (ii) Sporting has established a trust as part of such Sporting Pension Plan that is exempt from tax under Code Section 501(a) and (iii) the parties have received all other approvals from, and made all required filings to, all applicable Governmental Entities. Unless ATK and Sporting agree otherwise, each Pension Transfer Date shall occur on the last Business Day of a month. ATK's actuary shall be responsible for the required actuarial certification under Code Section 414(l). As of each Pension Transfer Date, Sporting and the applicable Sporting Pension Plan shall assume all Liabilities of ATK, its Affiliates and the applicable ATK Pension Plan with respect to the applicable Pension Participants under such ATK Pension Plan and Sporting and such Sporting Pension Plan shall become, with respect to each applicable Pension Participant, responsible for all benefits due and acts, omissions and transactions under or in connection with such ATK Pension Plan, whether arising prior to, on or after the Distribution Date.

            (iv)  The Accrued Liability and the Section 4044 Amount shall be determined by an enrolled actuary designated by ATK, and ATK shall provide any actuary designated by Sporting with information reasonably necessary to calculate the Accrued Liability and the

    Section 4044 Amount and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement and Section 8.07(g) of the ATK Disclosure Letter. Within 30 days following receipt by Sporting's actuary of the calculation of the Accrued Liability and the Section 4044 Amount, Sporting shall notify ATK in writing if there is a good faith dispute between ATK's actuary and Sporting's actuary as to the calculation of the Accrued Liability and the Section 4044 Amount. If Sporting does not notify ATK of any good faith dispute within such 30 day period, the determination of ATK's actuary shall become conclusive, final and binding. If any such dispute remains unresolved for 30 days following ATK's receipt of such written notification from Sporting (or within such longer period as ATK and Sporting shall mutually agree), the chief financial officers of ATK and Sporting shall endeavor to resolve the dispute during the 30-day period that follows such 30-day (or longer) period. If such dispute remains unresolved at the end of such 30-day period, ATK and Sporting shall select and appoint an independent nationally recognized actuary mutually agreed upon by the parties hereto in writing. The reasoned written decision of such actuary shall be rendered within 30 days of such appointment and shall be conclusive as to any dispute for which such actuary was appointed. The cost of such actuary shall be divided equally between ATK and Sporting. Each of Sporting and ATK shall be responsible for the cost of its own actuary.

             (v)  Notwithstanding anything to the contrary in this Section 8.07(g), the Section 4044 Amount shall be determined without regard to amounts treated as a separate account maintained for the payment of sickness, accident, hospitalization, and medical expenses of retired employees, their spouses, and their dependents ("Retiree Medical Benefits") as provided under Code Section 401(h) (the "Section 401(h) Account"). No assets shall be transferred from the ATK Pension Plan to the Sporting Pension Plan from the Section 401(h) Account, unless the Section 401(h) Account covers Retiree Medical Benefits to be provided under a Sporting Post-Employment Welfare Plan, in which case a transfer of Section 401(h) Account assets to the Sporting Pension Plan shall occur at the same time as provided under Section 8.07(g)(iii), in an amount, as determined by ATK's actuary, equal to the value of the Section 401(h) Account at the applicable Pension Transfer Date multiplied by a fraction, the numerator of which is the actuarial present value of Retiree Medical Benefits expected at that time to be provided under a Sporting Post-Employment Welfare Plan to Pension Participants who, as of immediately prior to the Distribution Date, were participants in an ATK Pension Plan that included a Section 401(h) Account, and the denominator of which is the sum of (A) the actuarial present value of Retiree Medical Benefits expected at that time to be provided under a Sporting Post-Employment Welfare Plan to Pension Participants who, as of immediately prior to the Distribution Date, were participants in an ATK Pension Plan that included a Section 401(h) Account and (B) the actuarial present value of Retiree Medical Benefits to be provided under the ATK Post-Employment Welfare Plans to participants allocated to the ATK Pension Plan. For purposes of the immediately preceding sentence, the actuarial present value of Retiree Medical Benefits shall be the accumulated postretirement benefit obligation of such Retiree Medical Benefits, determined in accordance with FASB ASC Topic 715, based on the assumptions used in ATK's most recent year-end accounting disclosures.

            (vi)  Sporting shall use its best efforts to qualify each Sporting Pension Plan under Code Section 401(a), and Sporting and ATK shall reasonably cooperate to make any and all filings and submissions to the appropriate Governmental Entities required to be made by ATK or Sporting as are appropriate in effectuating the provisions of this Section 8.07(g) (including (i) IRS Forms 5310-A in respect of the transfers of assets and (ii) in the event that the Transactions constitute a "reportable event" (within the meaning of Section 4043 of ERISA and the related regulations) for which the 30-day notice has not been waived, timely notification of the PBGC and filing of all reports required in connection therewith).

           (vii)  From and after the Distribution, (A) Sporting and the Sporting Subsidiaries shall be solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the Sporting Pension Plans, whether accrued (or relating to services provided) before, on or after the Distribution and (B) ATK and the ATK Subsidiaries shall be solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the ATK Pension Plans, whether accrued (or relating to services provided) before, on or after the Distribution (it being understood that ATK, the ATK Subsidiaries and the ATK Pension Plans shall be solely and exclusively responsible for the administration and payment of benefits with respect to the applicable Pension Participants under the ATK Pension Plans until the applicable Pension Transfer Date).

          (viii)  The parties hereto shall make commercially reasonable efforts to provide that the assets and Liabilities associated with the participation of any ATK Shared Services Employee who experiences a Transition Period Employment Transfer in the ATK Pension Plans shall be transferred to a Sporting Pension Plan in accordance with the principles of this Section 8.07(g).

          (h)    ATK Nonqualified Pension and Retirement Plans.

              (i)  Effective on or prior to the Distribution, Sporting or any Sporting Subsidiary shall establish certain nonqualified pension and retirement plans (such plans, the "Sporting Nonqualified Plans") in accordance with this Section 8.07(h). Each Sporting Nonqualified Plan shall have terms and features (including benefit accrual formulas and employer contribution provisions) that are substantially identical to the ATK Benefit Plans that are nonqualified pension and retirement plans applicable to Continuing Sporting Employees, Sporting Former Employees and their respective beneficiaries who participated in such ATK Benefit Plans immediately prior to the Distribution Date (such ATK Benefit Plans collectively being the "ATK Nonqualified Plans") such that (for the avoidance of doubt) each ATK Nonqualified Plan is substantially replicated by a corresponding Sporting Nonqualified Plan. Sporting and the Sporting Subsidiaries shall be solely responsible for taking all necessary, reasonable, and appropriate actions to establish, maintain and administer the Sporting Nonqualified Plans in compliance with applicable Law. Each Sporting Nonqualified Plan shall assume Liability for all benefits accrued or earned (whether or not vested) by Continuing Sporting Employees, Sporting Former Employees and their respective beneficiaries under the corresponding ATK Nonqualified Plan as of the Distribution Date. From and after the Distribution Date, Sporting and the Sporting Subsidiaries shall be solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the Sporting Nonqualified Plans, whether accrued (or relating to services provided) before, on or after the Distribution Date.

             (ii)  Within 60 days after the Distribution Date, ATK shall cause its actuary to determine the value, as of the Distribution, of the amount of assets to be transferred from each rabbi trust established to pay benefits under one or more of the ATK Nonqualified Plans (each, an "ATK Rabbi Trust") to a rabbi trust established or maintained by Sporting (each, a "Sporting Rabbi Trust") as designated by Sporting with respect to the Sporting Nonqualified Plans (each, a "Nonqualified Plan Transfer Amount"), which transfer shall be effected as soon as practicable after the Distribution Date (but in no event later than 30 days after the determination of the applicable Nonqualified Plan Transfer Amount by ATK's actuary) (the date of such transfer, a "Nonqualified Plan Transfer Date"). Each Nonqualified Plan Transfer Amount shall be determined by such actuary and shall mean the portion of the assets of the applicable ATK Rabbi Trust that bears the same ratio to the total assets of such ATK Rabbi Trust, in each case, as of the Distribution Date, as the ratio of the actuarial present value of the aggregate benefits accrued or earned (whether or not vested) as of the Distribution Date by Sporting Employees, Sporting Former Employees and their respective beneficiaries under the ATK Nonqualified Plans with respect to which such ATK Rabbi Trust is maintained to the actuarial present value of the total benefits earned or accrued (whether or not vested) as of the Distribution Date with respect to all participants under such plans; provided, however, that each such Nonqualified Plan Transfer Amount shall be adjusted, as determined by ATK's actuary, to take into account the actual investment return on the assets of the applicable ATK Rabbi Trust from and including the end of the month in which the Distribution occurs, up to, but not including, the applicable Nonqualified Plan Transfer Date, and shall be decreased by any benefit payment made to a Continuing Sporting Employee, Sporting Former Employee or their respective beneficiaries from the applicable ATK Rabbi Trust during such period. As part of the determination and transfer of any applicable Nonqualified Plan Transfer Amount, ATK and Sporting shall cooperate in good faith to appropriately allocate and transfer any non-marketable assets held in the applicable ATK Rabbi Trust (including any corporate-owned life insurance policies) to the appropriate Sporting Rabbi Trust.

            (iii)  Sporting or the applicable Sporting Subsidiary shall, to the extent applicable, cause the corresponding Sporting Nonqualified Plan to (A) credit and recognize the compensation paid by ATK and its Affiliates (including, for these purposes, Sporting and the Sporting Subsidiaries) to such participant to the extent recognized under the corresponding ATK Nonqualified Plan for all applicable purposes under such Sporting Nonqualified Plan as though it were compensation from Sporting and the Sporting Subsidiaries, (B) assume and honor the terms of all arrangements relating to beneficiaries and alternate payees in effect and honored under the corresponding ATK Nonqualified Plan, (C) credit each such participant's account with (1) the amount deferred by such individual into the corresponding ATK Nonqualified Plan as of the Distribution Date, plus (2) any employer contributions, whether vested or unvested, deemed to have been made in relation to the amount described in clause (C)(1), including, in each case, any earnings thereon, (D) recognize and honor all deferral and distribution elections made by such individual (including any deferral election applicable to any bonus earned but not yet paid as of the Distribution Date) and (E) recognize and credit each participant for their pre-Distribution service with ATK and its predecessors and Affiliates (including, for the avoidance of doubt, Sporting and the Sporting Subsidiaries).

            (iv)  No Distributions on Separation.    Sporting and ATK acknowledge that neither the Distribution nor any of the other Transactions will trigger a payment or distribution of compensation under any Employee Benefit Plan that is a nonqualified deferred compensation plan for any Sporting Employee, ATK Employee, Sporting Former Employee or ATK Former Employee and, consequently, that the payment or distribution of any compensation to which any Sporting Employee, ATK Employee, Sporting Former Employee or ATK Former Employee is entitled under any such Employee Benefit Plan will occur upon such individual's separation from service from Sporting, ATK or any of their respective Subsidiaries, as applicable, or at such other time as specified in the applicable Employee Benefit Plan (which may include a Transition Period Employment Transfer).

             (v)  Code Section 409A.    Sporting and ATK shall cooperate in good faith so that the Distribution will not result in adverse Tax consequences under Code Section 409A to any Sporting Employee, ATK Employee, Sporting Former Employee or ATK Former Employee, or their respective beneficiaries, in respect of their benefits under any Post-Distribution Sporting Benefit Plan or ATK Benefit Plan.

          (i)    Post-Employment Welfare Benefits.

              (i)  Effective on or prior to the Distribution Date, Sporting shall maintain, or cause its Subsidiaries to maintain, one or more post-employment welfare benefit plans (each such plan, a "Sporting Post-Employment Welfare Plan") for the benefit of each Continuing Sporting Employee and Sporting Former Employee (or any eligible dependent or other covered beneficiary thereof) who, immediately prior to the Distribution Date, participates in or has accrued benefits under the post-employment welfare benefit plans maintained by ATK or any ATK Subsidiary (such plans, the "ATK Post-Employment Welfare Plans"). Each Sporting Post-Employment Welfare Plan shall have terms and features that are substantially identical to the applicable ATK Post-Employment Welfare Plan such that (for the avoidance of doubt), each ATK Post-Employment Welfare Plan is substantially replicated by a corresponding Sporting Post-Employment Welfare Plan. Effective as of the Distribution Date, (x) the Sporting Post-Employment Welfare Plans shall assume and be responsible for all Liabilities that are accrued as of the Distribution Date under the ATK Post-Employment Welfare Plans with respect to Continuing Sporting Employees and Sporting Former Employees (or any eligible dependent or other covered beneficiary thereof) and (y) the ATK Post-Employment Welfare Plans shall remain solely and exclusively responsible for all Liabilities with respect to, or in any way related to, the ATK Employees and ATK Former Employees (or any eligible dependent or other covered beneficiary thereof), whether accrued before, on or after the Distribution Date.

             (ii)  All assets held in the ATK VEBA as of the Distribution Date, whether attributable to the contributions of ATK, any ATK Subsidiary, Sporting or any Sporting Subsidiary and the earnings thereon shall be retained in the ATK VEBA. For the avoidance of doubt, on and after the Distribution Date, there shall be no transfer of assets from the ATK VEBA to any corresponding voluntary employees' beneficiary association under Code Section 501(c)(9) established by Sporting or any Sporting Subsidiary (or from ATK or any ATK Subsidiary to Sporting or any Sporting Subsidiary) and neither Sporting nor any Sporting Subsidiary shall be required to make any contribution to the ATK VEBA.

          (j)    Allocation of Employment and Employee Benefits-Related Liabilities.

              (i)  Except as otherwise provided in this Section 8.07 or in Section 8.27 or as required under applicable Law, (A) effective as of the Distribution Date, Sporting and the Sporting Subsidiaries shall assume or retain, as the case may be, all Liability and responsibility for all employment and employee benefits-related Liabilities incurred, or arising out of a period ending, prior to or on the Distribution Date that relate to the operation or conduct of the Sporting Business or the employment by ATK or the ATK Subsidiaries of any Sporting Employee or Sporting Former Employee and (B) ATK and the ATK Subsidiaries shall assume or retain, as the case may be, all Liability and responsibility for all employment and employee benefits-related Liabilities relating to the operation or conduct of the ATK Business whether incurred, or arising out of a period ending, prior to, on or after the Distribution Date or the employment by ATK or the ATK Subsidiaries of any ATK Employee or ATK Former Employee. Except as otherwise provided in this Section 8.07 or in Section 8.27 or as required under applicable Law, from and after the Distribution Date, Sporting and the Sporting Subsidiaries shall be liable for all employment and employee benefits-related Liabilities incurred, or arising out of a period ending, after the Distribution Date that relate to the operation or conduct of the Sporting Business, the employment by Sporting or the Sporting Subsidiaries of any Continuing Sporting Employee or any Post-Distribution Sporting Benefit Plan.

             (ii)  The parties intend that Sporting Employees shall have continuous and uninterrupted employment immediately before and immediately after the consummation of the Transactions, and that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of ATK, Sporting or any of their respective Subsidiaries or Affiliates, the Transactions shall not constitute a severance of employment of any ATK Employee or Sporting Employee prior to or upon the consummation of the Transactions. Notwithstanding the foregoing and anything in Section 8.07(j)(i) to the contrary, in the event that any such severance of employment results solely from the consummation of the Transactions, each of ATK and Sporting shall bear, and shall indemnify and hold harmless the party that is required to pay any severance or unemployment compensation to the applicable ATK Employee or Sporting Employee against, half of any Liabilities in respect of such severance and unemployment compensation actually paid by such party.

          (k)    Employment Tax Reporting Responsibility.    Sporting and ATK hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320. Accordingly, ATK shall have no United States employment tax reporting responsibilities, and Sporting shall have full United States employment tax reporting responsibilities, for Sporting Employees subject to United States employment taxes following the Distribution Date.

          (l)    Administration.    Following the date hereof, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 8.07, including exchanging information and data relating to workers' compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and obtaining any Governmental Approvals required hereunder.

          (m)    No Third-Party Beneficiaries.    The provisions of this Section 8.07 and Section 8.08 below are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 8.07 and Section 8.08 below) under or by reason of any provision of this Agreement. Nothing in this Section 8.07 or Section 8.08 below shall amend, or be deemed to amend (or prevent the amendment or termination of), any Employee Benefit Plan or any compensation or benefit plan of ATK, Sporting, Orbital or any of their respective Affiliates.

        SECTION 8.08.    Post-Closing Terms and Conditions of Employment for ATK Employees and Orbital Employees.     During the Continuation Period, and subject to the last sentence of this Section 8.08, ATK shall, or shall cause the applicable ATK Subsidiary, including Orbital and its Subsidiaries, to provide each employee of ATK or any of its Subsidiaries (including, for the avoidance of doubt, employees of Orbital or any of its Subsidiaries) (collectively, "Continuing Employees") compensation and employee benefits in a manner that neither favors nor disfavors such individual, in whole or in part, on the basis of whether such individual was an employee of ATK or any of its Subsidiaries, on the one hand, or Orbital or any of its Subsidiaries on the other hand, immediately prior to the Effective Time; provided, however, that this Section 8.08 shall be deemed satisfied in the event ATK should for the Continuation Period, either (i) provide compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits to which the Continuing Employees were entitled immediately prior to the Effective Time, (ii) provide compensation and employee benefits to the Continuing Employees employed by ATK or any of its Subsidiaries immediately prior to the Effective Time (other than Orbital and its Subsidiaries) at the same level as applies to similarly-situated individuals employed by Orbital or any of its Subsidiaries or (iii) provide compensation and employee benefits to the Continuing Employees employed by Orbital or any of its Subsidiaries immediately prior to the Effective Time at the same level as applies to similarly-situated individuals employed by ATK or any of its Subsidiaries (other than Orbital and its Subsidiaries). Nothing herein shall limit the right of ATK or the employing ATK Subsidiary (including Orbital and its Subsidiaries) to terminate the employment of any Continuing Employee at any time or require ATK or the employing ATK Subsidiary (including Orbital and its Subsidiaries) to provide any such employee benefits, rates of base salary or hourly wages, or annual bonus opportunities for any period following any such termination. Notwithstanding any other provision of this Agreement to the contrary, all terms and conditions of employment with respect to any individual who is subject to a CBA shall be made in accordance with the terms of such CBA.

        SECTION 8.09.    Directors' and Officers' Indemnification; Liability Insurance.     (a) ATK shall, for a period of at least six years after the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of ATK, Orbital and their respective Subsidiaries, and each individual who prior to the Effective Time becomes a director or officer of Orbital, ATK or any of their respective Subsidiaries, to the maximum extent that ATK, Orbital or such Subsidiary would, as applicable, have been allowed to do so under applicable Law, in respect of acts or omissions occurring at or prior to the Effective Time, including for acts or omissions occurring in connection with any of the Transaction Documents or the Transactions.

          (b)   ATK shall maintain in effect for each past or present director or officer of ATK, Orbital or any of their respective Subsidiaries, as well as each individual who prior to the Effective Time becomes a director or officer of ATK, Orbital or any of their respective Subsidiaries, for a period of at least six years after the Effective Time, policies of directors' and officers' liability insurance of at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors' and officers' liability insurance maintained by ATK or Orbital, as applicable, with respect to claims arising from acts or omissions that occurred at or prior to the Effective Time, including for acts or omissions occurring in connection with any of the Transaction Documents or the Transactions; provided, however, that with respect to past or present directors and officers of Orbital and its Subsidiaries (as well as any individuals who prior to the Effective Time became a director or officer of Orbital or any of its Subsidiaries), in no event shall ATK be required to pay aggregate premiums for insurance under this Section 8.09(b) in excess of 250% of the amount of the aggregate premiums paid by Orbital in 2013 on an annualized basis for such purchase as set forth in forth in Section 8.09(b) of the Orbital Disclosure Letter; provided that ATK shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

        SECTION 8.10.    Fees and Expenses.     Except as otherwise expressly provided in any Transaction Document (including pursuant to Section 1.03(a)(ix) hereof), all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses. This Section 8.10 does not relate to Transfer Taxes, which are the subject of Sections 3.01 and 4.02 of the Tax Matters Agreement.

        SECTION 8.11.    Public Announcements.     ATK, Sporting and Merger Sub, on the one hand, and Orbital, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 8.11, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto.

        SECTION 8.12.    Stock Exchange Listings.     (a) ATK shall use reasonable best efforts to cause the shares of ATK Common Stock to be issued in the Merger to be approved for quotation on the NYSE, subject to official notice of issuance with respect to the NYSE prior to the Closing Date.

          (b)   Sporting shall use reasonable best efforts to cause the shares of Sporting Common Stock to be distributed in the Distribution to be approved for quotation on the NYSE or NASDAQ, subject to official notice of issuance with respect to the NYSE or NASDAQ, as applicable, prior to the Closing Date.

        SECTION 8.13.    Section 16 Matters.     Prior to the Effective Time, ATK, Sporting, Merger Sub and Orbital shall take all such steps as may be required to cause any acquisitions or dispositions of ATK Common Stock, Sporting Common Stock or Orbital Common Stock (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to ATK, Sporting or Orbital, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        SECTION 8.14.    Covenants of Orbital Regarding Non-Solicitation.     (a) Orbital agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, except as expressly permitted by this Section 8.14, Orbital shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Orbital Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating an Orbital Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Orbital Acquisition Proposal. Orbital shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Orbital Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Orbital Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Orbital Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.14(a) by any Representative of Orbital or its Subsidiaries shall constitute a breach of this Section 8.14(a) by Orbital.

          (b)   Notwithstanding anything contained in Section 8.14(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Orbital Stockholder Approval, Orbital or any of its Representatives receives an Orbital Acquisition Proposal, which Orbital Acquisition Proposal did not result from any breach of this Section 8.14, and the Board of Directors of Orbital or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Orbital Acquisition Proposal constitutes or is reasonably likely to lead to an Orbital Superior Proposal, then Orbital and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Orbital Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Orbital and its Subsidiaries to the Person or group of Persons who has made such Orbital Acquisition Proposal; provided that Orbital shall promptly provide to ATK any material non-public information concerning Orbital or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to ATK or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Orbital Acquisition Proposal.

          (c)   Orbital shall promptly notify ATK in the event that Orbital or any of its Subsidiaries or its or their respective Representatives receives an Orbital Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to ATK the material terms and conditions of any such Orbital Acquisition Proposal and the identity of the Person or group of Persons making such Orbital Acquisition Proposal, and Orbital shall, upon the request of ATK, keep ATK reasonably informed of any material developments with respect to any such Orbital Acquisition Proposal (including any material changes thereto). Orbital shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Orbital from providing to ATK any of the information required to be provided to ATK under this Section 8.14 within the time periods contemplated hereby.

          (d)   Neither the Board of Directors of Orbital nor any committee thereof shall (i)(A) withhold or withdraw (or modify in a manner adverse to ATK), or publicly propose to withhold or withdraw (or modify in a manner adverse to ATK), the recommendation by the Board of Directors of Orbital to the holders of Orbital Common Stock that they give the Orbital Stockholder Approval or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Orbital Acquisition Proposal (it being understood that the Board of Directors of Orbital or any committee thereof may make or cause Orbital to make a customary "stop, look and listen" communication and may elect to take no position with respect to an Orbital Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such Orbital Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered an adverse modification) (any action described in this clause (i) being referred to as an "Orbital Adverse Recommendation Change") or (ii) execute or enter into (or cause or permit Orbital or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Orbital Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time Orbital Stockholder Approval is obtained, but not after, the Board of Directors of Orbital or any committee thereof may make an Orbital Adverse Recommendation Change if (x) the Board of Directors of Orbital or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with the directors' fiduciary duties under applicable Law and (y) in the case of an Orbital Adverse Recommendation Change made in response to an Orbital Acquisition Proposal, the Board of Directors of Orbital or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Orbital Acquisition Proposal constitutes an Orbital Superior Proposal; provided, however, that the Board of Directors of Orbital or any committee thereof shall not, and shall cause Orbital not to, make an Orbital Adverse Recommendation Change in connection with an Orbital Superior Proposal unless (1) Orbital has given ATK at least five Business Days' prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Orbital Superior Proposal and the material terms thereof and shall attach the agreement and all material related documentation providing for such Orbital Superior Proposal), (2) Orbital has negotiated, and has caused its Representatives to negotiate, in good faith with ATK during such notice period, to the extent ATK wishes to negotiate, to enable ATK to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other Transaction Documents such that it would cause such Orbital Superior Proposal to no longer constitute an Orbital Superior Proposal, (3) following the end of such notice period, the Board of Directors of Orbital or any committee thereof shall have considered in good faith any such binding offer from ATK, and shall have determined that the

  Orbital Superior Proposal would continue to constitute an Orbital Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such Orbital Superior Proposal, Orbital shall, in each case, have delivered to ATK an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three Business Days (rather than the five Business Days otherwise contemplated by clause (1) above). Nothing in this Section 8.14(d) shall be deemed to modify or otherwise affect the obligation of Orbital to call the Orbital Stockholders' Meeting and to submit this Agreement and the Merger to Orbital stockholders.

          (e)   Nothing in this Section 8.14 or elsewhere in this Agreement shall prohibit Orbital or the Board of Directors of Orbital or any committee thereof from (i) taking and disclosing to the stockholders of Orbital a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Orbital that is required by applicable Law.

        SECTION 8.15.    Covenants of ATK Regarding Non-Solicitation.     (a) ATK agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, except as expressly permitted by this Section 8.15, ATK shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an ATK Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating an ATK Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an ATK Acquisition Proposal. ATK shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an ATK Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an ATK Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Orbital Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.15(a) by any Representative of ATK or its Subsidiaries shall constitute a breach of this Section 8.15(a) by ATK.

          (b)   Notwithstanding anything contained in Section 8.15(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the ATK Stockholder Approval, ATK or any of its Representatives receives an ATK Acquisition Proposal, which ATK Acquisition Proposal did not result from any breach of this Section 8.15, and the Board of Directors of ATK or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such ATK Acquisition Proposal constitutes or is reasonably likely to lead to an ATK Superior Proposal, then ATK and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the ATK Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to ATK and its Subsidiaries to the Person or group of Persons who has made such ATK Acquisition Proposal; provided that ATK shall promptly provide to Orbital any material non-public information concerning the ATK Business that is provided to any Person given such access which was not previously provided to Orbital or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such ATK Acquisition Proposal.

          (c)   ATK shall promptly notify Orbital in the event that ATK or any of its Subsidiaries or its or their respective Representatives receives an ATK Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to Orbital the material terms and conditions of any such ATK Acquisition Proposal and the identity of the Person or group of Persons making such ATK Acquisition Proposal, and ATK shall, upon the request of Orbital, keep Orbital reasonably informed of any material developments with respect to any such ATK Acquisition Proposal (including any material changes thereto). ATK shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits ATK from providing to Orbital any of the information required to be provided to Orbital under this Section 8.15 within the time periods contemplated hereby.

          (d)   Neither the Board of Directors of ATK nor any committee thereof shall (i)(A) withhold or withdraw (or modify in a manner adverse to Orbital), or publicly propose to withhold or withdraw (or modify in a manner adverse to Orbital), the recommendation by the Board of Directors of ATK to the holders of ATK Common Stock that they give the ATK Stockholder Approval or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any ATK Acquisition Proposal (it being understood that the Board of Directors of ATK or any committee thereof may make or cause ATK to make a customary "stop, look and listen" communication and may elect to take no position with respect to an ATK Acquisition Proposal until the close of business on the tenth Business Day after the commencement of such ATK Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered an adverse modification) (any action described in this clause (i) being referred to as an "ATK Adverse Recommendation Change") or (ii) execute or enter into (or cause or permit ATK or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an ATK Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time ATK Stockholder Approval is obtained, but not after, the Board of Directors of ATK or any committee thereof may make an ATK Adverse Recommendation Change if (x) the Board of Directors of ATK or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action could be inconsistent with the directors' fiduciary duties under applicable Law and (y) in the case of an ATK Adverse Recommendation Change made in response to an ATK Acquisition Proposal, the Board of Directors of ATK or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such ATK Acquisition Proposal constitutes an ATK Superior Proposal; provided, however, that the Board of Directors of ATK or any committee thereof shall not, and shall cause ATK not to, make an ATK Adverse Recommendation Change in connection with an ATK Superior Proposal unless (1) ATK has given Orbital at least five Business Days' prior written notice of its intention to take such action (which notice shall specify the identity of the party making such ATK Superior Proposal and the material terms thereof and shall attach the agreement and all material related documentation providing for such ATK Superior Proposal), (2) ATK has negotiated, and has caused its Representatives to negotiate, in good faith with Orbital during such notice period, to the extent Orbital wishes to negotiate, to enable Orbital to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other Transaction Documents such that it would cause such ATK Superior Proposal to no longer constitute an ATK Superior Proposal, (3) following the end of such notice period, the Board of Directors of ATK or any committee thereof shall have considered in good faith any such binding offer from Orbital, and shall have determined that the ATK Superior Proposal would continue to constitute an ATK Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such ATK Superior Proposal, ATK shall, in each case, have delivered to Orbital an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three Business Days (rather than the five Business Days otherwise contemplated by clause (1) above). Nothing in this Section 8.15(d) shall be deemed to modify or otherwise affect the obligation of ATK to call the ATK Stockholders' Meeting and to submit the issuance of shares of ATK Common Stock in the Merger to ATK stockholders.

          (e)   Nothing in this Section 8.15 or elsewhere in this Agreement shall prohibit ATK or the Board of Directors of ATK or any committee thereof from (i) taking and disclosing to the stockholders of ATK a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of ATK that is required by applicable Law.

        SECTION 8.16.    Tax Matters.     (a) For United States Federal income Tax purposes, it is intended that (i) pursuant to Sections 351, 355, 361 and 368 of the Code, no gain or loss be recognized to ATK or Sporting as a result of the Sporting Transfers and the Distribution (other than any gain or loss from intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 taken into account upon the Distribution), (ii) pursuant to Section 355 of the Code, no gain or loss be recognized to (and no amount shall be includible in the income of) the Eligible Holders (except with respect to cash received in lieu of fractional shares) as a result of the Distribution (the treatment described in clauses (i) and (ii), collectively, the "Intended Distribution Tax Treatment"), (iii) the Merger qualify as a "reorganization" described in Section 368(a) of the Code and (iv) pursuant to Sections 354 and 361 of the Code, no gain or loss be recognized to Merger Sub or holders of Orbital Common Stock (except with respect to cash received in lieu of fractional shares) as a result of the Merger (the treatment described in clauses (iii) and (iv), the "Intended Merger Tax Treatment" and, together with the Intended Distribution Tax Treatment, the "Intended Tax Treatment").

          (b)   The parties hereto shall cooperate with each other and use reasonable best efforts to cause the applicable Transactions to qualify for the Intended Tax Treatment, including (i) refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order for the applicable Transactions to qualify for the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the applicable Transactions to such party or its stockholders) and (iii) using reasonable best efforts to obtain the opinions of counsel referred to in Section 9.02(e) and Section 9.03(e), including by executing and delivering to counsel customary letters of representation.

          (c)   ATK and Orbital shall each use commercially reasonable efforts to satisfy their obligations under Section 8.16(c) of the ATK Disclosure Letter.

        SECTION 8.17.    Replacement of Guarantees.     Sporting shall use commercially reasonable efforts to provide, or cause a Sporting Subsidiary to provide, on or prior to the Distribution Date, replacement Guarantees with respect each Guarantee issued by ATK or any ATK Subsidiary for the benefit of Sporting or any Sporting Subsidiary or with respect to any Sporting Liability or the Sporting Business, in each case that is outstanding as of the Distribution Date (collectively, the "Existing Sporting Guarantees"), in each case in form and substance reasonably satisfactory to ATK and the respective banks, insurance companies or other counterparties. ATK and Sporting shall cooperate to obtain any necessary release of the Existing Sporting Guarantees issued by ATK or any ATK Subsidiary in form and substance reasonably satisfactory to ATK and Sporting. In the event that all such replacement Guarantees and releases of Existing Sporting Guarantees are not in place as of the Distribution Date, Sporting shall, as soon as practicable following the Closing, provide, or cause a Sporting Subsidiary to provide, replacement Guarantees with respect to such Existing Sporting Guarantees that were not replaced on or prior to the Closing Date, and shall indemnify, defend and hold harmless ATK and its Subsidiaries against all Liabilities arising under such Existing Sporting Guarantees. If Sporting is unable to obtain, or to cause to be obtained, any such required replacement Guarantees and releases of Existing Sporting Guarantees on or prior to the Distribution Date, Sporting will, as agent or subcontractor for the applicable guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and Sporting will not, and will cause its Subsidiaries not to, agree to renew or extend the term of, or modify the terms to increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which ATK or any of its Subsidiaries is or may be liable unless all obligations of ATK or any of its Subsidiaries with respect thereto are thereupon terminated by documentation satisfactory in form and substance reasonably satisfactory to ATK.

        SECTION 8.18.    Sole Stockholder Approval.     Immediately following the execution of this Agreement, ATK, as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

        SECTION 8.19.    Transaction Litigation.     ATK shall give Orbital the opportunity to participate in the defense or settlement of any stockholder litigation against ATK and/or its directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Orbital, which consent shall not be unreasonably withheld, conditioned or delayed. Orbital shall give ATK the opportunity to participate in the defense or settlement of any stockholder litigation against Orbital and/or its directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of ATK, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties' obligations under Section 8.04, each of ATK and Orbital shall cooperate, shall cause its Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in each case in the defense against such litigation. For purposes of this paragraph, "participate" means that the non-litigating party will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

        SECTION 8.20.    Sporting Financing Matters.     (a) Sporting and ATK shall use their respective reasonable best efforts to obtain, from one or more third party financing sources, debt financing to be incurred by Sporting and/or the Sporting Subsidiaries prior to, at the time of or immediately following the Distribution generating aggregate net proceeds (together with cash on hand) of not less than the Sporting Dividend Amount (the "New Sporting Debt Financing") on the terms and conditions set forth in the Sporting Commitment Letter, including using their respective reasonable best efforts to (i) maintain in effect the Sporting Commitment Letter until the Transactions are consummated, (ii) timely negotiate definitive agreements with respect to the facilities contemplated by the Sporting Commitment Letter on the terms and conditions set forth therein (or on terms that will not delay or prevent the Closing or make the funding with respect to the New Sporting Debt Financing less likely to occur), (iii) satisfy or cause to be waived on a timely basis all conditions applicable to Sporting and ATK set forth in the Sporting Commitment Letter or such definitive agreements that are within their control and otherwise comply with their obligations thereunder and (iv) upon the satisfaction or waiver of such conditions, consummate the New Sporting Debt Financing, including by enforcing any and all rights available to ATK and Sporting to cause the New Sporting Debt Financing to be consummated, prior to, at the time of or immediately following the Distribution. ATK shall keep Orbital reasonably informed of material developments in respect of the New Sporting Debt Financing and the process relating thereto.

          (b)   Neither ATK nor Sporting shall amend, modify or waive, or agree to amend, modify or waive (in any case, whether by action or inaction), any term of the Sporting Commitment Letter without the prior written consent of Orbital if such amendment, modification or waiver (x) reduces the aggregate amount of the New Sporting Debt Financing (unless, in the case of this clause (x), such amount is fully replaced with an amount of new financing with conditionality no less favorable to Sporting in any material respect) or (y) amends the conditions precedent to the New Sporting Debt Financing in a manner that would reasonably be expected to materially delay or prevent the Closing or make the funding of the New Sporting Debt Financing less likely to occur (provided, however, that Sporting and ATK may, without the consent of Orbital, amend or modify the Sporting Commitment Letter (x) in accordance with the "market flex" provisions thereof and (y) to add lenders, lead arrangers, bookrunners, syndication agents or other titled roles with respect to financial institutions that have not executed the Sporting Commitment Letter as of the date of this Agreement). Without limiting the generality of the foregoing, ATK shall give Orbital reasonably prompt notice (x) of any material breach or material default by any party to the Sporting Commitment Letter or any of the definitive agreements related to the New Sporting Debt Financing which could reasonably be expected to result in ATK and Sporting not receiving financing in an aggregate amount (together with cash on hand) at least equal to the Sporting Dividend Amount under the Sporting Commitment Letter on or prior to the Distribution Date, (y) of the receipt of any written notice or other written communication from any financing source with respect to any material breach, default, termination or repudiation by any party to the Sporting Commitment Letter or definitive agreements related to the New Sporting Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Sporting Debt Financing or any definitive agreement with respect thereto), and (z) if at any time for any reason ATK believes in good faith that Sporting will not be able to obtain the New Sporting Debt Financing in an aggregate amount (together with cash on hand) at least equal to the Sporting Dividend Amount on the terms and conditions, in the manner or from the sources contemplated by the Sporting Commitment Letter or definitive agreements related to the New Sporting Debt Financing. As soon as reasonably practicable after the date Orbital delivers ATK a written request, ATK shall provide information reasonably requested by Orbital relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided that in no event will ATK or Sporting be under any obligation to disclose any information that is subject to attorney—client privilege.

          (c)   If the New Sporting Debt Financing in an aggregate amount (together with cash on hand) at least equal to the Sporting Dividend Amount becomes unavailable on the terms and conditions contemplated by the Sporting Commitment Letter, and such unavailable amount is reasonably required to fund the Sporting Dividend Amount, ATK and Sporting shall use their respective reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative financing from alternative sources in an amount (together with cash on hand) sufficient to fund the Sporting Dividend Amount upon terms and conditions no less favorable (as determined in the good faith judgment of ATK), taken as a whole, to Sporting than the terms and conditions set forth in the Sporting Commitment Letter. ATK and Sporting shall as soon as reasonably practicable deliver to Orbital true and complete copies of all contracts (including any fee letters, which may be redacted as required by the lenders thereto) pursuant to which any such alternative source shall have committed to provide any portion of the New Sporting Debt Financing. In the event ATK and/or Sporting obtain alternative financing, the term "New Sporting Debt Financing" as used herein shall be deemed to mean such alternative financing from and after the time such alternative financing is obtained.

        SECTION 8.21.    ATK and Orbital Financing Matters; Debt Financing Cooperation.     (a)  Prior to the Closing, ATK shall either (i) commence and complete an offer (the "Tender Offer") to purchase for cash any and all of its outstanding 6.875% Senior Subordinated Notes due 2020 (the "2020 Notes") and, unless a consent with respect to the Distribution has already been obtained, solicit consents (the "Consent Solicitation") from holders of the 2020 Notes to amend the indenture governing the 2020 Notes to, among other things, modify or eliminate substantially all of the negative covenants and events of default set forth therein, on terms and conditions as may be determined by ATK following consultation with Orbital and reasonable consideration of any input provided by Orbital with respect thereto, or (ii) on or prior to the Closing, issue a notice of redemption of all of the outstanding 2020 Notes and either complete such redemption or irrevocably deposit with the trustee for the 2020 Notes funds in an amount sufficient to pay the principal of and interest on the outstanding 2020 Notes on the redemption date, in each case in accordance with the redemption provisions of the indenture governing the 2020 Notes.

          (b)   If ATK elects to launch the Tender Offer and the Consent Solicitation as described in Section 8.21(a)(i) but less than all of the outstanding 2020 Notes are tendered in the Tender Offer, then ATK shall, on or prior to the Closing, issue a notice of redemption for all outstanding 2020 Notes and either complete such redemption or irrevocably deposit with the trustee for the 2020 Notes funds in an amount sufficient to pay the principal of and interest on the outstanding 2020 Notes on the redemption date, in each case in accordance with the redemption provisions of the indenture governing the 2020 Notes.

          (c)   On or prior to the Closing, ATK shall issue a notice of redemption of all of the outstanding 2024 Notes and complete such redemption in accordance with the redemption provisions of the indenture governing the 2024 Notes. In the event that, prior to the redemption date, any holders of the 2024 Notes elect to exercise their conversion rights as set forth in the indenture governing the 2024 Notes, ATK shall satisfy its obligations with respect to the conversion of the 2024 Notes solely in cash.

          (d)   From the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, Orbital shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to ATK all cooperation as may be reasonably requested by ATK in connection with the arrangement and consummation of the New ATK Debt Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of Orbital and its Subsidiaries), including using reasonable best efforts to (i) participate in a reasonable number of requested meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the New ATK Debt Financing and Orbital's senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the New ATK Debt Financing, (ii) assist with the preparation of (A) materials for rating agency presentations, (B) prospectuses, offering memoranda and private placement memoranda (including use of reasonable best efforts to obtain any consents of accountants for use of their reports in any of the foregoing), (C) bank information memoranda (including a public-side version thereof) and (D) similar documents, in each case required or customary in connection with the New ATK Debt Financing, (iii) execute and deliver (or use reasonable best efforts to obtain) customary certificates, accountant's comfort letters (which shall provide "negative assurance" comfort), consents, legal opinions, surveys and title insurance in each case as reasonably requested by the lenders of the New ATK Debt Financing, (iv) provide customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the financing sources that the public side versions of such documents, if any, do not include material non-public information about Orbital or its Subsidiaries or their securities, (v) provide lead arrangers or agents for, and prospective lenders of, the New ATK Debt Financing with all documentation and other information required with respect to the Orbital and its Subsidiaries in connection with applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), (vi) assist ATK and its Representatives with the preparation of the documents governing the New ATK Debt Financing (including any schedules, annexes or exhibits thereto and any pro forma financial statements and financial projections required to be delivered thereunder and such other pertinent and customary financial and other information relating to the Orbital and its Subsidiaries as ATK shall reasonably request in order to market, syndicate and consummate the New ATK Debt Financing) and (vii) cooperate with ATK's financing sources' due diligence, to the extent customary and reasonable; provided, however, all non-public or otherwise confidential information regarding Orbital obtained by ATK pursuant to this Section 8.21(d) shall be kept confidential in accordance with the Confidentiality Agreement, and Orbital shall only be required to furnish such information to any prospective lenders or other proposed financing sources, underwriters, placement agents, initial purchasers or other third parties who have agreed to keep such information confidential; and provided further that nothing in this Agreement shall require any cooperation to the extent it would (1) require Orbital, its Subsidiaries or the Board of Directors of Orbital or its Subsidiaries to waive or amend any terms of this Agreement or agree to pay any commitment, financing or other fees or reimburse any expenses prior to the Closing Date; (2) require any officer of Orbital or its Subsidiaries to execute or deliver any document or certificate in connection with the New ATK Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than customary documents or certificates solely relating to Orbital or its Subsidiaries including the authorization letter and representation referred to in Section 8.21(d)(iv)); (3) unreasonably or materially interfere with the ongoing business or operations of Orbital and its Subsidiaries; (4) require Orbital or its Subsidiaries to take any action that would conflict with or violate any applicable Laws or any provisions of the organizational documents of Orbital or its Subsidiaries, or that would result in a violation or breach of, or default under, any Orbital Material Contract in effect as of the date of any such request or (5) result in any officer or director of Orbital or its Subsidiaries incurring any personal liability in connection with the New ATK Debt Financing. Orbital hereby consents to the customary use of its and its Subsidiaries' trademarks, service marks and logos in connection with the New ATK Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Orbital or any of its Subsidiaries or the reputation or goodwill of Orbital or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, no obligation of Orbital or its Subsidiaries under any certificate, document or instrument shall be effective until the Closing and Orbital and its Subsidiaries shall not be required to take any action under any certificate, document or instrument that is not contingent upon the Closing or that would be effective prior to the Closing (other than, in each case, customary documents or certificates solely relating to Orbital or its Subsidiaries including the authorization letter and management representation referred to in Section 8.21(d)(iv)). ATK shall indemnify and hold harmless Orbital, Orbital's Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the New ATK Debt Financing and any information used in connection therewith, except with respect to (1) any information provided by Orbital or any of its Subsidiaries and (2) any customary costs and expenses (including attorneys' fees) incurred by Orbital or any of its Subsidiaries in connection with the cooperation of Orbital and its Subsidiaries contemplated by this Section 8.21(d); provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, damages, claims, costs or expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from fraud, intentional or willful misrepresentation, gross negligence, willful misconduct or willful concealment of such indemnified party.

          (e)   Orbital shall arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of the Existing Orbital Facility, all Indebtedness then outstanding under the Existing Orbital Facility and all guarantees and security interests granted by Orbital or any of its Subsidiaries under the Existing Orbital Facility.

        SECTION 8.22.    ATK Charter; Governance Matters.     (a) The certificate of incorporation of ATK shall be amended and restated at or immediately following the Effective Time to change ATK's name to "Orbital ATK, Inc." (the "ATK Charter Amendment") and, as so amended, such certificate of incorporation shall be the certificate of incorporation of ATK until thereafter changed or amended as provided therein or by applicable Law. The parties acknowledge and agree that under the DGCL as in effect as of the date of the Agreement, implementing the ATK Charter Amendment would require either (1) the affirmative vote of holders of a majority of the outstanding shares of ATK Common Stock entitled to vote thereon at a duly called meeting of stockholders or (2) ATK to merge with a wholly-owned Subsidiary, with ATK surviving the merger and amending its certificate of incorporation in connection therewith in accordance with Section 253 of the DGCL. In the event the legislation submitted to the Corporate Law Section of the Delaware State Bar Association proposing to amend the DGCL to eliminate the requirement under Section 242 of the DGCL that a corporation's stockholders approve any amendment to the corporation's certificate of incorporation to change its name has not been adopted or is not effective prior to the date on which the definitive Joint Proxy Statement is ready to be mailed to ATK's stockholders, then ATK shall determine, in consultation with Orbital, whether to (x) submit the ATK Charter Amendment to ATK's stockholders for approval at the ATK Stockholder Meeting or (y) implement the ATK Charter Amendment through a merger under Section 253 of the DGCL as contemplated by the immediately prior sentence (it being understood that in no event shall any such ATK Charter Amendment be effective prior to the Effective Time).

          (b)   Each of ATK, Merger Sub and Orbital shall take all actions necessary to cause the matters set forth on Exhibit C hereto to occur on the Closing Date.

        SECTION 8.23.    Non-Solicitation of Employees.     (a) For a period of 18 months following the Distribution, unless otherwise agreed in writing between Sporting and ATK (including pursuant to any Transition Period Employment Transfer under Section 1.10), Sporting shall not, and shall cause the Sporting Subsidiaries not to, directly or indirectly solicit, recruit or hire any employee of ATK or any ATK Subsidiary at the director level or above; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such ATK Employees (so long as neither Sporting nor any of the Sporting Subsidiaries hires any such ATK Employee in violation of this Section 8.23(a)) or (ii) Sporting or any of the Sporting Subsidiaries from soliciting, recruiting or hiring any ATK Employee who has ceased to be employed or retained by ATK or any ATK Subsidiary for at least twelve months.

          (b)   For a period of 18 months following the Distribution, unless otherwise agreed in writing between ATK and Sporting, ATK shall not, and shall cause the ATK Subsidiaries not to, directly or indirectly solicit, recruit or hire any employee of Sporting or any Sporting Subsidiary at the director level or above; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such Sporting Employees (so long as neither ATK nor any ATK Subsidiary hires any such Sporting Employee in violation of this Section 8.23(b)) or (ii) ATK or any ATK Subsidiary from soliciting, recruiting or hiring any such Sporting Employee who has ceased to be employed or retained by Sporting or any Sporting Subsidiary for at least twelve months.

        SECTION 8.24.    Covenant Not To Compete.     (a) In furtherance of the Merger and the Transactions, ATK covenants and agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, neither ATK nor any of its Subsidiaries shall, without the prior written consent of Sporting, engage, directly or indirectly, in the business of developing, manufacturing, sourcing or supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products or small-caliber ammunition, whether directly to or to wholesale customers for resale to, the local or federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government or consumer markets (such activities collectively being the "Restricted Business"); provided that the foregoing shall not apply to the manufacture or sale of small-caliber ammunition manufactured at the Lake City plant by ATK or any of its Subsidiaries (including Ammunition Products (as such term is defined in the Supply Agreement)), which will be governed by the terms of the Supply Agreement.

          (b)   In furtherance of the Merger and the Transactions, Sporting covenants and agrees that, for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, neither Sporting nor any of its Subsidiaries shall, without the prior written consent of ATK, engage, directly or indirectly, in any business conducted by ATK or any of its Subsidiaries as of immediately prior to the Closing Date other than the Restricted Business (it being understood that with respect to Ammunition Products, Sporting shall be subject to the applicable terms set forth in the Supply Agreement (for so long as such agreement is in effect)). Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.24(b) shall prohibit Sporting or any of its Subsidiaries from engaging in the businesses conducted by Sporting or any Sporting Subsidiary on the Closing Date.

        SECTION 8.25.    ATK Business Financial Statements.     (a) As soon as reasonably practicable after the date of this Agreement, but in no event later than May 31, 2014, ATK will provide Orbital with the unaudited balance sheet of the ATK Business at March 31, 2014, and the related unaudited statements of income for the fiscal year ended March 31, 2014 (collectively, the "2014 Annual ATK Business Financial Statements").

          (b)   From the date hereof until the earlier of the termination of this Agreement in accordance with its terms, ATK shall prepare and furnish to Orbital, as promptly as practicable after the end of the applicable fiscal quarter, but in no event later than the date that is fifty (50) days after the end of the applicable fiscal quarter, copies of the unaudited interim balance sheet of the ATK Business at the last day of the quarter then ended, together with the related unaudited interim statements of income for such period (collectively, the "2015 Interim ATK Business Financial Statements" and, together with the 2014 Annual ATK Business Financial Statements, the "New ATK Business Financial Statements").

        SECTION 8.26.    Intellectual Property Licenses.

          (a)    Unregistered Intellectual Property License.    ATK and the ATK Subsidiaries hereby grant to Sporting (with the right to sublicense only to Sporting's Subsidiaries with the scope of any sublicense to such Subsidiary or Subsidiaries to be limited to only those rights required to operate business in the manner conducted by such Subsidiary or Subsidiaries as of the Distribution Date) a worldwide, perpetual, royalty free, paid-up and non-exclusive license to use or sell goods using Unregistered Intellectual Property that originated in and is owned by ATK or an ATK Subsidiary and which was regularly used in the ordinary course of business by the Sporting Business prior to the Distribution Date. Sporting hereby grants to ATK and ATK Subsidiaries a worldwide, perpetual, royalty free, paid-up and non-exclusive license (with no right to sublicense) to use or sell goods using Unregistered Intellectual Property that originated in and is owned by Sporting or a Sporting Subsidiary and which was regularly used in the ordinary course of business by ATK or an ATK Subsidiary prior to the Distribution Date.

          (b)    Springing Powder Formula License.    If the Canister Powder Products (as defined in the term sheet for the Supply Agreement attached hereto as Exhibit F) component of the Supply Agreement is properly terminated by Sporting because of a material breach by ATK (an "ATK Default Termination"), or if the Supply Agreement is in effect and ATK gives notice to Sporting, pursuant to the terms of the Supply Agreement, of its intent to not renew the Canister Powder Products component of the Supply Agreement (such notice, a "Non-Renewal Notice"):

              (i)  Effective: (x) immediately after an ATK Default Termination or (y) thirty (30) days after Sporting's receipt of a Non-Renewal Notice, ATK and the ATK Subsidiaries hereby grant to Sporting (with (A) a right to sublicense to the Sporting Subsidiaries and (B) a right to sublicense to third parties to the extent necessary to make or have made canister reloading powders for the benefit of Sporting) a worldwide, perpetual, royalty free, paid-up and non-exclusive license to use, sell, offer for sale, make, have made and export only consumer reloading canisters containing reloading powder embodying the Powder Formula to commercial consumers in standard consumer canisters; and

             (ii)  No later than ninety (90) days after either such ATK Default Termination or Sporting's receipt of a Non-Renewal Notice, ATK and the ATK Subsidiaries shall deliver to Sporting all formulas, designs, plans, specifications, data and other information describing or embodying the Powder Formula such that Sporting may fully enjoy the license set forth in Section 8.26(b)(i) above.

        SECTION 8.27.    Adjustments to ATK Equity Awards Relating to the Distribution.     (a) Prior to the Distribution Date, the Board of Directors of ATK (or, if appropriate, any committee administering the ATK Stock Plans) and the Board of Directors of Sporting shall adopt resolutions or take such other actions as may be required to effect the following:

          (i)    ATK Options.    Each outstanding option to acquire ATK Common Stock granted under the ATK Stock Plans (each, an "ATK Option"), whether vested or unvested, shall be converted as of the time of the Distribution into both an adjusted ATK Option (each, an "Adjusted ATK Option") and an option issued by Sporting to acquire Sporting Common Stock (each, a "Sporting Option") and shall, except as otherwise provided in this Section 8.27, be subject to the same terms and conditions (including with respect to vesting) after the Distribution Date as applicable to such ATK Option immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

            (A)  the number of shares of ATK Common Stock subject to such Adjusted ATK Option shall be equal to the number of shares of ATK Common Stock subject to the related ATK Option immediately prior to the Distribution Date;

            (B)  the number of shares of Sporting Common Stock subject to such Sporting Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (1) the number of shares of ATK Common Stock subject to the related ATK Option immediately prior to the Distribution Date by (2) the Distribution Ratio;

            (C)  the per share exercise price of such Adjusted ATK Option, rounded up to the nearest hundredth of a cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the related ATK Option immediately prior to the Distribution Date by (2) the ATK Ratio; and

            (D)  the per share exercise price of such Sporting Option, rounded up to the nearest hundredth of a cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the related ATK Option immediately prior to the Distribution Date by (2) the Sporting Ratio;

provided, further, however, that the exercise price, the number of shares of ATK Common Stock and the number of shares of Sporting Common Stock subject to such options, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Code Section 409A and, regardless of whether the ATK Options are "incentive stock options" (as defined in Code Section 422) in a manner consistent with the requirements of Code Section 424(a).

           (ii)  ATK Restricted Shares.    Each holder of an outstanding share of ATK Common Stock subject to restrictions granted under the ATK Stock Plans (the "ATK Restricted Shares") immediately prior to the Distribution shall receive from Sporting, as of the time of the Distribution, a number of shares of Sporting Common Stock (the "Sporting Restricted Shares") determined in the same manner as for other holders of ATK Common Stock based on the Distribution Ratio, which Sporting Restricted Shares shall have the terms specified in this Section 8.27(a)(ii). Sporting shall cause the Agent to distribute the Sporting Restricted Shares, and any cash in lieu of fractional shares, to such holders of ATK Restricted Shares in accordance with and pursuant to Sections 2.02(b) and 2.02(c), respectively.

            (A)  Restricted Shares held by Continuing Sporting Employees and Sporting Former Employees.

              (1)   Sporting Restricted Shares.    Sporting Restricted Shares issued to Continuing Sporting Employees and Sporting Former Employees pursuant to this Section 8.27(a)(ii) shall be subject to the same vesting requirements and dates and other terms and conditions as the ATK Restricted Shares to which they relate (including the right to receive dividends or other distributions paid on Sporting Common Stock).

              (2)   ATK Restricted Shares.    Each ATK Restricted Share held by a Continuing Sporting Employee or Sporting Former Employee immediately following the Distribution shall continue to relate to the same number of shares of ATK Common Stock and (x) each such ATK Restricted Share that was granted to such Continuing Sporting Employee or Sporting Former Employee more than one year prior to the Distribution (each, a "Vested Adjusted ATK Restricted Share") shall vest and be free of restrictions immediately following the Distribution and (y) each ATK Restricted Share granted to such Continuing Sporting Employee or Sporting Former Employee that is not a Vested Adjusted ATK Restricted Share (each, a "Cliff-Adjusted ATK Restricted Share") shall vest and be free of restrictions on the first anniversary of its date of grant, subject to the holder's continued employment or service on the same basis as prior to the Distribution (except as provided in this Section 8.27). Other than as provided in the immediately preceding sentence, each such Vested Adjusted ATK Restricted Share and each such Cliff-Adjusted ATK Restricted Share shall otherwise be subject to the same terms and conditions as were applicable to such Vested Adjusted ATK Restricted Share and such Cliff-Adjusted ATK Restricted Share immediately prior to the Distribution, including, for the avoidance of doubt, with respect to forfeiture or accelerated vesting thereof in connection with a termination of the holder's employment or service, as applicable.

            (B)  Restricted Shares held by ATK Employees and ATK Former Employees.

              (1)   ATK Restricted Shares.    Each ATK Restricted Share held by an ATK Employee or ATK Former Employee immediately following the Distribution (each, an "Adjusted ATK Restricted Share") shall continue to relate to the same number of shares of ATK Common Stock and to be subject to the same vesting requirements and dates and other terms and conditions as were applicable to such Adjusted ATK Restricted Share immediately prior to the Distribution.

              (2)   Sporting Restricted Shares.    (i) Each Sporting Restricted Share issued pursuant to this Section 8.27(a)(ii) to an ATK Employee or ATK Former Employee and relating to an ATK Restricted Share that was granted more than one year prior to the Distribution Date (each, a "Vested Sporting Restricted Share") shall vest and be free of restrictions immediately following the Distribution and (ii) each Sporting Restricted Share issued pursuant to this Section 8.27 (a)(ii) to an ATK Employee or ATK Former Employee that is not a Vested Sporting Restricted Share (each, a "Cliff-Adjusted Sporting Restricted

      Share") shall vest and be free of restrictions on the first anniversary of the date of grant of the ATK Restricted Share to which it relates, subject to the holder's continued employment or service on the same basis as prior to the Distribution (except as provided in this Section 8.27). Other than as provided in the immediately preceding sentence, each such Vested Sporting Restricted Share and each such Cliff-Adjusted Sporting Restricted Share shall otherwise be subject to the same terms and conditions as the ATK Restricted Shares to which they relate, including the right to receive dividends or other distributions paid on Sporting Common Stock and, for the avoidance of doubt, with respect to forfeiture or accelerated vesting thereof in connection with a termination of the holder's employment or service, as applicable.

          (iii)  ATK Performance Share Units.    Each performance share unit with respect to ATK Common Stock granted under the ATK Stock Plans that is outstanding immediately prior to the Distribution (each, an "ATK PSU") shall be treated as provided below:

            (A)  Specified PSU Holders.    Each holder of an ATK PSU who is, immediately prior to the Distribution (or was, at the time of such holder's termination), employed as a Corporate Senior Vice President or in a more senior position (each, a "Specified PSU Holder") shall receive from Sporting, as of the time of the Distribution, a restricted share unit with respect to Sporting Common Stock (each, a "Sporting RSU") covering such number of shares of Sporting Common Stock as determined by applying the Distribution Ratio in the same way as if such outstanding ATK PSU were comprised of fully vested shares of ATK Common Stock (with the number of such fully vested shares of ATK Common Stock to be determined based on the applicable PSU Performance Level) as of the Distribution Date. In addition, from and after the Distribution Date, each such ATK PSU (each, an "Adjusted ATK RSU") shall be adjusted so that it covers a number of shares of ATK Common Stock determined by the applicable PSU Performance Level, and, except as set forth in Section 8.27 of the ATK Disclosure Letter, shall otherwise continue to be subject to the same vesting requirements and dates and other terms and conditions as the ATK PSU to which it relates, provided that the vesting criteria applicable to such Adjusted ATK RSU shall provide for solely service-based vesting.

            (B)  Other PSU Holders.

              (1)   FY13-15 ATK PSUs.    Each holder of an ATK PSU who is not a Specified PSU Holder (each, an "Other PSU Holder") shall, with respect to each ATK PSU granted to such Other PSU Holder the vesting of which is dependent, in part, on achievement of performance goals in respect of ATK's 2013, 2014 and 2015 fiscal years (each such ATK PSU, an "FY13-15 ATK PSU"), receive from Sporting, as of the time of the Distribution, a Sporting RSU with respect to such number of shares of Sporting Common Stock as determined by applying the Distribution Ratio in the same way as if such FY13-15 ATK PSU were comprised of fully vested shares of ATK Common Stock (with the number of fully vested shares of ATK Common Stock to be determined based on the applicable PSU Performance Level) as of the Distribution Date. In addition, from and after the Distribution Date, each such FY13-15 ATK PSU (each, an "Adjusted FY13-15 ATK RSU") shall be adjusted so that it covers a number of shares of ATK Common Stock determined based on the applicable PSU Performance Level, and, except as set forth in Section 8.27 of the ATK Disclosure Letter, shall otherwise continue to be subject to the same vesting requirements and dates and other terms and conditions as the FY13-15 ATK PSU to which it relates, provided that the vesting criteria applicable to such Adjusted FY13-15 ATK RSU shall provide for solely service-based vesting.

              (2)   FY14-16 or FY15-17 ATK PSUs held by Continuing Sporting Employees or Sporting Former Employees.    Each ATK PSU that is not an FY13-15 ATK PSU (each, a "FY14-16 or FY15-17 ATK PSU") held by an Other PSU Holder who is a Continuing Sporting Employee or Sporting Former Employee shall, as of the Distribution, be canceled in exchange solely for a grant of Sporting RSUs by Sporting, with respect to the number of shares of Sporting Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of ATK Common Stock subject to such FY14-16 or FY15-17 ATK PSU (which number shall be determined based on the applicable PSU Performance Level) by the Sporting Ratio.

              (3)   FY14-16 or FY15-17 ATK PSUs held by ATK Employees or ATK Former Employees.    Each outstanding FY14-16 or FY15-17 ATK PSU held by an Other PSU Holder who becomes or remains, as the case may be, an ATK Employee or an ATK Former Employee shall, as of the Distribution, be adjusted into a time-vesting restricted share unit that covers the number of shares of ATK Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of ATK Common Stock subject to such FY14-16 or FY15-17 ATK PSU (which number shall be determined by the applicable PSU Performance Level) by the ATK Ratio (each, an "Adjusted FY14-16 or FY15-17 ATK RSU"). Such Adjusted FY14-16 or FY15-17 ATK RSUs shall have the same terms and conditions as were applicable under the corresponding FY14-16 or FY15-17 ATK PSUs (except that such award shall not be subject to any performance-based vesting conditions or requirements and except as otherwise set forth in Section 8.27 of the ATK Disclosure Letter).

            (C)  Vesting of Sporting RSUs.    Except as set forth in this Section 8.27(a)(iii) or in Section 8.27 of the ATK Disclosure Letter, Sporting RSUs shall be subject to the same vesting requirements and dates and other terms and conditions as the ATK PSUs to which they relate, provided that the vesting criteria applicable to such Sporting RSUs shall be adjusted to provide for solely service-based vesting.

          (iv)  ATK Deferred Stock Units; ATK Phantom Stock Units.    The account balance of each participant in an ATK Deferred Stock Unit Plan shall be credited, as of the time of the Distribution, with respect to each deferred stock unit or phantom stock unit payable in shares of ATK Common Stock or whose value is determined with reference to the value of shares of ATK Common Stock held by such participant (each such award, an "ATK DSU"), with a deferred stock unit or phantom stock unit, as the case may be, with respect to such number of shares of Sporting Common Stock (each, a "Sporting DSU") as determined by applying the Distribution Ratio in the same way as if the outstanding ATK DSU were comprised of fully vested shares of ATK Common Stock as of the Distribution Date. Obligations in respect of ATK DSUs and Sporting DSUs shall, taking into account the provisions of Section 8.07(h) of this Agreement, be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such ATK DSUs and Sporting DSUs and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in an investment option under the applicable agreement, plan or arrangement.

          (b)   Miscellaneous Award Terms.    After the Distribution Date, Adjusted ATK Awards, regardless of by whom held, shall be settled by ATK, and Sporting Awards, regardless of by whom held, shall be settled by Sporting. Except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to this Section 8.27, (i) employment or service with ATK or any ATK Subsidiary shall be treated as employment or service with Sporting or any Sporting Subsidiary with respect to Sporting Awards held by ATK Employees, and (ii) employment or service with Sporting or any Sporting Subsidiary shall be treated as employment or service with ATK or any ATK Subsidiary with respect to Adjusted ATK Awards held by Continuing Sporting Employees. In addition, none of the Sporting Transfers, the Distribution, or any Transition Period Employment Transfer shall constitute a termination of employment or separation from service for purposes of any Adjusted ATK Award or any Sporting Award. Following the Distribution Date, for any award adjusted under this Section 8.27, any reference to a "change in control", "change of control" or similar definition in an award agreement, employment agreement, severance plan or ATK Stock Plan applicable to such award (A) with respect to Adjusted ATK Awards, shall be deemed to refer to a "change in control", "change of control" or similar definition as set forth in the applicable award agreement, employment agreement, severance plan or ATK Stock Plan (an "ATK Change of Control"), and (B) with respect to Sporting Awards, shall be deemed to refer to a "change in control", "change of control" or similar definition as set forth in the applicable Sporting award agreement, employment agreement or stock plan (a "Sporting Change of Control"); provided, however, that with respect to provisions related to vesting of awards, an ATK Change of Control shall be treated as a Sporting Change of Control for purposes of Sporting Awards held by ATK Employees (and, for the avoidance of doubt, an ATK Change of Control shall not be treated as a Sporting Change of Control for purposes of Sporting Awards held by Continuing Sporting Employees), and a Sporting Change of Control shall be treated as an ATK Change of Control for purposes of Adjusted ATK Awards held by Continuing Sporting Employees (and, for the avoidance of doubt, a Sporting Change of Control shall not be treated as an ATK Change of Control for purposes of Adjusted ATK Awards held by ATK Employees). After the Distribution Date, ATK and Sporting shall mutually cooperate to provide each party with information on the employment and termination of employment of each person who holds an Adjusted ATK Award or a Sporting Award. After the Distribution Date, Sporting shall not take any action to cause the accelerated vesting of any Adjusted ATK Awards other than such non-discretionary (other than with respect to any discretion involved in terminating an individual's employment or service) accelerated vesting that is explicitly set forth in the applicable award agreement or any plan, program, policy or other arrangement in existence on the date of this Agreement (or, with respect to awards granted not in contravention of Section 7.02(b) after the date of this Agreement, at the time of grant) governing the treatment of ATK Awards (including upon termination of employment) and ATK shall not take any action to cause the accelerated vesting of any Sporting Award other than such non-discretionary (other than with respect to any discretion involved in terminating an individual's employment or service) accelerated vesting that is explicitly set forth in the applicable award agreement or any plan, program, policy or other arrangement in existence on the date of this Agreement (or, with respect to awards granted after the date of this Agreement not in contravention of Section 7.02(b), at the time of grant) governing the treatment of Sporting Awards (including upon termination of employment).

          (c)   Sporting shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Sporting Common Stock for delivery upon exercise or settlement of the Sporting Awards in accordance with this Section 8.27(a). As soon as reasonably practicable after the Distribution, Sporting shall file a registration statement on Form S-8 (or any successor or, to the extent applicable, other appropriate form) with respect to the Sporting Common Stock subject to Sporting Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Sporting Awards remain outstanding.

          (d)   If Sporting or ATK determines in its reasonable judgment that any action required under Sections 8.27(a) or (b) will not achieve the intended tax, accounting and legal results, including the intended results under Code Section 409A or FASB ASC Topic 718—Stock Compensation, then at the request of Sporting or ATK, as applicable, Sporting and ATK shall mutually cooperate in taking such actions as are necessary or appropriate to achieve such results, or most nearly achieve such results if the originally intended results are not fully attainable.

          (e)   Tax Treatment.

              (i)  Except as provided in this Section 8.27(e), any Equity Compensation Deduction arising after the Distribution Date shall be claimed (A) solely by the party hereto (or the appropriate Subsidiary of such party, or the successor of either) that employs the individual with respect to whom such Equity Compensation Deduction arises at the time that it arises or (B) if such individual is not then employed by any party hereto or a Subsidiary of any party hereto, then by (x) ATK or its appropriate Subsidiary if the individual is an ATK Former Employee or (y) Sporting or its appropriate Subsidiary if the individual is a Sporting Former Employee.

             (ii)  If any taxing authority asserts that any Equity Compensation Deduction claimed by a Claiming Party should have been claimed instead by any Other Party, then the Claiming Party shall notify the Other Party of such assertion, and the Other Party shall take all actions reasonably necessary or appropriate to claim such Equity Compensation Deduction (including, if necessary, filing an amended Tax Return and otherwise preventing the applicable statute of limitations from expiring).

            (iii)  If any Other Party successfully claims any Equity Compensation Deduction (including as a result of a Determination), it shall promptly (but in no event later than 20 Business Days after the Determination) pay to the Claiming Party an amount equal to the economic benefit of such Equity Compensation Deduction (calculated on a "with and without" basis).

        SECTION 8.28.    Closing Reconciliation.

          (a)   Estimated Adjusted Cash Flow Amount.

              (i)  No later than three Business Days prior to the Closing, ATK shall deliver to Orbital a statement (the "Statement") setting forth reasonably detailed calculations of ATK's good faith estimate of the Adjusted Cash Flow Amount (the "Estimated Adjusted Cash Flow Amount") calculated in accordance with the terms of this Agreement (including the applicable definitions set forth herein and Section 12.03(a) of the ATK Disclosure Letter). ATK shall accompany the Statement with the March 31 Reference Balance Sheet and other reasonably detailed back-up information utilized by ATK in preparing the Statement and the Estimated Adjusted Cash Flow Amount (it being understood that any inability of ATK to respond to any requests from Orbital for further back-up information prior to the Closing shall not provide any basis to delay the Closing in light of the procedures to calculate the actual Adjusted Cash Flow Amount following the Closing as provided below).

             (ii)  No later than three Business Days prior to the Closing, ATK shall notify Orbital in writing of the amount of the ATK Estimated Tax Payment.

          (b)   Determination of the Adjusted Cash Flow Amount.

              (i)  As soon as practicable, but no later than 60 days after the Closing Date, ATK shall prepare and deliver to Sporting each of (1) the Interim Period Cash Flow Statement and (2) a reasonably detailed calculation of the Adjusted Cash Flow Amount and the corresponding Retained Cash Amount calculated on the basis thereof (which calculations shall collectively be referred to herein as the "Proposed Closing Date Calculations").

             (ii)  Sporting shall have 45 days following receipt of the Proposed Closing Date Calculations to review the Interim Period Cash Flow Statement and the corresponding Proposed Closing Date Calculations (the "Review Period"). Sporting may, on or prior to the last day of the Review Period, give to ATK written notice of dispute ("Cash Flow Dispute Notice"), which shall specify in reasonable detail those items or amounts in ATK's preparation of the Interim Cash Flow Statement or the Proposed Closing Date Calculations as to which

    Sporting disagrees (the "Disputed Items") and the basis for such disagreement. Prior to the end of the Review Period, Sporting may accept the Proposed Closing Date Calculations by delivering written notice to that effect to ATK, in which case the Proposed Closing Date Calculations (and corresponding Adjusted Cash Flow Amount and Retained Cash Amount calculated on the basis thereof) will become conclusive and binding when such notice is given. Unless Sporting delivers a Cash Flow Dispute Notice to ATK prior to the expiration of the Review Period, Sporting will be deemed to have accepted and agreed to the Proposed Closing Date Calculations (and corresponding Adjusted Cash Flow Amount and Retained Cash Amount calculated on the basis thereof) and such amounts shall become conclusive and binding on ATK and Sporting. ATK or Sporting, as the case may be, shall within five (5) Business Days of the date of the expiration of the Review Period make the adjustment payment required by Section 8.28(c) with respect to such undisputed items. If Sporting gives a Cash Flow Dispute Notice to ATK on or prior to the last day of the Review Period, ATK and Sporting shall use their respective commercially reasonable efforts to reach agreement on the Disputed Items set forth in the Cash Flow Dispute Notice in good faith during the 30-day period commencing on the date ATK receives the applicable Cash Flow Dispute Notice from Sporting. If Sporting and ATK do not agree upon a final resolution with respect to the Disputed Items set forth in the Cash Flow Dispute Notice within such 30-day period, then the remaining Disputed Items shall be submitted immediately by ATK and Sporting to an independent accounting firm of national reputation mutually acceptable to ATK and Sporting (the "Accounting Firm"). The Accounting Firm shall be requested to render a written determination of the Disputed Items (acting as an expert and not as an arbitrator) within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on the definitions and other applicable provisions of this Agreement with respect to the Disputed Items, on a single presentation submitted by each of ATK and Sporting and on one written response to each such presentation so submitted. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Sporting and ATK, and any associated engagement fees shall initially be borne 50% by Sporting and 50% by ATK; provided that such fees shall ultimately be allocated between ATK and Sporting so that Sporting's share of such fees shall be in the same proportion that the aggregate amount that is unsuccessfully disputed by Sporting bears to the total amount disputed by Sporting at the time the Disputed Items were first submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. In resolving the Disputed Items, the Accounting Firm shall resolve each Disputed Item by choosing an amount which is either equal to or in between the amount for each Disputed Item set forth in the Proposed Closing Date Calculations and the amount for each Disputed Item set forth in the Cash Flow Dispute Notice. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 8.28(b), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Adjusted Cash Flow Amount (and the related Retained Cash Amount) resulting therefrom (which shall be equal to the Estimated Retained Cash Amount as adjusted solely to give effect to any differences between Estimated Adjusted Cash Flow Amount and Adjusted Cash Flow Amount (in each case fully determined in accordance with this Section 8.28), in each case, for all purposes hereunder.

            (iii)  Each of ATK and Sporting shall, and shall cause each of their respective Subsidiaries to, make their respective financial records and personnel available to the other Party and its accountants and other representatives at reasonable times at any time during ATK's preparation of the Proposed Closing Date Calculations or the review by Sporting of the Proposed Closing Date Calculations, as applicable, as well as during the resolution of any Disputed Items.

            (iv)  ATK and Sporting agree that the procedures set forth in this Section 8.28 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any Disputed Items; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Adjusted Cash Flow Amount and Retained Cash Amount resulting therefrom by the Accounting Firm pursuant to Section 8.28(b)(ii) in any court of competent jurisdiction in accordance with Section 12.11. The substance of the Accounting Firm's determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any final determination of the Adjusted Cash Flow Amount and Retained Cash Amount resulting therefrom by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the parties and the parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 8.28(b).

          (c)   Adjustment to Estimated Retained Cash Amount.

              (i)  If the Adjusted Cash Flow Amount is greater than the Estimated Adjusted Cash Flow Amount, Sporting shall pay to ATK an amount equal to such difference by wire transfer or delivery of immediately available funds, in each case, within three Business Days after the date on which the Adjusted Cash Flow Amount is determined pursuant to this Section 8.28.

             (ii)  If the Adjusted Cash Flow Amount is less than the Estimated Adjusted Cash Flow Amount, ATK shall pay to Sporting an amount equal to such difference by wire transfer or delivery of immediately available funds, in each case, within three Business Days after the date on which the Adjusted Cash Flow Amount is determined pursuant to this Section 8.28.

        SECTION 8.29.    Supply Agreement; Transition Services Agreement.

          (a)   Following the date of this Agreement, the parties will negotiate in good faith to finalize the terms of the Supply Agreement (which agreement shall be finalized as promptly as practicable and in any event prior to the Distribution Date).

          (b)   Following the date of this Agreement, the parties will negotiate in good faith to finalize the terms of the Transition Services Agreement, including the nature and scope of the specific services to be provided to Sporting under the Transition Services Agreement (which agreement shall be finalized as promptly as practicable and in any event prior to the Distribution Date). The services to be covered by the Transition Services Agreement will include those categories of services previously identified by ATK to Orbital and reasonably agreed by the parties, but in any event shall provide Sporting with those corporate and administrative services currently provided to the Sporting Business by ATK and its Subsidiaries and necessary for Sporting to operate on a stand-alone basis following the Distribution Date.

 ARTICLE IX

Conditions Precedent

        SECTION 9.01.    Conditions to Each Party's Obligation To Effect the Transactions.     The obligations of ATK and Sporting to effect the Sporting Transfers and the Distribution, the obligations of ATK and Merger Sub to effect the Merger and the obligations of Orbital to effect the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

          (a)   the ATK Stockholder Approval and the Orbital Stockholder Approval shall have each been obtained;

          (b)   any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and any Governmental Approvals under any other material Review Law, the absence of which would prohibit the consummation of the Transactions, shall have been obtained or made;

          (c)   no court of competent jurisdiction or other Governmental Entity shall have issued a Judgment or enacted a Law that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions;

          (d)   the Registration Statements, to the extent required, shall have become effective under the Securities Act and the Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order; and

          (e)   the shares of ATK Common Stock to be issued in the Merger shall have been approved for quotation on the NYSE, subject to official notice of issuance.

        SECTION 9.02.    Conditions to Obligations of ATK, Sporting and Merger Sub.     The obligations of ATK and Sporting to effect the Sporting Transfers and the Distribution and the obligations of ATK and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

          (a)   (i) the representations and warranties of Orbital set forth in Sections 5.01(a), 5.03, 5.04(d) and 5.20 shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) all other representations and warranties of Orbital set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to "materiality", "Orbital Material Adverse Effect" and words of similar import set forth therein, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have an Orbital Material Adverse Effect;

          (b)   Orbital shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

          (c)   ATK shall have received a certificate signed on behalf of Orbital by an executive officer of Orbital certifying the satisfaction by Orbital of the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(d);

          (d)   since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Orbital Material Adverse Effect;

          (e)   ATK shall have received a written opinion from Cravath to the effect that the Sporting Transfers and the Distribution will qualify for the Intended Distribution Tax Treatment and the Merger will qualify for the Intended Merger Tax Treatment; it being understood that, in rendering such opinion, Cravath shall be entitled to rely upon customary assumptions and representations provided by the relevant parties;

          (f)    Orbital or its applicable Subsidiary shall have executed and delivered to ATK each of the other Transaction Documents to which Orbital is a party; and

          (g)   in the case of the Sporting Transfers and the Distribution, if ATK has delivered the ATK Closing Confirmation to Orbital, then ATK shall have received the Orbital Closing Confirmation.

        SECTION 9.03.    Conditions to Obligations of Orbital.     The obligation of Orbital to effect the Merger is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

          (a)   (i) the representations and warranties of ATK and Merger Sub set forth in Sections 6.01(a), 6.03, 6.05(e) and 6.21 shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and (ii) all other representations and warranties of ATK and Merger Sub set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to "materiality", "ATK Material Adverse Effect" and words of similar import set forth therein, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except, in the case of this clause (ii), for any failure to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have an ATK Material Adverse Effect;

          (b)   each of ATK, Sporting and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

          (c)   Orbital shall have received certificates signed on behalf of ATK by an executive officer of ATK certifying the satisfaction by ATK, Sporting and Merger Sub, as applicable, of the conditions set forth in Sections 9.03(a), 9.03(b) and 9.03(d);

          (d)   since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an ATK Material Adverse Effect;

          (e)   Orbital shall have received a written opinion from Hogan Lovells to the effect that the Merger will qualify for the Intended Merger Tax Treatment; it being understood that, in rendering such opinion, Hogan Lovells shall be entitled to rely upon customary assumptions and representations provided by the relevant parties; and

          (f)    ATK, Sporting and Merger Sub shall have executed and delivered to Orbital each of the other Transaction Documents to which ATK, Sporting or Merger Sub is a party.

        SECTION 9.04.    Additional Conditions to Each Party's Obligation To Effect the Merger.     The obligations of ATK, Merger Sub and Orbital to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date to the following conditions:

          (a)   the Sporting Transfers shall have been consummated; and

          (b)   the Distribution shall have been consummated.

ARTICLE X

Termination, Amendment and Waiver

        SECTION 10.01.    Termination.     This Agreement may be terminated at any time prior to the Effective Time:

          (a)   by mutual written consent of each party hereto;

          (b)   by either ATK or Orbital:

              (i)  if the Effective Time has not occurred on or before April 1, 2015 (the "End Date"), unless the failure to consummate the Transactions is the result of a material breach of any Transaction Document by the party seeking to terminate this Agreement (including, in the case of ATK, Sporting and Merger Sub);

             (ii)  if the ATK Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the ATK Stockholders' Meeting;

            (iii)  if the Orbital Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the Orbital Stockholders' Meeting;

            (iv)  if any court of competent jurisdiction or other Governmental Entity shall have issued a Judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions, and any such Judgment shall have become final and non-appealable; or

             (v)  if any Governmental Entity shall have enacted a Law that prohibits or makes illegal the consummation of the Transactions; or

          (c)   by ATK:

              (i)  if Orbital breaches or fails to perform in any respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after receiving written notice from ATK, in each case unless ATK, Sporting or Merger Sub is then in material breach of any representation, warranty or covenant contained in any Transaction Document; or

             (ii)  if the Board of Directors of Orbital makes an Orbital Adverse Recommendation Change; or

          (d)   by Orbital:

              (i)  if ATK, Sporting or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.03(a) or 9.03(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after receiving written notice from Orbital, in each case unless Orbital is then in material breach of any representation, warranty or covenant contained in any Transaction Document; or

             (ii)  if the Board of Directors of ATK makes an ATK Adverse Recommendation Change.

        SECTION 10.02.    Effect of Termination.     In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ATK, Sporting, Merger Sub and Orbital, other than the last sentence of Section 8.03(a), Section 8.10, the last sentence of Section 8.21(d), Section 10.03, this Section 10.02 and Article XII, which provisions shall survive such termination. Notwithstanding the foregoing, a termination of this Agreement shall not relieve any party hereto from any liability or damages resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

        SECTION 10.03.    Termination Fees.     (a) If:

            (i)  ATK terminates this Agreement pursuant to Section 10.01(c)(ii); or

           (ii)  (x) before obtaining the Orbital Stockholder Approval, this Agreement is terminated by either Orbital or ATK pursuant to Section 10.01(b)(i) (but only if the Orbital Stockholders' Meeting has not been held by the End Date) or 10.01(b)(iii), (y) an Orbital Acquisition Proposal shall have been publicly made to Orbital or shall have been made directly to the stockholders of Orbital or shall have otherwise become publicly known, in each case after the date of this Agreement but prior to such termination and (z) within 12 months of such termination Orbital enters into a definitive agreement with respect to any Orbital Acquisition Proposal or consummates the transactions contemplated by any Orbital Acquisition Proposal, then in either such case Orbital shall pay to ATK $50 million (the "Orbital Termination Fee") in immediately available funds to an account designated by ATK. Such payment shall be due (x) in the case of a termination specified in clause (i), within five Business Days after written notice of termination by ATK or (y) in the case of a termination specified in clause (ii), at or prior to the earlier of the entering into of the agreement or the consummation of the transaction referred to therein. Orbital shall not be obligated to make more than one payment pursuant to this Section 10.03(a).

          (b)   If:

              (i)  Orbital terminates this Agreement pursuant to Section 10.01(d)(ii); or

             (ii)  (x) before obtaining the ATK Stockholder Approval, this Agreement is terminated by either ATK or Orbital pursuant to Section 10.01(b)(i) (but only if the ATK Stockholders' Meeting has not been held by the End Date) or 10.01(b)(ii), (y) an ATK Acquisition Proposal shall have been publicly made to ATK or shall have been made directly to the stockholders of ATK or shall have otherwise become publicly known, in each case after the date of this Agreement but prior to such termination and (z) within 12 months of such termination ATK enters into a definitive agreement with respect to any ATK Acquisition Proposal or consummates the transactions contemplated by any ATK Acquisition Proposal, then in either such case ATK shall pay to Orbital $50 million (the "ATK Termination Fee") in immediately available funds to an account designated by Orbital. Such payment shall be due (x) in the case of a termination specified in clause (i), within five Business Days after written notice of termination by Orbital or (y) in the case of a termination specified in clause (ii), at or prior to the earlier of the entering into of the agreement or the consummation of the transaction referred to therein. ATK shall not be obligated to make more than one payment pursuant to this Section 10.03(b).

          (c)   If an Orbital Termination Fee is payable pursuant to Section 10.03(a) or if this Agreement is terminated by either Orbital or ATK pursuant to Section 10.01(b)(i) or 10.01(b)(iii) in circumstances where the Orbital Stockholder Approval has not been obtained at the Orbital Stockholders' Meeting, then Orbital shall reimburse ATK for its documented out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions. Such reimbursement shall be paid (i) concurrently with payment of the Orbital Termination Fee, if an Orbital Termination Fee is payable pursuant to Section 10.03(a) or (ii) if this Agreement is terminated pursuant to Section 10.01(b)(i) or 10.01(b)(iii) in circumstances where the Orbital Stockholder Approval has not been obtained at the Orbital Stockholders' Meeting, prior to the termination of this Agreement by Orbital or within five Business Days after written notice of termination by ATK, as the case may be. Orbital shall not be obligated to pay any amounts in excess of $10.0 million pursuant to this Section 10.03(c).

          (d)   If (1) an ATK Termination Fee is payable pursuant to Section 10.03(b), (2) this Agreement is terminated by either Orbital or ATK pursuant to Section 10.01(b)(i) or 10.01(b)(ii) in circumstances where the ATK Stockholder Approval has not been obtained at the ATK Stockholders' Meeting or (3) (x) all of the conditions set forth in Section 9.01 and 9.02 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement), (y) the Merger shall not have been consummated on or prior to the End Date by reason of the proviso set forth in Section 3.02, and (z) ATK or Orbital terminates this Agreement pursuant to Section 10.01(b)(i), then ATK shall reimburse Orbital for its documented out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions. Such reimbursement shall be paid (i) concurrently with payment of the ATK Termination Fee, if an ATK Termination Fee is payable pursuant to Section 10.03(b), or (ii) if this Agreement is terminated (A) pursuant to Section 10.01(b)(i) or 10.01(b)(ii) in circumstances where the ATK Stockholder Approval has not been obtained at the ATK Stockholders' Meeting or (B) in the circumstances set forth in clause (3) of the immediately preceding sentence, prior to the termination of this Agreement by ATK or within five Business Days after written notice of termination by Orbital, as the case may be. ATK shall not be obligated to pay any amounts in excess of $10.0 million pursuant to this Section 10.03(d).

        SECTION 10.04.    Amendment.     Subject to Section 10.06 and 12.07, this Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 10.05.    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 10.06.    Procedure for Termination, Amendment, Extension or Waiver.     A termination of this Agreement pursuant to Section 10.01, an amendment of this Agreement pursuant to Section 10.04 or an extension or waiver pursuant to Section 10.05 shall, in order to be effective, require in the case of any of the parties hereto, action by its Board of Directors or the duly authorized designee of its Board of Directors. After the Orbital Stockholder Approval has been obtained, any amendment of this Agreement pursuant to Section 10.04 that by Law requires further approval by the stockholders of Orbital shall be effective only with the approval of such stockholders. After the ATK Stockholder Approval has been obtained, any amendment of this Agreement pursuant to Section 10.04 that by Law requires further approval by the stockholders of ATK shall be effective only with the approval of such stockholders. After the consummation of the Distribution, any amendment of this Agreement pursuant to Section 10.04 that by Law requires further approval by the stockholders of Sporting shall be effective only with the approval of such stockholders.

 ARTICLE XI

Indemnification

        SECTION 11.01.    Release of Pre-Distribution Claims.     (a) Except as provided in Section 11.01(c), effective as of the Distribution Date, Sporting does hereby, for itself and each Sporting Subsidiary and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge ATK, the ATK Subsidiaries (including Orbital and its Subsidiaries) and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of fraud, gross negligence, negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Transactions and all other activities to implement any of the Sporting Transfers and the Distribution.

          (b)   Except as provided in Section 11.01(c), effective as of the Distribution Date, ATK does hereby, for itself and each ATK Subsidiary (including Orbital and its Subsidiaries) and their respective Affiliates, shareholders, directors, officers, employees, successors and assigns, remise, release and forever discharge Sporting, the Sporting Subsidiaries and their respective Affiliates, successors and assigns from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law, as a result of fraud, gross negligence, negligence or strict liability or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Transactions and all other activities to implement any of the Sporting Transfers and the Distribution.

          (c)   Nothing contained in Section 11.01(a) or 11.01(b) shall impair any right of any Person to enforce this Agreement (including the indemnification rights of each party under this Article XI) or any other Transaction Document or any Contracts that are specified in Section 1.06(b) not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 11.01(a) or 11.01(b) shall release any Person from:

              (i)  any Liability provided in or resulting from any Contract among ATK and the ATK Subsidiaries or Sporting and the Sporting Subsidiaries and their respective Affiliates that is specified in Section 1.06(b) not to terminate as of the Distribution Date;

             (ii)  any Liability assumed, transferred, assigned or allocated to a party, its Subsidiaries or its Affiliates in accordance with, or any other Liability of a party, its Subsidiaries or its Affiliates under, this Agreement or any other Transaction Document; or

            (iii)  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 11.01.

          (d)   Sporting shall not, and shall not permit any Sporting Subsidiary to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against ATK or any ATK Subsidiary (including Orbital and its Subsidiaries), or any other Person released pursuant to Section 11.01(a), with respect to any Liabilities released pursuant to Section 11.01(a). ATK shall not, and shall not permit any ATK Subsidiary (including Orbital and its Subsidiaries) to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Sporting or any Sporting Subsidiary or any other Person released pursuant to Section 11.01(b), with respect to any Liabilities released pursuant to Section 11.01(b).

          (e)   At any time, at the request of any other party hereto, each of the parties hereto shall cause each of its respective Subsidiaries and Affiliates to execute and deliver releases reflecting the provisions of this Section 11.01.

        SECTION 11.02.    Indemnification by ATK.     From and after the Distribution Date, ATK shall indemnify, defend and hold harmless Sporting, each Sporting Subsidiary and each of their Affiliates and their respective Representatives (collectively, the "Sporting Indemnitees") from and against any and all claims, losses, damages (including, in the case of Third Party Claims, any exemplary or punitive damages whether based on contract, tort, strict liability, other Law or otherwise) or expenses, including reasonable legal fees and expenses (collectively, "Losses"), to the extent arising or resulting from any of the following:

          (a)   any Excluded Liability; and

          (b)   any breach of any covenant of ATK, Orbital or Merger Sub contained in this Agreement that survives the Effective Time pursuant to Section 12.01.

        SECTION 11.03.    Indemnification by Sporting.     From and after the Distribution Date, Sporting shall indemnify, defend and hold harmless ATK, each ATK Subsidiary (including, after the Effective Time, Orbital and its Subsidiaries) and each of their Affiliates and their respective Representatives (collectively, the "ATK Indemnitees") from and against any and all Losses, to the extent arising or resulting from any of the following:

          (a)   any Sporting Liability; and

          (b)   any breach of any covenant of Sporting contained in this Agreement that survives the Effective Time pursuant to Section 12.01.

        SECTION 11.04.    Indemnification Procedures.     (a) Procedures Relating to Indemnification of Third Party Claims. If any party (the "Indemnified Party") receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment, or is otherwise subject to any Action, including any Action in existence on the Closing Date, in each case for which indemnity may be sought under Section 11.02 or 11.03 (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, to assume the defense of the Indemnified Party against the Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall actively pursue such defense in good faith, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except as contemplated by the following sentence) and participate in the defense of the Third Party Claim, (iii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iv) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages, in the case of each of clauses (A) and (B), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). In the event that the

Indemnified Party and the Indemnifying Party reasonably agree that a conflict of interest exists in respect of a Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party to represent the Indemnified Party in the defense of the Third Party Claim, and the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages. Each party shall use commercially reasonable efforts to minimize Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also keep each other reasonably informed with respect to any Third Party Claim, cooperate in the defense of any Third Party Claim and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to by the Indemnified Party without the Indemnifying Party's prior written consent.

          (b)   Procedures for Non-Third Party Claims.    The Indemnified Party shall notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

        SECTION 11.05.    Indemnification as Sole and Exclusive Remedy.     Subject to Section 11.07(a), ATK, Orbital, Merger Sub and Sporting acknowledge and agree that, following the consummation of the Distribution, ATK's, Orbital's, Merger Sub's and Sporting's sole and exclusive remedy with respect to any and all claims relating to Article I or II, the Sporting Business, the Sporting Assets, the Excluded Assets, the Sporting Liabilities, the Excluded Liabilities, the Sporting Transfers or the Distribution shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing and subject to the indemnification provisions set forth in this Article XI, ATK, Orbital, Merger Sub and Sporting hereby waive, from and after the Distribution Date, any and all rights, claims and causes of action ATK or any other ATK Indemnitee, on the one hand, and Sporting or any other Sporting Indemnitee, on the other hand, may have against Sporting or any of its Affiliates or, respectively, ATK or any of its Affiliates, or their respective Representatives, in each case arising under or based upon any Law or otherwise (including with respect to environmental matters generally and any matters under Environmental Laws). This Section 11.05 will not apply to any breach following the Distribution Date of any other Section of this Agreement, the Tax Matters Agreement, the Transition Services Agreement or the Supply Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 11.05 will not apply to specific performance and equitable relief as provided in Section 12.10.

        SECTION 11.06.    Calculation of Indemnity Payments.     (a) The amount of any Loss for which indemnification is provided under this Article XI shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss.

          (b)   An Indemnifying Party is authorized, in connection with payment of any Loss for which indemnification may be sought by an Indemnified Party under this Article XI, to set off and apply any and all payments due to such Indemnifying Party under this Article XI against any of and all of the obligations of the Indemnifying Party to such Indemnified Party under this Article XI. The rights of the Indemnifying Party under this Section 11.06(b) are in addition (but without duplication) to other rights and remedies (including other rights of set-off) which such Indemnifying Party may have.

        SECTION 11.07.    Additional Matters.     (a) Notwithstanding anything to the contrary in this Agreement, indemnification for Tax matters shall be governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article XI.

          (b)   In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Law or otherwise, except to the extent that such damages are actually payable by the Indemnified Party in connection with a Third Party Claim.

          (c)   The indemnity agreement in this Article XI shall remain operative and in full force and effect regardless of any (a) investigation made by or on behalf of any Indemnified Party and (b) the knowledge by the Indemnified Party of any Losses for which it may be entitled to indemnification hereunder.

ARTICLE XII

General Provisions

        SECTION 12.01.    Nonsurvival of Representations and Warranties and Agreements.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than those in the Tax Matters Agreement), or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time. None of the agreements or covenants set forth in Article VII and Sections 8.01, 8.02, 8.03(a), 8.04, 8.12, 8.13, 8.14, 8.15, 8.16, 8.18, 8.20, 8.21, 8.25, 8.27 and 8.29, or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, and all parties shall be released from all Liabilities thereunder, including with respect to any breach thereof, effective as of the Effective Time.

        SECTION 12.02.    Notices.     All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

            (i)  if to ATK or Merger Sub prior to the Effective Time, to:

      Alliant Techsystems Inc.
      1300 Wilson Blvd, Suite 1100
      Arlington, VA 22209
      Attention: Scott D. Chaplin, General Counsel
      Facsimile: (571) 403-5245
      Email: Scott.Chaplin@ATK.COM

    with a copy to:

      Cravath, Swaine & Moore LLP
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019
      Attention: Damien Zoubek and Craig Arcella
      Facsimile: (212) 474-3700
      Email: dzoubek@cravath.com and carcella@cravath.com

           (ii)  if to ATK or Merger Sub following the Effective Time, to:

      Orbital ATK, Inc.
      45101 Warp Drive
      Dulles, VA 20166
      Attention: David W. Thompson, Chief Executive Officer
      Facsimile: 703-406-3509
      Email: dwt@orbital.com

    with a copy to:

      Cravath, Swaine & Moore LLP
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019
      Attention: Damien Zoubek and Craig Arcella
      Facsimile: (212) 474-3700
      Email: dzoubek@cravath.com and carcella@cravath.com

    and to:

      Hogan Lovells US LLP
      Columbia Square
      555 Thirteenth Street, NW
      Washington, DC 20004
      Attention: John Beckman and Eve Howard
      Facsimile: (202) 637-5910
      Email: john.beckman@hoganlovells.com and
                  eve.howard@hoganlovells.com

          (iii)  if to Sporting prior to the Distribution Date, to:

      Vista SpinCo Inc.
      c/o Alliant Techsystems Inc.
      1209 Orange Street
      Wilmington, Delaware, 19801
      Attention: Scott D. Chaplin, General Counsel
      Facsimile: (571) 403-5245
      Email: Scott.Chaplin@ATK.COM

    with a copy to:

      Cravath, Swaine & Moore LLP
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019
      Attention: Damien Zoubek and Craig Arcella
      Facsimile: (212) 474-3700
      Email: dzoubek@cravath.com and carcella@cravath.com

          (iv)  if to Sporting following the Distribution Date, to:

      The notice details for Sporting as provided to the other parties hereto in writing prior to the Distribution Date.

    with a copy to:

      Cravath, Swaine & Moore LLP
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019
      Attention: Damien Zoubek and Craig Arcella
      Facsimile: (212) 474-3700
      Email: dzoubek@cravath.com and carcella@cravath.com

           (v)  if to Orbital, to:

      Orbital Sciences Corporation
      45101 Warp Drive
      Dulles, VA 20166
      Attention: Thomas E. McCabe
      Facsimile: 703-406-5572
      Email: mccabe.tom@orbital.com

    with a copy to:

      Hogan Lovells US LLP
      Columbia Square
      555 Thirteenth Street, NW
      Washington, DC 20004
      Attention: John Beckman and Eve Howard
      Facsimile: (202) 637-5910
      Email: john.beckman@hoganlovells.com and
                  eve.howard@hoganlovells.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 12.02.

        SECTION 12.03.    Definitions.     For purposes of this Agreement:

          "2021 Notes" means ATK's 5.25% Senior Notes due 2021.

          "Acceptable Confidentiality Agreement" means any confidentiality agreement entered into by Orbital or ATK, as the case may be, containing provisions that are not less favorable to Orbital or ATK, as applicable, in any material respect than those set forth in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not include a standstill provision).

          "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

          "Adjusted ATK Awards" means Adjusted ATK Options, Adjusted ATK Restricted Shares, Vested Adjusted ATK Restricted Shares, Cliff-Adjusted ATK Restricted Shares, Adjusted ATK RSUs, Adjusted FY13-15 ATK RSUs, Adjusted FY14-16 or FY15-17 ATK RSUs and ATK DSUs.

          "Adjusted Cash Flow Amount" means an amount of cash and cash equivalents equal to the amount obtained by applying the calculations set forth in Section 12.03(a) of the ATK Disclosure Letter in accordance with the terms and methodologies set forth therein.

          "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

          "Ancillary Agreements" means the Sporting Transfer Documents, the Tax Matters Agreement, the Transition Services Agreement and the Supply Agreement.

          "ATK Acquisition Proposal" means any inquiry, proposal or offer from any Person or group (other than Orbital and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of ATK and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of ATK or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of ATK and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of ATK owning such assets, (ii) acquisition of 20% or more of the outstanding ATK Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding ATK Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ATK pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of ATK or of the surviving entity in a merger involving ATK or the resulting direct or indirect parent of ATK or such surviving entity. For the avoidance of doubt, the Transactions shall not be deemed an ATK Acquisition Proposal. For purposes of Section 10.03(b)(ii)(z) only, each reference in this definition to 20% shall be deemed to be 50%.

          "ATK Benefit Plan" means any Employee Benefit Plan, other than any Sporting Benefit Plan, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by ATK or any of its Affiliates as of immediately prior to the Sporting Transfer Time.

          "ATK Benefit Plan Shares" means the ATK Common Stock issued by ATK after the Record Date and prior to the Distribution Date pursuant to any benefit plan (including any stock option plan or any exercise of an outstanding stock option or any restricted stock arrangement) maintained by ATK to any director, officer or employee of ATK or its Subsidiaries.

          "ATK Business" means the business, operations and affairs of ATK and its Subsidiaries, taken as a whole, other than the Sporting Business.

          "ATK Deferred Stock Unit Plans" means the Non-Employee Director Restricted Stock Award and Stock Deferral Program, the Non-Employee Director Restricted Stock Plan, the Deferred Fee Plan for Non-Employee Directors and the Nonqualified Deferred Compensation Plan.

          "ATK Employee" means a director, officer, manager or employee of ATK or any ATK Subsidiary, other than any Sporting Employee.

          "ATK Estimated Tax Payment" means an estimate, made by ATK in good faith and on a reasonable basis, of the ATK Business's allocable share of estimated income Tax payments made, during the Interim Period, in respect of all consolidated, combined, unitary or similar groups that include ATK or any ATK Subsidiary, on the one hand, and Sporting or any Sporting Subsidiary, on the other hand.

          "ATK Former Employee" means a Former Employee who is not a Sporting Former Employee.

          "ATK Material Adverse Effect" means any effect, change, event or occurrence that, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or (ii) has a material adverse effect on the business, results of operations, assets or financial condition of the ATK Business; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether an ATK Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the ATK Business operates or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) other than for purposes of Section 6.06, the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by ATK or any of its Subsidiaries that is required by this Agreement or with Orbital's written consent or at Orbital's written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, Orbital or any of its Affiliates, (7) any change or prospective change in ATK's or any of its Subsidiaries' credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of ATK or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is an ATK Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, an ATK Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the ATK Business as compared to other participants in the industry in which the ATK Business operates.

          "ATK Post-Distribution Stock Value" means the ATK Pre-Distribution Stock Value minus the Sporting Post-Distribution Stock Value.

          "ATK Pre-Distribution Stock Value" means the closing price per share of ATK Common Stock (regular way) on the NYSE for the last trading day prior to the Distribution.

          "ATK Ratio" means the quotient obtained by dividing the ATK Pre-Distribution Stock Value by the ATK Post-Distribution Stock Value.

          "ATK Stock Plans" means the 2005 Stock Incentive Plan, the 1990 Equity Incentive Plan and the Non-Employee Director Restricted Stock Plan.

          "ATK Subsidiary" means each Subsidiary of ATK, other than Sporting and the Sporting Subsidiaries but including any Person that becomes a direct or indirect Subsidiary of ATK on or after the Distribution Date (including, from and after the Effective Time, Orbital and its Subsidiaries).

          "ATK Superior Proposal" means any bona fide written ATK Acquisition Proposal that the Board of Directors of ATK or any committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (i) would be more favorable to ATK's stockholders from a financial point of view than the Transactions and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of "ATK Superior Proposal", the references to "20%" in the definition of ATK Acquisition Proposal shall be deemed to be references to "50%".

          "ATK VEBA" means the ATK Voluntary Employee Benefits Association Trusts which are intended to be voluntary employees' beneficiary associations under Code Section 501(c)(9).

          "Business Day" means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the Federal Laws of the United States of America.

          "Claiming Party" means, with respect to any Equity Compensation Deduction, (A) ATK, in the case where it, its Subsidiary or their successor is permitted, pursuant to Section 8.27(e)(i), to claim such Equity Compensation Deduction, and (B) Sporting, in the case where it, its Subsidiary or their successor is permitted, pursuant to Section 8.27(e)(i), to claim such Equity Compensation Deduction.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

          "Consent" means any consent, waiver or approval from, or notification requirement to, any third party.

          "Continuation Period" means the period commencing on the Distribution Date and ending on the twelve (12)-month anniversary of the Distribution Date.

          "Contract" means any contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, sublease, license, instrument or other legally binding commitment, obligation, arrangement or understanding, whether or not in writing.

          "Cravath" means Cravath, Swaine & Moore LLP.

          "Determination" means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a "determination" as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as such responsible Party (or its Subsidiary) determines that no action should be taken to recoup that payment and the other Party consents, which consent shall not be unreasonably withheld or delayed.

          "DGCL" means the General Corporation Law of the State of Delaware, as amended.

          "Distribution Date" means the date on which the issued and outstanding shares of Sporting Common Stock are distributed to the holders of ATK Common Stock.

          "dollars" or "$" means lawful money of the United States of America.

          "Eligible Holders" means (A) the holders of record of ATK Common Stock on the Record Date and (B) the holders of record on the Distribution Date of any ATK Benefit Plan Shares issued by ATK after the Record Date and prior to the Distribution Date.

          "Employee Benefit Plan" means any plan, program, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, retention, employee pension, profit sharing, savings, retirement, supplemental retirement, stock ownership, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred or phantom stock unit or other equity-based compensation, severance pay, salary continuation, life, death benefit, health, medical, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement, arrangement or understanding, including any "employee benefit plan" as defined in Section 3(3) of ERISA (whether or not subject to the Laws of the United States).

          "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, Liens, proceedings or written notices of non-compliance, violation or liability by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, governmental or third party Remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) the violation of any Environmental Law.

          "Environmental Laws" means all applicable Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to exposure to hazardous or toxic materials, human health.

          "Environmental Permit" means any Governmental Approval pursuant to Environmental Laws.

          "Equity Compensation Deduction" means any income Tax deduction arising with respect to Adjusted ATK Awards or Sporting Awards.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Existing ATK Facility" means the Third Amended and Restated Credit Agreement dated as of November 1, 2013, among ATK, the lenders from time to time party thereto, each swingline lender party thereto, each issuing bank party thereto, Bank of America, N.A., as administrative agent, and each other financial institution from time to time party thereto, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

          "Existing Orbital Facility" means the Credit Agreement dated as of June 7, 2011, as amended from time to time through the date of this Agreement by and among Orbital, as borrower, the

  Subsidiaries of Orbital party thereto, as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender.

          "FCPA" means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

          "Former Employee" means any director, officer, manager or employee whose employment or service with ATK or any of its Subsidiaries (including, prior to the Distribution Date, Sporting or any Sporting Subsidiary) terminated on or prior to the Distribution Date, excluding any employee absent from work immediately prior to the Distribution Date on account of vacation, jury duty, funeral leave, personal leave, sickness, short-term disability, long-term disability or workers' compensation leave (in each case, unless treated as a separated employee for employment purposes), military leave, family leave, pay continuation leave, or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment or service exists under a contractual obligation or applicable Law.

          "Former Sporting Business" means the business and operations to the extent, as of the Distribution Date, formerly conducted by ATK and its Subsidiaries (including Sporting and the Sporting Subsidiaries) of developing, manufacturing, sourcing and supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products and small-caliber ammunition, whether directly to or to wholesale customers for resale to, the local and federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government and consumer markets; provided, however, that the Former Sporting Business excludes the supply (whether manufactured or sourced) to the U.S. Department of Defense of the types and calibers of ammunition currently supplied by ATK under the Lake City Army Ammunition Plant prime Contract.

          "Former Sporting Property" means any real property that, prior to the Distribution Date, was owned, operated or leased by ATK or its Subsidiaries (including Sporting and the Sporting Subsidiaries) in connection with the Former Sporting Business.

          "GAAP" means generally accepted accounting principles in effect in the United States at the relevant time.

          "Government Bid" means any offer, quotation or bid which, if accepted or awarded, would lead to a Government Contract for the sale of goods or the provision of services.

          "Government Contract" means any prime contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, or other commitment or funding vehicle between ATK or Orbital and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

          "Governmental Approval" means any consent, approval, license, permit, order, exemption, or authorization to be obtained from, or registration, declaration or filing to be made with, any Governmental Entity.

          "Governmental Entity" means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

          "Guarantee" means any guarantee, letter of credit, surety bond (including any performance bond), credit support arrangement or other assurance of payment.

          "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other substance or waste that in relevant form or concentration is listed or defined as hazardous or toxic or that is otherwise listed, defined or regulated under any Environmental Law.

          "High Yield Exchange Offer" means any registered exchange offer of debt securities, having substantially the same terms as the 2021 Notes, issued by ATK in exchange for any unregistered 2021 Notes (or, in lieu of such issuance and exchange, any shelf registration statement filed by ATK to cover resales of the unregistered 2021 Notes) in accordance with the registration rights agreement in respect of the 2021 Notes.

          "Hogan Lovells" means Hogan Lovells US LLP.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

          "Intellectual Property Rights" means all intellectual property rights, including Registered Intellectual Property, trademarks, trade names, brand names, service marks, domain names, logos, slogans, trade styles, trade dress and other indicia of origin, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, plans, specifications, data, inventions and discoveries (whether or not patentable and reduced to practice), improvements, confidential or proprietary information, customer data, and all rights with respect to any of the foregoing.

          "Interim Period" means the period beginning at 12:01 a.m. New York time on April 1, 2014 and ending at 12:01 a.m. New York time on the Closing Date.

          "Interim Period Cash Flow Statement" means a statement of cash flows from operating and investing activities for the ATK Business during the Interim Period, which such statement shall be derived from the Reference Balance Sheets; provided that the Interim Period Cash Flow Statement shall exclude (1) any income taxes for the ATK Business with respect to the Interim Period, (2) any cash flows associated with the settlement of intercompany receivables and payables at the time of the Sporting Transfers in accordance with Section 1.01(a) of the ATK Disclosure Letter, (3) any cash or cash equivalents received or otherwise recovered by ATK or any of its Subsidiaries during the Interim Period from the U.S. government related to the pension segment closing at ATK's Radford army ammunition plant, (4) any fees or expenses incurred by ATK or its Subsidiaries in connection with the Transactions, including fees incurred by ATK or any of its Subsidiaries relating to the New ATK Debt Financing, the Tender Offer and Consent Solicitation for the 2020 Notes and the settlement of the 2024 Notes (it being understood that any payments made prior to the Distribution pursuant to retention agreements entered into in accordance with Section 7.02(g) of the ATK Disclosure Letter shall reduce the Adjusted Cash Flow Amount as contemplated by clause (f) of Section 12.03(a) of the ATK Disclosure Letter) and (5) any internal allocation of costs or overhead related to or in furtherance of the Transactions contemplated hereby, including transition and integration planning activities.

          "IRS" means the U.S. Internal Revenue Service.

          "Judgment" means any judgment, order or decree issued, promulgated or entered into by or with any Governmental Entity.

          "knowledge of ATK" means the actual knowledge of the Persons set forth in Section 12.03(b) of the ATK Disclosure Letter.

          "knowledge of Orbital" means the actual knowledge of the Persons set forth in Section 12.03(a) of the Orbital Disclosure Letter.

          "Law" means any statute, law (including common law), ordinance, rule or regulation issued, promulgated or entered into by or with any Governmental Entity including the Federal Acquisition Regulation, International Traffic in Arms Regulations and National Industrial Security Program Operating Manual, DOD 5220.22-M (incorporating changes through March 28, 2013).

          "Lien" means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.

          "Merger Exchange Ratio" means 0.449.

          "Merger Transactions" means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger but excluding the Sporting Transfers and the Distribution.

          "NASDAQ" means The NASDAQ Global Select Market.

          "New Sporting Debt Financing Sources" means each Person (including each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the New Sporting Debt Financing or other financings to Sporting in connection with the Transactions, including any commitment letter, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns.

          "NYSE" means the New York Stock Exchange.

          "Orbital 2005 Stock Incentive Plan" means the Orbital Amended and Restated 2005 Stock Incentive Plan.

        "Orbital Acquisition Proposal" means any inquiry, proposal or offer from any Person or group (other than ATK and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Orbital and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Orbital or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of Orbital and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Orbital owning such assets, (ii) acquisition of 20% or more of the outstanding Orbital Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Orbital Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Orbital pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of Orbital or of the surviving entity in a merger involving Orbital or the resulting direct or indirect parent of Orbital or such surviving entity. For the avoidance of doubt, the Transactions shall not be deemed an Orbital Acquisition Proposal. For purposes of Section 10.03(a)(ii)(z) only, each reference in this definition to 20% shall be deemed to be 50%.

        "Orbital Benefit Plan" means any Employee Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Orbital or any Subsidiary of Orbital as of immediately prior to the Effective Time, or in respect of which Orbital or any Subsidiary of Orbital would reasonably be expected to have any liability.

        "Orbital Business" means the business, operations and affairs of Orbital and its Subsidiaries, taken as a whole.

        "Orbital Employee" means any current or former director, officer, manager or employee of Orbital or any Subsidiary of Orbital.

        "Orbital Material Adverse Effect" means any effect, change, event or occurrence that, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or (iii) has a material adverse effect on the business, results of operations, assets or financial condition of Orbital and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether an Orbital Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which Orbital and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) other than for purposes of Section 5.05, the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by Orbital or any of its Subsidiaries that is required by this Agreement or with ATK's written consent or at ATK's written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, ATK, Sporting, Merger Sub or any of their respective Affiliates, (7) any change or prospective change in Orbital's or any of its Subsidiaries' credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of Orbital or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is an Orbital Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, an Orbital Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on Orbital and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Orbital and its Subsidiaries operate.

        "Orbital Option" means an outstanding option to purchase a share of Orbital Common Stock granted pursuant to an Orbital Stock Plan.

        "Orbital RSU" means an outstanding grant of restricted stock units with respect to Orbital Common Stock granted under the Orbital Stock Plans.

        "Orbital Stock Plans" means the Orbital 2005 Stock Incentive Plan and the Orbital 1997 Stock Option and Incentive Plan.

        "Orbital Superior Proposal" means any bona fide written Orbital Acquisition Proposal that the Board of Directors of Orbital or any committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (i) would be more favorable to Orbital's stockholders from a financial point of view than the Transactions and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of "Orbital Superior Proposal", the references to "20%" in the definition of Orbital Acquisition Proposal shall be deemed to be references to "50%".

        "Other Party" means, with respect to any Equity Compensation Deduction, (A) Sporting, any Sporting Subsidiary or their successor, as applicable, if ATK, any ATK Subsidiary or their successor is the Claiming Party and (B) ATK, any ATK Subsidiary or their successor, if Sporting, any Sporting Subsidiary or their successor is the Claiming Party.

        "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity, including any Governmental Entity.

        "Powder Formula" means the Intellectual Property Rights embodied in the Canister Powder Products (as defined in the term sheet for the Supply Agreement attached hereto as Exhibit F).

        "PSU Performance Level" means, (i) with respect to FY 13-15 ATK PSUs, the level of actual achievement of applicable performance goals as determined by the Personnel and Compensation Committee of the Board of Directors of ATK, in its reasonable discretion, prior to the Distribution and (ii) with respect to FY 14-16 and FY 15-17 ATK PSUs, achievement of applicable performance goals at target.

        "Public Official" means: (i) any officer, employee or representative of any Governmental Entity; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity; (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Entity, enterprise or organization identified above; and (v) any political party, party official or candidate for political office.

        "Record Date" means the time and date to be determined by the Board of Directors of ATK as the record date for determining the holders of ATK Common Stock entitled to receive Sporting Common Stock in the Distribution.

        "Records" means all books, records and other documents, including all Tax Records, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

        "Reference Balance Sheets" means (1) the unaudited balance sheet for the ATK Business as of March 31, 2014 (the "March 31 Reference Balance Sheet") and (2) the unaudited balance sheet for the ATK Business as of 12:01 a.m. New York time on the Closing Date, in each case of clauses (1) and (2) prepared in a manner consistent in all material respects with the manner in which the unaudited balance sheet of the ATK Business as of December 31, 2013 that was included in the 2014 Interim ATK Business Financial Statements was prepared; provided that for purposes of preparing the Reference Balance Sheets, the amount of any uncleared checks in respect of the ATK Business shall be deemed a current liability of the ATK Business and included in the Reference Balance Sheets as such

(as well as the calculation of the interim period cash flow amount set forth in clause (A) of Section 12.03(a) of the ATK Balance Sheet that is derived therefrom).

        "Registered Intellectual Property" means all patents and patent applications, registered trademarks and trademark applications, and service marks and registered copyrights and copyright applications.

        "Regulation S-K" means Regulation S-K promulgated under the Securities Act and the Exchange Act.

        "Regulation S-X" means Regulation S-X promulgated under the Securities Act and the Exchange Act.

        "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        "Remediation" means any investigation, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, "closure" or "post-closure" activities (as those terms are defined in Environmental Law), in each case in connection with the suspected, threatened or actual Release of Hazardous Materials.

        "Representatives" means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.

        "Retained Cash Amount" means an amount of cash and cash equivalents equal to (1) the Adjusted Cash Flow Amount, plus (2) $6.3 million, minus (3) the ATK Estimated Tax Payment.

        "Retained Names" means the names set forth in Section 12.03(c) of the ATK Disclosure Letter.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Sporting Awards" means Sporting Options, Sporting Restricted Shares, Vested Sporting Restricted Shares, Cliff-Adjusted Sporting Restricted Shares, Sporting RSUs and Sporting DSUs.

        "Sporting Benefit Plan" means any Employee Benefit Plan (i) sponsored or maintained, or required to be sponsored or maintained, by Sporting or a Sporting Subsidiary as of immediately prior to the Sporting Transfer Time or (ii) that Sporting or a Sporting Subsidiary would be required to assume under applicable Law.

        "Sporting Business" means the business, as currently conducted by ATK and its Subsidiaries (including Sporting and the Sporting Subsidiaries) of developing, manufacturing, sourcing and supplying firearms, tactical gear, sporting accessories, shooting accessories, recreational accessories, outdoor products and small-caliber ammunition, whether directly to or to wholesale customers for resale to, the local and federal law enforcement, U.S. Government (including the U.S. Department of Defense), foreign government and consumer markets; provided, however, that the Sporting Business excludes the supply (whether manufactured or sourced) to the U.S. Department of Defense of the types and calibers of ammunition currently supplied by ATK under the Lake City Army Ammunition Plant prime Contract.

        "Sporting Commitment Letter" means the executed commitment letter, attached to Section 12.03(d) of the ATK Disclosure Letter from the New Sporting Debt Financing Sources pursuant to which the

New Sporting Debt Financing Sources have agreed, subject to the terms and conditions therein, to provide the debt financing to fund the Sporting Dividend Amount.

        "Sporting Dividend Amount" means an amount equal to (1) the aggregate principal amount at maturity of funded indebtedness for borrowed money of ATK and the ATK Subsidiaries as of the Closing Date (it being understood, for the avoidance of doubt, that undrawn letters of credit and other Guarantees shall not constitute funded indebtedness or otherwise be included in the calculation of the Sporting Dividend), minus (2) $1,740.0 million, minus (3) in the event the Retained Cash Amount is a negative number, the absolute value of such Retained Cash Amount; provided that if the calculation set forth above results in a negative number, the Sporting Dividend Amount shall be deemed to be equal to $0.

        "Sporting Former Employee" means a Former Employee who, immediately prior to such individual's termination of employment with or by ATK or any of its Subsidiaries (including, prior to the Distribution Date, Sporting or any Sporting Subsidiary), either (i) was employed by Sporting or any Sporting Subsidiary or (ii) was designated by the parties hereto pursuant to Section 1.09(a) as an individual whose employment was to transfer to Sporting or a Sporting Subsidiary.

        "Sporting Plan Assets" means all cash and other assets relating to any Employee Benefit Plan that (A) are expressly required to be transferred to (x) Sporting or any Sporting Subsidiary or (y) any Sporting Benefit Plan, in each case, pursuant to Section 8.07, (B) are held with respect to any Sporting Benefit Plan or (C) transfer automatically to Sporting or any Sporting Subsidiary pursuant to applicable Law.

        "Sporting Post-Distribution Stock Value" means the closing price per share of Sporting Common Stock on the NYSE on the Distribution Date.

        "Sporting Ratio" means the quotient obtained by dividing the ATK Pre-Distribution Stock Value by the Sporting Post-Distribution Stock Value.

        "Sporting Subsidiary" means each direct or indirect Subsidiary of Sporting after giving pro forma effect to the restructuring transactions contemplated by Section 1.01(a), and including any Person that becomes a direct or indirect Subsidiary of Sporting on or after the Distribution Date.

        "Subsidiary" of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

        "Supply Agreement" means the supply agreement to be entered into by ATK and Sporting on or prior to the Distribution Date containing terms materially consistent with the terms set forth on the term sheet attached hereto as Exhibit F.

        "Tax Matters Agreement" means the tax matters agreement, substantially in the form attached hereto as Exhibit D, to be entered into by ATK and Sporting on or prior to the Distribution Date.

        "Tax Records" means all records, documents, accounting data, computer data and other information necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of ATK or Sporting under the Tax Matters Agreement.

        "Tax Return" means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

        "Taxes" means all forms of taxation imposed, or required to be collected or withheld, together with any related interest, penalties and other additional amounts.

        "Taxing Authority" means any Governmental Entity charged with the determination, collection or imposition of Taxes.

        "Transaction Documents" means this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

        "Transactions" means the transactions contemplated by this Agreement and the other Transaction Documents, including the Sporting Transfers, the Distribution and the Merger.

          "Transfer Taxes" means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

          "Transition Period" means the period of time during which the Transition Services Agreement is in effect between ATK and Sporting.

          "Transition Services Agreement" means the transition services agreement to be entered into by ATK and Sporting on or prior to the Distribution Date containing terms materially consistent with the terms set forth on the term sheet attached hereto as Exhibit E (as modified to include the specific services to be provided thereunder as agreed by the parties pursuant to Section 8.29(b)).

          "Unregistered Intellectual Property" means all know-how, processes, methods, designs, plans, specifications and data that are not filed or registered with any governmental or quasi-governmental agency.

        SECTION 12.04.    Interpretation; Disclosure Letters.     (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" when used in this Agreement shall refer to the date of this Agreement. The terms "or", "any" and "either" are not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The word "will" shall be construed to have the same meaning and effect as the word "shall". The words "made available to ATK", "made available to Sporting", "made available to Merger Sub" and words of similar import refer to documents (A) posted to the Intralinks virtual dataroom by or on behalf of Orbital or (B) delivered in person or electronically to ATK, Sporting, Merger Sub or their respective Representatives. The words "made available to Orbital" and words of similar import refer to documents (A) posted to the Intralinks virtual dataroom by or on behalf of ATK, Sporting or Merger Sub or (B) delivered in person or electronically to Orbital or its Representatives. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

          (b)   Any matter disclosed in any section of the Orbital Disclosure Letter or the ATK Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Orbital or, as applicable, ATK, Sporting and Merger Sub to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the content and context of such disclosure.

        SECTION 12.05.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transactions are fulfilled to the extent possible.

        SECTION 12.06.    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

        SECTION 12.07.    Entire Agreement; No Third Party Beneficiaries; No Other Representations or Warranties.     (a) The Transaction Documents, taken together with the Orbital Disclosure Letter and the ATK Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any Person other than the parties hereto any rights or remedies; provided that the New Sporting Debt Financing Sources shall be intended third party beneficiaries of Sections 10.04, 10.06, 12.08, 12.11 and 12.12 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions that would adversely affect the rights of the New Sporting Debt Financing Sources may be made without the prior written consent of the New Sporting Debt Financing Sources). Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Section 8.09 shall be enforceable by the specified beneficiaries thereof. In the event of any conflict between the provisions of this Agreement (including the Orbital Disclosure Letter and the ATK Disclosure Letter and Annexes and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the other Transaction Documents (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

          (b)   Each of ATK, Sporting and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article V, neither Orbital nor any of its Subsidiaries nor any other Person makes any representation or warranty, express or implied, with respect to Orbital, its Subsidiaries, the Orbital Business or with respect to any information furnished, disclosed or otherwise made available to ATK, Sporting, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Orbital Business and the negotiation of this Agreement or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Orbital nor any other Person shall be subject to any Liability or responsibility whatsoever to ATK, Sporting, Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Orbital's furnishing, disclosing or otherwise making available any information, documents or material in any form to ATK, Sporting, Merger Sub or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

          (c)   Orbital acknowledges and agrees that, except for the representations and warranties contained in Article VI, none of ATK, Sporting, Merger Sub or any other Subsidiary of ATK nor any other Person makes any representation or warranty, express or implied, with respect to ATK, the ATK Subsidiaries, Sporting, the Sporting Subsidiaries, the Sporting Assets, the Sporting Liabilities, the Excluded Assets, the Excluded Liabilities, the Sporting Business or the ATK Business or with respect to any information furnished, disclosed or otherwise made available to Orbital or any of its Representatives in the course of their due diligence investigation of the ATK Business, the Sporting Business or otherwise and the negotiation of this Agreement or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, none of ATK, Sporting, Merger Sub or any other Person shall be subject to any Liability or responsibility whatsoever to Orbital or any of its Affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon ATK's, Sporting's, Merger Sub's or any of their respective Affiliates or Representatives' furnishing, disclosing or otherwise making available any information, documents or material in any form to Orbital or its Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

        SECTION 12.08.    Governing Law; Contract Under Seal.     (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. This Agreement shall be treated and construed as a contract under seal under the Laws of the State of Delaware with all of the consequences of such a contract, including causing the Agreement to be subject to the twenty-year limitations period applicable to sealed instruments.

          (a)   Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract or tort or otherwise) to which a New Sporting Debt Financing Source is a party that is in any way related to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the New Sporting Debt Financing or the Sporting Commitment Letter, shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 12.09.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        SECTION 12.10.    Enforcement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 12.11.    Jurisdiction.     (a) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, of any state or federal court within the State of

Delaware in the event any dispute arises out of any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any court other than the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any of (i) any Transaction Document or any Transaction and (ii) the New Sporting Debt Financing, the Sporting Commitment Letter or any of the transaction contemplated thereby, including in any action, proceeding or counterclaim against any New Sporting Debt Financing Source.

          (a)   Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the New Sporting Debt Financing Sources in any way relating to this Agreement, the New Sporting Debt Financing or the Sporting Commitment Letter, or any of the transactions contemplated hereby or thereby, including, any dispute arising out of or relating in any way to the New Sporting Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of this Section 12.11 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

        SECTION 12.12.    Waiver of Direct Claim.     Notwithstanding anything to the contrary contained herein, Orbital (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any New Sporting Debt Financing Source in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and Orbital (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any New Sporting Debt Financing Source in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by Orbital (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or in respect of any other document or theory of law or equity against any New Sporting Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no New Sporting Debt Financing Source shall have any liability for any claims or damages to Orbital in connection with this Agreement, the New Sporting Debt Financing, the Sporting Commitment Letter or the transactions contemplated hereby or thereby.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of ATK, Sporting, Merger Sub and Orbital has duly executed this Agreement under seal, all as of the date first written above.

ALLIANT TECHSYSTEMS INC. (SEAL)
by	/s/ SCOTT D. CHAPLIN
	Name:	Scott D. Chaplin
	Title:	Senior Vice President, General Counsel and Secretary
VISTA SPINCO INC. (SEAL)
by	/s/ SCOTT D. CHAPLIN
	Name:	Scott D. Chaplin
	Title:	Vice President and Secretary
VISTA MERGER SUB INC. (SEAL)
by	/s/ SCOTT D. CHAPLIN
	Name:	Scott D. Chaplin
	Title:	Vice President and Secretary
ORBITAL SCIENCES CORPORATION (SEAL)
by	/s/ DAVID W. THOMPSON
	Name:	David W. Thompson
	Title:	Chairman, President and Chief Executive Officer

Glossary of Defined Terms

Term	Section
2013 Annual ATK Business Financial Statements	Section 6.07(c)
2014 Annual ATK Business Financial Statements	Section 8.25(a)
2014 Interim ATK Business Financial Statements	Section 6.07(c)
2015 Interim ATK Business Financial Statements	Section 8.25(b)
2020 Notes	Section 8.21(a)
2021 Notes	Section 12.03
2024 Notes	Section 6.03
Acceptable Confidentiality Agreement	Section 12.03
Accounting Firm	Section 8.28(b)(ii)
Accrued Liability	Section 8.07(g)(ii)
Accrued Vacation Days	Section 8.07(d)
Action	Section 12.03
Adjusted ATK Awards	Section 12.03
Adjusted ATK Option	Section 8.27(a)(i)
Adjusted ATK Restricted Share	Section 8.27(a)(ii)(B)(1)
Adjusted ATK RSU	Section 8.27(a)(iii)(A)
Adjusted Cash Flow Amount	Section 12.03
Adjusted FY13-15 ATK RSU	Section 8.27(a)(iii)(B)(1)
Adjusted FY14-16 or FY15-17 ATK RSU	Section 8.27(a)(iii)(B)(3)
Affiliate	Section 12.03
Agent	Section 2.02(a)
Agreement	Preamble
Ancillary Agreements	Section 12.03
Assigned Contracts	Section 1.02(a)(vi)
Assigned Governmental Approvals	Section 1.02(a)(v)
ATK	Preamble
ATK 401(k) Plan	Section 8.07(f)(i)
ATK Acquisition Proposal	Section 12.03
ATK Adverse Recommendation Change	Section 8.15(d)
ATK Balance Sheet	Section 6.07(e)
ATK Benefit Plan	Section 12.03
ATK Benefit Plan Shares	Section 12.03
ATK Business	Section 12.03
ATK Change of Control	Section 8.27(b)
ATK Charter Amendment	Section 8.22(a)
ATK Closing Confirmation	Section 2.03(c)
ATK Common Stock	Section 4.01(c)
ATK Default Termination	Section 8.26(b)
ATK Deferred Stock Unit Plans	Section 12.03
ATK Disclosure Letter	Article VI
ATK DSU	Section 8.27(a)(iv)
ATK Employee	Section 12.03
ATK Estimated Tax Payment	Section 12.03
ATK Financial Statements	Section 6.07(b)
ATK Flexible Spending Account Plan	Section 8.07(e)
ATK Form S-4	Section 8.01(a)
ATK Former Employee	Section 12.03
ATK Indemnitees	Section 11.03

Term	Section
ATK Insurance Policies	Section 8.05
ATK Intellectual Property	Section 6.17(a)
ATK Leased Real Property	Section 6.16(b)
ATK Material Adverse Effect	Section 12.03
ATK Material Contract	Section 6.18(a)
ATK Nonqualified Plans	Section 8.07(h)(i)
ATK Option	Section 8.27(a)(i)
ATK Owned Real Property	Section 6.16(a)
ATK Pension Benefit Plan	Section 6.11(d)
ATK Pension Plans	Section 8.07(g)(i)
ATK Permitted Liens	Section 6.16(a)
ATK Post-Distribution Stock Value	Section 12.03
ATK Post-Employment Welfare Plans	Section 8.07(i)(i)
ATK Pre-Distribution Stock Value	Section 12.03
ATK Preferred Stock	Section 6.03
ATK PSU	Section 8.27(a)(iii)
ATK Rabbi Trust	Section 8.07(h)(ii)
ATK Ratio	Section 12.03
ATK Registered Intellectual Property	Section 6.17(a)
ATK Restricted Shares	Section 8.27(a)(ii)
ATK SEC Documents	Section 6.07(a)
ATK Securities	Section 6.03
ATK Shared Services Employee	Section 1.09(b)(i)
ATK Stock Plans	Section 12.03
ATK Stockholder Approval	Section 6.05(c)
ATK Stockholders' Meeting	Section 8.02(a)
ATK Subsidiary	Section 12.03
ATK Superior Proposal	Section 12.03
ATK Termination Fee	Section 10.03(b)(ii)
ATK VEBA	Section 12.03
ATK Welfare Benefit Plan	Section 6.11(c)
ATK Welfare Plans	Section 8.07(c)(i)
BofA Merrill Lynch	Section 6.20
Business Day	Section 12.03
Capitalization Date	Section 5.03
Cash Flow Dispute Notice	Section 8.28(b)(ii)
CBA	Section 5.11(a)
Certificate	Section 4.01(c)
Certificate of Merger	Section 3.03
Citigroup	Section 5.19
Claiming Party	Section 12.03
Cliff-Adjusted ATK Restricted Share	Section 8.27(a)(ii)(A)(2)
Cliff-Adjusted Sporting Restricted Share	Section 8.27(a)(ii)(B)(2)
Closing	Section 3.02
Closing Date	Section 3.02
Code	Section 12.03
Confidential Information	Section 8.03(c)
Confidentiality Agreement	Section 8.03(a)
Consent	Section 12.03
Consent Solicitation	Section 8.21(a)

Term	Section
Continuation Period	Section 12.03
Continuing Employees	Section 8.08
Continuing Sporting Employees	Section 1.09(b)(ii)
Contract	Section 12.03
control	Section 12.03
Converted RSU	Section 4.03(a)(ii)
Converted Stock Option	Section 4.03(a)(i)
Cravath	Section 12.03
Determination	Section 12.03
DGCL	Section 12.03
Disputed Items	Section 8.28(b)(ii)
Distribution	Recitals
Distribution Date	Section 12.03
Distribution Ratio	Section 2.02(b)
dollars or $	Section 12.03
Effective Time	Section 3.03
Eligible Holders	Section 12.03
Employee Benefit Plan	Section 12.03
End Date	Section 10.01(b)(i)
Environmental Claim	Section 12.03
Environmental Laws	Section 12.03
Environmental Permit	Section 12.03
Equity Compensation Deduction	Section 12.03
ERISA	Section 12.03
ESPP Participants	Section 4.03(d)
ESPP Suspension Date	Section 4.03(d)
Estimated Adjusted Cash Flow Amount	Section 8.28(a)
Exchange Act	Section 12.03
Excluded Assets	Section 1.02(b)
Excluded Liabilities	Section 1.03(b)
Existing ATK Facility	Section 12.03
Existing Orbital Facility	Section 12.03
Existing Sporting Guarantees	Section 8.17
FCPA	Section 12.03
Former Employee	Section 12.03
Former Sporting Business	Section 12.03
Former Sporting Property	Section 12.03
FY13-15 ATK PSU	Section 8.27(a)(iii)(B)(1)
FY14-16 or FY15-17 ATK PSU	Section 8.27(a)(iii)(B)(2)
GAAP	Section 12.03
Government Bid	Section 12.03
Government Contract	Section 12.03
Governmental Approval	Section 12.03
Governmental Entity	Section 12.03
Guarantee	Section 12.03
Hazardous Materials	Section 12.03
High Yield Exchange Offer	Section 12.03
Historical ATK Business Financial Statements	Section 6.07(c)
Hogan Lovells	Section 12.03
HSR Act	Section 12.03

Term	Section
Indebtedness	Section 12.03
Indemnified Party	Section 11.04(a)
Indemnifying Party	Section 11.04(a)
Intellectual Property Rights	Section 12.03
Intended Distribution Tax Treatment	Section 8.16(a)
Intended Merger Tax Treatment	Section 8.16(a)
Intended Tax Treatment	Section 8.16(a)
Intercompany Contracts	Section 6.18(c)
Interim Period	Section 12.03
Interim Period Cash Flow Statement	Section 12.03
IRS	Section 12.03
Joint Proxy Statement	Section 8.01(a)
Judgment	Section 12.03
knowledge of ATK	Section 12.03
knowledge of Orbital	Section 12.03
Law	Section 12.03
Letter of Transmittal	Section 4.02(b)
Liabilities	Section 1.03(a)
Lien	Section 12.03
Losses	Section 11.02
March 31 Reference Balance Sheet	Section 12.03
Merger	Recitals
Merger Consideration	Section 4.01(c)
Merger Exchange Fund	Section 4.02(a)
Merger Exchange Ratio	Section 12.03
Merger Sub	Preamble
Merger Transactions	Section 12.03
NASDAQ	Section 12.03
New ATK Business Financial Statements	Section 8.25(b)
New ATK Debt Financing	Section 7.02(h)
New Flexible Spending Account Plan	Section 8.07(e)
New Sporting Debt Financing	Section 8.20
New Sporting Debt Financing Sources	Section 12.03
Nonqualified Plan Transfer Amount	Section 8.07(h)(ii)
Nonqualified Plan Transfer Date	Section 8.07(h)(i)
Non-Renewal Notice	Section 8.26(b)
NYSE	Section 12.03
Orbital	Preamble
Orbital 2005 Stock Incentive Plan	Section 12.03
Orbital Acquisition Proposal	Section 12.03
Orbital Adverse Recommendation Change	Section 8.14(d)
Orbital Balance Sheet	Section 5.06(c)
Orbital Benefit Plan	Section 12.03
Orbital Business	Section 12.03
Orbital Closing Confirmation	Section 2.03(c)
Orbital Common Stock	Section 4.01(b)
Orbital Disclosure Letter	Article V
Orbital Employee	Section 12.03
Orbital Financial Statements	Section 5.06(b)
Orbital Intellectual Property	Section 5.16(a)

Term	Section
Orbital Leased Real Property	Section 5.15(b)
Orbital Material Adverse Effect	Section 12.03
Orbital Material Contract	Section 5.17(a)
Orbital Option	Section 12.03
Orbital Owned Real Property	Section 5.15(a)
Orbital Pension Plan	Section 5.10(d)
Orbital Permitted Liens	Section 5.15(a)
Orbital Preferred Stock	Section 5.03
Orbital Registered Intellectual Property	Section 5.16(a)
Orbital RSU	Section 12.03
Orbital SEC Documents	Section 5.06(a)
Orbital Securities	Section 5.03
Orbital Stock Plans	Section 12.03
Orbital Stockholder Approval	Section 5.04(c)
Orbital Stockholders' Meeting	Section 8.02(b)
Orbital Superior Proposal	Section 12.03
Orbital Termination Fee	Section 10.03(a)(ii)
Orbital Welfare Plan	Section 5.10(c)
Other Party	Section 12.03
Other PSU Holder	Section 8.27(a)(iii)(B)(1)
PBGC	Section 8.07(g)(ii)
Pension Participants	Section 8.07(g)(i)
Pension Transfer Date	Section 8.07(g)(iii)
Person	Section 12.03
Post-Distribution Sporting Benefit Plans	Section 8.07(a)(i)
Post-Distribution Welfare Benefit Claims	Section 8.07(c)(iv)
Powder Formula	Section 12.03
Proposed Closing Date Calculations	Section 8.28(b)(i)
PSU Performance Level	Section 12.03
Public Official	Section 12.03
Record Date	Section 12.03
Records	Section 12.03
Reference Balance Sheets	Section 12.03
Registered Intellectual Property	Section 12.03
Registration Statements	Section 8.01(a)
Regulation S-K	Section 12.03
Regulation S-X	Section 12.03
Release	Section 12.03
Remediation	Section 12.03
Representatives	Section 12.03
Restricted Assets	Section 1.04
Restricted Business	Section 8.24(a)
Retained Cash Amount	Section 12.03
Retained Names	Section 12.03
Retiree Medical Benefits	Section 8.07(g)(v)
Review Laws	Section 8.04(b)
Review Period	Section 8.28(b)(ii)
SEC	Section 12.03
Section 401(h) Account	Section 8.07(g)(v)
Section 4044 Amount	Section 8.07(g)(ii)

Term	Section
Securities Act	Section 12.03
Sold PTO	Section 8.07(d)
Specified PSU Holder	Section 8.27(a)(iii)(A)
Sporting	Preamble
Sporting 401(k) Plan	Section 8.07(f)(i)
Sporting Assets	Section 1.02(a)
Sporting Awards	Section 12.03
Sporting Benefit Plan	Section 12.03
Sporting Business	Section 12.03
Sporting Change of Control	Section 8.27(b)
Sporting Commitment Letter	Section 12.03
Sporting Common Stock	Recitals
Sporting Dividend Amount	Section 12.03
Sporting DSU	Section 8.27(a)(iv)
Sporting Employee	Section 1.09(b)(iii)
Sporting Former Employee	Section 12.03
Sporting Indemnitees	Section 11.02
Sporting Intellectual Property Rights	Section 1.02(a)
Sporting Leased Real Property	Section 1.02(a)(ii)
Sporting Liabilities	Section 1.03(a)
Sporting Nonqualified Plans	Section 8.07(h)(i)
Sporting Option	Section 8.27(a)(i)
Sporting Owned Real Property	Section 1.02(a)(i)
Sporting Pension Plans	Section 8.07(g)(i)
Sporting Plan Assets	Section 12.03
Sporting Post-Distribution Stock Value	Section 12.03
Sporting Post-Employment Welfare Plan	Section 8.07(i)(i)
Sporting Rabbi Trust	Section 8.07(h)(ii)
Sporting Ratio	Section 12.03
Sporting Real Property	Section 1.02(a)(ii)
Sporting Registration Statement	Section 8.01(a)
Sporting Restricted Shares	Section 8.27(a)(ii)
Sporting RSU	Section 8.27(a)(iii)(A)
Sporting Subsidiary	Section 12.03
Sporting Transfer Documents	Section 1.07
Sporting Transfer Time	Section 1.01
Sporting Transfers	Section 1.01
Sporting Welfare Plans	Section 8.07(c)(i)
Statement	Section 8.28(a)
Subsidiary	Section 12.03
Supply Agreement	Section 12.03
Surviving Corporation	Section 3.01
Tax Records	Section 12.03
Tax Return	Section 12.03
Tax Matters Agreement	Section 12.03
Taxes	Section 12.03
Taxing Authority	Section 12.03
Tender Offer	Section 8.21(a)
Third Party Claim	Section 11.04(a)
Transaction Documents	Section 12.03

Term	Section
Transactions	Section 12.03
Transfer Taxes	Section 12.03
Transition Period	Section 12.03
Transition Period Employment Transfer	Section 1.10(a)
Transition Services Agreement	Section 12.03
Unregistered Intellectual Property	Section 12.03
Vested Adjusted ATK Restricted Share	Section 8.27(a)(ii)(A)(2)
Vested Sporting Restricted Share	Section 8.27(a)(ii)(B)(2)
Voting ATK Debt	Section 6.03
Voting Orbital Debt	Section 5.03
Welfare Benefit Claims	Section 8.07(c)(iv)

Annex B

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

April 28, 2014

The Board of Directors
Alliant Techsystems Inc.
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209

Members of the Board of Directors:

        We understand that Alliant Techsystems Inc. ("ATK") proposes to enter into a Transaction Agreement (the "Agreement") among ATK, Vista SpinCo Inc. ("Sporting"), currently a wholly owned subsidiary of ATK, Vista Merger Sub Inc., a wholly owned subsidiary of ATK ("Merger Sub"), and Orbital Sciences Corporation ("Orbital") pursuant to which, among other things, Merger Sub will be merged with and into Orbital (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of Orbital ("Orbital Common Stock") will be converted into the right to receive 0.449 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of ATK ("ATK Common Stock"). We also understand that prior (and as a condition) to the consummation of the Merger, ATK and certain of its subsidiaries will undertake a restructuring in which, among other things, specified assets and liabilities relating to ATK's Sporting business will be transferred to Sporting, a cash payment in the form of a dividend will be made by Sporting to ATK, which dividend amount will be used by ATK to extinguish certain outstanding indebtedness of ATK and certain of its subsidiaries, and all outstanding shares of the common stock, par value $0.01 per share, of Sporting ("Sporting Common Stock") held by ATK will be distributed on a pro rata basis to eligible holders of ATK Common Stock (such transactions, collectively, the "Distribution Transactions"). The terms and conditions of the Merger and related transactions (including the Distribution Transactions) are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to ATK of the Exchange Ratio provided for in the Merger.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to ATK and Orbital;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Orbital furnished to or discussed with us by the management of Orbital, including certain financial forecasts relating to Orbital prepared by the management of Orbital (such forecasts, the "Orbital Forecasts"), reviewed certain adjustments and extrapolations thereto prepared by the management of ATK (such forecasts, as adjusted and extrapolated, the "ATK-Orbital Forecasts"), and discussed with the management of ATK its assessments as to the relative likelihood of achieving the future financial results reflected in the Orbital Forecasts and the ATK-Orbital Forecasts;

  (iii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of ATK furnished to or discussed with us by the management of ATK, including certain financial forecasts relating to ATK under alternative business scenarios prepared by the management of ATK (such forecasts, collectively, the "ATK Forecasts");

  (iv)
  reviewed certain estimates as to the amount and timing of cost savings (the "Cost Savings") anticipated by the management of ATK to result from the Merger and related transactions;

The Board of Directors
Alliant Techsystems Inc.

  (v)
  discussed the past and current business, operations, financial condition and prospects of ATK and Orbital with members of senior managements of ATK and Orbital;

  (vi)
  reviewed the trading histories for ATK Common Stock and Orbital Common Stock and a comparison of such trading histories with each other;

  (vii)
  compared certain financial and stock market information of ATK and Orbital with similar information of other companies we deemed relevant;

  (viii)
  reviewed a draft, dated April 27, 2014, of the Agreement (the "Draft Agreement"); and

  (ix)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of ATK and Orbital that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Orbital Forecasts, we have been advised by Orbital, and we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Orbital as to the future financial performance of Orbital. With respect to the ATK-Orbital Forecasts, we have assumed, at the direction of ATK, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ATK as to the future financial performance of Orbital and, based on the assessments of the management of ATK as to the relative likelihood of achieving the future financial results reflected in the Orbital Forecasts and the ATK-Orbital Forecasts, we have relied, at the direction of ATK, on the ATK-Orbital Forecasts for purposes of our analyses and opinion. With respect to the ATK Forecasts and the Cost Savings, we have assumed, at the direction of ATK, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ATK as to the future financial performance of ATK under the alternative business scenarios reflected therein and the other matters covered thereby, and further have assumed, with the consent of ATK, that such Cost Savings will be realized in the amounts and at the times projected. At the direction of ATK, we have relied upon the assessments of the management of ATK as to (i) the Distribution Transactions, including, without limitation, with respect to the timing thereof, and the assets, liabilities and financial and other terms and arrangements involved, (ii) the potential impact on ATK and Orbital of certain market and other trends and prospects for, and governmental or other regulatory matters relating to or affecting, the aerospace and defense industries, and (iii) the ability to retain key employees, customers, suppliers and contracts, and to integrate the businesses and operations, of ATK and Orbital. We have assumed, at the direction of ATK, that there will be no developments with respect to any such matters that would have an adverse effect on ATK, Orbital or the Merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

        We have not compared the financial terms of the Merger to financial terms of other transactions given, in our view, the lack of sufficient comparability of other transactions with the Merger and, for purposes of our analyses and opinion, we have evaluated ATK and the Merger after giving effect to the Distribution Transactions. We have not made or been provided with any independent evaluation or

The Board of Directors
Alliant Techsystems Inc.

appraisal of the assets or liabilities (contingent, accrued or otherwise) of ATK, Orbital or any other entity, nor have we made any physical inspection of the properties or assets of ATK, Orbital or any other entity. We have not evaluated the solvency or fair value of ATK, Orbital or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of ATK, that the Merger and related transactions (including, without limitation, the Distribution Transactions) will be consummated in accordance with their respective terms and in accordance with all applicable laws or other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ATK, Orbital or the Merger or related transactions (including the contemplated benefits thereof). We also have assumed, at the direction of ATK, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We further have assumed, at the direction of ATK, that, for U.S. federal income tax purposes and except as specified in the Agreement, no gain or loss will be recognized to ATK as a result of the Distribution Transactions or to Merger Sub as a result of the Merger and the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, we have assumed, at the direction of ATK, that ATK will retain or acquire all assets, properties and rights reasonably required for the operations of ATK following the Distribution Transactions, that appropriate reserves, indemnification arrangements and other provisions have been made with respect to the liabilities of or relating to Sporting, and that ATK will not directly or indirectly assume or incur any liabilities relating to Sporting that are contemplated to be excluded as a result of the Distribution Transactions or otherwise.

        We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or any related transactions, including, without limitation, the Distribution Transactions, the form or structure of the Merger or any related transactions or any terms, aspects or implications of any arrangements, agreements or understandings entered into in connection with or related to the Merger, any related transactions or otherwise. Our opinion is limited to the fairness, from a financial point of view, to ATK of the Exchange Ratio and no opinion or view is expressed with respect to any consideration received in connection with the Merger or related transactions (including, without limitation, the Distribution Transactions) by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Merger or related transactions, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger or related transactions in comparison to other strategies or transactions that might be available to ATK or in which ATK might engage or as to the underlying business decision of ATK to proceed with or effect the Merger or related transactions. We also are not expressing any view or opinion with respect to, and we have relied, with the consent of ATK, upon the assessments of representatives of ATK regarding, legal, regulatory, accounting, tax and similar matters relating to ATK, Orbital and related entities and the Merger and related transactions (including the contemplated benefits thereof) as to which we understand that ATK obtained such advice as it deemed necessary from qualified professionals. We further are not expressing any opinion as to what the value of ATK Common Stock, Sporting Common

The Board of Directors
Alliant Techsystems Inc.

Stock or any other securities actually will be when issued or distributed or the prices at which ATK Common Stock, Sporting Common Stock or any such other securities will trade or otherwise be transferable at any time, including following announcement or consummation of the Merger and related transactions. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or related transactions or any other matter.

        We have acted as financial advisor to ATK in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger and the Distribution Transactions. We also may be entitled to an additional fee, at the sole discretion of ATK, in connection with the Merger and the Distribution Transactions, and we and certain of our affiliates expect to participate in certain financings to be undertaken by Sporting in connection with the Distribution Transactions for which services we and such affiliates will receive compensation, including acting as joint lead arranger and joint bookrunner for, and as a lender under, a new senior secured credit facility of Sporting. In addition, ATK has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ATK, Orbital, Sporting and certain of their respective affiliates.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ATK and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner for a debt offering of ATK and (ii) having acted or acting as an administrative agent, an arranger and/or a bookrunner for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of ATK and certain of its affiliates (including acquisition financing).

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Orbital and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and joint bookrunner for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Orbital and certain of its affiliates and (ii) having provided or providing certain treasury management services and products to Orbital and certain of its affiliates.

        It is understood that this letter is for the benefit and use of the Board of Directors of ATK (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have experienced volatility and we express no opinion or view as to any potential effects of such volatility on ATK, Orbital or the Merger or related

The Board of Directors
Alliant Techsystems Inc.

transactions. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to ATK.

Very truly yours,
/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex C

April 28, 2014

The Board of Directors
Orbital Sciences Corporation
45101 Warp Drive
Dulles, VA 20166

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Orbital Sciences Corporation ("Orbital") of the Exchange Ratio (defined below) set forth in the Transaction Agreement, dated as of April 28, 2014 (the "Transaction Agreement"), among Alliant Techsystems Inc. ("ATK"), Vista SpinCo Inc., currently a wholly owned subsidiary of ATK ("Sporting"), Vista Merger Sub Inc., a wholly owned subsidiary of ATK ("Merger Sub"), and Orbital.

        We understand that, as more fully described in the Transaction Agreement, first (a)(i) ATK and its subsidiaries will consummate the Sporting Transfers (as defined in the Transaction Agreement), (ii) Sporting will enter into certain financing arrangements which, together with cash on hand, will be used to fund and pay to ATK the Sporting Dividend Amount (as defined in the Transaction Agreement), the entirety of which will be used by ATK, along with funds obtained from other new financing arrangements of ATK as more fully described in the Transaction Agreement, to repurchase, redeem, retire or otherwise extinguish existing indebtedness of ATK and the ATK Subsidiaries (as defined in the Transaction Agreement), and (iii) ATK will then distribute all outstanding shares of Sporting Common Stock (as defined in the Transaction Agreement) on a pro rata basis to all Eligible Holders (as defined in the Transaction Agreement) (the "Distribution"), and then (b) Merger Sub will be merged with and into Orbital (the "Merger"), as a result of which (i) the separate existence of Merger Sub will cease and Orbital will continue as the surviving corporation and a wholly owned subsidiary of ATK and (ii) each outstanding share of the common stock, par value $0.01 per share, of Orbital ("Orbital Common Stock") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than shares of Orbital Common Stock held in treasury or owned by ATK or Merger Sub, if any, will be converted into the right to receive 0.449 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of ATK ("ATK Common Stock"). All of the foregoing transactions, together with the other transactions to be effected at or prior to the Effective Time as provided in the Transaction Agreement, are collectively referred to as the "Transactions."

        In arriving at our opinion, we reviewed the Transaction Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Orbital and certain senior officers and other representatives and advisors of ATK concerning the businesses, operations and prospects of Orbital and ATK and the businesses, operations and prospects of ATK after giving effect to the Sporting Transfers and the Distribution ("ATK A&D"). We examined certain publicly available business and financial information relating to Orbital, ATK and ATK A&D as well as certain financial forecasts and other information and data relating to Orbital and ATK A&D which were provided to or discussed with us by the respective managements of Orbital and ATK, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Orbital and ATK to result from the Merger and including adjustments to the forecasts and other information and data relating to ATK A&D provided to and discussed with us by the management of Orbital. We reviewed the financial terms of the Merger as set forth in the Transaction Agreement in relation to, among other things: current and historical market prices of Orbital Common Stock and ATK Common Stock; the historical and projected earnings and other operating data of Orbital and ATK A&D; and the capitalization and financial condition of Orbital, ATK and ATK A&D. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Orbital and ATK A&D. We also evaluated certain potential pro forma financial effects of the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Orbital and ATK that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Orbital and ATK A&D provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Orbital that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Orbital as to the future financial performance of Orbital and ATK A&D, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

        We have assumed, with your consent, that the Transactions will be consummated in accordance with the timing and terms specified in the Transaction Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary financings, regulatory and third party approvals, consents and releases for the Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Orbital, ATK A&D or the contemplated benefits of the Merger. We also have assumed, with your consent, that for federal income tax purposes the Merger will be treated as a tax-free reorganization and that the Distribution will be tax-free to ATK and its stockholders. Our opinion, as set forth herein, relates to the relative values of Orbital and ATK A&D. We are not expressing any opinion as to what the value of the ATK Common Stock actually will be when issued pursuant to the Merger or the price at which the ATK Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Orbital, ATK or ATK A&D nor have we made any physical inspection of the properties or assets of Orbital, ATK or ATK A&D. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Orbital, nor were we requested to consider, and our opinion does not address, the underlying business decision of Orbital to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Orbital or the effect of any other transaction in which Orbital might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to Orbital in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to Orbital and ATK unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, (a) acting as joint lead arranger and joint bookrunner for Orbital's $450 million senior credit facility amendment in December 2012, (b) acting as joint dealer manager in Orbital's tender offer for $144 million of convertible senior subordinated notes in December 2012, (c) acting as mandated arranger for ATK's $1.96 billion senior credit facility amendment and restatement in November 2013, (d) acting as financial advisor to ATK in connection with its $985 million acquisition of Bushnell Inc., announced in September 2013, and (e) providing a fairness opinion to ATK in connection with its $315 million acquisition of Savage Sports Corporation, announced in May 2013. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Orbital and ATK for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Orbital, ATK and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Orbital in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Orbital Common Stock.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.    Indemnification of Directors and Officers

        General Corporation Law of the State of Delaware.    Section 145 of the General Corporation Law of the State of Delaware grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        Certificate of Incorporation.    Article Ninth of the Restated Certificate of Incorporation of Alliant Techsystems Inc. (referred to as "ATK") provides, except in certain circumstances, that a director of ATK shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director and that neither the amendment nor repeal of such provisions shall apply to or have an effect on the liability of a director that occurred prior to such amendment or repeal.

        Bylaws.    Article VIII of ATK's Bylaws provides, among other things, that ATK shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses, including attorneys' fees, judgments, fines, excise taxes assessed with respect to an employee benefit plan and settlements, actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with ATK or that such person is or was serving at the request of ATK as a director, officer, employee or agent of another enterprise if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of ATK and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to any of the foregoing indemnitees under any bylaw, agreement, contract, stockholder vote, disinterested director vote or court order. ATK may also purchase and maintain directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against losses arising from claims made arising out of the performance of their duties. In addition, ATK has entered into indemnification agreements with each of its directors and officers that, among other things, require it to indemnify them to the fullest extent permitted by law.

Item 21.    Exhibits

        The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

2.1	*	Transaction Agreement, dated as of April 28, 2014, among Alliant Techsystems Inc., Vista SpinCo Inc., Vista Merger Sub Inc. and Orbital Sciences Corporation (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3(i).1	†	Restated Certificate of Incorporation of Alliant Techsystems Inc., effective July 20, 1990, including Certificate of Correction effective September 21, 1990 (Exhibit 3(i).1 to Form 10-Q for the quarter ended September 28, 2008).

3(i).2	†	Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (Exhibit 3(i).3 to Form 10-Q for the quarter ended September 28, 2008).

3(i).3	†	Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (Exhibit 3(i).4 to Form 10-Q for the quarter ended September 28, 2008).

3(i).4	†	Certificate of Amendment of Restated Certificate of Incorporation, effective August 5, 2008 (Exhibit 3(i).5 to Form 10-Q for the quarter ended September 28, 2008).

3(ii).1	†	Bylaws of Alliant Techsystems Inc., as Amended and Restated Effective August 1, 2006 (Exhibit 3.1 to Form 8-K dated August 1, 2006).

4.1	†	Form of Certificate for common stock, par value $0.01 per share (Exhibit 4.1 to the Form 10-K for the year ended March 31, 2005).

5.1	**	Opinion of Cravath, Swaine & Moore LLP as to the validity of the securities being registered.

8.1	**	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.

8.2	**	Opinion of Hogan Lovells US LLP as to certain tax matters.

10.1.1	†	Third Amended and Restated Credit Agreement, dated as of November 1, 2013, among Alliant Techsystems Inc., as the Borrower; Bank of America, N.A., as Administrative Agent; the Lenders party thereto; The Bank of Tokyo-Mitsubishi UFJ, LTD., RBC Capital Markets, Suntrust Robinson Humphrey, Inc., U.S. Bank National Association, and Wells Fargo Bank National Association, as Co-Syndication Agents; Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, LTD., RBC Capital Markets, Suntrust Robinson Humphrey, Inc., U.S. Bank National Association, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunning Managers; and Citibank, N.A., Fifth Third Bank, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., PNC Bank National Association, Regions Bank, and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents (Exhibit 10.1 to Form 8-K dated November 1, 2013).

10.1.2	†	Incremental Term Facility Supplement, dated as of June 24, 2014, among Alliant Techsystems Inc., as the Borrower; each Tranche A-1 Incremental Term Loan Lender party thereto; and Bank of America, N.A., as Administrative Agent (Exhibit 10.1 to Form 8-K dated June 30, 2014).

10.2	†	Purchase and Sale Agreement, dated as of October 28, 1994, between Alliant Techsystems Inc. and Hercules Incorporated (the "Purchase Agreement"), including certain exhibits and certain schedules and a list of schedules and exhibits omitted (Exhibit 2 to Form 8-K dated October 28, 1994).

10.3	†	Master Amendment to Purchase Agreement, dated as of March 15, 1995, between Alliant Techsystems Inc. and Hercules Incorporated, including exhibits (Exhibit 2.2 to Form 8-K dated March 15, 1995).

10.4.1	†	Environmental Agreement, dated as of October 28, 1994, between Alliant Techsystems Inc. and Hercules Incorporated (Exhibit 10.2.1 to the Form 10-K for the year ended March 31, 2003 (the "Fiscal 2003 Form 10-K")).

10.4.2	†	Amendment to Environmental Agreement, dated March 15, 1995 (Exhibit 10.2.2 to the Fiscal 2003 Form 10-K).

10.5	†	Form of Indemnification Agreement between Alliant Techsystems Inc. and its directors and officers (Exhibit 10.6 to Amendment No. 1, filed September 17, 1990, to the Form 10 Registration Statement filed with the Securities and Exchange Commission on July 20, 1990).

10.6	†	Description of non-employee Directors' cash and equity compensation ("Director Compensation—Summary Compensation Information" on pages 17-18 of Schedule 14A filed on June 14, 2013).

10.7.1	†	Non-Employee Director Restricted Stock Award and Stock Deferral Program (as amended and restated October 30, 2007) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.1 to Form 8-K dated October 29, 2007).

10.7.2	†	Amendment No. 1 (effective July 31, 2013) to Non-Employee Director Restricted Stock Award and Stock Deferral Program (as amended and restated October 30, 2007) Under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.1 to the Form 10-Q for the quarter ended June 30, 2013).

10.8	†	Amended and Restated Non-Employee Director Restricted Stock Plan, Amended and Restated as of October 30, 2007 (Exhibit 10.3 to Form 8-K dated October 29, 2007).

10.9	†	Deferred Fee Plan for Non-Employee Directors, as amended and restated October 30, 2007 (Exhibit 10.2 to Form 8-K dated October 29, 2007).

10.10	†	Description of compensation arrangement for Neal S. Cohen, Alliant Techsystems Inc.'s Chief Financial Officer (Item 5.02 of Form 8-K dated January 30, 2012).

10.11	†	Alliant Techsystems Inc. Executive Officer Incentive Plan (As Amended and Restated Effective August 2, 2011) (Exhibit 10.1 to Form 8-K dated August 1, 2011).

10.12.1	†	Alliant Techsystems Inc. 2005 Stock Incentive Plan (As Amended and Restated Effective August 7, 2012) (Exhibit 10.1 to Form 8-K dated August 7, 2012).

10.12.2	†	Form of Non-Qualified Stock Option Award Agreement (Cliff Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.25.2 to the Form 10-K for the year ended March 31, 2006).

10.12.3	†	Form of Non-Qualified Stock Option Award Agreement (Installment Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for option grants in the years ended March 31, 2012 and March 31, 2013 (Exhibit 10.13.3 to the Form 10-K for the year ended March 31, 2012 (the "Fiscal 2012 Form 10-K")).

10.12.4	†	Form of Non-Qualified Stock Option Award Agreement (Installment Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for option grants in the year ended March 31, 2014 (Exhibit 10.12.4 to the Form 10-K for the year ended March 31, 2014 (the "Fiscal 2014 Form 10-K")).

10.12.5	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2012-2014 Performance Period (Exhibit 10.13.7 to the Form 10-K for the year ended March 31, 2011 (the "Fiscal 2011 Form 10-K")).

10.12.6	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2013-2015 Performance Period (Exhibit 10.13.7 to the Fiscal 2012 Form 10-K).

10.12.7	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2014-2016 Performance Period (Exhibit 10.12.7 to the Form 10-K for the year ended March 31, 2013).

10.12.8	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2015-2017 Performance Period (Exhibit 10.12.8 to the Fiscal 2014 Form 10-K).

10.12.9	†	Form of Relative Stockholder Return Performance Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2012-2014 Performance Period (Exhibit 10.13.10 to the Fiscal 2011 Form 10-K).

10.12.10	†	Form of Restricted Stock Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.1 to Form 8-K dated January 30, 2012).

10.12.11	†	Form of Restricted Stock Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for restricted stock grants in the year ended March 31, 2014 (Exhibit 10.12.11 to the Fiscal 2014 Form 10-K)).

10.13.1	†	Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Exhibit 10.16.1 to the Form 10-K for the year ended March 31, 2007).

10.13.2	†	Amendment No. 1 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective May 8, 2001 (Exhibit 10.7.2 to the Form 10-K for the year ended March 31, 2002 (the "Fiscal 2002 Form 10-K")).

10.13.3	†	Amendment No. 2 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective March 19, 2002 (Exhibit 10.7.3 to the Fiscal 2002 Form 10-K).

10.13.4	†	Amendment No. 3 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective October 29, 2002 (Exhibit 10.6.4 to the Form 10-K for the year ended March 31, 2004).

10.13.5	†	Amendment No. 4 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective January 30, 2007 (Exhibit 10.3 to Form 8-K dated January 30, 2007).

10.14.1	†	Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as Amended and Restated October 29, 2007 (Exhibit 10.6 to Form 8-K dated October 29, 2007).

10.14.2	†	Trust Agreement for Nonqualified Deferred Compensation Plan effective January 1, 2003 (Exhibit 10.9.2 to the Fiscal 2003 Form 10-K).

10.15	†	Alliant Techsystems Inc. Executive Severance Plan as amended effective October 29, 2007 (Exhibit 10.7 to Form 8-K dated October 29, 2007).

10.16	†	Alliant Techsystems Inc. Defined Benefit Supplemental Executive Retirement Plan, as Amended and Restated effective July 1, 2013 (Exhibit 10.1 to Form 8-K dated January 31, 2013).

10.17	†	Alliant Techsystems Inc. Defined Contribution Supplemental Executive Retirement Plan, as Amended and Restated effective July 1, 2013 (Exhibit 10.2 to Form 8-K dated January 31, 2013).

10.18	†	Alliant Techsystems Inc. Income Security Plan, As Amended and Restated, Effective July 1, 2013 (Exhibit 10.1 to Form 8-K dated July 30, 2013).

10.19.1	†	Trust Under Income Security Plan dated May 4, 1998 (effective March 2, 1998), by and between Alliant Techsystems Inc. and U.S. Bank National Association (Exhibit 10.20.1 to the Form 10-K for the fiscal year ended March 31, 1998).

10.19.2	†	First Amendment to the Trust Under the Income Security Plan effective December 4, 2001, by and between Alliant Techsystems Inc. and U.S. Bank National Association (Exhibit 10.17.2 to the Fiscal 2002 Form 10-K).

21	***	Subsidiaries of Alliant Techsystems Inc. as of the date hereof.

23.1	**	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2	**	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3	**	Consent of Hogan Lovells US LLP (included as part of its opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4		Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to the consolidated financial statements of Alliant Techsystems Inc. and subsidiaries.

23.5		Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to the financial statements of Bushnell Group Holdings, Inc. and subsidiaries.

23.6		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	***	Power of Attorney (included on signature page to the initial filing of this registration statement).

99.1	***	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.2	***	Consent of Citigroup Global Markets Inc.

99.3		Form of Proxy of Alliant Techsystems Inc.

99.4		Form of Proxy of Alliant Techsystems Inc. with respect to 401(k) Participants.

99.5		Form of Proxy of Orbital Sciences Corporation.

*
Exhibits have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The parties agree to furnish supplementally a copy of any omitted exhibit to the SEC upon its request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

**
To be filed by amendment.

***
Previously filed.

†
Incorporated by reference.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (7)   That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (10) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on October 3, 2014.

ALLIANT TECHSYSTEMS INC.
By:	/s/ SCOTT D. CHAPLIN Scott D. Chaplin Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

2.1	*	Transaction Agreement, dated as of April 28, 2014, among Alliant Techsystems Inc., Vista SpinCo Inc., Vista Merger Sub Inc. and Orbital Sciences Corporation (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3(i).1	†	Restated Certificate of Incorporation of Alliant Techsystems Inc., effective July 20, 1990, including Certificate of Correction effective September 21, 1990 (Exhibit 3(i).1 to Form 10-Q for the quarter ended September 28, 2008).

3(i).2	†	Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (Exhibit 3(i).3 to Form 10-Q for the quarter ended September 28, 2008).

3(i).3	†	Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (Exhibit 3(i).4 to Form 10-Q for the quarter ended September 28, 2008).

3(i).4	†	Certificate of Amendment of Restated Certificate of Incorporation, effective August 5, 2008 (Exhibit 3(i).5 to Form 10-Q for the quarter ended September 28, 2008).

3(ii).1	†	Bylaws of Alliant Techsystems Inc., as Amended and Restated Effective August 1, 2006 (Exhibit 3.1 to Form 8-K dated August 1, 2006).

4.1	†	Form of Certificate for common stock, par value $0.01 per share (Exhibit 4.1 to the Form 10-K for the year ended March 31, 2005).

5.1	**	Opinion of Cravath, Swaine & Moore LLP as to the validity of the securities being registered.

8.1	**	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.

8.2	**	Opinion of Hogan Lovells US LLP as to certain tax matters.

10.1.1	†	Third Amended and Restated Credit Agreement, dated as of November 1, 2013, among Alliant Techsystems Inc., as the Borrower; Bank of America, N.A., as Administrative Agent; the Lenders party thereto; The Bank of Tokyo-Mitsubishi UFJ, LTD., RBC Capital Markets, Suntrust Robinson Humphrey, Inc., U.S. Bank National Association, and Wells Fargo Bank National Association, as Co-Syndication Agents; Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, LTD., RBC Capital Markets, Suntrust Robinson Humphrey, Inc., U.S. Bank National Association, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunning Managers; and Citibank, N.A., Fifth Third Bank, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., PNC Bank National Association, Regions Bank, and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents (Exhibit 10.1 to Form 8-K dated November 1, 2013).

10.1.2	†	Incremental Term Facility Supplement, dated as of June 24, 2014, among Alliant Techsystems Inc., as the Borrower; each Tranche A-1 Incremental Term Loan Lender party thereto; and Bank of America, N.A., as Administrative Agent (Exhibit 10.1 to Form 8-K dated June 30, 2014).

10.2	†	Purchase and Sale Agreement, dated as of October 28, 1994, between Alliant Techsystems Inc. and Hercules Incorporated (the "Purchase Agreement"), including certain exhibits and certain schedules and a list of schedules and exhibits omitted (Exhibit 2 to Form 8-K dated October 28, 1994).

10.3	†	Master Amendment to Purchase Agreement, dated as of March 15, 1995, between Alliant Techsystems Inc. and Hercules Incorporated, including exhibits (Exhibit 2.2 to Form 8-K dated March 15, 1995).

10.4.1	†	Environmental Agreement, dated as of October 28, 1994, between Alliant Techsystems Inc. and Hercules Incorporated (Exhibit 10.2.1 to the Form 10-K for the year ended March 31, 2003 (the "Fiscal 2003 Form 10-K")).

10.4.2	†	Amendment to Environmental Agreement, dated March 15, 1995 (Exhibit 10.2.2 to the Fiscal 2003 Form 10-K).

10.5	†	Form of Indemnification Agreement between Alliant Techsystems Inc. and its directors and officers (Exhibit 10.6 to Amendment No. 1, filed September 17, 1990, to the Form 10 Registration Statement filed with the Securities and Exchange Commission on July 20, 1990).

10.6	†	Description of non-employee Directors' cash and equity compensation ("Director Compensation—Summary Compensation Information" on pages 17-18 of Schedule 14A filed on June 14, 2013).

10.7.1	†	Non-Employee Director Restricted Stock Award and Stock Deferral Program (as amended and restated October 30, 2007) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.1 to Form 8-K dated October 29, 2007).

10.7.2	†	Amendment No. 1 (effective July 31, 2013) to Non-Employee Director Restricted Stock Award and Stock Deferral Program (as amended and restated October 30, 2007) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.1 to the Form 10-Q for the quarter ended June 30, 2013).

10.8	†	Amended and Restated Non-Employee Director Restricted Stock Plan, Amended and Restated as of October 30, 2007 (Exhibit 10.3 to Form 8-K dated October 29, 2007).

10.9	†	Deferred Fee Plan for Non-Employee Directors, as amended and restated October 30, 2007 (Exhibit 10.2 to Form 8-K dated October 29, 2007).

10.10	†	Description of compensation arrangement for Neal S. Cohen, Alliant Techsystems Inc.'s Chief Financial Officer (Item 5.02 of Form 8-K dated January 30, 2012).

10.11	†	Alliant Techsystems Inc. Executive Officer Incentive Plan (As Amended and Restated Effective August 2, 2011) (Exhibit 10.1 to Form 8-K dated August 1, 2011).

10.12.1	†	Alliant Techsystems Inc. 2005 Stock Incentive Plan (As Amended and Restated Effective August 7, 2012) (Exhibit 10.1 to Form 8-K dated August 7, 2012).

10.12.2	†	Form of Non-Qualified Stock Option Award Agreement (Cliff Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.25.2 to the Form 10-K for the year ended March 31, 2006).

10.12.3	†	Form of Non-Qualified Stock Option Award Agreement (Installment Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for option grants in the years ended March 31, 2012 and March 31, 2013 (Exhibit 10.13.3 to the Form 10-K for the year ended March 31, 2012 (the "Fiscal 2012 Form 10-K")).

10.12.4	†	Form of Non-Qualified Stock Option Award Agreement (Installment Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for option grants in the year ended March 31, 2014 (Exhibit 10.12.4 to the Form 10-K for the year ended March 31, 2014 (the "Fiscal 2014 Form 10-K")).

10.12.5	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2012-2014 Performance Period (Exhibit 10.13.7 to the Form 10-K for the year ended March 31, 2011 (the "Fiscal 2011 Form 10-K")).

10.12.6	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2013-2015 Performance Period (Exhibit 10.13.7 to the Fiscal 2012 Form 10-K).

10.12.7	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2014-2016 Performance Period (Exhibit 10.12.7 to the Form 10-K for the year ended March 31, 2013).

10.12.8	†	Form of Performance Growth Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2015-2017 Performance Period (Exhibit 10.12.8 to Fiscal 2014 Form 10-K).

10.12.9	†	Form of Relative Stockholder Return Performance Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan for the Fiscal Year 2012-2014 Performance Period (Exhibit 10.13.10 to the Fiscal 2011 Form 10-K).

10.12.10	†	Form of Restricted Stock Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan (Exhibit 10.1 to Form 8-K dated January 30, 2012).

10.12.11	†	Form of Restricted Stock Award Agreement under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for restricted stock grants in the year ended March 31, 2014 (Exhibit 10.12.11 to the Fiscal 2014 Form 10-K).

10.13.1	†	Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Exhibit 10.16.1 to the Form 10-K for the year ended March 31, 2007).

10.13.2	†	Amendment No. 1 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective May 8, 2001 (Exhibit 10.7.2 to the Form 10-K for the year ended March 31, 2002 (the "Fiscal 2002 Form 10-K")).

10.13.3	†	Amendment No. 2 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective March 19, 2002 (Exhibit 10.7.3 to the Fiscal 2002 Form 10-K).

10.13.4	†	Amendment No. 3 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective October 29, 2002 (Exhibit 10.6.4 to the Form 10-K for the year ended March 31, 2004).

10.13.5	†	Amendment No. 4 to Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan effective January 30, 2007 (Exhibit 10.3 to Form 8-K dated January 30, 2007).

10.14.1	†	Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan, as Amended and Restated October 29, 2007 (Exhibit 10.6 to Form 8-K dated October 29, 2007).

10.14.2	†	Trust Agreement for Nonqualified Deferred Compensation Plan effective January 1, 2003 (Exhibit 10.9.2 to the Fiscal 2003 Form 10-K).

10.15	†	Alliant Techsystems Inc. Executive Severance Plan as amended effective October 29, 2007 (Exhibit 10.7 to Form 8-K dated October 29, 2007).

10.16	†	Alliant Techsystems Inc. Defined Benefit Supplemental Executive Retirement Plan, as Amended and Restated effective July 1, 2013 (Exhibit 10.1 to Form 8-K dated January 31, 2013).

10.17	†	Alliant Techsystems Inc. Defined Contribution Supplemental Executive Retirement Plan, as Amended and Restated effective July 1, 2013 (Exhibit 10.2 to Form 8-K dated January 31, 2013).

10.18	†	Alliant Techsystems Inc. Income Security Plan, As Amended and Restated, Effective July 1, 2013 (Exhibit 10.1 to Form 8-K dated July 30, 2013).

10.19.1	†	Trust Under Income Security Plan dated May 4, 1998 (effective March 2, 1998), by and between Alliant Techsystems Inc. and U.S. Bank National Association (Exhibit 10.20.1 to the Form 10-K for the fiscal year ended March 31, 1998).

10.19.2	†	First Amendment to the Trust Under the Income Security Plan effective December 4, 2001, by and between Alliant Techsystems Inc. and U.S. Bank National Association (Exhibit 10.17.2 to the Fiscal 2002 Form 10-K).

21	***	Subsidiaries of Alliant Techsystems Inc. as of the date hereof.

23.1	**	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2	**	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3	**	Consent of Hogan Lovells US LLP (included as part of its opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4		Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to the consolidated financial statements of Alliant Techsystems Inc. and subsidiaries.

23.5		Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to the financial statements of Bushnell Group Holdings, Inc. and subsidiaries.

23.6		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	***	Power of Attorney (included on signature page to the initial filing of this registration statement).

99.1	***	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.2	***	Consent of Citigroup Global Markets Inc.

99.3		Form of Proxy of Alliant Techsystems Inc.

99.4		Form of Proxy of Alliant Techsystems Inc. with respect to 401(k) Participants.

99.5		Form of Proxy of Orbital Sciences Corporation.

*
Exhibits have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The parties agree to furnish supplementally a copy of any omitted exhibit to the SEC upon its request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

**
To be filed by amendment.

***
Previously filed.

†
Incorporated by reference.